As filed with the Securities and Exchange Commission on July 22, 2021.

Registration No. 333-256177

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

AMENDMENT NO. 2 TO
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________

Cellebrite DI Ltd.
(Exact Name of Registrant as Specified in its Charter)

_______________

Israel	7372	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Cellebrite DI Ltd.
94 Shlomo Shmelzer Road
Petah Tikva 4970602, Israel
+972-(73) 394-8000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_______________

Cellebrite, Inc.
 795 Franklin Ave #4
Franklin Lakes, New Jersey 07417
(201) 848-8552
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________

Copies to:

Colin J. Diamond Emery Choi White & Case LLP 1221 Avenue of the Americas New York, New York 10020-1095 Tel: +1 (212) 819-8200	Tali Sealman White & Case LLP 3000 El Camino Real 2 Palo Alto Square, Suite 900 Palo Alto, California 94306 Tel: +1 (650) 213 0300	Raanan Lerner David S. Glatt Shachar Hadar Meitar | Law Offices 16 Abba Hillel Road Ramat Gan, 5250608, Israel Tel: +972 (3) 610-3100	Mark A. Brod Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Tel: +1 (212) 455-2000	Atif Azher Naveed Anwar Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 Tel: +1 (650) 251-5000	Yair Geva Ran Hai Herzog, Fox & Neeman Asia House 4 Weizman Street Tel Aviv 64239, Israel Tel: +972 (3) 692-2020

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Merger described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price(2) per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary Shares(3)(6)	63,000,000	$9.905	$623,385,000.00	$68,011.30
Warrants(4)(6)	29,666,667	$1.460	$43,313,333.82	$4,725.48
Ordinary Shares issuable on exercise of Warrants(5)(6)	24,920,000	$11.50	$286,580,000.00	$31,265.88
Total			$953,278,333.82	$104,002.66	(7)

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(1)      All securities being registered will be issued by Cellebrite DI Ltd., a company organized under the laws of Israel (“Cellebrite”), in connection with the Business Combination Agreement described in this registration statement and the proxy statement/prospectus included herein, which provides for, among other things, the merger of Cupcake Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Cellebrite (“Merger Sub”), with and into TWC Tech Holdings II Corp, a Delaware corporation (“TWC”), with TWC surviving as a wholly owned subsidiary of Cellebrite (the “Merger”). As a result of the Merger, (i) each outstanding share of Class B common stock, par value $.0001 per share, of TWC (“TWC Class B Common Stock”) will be converted into 1 share of Class A common stock, par value $.0001 per share, of TWC (“TWC Class A Common Stock” and such conversion, the “Class B Conversion”), (ii) each outstanding share of TWC Class A Common Stock will be converted into the right to receive: (x) an amount of cash equal to the greater of $0 and the quotient of (A)(x) $120,000,000 minus (y) the amount of TWC stockholder redemptions, divided by (B) the number of shares of TWC Class A Common Stock outstanding as of immediately prior to the effective time of the Merger but after the Class B Conversion (other than any treasury shares of TWC) (the “Per Share Cash Consideration”) and (y) a number of ordinary shares, par value NIS 0.00001 per share, of Cellebrite (“Cellebrite Ordinary Shares”) equal to the quotient of (A)(x) $10.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of TWC Class A Common Stock occurring prior to the effective time of the Merger) (the “Reference Price”) minus the (y) Per Share Cash Consideration, divided by (B) the Reference Price (the “Per Share Equity Consideration” and together with the Per Share Cash Consideration, the “Merger Consideration”) and (iii) each warrant of TWC will be converted into a warrant of Cellebrite (“Cellebrite Warrants” and each, a “Cellebrite Warrant”), exercisable for the amount of Merger Consideration that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Merger.

(2)      In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on (i) in respect of Cellebrite Ordinary Shares issued to TWC security holders, the average of the high ($9.93) and low ($9.88) prices of the TWC Class A Common Stock on the Nasdaq Capital Market (“Nasdaq”) on May 10, 2021, (ii) in respect of Cellebrite Warrants issued to TWC security holders, the average of the high ($1.51) and low ($1.41) prices for the TWC Warrants on Nasdaq on May 11, 2021 and (iii) in respect of Cellebrite Ordinary Shares issuable upon exercise of the Cellebrite Warrants, the exercise price of the TWC Warrants ($11.50).

(3)      Represents Cellebrite Ordinary Shares issuable in exchange for outstanding shares of TWC Class A Common Stock upon the merger of Merger Sub with and into TWC pursuant to the Merger.

(4)      Represents Cellebrite Warrants issuable in exchange for outstanding warrants of TWC upon the merger of Merger Sub with and into TWC pursuant to the Merger.

(5)      Represents Cellebrite Ordinary Shares underlying Cellebrite Warrants.

(6)      Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(7)      Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 22, 2021

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF
TWC TECH HOLDINGS II CORP.

AND

PROSPECTUS FOR UP TO 63,000,000 ORDINARY SHARES,
29,666,667 WARRANTS,
AND 24,920,000 ORDINARY SHARES UNDERLYING WARRANTS
OF
CELLEBRITE DI LTD.

Dear TWC Tech Holdings II Corp. Stockholders:

On behalf of the board of directors (the “TWC Board”) of TWC Tech Holdings II Corp., a Delaware corporation (“TWC,” “we,” “us” or “our”), we cordially invite you to a virtual special meeting (the “Special Meeting”) of TWC stockholders, to be held via live webcast at            (New York City time) on            , 2021. The Special Meeting can be accessed by visiting https://             where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.

On April 8, 2021, TWC, Cellebrite DI Ltd., a company organized under the laws of the State of Israel (“Cellebrite”) and Cupcake Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cellebrite (“Merger Sub”), entered into a business combination agreement and plan of merger (as it may be amended or restated from time to time, the “Business Combination Agreement”) providing for, upon the terms and subject to the conditions thereof, a business combination between TWC and Cellebrite pursuant to which, among other things, Merger Sub will merge with and into TWC at the Effective Time (as defined in the Business Combination Agreement), with TWC continuing as the surviving entity and as a wholly owned subsidiary of Cellebrite (the “Merger”). A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus. The Merger and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

Contemporaneously with the execution of the Business Combination Agreement, certain accredited investors (the “PIPE Investors” and each, a “PIPE Investor”) entered into share purchase agreements (the “Share Purchase Agreements” and each, a “Share Purchase Agreement”) pursuant to which the PIPE Investors have committed to purchase ordinary shares of Cellebrite (“Cellebrite Ordinary Shares” and each, a “Cellebrite Ordinary Share”) from certain Cellebrite shareholders at a purchase price of $10.00 per share in an aggregate number equal to 30,000,000 and an aggregate purchase price of $300,000,000 (the “PIPE Investments” and each, a “PIPE Investment”). The purchase of the Cellebrite Ordinary Shares is conditioned upon, and will be consummated substantially concurrent with, the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”).

The Business Combination Agreement provides that, upon the terms and subject to the conditions thereof, the following transactions will occur in order to effect the Business Combination:

(i)     (a) immediately prior to the Effective Time, the outstanding preferred shares of Cellebrite (the “Cellebrite Preferred Shares” and each, a “Cellebrite Preferred Share”) will be converted into Cellebrite Ordinary Shares, (b) immediately following such conversion, Cellebrite will effect a stock split (the “Stock Split”) pursuant to which each Cellebrite Ordinary Share will be converted into a number of Cellebrite Ordinary Shares equal to (A)(x) the equity value of Cellebrite (which will be based on an enterprise valuation of Cellebrite of $1,707,192,607.00 and certain adjustments thereto as set forth in the Business Combination Agreement), divided by (y) the number of Cellebrite Ordinary Shares (determined on a fully-diluted basis in the manner set forth in the Business Combination Agreement) issued and outstanding following such conversion of Cellebrite Preferred Shares, divided by (B) $10.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Class A common stock of TWC (the “Public Shares” and each, a “Public Share”) occurring prior to the Effective Time) (the “Reference Price”), in each case as calculated pursuant to terms and methodologies set forth in the Business Combination Agreement (the transactions described in the foregoing clauses (a) and (b), the “Capital Restructuring”), (c) immediately prior to the Effective Time, each share of Class B common stock of TWC (each, a “Sponsor Share” and collectively, the “Sponsor Shares”) will be automatically converted into one (1) Public Share and (d) immediately prior to the Effective Time, the Public Shares and the public warrants of TWC (the “Public Warrants” and each, a “Public Warrant”) comprising each issued and outstanding unit of TWC (each, a “TWC Unit” and collectively, the “TWC Units”) shall be automatically separated and the holder thereof shall be deemed to hold one (1) Public Share and one-third (1/3) of a Public Warrant;

(ii)    at the Closing, upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended or restated (the “DGCL”), the Merger will occur at the Effective Time and the separate corporate existence of Merger Sub will cease and TWC will continue as the surviving corporation in the Merger and as a wholly owned subsidiary of Cellebrite;

(iii)   at the Effective Time, as a result of the Merger, (a) each Public Share will be converted into the right to receive (A) an amount of cash equal to the greater of $0 and the quotient of (x) $120,000,000 minus the amount of redemptions by holders of Public Shares of TWC (the “Public Stockholders” and each, a “Public Stockholder”), divided by (y) the number of Public Shares outstanding as of immediately prior to the Effective Time but after the automatic conversion of Sponsor Shares into Public Shares as described above (other than any treasury shares of TWC) (the “Per Share Cash Consideration”) and (B) a number of Cellebrite Ordinary Shares equal to the quotient of (x) the Reference Price minus the Per Share Cash Consideration, divided by (y) the Reference Price (the “Per Share Equity Consideration” and together with the Per Share Cash Consideration, the “Per Share Merger Consideration”), (b) each private warrant of TWC (each, a “Sponsor Warrant” and collectively, the “Sponsor Warrants” and together with the Public Warrants, the “TWC Warrants,” and each, a “TWC Warrant”) and each Public Warrant will be converted into a warrant of Cellebrite (each, a “Cellebrite Warrant” and collectively, the “Cellebrite Warrants”), exercisable for the amount of Per Share Merger Consideration that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Business Combination and (c) each option and restricted stock unit of Cellebrite will remain outstanding, subject to adjusted terms to reflect the effect of the Stock Split on Cellebrite Ordinary Shares; and

(iv)   following the Business Combination, holders of Cellebrite Ordinary Shares and vested restricted share units, in each case as of immediately prior to the Effective Time, will be eligible to receive additional Cellebrite Ordinary Shares post-Closing upon the achievement of certain trading price targets, or upon a Change of Control (as defined in the Business Combination Agreement) of Cellebrite, before the five (5) year anniversary of the Closing Date.

On the date of Closing and prior to the conversion of Cellebrite Preferred Shares into Cellebrite Ordinary Shares as described above, an initial dividend of $21,300,000 will be paid to the holders of Cellebrite Ordinary Shares and holders of vested restricted stock units of Cellebrite. An additional dividend of $78,700,000 (which was approved by the Israeli district court on May 23, 2021) will also be payable at such time to holders of Cellebrite Ordinary Shares and holders of vested restricted stock units.

The enterprise valuation ascribed to the Cellebrite business and the Reference Price may not be indicative of the price that will prevail in the trading market following the Business Combination and the trading price of Cellebrite Ordinary Shares may fluctuate substantially and may be higher or lower than the Reference Price. As a result, TWC stockholders cannot be sure of the value of the Cellebrite Ordinary Shares they will receive in the Business Combination.

The TWC Units, Public Shares and Public Warrants are listed traded on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbols “TWCTU,” “TWCT” and “TWCTW,” respectively. We intend to apply to have Cellebrite Ordinary Shares listed on Nasdaq under the ticker symbol “CLBT.”

As described in this proxy statement/prospectus, TWC stockholders are being asked to consider and vote upon the Merger and the other proposals set forth herein. Each of the proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of common stock of TWC at 5:00 p.m. (New York City time) on            , 2021 are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements thereof.

After careful consideration, the TWC Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that TWC stockholders vote “FOR” adoption of the Business Combination Agreement, and “FOR” the other matters to be considered at the Special Meeting.

The board of directors of Cellebrite (the “Cellebrite Board”) has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommended that Cellebrite shareholders’ consent to the adoption of the Business Combination Agreement and approval of the Business Combination and the other transactions contemplated thereby, which consent was obtained on April 8, 2021.

TWC and Cellebrite cannot complete the Business Combination unless the requisite number of TWC stockholders vote to adopt the Business Combination Agreement and approve the transactions contemplated thereby. TWC is sending its stockholders this proxy statement/prospectus to ask to vote in favor of these and the other matters described in this proxy statement/prospectus.

Contemporaneously with the execution of the Business Combination Agreement, TWC, TWC Tech Holdings II, LLC (the “Sponsor”), Cellebrite and certain persons affiliated with the Sponsor (such persons, together with the Sponsor, the “Sponsor Parties” and each, a “Sponsor Party”) entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, (i) each Sponsor Party and each director of TWC agreed to vote in favor of, and to adopt and approve, the Business Combination Agreement and all other documents and transactions contemplated thereby, (ii) each Sponsor Party agreed to waive and not exercise any rights to adjustment or other anti-dilution protections with respect to the rate at which the Sponsor Shares convert into Public Shares under the terms of TWC’s current certificate of incorporation (the “Existing TWC Charter”) and (iii) each Sponsor Party agreed to forfeit certain of their Sponsor Shares immediately prior to the Effective Time, in each case subject to the terms and conditions of the Sponsor Support Agreement.

Contemporaneously with the execution of the Business Combination Agreement, TWC, Cellebrite and certain shareholders of Cellebrite entered into shareholder support agreements (the “Cellebrite Shareholders Support Agreements” and each, a “Cellebrite Shareholders Support Agreement”), pursuant to which, among other things, such shareholders agreed to vote in favor of, and to adopt and approve, the Business Combination Agreement and all other documents and transactions contemplated thereby, subject to the respective terms and conditions of each Cellebrite Shareholders Support Agreement.

Contemporaneously with the execution of the Business Combination Agreement, TWC and certain institutional investors entered into a redemption and voting agreement with respect to 4,750,000 Public Shares (the “Redemption and Voting Agreement”), pursuant to which, among other things, such institutional investors have agreed to (i) elect to exercise redemption rights with respect to Public Shares beneficially owned by them and (ii) vote in favor of, and to adopt and approve, the Business Combination Agreement and all other documents and transactions contemplated thereby, subject to the terms and conditions of the Redemption and Voting Agreement.

The following table illustrates varying ownership levels for Cellebrite after the Business Combination under two scenarios: one with no redemptions by Public Stockholders and one with maximum redemptions by Public Stockholders. In addition, the ownership percentages below are based on the assumption that there are no adjustments for the Public Warrants issued in connection with TWC’s initial public offering (the “IPO”) as such securities are not exercisable until the later of September 15, 2021 and thirty (30) days after the Closing. There are also no adjustments for the estimated 6,403,843 shares reserved for the potential future issuance of Cellebrite Ordinary Shares upon the exercise of the options to purchase Cellebrite Ordinary Shares. Further, there are no adjustments for the up to 15,000,000 Cellebrite Ordinary Shares to be issued as Price Adjustment Shares (as defined in the Business Combination Agreement) to holders of Cellebrite Ordinary Shares and vested restricted stock units of Cellebrite as of immediately prior to the Effective Time as such shares are only issuable following the Closing contingent upon the occurrence of the Triggering Events (as defined in the Business Combination Agreement).

	As of March 31, 2021
	Assuming no redemption		Assuming max redemption
	Shares	%	Shares	%
TWC Stockholders	55,224,490	25.1	11,684,183	6.6
Existing Cellebrite Shareholders(1)	134,324,524	61.2	134,324,524	76.3
PIPE Shares	30,000,000	13.7	30,000,000	17.1
Total Cellebrite Ordinary Shares Outstanding at Closing (excluding unvested ordinary shares and Price Adjustment shares)	219,549,014	100.0	176,008,707	100.0
Cellebrite Price Adjustment Shares	6,275,510		7,500,000
Total Cellebrite Ordinary Shares Outstanding at Closing (including unvested and Price Adjustment shares)	15,000,000		15,000,000

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(1)      Assumes a forward stock split based on a Stock Split Multiple of 0.95 as defined in the Business Combination Agreement. The forward stock split ratio is an estimate and is subject to change.

The figures in the above table are presented only as illustrative examples and are based on the assumptions described above, which may be different from the actual amount of redemptions in connection with the Merger. See the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The Sponsor and TWC’s directors, officers and advisors and their respective affiliates may, subject to applicable law, purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Merger. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account (the “Trust Account”) that holds a portion of the proceeds of the IPO and the concurrent sale of the Sponsor Warrants will be used to purchase Public Shares in such transactions. The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) to satisfy closing conditions that require Cellebrite to have a minimum amount of available cash or net worth at the closing of the Merger, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

Pursuant to the Existing TWC Charter, and irrespective of whether a Public Stockholder votes for or against the Merger Proposal, such holder may demand that TWC redeem their Public Shares for cash if the Business Combination is consummated. TWC stockholder will be entitled to receive cash for these shares only if they no later than 5:00 p.m. (New York City time) on            , 2021 (two (2) business days prior to the date of the Special Meeting):

(i)      submit a written request to TWC’s transfer agent that TWC redeem their Public Shares for cash;

(ii)     certify in such demand for redemption that they “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act, as amended (the “Exchange Act”)); and

(iii)    deliver such Public Shares to TWC’s transfer agent (physically or electronically).

If the Business Combination is not consummated, such Public Shares will not be redeemed before September 15, 2022, or December 15, 2022 if TWC has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by September 15, 2022 (the “Outside Date”).

If the Business Combination is consummated and a Public Stockholder properly demands redemption of its Public Shares, TWC will redeem each such Public Share for a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. A Public Stockholder may elect to redeem without voting, and if they do vote, irrespective of whether they vote for or against the Merger Proposal. Holders of TWC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders of TWC Units may instruct their broker to do so, or if a holder holds TWC Units registered in its own name, the holder must contact TWC’s transfer agent directly and instruct them to do so. Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Merger Proposal.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK OF TWC YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the Special Meeting. If your Public Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

This proxy statement/prospectus provides you with detailed information about the proposed Business Combination. It also contains or references information about TWC and Cellebrite and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 35 for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you.

Sincerely,

Adam H. Clammer,
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Business Combination, the issuance of Cellebrite Ordinary Shares in connection with the Business Combination or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated            , 2021, and is first being mailed to TWC stockholders on or about            , 2021.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED JULY 22, 2021

TWC Tech Holdings II Corp.
Four Embarcadero Center, Suite 2100
San Francisco, CA 94111

NOTICE OF SPECIAL MEETING
IN LIEU OF 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON            , 2021

NOTICE IS HEREBY GIVEN that a virtual special meeting (the “Special Meeting”) of the stockholders of TWC Tech Holdings II Corp., a Delaware corporation (which is referred to as “TWC” and such stockholders, “TWC stockholders”), will be held virtually on            , 2021, at            Eastern time, and conducted exclusively via live webcast at            Eastern time. There will not be a physical location for the Special Meeting, and you will not be able to attend the Special Meeting in person. You will be able to participate in the Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting https://            . You are cordially invited to participate in the Special Meeting for the following purposes:

1.      The Merger Proposal — to consider and vote upon a proposal to adopt the business combination agreement and plan of merger, dated as of April 8, 2021 (as it may be amended or restated from time to time, the “Business Combination Agreement”), by and among TWC, Cellebrite DI Ltd., a company organized under the laws of the State of Israel (“Cellebrite”) and Cupcake Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cellebrite (“Merger Sub”), and approve the transactions contemplated thereby, pursuant to which, among other things, Merger Sub will merge with and into TWC, with TWC continuing as the surviving entity and as a wholly owned subsidiary of Cellebrite (the “Merger”). The Merger and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.” A copy of the Business Combination Agreement is attached as Annex A to the accompanying proxy statement/prospectus (Proposal No. 1);

2.      The Amended Articles Proposal — to consider and vote upon a proposal to approve the Amended Articles to be effective upon the consummation of the Business Combination in the form attached to the accompanying proxy statement/prospectus as Annex B (Proposal No. 2); and

3.      The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Merger Proposal or the Amended Articles Proposal (Proposal No. 3).

We also will transact any other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. The TWC board of directors (the “TWC Board”) has set            , 2021 as the record date for the Special Meeting. Only holders of record of shares of common stock of TWC at the close of business on            , 2021 are entitled to notice of the Special Meeting and to have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

After careful consideration, the TWC Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Merger Proposal, “FOR” the Amended Articles Proposal and “FOR” the Adjournment Proposal (if necessary). When you consider the TWC Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of TWC public stockholders (the “Public Stockholders” and each, a “Public Stockholder”) generally. See “Proposal No. 1 — The Merger Proposal — Interests of TWC’s Directors and Officers in the Business Combination.” The TWC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the transactions by the Business Combination Agreement and in recommending to TWC stockholders that they vote in favor of the proposals presented at the Special Meeting.

Pursuant to its current certificate of incorporation (the “Existing TWC Charter”), TWC will provide Public Stockholders the opportunity to redeem their shares of Class A common stock of TWC (the “Public Shares” and each, a “Public Share”) for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (the “Trust Account”) that holds a portion of the proceeds of the IPO and the concurrent sale of private warrants of TWC (the “Sponsor Warrants” and each, a “Sponsor Warrant”), as of two (2) business days prior to the consummation of the transactions contemplated by the Merger Proposal (including interest earned on the funds held in the Trust Account, net of taxes), upon the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”). For illustrative purposes, based on funds in the Trust Account of $600.1 million as of March 31, 2021, the estimated per share redemption price would have been $10.00. Public Stockholders may elect to redeem their Public Shares even if they vote for the Merger Proposal. A Public Stockholder, together with any of their affiliates or any other person with whom they are acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares, without TWC’s prior consent.

Contemporaneously with the execution of the Business Combination Agreement, TWC, TWC Tech Holdings II, LLC (the “Sponsor”), Cellebrite and certain persons affiliated with the Sponsor (such persons, together with the Sponsor, the “Sponsor Parties” and each, a “Sponsor Party”) entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, each Sponsor Party and each director of TWC agreed to vote in favor of, and to adopt and approve, the Business Combination Agreement and all other documents and transactions contemplated thereby, including the Merger Proposal and the other proposals described above. Currently, the Sponsor Parties own no Public Shares and 100.0% of the Class B common stock of TWC (the “Sponsor Shares” and each, a “Sponsor Share”). The Sponsor Shares will be excluded from the pro rata calculation that will be used to determine the per share redemption price.

Approval of each of the Merger Proposal and the Adjournment Proposal (if necessary) requires the affirmative vote of the majority of the votes cast by the TWC stockholders present at the Special Meeting by virtual attendance or by proxy and entitled to vote thereon. The approval of the Amended Articles Proposal requires the affirmative vote of (i) the holders of a majority of the TWC Class B Common Stock then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of TWC common stock, voting together as a single class.

The TWC Board has already approved each of the foregoing proposals. The approval of the Merger Proposal is a condition to the consummation of the Business Combination. If the Merger Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to TWC stockholders for a vote. The proxy statement/prospectus accompanying this notice explains the Business Combination Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus accompanying this notice carefully.

As of March 31, 2021, there was $600.1 million on deposit in the Trust Account, which TWC intends to use to consummate the Business Combination within the time period described in the proxy statement/prospectus accompanying this notice and to pay $21.0 million in deferred underwriting commissions to the underwriters of the IPO. The remainder of the funds from the Trust Account, together with the cash raised in connection with the PIPE Investments will be used to accelerate Cellebrite’s ability to execute on its significant near-term growth opportunities, develop new customer solutions and expand its end-market reach. Each redemption of Public Shares will decrease the amount of cash on deposit in the Trust Account. The Business Combination may be consummated only if TWC has at least $5,000,001 of net tangible assets after giving effect to the redemption of any Public Shares submitted for redemption. If the aggregate redemption price for Public Shares submitted for redemption would exceed the amount set forth in the maximum redemption scenario set forth herein, TWC may need to obtain an additional equity contribution or reduce the per share redemption price to ensure that TWC complies with the limitation under the Existing TWC Charter, which prohibits TWC from redeeming or repurchasing Public Shares submitted for redemption if such redemption would result in TWC’s failure to have net tangible assets (as determined in accordance with Rule 3a5l-l(g)(1) of the Exchange Act (or any successor rule)) in excess of $5 million.

All TWC stockholders are cordially invited to participate in the Special Meeting by accessing https://            . To ensure your representation at the Special Meeting, however, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a TWC stockholder of record, you may also cast your vote online during the Special Meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card and do not vote online during the Special Meeting it will have the same effect as a vote “AGAINST” the Amended Articles Proposal but will have no effect on the Merger Proposal or the Adjournment Proposal (if necessary). If you vote to “ABSTAIN” from voting your shares represented at the meeting by virtual attendance or by proxy on one or more of the proposals, it will have the same effect as a vote “AGAINST” each of the Merger Proposal, the Amended Articles Proposal and the Adjournment Proposal (if necessary), as applicable. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to participate in the Special Meeting and vote online during the Special Meeting, obtain a legal proxy from your broker or bank and e-mail a copy (legible photograph is sufficient) of your legal proxy to proxy@continentalstock.com. If you hold your shares in “street name” through a broker or other nominee and fail to give such nominee voting instructions (a “Broker Non-Vote”) such Broker Non-Vote will have the same effect as a vote “AGAINST” the Amended Articles Proposal but will have no effect on the Merger Proposal or the Adjournment Proposal (if necessary).

Public Stockholders may elect to redeem their Public Shares even if they vote “FOR” the Merger Proposal.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK OF TWC YOU OWN. Whether or not you plan to participate in the Special Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

If you have any questions or need assistance with voting, please contact TWC’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 or email NEBC.info@investor.morrowsodali.com.

Please read carefully the sections in the proxy statement/prospectus accompanying this notice regarding attending and voting at the Special Meeting to ensure that you comply with these requirements.

BY ORDER OF THE BOARD OF DIRECTORS

James H. Greene, Jr. Chairman of the Board of Directors

                    , 2021

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Page
ANNEXES
A	Business Combination Agreement and Plan of Merger, dated as of April 8, 2021, by and among Cellebrite DI Ltd., Cupcake Merger Sub, Inc. and TWC Tech Holdings II, LLC	A-1
B*	Amended Articles of Association of Cellebrite DI Ltd.	B-1
C	Section 262 of the DGCL	C-1
D	Appraisal Rights of TWC Stockholders	D-1

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Cellebrite, constitutes a prospectus of Cellebrite under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the ordinary shares of Cellebrite, if the Merger described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting of TWC stockholders at which TWC stockholders will be asked to consider and vote upon a proposal to approve the Merger by the adoption of the Business Combination Agreement, among other matters.

EXCHANGE RATE PRESENTATION

Certain amounts described herein have been expressed in U.S. dollars for convenience and, when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, we present industry data, information and statistics regarding the markets in which Cellebrite competes as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with Cellebrite’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and Cellebrite’s management’s judgment where information is not publicly available. This information appears in “Summary of the Proxy Statement/ Prospectus,” “Cellebrite’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Information Related to Cellebrite — Cellebrite’s Business” and other sections of this proxy statement/prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “Cellebrite” refers to Cellebrite DI Ltd., a company organized under the laws of Israel, and the term “TWC” refers to TWC Holdings II Corp., a Delaware corporation, and “Merger Sub” refers to Cupcake Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Cellebrite.

In addition, in this document:

“Amended Articles” means the amended and restated articles of association of Cellebrite in connection with the Business Combination.

“Amended Articles Proposal” means the proposal to approve the Amended Articles.

“Adjournment Proposal” means the proposal to adjourn the Special Meeting of the TWC stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Merger Proposal.

“Broker Non-Vote” means the failure of a TWC stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the Merger and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement and Plan of Merger, dated as of April 8, 2021, by and among TWC, Cellebrite and Merger Sub, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

“Capital Restructuring” means the transactions occurring immediately prior to the Effective Time, where (i) each Cellebrite Preferred Share will be converted into one (1) Cellebrite Ordinary Share and (ii) immediately following such conversion, Cellebrite shall effect the Stock Split.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cellebrite” means Cellebrite DI Ltd., a company organized under the laws of the State of Israel.

“Cellebrite Board” means the board of directors of Cellebrite.

“Cellebrite Ordinary Share” means outstanding ordinary shares of Cellebrite.

“Cellebrite Preferred Shares” means outstanding preferred shares of Cellebrite.

“Cellebrite Shareholders Support Agreement” means the shareholder support agreement entered into by TWC, Cellebrite and certain Cellebrite shareholders.

“Cellebrite Warrants” means outstanding warrants of Cellebrite.

“Closing” means the closing of the Merger and the transactions contemplated by the Business Combination Agreement.

“Closing Date” means the date on which the Closing is completed.

“Code” means the Internal Revenue Code of 1986, as amended.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, governmental order, action, directive, guidelines or recommendations promulgated by any governmental authority that has jurisdiction over Cellebrite or its subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the CARES Act.

“DGCL” means the Delaware General Corporation Law.

“DTC” means The Depository Trust Company.

“Effective Time” means the effective time of the Merger pursuant to the Business Combination Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive Management” means members of the executive management of Cellebrite. See the section of this proxy statement/prospectus titled “Information Related to Cellebrite — Other Information Respecting Cellebrite — Cellebrite Directors and Senior Management.”

“Existing TWC Charter” means TWC’s current certificate of incorporation.

“Insiders” means the executive officers and directors of TWC.

“IPO” means the initial public offering of Units of TWC, consummated on September 15, 2020.

“Lock-up Shares” means Cellebrite Ordinary Shares, which the Sponsor agreed not to transfer in connection with the Merger and are subject to a lock-up period as specified in the Amended Articles.

“Merger Proposal” means the proposal to adopt the Business Combination Agreement and approve the transactions described in this proxy statement/prospectus.

“Merger Sub” means Cupcake Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of the Company.

“Nasdaq” means the Nasdaq Capital Market.

“Outside Date” means September 15, 2022.

“Per Share Cash Consideration” means the greater of $0 and the quotient of (x) $120,000,000, minus the amount of redemptions by Public Stockholders, divided by (y) the number of Public Shares outstanding as of immediately prior to the Effective Time but after the automatic conversion of Sponsor Shares into Public Shares.

“Per Share Equity Consideration” means a number of Cellebrite Ordinary Shares equal to the quotient of (x) the Reference Price minus the Per Share Cash Consideration, divided by (y) the Reference Price.

“Per Share Merger Consideration” means the Per Share Cash Consideration and the Per Share Equity Consideration.

“PIPE Investments” means the purchase of an aggregate of 30,000,000 Cellebrite Ordinary Shares pursuant to the Share Purchase Agreements.

“PIPE Investors” means those certain institutional accredited investors participating in the PIPE Investments pursuant to the Share Purchase Agreements.

“PIPE Shares” means the 30,000,000 Cellebrite Ordinary Shares subscribed for and to be purchased by the PIPE Investors pursuant to the Share Purchase Agreements.

“Private Warrants” means the TWC Warrants sold to the Sponsor in a private placement in connection with the IPO.

“Prospectus” means the prospectus included in the Registration Statement on Form S-1 (Registration No. 333-240330) filed with the SEC in connection with the IPO.

“Public Shares” means shares of TWC Class A Common Stock issued as part of the TWC Units sold in the IPO.

“Public Stockholders” means the holders of Public Shares of TWC.

“Public Warrants” means the TWC Warrants included in Units sold to persons other than the Sponsor in the IPO.

“Reference Price” means the number of Cellebrite Ordinary Shares equal to (A)(x) the equity value of Cellebrite (which will be based on an enterprise valuation of Cellebrite of $1,707,192,607.00 and certain adjustments thereto as set forth in the Business Combination Agreement), divided by (y) the number of Cellebrite Ordinary Shares (determined on a fully-diluted basis in the manner set forth in the Business Combination Agreement) issued and outstanding following such conversion of Cellebrite Preferred Shares, divided by (B) $10.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Public Shares occurring prior to the Effective Time).

“Redemption” means Cellebrite’s acquisition of Public Shares in connection with the Merger pursuant to the right of Public Stockholders to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share Purchase Agreements” means the share purchase agreements entered into by the PIPE Investors, pursuant to which the PIPE Investors have committed to subscribe for and purchase the PIPE Shares at a purchase price per share of $10.00.

“Special Meeting” means the Special Meeting of the TWC stockholders, to be held virtually on            , 2021 at            Eastern Time, accessible at            or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

“Sponsor” means TWC Tech Holdings II, LLC, a Delaware limited liability company, an initial stockholder of TWC.

“Sponsor Parties” means TWC and certain affiliates of TWC.

“Sponsor Shares” means shares of TWC Class B Common Stock, 15,000,000 of which are currently outstanding and were issued to the Sponsor and certain Insiders prior to the IPO.

“Sponsor Warrants” means TWC Warrants sold to the Sponsor in a private placement in connection with the IPO and held by the Sponsor or its permitted transferees.

“Stock Split Multiple” means the quotient of (i) the Pre-Split Closing Equity Value per Share (as defined in the Business Combination Agreement), divided by (ii) the SPAC Class A Closing Value Per Share (as defined in the Business Combination Agreement).

“Transaction” or “Transactions” means the transactions contemplated by the Business Combination Agreement and the Share Purchase Agreements to occur at or immediately prior to the Closing, including the Merger.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Sponsor Warrants.

“TWC” means TWC Tech Holdings II Corp., a Delaware corporation.

“TWC Board” means the board of directors of TWC.

“TWC Bylaws” means the bylaws of TWC.

“TWC Record Date” means            , 2021, the record date for the Special Meeting.

“TWC Units” means units issued in the IPO, each consisting of one (1) Public Share and one-third (1/3) of one Public Warrant.

“TWC Warrant” means a warrant of TWC.

“U.S.” means the United States of America.

“U.S. dollar,” “USD,” “US$” and “$” mean the legal currency of the United States.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“Warrant Agreement” means that certain Warrant Agreement, dated as of September 10, 2020, between TWC and American Stock Transfer & Trust Company, LLC.

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

The descriptions below of the material terms of the Merger are intended to be summaries of such terms. Such descriptions do not purport to be complete and are qualified in their entirety by reference to the terms of the agreements themselves.

SUMMARY OF MATERIAL TERMS OF THE MERGER

The Business Combination Agreement

On April 8, 2021, TWC Tech Holdings II Corp., a Delaware corporation (“TWC”), Cellebrite DI Ltd., a company organized under the laws of the State of Israel (“Cellebrite”) and Cupcake Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cellebrite (“Merger Sub”), entered into a business combination agreement and plan of merger (the “Business Combination Agreement”), providing for, subject to the terms and conditions therein, a business combination between TWC and Cellebrite (the “Business Combination”) pursuant to which, among other things, the Merger will occur at the Effective Time (as defined in the Business Combination Agreement), with TWC continuing as the surviving entity and as a wholly owned subsidiary of Cellebrite.

The Business Combination

The Business Combination Agreement provides that, upon the terms and subject to the conditions thereof, the following transactions will occur in order to effect the Business Combination:

(i)     (a) immediately prior to the Effective Time, the outstanding Cellebrite Preferred Shares will be converted into Cellebrite Ordinary Shares, (b) immediately following such conversion, Cellebrite will effect a stock split (the “Stock Split”) pursuant to which each Cellebrite Ordinary Share will be converted into a number of Cellebrite Ordinary Shares equal to (A)(x) the equity value of Cellebrite (which will be based on an enterprise valuation of Cellebrite of $1,707,192,607.00 and certain adjustments thereto as set forth in the Business Combination Agreement), divided by (y) the number of Cellebrite Ordinary Shares (determined on a fully-diluted basis in the manner set forth in the Business Combination Agreement) issued and outstanding following such conversion of Cellebrite Preferred Shares, divided by (B) $10.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Class A common stock of TWC (the “Public Shares” and each, a “Public Share”) occurring prior to the Effective Time) (the “Reference Price”), in each case as calculated pursuant to terms and methodologies set forth in the Business Combination Agreement (the transactions described in the foregoing clauses (a) and (b), the “Capital Restructuring”), (c) immediately prior to the Effective Time, each share of Class B common stock of TWC (each, a “Sponsor Share” and collectively, the “Sponsor Shares”) will be automatically converted into one (1) Public Share and (d) immediately prior to the Effective Time, the Public Shares and the public warrants of TWC (the “Public Warrants” and each, a “Public Warrant”) comprising each issued and outstanding unit of TWC (each, a “TWC Unit” and collectively, the “TWC Units”) shall be automatically separated and the holder thereof shall be deemed to hold one (1) Public Share and one-third (1/3) of a Public Warrant;

(ii)    at the Closing, upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended or restated (the “DGCL”), Merger Sub will merge with and into TWC at the Effective Time (the “Merger”), the separate corporate existence of Merger Sub will cease and TWC will continue as the surviving corporation in the Merger and as a wholly owned subsidiary of Cellebrite;

(iii)   at the Effective Time, as a result of the Merger, (a) each Public Share outstanding as of immediately prior to the Effective Time but after the automatic conversion of Sponsor Shares into Public Shares as described above, will be converted into the right to receive (A) an amount of cash equal to the greater of $0 and the quotient of (x) $120,000,000 minus the amount of redemptions by holders of Public Shares of TWC (the “Public Stockholders” and each, a “Public Stockholder”), divided by (y) the number of Public Shares outstanding as of immediately prior to the Effective Time but after the automatic conversion of Sponsor Shares into Public Shares as described above (other than any treasury shares of TWC) (the “Per Share Cash Consideration”) and (B) a number of Cellebrite Ordinary Shares equal to the quotient of

(x) the Reference Price minus the Per Share Cash Consideration, divided by (y) the Reference Price (the “Per Share Equity Consideration” and together with the Per Share Cash Consideration, the “Per Share Merger Consideration”), (b) each private warrant of TWC (each, a “Sponsor Warrant” and collectively, the “Sponsor Warrants” and together with the Public Warrants, the “TWC Warrants,” and each a “TWC Warrant”) and each Public Warrant will be converted into a warrant of Cellebrite (each, a “Cellebrite Warrant” and collectively, the “Cellebrite Warrants”), exercisable for the amount of Per Share Merger Consideration that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Business Combination and (c) each option and restricted stock unit of Cellebrite will remain outstanding, subject to adjusted terms to reflect the effect of the Stock Split on Cellebrite Ordinary Shares; and

(iv)   following the Business Combination, holders of Cellebrite Ordinary Shares and vested restricted share units, in each case as of immediately prior to the Effective Time, will be eligible to receive additional Cellebrite Ordinary Shares post-Closing upon the achievement of certain trading price targets, or upon a Change of Control (as defined in the Business Combination Agreement) of Cellebrite, before the five (5) year anniversary of the Closing Date.

On the date of Closing and prior to the conversion of Cellebrite Preferred Shares into Cellebrite Ordinary Shares as described above, an initial dividend of $21,300,000 will be paid to the holders of Cellebrite Ordinary Shares and holders of vested restricted stock units of Cellebrite. An additional dividend of $78,700,000 (which was approved by the Israeli district court on May 23, 2021) will also be payable at such time to holders of Cellebrite Ordinary Shares and holders of vested restricted stock units.

The board of directors of TWC (the “TWC Board”) has unanimously (i) approved and declared advisable the Business Combination Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Business Combination Agreement and related matters by the TWC stockholders.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to certain questions that you may have regarding the Merger and the Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:     WHAT IS THE MERGER?

A:     TWC, Cellebrite and Merger Sub, a wholly owned subsidiary of Cellebrite, have entered into the Business Combination Agreement, providing for, subject to the terms and conditions therein, the Business Combination pursuant to which, among other things, Merger Sub will merge with and into TWC, with TWC continuing as the surviving entity and as a wholly owned subsidiary of Cellebrite.

TWC will hold the Special Meeting to, among other things, obtain the approvals required for the Merger and the other transactions contemplated by the Business Combination Agreement, and you are receiving this proxy statement/prospectus in connection with such meeting.

For more information on the Business Combination Agreement and the Merger, see the section of this proxy statement/prospectus titled “The Business Combination Agreement.” In addition, a copy of the Business Combination Agreement is attached as Annex A. We urge you to read carefully this proxy statement/prospectus and the Business Combination Agreement in their entirety.

Q:     WHY AM I RECEIVING THIS DOCUMENT?

A:     TWC stockholders are being asked to vote to adopt the Merger and the other transactions contemplated by the Business Combination Agreement. See the section of this proxy statement/prospectus titled “Proposal No. 1 — The Merger Proposal.” This proxy statement/prospectus is sent to help TWC stockholders decide how to vote their Public Shares with respect to the Merger Proposal and the other matters to be considered at the Special Meeting.

The Merger cannot be completed unless TWC stockholders approve the Merger Proposal and the Amended Articles Proposal set forth in this proxy statement/prospectus for their approval. Information about the Special Meeting, the Merger and the other business to be considered by TWC stockholders at the Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of TWC and a prospectus of Cellebrite. It is a proxy statement because the TWC Board is soliciting from its stockholders proxies. It is a prospectus because Cellebrite, in connection with the Business Combination, is offering Cellebrite Ordinary Shares in exchange for the outstanding Public Shares to be converted upon consummation of the Business Combination. See the section of this proxy statement/prospectus titled “The Business Combination Agreement — Merger Consideration.”

Q:     WHAT WILL TWC STOCKHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:     If the Business Combination is completed, (i) each outstanding Sponsor Share, par value $.0001 per share, will be converted into one Public Share, par value $.0001 per share, (ii) each outstanding Public Share will be converted into the right to receive the Per Share Merger Consideration consisting of (A) an amount of cash equal to the greater of $0 and the Per Share Cash Consideration and (B) a number of Cellebrite Ordinary Shares equal to the Per Share Equity Consideration, and (iii) all Public Warrants, will be converted into an equal number of Cellebrite Warrants, exercisable for the amount of Per Share Merger Consideration that the holder thereof would have received if such Public Warrant had been exercisable and exercised immediately prior to the Business Combination.

The Business Combination Agreement provides that, upon the terms and subject to the conditions thereof, the following transactions will occur in order to effect the Business Combination:

(i)     (a) immediately prior to the Effective Time, the outstanding Cellebrite Preferred Shares will be converted into Cellebrite Ordinary Shares, (b) immediately following such conversion, Cellebrite will effect the Stock Split pursuant to which each Cellebrite Ordinary Share will be converted into a number of Cellebrite Ordinary Shares equal to (A)(x) the equity value of Cellebrite (which will be based on an enterprise valuation of Cellebrite of $1,707,192,607.00 and certain adjustments thereto as set forth in the Business Combination Agreement), divided by (y) the number of Cellebrite Ordinary Shares (determined on a fully-diluted basis in the manner set forth in the Business Combination Agreement) issued and out-standing following such conversion of Cellebrite Preferred Shares, divided by (B) the Reference Price (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Public Shares prior to the Effective Time), in each case as calculated pursuant to terms and methodologies set forth in the Business Combination Agreement, (c) immediately prior to the Effective Time, each Sponsor Share will be automatically converted into one (1) Public Share and (d) immediately prior to the Effective Time, the Public Shares and the Public Warrants comprising each issued and outstanding TWC Unit shall be automatically separated and the holder thereof shall be deemed to hold one (1) Public Share and one-third (1/3) of a Public Warrant;

(ii)    at the Closing, upon the terms and subject to the conditions thereof, and in accordance with the DGCL, as amended or restated, the Merger Sub will occur at the Effective Time, the separate corporate existence of Merger Sub will cease and TWC will continue as the surviving corporation in the Merger and as a wholly owned subsidiary of Cellebrite; and

(iii)    at the Effective Time, as a result of the Merger, (a) each Public Share will be converted into the right to receive the Per Share Merger Consideration consisting of (A) an amount of cash equal to the greater of $0 and the Per Share Cash Consideration and (B) a number of Cellebrite Ordinary Shares equal to the Per Share Equity Consideration, (b) each Public Warrant will be converted into a Cellebrite Warrant, exercisable for the amount of Per Share Merger Consideration that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Business Combination and (c) each option and restricted stock unit of Cellebrite will remain outstanding, subject to adjusted terms to reflect the effect of the Stock Split on Cellebrite Ordinary Shares.

Q:     WHAT WILL TWC STOCKHOLDERS RECEIVE IN CONNECTION WITH THE BUSINESS COMBINATION?

A:     If the Business Combination is completed, the following table illustrates the consideration each TWC Stockholder will receive on a per share basis. This table assumes that each Cellebrite Ordinary Share to be received as consideration will have a price equal to the Reference Price.

	As of March 31, 2021(1)
Cash & Stock Merger Consideration per Share	Assuming no redemption	Assuming 33.3% redemption	Assuming 66.6% redemption	Assuming maximum redemption
TWC Stockholders Who Choose Not to Redeem
Per share cash consideration(2)	$1.63	—	—	—
Per share stock consideration(2)	$8.37	$10.00	$10.00	$10.00
TWC Stockholders Who Choose to Redeem
Per share cash consideration	$10.00	$10.00	$10.00	$10.00
Per share stock consideration	—	—	—	—

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(1)      Assumes trading value at closing of $10 per Cellebrite Ordinary Share.

(2)      As a result of the Merger, TWC stockholders who choose not to redeem will receive: (x) an amount of cash equal to the greater of $0 and the quotient of (A)(x) $120,000,000 minus (y) the amount of TWC stockholder redemptions, divided by (B) the number of shares of TWC Class A Common Stock outstanding as of immediately prior to the effective time of the Merger but after the Class B Conversion (other than any treasury shares of TWC) (the “Per Share Cash Consideration”) and (y) a number of ordinary shares, par value NIS 0.00001 per share, of Cellebrite (“Cellebrite Ordinary Shares”)

equal to the quotient of (A)(x) $10.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of TWC Class A Common Stock occurring prior to the effective time of the Merger) (the “Reference Price”) minus the (y) Per Share Cash Consideration, divided by (B) the Reference Price (the “Per Share Equity Consideration” and together with the Per Share Cash Consideration, the “Merger Consideration”). For example, as illustrated in the table above, under the no redemptions scenario TWC stockholders who choose not to redeem will receive $1.63 in Per Share Cash Consideration (calculated as the quotient of $120,000,000 minus the amount of TWC stockholder redemptions, zero in this case, divided by the number of shares of TWC Class A Common Stock outstanding as of immediately prior to the effective time of the Merger but after the Class B Conversion, 73,500,000 shares in this case) and $8.37 in Per Share Equity Consideration (calculated as the quotient of $10.00 (the “Reference Price”) minus the Per Share Cash Consideration). Additionally, under the 33.3%, 66.6%, and maximum redemptions scenarios, since the amount of TWC stockholder redemptions is greater than $120,000,000, Per Share Cash Consideration for TWC stockholders who choose not to redeem is therefore zero and Per Share Equity Consideration is therefore $10.00 in each of these scenarios. In each case, the foregoing assumes a trading value at closing of $10.00 per Cellebrite Ordinary Share.

Q:     WHAT WILL BE THE RELATIVE EQUITY STAKES IN CELLEBRITE UPON COMPLETION OF THE BUSINESS COMBINATION?

A:     Upon consummation of the Business Combination, the TWC stockholders will become Cellebrite shareholders.

The following table illustrates varying ownership levels for Cellebrite after the Business Combination under two scenarios: one with no redemptions by Public Stockholders and one with maximum redemptions by Public Stockholders. In addition, the ownership percentages below are based on the assumption that there are no adjustments for the outstanding Public Warrants issued in connection with the IPO as such securities are not exercisable until the later of September 15, 2021 and thirty (30) days after the Closing. There are also no adjustments for the estimated 6,403,843 shares reserved for the potential future issuance of Cellebrite Ordinary Shares upon the exercise of the options to purchase Cellebrite Ordinary Shares. Further, there are no adjustments for the up to 15,000,000 Cellebrite Ordinary Shares to be issued as Price Adjustment Shares to holders of Cellebrite Ordinary Shares and vested restricted stock units of Cellebrite as of immediately prior to the Effective Time as such shares are only issuable following the Closing contingent upon the occurrence of the Triggering Events (as defined in the Business Combination Agreement).

	As of March 31, 2021
	Assuming no redemption		Assuming max redemption
	Shares	%	Shares	%
TWC stockholders	55,224,490	25.1	11,684,183	6.6
Existing Cellebrite shareholders(1)	134,324,524	61.2	134,324,524	76.3
PIPE Shares	30,000,000	13.7	30,000,000	17.1
Total Cellebrite ordinary shares outstanding at closing (excluding unvested ordinary shares and Price Adjustment Shares)	219,549,014	100.0	176,008,707	100.0
Cellebrite price adjustment shares	6,275,510		7,500,000
Total Cellebrite Ordinary Shares outstanding at closing (including unvested and price adjustment Shares)	15,000,000		15,000,000

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(1)      Assumes a forward stock split based on a Stock Split Multiple of 0.95 as defined in the Business Combination Agreement. The forward stock split ratio is an estimate and is subject to change.

The figures in the above table are presented only as illustrative examples and are based on the assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

Q:     WHAT ARE THE POSSIBLE SOURCES AND THE EXTENT OF DILUTION THAT TWC STOCKHOLDERS THAT ELECT NOT TO REDEEM THEIR SHARES WILL EXPERIENCE IN CONNECTION WITH THE BUSINESS COMBINATION?

A:     The following table illustrates the various sources and extent of dilution that TWC stockholders may be subject to if they elect not to redeem their shares in connection with the Business Combination. This table assumes that (i) all Triggering Events (as defined in the Business Combination Agreement) under the

Business Combination Agreement and Sponsor Support Agreement will have occurred, thereby resulting in all 15,000,000 Price Adjustment Shares being issued and all Sponsor Shares being released from restriction, (ii) the Unpaid SPAC Expenses (as defined in the Business Combination Agreement) will be less than or equal to (x) Additional SPAC Cash (as defined in the Business Combination Agreement) plus (y) $40,000,000, (iii) all Cellebrite Unvested Ordinary Shares become vested, and (iv) all unvested options underlying the Cellebrite Unvested Shares are cash exercised.

Potential Sources of Dilution:
	As of March 31, 2021
	Assuming no redemption	Assuming 33.3% redemption	Assuming 66.6% redemption	Assuming maximum redemption
Securities
Cellebrite Price Adjustment Shares	15,000,000	15,000,000	15,000,000	15,000,000
Cellebrite unvested Ordinary Shares	14,935,323	14,935,323	14,935,323	14,935,323
Sponsor Shares	11,295,918	13,500,000	13,500,000	13,500,000
Public Warrants[1]	20,000,000	20,000,000	20,000,000	20,000,000
Private Placement Warrants[2]	9,666,667	9,666,667	9,666,667	9,666,667

Potential Sources of Dilution (Implied percentage ownership of securities, fully diluted at $10 per share)
Cellebrite Price Adjustment Shares	6.6%	6.9%	7.6%	8.3%
Cellebrite Unvested Ordinary Shares	6.6%	6.9%	7.5%	8.1%
Sponsor Shares	5.0%	6.2%	6.8%	7.4%
Public Warrants[2]	0.0%	0.0%	0.0%	0.0%
Private Placement Warrants[3]	0.0%	0.0%	0.0%	0.0%

Public Stockholder Ownership	19.6%	16.1%	8.8%	2.7%

Q:     WHAT ARE SPONSOR SHARES?

A:     The Sponsor Parties have agreed to forfeit at least 1,500,000 of the founder shares they own prior to the Effective Time, and approximately 55.6% of Cellebrite Ordinary Shares held by the Sponsor Parties will be subject to certain vesting criteria over the seven years following the Effective Time, pursuant to the Sponsor Support Agreement. For more information about the Sponsor Support Agreement, see the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination Agreement — Sponsor Support Agreement.”

Q:     WHAT ARE THE CONDITIONS TO COMPLETION OF THE BUSINESS COMBINATION?

A:     There are a number of closing conditions in the Business Combination Agreement, including, but not limited to, TWC stockholders and Cellebrite shareholders having approved the Merger and having adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to Closing of the Business Combination, see the section of this proxy statement/prospectus titled “The Business Combination Agreement — Closing Conditions.”

____________

1       In the no redemptions scenario, each whole warrant will entitle the holder thereof to purchase 0.837 shares of our Class A common stock, as opposed to 1.000 shares in each of the other redemption scenarios shown in the table.

2       In the no redemptions scenario, each whole warrant will entitle the holder thereof to purchase 0.837 shares of our Class A common stock, as opposed to 1.000 shares in each of the other redemption scenarios shown in the table.

3       Warrants entitle the holder thereof to purchase shares of our Class A common stock at a price of $11.50 per share; as such, both the Public Warrants and the Private Placement Warrants are not considered dilutive in the above table as shown at $10.00 per share.

Q:     WHEN WILL THE BUSINESS COMBINATION BE COMPLETED?

A:     The parties currently expect that the Business Combination will be completed during the second or third quarter of 2021. Pursuant to the Business Combination Agreement, the parties have agreed to not initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing. However, neither TWC nor Cellebrite can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. TWC must first obtain the approval of TWC stockholders for each of the proposals set forth in this proxy statement/prospectus for their approval (other than the Adjournment Proposal), Cellebrite must first obtain approval of Cellebrite shareholders to adopt the Merger Proposal, and TWC and Cellebrite must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See the section of this proxy statement/prospectus titled “The Business Combination Agreement — Closing Conditions.”

Q:     WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:     The net proceeds of the IPO, together with the proceeds from the private placement of the Sponsor Warrants, in the total of $600 million, were deposited in the Trust Account immediately following the IPO. In connection with the consummation of the Business Combination, the funds in the Trust Account will be used to (i) fund the Cash Consideration, (ii) pay Public Stockholders who properly demand redemption of their Public Shares a pro rata portion of the Trust Account, (iii) pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $21.0 million to the underwriters of the IPO as deferred underwriting commissions) and (iv) use the remainder of for working capital and general corporate purposes of Cellebrite.

Q:     WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:     If TWC does not complete the Business Combination with Cellebrite for any reason, TWC would search for another target business with which to complete a business combination. If TWC does not complete the Business Combination with Cellebrite and does not complete an initial business combination with another target business by the Outside Date (which is September 15, 2022, or December 15, 2022 if TWC has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by September 15, 2022), TWC must redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of outstanding Public Shares. The Sponsor Parties have no redemption rights in the event a business combination is not effected in the required time period and, accordingly, the Sponsor Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to TWC Warrants. Accordingly, such warrants will expire worthless. Furthermore, if the Business Combination is not completed, Cellebrite shareholders will not receive any consideration for their Cellebrite Ordinary Shares. Instead, Cellebrite will remain a privately-held independent company. See the section of this proxy statement/prospectus titled “The Business Combination Agreement — Termination; Effectiveness” and “Risk Factors.”

Q:     CAN TWC OR CELLEBRITE SEEK AN ALTERNATE TRANSACTION?

A:     Pursuant to the Business Combination Agreement, Cellebrite has agreed to not, and to instruct and use its reasonable best efforts to cause its representatives to not, (i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction. Also pursuant to the Business Combination Agreement, TWC has agreed to not, and to instruct and use its reasonable best efforts to cause its representatives not to, (i) make any proposal or offer that constitutes a business combination proposal, (ii) initiate any discussions or negotiations with any person with respect to a business combination proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a business combination proposal. In addition, TWC has agreed that the TWC Board shall not withdraw, amend, qualify or modify its recommendation to TWC stockholders that they vote in favor of the proposals set forth herein, and any such action will give Cellebrite the right to terminate the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Agreement.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:     WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:     TWC stockholders are being asked to vote on the following proposals:

1.      the Merger Proposal;

2.      the Amended Articles Proposal; and

3.      the Adjournment Proposal (if necessary).

Consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement is conditioned on the approval of each of the Merger Proposal and the Amended Articles Proposal. If any of these approvals is not approved, we will not consummate the Business Combination.

Q:     WHY IS TWC PROPOSING THE MERGER?

A:     TWC was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

In September 2020, TWC consummated its IPO of 60,000,000 TWC Units, including 7,500,000 such units issued pursuant to the partial exercise by the underwriters of their over-allotment option. Since the IPO, TWC’s activity has been limited to the evaluation of business combination candidates.

Cellebrite is the leading provider of digital intelligence (“DI”), delivering a platform of software and services for legally sanctioned investigations. Cellebrite’s 6,700 customers are federal, state and local agencies as well as enterprise companies and service providers. Based on its due diligence investigations of Cellebrite and the industry in which it operates, including the financial and other information provided by Cellebrite in the course of their negotiations in connection with the Business Combination Agreement, TWC believes that Cellebrite has attractive growth opportunities, a strong value proposition to the market and its customers, a compelling risk reward profile and a strong management team that will benefit from the consummation of the Business Combination and with the infusion of additional capital improving Cellebrite’s ability to grow.

See the section of this proxy statement/prospectus titled “Proposal No.1 — The Merger Proposal — Recommendation of the TWC Board of Directors and Reasons for the Business Combination.”

Q:     DID THE TWC BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:     The TWC Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. TWC’s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of TWC’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, TWC’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the TWC Board in valuing Cellebrite’s business in the context of that collective experience.

Q:     DO I HAVE REDEMPTION RIGHTS?

A:     If you are a holder of Public Shares, you have the right to require TWC to redeem such shares for a pro rata portion of the cash held in the Trust Account, regardless of whether you vote and if you do vote regardless of whether you vote for or against the Merger Proposal.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the Public Shares. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Q:     HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:     Pursuant to the Existing TWC Charter, and irrespective of whether a holder of Public Shares votes for or against the Merger Proposal, such holder may demand that TWC redeem their Public Shares for cash if the Business Combination is consummated. Public Stockholders will be entitled to receive cash for these shares only if they no later than 5:00 p.m. (New York City time) on            , 2021 (two (2) business days prior to the date of the Special Meeting):

i.       submit a written request to TWC’s transfer agent that TWC redeem their Public Shares for cash;

ii.      certify in such demand for redemption that they “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act); and

iii.     deliver such Public Shares to TWC’s transfer agent (physically or electronically).

If the Business Combination is not consummated, such Public Shares will not be redeemed before the Outside Date.

If the Business Combination is consummated and a holder of Public Shares properly demands redemption of their Public Shares, TWC will redeem each such Public Share for a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. A holder of Public Shares may elect to redeem without voting, and if they do vote, irrespective of whether they vote for or against the Merger Proposal. Holders of TWC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds TWC Units registered in its own name, the holder must contact TWC’s transfer agent directly and instruct them to do so. Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Merger Proposal. Public Stockholders that elect to redeem their Public Shares are permitted to retain all of their Public Warrants. The following table presents information about the number and value of such Public Warrants in different redemption scenarios:

Value of Public Warrants:
	Assuming no redemption	Assuming 33.3% redemption	Assuming 66.6% redemption	Assuming maximum redemption
Number of Public Warrants	20,000,000	20,000,000	20,000,000	20,000,000
Trading value per Public Warrant as of June 24, 2021	$1.815	$1.815	$1.815	$1.815
Aggregate trading value of Public Warrants as of June 24, 2021	$36,300,000	$36,300,000	$36,300,000	$36,300,000

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Merger Proposal at the Special Meeting. If you deliver your shares for redemption to TWC’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that TWC’s transfer agent return the shares (physically or electronically).

Any corrected or changed proxy card or written demand of redemption rights must be received by TWC’s transfer agent prior to the vote taken on the Merger Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the Special Meeting.

If a holder of Public Shares votes for or against the Merger Proposal and demand is properly made as described above, then, if the Business Combination is consummated, TWC will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash.

For a discussion of the material U.S. federal income tax considerations for Public Stockholders with respect to the exercise of these redemption rights, see the section of this proxy statement/prospectus titled “Certain U.S. Federal Income Tax Consequences — Tax Consequences of a Redemption of Public Shares.”

Q:     WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION?

A:     There are significant factual and legal uncertainties as to whether the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Code, an therefore the tax treatment of the Business Combination is inherently uncertain. If, as of the Closing Date, any requirement for Section 368(a) of the Code is not met, then a U.S. Holder (as defined below under “Certain Material U.S. Federal Income Tax Considerations) may recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing Date) of the securities and (if applicable) the amount of cash received in the Merger, over such U.S. Holder’s aggregate tax basis in the securities surrendered by such U.S. Holder in the Merger.

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. Holders to qualify for tax-deferred treatment with respect to the exchange of the securities in the Merger.

Even if the Business Combination otherwise qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company (“PFIC”) rules, as described in more detail below under “Certain Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”

The tax consequences of the Business Combination are complex and will depend on your particular circumstances. U.S. Holders of TWC securities (as defined below under “Certain Material U.S. Federal Income Tax Considerations”) are urged to consult their own tax advisors to determine the tax consequences of the Business Combination. Please also see the risk factors below under the heading “Risks Related to the U.S. Federal Income Tax Treatment of the Merger.”

Q:     DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:     TWC stockholders who (i) do not consent to the adoption of the Business Combination Agreement, (ii) follow the procedures set forth in Section 262 of the DGCL (including making a written demand of appraisal to TWC within 20 days after the date of mailing of the notice of appraisal rights) and (iii) have not otherwise waived the appraisal rights, will be entitled, under Section 262 of the DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be “fair value.” The “fair value” of their shares as so determined could be more than, the same as or less than the consideration payable pursuant to the Business Combination Agreement. Failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. See “Appraisal Rights of TWC Stockholders” attached to this proxy statement/prospectus as Annex D and Section 262 of the DGCL attached to this proxy statement/prospectus as Annex C.

Q:     WHAT HAPPENS IF A SUBSTANTIAL NUMBER OF PUBLIC STOCKHOLDERS VOTE IN FAVOR OF THE MERGER PROPOSAL AND EXERCISE THEIR REDEMPTION RIGHTS?

A:     Public Stockholders may vote in favor of the Merger Proposal and still exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of TWC stockholders are substantially reduced as a result of redemptions by Public Stockholders. The Business Combination may be consummated only if TWC has at least $5,000,001 of net tangible assets after giving effect to the redemption of any Public Shares submitted for redemption. If the aggregate redemption price for Public Shares submitted for redemption would exceed the amount set forth in the maximum redemption scenario set forth herein, TWC may need to obtain an additional equity contribution or reduce the per share redemption price to ensure that TWC complies with the limitation under the Existing

TWC Charter, which prohibits TWC from redeeming or repurchasing Public Shares submitted for redemption if such redemption would result in TWC’s failure to have net tangible assets (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)) in excess of $5 million. Also, with fewer Public Shares and fewer Public Stockholders, the trading market for Cellebrite Common Stock may be less liquid than the market for Public Shares prior to the Business Combination and Cellebrite may not be able to meet the listing standards of Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Cellebrite’s business will be reduced, thereby limiting the amount of funds available for working capital and general corporate purposes of Cellebrite.

Q:     HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:     The Sponsor is the owner of record and is entitled to vote approximately of 20% of the outstanding shares of TWC common stock. The Sponsor has agreed to vote any Sponsor Shares and any Public Shares held by it as of the TWC Record Date for the Special Meeting in favor of the proposals. See the section of this proxy statement/prospectus titled “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”

Q:     WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:     A majority of the voting power of the issued and outstanding shares of TWC common stock present at the Special Meeting by virtual attendance or by proxy and entitled to vote is required to constitute a quorum and in order to conduct business at the Special Meeting, except that, where a proposal is to be voted on by a class of stock voting as a separate class, holders of shares representing a majority of the outstanding shares of such class shall constitute a quorum of such class for such proposal. A vote to “ABSTAIN” from voting shares represented at the meeting by virtual attendance or by proxy on one or more of the proposals in this proxy statement/prospectus will count as present for the purposes of establishing a quorum. Broker Non-Votes will not count as present for the purposes of establishing a quorum. As of the TWC Record Date, the presence by virtual attendance or by proxy of            shares of TWC common stock (            , representing            % of the TWC Class A Common Stock, in addition to the TWC Class B Common Stock) is required to achieve a quorum for the Merger Proposal and the Adjournment Proposal (if necessary). As of the TWC Record Date, the presence by virtual attendance or by proxy of            shares of TWC Class B Common Stock and            shares of TWC common stock is required to achieve a quorum for the Amended Articles Proposal. In the absence of a quorum, the chairman of the Special Meeting may adjourn the Special Meeting.

Q:     WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:     The Merger Proposal: The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of outstanding shares of TWC common stock represented at the Special Meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the Special Meeting. TWC stockholders must approve the Merger Proposal in order for the Business Combination to occur. If TWC stockholders fail to approve the Merger Proposal, the Business Combination will not occur. The Sponsor and directors of TWC have agreed to vote any Founder Shares and any Public Shares held by them in favor of the Business Combination. As of [June 24], 2021, the Sponsor and the directors of TWC collectively held 15,000,000 founder shares and zero public shares, respectively. As a result, in addition to TWC’s initial stockholders’ founder shares, TWC would need 22,500,000, or 37.5%, of the 60,000,000 public shares outstanding as of [June 24], 2021 to be voted in favor the Business Combination (assuming all issued and outstanding shares are voted) in order to have the Business Combination approved.

The Amended Articles Proposal: The approval of the Amended Articles Proposal requires the of (i) the holders of a majority of the TWC Class B Common Stock then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of TWC common stock, voting together as a single class.

The Adjournment Proposal (if necessary): The approval of the Adjournment Proposal requires the affirmative vote of the majority of the votes cast by the TWC stockholders present at the Special Meeting by virtual attendance or by proxy and entitled to vote thereon.

Q:     DO ANY OF TWC’S DIRECTORS OR OFFICERS OR OTHER THIRD PARTIES HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF PUBLIC STOCKHOLDERS?

A:     TWC’s executive officers and certain non-employee directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Public Stockholders generally. The market value of the Sponsor Warrants purchased by the Sponsor that will expire if the transaction is not completed is $1.05 per Sponsor Warrant, based on the closing price of Public Warrants as of March 31, 2021 and assuming that the market value of Sponsor Warrants is equivalent to the market value of Public Warrants. The value of the out of pocket expenses incurred by the Sponsor, directors, officers and their affiliates that is subject to reimbursement is $        . See the section of this proxy statement/prospectus titled “Proposal No. 1 — The Merger Proposal — Interests of TWC’s Directors and Officers in the Business Combination.” In addition to the foregoing, the charter of TWC excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of TWC unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of TWC and such opportunity is one TWC is legally and contractually permitted to undertake and would otherwise be reasonable for TWC to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in TWC’s charter did not impact TWC’s search for an acquisition target and TWC was not prevented from reviewing any opportunities as a result of such waiver.

Q:     WHAT DO I NEED TO DO NOW?

A:     After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:     HOW DO I VOTE?

A:     If you are a TWC stockholder of record as of the TWC Record Date, being            , 2021, you may submit your proxy before the Special Meeting in any of the following ways:

1.      use the toll-free number shown on your proxy card;

2.      visit the website shown on your proxy card to vote via the Internet; or

3.      complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a TWC stockholder of record as of the TWC Record Date, you may also vote online during the Special Meeting or any adjournment thereof by accessing https://            .

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to participate in the Special Meeting will need to obtain a proxy form from their broker, bank or other nominee and email a copy (a legible photograph is sufficient) of your legal proxy to            .

Q:     HOW DO I REGISTER TO PARTICIPATE IN THE SPECIAL MEETING?

A:     To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of TWC common stock.

If your shares are registered in your name with TWC’s transfer agent and you wish to participate in the Special Meeting, go to https://            , enter the 16-digit control number you received on your proxy card and click on “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the Special Meeting, you will need to log back into the meeting site using your 16-digit control number. Pre-registration is recommended but is not required in order to attend.

Beneficial holders who wish to participate in the Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial holders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting TWC’s transfer agent, a beneficial holder will receive an email prior to the Special Meeting with a link and instructions for entering the virtual meeting. Beneficial holders should contact TWC’s transfer agent at least five business days prior to the date of the Special Meeting.

Q:     HOW DO I ACCESS THE SPECIAL MEETING WEBSITE?

A:     You will need your control number for access. If you do not have your 16-digit control number, contact American Stock Transfer & Trust Company at the phone number or email address below. Beneficial owners who hold shares through a bank, broker or other intermediary will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental Stock Transfer & Trust Company to have a control number generated. Continental Stock Transfer & Trust Company’s contact information is as follows: (212) 509-4000 or email proxy@continentalstock.com.

Q:     IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:     If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares.

Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to TWC or by voting in person at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. In addition to such legal proxy, if you wish to participate in the Special Meeting and vote online during the Special Meeting, but are not a stockholder of record because you hold your shares in “street name,” obtain a legal proxy from your broker, bank or other nominee and email a copy (a legible photograph is sufficient) of your legal proxy to your broker, bank or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe all of the proposals presented to TWC stockholders at the Special Meeting will be considered non-discretionary and, therefore, your broker, bank or other nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting.

If you are a TWC stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Merger Proposal, the Amended Articles Proposal or the Adjournment Proposal. Such Broker Non-Votes will be the equivalent of a vote “AGAINST” the Amended Articles Proposal but will have no effect on the Merger Proposal or the Adjournment Proposal. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to participate in the Special Meeting and vote online during the Special Meeting, obtain a legal proxy from your broker or bank and e-mail a copy (legible photograph is sufficient) of your legal proxy to proxy@continentalstock.com.

Q:     WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:     If you are a TWC stockholder and your shares are represented at the Special Meeting by virtual attendance and you fail to return your proxy card and do not vote online during the Special Meeting it will have the same effect as a vote “AGAINST” the Amended Articles Proposal but will have no effect on the Merger Proposal or the Adjournment Proposal (if necessary). If you vote to “ABSTAIN” from voting your shares represented at the meeting by virtual attendance or by proxy on one or more of the proposals, it will have the same effect as a vote “AGAINST” each of the Merger Proposal, the Amended Articles Proposal and the Adjournment Proposal (if necessary), as applicable.

Q:     WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:     If you sign and return your proxy card without indicating how to vote on any particular proposal, the TWC common stock represented by your proxy will be voted as recommended by the TWC Board with respect to that proposal.

Q:     MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:     Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

1.      filing a notice with the corporate secretary of TWC;

2.      mailing a new, subsequently dated proxy card; or

3.      by participating in the Special Meeting and voting online during the Special Meeting.

If you are a stockholder of record of TWC and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to TWC, Four Embarcadero Center, Suite 2100, San Francisco, CA 94111 and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than            on            , or by participating in the Special Meeting and voting online during the Special Meeting. Simply participating in the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of TWC common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:     WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:     If you fail to take any action with respect to the Special Meeting and the Merger is approved by stockholders and consummated, you will become a shareholder of Cellebrite. As a corollary, failure to vote either for or against the Merger Proposal means you will not have any redemption rights in connection with the Merger to exchange your Public Shares for a pro rata share of the funds held in the Trust Account. If you fail to take any action with respect to the Special Meeting and the Merger is not approved, you will continue to be a stockholder of TWC while TWC searches for another target business with which to complete a business combination.

Q:     WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:     TWC stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:     WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:     If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Morrow Sodali LLC, the proxy solicitation agent for TWC, toll-free at (800) 662-5200.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Merger, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Merger and share exchange and the other transactions that will be undertaken in connection with the Merger. It is also described in detail in this proxy statement/prospectus in the section of this proxy statement/prospectus titled “The Merger Proposal — The Business Combination Agreement.”

Information About the Companies

Cellebrite

Cellebrite DI Ltd. (“Cellebrite”), a company organized under the laws of the State of Israel, is the leading provider of digital intelligence (“DI”), delivering a platform of software and services for legally sanctioned investigations.

The mailing address for Cellebrite’s principal executive office is 94 Shlomo Shmelzer Road, Petah Tikva 4970602, P.O.B 3925 Israel and its telephone number is +972 (73) 394-8000.

Merger Sub

Cupcake Merger Sub, Inc. (“Merger Sub”) is a newly formed Delaware corporation and a wholly owned subsidiary of Cellebrite. Merger Sub was formed solely for the purpose of effecting the Merger and has not carried on any activities other than those in connection with the Merger. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Cellebrite.

TWC

TWC Tech Holdings II Corp. is a recently incorporated blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this prospectus as our initial business combination.

TWC Units, Public Shares and the Public Warrants are listed on Nasdaq under the ticker symbols “TWCTU,” “TWCT,” and “TWCTW,” respectively.

The mailing address of TWC’s principal executive office is Four Embarcadero Center, Suite 2100, San Francisco, CA 94111. After the consummation of the Business Combination, TWC will become a wholly owned subsidiary of Cellebrite.

The Business Combination Agreement (page 103)

The terms and conditions of the merger of Merger Sub with and into TWC, with TWC surviving the merger as a wholly owned subsidiary of Cellebrite are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Merger.

Merger Consideration

The Per Share Merger Consideration consists of:

(i)     an amount of cash equal to the greater of $0 and the quotient of (x) $120,000,000 minus the amount of redemptions by Public Stockholders, divided by (y) the number of Public Shares outstanding as of immediately prior to the Effective Time but after the automatic conversion of Sponsor Shares into Public Shares (other than any treasury shares of TWC) (the “Per Share Cash Consideration”); and

(ii)    a number of Cellebrite Ordinary Shares equal to the quotient of (x)(A)(a) the equity value of Cellebrite (which will be based on an enterprise valuation of Cellebrite of $1,707,192,607.00 and certain adjustments thereto as set forth in the Business Combination Agreement), divided by (b) the number of Cellebrite Ordinary Shares (determined on a fully-diluted basis in the manner set forth in the Business Combination Agreement) issued and outstanding following such conversion of Cellebrite Preferred Shares, divided by (B) $10.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Public Shares) occurring prior to the Effective Time, in each case as calculated pursuant to terms and methodologies set forth in the Business Combination Agreement (the “Reference Price”) minus the Per Share Cash Consideration, divided by (y) the Reference Price (the “Per Share Equity Consideration” and together with the Per Share Cash Consideration, the “Per Share Merger Consideration”).

Matters Being Voted On

The TWC stockholders will be asked to consider and vote on the following proposals at the Special Meeting:

1.      a proposal to adopt the Business Combination Agreement and approve the transactions described in this proxy statement/prospectus. See “Proposal No. 1 — The Merger Proposal”;

2.      a proposal to approve the Amended Articles of Cellebrite. See “Proposal No. 2 — The Amended Articles Proposal”; and

3.      a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Merger Proposal or the Amended Articles Proposal. See “Proposal No. 3 — The Adjournment Proposal.”

The TWC Board of Directors’ Reasons for the Merger (page 89)

After careful consideration, the TWC Board recommends that TWC stockholders vote “FOR” each proposal being submitted to a vote of the TWC stockholders at the special meeting. For a description of TWC’s reasons for the approval of the Merger and the recommendation of the TWC Board, see the section entitled “Proposal No. 1 — The Merger Proposal — Recommendation of the TWC Board and Reasons for the Business Combination.”

Interests of TWC’s Officers and Directors in the Business Combination (page 96)

Certain of TWC’s executive officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Public Stockholders. The members of the TWC Board were aware of and considered these interests, among other matters, when they approved the Business Combination Agreement and recommended that TWC stockholders approve the proposals required to effect the Merger. See “Proposal No. 1 — The Merger Proposal — Interests of TWC’s Directors and Officers in the Business Combination.”

Certain Material U.S. Federal Income Tax Considerations (page 123)

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of shares of TWC common stock and the ownership and disposition of Cellebrite Ordinary Shares and Cellebrite Warrants, please see the information set forth in “Certain Material U.S. Federal Income Tax Considerations” beginning on page 123.

Certain Material Israeli Tax Considerations (page 141)

For a description of certain Israeli tax consequences of the ownership and disposition of Cellebrite Ordinary Shares and Cellebrite Warrants please see the information set forth in “Certain Material Israeli Tax Considerations” beginning on page 141.

Redemption Rights

We are providing Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon consummation of the Business Combination. Public Stockholders electing to exercise redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, as of two (2) business days prior to the consummation of the transactions contemplated by the Merger Proposal (including interest earned on the funds held in the Trust Account, net of taxes), upon the closing of the transactions contemplated by the Business Combination Agreement. A holder of Public Shares may elect to redeem without voting, and if they do vote, irrespective of whether they vote for or against the Merger Proposal. If the Business Combination is not consummated, such Public Shares will not be redeemed before the Outside Date.

The amount in the Trust Account is approximately $         per Public Share (based on the Trust Account balance as of March 31, 2021). Such amount we will distribute to Public Stockholders who properly redeem their Public Shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption right includes the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its Public Shares. There will be no redemption rights upon the completion of the Business Combination with respect to Sponsor Warrants. The Sponsor has agreed to waive its redemption rights in connection with the consummation of the Business Combination with respect to any shares of TWC common stock they may hold. The Sponsor did not receive any compensation in exchange for this agreement to waive its redemption rights. Currently, the Sponsor owns approximately 19.9% of the outstanding shares of TWC common stock, consisting of Sponsor Shares.

Ownership

Upon consummation of the Business Combination, the TWC stockholders will become Cellebrite shareholders.

The following table illustrates varying ownership levels for Cellebrite after the Business Combination under two scenarios: one with no redemptions by Public Stockholders and one with maximum redemptions by Public Stockholders. In addition, the ownership percentages below are based on the assumption that there are no adjustments for the outstanding Public Warrants issued in connection with the IPO as such securities are not exercisable until the later of September 15, 2021 and thirty (30) days after the Closing. There are also no adjustments for the estimated 6,403,843 shares reserved for the potential future issuance of Cellebrite Ordinary Shares upon the exercise of the options to purchase Cellebrite Ordinary Shares. Further, there are no adjustments for the up to 15,000,000 Cellebrite Ordinary Shares to be issued as Price Adjustment Shares to holders of Cellebrite Ordinary Shares and vested restricted stock units of Cellebrite as of immediately prior to the Effective Time as such shares are only issuable following the Closing contingent upon the occurrence of the Triggering Events (as defined in the Business Combination Agreement).

	As of March 31, 2021
	Assuming no redemption		Assuming max redemption
	Shares	%	Shares	%
Twc Stockholders	55,224,490	25.1	11,684,183	6.6
Existing Cellebrite shareholders(1)	134,324,524	61.2	134,324,524	76.3
Pipe shares	30,000,000	13.7	30,000,000	17.1
Total Cellebrite ordinary shares outstanding at closing (excluding unvested ordinary shares and price adjustment shares)	219,549,014	100.0	176,008,707	100.0
Cellebrite price adjustment shares	6,275,510		7,500,000
Total Cellebrite ordinary shares outstanding at closing (including unvested and price adjustment shares)	15,000,000		15,000,000

____________

(1)      Assumes a forward stock split based on a Stock Split Multiple of 0.95 as defined in the Business Combination Agreement. The forward stock split ratio is an estimate and is subject to change.

The figures in the above table are presented only as illustrative examples and are based on the assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

Appraisal Rights

TWC stockholders who (i) do not consent to the adoption of the Business Combination Agreement, (ii) follow the procedures set forth in Section 262 of the DGCL (including making a written demand of appraisal to TWC within 20 days after the date of mailing of the notice of appraisal rights) and (iii) have not otherwise waived the appraisal rights, will be entitled, under Section 262 of the DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be “fair value.” The “fair value” of their shares as so determined could be more than, the same as or less than the consideration payable pursuant to the Business Combination Agreement. Failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. See “Appraisal Rights of TWC Stockholders” attached to this proxy statement/prospectus as Annex D and Section 262 of the DGCL attached to this proxy statement/prospectus as Annex C.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the Special Meeting to authorize TWC to consummate the Merger, the TWC Board may submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Please see the section of this proxy statement/prospectus titled “The Adjournment Proposal.”

Date, Time and Place of Special Meeting of TWC’s Stockholders

The Special Meeting will be held virtually on           , 2021,            at local time, and conducted exclusively via live webcast at           . At the Special Meeting, TWC stockholders will be asked to approve the Merger Proposal, the Amended Articles Proposal and the Adjournment Proposal (if necessary).

Voting Power; Record Date

A majority of the voting power of the issued and outstanding TWC common stock entitled to vote at the Special Meeting must be represented at the meeting by virtual attendance or by proxy to constitute a quorum and in order to conduct business at the Special Meeting.

Approval of the Merger Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding Public Shares represented at the Special Meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the Special Meeting. Approval of the Amended Articles Proposal requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Sponsor Shares, voting separately as a single class, and (ii) the holders of a majority of the outstanding Public Shares, voting together as a single class. Approval of the Adjournment Proposal (if necessary) requires the affirmative vote of the holders of a majority of the total votes cast on the proposal.

The TWC Board has fixed the close of business on         , 2021 as the record date for determining the holders of TWC common stock entitled to receive notice of and to vote at the Special Meeting. As of the record date, there were          Public Shares and          Sponsor Shares outstanding and entitled to vote at the Special Meeting held by            holders of record. Each share of TWC common stock entitles the holder to one vote at the Special Meeting on each proposal to be considered at the Special Meeting.

Quorum and Vote of TWC Stockholders

A majority of the voting power of the issued and outstanding shares of TWC common stock present at the Special Meeting by virtual attendance or by proxy and entitled to vote is required to constitute a quorum and in order to conduct business at the Special Meeting, except that, where a proposal is to be voted on by a class of stock voting as a separate class, holders of shares representing a majority of the outstanding shares of such class shall constitute a quorum of such class for such proposal. A vote to “ABSTAIN” from voting shares represented at the meeting by virtual attendance or by proxy on one or more of the proposals in this proxy statement/prospectus will count as present for the purposes of establishing a quorum. Broker Non-Votes will not count as present for the purposes of establishing a quorum. As of the TWC Record Date, the presence by virtual attendance or by proxy of          shares of TWC common stock (            , representing           % of the TWC Class A Common Stock, in addition to the TWC

Class B Common Stock) is required to achieve a quorum for the Merger Proposal and the Adjournment Proposal (if necessary). As of the TWC Record Date, the presence by virtual attendance or by proxy of            shares of TWC Class B Common Stock and              shares of TWC common stock is required to achieve a quorum for the Amended Articles Proposal. In the absence of a quorum, the chairman of the Special Meeting may adjourn the Special Meeting.

Certain Voting Arrangements

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, the Sponsor, Cellebrite and the Sponsor Parties entered into a Sponsor Support Agreement, pursuant to which, among other things, (i) each Sponsor Party and each director of TWC agreed to vote in favor of, and to adopt and approve, the Business Combination Agreement and all other documents and transactions contemplated thereby, (ii) each Sponsor Party agreed to deliver a duly executed copy of the Investor Rights Agreement on the date of Closing, (iii) each Sponsor Party acknowledges the Lock-Up Restrictions set forth in the Amended Articles and acknowledges that such Lock-Up Restrictions shall be binding and enforceable against such Sponsor Party upon the Amended Articles coming into effect, (iv) each Sponsor Party agrees to waive and not exercise any rights to adjustment or other anti-dilution protections with respect to the rate at which Sponsor Shares convert into Public Shares under the terms of the Existing TWC Charter, (v) each Sponsor Party agreed to forfeit certain of their Public Shares immediately prior to the Effective Time, and (vi) each Sponsor Party agreed to subject certain of their shares of Cellebrite Ordinary Shares received in the Business Combination to certain vesting provisions following the Closing, based on the achievement of certain trading price targets or upon a Change of Control (as defined in the Business Combination Agreement) of Cellebrite between the Closing and the seven (7) year anniversary of Closing, in each case subject to the terms and conditions of the Sponsor Support Agreement.

Cellebrite Shareholders Support Agreements

Contemporaneously with the execution of the Business Combination Agreement, TWC, Cellebrite and certain Cellebrite shareholders entered into shareholder support agreements (the “Cellebrite Shareholders Support Agreements”), pursuant to which, among other things, such shareholders agreed to (i) vote in favor of, and to adopt and approve, the Business Combination Agreement and all other documents and transactions contemplated thereby, (ii) deliver a duly executed copy of the Investor Rights Agreement substantially simultaneously with the Effective Time and (iii) acknowledge the Lock-Up restrictions set forth in the Amended Articles and acknowledge that such Lock-Up restrictions shall be binding and enforceable against such shareholders upon the Amended Articles coming into effect.

Redemption and Voting Agreement

Contemporaneously with the execution of the Business Combination Agreement, TWC and certain institutional investors entered into the Redemption and Voting Agreement with respect to 4,750,000 TWC Shares, pursuant to which, among other things, such institutional investors have agreed to (i) elect to exercise redemption rights with respect to Public Shares beneficially owned by them and (ii) vote to adopt and approve the Business Combination Agreement and all other documents and transactions contemplated thereby.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. TWC has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a TWC stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A TWC stockholder may also change its vote by submitting a later-dated proxy as described in the section of this proxy statement/prospectus titled “Special Meeting of TWC Stockholders — Revoking Your Proxy.”

Recommendation to Stockholders

The TWC board of directors (the “TWC Board”) believes that the Merger Proposal and the other proposals to be presented at the Special Meeting are fair to and in the best interest of TWC stockholders and unanimously recommends that TWC stockholders vote “FOR” the Merger Proposal and the Amended Articles Proposal and “FOR” the Adjournment Proposal, if presented.

Comparison of Rights of TWC stockholders and Cellebrite Shareholders (page 263)

If the Business Combination is successfully completed, TWC stockholders will become holders of Cellebrite Ordinary Shares, and their rights as shareholders will be governed by Cellebrite’s organizational documents. There are also differences between the laws governing TWC, a Delaware corporation, and Cellebrite, an Israeli company. Please see “Comparison of Rights of Cellebrite Shareholders and TWC Stockholders” on page 263 for more information.

Emerging Growth Company

Each of TWC and Cellebrite is, and consequently, following the Merger, Cellebrite will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, Cellebrite will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find Cellebrite Ordinary Shares less attractive as a result, there may be a less active trading market for Cellebrite Ordinary Shares and the prices of Cellebrite Ordinary Shares may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Cellebrite has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Cellebrite, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Cellebrite’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Cellebrite will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Cellebrite’s initial public offering, (b) in which Cellebrite has total annual gross revenue of at least $1.07 billion, or (c) in which Cellebrite is deemed to be a large accelerated filer, which means the market value of Cellebrite’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Cellebrite has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

Cellebrite expects to be a “foreign private issuer” under SEC rules following the consummation of the Merger. Consequently, Cellebrite will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Cellebrite will be required to file its annual report on Form 20-F for the year ending December 31, 2021 with the SEC by April 30, 2022. In addition, Cellebrite will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Cellebrite in Israel or that is distributed or required to be distributed by Cellebrite to its shareholders.

Based on its foreign private issuer status, Cellebrite will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. Cellebrite will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Cellebrite officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the shares of Cellebrite.

Despite its initial exemption due to its foreign private issuer status, following the consummation of the Merger, Cellebrite nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the Business Combination.

Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a stockholder should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section of this proxy statement/prospectus titled “Risk Factors.” Some of the risks related to TWC and Cellebrite are summarized below:

•        If we do not continue to develop technologically advanced solutions and successfully integrate with the software solutions used by our customers, our future revenue and operating results may be negatively affected.

•        We are materially dependent on acceptance of our solutions by law enforcement markets and government agencies, both domestic and international. If law enforcement and other government agencies do not continue to purchase, accept and use our solutions, our revenue will be adversely affected.

•        Real or perceived errors, failures, defects or bugs in our DI solutions could adversely affect our results of operations, growth prospects and reputation.

•        A failure to maintain sales and marketing personnel productivity or hire, integrate and retain additional sales and marketing personnel could adversely affect our results of operations and growth prospects.

•        The global COVID-19 pandemic could negatively impact our business, installations, trainings, and general operations.

•        Current and future competitors could have a significant impact on our ability to generate future revenue and profits.

•        We face intense competition and could face pricing pressure from, and lose market share to, our competitors, which would adversely affect our business, financial condition, and results of operations.

•        If our solutions are inadvertently or deliberately misused by customers, such customers may achieve sub-optimal results, which could lead to the perception that our solutions are low-quality.

•        Our reputation and brand are important to our success, and we may not be able to maintain and enhance our reputation and brand, which would adversely affect our business, financial condition, and results of operations.

•        The estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

•        Changes to our packaging and licensing models could adversely affect our ability to attract or retain customers.

•        If we fail to manage future growth effectively, our business could be harmed.

•        Our future growth depends in part on our ability to introduce new solutions and add-ons and our failure to do so may harm business and operating results.

•        We do not generally engage in e-commerce, which may result in the purchase process being more difficult for customers compared to other businesses.

•        Issues in the use of artificial intelligence (“AI”) (including machine learning) in our platform may result in reputational harm or liability.

•        We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

•        Higher costs or unavailability of materials used to create hardware could adversely affect our financial results.

•        Fluctuations in foreign currency exchange rates could materially affect our financial results.

•        The sales cycle for some of our solutions can be lengthy.

•        If we are unable to retain qualified personnel and senior management, including Yossi Carmil, our Chief Executive Officer, and hire and retain additional qualified personnel, our business could suffer.

•        The security of our operations and the integrity of our software solutions are critical to our operations and to maintaining the trust and confidence of our customers.

•        Our sales to government customers expose us to business volatility and risks, including government budgeting cycles and appropriations, early termination, audits, investigations, sanctions and penalties.

•        A decline in government budgets, changes in spending or budgetary priorities, or delays in contract awards may significantly and adversely affect our future revenue and limit our growth prospects.

•        Evolving government procurement policies and increased emphasis on cost over performance could adversely affect our business.

•        Changes in civil forfeiture laws may affect our customers’ ability to purchase our solutions.

•        Our revenue from private sector customers could be adversely affected by any weakening of economic conditions.

•        Failure to adequately obtain, maintain, protect and enforce our intellectual property and other proprietary rights could adversely affect our business.

•        Some of our software and systems contain open source software, which may pose particular risks to our proprietary software and information technology systems.

•        Other companies may claim that we infringe their intellectual property, which could materially increase costs and materially harm our ability to generate future revenue and profits.

•        Certain of our solutions may be perceived as, or determined by the courts to be, a violation of privacy rights and related laws. Any such perception or determination could adversely affect our revenue and results of operations.

•        Some of our solutions may be used by customers in a way that is, or that is perceived to be, incompatible with human rights. Any such perception could adversely affect our reputation, revenue and results of operations.

•        We may not enter into relationships with potential customers if we consider their activities to be inconsistent with our organizational mission or values.

•        We occasionally have limited access to third party data, and if our security measures are breached and unauthorized access to this data is obtained, our systems, data centers and our solutions may be perceived as not being secure, customers may curtail or stop using our service and we may incur significant legal and financial exposure and liabilities.

•        Our business is subject to complex and evolving U.S. and non-U.S. laws and regulations regarding privacy, data protection and security, technology protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or otherwise harm our business.

•        We may in the future become involved in legal, regulatory, or administrative inquiries and proceedings, and unfavorable outcomes in litigation or other of these matters could negatively impact our business, financial conditions, and results of operations.

•        We are subject to Israeli export laws and governmental trade controls, including import and export controls, and any non-compliance with these laws could negatively impact our operating results.

•        Our largest shareholder, SUNCORPORATION, is a Japanese public company and currently a holder of 71.5% of Cellebrite’s outstanding shares.

•        A variety of new and existing laws and/or interpretations could materially and adversely affect our business.

•        Failure to comply with laws, regulations, or contractual provisions applicable to our business could cause us to lose government customers or our ability to contract with the U.S. and other governments.

•        Conditions in Israel could materially and adversely affect our business.

•        It may be difficult to enforce a U.S. judgment against us, our officers and directors or the experts named in this proxy statement/prospectus in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on our officers and directors or experts.

•        Your rights and responsibilities as our shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

•        Provisions in the Amended Articles may have the effect of discouraging lawsuits against us and our directors and officers.

•        TWC may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case TWC would cease all operations except for the purpose of winding up and would redeem its Public Shares and liquidate.

•        TWC may not have sufficient funds to consummate the Business Combination.

•        If the PIPE Investments are not consummated and Cellebrite does not waive the Minimum Cash Amount, the Business Combination Agreement may be terminated.

•        If a Public Stockholder fails to properly demand redemption rights, they will not be entitled to convert their Public Shares into a pro rata portion of the Trust Account.

•        Because the market price of Public Shares will fluctuate, Cellebrite shareholders cannot be certain of the value of the merger consideration they will receive until the Closing.

•        TWC has a limited ability to assess the management of Cellebrite’s business and, as a result, cannot assure you that Cellebrite’s management has all the skills, qualifications or abilities to manage a public company.

•        The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the Business Combination or Cellebrite’s future results.

•        The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

•        Cellebrite shareholders will have a reduced ownership and voting interest after the Business Combination and will be unable to exercise the same influence over management as before the Business Combination.

•        Public Stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•        The market price of Cellebrite Ordinary Shares after the Business Combination may be affected by factors different from those currently affecting the prices of Public Shares.

•        Future resales of the Cellebrite Ordinary Shares issued in connection with the Business Combination may cause the market price of the Cellebrite Ordinary Shares to drop significantly, even if Cellebrite’s business is doing well.

•        TWC has not obtained an opinion from an independent investment banking firm confirming that the merger consideration is fair to TWC stockholders from a financial point of view.

•        We cannot assure you that the Cellebrite Ordinary Shares will be approved for listing on Nasdaq or that Cellebrite will be able to comply with the continued listing standards of Nasdaq.

•        The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed and such termination could negatively impact TWC and Cellebrite.

•        The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

•        Third parties may terminate or alter existing contracts or relationships with TWC or Cellebrite.

•        TWC and Cellebrite will incur substantial transaction fees and costs in connection with the Business Combination and the integration of their businesses.

•        TWC directors and officers may have interests in the Business Combination different from the interests of Public Stockholders.

•        TWC and Cellebrite will be subject to business uncertainties while the Business Combination is pending.

•        TWC and Cellebrite may be materially adversely affected by negative publicity related to the Business Combination and in connection with other matters.

•        The Business Combination Agreement contains provisions that may discourage other companies from attempting to acquire Cellebrite for greater merger consideration.

•        The Business Combination Agreement contains provisions that may discourage TWC from seeking an alternative business combination.

•        TWC stockholders will have their rights as stockholders governed by the articles of association of Cellebrite.

•        The Sponsor has agreed to vote in favor of the proposals at the Special Meeting, regardless of how Public Stockholders vote.

•        If third parties bring claims against TWC, the proceeds held in the Trust Account could be reduced, and the per share redemption amount received by Public Stockholders may be less than $10.00 per Public Share.

•        If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the TWC Board will not have the ability to adjourn the Special Meeting in order to solicit further votes, and, therefore, the Business Combination will not be approved.

•        As a “foreign private issuer” under applicable securities laws and regulations, Cellebrite is permitted to, and may, file less or different information with the SEC than a company incorporated in the United States, and will follow certain home country governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

•        Cellebrite is an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, Cellebrite Ordinary Shares may be less attractive to investors.

•        If the Business Combination does not qualify as a reorganization under Section 368(a) of the Code, is taxable under Section 367(a) of the Code, or is otherwise taxable to U.S. Holders of TWC common stock and/or TWC Warrants, then the Merger would be taxable with respect to such U.S. Holders.

•        The IRS may not agree that Cellebrite should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

•        Code Section 7874 may limit the ability of TWC to use certain tax attributes following the Merger, increase Cellebrite’s U.S. affiliates’ U.S. taxable income or have other adverse consequences to Cellebrite and Cellebrite’s shareholders.

•        If we do not qualify for Israeli tax benefits, our effective tax rate on our business income and the Israeli withholding tax on distributions of dividends by us to our shareholders may be higher than expected.

•        We may be subject to deferred Israeli corporate tax liability with respect to certain payments out of income that was previously exempt from Israeli corporate tax.

•        We may be required to pay Israeli taxes, including by way of withholding from our shareholders, as a result of the transactions contemplated by the Business Combination Agreement, and if we do not receive the Transaction Tax Ruling exempting the Indemnified TWC Parties (as defined in the Business Combination Agreement) from certain taxes we may be required to indemnify the Indemnified TWC Parties for such Israeli withholding tax liability.

•        There is no guarantee that a Public Stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

•        If a Public Stockholder fails to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

•        If you or a “group” of Public Stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such Public Shares in excess of 15% of the Public Shares.

•        You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to redeem or sell your Public Shares potentially at a loss.

•        Joint ventures, partnerships, and strategic alliances may have a material adverse effect on our business, results of operations and prospects.

•        We may acquire or invest in companies and technologies, which may divert our management’s attention, and result in additional dilution to our shareholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions or investments.

•        Our international operations expose us to business, political and economic risks that could cause our operating results to suffer.

•        If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

•        Our provision for income taxes and effective income tax rate may vary significantly and may adversely affect our results of operations and cash resources.

•        We are subject to anti-corruption, anti-bribery, and similar laws, and non-compliance with such laws can subject us to criminal penalties or significant fines, harm and reputation, and adversely affect our business, financial condition, results of operations, and growth prospects.

•        Our pricing structures for our solutions may change from time to time.

•        If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF TWC AND CELLEBRITE

The following table sets forth summary historical comparative share and unit information for TWC and Cellebrite and unaudited pro forma condensed combined per share information of TWC after giving effect to the Business Combination (as defined in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”), assuming two redemption scenarios as follows:

•        Assuming No Redemptions: This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.

•        Assuming Maximum Redemptions: This presentation assumes that Public Stockholders holding approximately 54,315,817 shares of Class A common stock will exercise their redemption rights for the $543.2 million of funds in the Trust Account. Cellebrite’s obligations under the Business Combination Agreement are subject, among other conditions, to the amount of cash and cash equivalents in the Trust Account (after giving effect to redemptions of Public Shares and payment of TWC expenses but before payment of Cellebrite transaction related expenses), together with the aggregate amount actually received from the PIPE Investors pursuant to the PIPE Investment, any backstop financing received by TWC prior to the Effective Time, and the amount of cash and cash equivalents held by TWC without restriction outside of the Trust Account and interest earned on cash held inside of the Trust Account (less all indebtedness or other accrued payment obligations not constituting transaction related TWC expenses), equaling at least $300 million (the “Minimum Cash Condition”). The Business Combination may be consummated only if TWC has at least $5,000,000 of net tangible assets after giving effect to the redemption of any Public Shares submitted for redemption. If the aggregate redemption price for Public Shares submitted for redemption would exceeds the amount set forth in the maximum redemption scenario set forth herein, TWC may need to obtain an additional equity contribution or reduce the per share redemption price to ensure that TWC complies with the limitation under the Existing TWC Charter, which prohibits TWC from redeeming or repurchasing Public Shares submitted for redemption if such redemption would result in TWC’s failure to have net tangible assets (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)) in excess of $5 million. As TWC expects to retain at least the minimum required capital to satisfy its obligation to maintain net tangible assets in excess of $5 million, the Minimum Cash Condition will be satisfied if the PIPE investors consummate their PIPE investments for an aggregate of $300 million of Cellebrite ordinary shares.

The unaudited pro forma book value information reflects the Transactions as if they had occurred on March 31, 2021. The weighted average shares outstanding and net earnings per share information reflect the Transactions as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Cellebrite and TWC and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Cellebrite and TWC is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Cellebrite and TWC would have been had the companies been combined during the periods presented.

	Cellebrite	TWC	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the year ended December 31, 2020
Book value per share – basic and diluted(1)	$0.49	$0.33	$1.96	$0.09
Weighted average shares outstanding – basic and diluted(2)(3)	128,921,047	15,000,000	223,887,358	181,571,541
Net loss per share – basic and diluted	$(0.07)	$(1.01)	$(0.05)	$(0.12)
Shareholders’ equity	63,804	5,000	439,627	16,469
As of and for the three months ended March 31, 2021
Book value per share – basic(1)			$1.29	$(0.78)
Book value per share – diluted(1)			$1.18	$(0.71)
Book value per share – basic and diluted(1)	$0.52	$0.33
Weighted average shares outstanding – basic(2)(3)			224,989,167	182,673,350
Weighted average shares outstanding – diluted(4)			244,878,359	202,562,542
Weighted average shares outstanding – basic and diluted	130,077,090	15,000,000
Net income per share – basic			$0.09	$0.11
Net income per share – diluted			$0.08	$0.10
Net income (loss) per share – basic and diluted	$(0.001)	$1.09
Shareholders’ equity	68,169	5,000	289,807	(143,397)

____________

(1)      Book value per share equals total equity divided by total weighted shares outstanding.

(2)      Assuming no redemption: calculated as the sum of (i) 60,000,000 Cellebrite Ordinary Shares issued to Public Stockholders and 6,000,000 Cellebrite Ordinary Shares issued to the Sponsor Parties, multiplied by 0.84, the Per Share Equity Consideration; (ii) Cellebrite’s weighted average number of ordinary shares used in computing basic and diluted net loss per share (128,921,047 for the year ended December 31, 2020 and 130,077,090 for the three months ended March 31, 2021), multiplied by 0.95, the Stock Split Multiple; (iii) the number of Cellebrite Preferred Shares (41,459,369), multiplied by 0.95, the Stock Split Multiple and (iv) 7,500,000 Restricted Sponsor Shares, multiplied by 0.84, the Per Share Equity Consideration.

(3)      Assuming maximum redemption: calculated as the sum of (i) 5,684,183 Cellebrite Ordinary Shares issued to Public Stockholders and 6,000,000 Cellebrite Ordinary Shares issued to the Sponsors Parties; (ii) Cellebrite’s weighted average number of ordinary shares used in computing basic and diluted net loss per share (128,921,047 for the year ended December 31, 2020 and 130,077,090 for the three months ended March 31, 2021), multiplied by 0.95, the Stock Split Multiple; (iii) the number of Cellebrite Preferred Shares (41,459,369), multiplied by 0.95, the Stock Split Multiple; and (iv) 7,500,000 Restricted Sponsor Shares.

(4)      The diluted weighted average shares outstanding includes the dilutive effect of 19,889,192 vested and unvested options of Cellebrite. Including these options in the earnings per share calculation for the year ended December 31, 2020 would have resulted in anti-dilution, thus they have been excluded from the calculation of diluted loss per share for the year ended December 31, 2020.

PRICE RANGE OF SECURITIES AND DIVIDENDS

TWC

The TWC Units, Public Shares and Public Warrants are listed traded on Nasdaq under the ticker symbols “TWCTU,” “TWCT” and “TWCTW,” respectively.

The closing price of the TWC Units, Public Shares and Public Warrants on April 7, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.18, $10.02 and $1.21, respectively. As of         , the TWC Record Date for the Special Meeting, the closing price of the TWC Units, Public Shares and Public Warrants was $        , $         and $        , respectively.

The following table shows, for the periods indicated, the high and low sales prices per share of the TWC Units, Public Shares and Public Warrants as reported by Nasdaq. Prior to September 11, 2020, there was no established public trading market for TWC Units. Public Shares and Public Warrants have begun trading on November 2, 2020.

	TWC Units		Public Shares		Public Warrants
Quarter Ended	High	Low	High	Low	High	Low
2020
Third quarter(1)	$10.83	$10.05	—	—	—	—
Fourth quarter(2)	$11.29	$9.95	$16.0	$9.35	$2.00	$1.00
2021
First quarter	$13.14	$10.0	$11.75	$9.68	$2.64	$0.96
Second quarter (through June 24, 2021)	$10.68	$10.01	$10.20	$9.82	$1.83	$1.8

____________

(1)      Reflects the high and low trading prices of TWC Units beginning on September 11, 2020, the first day that TWC Units began trading on Nasdaq.

(2)      Reflects the high and low trading prices of Public Shares and Public Warrants beginning on November 2, 2020, the first day that Public Shares and Public Warrants began trading on Nasdaq.

Holders of TWC Units, Public Shares and Public Warrants should obtain current market quotations for their securities. The market price of TWC’s securities could vary at any time before the Business Combination.

Holders

As of             , 2021, there was one holder of record of TWC Units, one holder of record of Public Shares, one holder of record of Public Warrants, one holder of record of Sponsor Shares and one holder of record of Sponsor Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose TWC Units, Public Shares and Public Warrants are held of record by banks, brokers and other financial institutions.

Dividends

TWC has not paid any cash dividends to date and does not intend to pay cash dividends prior to Closing.

Cellebrite

Market Price of Cellebrite Ordinary Shares

Historical market price information regarding Cellebrite is not provided because there is no public market for their securities. Cellebrite is applying to list Cellebrite Ordinary Shares on Nasdaq upon the Effective Time under the ticker symbols “CLBT.”

Holders

As of the date of this proxy statement/prospectus, Cellebrite had 153 holders of record.

Dividends

Cellebrite has paid dividends to its shareholders several times in the past. In 2020 and 2019 the Cellebrite Board declared and distributed a dividend of $10 million and $25 million, respectively, which were paid during the year. Following the completion of the Business Combination, the Cellebrite Board will consider whether or not to institute a dividend policy. It is presently intended that Cellebrite will retain its earnings for use in business operations and, accordingly, it is not anticipated that the Cellebrite Board will declare dividends in the foreseeable future. However, on the date of Closing and prior to the conversion of Cellebrite Preferred Shares into Cellebrite Ordinary Shares, an initial dividend of $21.3 million is expected to be paid to the holders of Cellebrite Ordinary Shares and holders of vested restricted stock units of Cellebrite. An additional dividend of $78,700,000 (which was approved by the Israeli district court on May 23, 2021) will also be payable at such time to holders of Cellebrite Ordinary Shares and holders of vested restricted stock units.

RISK FACTORS

Investing in Cellebrite Ordinary Shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes, before making a decision to invest in Cellebrite Ordinary Shares. Our business, financial condition, results of operations, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, financial condition, results of operations, and prospects could be adversely affected. In that event, the trading price of Cellebrite Ordinary Shares could decline, and you could lose part or all of your investment. Risks relating to the business of Cellebrite will be disclosed in future documents filed or furnished by the Company and/or TWC with the SEC, including the documents filed or furnished in connection with the proposed transactions between the Company and TWC. The risks presented in such filings will be consistent with those that would be required for a public company in their SEC filings, including with respect to the business and securities of the Company and TWC and the proposed transactions between the Company and TWC, and may differ significantly from, and be more extensive than, those presented below.

Risks Related to Our Business and Industry

If we do not continue to develop technologically advanced solutions and successfully integrate with the software solutions used by our customers, our future revenue and operating results may be negatively affected.

Cellebrite offers a comprehensive DI platform that includes a variety of solutions designed to help law enforcement collect, review, analyze and manage investigative data. We specialize in collecting, decoding, decrypting and analyzing digital devices and sources from a variety of OEMs as well as the applications installed on such sources. Because OEMs and other software manufacturers are continuously changing their products, our success depends on our ability to design and develop new solutions and upgrades to our existing software that keep up with these changes. For example, we are developing new products to assist our customers with consent-based remote collection capabilities and currently plan to introduce these products in 2021. However, there can be no assurance that we are able to design and develop adequate solutions and upgrades that will be compatible with products from OEMs and other software manufacturers. If we are unable to update our software to keep up with the evolving security and encryption strategies in the industry, the utility of our solutions may decrease over time if it becomes unable to extract data from certain digital devices and our software may be vulnerable to malicious attacks. As a result, our reputation might be harmed and our operating results may be negatively affected. For example, while we aim to maintain adequate research and development personnel and resources to meet the demands of the market, Cellebrite’s Ffmpeg DLL software bundles have not been updated since 2012 and therefore may be vulnerable to security threats.

If we experience high turnover of our product and development personnel, a lack of managerial resources to guide our research and development, or a lack of other research and development resources, we may miss or fail to execute on new product development and strategic opportunities and consequently lose potential and actual market share. The success of our business is dependent on our product and development teams developing and executing on a product roadmap that allows us to retain and increase the spending of our existing customers and attract new customers. We believe we offer high-quality solutions with features not offered by competitors selling at a lower price point, and so a failure to continue offering the same caliber of solutions will adversely affect revenue and operating results.

We are materially dependent on acceptance of our solutions by law enforcement markets and government agencies, both domestic and international. If law enforcement and other government agencies do not continue to purchase, accept and use our solutions, our revenue will be adversely affected.

Sales to law enforcement agencies accounted for approximately 90% of our revenue in 2018, 2019 and 2020. At any point, due to external factors and opinions, whether or not related to product performance, law enforcement agencies may elect to no longer purchase our solutions. The key dynamics and trends affecting the digital investigations and intelligence market include: (i) the explosive growth in the volume of data production and availability, (ii) the increases in data complexity, (iii) the lack of digital forensic professionals, (iv) constraints in resources in the public sector, (v) the growing frequency, sophistication and business impact of cybercrimes in the private sector, (vi) the growing risk of insider threats and employee misconduct in private enterprises and (vii) the substantial increase in the remote workforce. For example, while we have not yet had any government clients cancel contracts due to the COVID-19 outbreak, the outbreak may adversely impact the operating budgets of local governments, which may reduce the budget for law enforcement and corrections. In addition, although we have experienced no negative impact on our revenue from the recent changes in public sentiment around police funding, such as the “Defund the Police” movement, these changes may impact our revenue in the future. Revenue growth may be impacted by changes in organizational structure leading to complex decision-making processes within the public sector or by a reduction in the pace of adoption of investigation and justice acceleration related technologies.

Real or perceived errors, failures, defects or bugs in our DI solutions could adversely affect our results of operations, growth prospects and reputation.

Because we offer a complex platform, undetected errors, defects, failures or bugs may occur, especially when solutions or capabilities are first introduced or when new versions or other product or infrastructure updates are released. Despite frequent testing by us and regular software updates, errors, failures, or bugs may not be found in new software or releases until after they are implemented, and this could adversely affect our reputation and our customers’ willingness to buy solutions from us, and adversely affect market acceptance or perception of our solutions.

Many of our customers, especially those in law enforcement, use our solutions in applications that are of public interest or critical to their businesses or missions and may thus have a lower risk tolerance to defects in our solutions than to defects in other, less critical, software solutions. Errors or delays in releasing software updates or allegations of unsatisfactory performance or errors, defects or failures in released software could cause us, in the long run, to lose sales opportunities, increase our service costs, incur substantial software redesigning costs, lose customers or subject us to liability for damages and divert our resources from other tasks, any one of which could materially and adversely affect our business, results of operations and financial condition. In addition, our solutions could be perceived as ineffective for reasons outside of our control.

An error, failure or bug in any of our solutions by our law enforcement customers could lead to interference with the administration of justice, for example by corrupting digital evidence. Real or perceived errors, failures, or bugs in our solutions, or dissatisfaction with our solutions and outcomes, could result in customer terminations. In such an event, we may be required, or we may choose, for customer relations or other reasons, to expend additional resources in order to help correct any such errors, failures, or bugs.

A failure to maintain sales and marketing personnel productivity or hire, integrate and retain additional sales and marketing personnel could adversely affect our results of operations and growth prospects.

Our business requires intensive sales and marketing activities. Part of our strategy is to attract a larger number of large law enforcement customers to use more of our solutions. Our sales and marketing personnel are essential to this effort and to attracting new customers and expanding sales to existing customers generally. We require personnel with expertise in government contracting at both the federal and local level in a variety of countries, and expertise in the private market, and with sufficient technical literacy to discuss our solutions’ features. There is a limited number of individuals with this experience and competition for them is intense. Furthermore, once hired it takes at least three months before a new sales force member is fully trained and operating at a level that meets our expectations, and during the COVID-19 pandemic such training may take even longer. We invest significant time and resources in training new members of our sales force, and we may be unable to achieve our target performance levels with new sales personnel as rapidly as we have done in the past, or at all, due to larger numbers of hires or lack of experience training sales personnel to operate in new jurisdictions or because of the remote hiring and training process. Our failure to hire a sufficient number of qualified individuals, to integrate new sales force members within the time periods we have achieved historically, and to contain sales force attrition rates may materially impact the growth of our business.

The global COVID-19 pandemic could negatively impact our business, installations, trainings, and general operations.

The outbreak of the novel coronavirus and the COVID-19 disease that it causes has evolved into a global pandemic. In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, we have taken precautionary measures intended to minimize the risk of the virus to our employees, our customers, and the communities in which we operate, including temporarily limiting in-person customer training events, which may negatively impact our business.

While the COVID-19 pandemic to date has not had any noticeable impact on our contract renewal rate, it is possible that it will in the future. Many of our customers are government agencies, and their budgets may have been and may continue to be stretched thin due to the efforts taken to combat the pandemic. If some of our government customers experience budget shortfalls, they may decide to forgo using our platform.

Further, the COVID-19 pandemic has caused and may continue to cause delays in onboarding new customers. In certain countries, customers have had issues accessing their systems remotely in order to generate purchase orders, and this has led to some processing delays. While none of these delays has been significant, they may become significant in the future or transition from delays to outright cancellation. Further, some on-premise POCs of our solutions may be postponed or cancelled due to COVID-19 which may delay the closing of sales transactions with certain customers.

Additionally, a significant portion of our training activities are usually in person. In the normal course of business, our on-premises training staff teach in physical classrooms either at the customers’ facilities or in facilities rented by us. Currently, due to travel restriction and personal distance requirements, the Company offers its classes either in a remote format or on-premises. Also, in the normal course of business, our on-the-ground on-premises deployment staff travel to our customers’ workplaces to demonstrate how to use our solutions. Currently, however, as a result of the work and travel restrictions related to the COVID-19 pandemic and the precautionary measures that we have adopted or that local governments prescribe, substantially all of our training activities are being conducted remotely. The remote offering of our services could lead to a decrease in efficacy or value, potentially making our solutions less appealing.

Furthermore, as a result of the COVID-19 pandemic, our employees are currently required to work from the office three times a week and work remotely the remaining two days a week. It is possible that widespread remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business, and on third-party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in increased consumer privacy, data security, and fraud risks, and our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities in connection with the COVID-19 pandemic, may be subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments.

More generally, the COVID-19 pandemic has adversely affected and may continue to adversely affect economies and financial markets globally, which may lead to a continued economic downturn, which may decrease technology spending generally and could adversely affect demand for our solutions. It is not possible at this time to estimate the full impact that COVID-19 will have on our business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted.

Current and future competitors could have a significant impact on our ability to generate future revenue and profits.

The markets for our solutions are competitive and are subject to rapid technological change and other pressures created by changes in our industry. We face varying levels of competition across our product offerings. We face varying levels of competition depending on our product offerings. Our Collect & Review solutions, including the UFED series and Cellebrite Premium, face significant competition. Our competitors offer products similar to our Collect & Review solution with fewer capabilities but lower price points, and some customers may determine that they prefer these competitors’ products based on cost. Our Analyze and Manage solutions, such as Cellebrite Pathfinder and Commander, currently face relatively limited competition but this could change in the future. Some customers have decided to purchase both our solutions and a competitor’s products for verification purposes, but these customers may later decide to terminate their use of a second product, potentially ours, depending on which of our solutions the customers are purchasing. Competition may increase and intensify in the future as the pace of technological change and adaptation quickens and as additional companies enter our markets, including those competitors who offer solutions similar to ours, but offer it through a different form of delivery. Numerous releases of competitive products have occurred in recent history and are expected to continue in the future. We may not be able to compete effectively with current competitors and potential entrants into our marketplace. We could lose market share if our current or prospective competitors: (i) develop technologies that are perceived to be substantially equivalent or superior to our technologies, (ii) introduce new competitive products or services, (iii) add new functionality to existing products and services, (iv) acquire competitive products and services, (v) reduce prices, or (vi) form strategic alliances or cooperative relationships with other companies. If other businesses were to engage in aggressive pricing policies with respect to competing products, or if the dynamics in our marketplace resulted in increasing bargaining power by the consumers of our solutions, we might need to lower the prices we charge for the solutions we offer. This could result in lower revenue or reduced profit margins, either of which may materially adversely affect our business and operating results.

We face intense competition and could face pricing pressure from, and lose market share to, our competitors, which would adversely affect our business, financial condition, and results of operations.

Many of our current and potential competitors are larger and may have substantially greater resources than we have and expect to have in the future. They may also be able to devote greater resources to the development of their current and future technologies or the promotion of their offerings or offer lower prices. Our current and potential competitors may also establish cooperative or strategic relationships among themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the DI industry or greater financial resources than we possess, will seek to provide solutions or solutions that compete directly or indirectly with ours in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.

We believe our ability to compete successfully in delivering DI at significantly reduced cost to customers does and will depend on a number of factors, which may change in the future due to increased competition, our ability to meet our customers’ needs and the frequency and availability of our offerings. If we are unable to compete successfully, our business, financial condition and results of operations could be adversely affected.

If our solutions are inadvertently or deliberately misused by customers, such customers may achieve sub-optimal results, which could lead to the perception that our solutions are low-quality.

Once purchased, our solutions are operated by our customers, and if our customers do not use the platform correctly or as intended, inadequate performance or outcomes may result. Our solutions are sometimes used by customers with smaller or less sophisticated IT departments, potentially resulting in such platform performing at a lower level than anticipated by the customer. Our customers rely on our solutions to address important business goals and challenges, and so the incorrect or improper use or configuration of our solutions may result in contract terminations or non-renewals, reduced customer payments, negative publicity, or legal claims against us.

Furthermore, if customer personnel are not well trained in the use of our platform, customers may defer the deployment of our platform and solutions, may deploy them in a more limited manner than originally anticipated, or may not deploy them at all. If there is substantial turnover of Cellebrite or customer personnel responsible for procurement and/or use of our platform, our platform may go unused or be adopted less broadly, and our ability to make additional sales may be substantially limited, which could negatively impact our business, results of operations, and growth prospects.

Our reputation and brand are important to our success, and we may not be able to maintain and enhance our reputation and brand, which would adversely affect our business, financial condition, and results of operations.

We believe that our brand and reputation are critical to driving our business. Building our brand will depend largely on our ability to continue to provide top-tier service, including high quality valued solutions, and appropriate price points, which we may not do successfully. Negative reviews or publicity about our solutions, services, deliverables, or customer support, especially on media outlets, could harm our reputation and diminish our ability to make additional sales, which would adversely affect our business, financial condition, and results of operations.

The estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Due to the multiple and complex drivers of technological change, and the diversified nature and global scope of the investigative customer base, it is difficult to estimate the size of our market and predict with certainty the rate at which the market for our solutions will grow, if at all. While our market potential estimate was made in good faith and is based on assumptions and underlying estimates we believe to be reasonable, this estimate may not be accurate and the market potential might not materialize. If our estimate of the future size of our addressable market does not materialize, our future growth may be lower than we currently anticipate, which could have a material adverse effect on our business, financial condition, and results of operations.

Changes to our packaging and licensing models could adversely affect our ability to attract or retain customers.

As we expand our offerings, we will face additional competition. For example, in the DI market, there are numerous brands and solutions that compete for sales, with competition based upon brand recognition and loyalty, product packaging, quality and innovation, licensing models, price and convenience. Hence, changes in our image, packaging and licensing models that are done for marketing and branding purposes could have a negative impact on our customers’ preference for us, which could adversely affect our ability to attract or retain customers.

If we fail to manage future growth effectively, our business could be harmed.

For the last several years, we have experienced rapid growth. For example, our revenue has grown from $111 million in 2017 to $195 million in 2020, and our headcount has increased from 475 employees as of December 31, 2017 to 758 employees as of December 31, 2020. We operate in a growing market and have experienced, and may continue to experience, significant expansion of our operations. This growth has placed, and may continue to place, a strain on our employees, management systems, operational, financial, and other resources. As we have grown, we have increasingly managed larger and more complex deployments of our solutions with a broader base of government and commercial customers. As we continue to grow, we face challenges of integrating, developing, retaining, and motivating a rapidly growing employee base in various countries around the world. In the event of continued growth of our operations, our operational resources, including our information technology systems, our employee base, or our internal controls and procedures may not be adequate to support our operations and deployments. Managing our growth may require significant expenditures and allocation of valuable management resources, improving our operational, financial, and management processes and systems, and effectively expanding, training, and managing our employee base. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, financial condition, and results of operations would be harmed. As our organization continues to grow, we may find it increasingly difficult to maintain the benefits of our traditional company culture, including our ability to quickly respond to customers, and avoid a formal corporate structure. This could negatively affect our business performance or ability to hire or retain personnel in the near or long-term.

In addition, our rapid growth may make it difficult to evaluate our future prospects. Our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. We may encounter risks and uncertainties frequently experienced by growing companies with global operations in rapidly changing industries. If we fail to achieve the necessary level of efficiency in our organization as it grows, or if we are not able to accurately forecast future growth, our business, financial condition, and results of operations would be harmed.

Our future growth depends in part on our ability to introduce new solutions and add-ons and our failure to do so may harm business and operating results.

To remain competitive, we must continue to develop new product offerings, as well as features and enhancements to our existing platform. For example, we are developing new solutions to assist our customers with consent-based remote collection capabilities and currently plan to introduce this product in 2021. Maintaining adequate research and development personnel and resources to meet the demands of the market is essential. If we experience high turnover of our product and development personnel, a lack of management ability to guide our research and development, or a lack of other research and development resources, we may miss or fail to execute on new product development and strategic opportunities and consequently lose potential and actual market share. The success of our business is dependent on our product and development teams developing and executing on a product roadmap that allows us to retain and increase the spending of our existing customers and attract new customers. Our failure to do so could materially adversely affect our business.

We do not generally engage in e-commerce, which may result in the purchase process being more difficult for customers compared to other businesses.

We do not generally sell our core solutions over the Internet. While customers can initiate contact with us using our website, the ultimate purchase is not made through our website and is made only after an interactive discussion of the customer’s needs and, for customers in the private sector considering purchasing Cellebrite Premium, completion of appropriate “know your customer” procedures by us. As a result, the purchase process can be lengthy compared to many e-commerce transactions, and it is possible that the length of the process may discourage some customers from completing the transaction with us rather than a competitor which offers online sales.

We engage in e-commerce for purchasing vouchers for our solutions, software renewals, and training. Our vouchers can be purchased online, but they may only be used by customers who have a valid license to use our solutions, meaning that some interaction with us is generally required in order for the vouchers to be used. Our existing customers can renew their software online and action for Cellebrite’s Advanced Services can be purchased by existing customers on the Internet. Customer training can be purchased online by existing customers and potential customers. See risk factor titled “The sales cycle for some of our solutions can be lengthy.”

Issues in the use of artificial intelligence (“AI”) (including machine learning) in our platform may result in reputational harm or liability.

AI is enabled by or integrated into our platform. For example, our Cellebrite Pathfinder solution, our principal investigative analytics tool, uses AI to allow customers to create unique search categories for reviewing video and image evidence. As with many developing technologies, AI presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. AI algorithms may be flawed and may present risks due to a lack of backtesting. Datasets may be insufficient, of poor quality, or contain biased information. Inappropriate or controversial data practices by data scientists, engineers, and end-users of our systems could impair the acceptance of AI solutions. If the recommendations, forecasts, or analyses that AI applications assist in producing are deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm. Some AI scenarios present ethical issues, for example, due to unintentional basis that may stem from the predictive nature of AI algorithms. Though our business practices are designed to mitigate many of these risks, if we enable or offer AI solutions that are controversial because of their purported or real impact on human rights, privacy, employment, or other social issues, we may experience brand or reputational harm.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We might require substantial additional project financing in order to meet our financial projections, execute our growth strategy and expand our service capabilities. Such financing might not be available on commercially reasonable terms, if at all. In particular, our ability to obtain financing for growth may depend in part on our ability to first enter into customer agreements sufficient to demonstrate such growth. If we are unable to obtain such financing, or secure sufficient customer agreements, on commercially reasonable terms, or at all, we will not be able to execute our growth strategy.

To the extent that we raise additional capital in connection with or after the Merger through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of those securities may include liquidation or other preferences that adversely affect your rights as a holder of Cellebrite Ordinary Shares. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. Debt financing could also have significant negative consequences for our business, results of operations and financial condition, including, among others, increasing our vulnerability to adverse economic and industry conditions, limiting our ability to obtain additional financing, requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes, limiting our flexibility in planning for, or reacting to, changes in our business, and placing us at a possible competitive disadvantage compared to less leveraged competitors or competitors that may have better access to capital resources.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or solutions, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our commercialization, research and development efforts or grant rights to third parties to market and/or develop solutions that we would otherwise prefer to market and develop ourselves.

Higher costs or unavailability of materials used to create hardware could adversely affect our financial results.

We depend on certain suppliers for the delivery of components used in the assembly of our hardware products. In particular, we use specialized adapters to connect the phone being examined and a computer. If we become unable to obtain any components necessary for our hardware products, we may struggle to fulfill contracts and acquire new customers. We keep in average six months of inventory on hand for long lead-time components to mitigate this risk, which we believe would give us enough time to resolve any shortage due to an issue with a particular supplier, but it might not be enough time to resolve a shortage that stems from resource scarcity. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenue, profitability and financial condition. International or domestic geopolitical or other events, including the imposition of new or increased tariffs and/or quotas by the U.S. federal government on any of these raw materials or components, could adversely impact the supply and cost of these raw materials or components, and could adversely impact the profitability of our operations. Additionally, if we experience an unpredicted increase in customer demand, we might not be able to acquire enough materials to meet that demand in a timely manner.

Fluctuations in foreign currency exchange rates could materially affect our financial results.

Our financial statements are presented in U.S. dollars. For current and potential international customers whose contracts are denominated in U.S. dollars, the relative change in local currency values creates relative fluctuations in our product pricing. These changes in international end-user costs may result in lost orders and reduce the competitiveness of our solutions in certain foreign markets. Additionally, intercompany sales to our non-U.S. dollar functional currency international subsidiaries are transacted in U.S. dollars which could increase our foreign exchange rate risk caused by foreign currency transaction gains and losses.

For non-U.S. dollar denominated sales, weakening of foreign currencies relative to the U.S. dollar generally leads us to raise international pricing, potentially reducing demand for our solutions. Should we decide not to raise local prices to fully offset the U.S. dollar’s strengthening, the U.S. dollar value of our foreign currency denominated sales and earnings would be adversely affected. Fluctuations in foreign currency could result in a change in the U.S. dollar value of our foreign denominated assets and liabilities including accounts receivable. Therefore, the U.S. dollar equivalent collected on a given sale could be less than the amount invoiced causing the sale to be less profitable than contemplated.

We also import selected components which are used in the manufacturing of some of our hardware products. Although our purchase orders are generally in U.S. dollars, weakness in the U.S. dollar could lead to price increases for the components.

Approximately 40% of our expenses, primarily payroll and rent, are paid in Israeli new shekels (ILS). The U.S. dollar has generally weakened compared to the ILS over the last several years, which could have an adverse impact on our expenses and profitability. Although we take steps to hedge our foreign currency exposures related to our ILS expenses, there is no assurance that our hedging strategy will be successful.

The sales cycle for some of our solutions can be lengthy.

Most of our sales transactions involve a short sales cycle; however, larger transactions often involve a longer sales cycle and may require, for example, discussions about budget and which potential solution is most suitable to the customer. The larger the sale, the longer these consultations tend to last. If our sales efforts to a potential customer do not result in sufficient revenue to justify our time and investments, our business, financial condition and results of operations could be adversely affected. We are currently expanding our sales of Premium Enterprise, and Pathfinder Enterprise and so the impact of these longer sales cycles could become more significant over time.

If we are unable to retain qualified personnel and senior management, including Yossi Carmil, our Chief Executive Officer, and hire and retain additional qualified personnel, our business could suffer.

Our ability to compete in the highly competitive technology industry depends upon our ability to attract, motivate, and retain qualified personnel. We are highly dependent on the continued contributions and customer relationships of our management and particularly on the solutions of Yossi Carmil, our Chief Executive Officer. Mr. Carmil has served as our Chief Executive Officer for fifteen years, and has been integral to our growth over this period. We believe that Mr. Carmil’s management experience would be difficult to replace. All of our executive officers and key personnel are at-will employees and may terminate their employment relationship with us at any time. The loss of the services of our key personnel and any of our other executive officers, and our inability to find suitable replacements, could result in a decline in sales, delays in product development, and harm to our business and operations.

Our success also depends on our ability to effectively source and staff people with the right mix of skills and experience to perform services for our customers, including our ability to transition personnel to new assignments on a timely basis. If we are unable to effectively utilize our personnel on a timely basis to fulfill the needs of our customers, our business could suffer.

We face intense competition for qualified personnel, especially personnel in research and development. Further, many of the companies with which we compete for qualified personnel have greater resources than we have. We seek to retain and motivate existing personnel through our compensation practices, company culture, and career development opportunities. If we fail to attract new personnel or to retain our current personnel, our business and operations could be harmed.

Certain of our key employees participate in a share option plan and receive options to purchase Cellebrite Ordinary Shares. If, upon listing of Cellebrite Ordinary Shares, there is volatility in the trading price of these shares, this may also affect our ability to attract and retain qualified personnel. Personnel may be more likely to leave us if the Cellebrite Ordinary Shares they own have significantly appreciated in value relative to the original purchase price of these shares or the exercise price of the options, or conversely, if the exercise price of the options that they hold are significantly above the trading price. In addition, some of our personnel may receive significant proceeds from sales of Cellebrite Ordinary Shares in the public markets in connection with or following our listing, which may reduce their motivation to continue to work for us. Any of these factors could harm our business, financial condition, and results of operations.

The security of our operations and the integrity of our software solutions are critical to our operations and to maintaining the trust and confidence of our customers.

We have established practices and procedures intended to protect the security, integrity, availability and confidentiality of our systems and the integrity of our software solutions. However, there can be no assurance that such measures will prevent all malicious activities, including deliberate insertion of exploitative code, malware or cyberattacks, or inadvertent disclosures (including of personal or confidential business information) or unauthorized access, from impacting our system and information. We monitor new technological developments and new threats, and consistently update our software as needed to enhance its security. We may experience breaches of our security due to human error, malfeasance, system errors or vulnerabilities, or other irregularities. As the techniques used to obtain unauthorized access change frequently, we may be unable to anticipate these techniques or to implement adequate preventative measures. Although to date, malicious activities directed at us have not had a material impact on our business nor, to our knowledge, have they impacted the integrity of the data that our solutions extract from devices, future malicious activities could compromise our solutions and cause us to incur liabilities that may have a material adverse impact on our reputation and business. While we maintain insurance coverage that we believe is adequate for our business, such coverage may not cover all potential costs and expenses associated with incidents that may occur in the future.

Risks Related to the Businesses of Our Customers

Our sales to government customers expose us to business volatility and risks, including government budgeting cycles and appropriations, early termination, audits, investigations, sanctions and penalties.

We generate revenue from contracts with federal, state, provincial and local governments of several countries, and these government customers may terminate most of these contracts at any time, without cause. There is increased pressure on governments and their agencies, both domestically and internationally, to reduce spending. Further, the U.S. federal government contracts are subject to the approval of appropriations made by the U.S. Congress to fund the expenditures under these contracts. Similarly, our contracts with U.S. state and local governments, Canadian federal, provincial and local governments and other foreign governments and their agencies are generally subject to government funding authorizations. Additionally, government contracts are generally subject to audits and investigations which could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refund of a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions or debarment from future government business.

A decline in government budgets, changes in spending or budgetary priorities, or delays in contract awards may significantly and adversely affect our future revenue and limit our growth prospects.

We generated approximately 90% of our revenue in 2018, 2019 and 2020 from contracts with governments and government agencies, our results of operations could be adversely affected by government spending caps or changes in government budgetary priorities, as well as by delays in the government budget process, program starts, or the award of contracts or orders under existing contract vehicles. Further, these government clients may terminate most of these contracts at any time, without cause and face increased pressure to reduce spending see “— Risks Related to Our Business and Industry — We are materially dependent on acceptance of our solutions by law enforcement markets and government agencies, both domestic and international. If law enforcement and other government agencies do not continue to purchase, accept and use our solutions, our revenue will be adversely affected.” Future spending and program authorizations may not increase or may decrease or shift to programs in areas in which we do not provide services or are less likely to be awarded contracts. We face these risks in every country in which we operate.

Revenues from the U.S. federal government customers comprised over 20% of our total revenue in 2020. When the U.S. Congress does not complete a budget before the end of the fiscal year, government operations typically are funded through one or more continuing resolutions that authorize agencies of the U.S. federal government to continue to operate consistent with funding levels from the prior year’s appropriated amounts, but do not authorize new spending initiatives. When the U.S. federal government operates under a continuing resolution, contract awards may be delayed, canceled, or funded at lower levels, which could adversely impact our business, financial condition, and results of operations. If appropriations or continuing resolutions for the U.S. federal government departments and agencies with which we work or have prospective business are not made by September 30 (the last day of the federal fiscal year) of any given year, the lapse in appropriations may also have negative impacts on our ability to continue work and to recognize revenue from those customers, for so long as the lapse continues.

The U.S. federal government may also shift spending away from one or more of the federal agencies from which we derive much of our revenue, such as Immigration and Customs Enforcement, for budgetary or political reasons. A significant decline in overall U.S. federal government spending, a significant shift in spending priorities, the substantial reduction or elimination of particular law enforcement-related programs, or significant budget-related delays in contract or task order awards for large programs could adversely affect our future revenue and limit our growth prospects.

Evolving government procurement policies and increased emphasis on cost over performance could adversely affect our business.

A significant majority of our customers are in the public sector. The procurement process for government agencies can be more challenging than contracting in the private sector and can impose additional costs and complicate sales efforts. Further, changes in the political landscape or required procurement procedures that affect our target customers could be introduced prior to the completion of our sales cycle, making it more difficult or costly to finalize a contract with a new customer or expand or renew an existing customer relationship. For example, customers may require a competitive bidding process with extended response deadlines, review or appeal periods, or customer attention may be diverted to other government matters, postponing the consideration of the purchase of our solutions. Such delays could harm our ability to provide our solutions efficiently and to grow or maintain our customer base. In addition, the majority of our government contracts include the right for government agencies to delay, curtail, renegotiate or terminate contracts and subcontracts at their convenience any time prior to their completion. Any decision by a government customer to exercise any of these rights in our contracts may result in a decline in our profits and revenue.

Changes in civil forfeiture laws may affect our customers’ ability to purchase our solutions.

Many of our law enforcement customers in the United States use funds seized through civil forfeiture proceedings to fund the purchase of our solutions. State civil forfeiture statutes permit state governments to seize property with limited judicial oversight, often based on a preponderance of the evidence that the property was connected to criminal activity even if the owner of the property is not subject to criminal charges. A one-justice U.S. Supreme Court opinion in March 2017 sharply criticized civil forfeiture as possibly violating the due process clause of the U.S. Constitution, although the U.S. Supreme Court in that instance declined to hear the case on procedural grounds. An adverse U.S. Supreme Court decision or changes in state legislation could impact our customers’ ability to seize funds or use seized funds to fund purchases. Changes in civil forfeiture statutes or regulations are outside of our control and could limit the amount of funds available to our customers, which could adversely affect the sale of our solutions.

Our revenue from private sector customers could be adversely affected by any weakening of economic conditions.

Our private sector customers may be more susceptible to weakening economic conditions than our public sector customers. Certain economies have experienced periods of downturn as a result of a multitude of factors, including, but not limited to, turmoil in the credit and financial markets, concerns regarding the stability and viability of major financial institutions, declines in gross domestic product, increases in unemployment, volatility in commodity prices and worldwide stock markets, excessive government debt and disruptions to global trade or tariffs. The severity and length of time that a downturn in economic and financial market conditions may persist, as well as the timing, strength and sustainability of any recovery, are unknown and are beyond our control. Recently, COVID-19 has raised additional concerns regarding economic uncertainties. Moreover, any instability in the global economy affects countries in different ways, at different times and with varying severity, which makes the impact to our business complex and unpredictable. During such downturns, many customers may delay or reduce technology purchases. Contract negotiations may become more protracted or conditions could result in reductions in the sales of our software, hardware and solutions, longer sales cycles, pressure on our margins, difficulties in collection of accounts receivable or delayed payments, increased default risks associated with our accounts receivables, slower adoption of new technologies and increased price competition. In addition, deterioration of the global credit markets could adversely impact our ability to complete licensing transactions and services transactions, including maintenance and support renewals. Any of these events, as well as a general weakening of, or declining corporate confidence in, the global economy, or a curtailment in corporate spending could delay or decrease our revenue and therefore have a material adverse effect on our business, operating results and financial condition. For more information regarding the impact of COVID-19 on our business and global economic conditions, see “— Risks Related to Our Business and Industry — The global COVID-19 pandemic could negatively impact our business, installations, trainings, and general operations.”

Risks Related to Cellebrite’s Intellectual Property

Failure to adequately obtain, maintain, protect and enforce our intellectual property and other proprietary rights could adversely affect our business.

Our success and ability to compete depends in part on our ability to maintain, protect, enforce and defend our intellectual property and other proprietary rights. We rely upon a combination of copyright, trademark and trade secret laws, as well as certain contractual provisions, to establish, maintain, protect and enforce our intellectual property and other proprietary rights. Despite our efforts, third parties may attempt to disclose, obtain, copy, or use our intellectual property or other proprietary information or technology without our authorization, and our efforts to protect our intellectual property and other proprietary rights may not prevent such unauthorized disclosure or use, misappropriation, infringement, reverse engineering or other violation of our intellectual property or other proprietary rights. Effective protection of our rights may not be available to us in every country in which our platform or solutions are available. The laws of some countries may not be as protective of intellectual property and other proprietary rights as those in Israel or the United States, and mechanisms for enforcement of intellectual property and other proprietary rights may be inadequate. Also, our involvement in standard setting activity or the need to obtain licenses from others may require us to license our intellectual property. Accordingly, despite our efforts, we may be unable to prevent third parties from using our intellectual property or other proprietary information or technology. The violation of our end-user license agreement by transferring or allowing the use of our proprietary information or technology without a license may pose additional risks.

In addition, we may be the subject of intellectual property infringement or misappropriation claims, which could be very time-consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages if we are found to have infringed patents, copyrights, trademarks, or other intellectual property rights, or breached trademark co-existence agreements or other intellectual property licenses and could require us to cease using or to rebrand all or portions of our platform.

Any of our intellectual property rights may be challenged, narrowed, invalidated, held unenforceable, or circumvented in litigation or other proceedings, including, where applicable, opposition, re-examination, inter partes review, post-grant review, interference, nullification and derivation proceedings, and equivalent proceedings in foreign jurisdictions, and such intellectual property or other proprietary rights may be lost or no longer provide us meaningful competitive advantages. Such proceedings may result in substantial cost and require significant time from our management, even if the eventual outcome is favorable to us.

While we currently have no outstanding patents, we may in the future determine that we require patents in order to protect our software and processes, and we may be unable to obtain patent protection for the technology covered in our patent applications or such patent protection may not be obtained quickly enough to meet our business needs. Furthermore, the patent prosecution process is expensive, time-consuming, and complex, and we may not be able to prepare, file, prosecute, maintain, and enforce all necessary or desirable patent applications at a reasonable cost or in a timely manner. The scope of patent protection also can be reinterpreted after issuance and issued patents may be invalidated. Even if our patent applications do issue as patents, they may not issue in a form that is sufficiently broad to protect our technology, prevent competitors or other third parties form competing with us or otherwise provide us with any competitive advantage.

Third parties may legitimately and independently develop products, services, and technology similar to or duplicative of our platform. In addition to protection under intellectual property laws, we rely on confidentiality or license agreements that we generally enter into with our corporate partners, employees, consultants, advisors, vendors, and customers, and generally limit access to and distribution of our proprietary information. However, we cannot be certain that we have entered into such agreements with all parties who may have or have had access to our confidential information or that the agreements we have entered into will not be breached or challenged, or that such breaches will be detected. Furthermore, non-disclosure provisions can be difficult to enforce, and even if successfully enforced, may not be entirely effective. We cannot guarantee that any of the measures we have taken will prevent infringement, misappropriation, or other violation of our technology or other intellectual property or proprietary rights.

Because we have historically been targeted by cyberattacks and may continue to be an attractive target for cyberattacks, we also may have a heightened risk of unauthorized access to, and misappropriation of, our proprietary and competitively sensitive information. We spend significant resources to monitor and protect our intellectual property and other proprietary rights from cyberattacks and potential infringement, and in the future we may conclude that in at least some instances the benefits of protecting our intellectual property or other proprietary rights may be outweighed by the expense or distraction to our management. We may initiate claims or litigation against third parties for infringement, misappropriation, or other violation of our intellectual property or other proprietary rights or to establish the validity of our intellectual property or other proprietary rights. Any such litigation, whether or not it is resolved in our favor, could be time-consuming, result in significant expense to us and divert the efforts of our technical and management personnel. Furthermore, attempts to enforce our intellectual property rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us, or result in a holding that invalidates or narrows the scope of our rights, in whole or in part.

Some of our software and systems contain open source software, which may pose particular risks to our proprietary software and information technology systems.

We utilize open source software in the development and application of our software solutions, and we will use open source software in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses and is typically freely accessible, usable, and modifiable. Pursuant to such open source licenses, we may be subject to certain conditions, including requirements that we offer our proprietary software that incorporates the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, utilizing open source software, and that we license such modifications or derivative works under the terms of the particular open source license. We may face claims from third parties claiming ownership of, or demanding the release or license of, the open source software or derivative works that we developed from such software (which could include our proprietary source code), or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to purchase a costly license, publicly release the affected portions of our source code, or cease offering the implicated software unless and until we can re-engineer it to avoid infringement. We also may be required to re-engineer solutions if the license terms for incorporated open source software change. The re-engineering process of some or all of our software could require significant additional research and development resources, and we may not be able to complete it successfully. In addition, use of open source software can lead to greater risks than use of third-party commercial software because open source licensors generally do not provide warranties or controls on the origin of the software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to breach our website and systems that rely on open source software. These risks could be difficult to eliminate or manage and, if not addressed, could adversely affect our business, results of operations, and financial conditions.

Other companies may claim that we infringe their intellectual property, which could materially increase costs and materially harm our ability to generate future revenue and profits.

Claims of infringement (including misappropriation and/or other intellectual property violation) are common in the software industry and increasing as related legal protections, including copyrights and patents, are applied to software solutions. Although most of our technology is proprietary in nature, we do include certain third party and open source software in our software solutions. In the case of third party software, we believe this software is licensed from the entity holding the intellectual property rights. While we believe that we have secured proper licenses for all material third-party intellectual property that is integrated into our solutions in a manner that requires a license, third parties have and may continue to assert infringement claims against us in the future, including the sometimes aggressive and opportunistic actions of non-practicing entities whose business model is to obtain patent-licensing revenue from operating companies such as us. Any such assertion, regardless of merit, may result in litigation or may require us to obtain a license for the intellectual property rights of third parties. Such licenses may not be available, or they may not be available on commercially reasonable terms. In addition, as we continue to develop software solutions and expand our portfolio using new technology and innovation, our exposure to threats of infringement may increase. Any infringement claims and related litigation could be time-consuming, expensive to settle or litigate, disruptive to our ability to generate revenue or enter into new market opportunities, could divert our management’s attention and other resources, and may result in significant liability for damages if we are found to have infringed third party rights, and/or significantly increased costs as a result of our defense against those claims or our attempt to license the intellectual property rights or rework or rebrand our solutions to avoid infringement of third party rights. Typically, our agreements with our partners and customers contain provisions which require us to indemnify them for damages sustained by them as a result of any infringement claims involving our solutions. Any of the foregoing infringement claims and related litigation could have a significant adverse impact on our business and operating results as well as our ability to generate future revenue and profits.

Risks Related to Data Privacy and Human Rights

Certain of our solutions may be perceived as, or determined by the courts to be, a violation of privacy rights and related laws. Any such perception or determination could adversely affect our revenue and results of operations.

Because of the nature of certain of our solutions, including those used for digital investigations, the general public could perceive that the deployment of our solutions may result in violations of individual privacy rights. In addition, certain courts or regulatory authorities could determine that the use of our software solutions is a violation of privacy laws. Any such determination or perception by potential customers, the general public, government entities or the judicial system could harm our reputation and adversely affect our revenue and results of operations. We are dedicating substantial resources to mitigate these risks by complying with applicable laws and requiring all licensees to comply with applicable laws and to refrain from violation of privacy rights, but we have been advised that even if we have no access to the data stored on a customer’s devices, we may still be held liable for how the customer uses such data, including if the customer uses the data in a way that is a violation of privacy rights or related laws or our End User License Agreement (“EULA”).

Some of our solutions may be used by customers in a way that is, or that is perceived to be, incompatible with human rights. Any such perception could adversely affect our reputation, revenue and results of operations.

We strive to sell our solutions to customers who will use them in a lawful and ethical manner. See “— We may not enter into relationships with potential customers if we consider their activities to be inconsistent with our organizational mission or values.” For example, all users are required to confirm, before activation, that they will only use the system for lawful uses, but Cellebrite cannot verify that this undertaking is accurate. Further, some of our government customers may use our solutions in a manner that is incompatible with, or perceived to be incompatible with, human rights without our knowledge or permission. For example, in August 2020, a group of 61 petitioners, including a number of human rights activists, filed a petition before the District Court in Tel Aviv against various Israeli government entities and Cellebrite. The petition asked the District Court to exercise its power under the Defense Export Control Law to stop the exportation of our UFED solution to police forces in Hong Kong. Activists alleged that UFED was being used against pro-democracy protestors in Hong Kong and that this was resulting in human rights abuses. We have since stopped operating in China and Hong Kong and have proactively stopped selling to Russia, but this petition as well as petitions relating to Russia and Bangladesh and the corresponding media coverage may have negatively impacted our reputation. Our end use license agreements prohibit customers from using our products in a manner that violates applicable laws (including laws with respect to human rights and the rights of individuals) or in support of any illegal activity or to violate the rights of any third party, and requires our customers to indemnify us for losses that we suffer due to their actions; however, we cannot provide any assurance that we will not be subject to claims from third parties alleging that their rights were infringed. In the future, other allegations of misuse by our customers may damage our reputation, even if we took no part in the misuse or take immediate action to sever ties with such customers.

We may not enter into relationships with potential customers if we consider their activities to be inconsistent with our organizational mission or values.

We generally do not enter into business with customers whose positions or actions we consider inconsistent with our mission to support law enforcement acting in a legal manner. We pursue only those customers who we believe will act lawfully and not in a manner incompatible with privacy rights or human rights. For example, we have chosen not to do business in Bangladesh, Belarus, China, Hong Kong, Macau, Russia and Venezuela partially due to concerns regarding human rights and data security, and we may in the future decide not to do business in other countries or with other potential customers for similar reasons.

Our products are used as an on-premise solution for our customers, many of which are required to host their proprietary data within their own organization, and are operated by our customers without our involvement other than with respect to troubleshooting and support from time to time. As a result, we rely on a range of information sources, and largely depend on media and other reports, to learn if our products are being used inconsistent with our organizational mission and values. Third party reports may be incomplete, unreliable or unavailable. In addition, a determination as to whether our products are being misused may involve subjective determinations or being the subject of differing opinions. Following the Closing of the Merger, the Company will establish an Ethics and Integrity Committee and an external Ethics Advisory Panel to advise our management with respect to such determinations.

The license to use our products prohibits customers from using our solutions in violation of applicable laws (including laws with respect to human rights and the rights of individuals) or in support of any illegal activity or to violate the rights of any third party. We may terminate any license, among other things, in the event of a material breach that is not cured after 30 days’ notice. In addition, we may disable the use of the software, among other things, if it is used in violation of the license. A determination regarding whether a breach of our license will result in termination or other corrective action involves judgment and depends on the facts and circumstances of each case.

We cannot be sure that the foregoing safeguards will be sufficient to identify misuse of our products or prevent any such misuse. Our decisions not to do business with these countries may alter our expectations surrounding our long-term financial benefits and results, which may harm our growth prospects, business, and results of operations. Although we endeavour to do business with customers and governments that are aligned with our mission and values, we cannot predict how the activities and values of our government and private sector customers will evolve over time, and they may evolve in a manner inconsistent with our mission.

We occasionally have limited access to third party data, and if our security measures are breached and unauthorized access to this data is obtained, our systems, data centers and our solutions may be perceived as not being secure, customers may curtail or stop using our service and we may incur significant legal and financial exposure and liabilities.

We do not generally store customer data nor have access to the data processed by customers using our solutions. Nevertheless, our service operators occasionally have brief and limited access to data, including personally identifiable information (PII), when they receive calls for technical support. When a customer calls for technical support, they sometimes grant our service operators remote access to their device, which may result in the brief sharing of data with the service operator. In rare cases the customer may share the data with the technical support for further bug fixing research and analysis. We have internal processes for deleting such data shortly after the completion of the customer support and ensuring bug fix is sustainable and consistent, but the data is still shared for these limited periods and could potentially be, or be perceived as, more vulnerable as a result. In addition, we may have access to customer data, including PII, in connection with the provision of our Advanced Services in which we serve as an outsourced lab for the extraction of data from devices that are sent to us by our customers. Any actual or perceived unauthorized access, use, disclosure or modification to this data, could result in our solutions being viewed as less secure, which could lead to liability and a significant adverse effect on our reputation and operating results.

Risks Related to Legal Compliance and Regulatory Matters

Our business is subject to complex and evolving U.S. and non-U.S. laws and regulations regarding privacy, data protection and security, technology protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or otherwise harm our business.

Our products are used as an on-premise solution and are generally operated by our customers without our involvement. Nevertheless, our service operators occasionally have brief and limited access to customer data, including personally identifiable information (PII), when they receive calls for technical support. In addition, we may extract files containing customer data, including PII, in connection with the provision of our Advanced Services in which we serve as an outsourced lab for the extraction of data from devices that are sent to us by our customers. In both of those situations, we do not access or view customer data, maintain such data securely with limited access, and delete all such data following the confirmation that the data has been received by the customer. As a result, for the purposes of the GDPR and the UK equivalent legislation, we are not considered to be a controller and serve as a processor in limited circumstances, within the meaning of those terms.

Given the global nature of our operations, we are subject to a variety of local, state, national, and international laws and directives and regulations in the United States and abroad related to privacy and data protection, data security, data storage, retention, transfer and deletion, technology protection, and personal information, including:

•        The European General Data Protection Regulation (“GDPR”) took effect in May 2018 and applies to many of our products and services that provide service in Europe. The GDPR includes operational requirements for companies that receive or process personal data of residents of the EU. We are required to comply with the GDPR and, following the exit of the United Kingdom (“UK”) from the European Union, the UK equivalent, the implementation of which exposes us to two parallel data protection regimes in Europe, each of which impose several stringent requirements for controllers and processors of personal data and could make it more difficult to and/or more costly for us to collect, store, use, transmit and process personal and sensitive data. In 2016, the EU and the U.S. agreed to an alternative transfer framework for data transferred from the EU to the United States called the Privacy Shield Framework. However, in 2020, the EU’s Court of Justice invalidated the use of this framework moving forward. The court ruled that the framework did not ensure an adequate level of protection for data transferred from the EU to the United States. Notably, there are alternative legal mechanisms available that allow the compliant transfer of data from the EU to the United States, however, they may also be challenged by national regulators or private parties. Non-compliance with the GDPR and the UK legislation equivalent may result in administrative fines or monetary penalties of up to 4% of worldwide annual revenue in the preceding financial year or €20 million (whichever is higher) for the most serious infringements, and could result in proceedings against us by governmental entities or other related parties and may otherwise adversely impact our business, financial condition, and results of operations.

•        The California Consumer Privacy Act, or the CCPA, went into effect on January 1, 2020 and became enforceable by the California Attorney General on July 1, 2020, along with related regulations that came into force on August 14, 2020. The CCPA gives California residents new rights to access and require deletion of their personal information, opt out of the sale of personal information, and receive detailed information about how their personal information is collected, used, and shared. The CCPA provides for civil penalties for violations, as well as a private right of action for security breaches that may increase security breach litigation. The effects of the CCPA potentially are significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply. Additionally, in November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020, or the CPRA. The CPRA will impose additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data and establishes a regulatory agency dedicated to enforcing those requirements. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required.

Certain other state laws in the United States impose similar privacy obligations and all 50 states have laws including obligations to provide notification of certain security breaches to affected individuals, state officials and others. For example, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act (“VCDPA”), creating the second truly comprehensive U.S. state privacy law, which will take effect on January 1, 2023 (the same day as CPRA takes effect). Further, there currently are also a number of proposals related to data privacy or security pending before federal, state, and foreign legislative and regulatory bodies, including in a number of states considering consumer protection laws similar to the CCPA and VCDPA. This legislation may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment in resources to compliance programs, and could impact strategies and availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.

These developments may require us to review and amend the legal mechanisms by which we make and, or, receive personal data transfers from other countries to Israel. As data protection regulators issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

These existing and proposed laws and regulations can be costly to comply with and can make our platform solutions less effective or valuable, delay or impede the development of new solutions, result in negative publicity, increase our operating costs, require us to modify our data handling practices, limit our operations, impose substantial fines and penalties, require significant management time and attention, or put our data or technology at risk. Any failure or perceived failure by us or our platform to comply with U.S., EU, UK or other foreign laws, regulations, directives, policies, industry standards, or legal obligations relating to privacy, data protection, or information security, or any security incident that results in loss of or the unauthorized access to, or acquisition, use, release, or transfer of, personal information, personal data, or other customer or sensitive data or information may result in governmental investigations, inquiries, enforcement actions and prosecutions, private claims and litigation, indemnification or other contractual obligations, other remedies, including fines or demands that we modify or cease existing business practices, or adverse publicity, and related costs and liabilities, which could significantly and adversely affect our business, reputation and results of operations.

We may in the future become involved in legal, regulatory, or administrative inquiries and proceedings, and unfavorable outcomes in litigation or other of these matters could negatively impact our business, financial conditions, and results of operations.

From time to time, we receive formal and informal inquiries from governmental agencies and regulators regarding our compliance with laws and regulations or otherwise relating to our business or transactions. We may also become subject to claims, lawsuits, proceedings and inquiries which could involve labor and employment disputes, discrimination and harassment allegations, commercial disputes, intellectual property rights (including patent, trademark, copyright, trade secret, and other proprietary rights), class actions, general contract, tort, or defamation, data privacy rights, antitrust concerns, common law fraud, government regulation, compliance, alleged federal and state securities and “blue sky” law violations or other investor related questions. Derivative claims, lawsuits, and proceedings, which may, from time to time, be asserted against our directors by our shareholders, could involve breach of fiduciary duty, breach of duty of loyalty, failure of oversight, corporate waste claims, and other matters. One of our shareholders, with respect to whom we are currently engaged in litigation as described in the notes to our consolidated financial statements has threatened to bring various of these claims. In addition, our business and results may be adversely affected by the outcome of currently pending and any future legal, regulatory, and/or administrative claims or proceedings, including through monetary damages or injunctive relief. In addition, over the last several years, lawsuits have been filed against cyber-related companies by large multinationals that claim that their terms of use have been violated and breached by the activities of the cyber companies. While we are not a cyber company, such a risk could potentially also apply to us and our solutions.

The number and significance of our legal disputes and inquiries may increase as we continue to grow larger, as our business has expanded in customer count and geographic reach, and as our platform solutions have become more complex. Additionally, if customers fail to pay us under the terms of our agreements, we may be adversely affected due to the cost of enforcing the terms of our contracts through litigation. Litigation or other proceedings can be expensive and time consuming and can divert our resources and leadership’s attention from our primary business operations. The results of our litigation also cannot be predicted with certainty. If we are unable to prevail in litigation, we could incur payments of substantial monetary damages or fines, or undesirable changes to our platform or business practices, and accordingly, our business, financial condition, or results of operations could be materially and adversely affected. Furthermore, if we accrue a loss contingency for pending litigation and determine that it is probable, any disclosures, estimates, and reserves we reflect in our financial statements with regard to these matters may not reflect the ultimate disposition or financial impact of litigation or other such matters. These proceedings could also result in negative publicity, which could harm customer and public perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable.

We have taken steps to mitigate the impact of any potential legal disputes, but the steps we have taken may not be enough to prevent damage to our reputation and financial results. Although we have limitation of liability provisions in our standard software licensing and service agreement terms and conditions, these provisions may not be enforceable in some circumstances, may vary in levels of protection across our agreements, or may not fully or effectively protect us from such claims and related liabilities and costs. We generally provide a warranty for our software and hardware solutions in our EULAs. In the event that there is a failure of warranties in such agreements, we are generally obligated to correct the product to conform to the warranty provision as set forth in the applicable EULA, or, if we are unable to do so, the customer is entitled to seek a refund of the purchase price of the product and service. The sale and support of our solutions also entail the risk of product liability claims. We maintain errors and omissions insurance to protect against certain claims associated with the use of our solutions, but our insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and divert management’s time and other resources.

We are subject to Israeli encryption laws and governmental trade controls, including export and regulations, and any noncompliance with these laws could negatively impact our operating results.

The export of our solutions is subject to Israeli encryption control laws. Our export licence under the Israeli encryption control regime prohibits us from exporting of our products to customers in certain countries and require us to obtain the consent of the Ministry of Defense to export to customers in certain other countries. Our failure to comply with these requirements could subject us to financial and other penalties, and harm our reputation.

Although Israel is not a party to the Wassenaar Arrangement, it has adopted the Wassenaar Arrangement List of Dual Use Goods and Technologies and the goods and technologies listed therein are subject to Israeli export control laws and regulations. However, cryptography that is subject to Israeli encryption laws is not regulated under the Israeli export control regime, even if its capabilities would otherwise place it within Part 2 of Chapter 5 of the Wassenaar Arrangement Dual Use List which relates to Information Security. In 2016, the Israeli Ministry of Defense published draft regulations proposing to cancel the existing encryption control regime and to bring Part 2 of Chapter 5 of the Wassenaar Arrangement into full force and effect in its place. If our solutions do become subject to the Wassenaar Arrangement dual use list as adopted by Israel, then they likely will be controlled under either the Israeli Defense Export Control Law, 5767-2007 or the Import and Export Order (Export Control over Dual Use Goods, Services and Technology), 5766-2006, depending on the nature of the customer. The application of these requirements to us could subject us to different licensing requirements and may require us to adapt our marketing and export practices to accommodate this change. This development could adversely impact our ability to sell our products.

In addition, various other countries regulate the import of certain encryption solutions and technology, including import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our solutions or could limit our customers’ ability to implement our solutions in those countries. Any new export restrictions, new import restrictions, new legislation, changes in economic sanctions, or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or technologies targeted by such regulations, could result in decreased use of our platform by existing customers with non-U.S. operations, declining adoption of our platform by new customers with non-U.S. operations, limitation of our expansion into new markets, and decreased revenue.

Our activities may be subject to certain economic sanctions laws including the laws of the Israel and the United States. We have adopted policies and procedures to restrict sales to countries subject to comprehensive U.S. and Israeli sanctions and to designated entities and individuals. Our solutions and technologies could be exported to these sanctioned targets by our resellers despite the contractual undertakings they have given us and any such export could have negative consequences, including government investigations, penalties and reputational harm. Any change in export regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our solutions by, or in our decreased ability to export or sell our solutions to, existing or potential customers with international operations. Any decreased use of our solutions or limitation on our ability to export or sell our solutions would likely adversely affect our business, financial condition and results of operations.

Differing regulatory and legal requirements and the possible enactment of additional regulations or restrictions on the use, import, or re-export of our platforms or the provision of services, could delay, restrict, or prevent the sale or use of our platform and solutions in some jurisdictions. If we or our business partners or counterparties, including licensors and licensees, prime contractors, subcontractors, sublicensors, vendors, customers, shipping partners, or contractors, fail to obtain appropriate import, export, or re-export licenses or permits, notwithstanding regulatory requirements or contractual commitments to do so, or if we fail to secure such contractual commitments where necessary, we may also be adversely affected, through reputational harm as well as other negative consequences, including government investigations and penalties.

These laws and regulations are subject to change over time and thus we must continue to monitor and dedicate resources to ensure continued compliance. Although we take precautions to prevent our software from being provided in violation of such laws, the software could be provided inadvertently in violation of such laws, despite the precautions we take. Non-compliance with applicable regulations or requirements could subject us to investigations, sanctions, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, operating results, and financial condition could be materially adversely affected. We may also be adversely affected through penalties, reputational harm, loss of access to certain markets, or otherwise. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results and financial condition.

Our largest shareholder, SUNCORPORATION, is a Japanese public company and currently a holder of 71.5% of Cellebrite’s outstanding shares.

SUNCORPORATION (TSE JASDAQ: 6736), a Japanese public company, will beneficially own 41.6% of Cellebrite Ordinary Shares in a non-redemption scenario and 50.8% of Cellebrite Ordinary Shares in a full redemption scenario. Therefore, SUNCORPORATION will have significant influence on the outcome of all decisions at our shareholders’ meetings including:

•        the election of the Cellebrite Board;

•        amendments to our articles of association; and

•        our ability to enter into a change of control transaction.

SUNCORPORATION’s decisions as to how it votes its Cellebrite Ordinary Shares may be contrary to your expectations or preferences. The influence exerted by SUNCORPORATION may limit your ability as an investor to influence corporate matters and could also discourage other companies from pursuing any potential merger, takeover, or other change of control transactions with us. Further, on a full redemption basis, SUNCORPORATION will become a controlling shareholder and will control elections to the Cellebrite Board and, therefore, our general corporate activities.

A variety of new and existing laws and/or interpretations could materially and adversely affect our business.

We are subject to a variety of laws and regulations in Israel and abroad that involve matters central to our business, including privacy, data protection and personal information, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, electronic contracts and other communications, competition, consumer protection, telecommunications, product liability, taxation, labor and employment, economic or other trade prohibitions or sanctions, securities law compliance, and online payment services. The introduction of new solutions, expansion of our business to certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations, or other government scrutiny. In addition, foreign data protection, privacy, content, competition, and other laws and regulations can impose different obligations or be more restrictive than those in Israel or the United States. These laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. New laws and regulations (or new interpretations of existing laws and regulations) may require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. The costs of compliance with these laws and regulation are high and are likely to increase in the future. Additionally, these laws and regulations, or any associated inquiries or investigations or other government actions, may delay or impede the development of new solutions, result in negative publicity, require significant management time and attention, and subject us to remedies that may harm our business, including fines or demands or orders that we modify or cease existing business practices.

Failure to comply with laws, regulations, or contractual provisions applicable to our business could cause us to lose government customers or our ability to contract with the U.S. and other governments.

As a government contractor, we must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts and inclusion on government contract vehicles, which affect how we and our partners do business with government agencies. As a result of actual or perceived non-compliance with government contracting laws, regulations, or contractual provisions, we may be subject to audits and internal investigations which may prove costly to our business financially, divert management time, or limit our ability to continue selling our platform and solutions to our government customers. Further, regulatory requirements imposed by foreign governments may be more stringent and non-compliance may subject us to investigations, proceedings, sanctions, or other consequences. These consequences remain uncertain because of the dynamic nature of governmental action and responses. These laws and regulations may impose other added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our channel partners, penalties, and termination of contracts and suspension or debarment from government contracting for a period of time with government agencies. Any such damages, penalties, disruption, or limitation in our ability to do business with a government could adversely impact, and could have a material adverse effect on, our business, results of operations, financial condition, public perception, and growth prospects.

Risks Relating to Our Incorporation and Location in Israel

Conditions in Israel could materially and adversely affect our business.

Many of our employees, including certain management members, operate from our offices that are located in Israel. In addition, a number of our officers and directors are residents of Israel and we have a small assembly facility in Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect our business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with terrorist and military groups. Further certain countries have threatened Israel and may be developing nuclear weapons. In recent years, some of these hostilities were accompanied by missiles being fired from the Gaza Strip against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and potentially negatively affected business conditions in Israel. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact our business.

In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, prospects, financial condition and results of operations.

It may be difficult to enforce a U.S. judgment against us, our officers and directors or the experts named in this proxy statement/prospectus in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on our officers and directors or experts.

Most of our directors or officers are not residents of the United States and most of their and our assets are located outside the United States. Most of the experts named in this prospectus are also not residents of the United States. Service of process upon us or our non-U.S. resident directors and officers, and the experts named in this proxy statement/prospectus, and enforcement of judgments obtained in the United States against us or our non-U.S. our directors and executive officers or such experts may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, typically through an expert witness, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside of Israel, which may make it difficult to collect on judgments rendered outside of Israel against us or our non-U.S. officers and directors.

Moreover, an Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought. For more information, see “Enforceability of Civil Liabilities.”

Your rights and responsibilities as our shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

We are incorporated under Israeli law. The rights and responsibilities of holders of Cellebrite Ordinary Shares are governed by the Amended Articles to be effective upon Closing and the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law each shareholder of an Israeli company has to act in good faith and in a customary manner in exercising his, her or its rights and fulfilling his, her or its obligations toward the Company and other shareholders and to refrain from abusing his, her or its power in the Company, including, among other things, in voting at the general meeting of shareholders, on one of the following: (i) amendments to a company’s articles of association, (ii) increases in a company’s authorized share capital, (iii) mergers and (iv) certain transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power according to the Amended Articles to appoint or prevent the appointment of a director or officer in the Company, or has other powers toward the Company according to the Amended Articles, has a duty of fairness toward the Company. However, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Provisions in the Amended Articles may have the effect of discouraging lawsuits against us and our directors and officers.

Under the Amended Articles to become effective upon Closing, the competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Cellebrite, (ii) any action asserting a claim of breach of fiduciary duty or a claim of breach of the duty of loyalty owed by any of Cellebrite’s directors, officers or other employees or our shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Additionally, unless Cellebrite consents in writing to the selection of an alternative forum, the U.S. federal courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents. Section 22 of the Securities Act, however, creates concurrent jurisdiction for U.S. federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While Delaware and certain U.S. courts have determined that such exclusive forum provisions are facially valid, a shareholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions; however, we note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, notwithstanding the foregoing, the Amended Articles will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

These exclusive forum provisions may limit a shareholders ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors or other employees which may discourage lawsuits against us, our directors, officers and employees.

Risks Relating to the Merger

TWC may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case TWC would cease all operations except for the purpose of winding up and would redeem its Public Shares and liquidate.

TWC must complete an initial business combination by the Outside Date, being September 15, 2022, or December 15, 2022 if TWC has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by September 15, 2022. TWC may not be able to consummate the Business Combination or any other business combination within such time frame. If TWC has not completed any initial business combination by the Outside Date, it will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of the then outstanding Public Shares, which redemption will completely extinguish TWC stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of TWC stockholders and the TWC Board, dissolve and liquidate, subject in each case to TWC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to TWC Warrants, which will expire worthless if TWC fails to complete the initial business combination by the Outside Date. In such case, based on the amount of funds on deposit in the Trust Account as of the TWC Record Date, Public Stockholders would receive only $           per Public Share upon the redemption of their shares and their Public Warrants would expire worthless.

TWC may not have sufficient funds to consummate the Business Combination.

As of March 31, 2021, TWC had approximately $1.2 million available to it outside of the Trust Account to fund its working capital requirements. If TWC is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to TWC in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to TWC upon completion of the Business Combination. If TWC is unable to consummate the Business Combination because it does not have sufficient funds available, TWC will be forced to cease operations and liquidate the Trust Account. Consequently, Public Stockholders may receive less than $10 per share.

If the PIPE Investments are not consummated and Cellebrite does not waive the Minimum Cash Amount, the Business Combination Agreement may be terminated.

As a condition to Closing, the Business Combination Agreement provides that the Total Cash Raise (as defined in the Business Combination Agreement) must be equal to or greater than $300,000,000 (the “Minimum Cash Amount”). While the PIPE Investors have entered into the Share Purchase Agreements to purchase Cellebrite Ordinary Shares for an aggregate of $300,000,000 immediately prior to the Closing, there can be no assurance that the parties to the Share Purchase Agreements will perform their obligations under the Share Purchase Agreements. If the PIPE Investments are not consummated and Cellebrite does not waive the Minimum Cash Amount condition, the Business Combination Agreement may be terminated.

If a Public Stockholder fails to properly demand redemption rights, they will not be entitled to convert their Public Shares into a pro rata portion of the Trust Account.

Irrespective of whether a Public Stockholder votes in favor or against the Business Combination, they may demand that TWC convert their Public Shares into a pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination, Public Stockholders must deliver their share certificates (if any) and other redemption forms (either physically or electronically) to TWC’s transfer agent no later than two (2) business days prior to the Special Meeting. To demand redemption rights, Public Stockholders must deliver their share certificates (if any) and other redemption forms (either physically or electronically) to TWC’s transfer agent no later than two (2) business days prior to the Special Meeting. Any Public Stockholder who fails to properly demand redemption rights by delivering their shares will not be entitled to convert their share certificates (if any) and other redemption forms into a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Special Meeting of TWC Stockholders — Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

Because the market price of Public Shares will fluctuate, Cellebrite shareholders cannot be certain of the value of the merger consideration they will receive until the Closing.

Upon completion of the Business Combination, each Public Share will be converted into the right to receive the merger consideration consisting of (a) an amount of cash equal to the greater of $0 and the Per Share Cash Consideration and (b) a number of Cellebrite Ordinary Shares equal to the Per Share Equity Consideration. See the section of this proxy statement/prospectus titled “The Business Combination Agreement — Consideration.” The market price of Public Shares at the Effective Time may vary significantly from its price on the date the Business Combination Agreement was executed or on other dates, including the date on which TWC stockholders approve the adoption of the Business Combination Agreement and the transactions contemplated thereby. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of TWC or Cellebrite, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of TWC and Cellebrite.

TWC has a limited ability to assess the management of Cellebrite’s business and, as a result, cannot assure you that Cellebrite’s management has all the skills, qualifications or abilities to manage a public company.

TWC’s ability to assess Cellebrite’s management may be limited due to a lack of time, resources or information. TWC’s assessment of the capabilities of Cellebrite’s management, therefore, may prove to be incorrect, and Cellebrite management may lack the skills, qualifications or abilities that TWC believed Cellebrite management had. Should Cellebrite’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of Cellebrite following the Business Combination may be negatively impacted.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the Business Combination or Cellebrite’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by Cellebrite. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or U.S. GAAP. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Cellebrite and TWC and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of Cellebrite’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to, client demand for Cellebrite’s products and services, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what Cellebrite’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that TWC and Cellebrite currently believe are reasonable. The unaudited pro forma condensed combined financial information for Cellebrite following the Business Combination in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information.”

Cellebrite shareholders will have a reduced ownership and voting interest after the Business Combination and will be unable to exercise the same influence over management as before the Business Combination.

Cellebrite shareholders currently have the right to vote in the election of the Cellebrite Board and on other matters requiring stockholder approval under the Companies Law and the existing Cellebrite articles of association. Upon completion of the Business Combination, Cellebrite shareholders will have a percentage ownership of Cellebrite that is smaller than their current ownership of Cellebrite. Additionally, a total of five of the expected eleven members of the Cellebrite Board following the Business Combination will be appointed by the Sponsor, SUNCORPORATION and IGP, with the Sponsor and SUNCORPORATION each appointing two members and IGP appointing one. Based on the number of issued and outstanding Public Shares, Cellebrite Ordinary Shares and Cellebrite Preferred Shares immediately prior to the Effective Time, and based on the exchange ratio applicable to the Business Combination, Cellebrite shareholders, as a group, will receive shares representing approximately 57.3% of the Cellebrite Ordinary Shares expected to be outstanding immediately after the Business Combination on a fully diluted basis (assuming no redemptions by current Public Stockholders and excluding the shares issued in connection with the Cellebrite Ordinary Shares trading at or above a certain price target over a certain trading period, any Cellebrite Warrants or options to purchase Cellebrite Ordinary Shares that will be outstanding following the Business Combination or any equity awards that may be issued under the proposed Equity Incentive Plans, PIPE Investment shares and Cellebrite Ordinary Shares that are converted into cash instead of Cellebrite Ordinary

Shares). Because of this, current Cellebrite shareholders, as a group, will have less influence on the board of directors, management and policies of Cellebrite than they now have on the board of directors, management and policies of Cellebrite.

Public Stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the conversion of Public Shares into Cellebrite Ordinary Shares, the percentage ownership of current Public Stockholders will be diluted. Additionally, of the expected eleven members of the Cellebrite Board after the completion of the Business Combination, only six will be appointed by Cellebrite shareholders, with the rest being appointed by SUNCORPORATION, IGP or the Sponsor. Because of this, Public Stockholders will have less influence on the directors, management and policies of Cellebrite than they now have on the board of directors, management and policies of TWC. See “Certain Agreements Related to the Business Combination — Investor Rights Agreement.”

The market price of Cellebrite Ordinary Shares after the Business Combination may be affected by factors different from those currently affecting the prices of Public Shares.

Upon completion of the Business Combination, certain TWC stockholders will become holders of shares of Cellebrite Ordinary Shares listed on Nasdaq. Prior to the Business Combination, TWC has had limited operations. Upon completion of the Business Combination, Cellebrite’s results of operations will depend upon the performance of Cellebrite’s businesses, which are affected by factors that are different from those currently affecting the results of operations of TWC.

Future resales of the Cellebrite Ordinary Shares issued in connection with the Business Combination may cause the market price of the Cellebrite Ordinary Shares to drop significantly, even if Cellebrite’s business is doing well.

In connection with the Business Combination, each of Cellebrite, TWC and certain Cellebrite shareholders entered into the Sponsor Support Agreement, to be effective as of the consummation of the Business Combination. Pursuant to such Sponsor Support Agreement, the Sponsor has agreed that it shall not transfer 55.6% of its Lock-up Shares. Pursuant to its terms, if at any time between the Closing Date and the five (5) year anniversary of the Closing Date the volume weighted average price of Cellebrite Ordinary Shares is over any twenty (20) trading days within any thirty (30) trading days period greater than the applicable price per share, that portion of Sponsor’s Lock-up Shares are released from the lock-up. See the section of this proxy statement/prospectus titled “Lock-up Periods and Registration Rights.”

Further, concurrently with the Closing, the Sponsor will enter into the Investor Rights Agreement, which will provide the Sponsor and the other parties thereto with customary demand registration rights and piggy-back registration rights with respect to registration statements filed by Cellebrite after the Closing. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination — Investor Rights Agreement.”

Upon expiration of the applicable lock-up period and upon the effectiveness of any registration statement Cellebrite files pursuant to the above-referenced Investor Rights Agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, the Cellebrite shareholders may sell large amounts of Cellebrite Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Cellebrite Ordinary Shares or putting significant downward pressure on the price of the Cellebrite Ordinary Shares. Further, sales of Cellebrite Ordinary Shares upon expiration of the applicable lockup period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As such, short sales of Cellebrite Ordinary Shares could have a tendency to depress the price of the Cellebrite Ordinary Shares, which could increase the potential for short sales.

Additionally, through the Share Purchase Agreements, Cellebrite has agreed with the PIPE Investors to register the Cellebrite Ordinary Shares purchased by PIPE Investors pursuant to the Share Purchase Agreements on a resale registration statement following the Closing. These shares will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of TWC’s “affiliates” (as such term is defined in Rule 144 under the Securities Act). As such, this additional liquidity in the market for Cellebrite Ordinary Shares may lead to downward pressure on the market price of the Cellebrite Ordinary Shares.

We cannot predict the size of future issuances of Cellebrite Ordinary Shares or the effect, if any, that future issuances and sales of Ordinary Shares will have on the market price of the Cellebrite Ordinary Shares. Sales of substantial amounts of Cellebrite Ordinary Shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of Cellebrite Ordinary Shares.

The twenty-four month investment period for TWC may create an incentive for the Sponsor to cause TWC to complete a business combination of a less favorable target company or on terms less favorable to TWC stockholders rather than to liquidate. The Sponsor may generate a positive return on its investment, even if Public Shareholders experience a negative rate of return after the consummation of the business combination.

If TWC is unable to complete its initial business combination within 24 months from the closing of its IPO (or 27 months from the closing of its IPO if TWC has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of its IPO), TWC is obligated to redeem 100% of the Public Shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, subject to certain conditions. As a special purpose acquisition company approaches the end of its investment period, its sponsors may have an incentive to cause it to enter into a business combination with a less attractive target company or on less favorable terms rather than to liquidate, which would typically cause the sponsor to experience the loss of its invested capital.

In July 2020, the Sponsor paid $25,000 to purchase 15,093,750 Founder Shares in connection with the TWC IPO; the Sponsor forfeited 93,750 Founder Shares in connection with the partial exercise of the underwriters’ over-allotment option, which left the Sponsor holding 15,000,000 Founder shares following the TWC IPO. Based on the Sponsor’s purchase price, the Founder Shares have an initial value of approximately $0.002 per share. The Sponsor has agreed to forfeit 1,500,000 Founder Shares pursuant to the Sponsor Support Agreement upon the closing of the transaction. After the automatic conversion of the Sponsor’s 15,000,000 Founder Shares upon closing, the Sponsor will hold 13,500,000 Cellebrite Ordinary Shares, which remain subject to vesting conditions based on Cellebrite’s post-closing stock price. Even if the trading price of the Cellebrite Ordinary Shares declines significantly, the value of the Cellebrite Ordinary Shares held by the Sponsor could be significantly greater than the amount the Sponsor’s original investment. As a result, if the vesting conditions are met, the Sponsor could generate a positive return on its investment upon disposition of its Cellebrite Ordinary Shares even if the trading price of the Cellebrite Ordinary Shares subsequently declines after the relevant vesting condition has been satisfied. Our Sponsor may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business than would be the case if our sponsor had paid the same per share price for the Founder Shares as our Public Shares.

TWC has not obtained an opinion from an independent investment banking firm confirming that the merger consideration is fair to TWC stockholders from a financial point of view.

TWC is not required to obtain, and has not obtained, an opinion from an independent investment banking firm that the merger consideration it is paying to Cellebrite shareholders is fair to TWC stockholders from a financial point of view. The enterprise valuation ascribed to Cellebrite has been determined by the TWC Board based upon standards generally accepted by the financial community. TWC stockholders will be relying on the judgment of the TWC Board with respect to such matters.

We cannot assure you that the Cellebrite Ordinary Shares will be approved for listing on Nasdaq or that Cellebrite will be able to comply with the continued listing standards of Nasdaq.

In connection with the Closing, Cellebrite intends to list the Cellebrite Ordinary Shares on Nasdaq under the ticker symbol “CLBT.” Cellebrite’s continued eligibility for listing may depend on the number of Public Shares that are redeemed. If, after the Business Combination, Nasdaq delists the Cellebrite Ordinary Shares from trading on its exchange for failure to meet the listing standards and Cellebrite is not able to list such securities on another national securities exchange, Cellebrite expects such securities could be quoted on an over-the-counter market. If this were to occur, Cellebrite and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for Cellebrite’s securities;

•        reduced liquidity for Cellebrite’s securities;

•        a determination that the Ordinary Shares of Cellebrite is a “penny stock,” which will require brokers trading the Cellebrite Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Cellebrite Ordinary Shares;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed and such termination could negatively impact TWC and Cellebrite.

Pursuant to the Business Combination Agreement, the Closing is subject to a number of conditions, including approval of the Business Combination Agreement by Cellebrite shareholders, approval of the proposals required to effect the Business Combination by TWC stockholders, receipt of certain regulatory approvals, effectiveness of the registration statement of which this proxy statement/prospectus forms a part, approval of the Public Shares to be cancelled and automatically converted into Cellebrite Ordinary Shares for listing on Nasdaq, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by both parties of their covenants and agreements (subject to the materiality standards set forth in the Business Combination Agreement). These closing conditions may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after any stockholder approvals, or TWC or Cellebrite may elect to terminate the Business Combination Agreement in certain other circumstances.

If the Business Combination is not completed for any reason, including as a result of Cellebrite shareholders declining to approve of the Business Combination Agreement and related proposals or TWC stockholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Cellebrite and TWC may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Cellebrite and TWC would be subject to a number of risks, including the following:

•        Cellebrite or TWC may experience negative reactions from the financial markets, and TWC may experience a negative reaction to its stock price (including to the extent that current market prices reflect a market assumption that the Business Combination will be completed);

•        Cellebrite may experience negative reactions from its customers, vendors, and employees;

•        Cellebrite and TWC will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•        since the Business Combination Agreement restricts the conduct of Cellebrite’s and TWC’s businesses prior to the completion of the Business Combination, each of Cellebrite and TWC may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See the section of this proxy statement/prospectus titled “The Business Combination Agreement — Covenants and Agreements.”

If the Business Combination Agreement is terminated and the Cellebrite Board seeks another merger or business combination, Cellebrite shareholders cannot be certain that Cellebrite will be able to find a party willing to offer equivalent or more attractive consideration than the merger consideration or that such other merger or business combination is completed. If the Business Combination Agreement is terminated and the TWC Board seeks another merger or business combination, TWC stockholders cannot be certain that TWC will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See the section of this proxy statement/prospectus titled “The Business Combination Agreement — Termination; Effectiveness.”

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either TWC or Cellebrite may refuse to complete the Business Combination if certain types of changes or conditions that constitute a failure of a representation to be true and correct exert a material adverse effect upon the other party between the signing date of the Business Combination Agreement and the planned closing. However, other types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Cellebrite or TWC, including the following events (except, in certain cases where the change has a disproportionate effect on a party):

•        changes in U.S. GAAP, or the authoritative interpretation of U.S. GAAP;

•        changes generally affecting the economy and the financial or securities markets generally in the United States, Israel, or anywhere else in the world;

•        the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters (including COVID-19 and any COVID-19 Measures);

•        changes (including changes in law) or general conditions in the industry in which the party operates;

•        any failure of Cellebrite to meet any projections, forecasts, or other forward-looking predictions of revenue, earnings, cash flow or cash position;

•        changes attributable to the public announcement or pendency of the transactions or the execution or performance of the Business Combination Agreement;

•        action or omission by the party to the extent such action or omission is expressly required or expressly permitted by the Business Combination Agreement; or

•        any matter set forth in the respective disclosure letter of each party.

Furthermore, TWC or Cellebrite may waive the occurrence of a failure of a representation to be true and correct that constitutes a material adverse effect affecting the other party. If a failure of a representation to be true and correct that constitutes a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of Cellebrite’s Ordinary Shares may suffer.

Third parties may terminate or alter existing contracts or relationships with TWC or Cellebrite.

TWC and Cellebrite have contracts with customers, distributors, affiliates, landlords, licensors and other business partners that may require TWC or Cellebrite, as applicable, to obtain approval from these other parties in connection with the Business Combination. If these approvals cannot be obtained, the counterparties to these contracts and other third parties with which TWC or Cellebrite currently have relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with either or both parties in anticipation of the Business Combination, or with Cellebrite following the Business Combination. The pursuit of such rights may result in TWC or Cellebrite suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements and losing rights that are material to its business. Any such disruptions could limit Cellebrite’s ability to achieve the anticipated benefits of the Business Combination. The adverse effect of such disruptions could also be exacerbated by a delay in the closing of the Business Combination or the termination of the Business Combination Agreement.

TWC and Cellebrite will incur substantial transaction fees and costs in connection with the Business Combination and the integration of their businesses.

TWC and Cellebrite have incurred and expect to incur additional material non-recurring expenses in connection with the Business Combination and the completion of the transactions contemplated by the Business Combination Agreement and related transaction agreements. While both TWC and Cellebrite have assumed that a certain level of expenses would be incurred in connection with the Business Combination, there are many factors beyond their control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses. Additional unanticipated costs may be incurred in the course of conducting the business of Cellebrite after the completion of the Business Combination.

TWC directors and officers may have interests in the Business Combination different from the interests of Public Stockholders.

Executive officers of TWC negotiated the terms of the Business Combination Agreement with their counterparts at Cellebrite, and the TWC Board determined that entering into the Business Combination Agreement is in the best interests of TWC and its stockholders, declared the Business Combination Agreement advisable and recommend that TWC stockholders approve the proposals required to effect the Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that TWC executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Public Stockholders. The TWC Board thereof was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination Agreement and in recommending to TWC stockholders that they vote to approve the adoption of the Business Combination Agreement. See the section of this proxy statement/prospectus titled “Proposal No. 1 — The Merger Proposal — Interests of TWC’s Directors and Officers in the Business Combination.”

TWC and Cellebrite will be subject to business uncertainties while the Business Combination is pending.

Uncertainty about the closing or effect of the Business Combination may affect the relationship between TWC and Cellebrite and their respective suppliers, customers, distributors, licensors and licensees during the pendency of the Business Combination. Any such impact may have an adverse effect on TWC or Cellebrite, and consequently on Cellebrite following the Business Combination. These uncertainties may cause parties that deal with TWC or Cellebrite to seek to change existing business relationships with them and to delay or defer decisions concerning TWC or Cellebrite. Changes to existing business relationships, including termination or modification, could negatively affect each of TWC’s and Cellebrite’s revenue, earnings and cash flow, as well as the market price of the Public Shares. Adverse effects arising from the pendency of the Business Combination could be exacerbated by any delays in closing of the Business Combination or termination of the Business Combination Agreement. Additionally, the attention of TWC’s and Cellebrite’s management may be directed towards the completion of the Business Combination, including obtaining regulatory approvals and other transaction-related considerations, and may be diverted from the day-to-day business operations of TWC and Cellebrite, as applicable, and matters related to the Business Combination may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to TWC and Cellebrite, as applicable. Further, the Business Combination may give rise to potential liabilities, including as a result of future stockholder lawsuits relating to the Business Combination. Any of these matters could adversely affect the businesses, financial condition or results of operations of TWC and Cellebrite.

TWC and Cellebrite may be materially adversely affected by negative publicity related to the Business Combination and in connection with other matters.

From time to time, political and public sentiment in connection with the Business Combination and in connection with other matters could result in a significant amount of adverse press coverage and other adverse public statements affecting TWC and Cellebrite. Adverse press coverage and other negative publicity, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or ultimately in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of TWC’s and Cellebrite’s respective businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on the reputation of TWC and Cellebrite, on the morale and performance of their employees and on their relationships with regulators. It may also have an adverse impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on TWC’s and Cellebrite’s respective businesses, financial condition and results of operations.

The Business Combination Agreement contains provisions that may discourage other companies from attempting to acquire Cellebrite for greater merger consideration.

The Business Combination Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Cellebrite that might result in greater value to Cellebrite shareholders than the Business Combination with TWC or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Cellebrite than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Cellebrite from soliciting, or entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions.

The Business Combination Agreement contains provisions that may discourage TWC from seeking an alternative business combination.

The Business Combination Agreement contains provisions that prohibit TWC from seeking alternative business combinations during the pendency of the Business Combination. Further, if TWC is unable to obtain the requisite approval of its stockholders, either party may terminate the Business Combination Agreement.

TWC stockholders will have their rights as stockholders governed by the articles of association of Cellebrite.

As a result of the completion of the Business Combination, TWC stockholders may become holders of Cellebrite Ordinary Shares listed on Nasdaq, which will be governed by the articles of association of Cellebrite following the Business Combination. As a result, there will be differences between the rights currently enjoyed by TWC stockholders and the rights of those stockholders who become Cellebrite shareholders following the Business Combination. See the section of this proxy statement/prospectus titled “Comparison of Rights of Cellebrite shareholders and TWC Stockholders.”

The Sponsor has agreed to vote in favor of the proposals at the Special Meeting, regardless of how Public Stockholders vote.

As of the date hereof, the Sponsor Shares represent approximately 20% of the voting power of the outstanding shares of TWC Common Stock. Pursuant to the Sponsor Support Agreement, the Sponsor Parties have agreed to vote the Sponsor Shares and any Public Shares held by it in favor of each of the proposals at the Special Meeting, regardless of how Public Stockholders vote. Accordingly, the agreement by the Sponsor to vote in favor of each of the proposals at the Special Meeting will increase the likelihood that TWC will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby.

If third parties bring claims against TWC, the proceeds held in the Trust Account could be reduced, and the per share redemption amount received by Public Stockholders may be less than $10.00 per Public Share.

The deposit of funds in the Trust Account may not protect those funds from third-party claims against TWC. Although TWC has sought to have all vendors, service providers and other entities with which it does business execute agreements with TWC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against TWC’s assets, including the funds held in the Trust Account. The Sponsor has agreed that it will be liable to TWC if and to the extent any claims by a third party (other than TWC’s independent registered public accounting firm) for services rendered or products sold to TWC, or by a prospective target business with which TWC has entered into a written letter of intent, confidentiality or similar agreement or Business Combination Agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case, net of the permitted withdrawals. This liability will not apply to claims by a third party that executed a waiver of any and all rights to seek access to the funds in the Trust Account and except as to any claims under TWC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, if an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. TWC has not independently verified whether the Sponsor, has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of TWC. TWC has not asked the Sponsor to reserve for such indemnification obligations.

Therefore, TWC cannot assure you that the Sponsor would be able to comply with those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for TWC’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, TWC may not be able to complete its initial business combination, and Public Stockholders would receive such lesser amount per Public Share in connection with any redemption of their Public Shares. None of TWC’s officers will indemnify TWC for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the TWC Board will not have the ability to adjourn the Special Meeting in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The TWC Board is seeking approval to adjourn the Special Meeting if at the Special Meeting there are insufficient votes to approve consummation of the Business Combination. If the Adjournment Proposal is not approved, the TWC Board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have sufficient time to solicit votes to approve consummation of the Business Combination, which would not be completed. See the section of this proxy statement/prospectus titled “Proposal No. 3 — The Adjournment.”

As a “foreign private issuer” under applicable securities laws and regulations, Cellebrite is permitted to, and may, file less or different information with the SEC than a company incorporated in the United States, and will follow certain home country governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

Cellebrite is, and will after the consummation of the Business Combination be, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act. Moreover, Cellebrite is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. issuers with securities registered under the Exchange Act. Cellebrite is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Cellebrite’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Cellebrite’s securities. Accordingly, after the Business Combination, if you continue to hold Cellebrite’s securities, you may receive less or different information about Cellebrite than you currently receive about TWC or that you would receive about a U.S. issuer.

In addition, as a “foreign private issuer” whose Cellebrite Ordinary Shares are intended to be listed on Nasdaq, Cellebrite is permitted to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements. A “foreign private issuer” must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply, followed by a description of its applicable home country practice. Cellebrite currently intends to follow the corporate governance requirements of Nasdaq. However, Cellebrite cannot make any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Cellebrite to follow its home country practice. Unlike the requirements of Nasdaq, there are currently no mandatory corporate governance requirements in Israel that would require Cellebrite to (i) have a majority of its board of directors be independent, (ii) establish a nominating/governance committee, or (iii) hold regular executive sessions where only independent directors may be present. Such Israeli home country practices may afford less protection to holders of Cellebrite Shares.

Cellebrite could lose its status as a “foreign private issuer” under applicable securities laws and regulations if more than 50% of Cellebrite’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of Cellebrite’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Cellebrite’s assets are located in the United States; or (iii) Cellebrite’s business is administered principally in the United States. If Cellebrite loses its status as a “foreign private issuer” in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Cellebrite would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Cellebrite’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Cellebrite is an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, Cellebrite Ordinary Shares may be less attractive to investors.

Cellebrite is an “emerging growth company,” as defined in the JOBS Act, and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Cellebrite cannot predict if investors will find Cellebrite Ordinary Shares less attractive because it will rely on these exemptions, including delaying adoption of new or revised accounting standards until such time as those standards apply to private companies and reduced disclosure obligations regarding executive compensation. If some investors find Cellebrite Ordinary Shares less attractive as a result, there may be a less active trading market and its stock price may be more volatile. Cellebrite may take advantage of these reporting exemptions until it is no longer an “emerging growth company.” Cellebrite will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which it has total annual gross revenue of at least $1.07 billion, or (c) in which it is deemed to be a large accelerated filer, which means the market value of Cellebrite Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last day of the second fiscal quarter of such fiscal year, and (2) the date on which it has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an IPO and may create risks for our unaffiliated investors.

An IPO involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an IPO company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and may therefore result in less careful vetting of information that is presented to the public.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an IPO. In any IPO, the initial value of a company is set by investors who indicate the price at which they are prepare to purchase shares from the underwriters. In the case of a business combination involving a SPAC, the value of the target company is established by means of negotiations between the target company, the SPAC and, in many cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a target company in a SPAC business combination may be less effective than an IPO bookbuilding process and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, IPOs are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the IPO. There is no comparable process of generating investor demand in connection with business combination between a target company and a SPAC, which may result in lower demand for the surviving company’s shares after closing, which could in turn, decrease liquidity and trading prices as well as increase share price volatility.

Risks Related to the U.S. Federal Income Tax Treatment of the Merger

If the Business Combination does not qualify as a reorganization under Section 368(a) of the Code, is taxable under Section 367(a) of the Code, or is otherwise taxable to U.S. Holders of TWC common stock and/or TWC Warrants, then the Merger would be taxable with respect to such U.S. Holders.

There are significant factual and legal uncertainties as to whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, and therefore the tax treatment of the Merger is inherently uncertain. For example, under Section 368(a) of the Code, the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Merger, its corporate parent) must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with investment-type assets, such as TWC. Moreover, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. There are significant factual and legal uncertainties concerning the determination of certain of these requirements. Moreover, the closing of the Merger is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify for the Intended Tax Treatment, and neither TWC nor Cellebrite intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger.

Accordingly, the tax treatment of the Merger is inherently uncertain and no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS. Neither TWC nor Cellebrite nor any other party to the Merger Agreement makes any representations or provides any assurances regarding the tax treatment of the Merger, including whether the Merger qualifies as a reorganization, or any related transactions. Furthermore, because of the legal and factual uncertainties described above, it is unclear whether the Merger qualifies as a reorganization, and, as a result, no opinion of counsel has or will be provided regarding the qualification of the Merger as a reorganization.

If, at the Effective Time, any requirement for Section 368(a) of the Code is not met, then a U.S. Holder of TWC common stock and/or TWC Warrants would recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the closing date of the Merger) of Cellebrite Ordinary Shares and/or Cellebrite Warrants received in the Merger, over such holder’s aggregate tax basis in the corresponding TWC common stock and/or TWC Warrants surrendered by such holder in the Merger.

If, at the Effective Time, any requirement for Section 367(a) of the Code is not satisfied, then a U.S. Holder of TWC common stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Merger of Cellebrite Ordinary Shares received in the Merger, over such holder’s aggregate tax basis in the TWC common stock surrendered by such holder in the Merger.

The IRS may not agree that Cellebrite should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Although Cellebrite is incorporated and tax resident in Israel, the IRS may assert that it should be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not a U.S. corporation. Because Cellebrite is an entity incorporated and tax resident in Israel, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. Section 7874 of the Code provides an exception under which a foreign incorporated and foreign tax resident entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

As more fully described in the section titled “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Cellebrite — Tax Residence of Cellebrite for U.S. Federal Income Tax Purposes,” based on the terms of the Merger and certain factual assumptions, Cellebrite is not intended to be treated as a U.S. corporation for U.S. federal income tax purposes under Code Section 7874 after the Merger. However, the application of Section 7874 of the Code is complex, is subject to detailed regulations (the application of which is uncertain in various respects, could be impacted by changes in such U.S. Treasury regulations with possible retroactive effect), and is subject to certain factual uncertainties. Accordingly, potential application of Section 7874 is inherently uncertain and there can be no assurance that the IRS will not challenge the status of Cellebrite as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Code Section 7874 Cellebrite’s status as a foreign corporation for U.S. federal income tax purposes, Cellebrite and certain Cellebrite shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Cellebrite and future withholding taxes on certain Cellebrite shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes. In particular, holders of Cellebrite Ordinary Shares and Cellebrite Warrants would be treated as holders of stock and warrants of a U.S. corporation.

See “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Cellebrite — Tax Residence of Cellebrite for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Code Section 7874 to the Merger. Investors in Cellebrite should consult their own advisors regarding the application of Code Section 7874 to the Merger.

Code Section 7874 may limit the ability of TWC to use certain tax attributes following the Merger, increase Cellebrite’s U.S. affiliates’ U.S. taxable income or have other adverse consequences to Cellebrite and Cellebrite’s shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Code Section 7874. In general, if a foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation and after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 60% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, subject to other requirements, certain adverse tax consequences under Section 7874 of the Code may apply.

If these rules apply to the Merger, Cellebrite and certain of Cellebrite’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by Cellebrite include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%.

As more fully described in the section titled “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Cellebrite — Utilization of TWC’s Tax Attributes and Certain Other Adverse Tax Consequences to Cellebrite and Cellebrite’s Shareholders,” based on the terms of the Merger and certain factual assumptions, Cellebrite is not currently intended to be subject to these rules under Code Section 7874 after the Merger. The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by future changes in such U.S. Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge whether Cellebrite is subject to the above rules or that such a challenge would not be sustained by a court.

However, even if Cellebrite is not subject to the above adverse consequences under Section 7874, Cellebrite may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Merger. If Cellebrite were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Merger, the Section 7874 Regulations (as defined in “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Cellebrite — Tax Residence of

Cellebrite for U.S. Federal Income Tax Purposes”) would exclude certain shares of Cellebrite attributable to the Merger for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Code Section 7874 will apply to such subsequent acquisition.

See “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Cellebrite — Utilization of TWC’s Tax Attributes and Certain Other Adverse Tax Consequences to Cellebrite and Cellebrite’s Shareholders” for a more detailed discussion of the application of Code Section 7874 to the Merger. Investors in Cellebrite should consult their own advisors regarding the application of Code Section 7874 to the Merger.

Risks Related to the Israeli Tax Treatment of Cellebrite and the Merger

If we do not qualify for Israeli tax benefits, our effective tax rate on our business income and the Israeli withholding tax on distributions of dividends by us to our shareholders may be higher than expected.

Cellebrite believes that it is currently entitled to claim certain tax benefits in Israel, including reduced corporate tax rates, reduced withholding tax rates with respect to dividend distributions and higher depreciation rates. These tax benefits require us to satisfy each tax year certain conditions that included in the provisions of Israeli tax laws. There can be no assurances that we will qualify for such tax benefits in any given year. If we do not qualify for such tax benefits, the effective Israeli tax rate on our business income and the withholding tax rate with respect to dividend that we will distribute to our shareholders may be higher than we expect.

We may be subject to deferred Israeli corporate tax liability with respect to certain payments out of income that was previously exempt from Israeli corporate tax.

We have previously generated income from a Beneficiary Enterprise that was exempt from Israeli corporate tax. If we pay dividends out of previously-exempt income we will be subject to deferred Israeli corporate tax upon payment. In addition, payments pursuant to certain transactions in which we may participate may be considered a deemed distribution for this purpose, including certain payments made, whether directly or indirectly, to certain related parties or controlling shareholders (including entities controlled by such controlling shareholders), payments in liquidation and consideration paid to our shareholders in a buyback of shares.

We may be required to pay Israeli taxes, including by way of withholding from our shareholders, as a result of the transactions contemplated by the Business Combination Agreement, and if we do not receive the Transaction Tax Ruling exempting the Indemnified TWC Parties from certain taxes we may be required to indemnify the Indemnified TWC Parties for such Israeli withholding tax liability.

Pursuant to the Business Combination Agreement we have agreed to file and have filed an application to receive the Transaction Tax Ruling from the Israel Tax Authority, which shall seek to determine (i) that none of the Indemnified TWC Parties are subject to Israeli tax with respect to receipt of Cellebrite Ordinary Shares and/or Cellebrite Warrants and/or any cash amount from the Trust Account or with respect to the Per Share Cash Consideration, Per Share Equity Consideration, the Price Adjustment Shares or the Additional Dividend, (ii) the tax treatment of the issuance of the Price Adjustment Shares and the Additional Dividend for Israeli Tax purposes and (iii) that the Capital Restructuring is not subject to Israeli withholding Tax.

We may be required to pay Israeli taxes, including by way of withholding, regardless of whether the Transaction Tax Ruling is obtained or not. If the Transaction Tax Ruling shall not be obtained in a form and substance reasonably satisfactory to TWC, we may make an irrevocable written undertaking to fully indemnify and hold harmless (on a grossed up basis, to account for their related tax liability and for their Cellebrite holdings) the Indemnified TWC Parties from any Israeli tax actually incurred by such Indemnified TWC Parties which should have been exempted by the Transaction Tax Ruling and from any Israeli tax actually incurred by Cellebrite as a result of the Capital Restructuring, the Additional Dividend and Price Adjustment Shares (including from all costs and expenses, including reasonable attorney costs, associated with such tax, including in defending such matters).

Risks Relating to Redemptions of Public Shares

There is no guarantee that a Public Stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

We cannot assure you as to the price at which a Public Stockholder may be able to sell the Cellebrite Ordinary Shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in the price of Cellebrite Ordinary Shares, and may result in a lower value realized now than a Public Stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a Public Stockholder does not redeem their shares, such stockholder will bear the risk of ownership of Cellebrite Ordinary Shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell their Cellebrite Ordinary Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Stockholder should consult their own tax or financial advisor for assistance on how this may affect its individual situation.

If a Public Stockholder fails to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

TWC intends to comply with the U.S. federal proxy rules when conducting redemptions in connection with the Business Combination. However, despite TWC’s compliance with these rules, if a Public Stockholder fails to receive TWC’s proxy materials, such stockholder may not become aware of the opportunity to redeem its Public Shares. In addition, the proxy materials that TWC will furnish to Public Stockholders in connection with the Business Combination will describe the various procedures that must be complied with in order to validly tender or redeem Public Shares. In the event that a Public Stockholder fails to comply with these or any other procedures, its Public Shares may not be redeemed.

In order to exercise their Redemption Rights, Public Stockholders are required to deliver their Public Shares, either physically or electronically using the Depository Trust Company’s DWAC System, to TWC’s transfer agent prior to the vote at the Special Meeting. If a Public Stockholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with Cellebrite is consummated, TWC will redeem these Public Shares for a pro rata portion of the funds deposited in the Trust Account and the Public Stockholder will no longer own such Public Shares following the Business Combination. See the section of this proxy statement/prospectus titled “Special Meeting of TWC Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of Public Stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such Public Shares in excess of 15% of the Public Shares.

A Public Stockholder, together with any of their affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate their Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares. However, Public Shareholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in TWC if you sell such excess Public Shares in open market transactions. TWC cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per share redemption price.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to redeem or sell your Public Shares potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) TWC’s completion of the Business Combination, and then only in connection with those Public Shares that such stockholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of Public

Shares if TWC is unable to complete a business combination by the Outside Date, subject to applicable law and as further described herein. In addition, if TWC plans to redeem its Public Shares because TWC is unable to complete a business combination by the Outside Date, for any reason, compliance with Delaware law may require that TWC submit a plan of dissolution to TWC’s then-existing stockholders for approval prior to the distribution of the proceeds held in TWC’s Trust Account. In that case, Public Stockholders may be forced to wait beyond the Outside Date, before they receive funds from the Trust Account. In no other circumstances will Public Stockholders have any right or interest of any kind in the Trust Account.

General Risk Factors

Joint ventures, partnerships, and strategic alliances may have a material adverse effect on our business, results of operations and prospects.

We expect to continue to enter into joint ventures, partnerships, and strategic alliances as part of our long-term business strategy. Joint ventures, partnerships, strategic alliances, and other similar arrangements involve significant investments of both time and resources, and there can be no assurances that they will be successful. They may present significant challenges and risks, including that they may not advance our business strategy, we may get an unsatisfactory return on our investment or lose some or all of our investment, they may distract management and divert resources from our core business, they may expose us to unexpected liabilities, or we may choose a partner that does not cooperate as we expect them to and that fails to meet its obligations or that has economic, business, or legal interests or goals that are inconsistent with ours. For example, we partner with various resellers who coordinate the provision of our solutions to the end customer. We believe this arrangement can offer strategic advantages, but it does increase our dependence on third parties to achieve our objectives.

Entry into certain joint ventures, partnerships, or strategic alliances now or in the future may be subject to government regulation, including review by U.S. or foreign government entities related to foreign direct investment. If a joint venture or similar arrangement were subject to regulatory review, such regulatory review might limit our ability to enter into the desired strategic alliance and thus our ability to carry out our long-term business strategy.

As our joint ventures, partnerships, and strategic alliances come to an end or terminate, we may be unable to renew or replace them on comparable terms, or at all. Each of our agreements with resellers have terms of just one year, and so these agreements are frequently up for renewal or termination. When we enter into joint ventures, partnerships, and strategic alliances, our partners may be required to undertake some portion of sales, marketing, implementation solutions, engineering solutions, or software configuration that we would otherwise provide. In such cases, our partner may be less successful than we would have otherwise been absent the arrangement. In the event we enter into an arrangement with a particular partner, we may be less likely (or unable) to work with one or more direct competitors of our partner with which we would have worked absent the arrangement. We may have interests that are different from our joint venture partners and/or which may affect our ability to successfully collaborate with a given partner. Similarly, one or more of our partners in a joint venture, platform partnership, or strategic alliance may independently suffer a bankruptcy or other economic hardship that negatively affects its ability to continue as a going concern or successfully perform on its obligation under the arrangement. In addition, customer satisfaction with our solutions provided in connection with these arrangements may be less favorable than anticipated, negatively impacting anticipated revenue growth and results of operations of arrangements in question. Further, some of our strategic partners offer competing solutions or work with our competitors. As a result of these and other factors, many of the companies with which we have joint ventures, partnerships, or strategic alliances may choose to pursue alternative technologies and develop alternative solutions in addition to or in lieu of our platform, either on their own or in collaboration with others, including our competitors. If we are unsuccessful in establishing or maintaining our relationships with these partners, our ability to compete in a given marketplace or to grow our revenue would be impaired, and our results of operations may suffer. Even if we are successful in establishing and maintaining these relationships with our partners, we cannot assure you that these relationships will result in increased customer usage of our platform or increased revenue.

Further, winding down joint ventures, partnerships, or other strategic alliances can result in additional costs, litigation, and negative publicity. Any of these events could adversely affect our business, financial condition, results of operations, and growth prospects.

We may acquire or invest in companies and technologies, which may divert our management’s attention, and result in additional dilution to our shareholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions or investments.

As part of our business strategy, we have engaged in strategic transactions in the past and expect to evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, products, services and other assets in the future. For example, in 2020 we acquired BlackBag Technologies Inc., a United States-based seller of computer forensic acquisition and analysis solutions. While this acquisition has thus far gone smoothly, this acquisition or any future acquisition, investment or business relationship may result in unforeseen risks, operating difficulties and expenditures, including the following:

•        An acquisition may negatively affect our financial results because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

•        Potential goodwill impairment charges related to acquisitions;

•        Costs and potential difficulties associated with the requirement to test and assimilate the internal control processes of the acquired business;

•        We may encounter difficulties or unforeseen expenditures assimilating or integrating the businesses, technologies, infrastructure, solutions, personnel, or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us or if we are unable to retain key personnel, if their technology is not easily adapted to work with ours, or if we have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise;

•        We may not realize the expected benefits of the acquisition;

•        An acquisition may disrupt our ongoing business, divert resources, increase our expenses, and distract our management;

•        An acquisition may result in a delay or reduction of customer purchases for both us and the company acquired due to customer uncertainty about continuity and effectiveness of service from either company;

•        The potential impact on relationships with existing customers, vendors, and distributors as business partners as a result of acquiring another company or business that competes with or otherwise is incompatible with those existing relationships;

•        The potential that our due diligence of the acquired company or business does not identify significant problems or liabilities, or that we underestimate the costs and effects of identified liabilities;

•        Exposure to litigation or other claims in connection with, or inheritance of claims or litigation risk as a result of, an acquisition, including but not limited to claims from former employees, customers, or other third parties, which may differ from or be more significant than the risks our business faces;

•        We may encounter difficulties in, or may be unable to, successfully sell any acquired solutions;

•        An acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

•        An acquisition may require us to comply with additional laws and regulations, or to engage in substantial remediation efforts to cause the acquired company to comply with applicable laws or regulations, or result in liabilities resulting from the acquired company’s failure to comply with applicable laws or regulations;

•        Our use of cash to pay for an acquisition would limit other potential uses for our cash;

•        If we incur debt to fund such acquisition, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants; and

•        To the extent that we issue a significant amount of equity securities in connection with future acquisitions, existing shareholders may be diluted and earnings per share may decrease.

The occurrence of any of these risks could have a material adverse effect on our business, results of operations, and financial condition. Moreover, we cannot assure you that we would not be exposed to unknown liabilities.

Our international operations expose us to business, political and economic risks that could cause our operating results to suffer.

We intend to continue to make efforts to increase our international operations and anticipate that international sales will continue to account for a significant portion of our revenue. These international operations are subject to certain risks and costs, including the difficulty and expense of administering business and compliance abroad, differences in business practices, compliance with domestic and foreign laws (including without limitation domestic and international import and export laws and regulations and the Foreign Corrupt Practices Act, including potential violations by acts of agents or other intermediaries), costs related to localizing solutions for foreign markets, costs related to translating and distributing software solutions in a timely manner, costs related to increased financial accounting and reporting burdens and complexities, longer sales and collection cycles for accounts receivables, failure of laws or courts to protect our intellectual property rights adequately, local competition, and economic or political instability and uncertainties, including inflation, recession, interest rate fluctuations and actual or anticipated military or geopolitical conflicts. In addition, regulatory limitations regarding the repatriation of earnings may adversely affect the transfer of cash earned from foreign operations. Significant international sales may also expose us to greater risk from political and economic instability, unexpected changes in Israeli, U.S. or other governmental policies concerning import and export of goods and technology, regulatory requirements, tariffs and other trade barriers. Additionally, international earnings may be subject to taxation by more than one jurisdiction, which may materially adversely affect our effective tax rate. Also, international expansion may be difficult, time consuming, and costly. These risks and their potential impacts may be exacerbated by the ongoing COVID-19 pandemic. See “— Risks Related to Our Business and Industry — The global COVID-19 pandemic could negatively impact our business, installations, trainings, and general operations.” As a result, if revenue from international operations do not offset the expenses of establishing and maintaining foreign operations, our business, operating results and financial condition will suffer.

If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

We have acquired and may acquire other companies and intangible assets, and we may not realize all the economic benefit from those acquisitions, which could cause an impairment of goodwill or intangibles. We review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. We test goodwill for impairment at least annually. If such goodwill is deemed to be impaired, an impairment loss equal to the amount by which the carrying amount exceeds the fair value of the assets would be recognized. Events which might indicate impairment include, but are not limited to, declines in stock price market capitalization or cash flows, adverse cost factors, deteriorating financial performance, strategic decisions made in response to economic, market and competitive conditions, the impact of the economic environment on us and our customer base, and/or relevant events such as changes in management, key personnel, litigation or customers.

We may be required to record a significant charge in our financial statements during the period in which any impairment of our goodwill or intangible assets is determined, which would negatively affect our results of operations.

Our provision for income taxes and effective income tax rate may vary significantly and may adversely affect our results of operations and cash resources.

Significant judgment is required in determining our provision for income taxes. Various internal and external factors may have favorable or unfavorable effects on our future provision for income taxes, income taxes receivable, and our effective income tax rate. These factors include, but are not limited to, changes in tax laws, regulations and/or rates, results of audits by tax authorities, changing interpretations of existing tax laws or regulations, changes in estimates of prior years’ items, the impact of transactions we complete, future levels of research and development spending, changes in the valuation of our deferred tax assets and liabilities, transfer pricing adjustments, changes in the overall mix of income among the different jurisdictions in which we operate, and changes in overall levels of income before taxes. Furthermore, new accounting pronouncements or new interpretations of existing accounting pronouncements, and/or any internal restructuring initiatives we may implement from time to time to streamline our operations, can have a material impact on our effective income tax rate.

Tax examinations are often complex as tax authorities may disagree with the treatment of items reported by us and our transfer pricing methodology based upon our limited risk distributor model, the result of which could have a material adverse effect on our financial condition and results of operations. Although we believe our estimates are reasonable, the ultimate outcome with respect to the taxes we owe may differ from the amounts recorded in our financial statements, and this difference may materially affect our financial position and financial results in the period or periods for which such determination is made.

We are subject to anti-corruption, anti-bribery, and similar laws, and non-compliance with such laws can subject us to criminal penalties or significant fines, harm and reputation, and adversely affect our business, financial condition, results of operations, and growth prospects.

We are or will be subject to anti-corruption, anti-bribery, anti-money laundering and financial and economic sanctions laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in Cellebrite Ordinary Shares.

Our pricing structures for our solutions may change from time to time.

We offer our solutions at a higher price point than many of our competitors, and this may change in the future. We expect that we may change our pricing model from time to time, including as a result of competition, global economic conditions, general reductions in our customers’ spending levels, pricing studies, or changes in how our solutions are broadly consumed. Similarly, as we introduce new, or as a result of the evolution of our existing solutions, we may have difficulty determining the appropriate price structure for our solutions. In addition, as new and existing competitors introduce new solutions that compete with ours, or revise their pricing structures, we may be unable to attract new customers at the same price or based on the same pricing model as we have used historically. Moreover, as we continue to target selling our solutions to larger organizations, these larger organizations may demand substantial price concessions. In addition, we may need to change pricing policies to accommodate government pricing guidelines for our contracts with federal, state, local, and foreign governments and government agencies. If we are unable to modify or develop pricing models and strategies that are attractive to existing and prospective customers, while enabling us to significantly grow our sales and revenue relative to our associated costs and expenses in a reasonable period of time, our business, financial condition, and results of operations may be adversely impacted.

If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the Securities and Exchange Commission (“SEC”) is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We may also need to improve our internal control over financial reporting. Some members of our management team have limited or no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies, and we have limited accounting and financial reporting personnel and other resources with which to address our internal controls and related procedures, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act that we will eventually be required to include in our annual reports filed with the SEC. We may need to hire and successfully integrate additional accounting and financial staff with appropriate company experience and technical accounting knowledge. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, we may identify in the future deficiencies in our controls. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which could have a negative effect on the trading price of Cellebrite Ordinary Shares. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second Annual Report on Form 20-F.

Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and results of operations and could cause a decline in the price of Cellebrite Ordinary Shares.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. The statements we make regarding the following matters are forward-looking by their nature:

•        the use of our solutions by law enforcement;

•        the governmental policies surrounding digital intelligence;

•        the growth of the digital intelligence market;

•        the cost and availability of financing;

•        the availability of qualified personnel;

•        the business abilities and judgment of our personnel;

•        the emergence of new technologies and the response of our customer base to those technologies;

•        acquisitions by us of other companies;

•        ability to keep investing in new technologies, in particular having capital to continue expanding our digital intelligence solutions; and

•        other factors discussed under “Risk Factors.”

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks provided under “Risk Factors” in this proxy statement/prospectus.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results or to changes in our expectations.

SPECIAL MEETING OF TWC STOCKHOLDERS

General

This proxy statement/prospectus is being furnished to TWC stockholders as part of the solicitation of proxies by the TWC Board for use at the Special Meeting, a virtual meeting of TWC stockholders to be held on                 , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to TWC stockholders on or about              , 2021.

Date, Time and Place of Special Meeting

The Special Meeting will be held virtually on              , at             Eastern time, and conducted exclusively via live webcast at             Eastern time, or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Special Meeting, and you will not be able to attend the Special Meeting in person.

Recommendation of the TWC Board

The TWC Board believes that each of the Merger Proposal, the Amended Articles Proposal and the Adjournment Proposal (if necessary) to be presented at the Special Meeting is in the best interests of TWC and its stockholders and unanimously recommends that TWC stockholders vote “FOR” each of the proposals.

When you consider the recommendation of the TWC Board in favor of approval of the Merger Proposal in particular, you should keep in mind that TWC’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests generally as a TWC stockholder. See the section of this proxy statement/prospectus titled “Proposal No. 1 — The Merger Proposal — Interests of TWC’s Directors and Officers in the Business Combination.”

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of TWC common stock at the close of business on              , 2021, which is the TWC Record Date. You are entitled to one vote for each Public Share and Sponsor Share that you owned as of the close of business on the TWC Record Date. If your shares of TWC common stock are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions. On the TWC Record Date, there were            shares of Public Shares and            shares Public Shares issued and outstanding, of which no Public Shares and             Sponsor Shares were held by the Sponsor Parties.

Vote of the Sponsor Parties

Contemporaneously with the execution of the Business Combination Agreement, TWC and the Sponsor Parties entered into the Sponsor Support Agreement, pursuant to which, among other things, each Sponsor Party and each director of TWC agreed to vote in favor of, and to adopt and approve, the Business Combination Agreement and all other documents and transactions contemplated thereby, including the Merger Proposal and the other proposals described in this proxy statement/prospectus. Currently, the Sponsor Parties own 20% of the outstanding voting shares of TWC.

Quorum and Required Vote for Proposals for the Special Meeting

A majority of the voting power of the issued and outstanding shares of TWC common stock present at the Special Meeting by virtual attendance or by proxy and entitled to vote is required to constitute a quorum and in order to conduct business at the Special Meeting, except that, where a proposal is to be voted on by a class of stock voting as a separate class, holders of shares representing a majority of the outstanding shares of such class shall constitute a quorum of such class for such proposal. A vote to “ABSTAIN” from voting shares represented at the meeting by virtual attendance or by proxy on one or more of the proposals in this proxy statement/prospectus will count as present for the purposes of establishing a quorum. Broker Non-Votes will not count as present for the purposes of establishing a quorum. As of the TWC Record Date, the presence by virtual attendance or by proxy of            shares of TWC common stock (              , representing             % of the TWC Class A Common Stock, in addition to the TWC Class B Common Stock) is required to achieve a quorum for the Merger Proposal and the Adjournment Proposal (if necessary). As of the TWC Record Date, the presence by virtual attendance or by proxy of shares of TWC Class B Common Stock and            shares of TWC common stock is required to achieve a quorum for the Amended Articles Proposal. In the absence of a quorum, the chairman of the Special Meeting may adjourn the Special Meeting.

Approval of each of the Merger Proposal and the Adjournment Proposal (if necessary) requires the affirmative vote of the majority of the votes cast by the TWC stockholders present at the Special Meeting by virtual attendance or by proxy and entitled to vote thereon. The approval of the Amended Articles Proposal requires the affirmative vote of (i) the holders of a majority of the TWC Class B Common Stock then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of TWC common stock, voting together as a single class.

The TWC Board has already approved each of the proposals. The approval of the Merger Proposal is a condition to the consummation of the Business Combination. If the Merger Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to TWC stockholders for a vote. If TWC does not consummate the Business Combination and fails to complete an initial business combination by the Outside Date, TWC will be required to: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the initial business combination, including interest (net of amounts withdrawn to fund our working capital requirements, subject to an annual limit of $500,000, and/or to pay for the TWC’s taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (c) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the TWC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Abstentions & Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to TWC stockholders at the Special Meeting will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions to your bank, broker or other nominee, it may deliver a proxy card expressly indicating a Broker Non-Vote and will not count as present for the purposes of establishing a quorum.

Broker Non-Votes and a failure to return your proxy card or to vote online during the Special Meeting will have the same effect as a vote “AGAINST” the Amended Articles Proposal but will have no effect on the Merger Proposal and the Adjournment Proposal (if necessary).

A vote to “ABSTAIN” from voting your shares represented at the meeting by virtual attendance or by proxy will have the same effect as a vote “AGAINST” each of the Merger Proposal, the Amended Articles Proposal and the Adjournment Proposal (if necessary), as applicable. Votes to “ABSTAIN” will count as present for the purposes of establishing a quorum.

Voting Your Shares

Each share of TWC common stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your proxy card or cards show the number of shares of TWC common stock that you own. There are several ways to vote your shares of TWC common stock:

•        You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of TWC common stock will be voted as recommended by the TWC Board.

•        You can virtually attend the Special Meeting and vote online during the meeting even if you have previously voted by submitting a proxy as described above. You will be provided a ballot virtually when you sign into the meeting. However, if your shares of TWC common stock are held in the name of your broker, bank or other nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of TWC common stock.

After careful consideration, the TWC Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Merger Proposal, “FOR” the Amended Articles Proposal and “FOR” the Adjournment Proposal (if necessary).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at such meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify             by email at              , before the Special Meeting that you have revoked your proxy; or

•        you may virtually attend the Special Meeting, revoke your proxy and vote online during the meeting, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Merger Proposal, the Amended Articles Proposal and the Adjournment Proposal. Under the existing TWC Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of TWC common stock, you may call Morrow Sodali LLC, TWC’s proxy solicitor, at (800) 662-5200. Banks and brokerage firms may call collect at: (203) 658-9400.

Redemption Rights

Pursuant to the Existing TWC Charter, a holder of Public Shares may demand that TWC redeem such shares for cash if the Merger is consummated. Public Stockholders will be entitled to receive cash for these shares only if they no later than 5:00 p.m. (New York City time) on              , 2021 (two (2) business days prior to the date of the Special Meeting):

(i)     submit a written request to TWC’s transfer agent that TWC redeem their Public Shares for cash;

(ii)    certify in such demand for redemption that they “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act); and

(iii)   deliver such Public Shares to TWC’s transfer agent (physically or electronically).

If the Business Combination is not consummated, such Public Shares will not be redeemed before the Outside Date.

If the Business Combination is consummated and a Public Stockholder properly demands redemption of its Public Shares, TWC will redeem each such Public Share for a full pro rata portion of the Trust Account holding the proceeds from the IPO, calculated as of two (2) business days prior to the consummation of the Business Combination. A Public Stockholder may elect to redeem without voting, and if they do vote, irrespective of whether they vote for or against the Merger Proposal. Holders of TWC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders of TWC Units may instruct their broker to do so, or if a holder holds TWC Units registered in its own name, the holder must contact TWC’s transfer agent directly and instruct them to do so. Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Merger Proposal.

If you do not properly comply with the procedures and requirements to redeem your Public Shares described above, your Public Shares will not be redeemed. Any demand for redemption, once made, may be withdrawn at any time until the date of the Special Meeting. If you delivered your shares for redemption to TWC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that TWC’s transfer agent return the shares (physically or electronically).

Each redemption of Public Shares will decrease the amount of cash on deposit in the Trust Account. Moreover, the Existing TWC Charter, which prohibits TWC from redeeming or repurchasing Public Shares submitted for redemption if such redemption would result in TWC’s failure to have net tangible assets (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)) in excess of $5 million. Accordingly, if the aggregate redemption price for Public Shares submitted for redemption would exceed the amount set forth in the maximum redemption scenario set forth herein, TWC may need to obtain an additional equity contribution or reduce the per share redemption price to ensure that TWC complies with the foregoing limitation under the Existing TWC Charter.

Prior to exercising redemption rights, Public Stockholders should verify the market price of TWC common stock as they may receive higher proceeds from the sale of TWC common stock in the public market than from exercising their redemption rights. We cannot assure you that you will be able to sell your shares of TWC common stock in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in TWC common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of TWC common stock will cease to be outstanding immediately prior to the Merger and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Cellebrite following the Merger, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Merger is not approved and TWC does not consummate an initial business combination by the Outside Date, TWC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Stockholders and the TWC Warrants will expire worthless.

Appraisal Rights

TWC stockholders who (i) do not consent to the adoption of the Business Combination Agreement, (ii) follow the procedures set forth in Section 262 of the DGCL (including making a written demand of appraisal to TWC within 20 days after the date of mailing of the notice of appraisal rights) and (iii) have not otherwise waived the appraisal rights, will be entitled, under Section 262 of the DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be “fair value.” The “fair value” of their shares as so determined could be more than, the same as or less than the consideration payable pursuant to the Business Combination Agreement. Failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. See “Appraisal Rights of TWC Stockholders” attached to this proxy statement/prospectus as Annex D and Section 262 of the DGCL attached to this proxy statement/prospectus as Annex C.

PROPOSAL NO. 1 — THE MERGER PROPOSAL

Overview

TWC stockholders are being asked to approve the Business Combination described in this proxy statement/prospectus, including (i) adopting the Business Combination Agreement and (ii) approving the transactions described in this proxy statement/prospectus. The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement in the form attached to this proxy statement/prospectus as Annex A.

You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination Agreement.

We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of our outstanding shares of TWC common stock represented at the Special Meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the Special Meeting.

Background of the Proposed Business Combination

The terms of the proposed Business Combination are the result of an extensive search for a potential transaction by TWC and Cellebrite, and negotiations between representatives of TWC and Cellebrite. The following is a brief description of the background of these negotiations and the resulting proposed Business Combination.

TWC is a blank check company incorporated as a Delaware corporation on July 20, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector.

On September 15, 2020, TWC consummated its IPO of 60,000,000 TWC Units, including 7,500,000 TWC Units issued pursuant to the partial exercise by the underwriters of their over-allotment option. Each TWC Unit consists of one share of TWC Class A Common Stock, and one-third of one Public Warrant, each whole Public Warrant entitling the holder to purchase one share of Class A Common Stock at $11.50 per share. The TWC Units were sold at an offering price of $10.00 per TWC Unit, generating gross proceeds of $600,000,000. As a result of the underwriters’ partial exercise of the over-allotment option, the TWC’s sponsor, TWC Tech Holdings II, LLC (the “sponsor”), forfeited 93,750 shares of TWC Class B Common Stock. Simultaneously with the consummation of the IPO and the sale of the TWC Units, TWC consummated the private placement (the “Private Placement”) of an aggregate of 9,666,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating total proceeds of $14,500,000.

A total of $600,000,000 of the net proceeds from our initial public offering (including the partial over-allotment) and the Private Placement were deposited in a trust account established for the benefit of the TWC stockholders.

The TWC Units began trading on September 11, 2020 on Nasdaq under the ticker symbol “TWCTU.” Commencing on November 2, 2020, the securities comprising the TWC Units began separate trading. The TWC Units, Public Shares and Public Warrants are trading on Nasdaq under the ticker symbols “TWCTU,” “TWCT” and “TWCTW,” respectively.

TWC’s sponsor, directors and officers agreed that TWC must complete its initial business combination by September 15, 2022, which was 24 months from the closing of the TWC IPO. TWC agreed that in the event that the Business Combination Agreement is terminated, it will cease all operations except for the purpose of winding up and as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares with the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to TWC to pay its franchise and income taxes (net of an amount of up to $500,000 of interest released to TWC for working capital purposes and $100,000 of interest to pay dissolution expenses).

Except for the withdrawal of interest to pay franchise and income taxes and up to $500,000 to fund working capital requirements, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of the completion of the initial business combination or the redemption of 100% of the Public Shares if TWC is unable to complete the initial business combination by September 15, 2022 or such later date that may be approved by TWC stockholders.

Following the TWC IPO, TWC’s management team commenced a comprehensive search for a target business. In connection with this search process, representatives of TWC and the sponsor contacted and were contacted by a significant number of individuals and entities with respect to business combination opportunities. In evaluating potential business combination opportunities, TWC generally looked for potential business combination targets that (i) have an existing strong management team, (ii) have a competitive advantage, (iii) have significant streams of recurring revenue, (iv) have a significant total addressable market and growth expansion opportunities, (v) have attractive valuations and (vi) possess significant upside potential with limited downside risk. These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular potential business combination may be and were based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem and may have deemed relevant.

During the course of this search process which led to identifying Cellebrite as an attractive business combination opportunity, TWC reviewed and considered more than three hundred companies, most of which were contemplating an initial public offering or merging with a “special purpose acquisition company” such as TWC. Several of these companies, which TWC perceived to have attractive growth profiles, were targeted by TWC on an unsolicited basis and were asked by the management of TWC whether they would be interested in exploring a merger with a “special purpose acquisition company.” Of these companies, TWC evaluated more than thirty-five target companies in detail and chose these companies based on their historical financial performance and, in some cases, projected revenues. TWC entered into non-disclosure agreements in connection with more than fifteen of these acquisition opportunities (including Cellebrite) so that TWC could obtain additional preliminary diligence information to evaluate the companies as business combination targets, the terms of which did not restrict TWC from evaluating other business combination opportunities, and submitted illustrative non-binding summary terms in connection with eight of these acquisition opportunities (including Cellebrite), the terms of which did not restrict TWC from evaluating other business combination opportunities. Representatives of TWC and the sponsor engaged in due diligence of potential targets by reviewing financial, commercial, legal, and other diligence materials and engaged in discussions with management and other individuals involved with these businesses. TWC’s due diligence review of these potential targets included, but was not limited to, primary research and analysis by Representatives of TWC and the sponsor, as well as the utilization of certain third-party diligence vendors, such as expert networks. As TWC investigated and evaluated acquisition opportunities, TWC management and investment professionals and the sponsor regularly discussed these opportunities and the strategic benefits and risks of potential acquisitions with members of the TWC board, and the TWC board considered the other opportunities that had been explored in its evaluation of the acquisition of Cellebrite and the determination that proceeding with the transaction with Cellebrite was in the best interest of TWC stockholders.

In connection with evaluating such opportunities, representatives of TWC telephonically met and conducted preliminary discussions with representatives of seven potential target opportunities, not including Cellebrite.

The first of these potential target companies was a provider of consumer lending solutions whose financial advisor contacted TWC to discuss a potential transaction. TWC subsequently had discussions with representatives of the potential target company and conducted an in-depth diligence review, and TWC submitted an indication of interest. Following negotiations, TWC did not agree with the valuation range sought by the potential target company, and the potential target company determined to pursue a transaction with another party. These discussions occurred from September 1, 2020 through September 24, 2020.

The second of these potential target companies was a provider of enablement tools for the mobile gaming industry who TWC contacted to discuss a potential transaction. TWC subsequently conducted a series of discussions with representatives of the potential target company over the course of several months and submitted an indication of interest. Ultimately, the potential target company determined it would instead pursue an alternate path to the public markets. These discussions occurred from September 1, 2020 through February 6, 2021.

The third of these potential target companies was an e-commerce enablement platform for retailers and consumer brands whose financial advisor contacted TWC to discuss a potential transaction. TWC subsequently had discussions with representatives of the potential target company and conducted an in-depth diligence review, and TWC submitted an indication of interest. Following several discussions, the potential target company determined it would prefer to pursue an alternate path to the public markets. These discussions and reviews occurred from October 3, 2020 through October 30, 2020.

The fourth of these potential target companies was a provider of machine learning software who TWC contacted to discuss a potential transaction. TWC subsequently had discussions with representatives of the potential target company and submitted an indication of interest. Following several discussions, the potential target company determined it would prefer to pursue an alternate path to the public markets. These discussions occurred from October 1, 2020 through October 8, 2020.

The fifth of these potential target companies was a provider of public sector software whose financial advisor contacted TWC to discuss a potential transaction. TWC subsequently had discussions with representatives of the potential target company and conducted an in-depth diligence review, and TWC submitted an indication of interest. Following negotiations, TWC did not agree with the valuation range sought by the potential target company, and the potential target company determined to pursue a transaction with another party instead. These discussions and reviews occurred from November 10, 2020 through December 18, 2020.

The sixth of these potential target companies was a consumer lending platform whose financial advisor contacted TWC to discuss a potential transaction. TWC subsequently had discussions with representatives of the potential target company and conducted an in-depth diligence review, and TWC submitted an indication of interest. Following negotiations, TWC did not agree with the valuation range sought by the potential target company, and the potential target company determined to pursue a transaction with another party. These discussions and review occurred from September 30, 2020 through October 5, 2020.

The seventh of these potential target companies was a provider of supply chain and commerce software applications who TWC contacted to discuss a potential transaction. TWC subsequently had discussions with representatives of the potential target company and conducted an in-depth diligence review, and TWC submitted an indication of interest. Following negotiations, TWC did not agree with the valuation range sought by the potential target company, and the potential target company decided to pursue a transaction with another party. These discussions and reviews occurred from September 24, 2020 through October 18, 2020.

During the course of this search process, representatives of TWC regularly updated members of the TWC Board on the status of its search processes. Certain TWC Board members were regular participants in the ongoing meetings and discussions with representatives of several potential target opportunities.

On December 14, 2020, representatives of J.P. Morgan Securities LLC’s (“J.P. Morgan”) financial advisory group emailed John Gray and William Heldfond, both Vice Presidents at True Wind Capital, to introduce the transaction opportunity with Cellebrite on an anonymous basis.

On January 5, 2021, TWC executed a non-disclosure agreement with Cellebrite (which did not contain any exclusivity provisions) and commenced its due diligence review of the documents and information provided by Cellebrite.

On January 13, 2021, TWC attended a management presentation and due diligence session via videoconference with Cellebrite’s management team. Adam Clammer, Chief Executive Officer of TWC, Brandon Van Buren, a Director of TWC, Mr. Gray, Mr. Heldfond, and others attended on behalf of TWC and Yossi Carmil, Chief Executive Officer of Cellebrite, and Dana Gerner, Chief Financial Officer of Cellebrite, and others attended on behalf of Cellebrite.

On January 20, 2021, TWC shared a letter of intent and term sheet with respect to a proposed business combination between TWC and Cellebrite (the “LOI”). The LOI reflected an enterprise value for Cellebrite of approximately $2.034 billion and proposed a combination of stock and cash as consideration, including a PIPE investment of $200 million. The enterprise valuation of Cellebrite that was proposed by TWC reflected TWC’s assessment of an attractive value for Cellebrite, taking into account its historic performance, expected future performance, and the favorable positioning of Cellebrite within its market. The proposal also provided, among other terms, that Cellebrite shareholders would be entitled to receive a price adjustment (the “Price Adjustment”) of up to an additional 8.33 million Cellebrite Ordinary Shares based on Cellebrite following the Merger achieving a share price target of $12.00, that 50% of the Founder Shares would vest based on Cellebrite achieving a share price target of $12.00, and that the board size and composition of Cellebrite following the Merger would be collaboratively structured with Cellebrite. TWC proposed the Price Adjustment as a way to compensate Cellebrite shareholders in the event the proposed valuation was too low, such that the stock price of Cellebrite following the Merger would significantly increase upon the completion of the proposed business combination, and to increase the amount of consideration payable to Cellebrite shareholders based on the long-term success of Cellebrite following the Merger. TWC’s goal was to create alignment among Cellebrite shareholders, TWC stockholders, and the sponsor.

On January 21, 2021, representatives of TWC, including Messrs. Clammer, Van Buren, Gray, Heldfond and others, representatives of J.P. Morgan’s financial advisory group, and representatives of Cellebrite, including Mr. Carmil, Ms. Gerner, and others, held a videoconference to review and discuss TWC’s January 20th proposal and the mechanics of a potential transaction. The session included a discussion of Cellebrite’s business, market conditions and certain financial and business due diligence requests for information.

On January 27, 2021, representatives of TWC, including Messrs. Clammer, Van Buren, Gray, Heldfond and others, and representatives of Cellebrite, including Mr. Carmil, Ms. Gerner, and others, held a videoconference at which representatives of J.P. Morgan’s financial advisory group were present, to further review and discuss TWC’s January 20th proposal and also discuss the most relevant comparable public companies for Cellebrite.

On February 1 and February 2, 2021, Messrs. Van Buren and Gray and representatives of J.P. Morgan’s financial advisory group held a conference call to discuss feedback to TWC’s January 20th proposal. On the call, representatives from J.P. Morgan’s financial advisory group expressed that TWC’s bid did not propose a sufficiently high enough enterprise value to be acceptable to Cellebrite and that TWC should therefore raise its valuation. The participants then discussed various methods for raising the amount of total cash and share consideration to be received by Cellebrite shareholders, if the proposed valuation was too low, namely additional earn-out shares.

On February 2, 2021, representatives of TWC, including Messrs. Clammer, Van Buren, Gray, Heldfond and others, representatives of J.P. Morgan’s financial advisory group, and representatives of Cellebrite, including Mr. Carmil, Ms. Gerner, and others, held a videoconference where the parties discussed Cellebrite’s competitive positioning, technical capabilities, product differentiation, and go-to-market approach.

On February 5, 2021, TWC shared an updated LOI with Cellebrite. The LOI reflected an increased enterprise value for Cellebrite of $2.075 billion; the updated LOI also proposed a combination of shares and cash to be received by Cellebrite shareholders and a PIPE investment of $325 million. The proposal also provided, among other terms, that Cellebrite shareholders would be entitled to receive an increased Price Adjustment of 12.5 million shares based on Cellebrite following the Merger achieving a share price target of $12.00 and that 50% of the Founder Shares would vest based on Cellebrite following the Merger achieving a share price target of $12.00.

On February 7, 2021, TWC received a counteroffer that implied an enterprise value for Cellebrite of $2.2 billion and proposed a combination of shares and cash to be received by Cellebrite shareholders and a PIPE investment of $300 million. The proposal also provided, among other terms, that Cellebrite shareholders would be entitled to receive a Price Adjustment of 15 million Cellebrite Ordinary Shares based on Cellebrite following the Merger achieving certain share price targets, with one-third of such Cellebrite Ordinary Shares vesting at $15.00 per share, one-third of such Cellebrite Ordinary Shares vesting at $17.50 per share, and one-third of such Cellebrite Ordinary Shares vesting at $20.00 per share, and that all Founder Shares would be subject to vesting criteria and vest based on Cellebrite following the Merger achieving certain share price targets, with 40% of such Founder Shares vesting at $12.00 per share, 20% of such Founder Shares vesting at $15.00 per share, 20% of such Founder Shares vesting at $17.50 per share, and 20% of such Founder Shares vesting at $20.00 per share.

On February 7, 2021, representatives of TWC, including Messrs. Clammer, Van Buren, Gray, and others and representatives of J.P. Morgan’s financial advisory group held videoconference to discuss the terms of the counteroffer.

On February 9, 2021, TWC shared a revised LOI with Cellebrite following the February 7th counteroffer. The revised LOI reflected an enterprise value for Cellebrite of $2.125 billion and proposed a combination of shares and cash to be received by Cellebrite shareholders, including a PIPE investment of up to $300 million. The revised LOI provided, among other terms, that Cellebrite stockholders would be entitled to receive a Price Adjustment of 15.0 million Cellebrite Ordinary Shares based on Cellebrite following the Merger achieving certain share price targets, with 5.0 million of such Cellebrite Ordinary Shares vesting at $12.50 per share, 5.0 million of such Cellebrite Ordinary Shares vesting at $15.00 per share, and 5.0 million of such Cellebrite Ordinary Shares vesting at $17.50 per share, and that a total of 50% of the Founder shares would be subject to vesting criteria, with 25% of the Founder Shares vesting at $12.50 per share and 25% of the Founder Shares vesting at $15.00 per share.

Over the next two days, representatives of Cellebrite, including White & Case LLP (“White & Case”), Cellebrite’s outside counsel, and TWC, including Simpson Thacher & Bartlett LLP (“Simpson Thacher”), TWC’s outside counsel, finalized the LOI based on an enterprise value of $2.125 billion. The LOI provided, among other terms, (1) that 50% of the Founder Shares would be subject to vesting criteria, with 25% of the Founder Shares vesting at $12.50 per share and 25% of the Founder Shares vesting at $15.00 per share; (2) that Cellebrite shareholders would be entitled to receive a Price Adjustment of 15.0 million Cellebrite Ordinary Shares based on the Cellebrite following the Merger achieving certain share price targets, with 5.0 million of such Cellebrite Ordinary Shares vesting at $12.50 per share, 5.0 million of such Cellebrite Ordinary Shares vesting at $15.00 per share, and 5.0 million of such Cellebrite Ordinary Shares vesting at $17.50 per share; (3) that the board of directors will be comprised of nine directors where the sponsor will have the right at Closing to nominate two directors reasonably acceptable to Cellebrite, with a qualified right to replace any such director in the case of vacancy tied to certain criteria based on the sponsor continuing to own a certain proportion of the Cellebrite Ordinary Shares issued to the sponsor at Closing; (4) that a specified amount of unvested equity awards would be excluded from the calculation of enterprise value; and (5) that the total cash available to TWC at the Closing, inclusive of the PIPE investment and after giving effect to redemptions elected by TWC stockholders and TWC’s transaction expenses, would be no less than $565 million (the “Minimum Cash Amount”).

On February 10, 2021, Cellebrite and TWC finalized and executed, the LOI, which contained binding exclusivity obligations.

During the course of these negotiations, representatives of TWC regularly updated TWC board members on the status and terms of these negotiations, certain of whom were regular participants in the ongoing negotiations.

On February 12, 2021, Mr. Gray provided an update on the terms of the LOI to the TWC Board and provided an overview of Cellebrite’s business.

During the period from February 18, 2021 through March 3, 2021, representatives of TWC continued their due diligence review of Cellebrite, including conducting numerous calls with Cellebrite customers as well as speaking with various advisors and market experts.

On February 18, 2021, representatives from TWC, including Mr. Heldfond and others, and representatives from Cellebrite conducted a diligence session to discuss the Company’s total addressable market and various analyses that Cellebrite and its advisors had produced on Cellebrite’s market.

On February 24, 2021, representatives from TWC, including Messrs. Clammer, Van Buren, Heldfond and others and representatives from Cellebrite, including Mr. Carmil, members of the Company’s research and development team, and others held an in-depth videoconference due diligence session where participants discussed the functionality of Cellebrite’s solutions, the advanced technical capabilities of the Company’s products, and the structured research and development process that the Company employs.

On February 25, 2021 and February 26, 2021 representatives from Cellebrite, including Mr. Carmil and Ms. Gerner, conducted a management presentation as well as legal and financial due diligence sessions with representatives from J.P. Morgan’s financial advisory group as well as representatives from BofA Securities and J.P. Morgan’s equity capital markets group, each of which TWC intended to engage as placement agents on the PIPE in preparation for meetings with potential investors. Representatives of TWC were granted access to members of Cellebrite’s management and additional documents and information regarding Cellebrite to support their continued due diligence review of Cellebrite’s business.

On March 1, 2021, representatives from TWC, including Messrs. Clammer, Van Buren and Heldfond, Simpson Thacher and Herzog, Fox and Neeman (“Herzog”), Israeli counsel to TWC, and representatives from Cellebrite, including Mr. Carmil and Ms. Gerner, conducted a videoconference diligence session to discuss the Company’s customer base, including a discussion of the Company’s compliance policies with regards to certain geographies and customer types, including sanctioned countries and persons.

On March 1, 2021, TWC entered into an engagement letter with BofA Securities and J.P. Morgan engaging them to act as its placement agents in connection with the PIPE Investments. Each of BofA Securities and J.P. Morgan will receive customary placement agent fees at the closing of the transaction.

During the period from March 3, 2021 through March 26, 2021, TWC and Cellebrite held discussions with various potential PIPE investors regarding participation and due diligence related matters. Representatives of TWC also continued their due diligence review of Cellebrite during this period.

On March 3, 2021, the TWC Board met via videoconference to discuss the status of a proposed business combination with Cellebrite. Mr. Clammer updated the TWC Board on the status of discussions with Cellebrite and informed the Board that investor outreach had commenced with respect to the equity capital raise required in connection with the proposed business combination, and Messrs. Van Buren and Heldfond referred the TWC Board to the investor presentation previously distributed to the TWC Board and provided a summary of the financial performance, financial projection and comparable company information (including valuation benchmarking) and other considerations in connection with the potential business combination set forth in such investor presentation.

During the period from March 4, 2021 through April 5, 2021, TWC and Cellebrite, with the assistance of their respective counsels and advisors, negotiated the terms of the Share Purchase Agreement.

On March 18, 2021, Simpson Thacher delivered a draft of the proposed Business Combination Agreement to White & Case and Meitar Law Offices (“Meitar”), Israeli counsel to Cellebrite.

Also on March 18, 2021, the TWC Board met via videoconference to discuss the status of the proposed business combination with Cellebrite. Mr. Van Buren presented discussed various updates including the road shows, potential PIPE investors and anchor investors, market valuation, due diligence progress and pro forma information.

Also on March 18, 2021, representatives of Cellebrite and Meitar held a legal due diligence videoconference with representatives of TWC, Simpson Thacher and Herzog.

Also on March 18, 2021, TWC and Cellebrite entered into a letter agreement to extend the exclusivity period under the LOI to 11:59 p.m. San Francisco time on April 7, 2021.

On March 19, 2021, representatives from TWC, including Messrs. Clammer, Van Buren, Heldfond, and others and representatives of BofA Securities and J.P. Morgan’s equity capital markets group, in their capacities as private placement agents for the PIPE, held a videoconference to discuss recent public markets conditions and the progress of PIPE investor meetings. The placement agents communicated that although Cellebrite had generated interest among investors and, based upon investor feedback, the proposed enterprise value of the transaction was too high to generate enough investor demand to fill the PIPE. The placement agents informed Cellebrite that investor feedback indicated that a lower enterprise value would increase the likelihood of a successful transaction.

On March 21, 2021, Mr. Clammer and Mr. Van Buren of TWC held a call with Mr. Carmil of Cellebrite to communicate that the investor feedback BofA Securities and J.P. Morgan’s equity capital markets group had provided on March 19 regarding a revised valuation. Mr. Clammer and Mr. Van Buren then also recommended that, in order to ensure successful execution of the transaction, the parties agree to reduce the enterprise value of the deal by approximately 20%. Mr. Carmil communicated his openness to TWC’s recommendation and investor feedback and reiterated his desire to see a successful outcome for the transaction.

On March 24, 2021, Cellebrite and TWC reached an agreement in principle on the terms of a revised deal, the terms were communicated by each side to their respective counsel, White & Case and Simpson Thacher, to begin reflecting in the business combination agreement. The proposed Business Combination transaction was based on a revised enterprise value of approximately $1.7 billion. The parties agreed to move forward based on the understanding, among other terms, (1) that 1.5 million Founder Shares would be forfeited and a total of 7.5 million of the Founder Shares would be subject to vesting criteria, with 3.0 million of the Founder Shares vesting at $12.50 per share, 3.0 million of the Founder Shares vesting at $15.00 per share, and 1.5 million of the Founder Shares vesting at $30.00 per share; (2) that Cellebrite stockholders would be entitled to receive a Price Adjustment of 15.0 million Cellebrite Ordinary Shares based on Cellebrite following the Merger achieving certain share price targets, with 5.0 million of such Cellebrite Ordinary Shares vesting at $12.50 per share, 5.0 million of such Cellebrite Ordinary Shares vesting at $15.00 per share, and 5.0 million of such Cellebrite Ordinary Shares vesting at $17.50 per share; (3) that the board of directors would be comprised of nine directors and the sponsor would have the right at Closing to nominate two directors reasonably acceptable to Cellebrite with a qualified right to replace any such director in the case of vacancy tied to certain criteria based on the sponsor continuing to own a certain proportion of the Cellebrite Ordinary Shares issued to the sponsor at Closing; (4) that a specified amount unvested equity awards would be excluded from the calculation of enterprise value; (5) that the Minimum Cash Amount would be reduced to $300 million; and (6) that the aggregate consideration payable to TWC stockholders pursuant to the Business Combination would equal $120 million less the amount paid to TWC stockholders in connection with redemptions of shares of TWC common stock, such that the amount of cash in trust delivered to Cellebrite at the Closing would not exceed $480 million.

On March 25, 2021, the full board of directors of TWC met again via videoconference to discuss the potential entry into a Business Combination Agreement with Cellebrite. Representatives of Simpson Thacher spoke to the TWC Board about the fiduciary duties of directors of a special purpose acquisition company in connection with a proposed business combination, provided a status update and summarized key findings of the legal due diligence review of Cellebrite. Mr. Van Buren updated the TWC Board of the status of investor outreach in connection with the potential transaction with Cellebrite.

On March 25, 2021, Simpson Thacher delivered drafts of the Sponsor Support Agreement, Cellebrite Holder Support Agreement and Investor Rights Agreement to White & Case and Meitar.

On March 29, 2021, White & Case delivered an updated draft of the Business Combination Agreement to Simpson Thacher and Herzog.

On March 30, 2021, White & Case delivered updated drafts of the Sponsor Support Agreement and Cellebrite Holder Support Agreement to Simpson Thacher.

On April 1, 2021, White & Case delivered an updated draft of the Investor Rights Agreement to Simpson Thacher.

Also on April 1, 2021, representatives of TWC and Cellebrite participated in a videoconference to discuss certain commercial provisions on the updated draft of the Business Combination Agreement delivered by White & Case on March 29, 2021, including, among other things, the calculation of the Cellebrite equity value to be used as the basis for the Capital Restructuring, the cash and equity components of the Merger Consideration to be paid to TWC stockholders, obligations on TWC with respect to arranging Redemption and Voting Agreements and/or backstop financing, flexibility sought by Cellebrite to pursue mergers and acquisitions prior to the Closing, the triggers for issuance of Price Adjustment Shares and vesting of Founder Shares to be subject to vesting criteria, the parties’ approach to obtaining a transaction tax ruling from the ITA and the ability of Cellebrite to request the TWC Board to reaffirm its recommendation in favor of the Business Combination. Subsequent to this videoconference, representatives of TWC, Simpson Thacher, Herzog, Cellebrite, White & Case and Meitar participated in a videoconference to further discuss the foregoing items.

On April 2, 2021, Simpson Thacher delivered an updated draft of the proposed Business Combination to White & Case and Meitar, and Meitar delivered a draft of Cellebrite’s disclosure schedules to Simpson Thacher and Herzog.

Also on April 2, 2021, representatives of Cellebrite and Meitar held a follow-up legal due diligence videoconference with representatives of TWC, Simpson Thacher and Herzog.

On April 3, 2021, White & Case delivered an updated draft of the Business Combination Agreement to Simpson Thacher and Herzog.

On April 4, 2021, representatives of Simpson Thacher and White & Case participated in a videoconference to discuss each individual change in the April 3, 2021 draft of the Business Combination Agreement, in an effort to reach final resolution on all open points, to the maximum extent possible, including in respect of the commercial provisions discussed in the videoconferences on April 1, 2021, as well as the scope of certain representations and warranties and certain pre-closing covenants in each case relating to Cellebrite’s business operations. Subsequently, representatives of TWC, Simpson Thacher, Herzog, Cellebrite, White & Case and Meitar participated in a videoconference to discuss provisions not finalized in the videoconference between Simpson Thacher and White and Case, including, among other things, the definitions relating to TWC and Cellebrite transaction expenses, Cellebrite indebtedness and accrued Cellebrite tax liabilities, the treatment of unvested Cellebrite equity awards, the parties’ approach to obtaining a transaction tax ruling from the ITA and Cellebrite’s obligation to operate its business in the ordinary course prior to the Closing.

Also on April 4, 2021, Simpson Thacher delivered comments to Cellebrite’s disclosure schedules and updated drafts of the Sponsor Support Agreement, Cellebrite Holder Support Agreement and Investor Rights Agreement to White & Case and Meitar, and Meitar delivered an initial draft of the Amended Articles to Simpson Thacher and Herzog.

During the period from April 5 through April 8, 2021, representatives of TWC, Simpson Thacher, Herzog, Cellebrite, White & Case and Meitar participated in frequent phone calls and videoconferences to discuss and resolve open points in the Business Combination Agreement, Sponsor Support Agreement, Cellebrite Holder Support Agreement, Investor Rights Agreement and the Amended Articles.

On April 5, 2021, Simpson Thacher and White & Case delivered subsequent updated drafts of the Business Combination Agreement to each other, Herzog and Meitar, Meitar delivered an updated draft of the Amended Articles to Simpson Thacher and Herzog, and White and Case delivered updated drafts of the Sponsor Support Agreement, Cellebrite Holder Support Agreement and Investor Rights Agreement to Simpson Thacher and Meitar.

Also on April 5, 2021, the TWC Board held a telephonic meeting with members of TWC management and representatives of Simpson Thacher in attendance. Representatives of Simpson Thacher updated the TWC Board on the status of the legal documentation and highlighted changes implemented since the previous meeting. Mr. Heldfond then updated the TWC Board on the final allocations in connection with the equity capital raise required in connection with the proposed Business Combination. Messrs. Van Buren and Heldfond then answered questions regarding the same, and the TWC Board discussed and reviewed the proposed Business Combination.

Effective as of April 5, 2021, BofA Securities, J.P. Morgan, TWC and Cellebrite entered into a revised engagement letter governing the engagement by both TWC and Cellebrite of BofA Securities and J.P. Morgan as placement agents in connection with the PIPE investment, on the same financial terms that were contained in the original engagement letter. Also on April 5, 2021, the form of Share Purchase Agreement agreed upon by TWC, Cellebrite and their counsel was provided to potential investors in the PIPE data room. Thereafter until April 8, 2021, TWC and Cellebrite, with the assistance of their counsel and the placement agents, negotiated the final terms of the Share Purchase Agreement with the PIPE Investors in response to comments therefrom.

On April 6, 2021, Simpson Thacher, Herzog, White & Case and Meitar delivered subsequent updated drafts of the Business Combination Agreement, Amended Articles, Sponsor Support Agreement, Cellebrite Holder Support Agreement and Investor Rights Agreement to each other, Meitar delivered an updated draft of Cellebrite’s disclosure schedules to Simpson Thacher and Herzog, and Simpson Thacher delivered a draft of TWC’s disclosure schedules to Meitar and White & Case.

Also on April 6, 2021, a form of Redemption and Voting Agreement was provided to certain PIPE Investors. Thereafter until April 8, 2021, TWC, with the assistance of counsel, negotiated the final terms of the Redemption and Voting Agreement with certain PIPE Investors.

Also on April 6, 2021, the TWC Board met again via videoconference to approve entry into the Business Combination Agreement. At the meeting, a representative of Simpson Thacher gave a presentation to the TWC Board on the directors’ fiduciary duties. TWC management and representatives of Simpson Thacher provided an overview of the proposed Business Combination and Cellebrite and updated the TWC Board regarding the final negotiations of the terms of the proposed Business Combination. In addition, Messrs. Van Buren and Heldfond provided the TWC Board a summary of the financial performance, financial projections, comparable companies (including valuation benchmarking) (see the section below titled “Comparable Company Analysis” for more information) and considerations for Cellebrite following the Merger in connection with the Business Combination. The TWC Board discussed and reviewed the proposed Business Combination, including the terms and conditions of the Business Combination Agreement and the related agreements (copies of all of which were provided to all of the members of the TWC Board in advance of the meeting), the potential benefits of, and risks relating to, the proposed Business Combination and the reasons for entering into the Business Combination Agreement, including the factors discussed in the “— Recommendation of the TWC Board and Reasons for the Business Combination” section of this proxy statement/prospectus. In addition, representatives of Simpson Thacher discussed with the TWC Board the proposed timeline for finalizing the definitive transaction agreements and announcing the proposed Business Combination. Questions were asked and answered, following which the TWC Board approved the entry into the Business Combination Agreement and the transactions contemplated thereby.

On April 7, 2021, Simpson Thacher, Herzog, White & Case and Meitar delivered subsequent updated drafts of the Business Combination Agreement, the Amended Articles, Sponsor Support Agreement, Cellebrite Holder Support Agreement and Investor Rights Agreement to each other, and the parties worked together to finalize the foregoing agreements.

Also on April 7, 2021, Simpson Thacher delivered an updated draft of Cellebrite’s disclosure schedules to Meitar and White & Case, and the parties worked together to finalize Cellebrite’s disclosure schedules. White & Case delivered an updated draft of TWC’s disclosure schedules to Simpson Thacher and Herzog, and the parties worked together to finalize TWC’s disclosure schedules.

On April 8, 2021, the Business Combination Agreement, Sponsor Support Agreement, Cellebrite Holder Support Agreement, Redemption and Voting Agreement and Share Purchase Agreements and related agreements were executed by TWC and Cellebrite and the other parties thereto, and TWC and Cellebrite mutually announced the Business Combination to the public in a joint press release, which was filed by TWC with a Current Report on Form 8-K along with an investor presentation prepared by members of TWC’s and Cellebrite’s management teams and used in connection with meetings with existing TWC stockholders, the PIPE Investors and other persons regarding Cellebrite and the Business Combination.

The parties have continued and expect to continue regular discussions, including in-person meetings in May 2021, regarding the Closing of the Business Combination.

Recommendation of the TWC Board and Reasons for the Business Combination

The TWC Board, in evaluating the Business Combination, reviewed a number of materials, including the investor presentation and analyses therein, the transaction documentation, and certain due diligence summary materials prepared by TWC’s management, and consulted with TWC’s management and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of TWC and its stockholders and (ii) to recommend that TWC stockholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, the TWC Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Merger, the TWC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The TWC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of TWC’s reasons for the Merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Special Note Regarding Forward-Looking Statements.”

The officers and directors of TWC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Merger. In addition, TWC’s officers and directors and TWC’s advisors have substantial experience with mergers and acquisitions across a variety of different industries.

In evaluating the Merger, the TWC Board considered the criteria and guidelines to evaluate prospective business opportunities set by the TWC management team in the TWC IPO prospectus:

•        Large and growing market.

•        Attractive, inherently profitable business with high operating leverage.

•        Strong management teams.

•        Opportunity for operational improvements.

•        Differentiated products or services.

•        Compelling growth prospects.

•        Minimal technology risk.

•        Appropriate valuations.

The TWC Board determined that Cellebrite meets all the above criteria following a presentation from TWC’s management team which noted, among other things, that:

•        Cellebrite is a clear market leader in DI with an impressive win rate in its leading Collect & Review solutions and a world-class customer base that includes federal, state and local public safety agencies and private sector enterprises

•        Cellebrite is well positioned to capture a large and growing total addressable market opportunity of over $12 billion that is benefitting from secular tail winds

•        Cellebrite has a favorable competitive position that allows it to provide end-to-end solutions that serve each stage of the investigative lifecycle

•        The Business Combination will put a significant amount of cash on the balance sheet to enable Cellebrite to execute on strategic acquisition opportunities

•        Cellebrite has a significant private sector growth opportunity ahead of it with segment revenue that is expected to more than double by 2023

•        Cellebrite’s management team is impressive and execution-oriented and will retain most of their existing equity stakes in connection with the Business Combination, aligning their interests with other shareholders

•        TWC management believes that the valuation of Cellebrite in the Business Combination represents a significant discount to the valuation (as a multiple of estimated 2022 revenue) of peer companies is supported by Cellebrite’s strong financial profile, best-in-class metrics with 50% ARR growth in 2020 and over 140% ARR dollar-based net retention rate as of December 31, 2020

The TWC Board also considered a number of other factors pertaining to the Merger as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Due Diligence.    Due diligence examinations of Cellebrite and discussions with Cellebrite’s management and TWC’s management team and legal advisors concerning TWC’s due diligence examination of Cellebrite (including Cellebrite’s robust controls with respect to compliance with applicable regulatory regimes);

•        Financial Condition.    The TWC Board also considered factors such as Cellebrite’s historical financial results, outlook, financial plan and debt structure, as well as valuations and trading of publicly traded companies in similar and adjacent sectors;

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between TWC and Cellebrite;

•        Price Adjustment Shares.    The fact that Cellebrite existing shareholders have agreed to receive the contingent right to be issued Price Adjustment Shares based on achievement of trading price thresholds, aligning their interest with those of TWC stockholders and the PIPE investors;

•        Lock-Up.    The Cellebrite existing stockholders will be subject to a six-month lock-up in respect of their Cellebrite Ordinary Shares, subject to certain exceptions; and

•        Other Alternatives.    The TWC Board believes, after a thorough review of other business combination opportunities reasonably available to TWC, that the proposed Business Combination represents the best potential business combination for TWC and the most attractive opportunity for TWC’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the TWC Board believes that such process has not presented a better alternative.

The TWC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Merger, including, but not limited to, the following:

•        Negative Publicity & Reputation Risk.    The risk that since Cellebrite makes an incredibly powerful tool that, like all powerful tools, in the wrong hands can be used in ways that are not consistent with the values of TWC and Cellebrite and result in adverse publicity and reputational consequences;

•        Technology Risk.    Some of Cellebrite’s products rely on the Company’s ability to continue to find flaws in digital devices security systems, improvements in device security protocols may make it more challenging and/or costly to maintain the effectiveness of Cellebrite’s products over time ;

•        Regulatory Risk.    The risk and cost of non-compliance with applicable regulatory regimes;

•        COVID-19 Risks.    Business challenges and uncertainty stemming from current COVID-19 pandemic;

•        Macroeconomic Risks.    Macroeconomic uncertainty that impacts public agency and private enterprise purchasing behavior and the resulting potential impact on Cellebrite’s revenues;

•        Redemption Risk.    The potential that a significant number of TWC stockholders elect to redeem their shares prior to the consummation of the Business Combination in accordance with TWC’s existing charter, which would potentially make the Business Combination more difficult to complete;

•        Stockholder Vote.    The risk that TWC stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within TWC’s control;

•        Litigation.    The possibility of litigation challenging the Merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger;

•        Listing Risks.    The challenges associated with preparing Cellebrite, a private entity, for the applicable disclosure and listing requirements to which Cellebrite following the Merger will be subject as a publicly traded company on Nasdaq;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Liquidation of TWC.    The risks and costs to TWC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities;

•        Growth Initiatives May Not Succeed.    The risk that Cellebrite’s growth initiatives may not succeed within the expected timeframe;

•        No Third-Party Valuation.    The risk that TWC did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•        Business Continuity.    The risk that business operations in Israel could be disrupted due to political instability.

•        TWC Stockholders Receiving a Minority Interest in Cellebrite.    The risk that TWC stockholders will hold a minority interest in Cellebrite; and

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the TWC Board also considered other factors including, without limitation:

•        Interests of Certain Persons.    Some officers and directors of TWC may have interests in the Business Combination (see the section of this proxy statement/prospectus titled “— Interests of TWC’s Directors and Officers in the Business Combination”); and

•        Other Risk Factors.    Various other risk factors associated with the business of Cellebrite, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The TWC Board concluded that the potential benefits that it expected TWC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. The TWC Board also noted that TWC stockholders would have a substantial economic interest in Cellebrite following the Merger (depending on the level of TWC stockholders that sought redemption of their Public Shares into cash). Accordingly, the TWC Board unanimously determined that the Business Combination and the transactions contemplated by the Business Combination Agreement were advisable and in the best interests of TWC and its stockholders.

Comparable Company Analysis

TWC management’s review of the Business Combination included a comparable company analysis to assess the value that the public markets would likely ascribe to TWC following a business combination with Cellebrite and this analysis was shown to the TWC Board. The comparable company analysis was prepared by TWC management in consultation with Cellebrite’s management. The relative valuation analysis was based on three categories of publicly-traded companies that included (1) public safety peers with similar growth rates, profitability and vertical focus as well as common customer profiles and core public sector addressable markets, (2) security and infrastructure software peers with similar growth rates and revenue models as well as common security and infrastructure related secular trends and (3) business model peers with vertical models and clear leadership in attractive markets and that have undergone some level of business model transition. The comparable companies were selected by Cellebrite as publicly traded companies having common characteristics with Cellebrite, but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of Cellebrite. The comparable companies included in the analysis consisted of Axon Enterprise, Inc., Nuix Ltd., Everbridge, Inc., Tyler Technologies, Inc., Dynatrace, Inc., SailPoint Technologies Inc., Jamf Software LLC, Varonis Systems, Inc., Alteryx, Inc., Cyberark Software Ltd., Duck Creek Technologies Inc., Guidewire Software, Inc. and AppFolio, Inc. While these companies may share certain characteristics that are similar to those of Cellebrite, the TWC Board did not consider any of these companies to be identical in nature to Cellebrite.

Using the most recent publicly available information at the time, information from paid subscription services that provide, among other things, broker consensus estimates for relevant metrics, and information provided by Cellebrite’s management, TWC management reviewed with the TWC Board, among other things, with respect to Cellebrite and each such selected comparable company: (i) estimated compound annual growth rate of revenue for calendar years 2020 through 2022, (ii) recurring revenue percentage, (iii) estimated margin of earnings before interest expense, interest income, income tax provision, depreciation, amortization of intangible assets, non-income taxes, stock-based compensation expense, and one-time non-recurring items, which we refer to as Adjusted EBITDA, for calendar year 2022, (iv) revenue growth plus Adjusted EBITDA margin, which we refer to as the Rule of 40 and (v) enterprise value-to-revenue multiple. The applicable metrics for Cellebrite and the selected comparable companies are summarized in the table below:

Selected Company	Revenue CAGR CY20-22E	Recurring Revenue	Adjusted EBITDA Margin CY2022E	Rule of 40	EV/CY22 Revenue
Public Safety Peers (Axon, Nuix, Everbridge, Tyler Technologies)	17%	76%	24%	38%	11.8x
Security & Infrastructure Software Peers (Dynatrace, Varonis, SailPoint, Alteryx, Jamf, Cyberark)	20%	85%	9%	30%	10.1x
Business Model Peers (Duck Creek Technologies, Guidewire, AppFolio)	15%	59%	6%	22%	11.6x

The results of this analysis (as described above) supported the TWC Board’s determination, based on a number of factors, that the aggregate value for Cellebrite pursuant to the Business Combination was fair to and in the best interests of TWC and its stockholders. Due to the forward-looking nature of this projected information, specific quantifications of the amounts that would be required to reconcile such projected information to GAAP measures are not available and TWC’s management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures may not be comparable to similarly titled amounts used by other companies.

KPMG Somekh Chaikin, Cellebrite’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, KPMG Somekh Chaikin does not express an opinion or any other form of assurance with respect thereto. The KPMG Somekh Chaikin report included in this proxy statement/prospectus relates to Cellebrite’s previously issued financial statements. It does not extend to the projected financial information and should not be read to do so.

Unaudited Prospective Financial Information of Cellebrite

Cellebrite does not as a matter of course make public projections as to future sales, earnings or other results. However, Cellebrite management prepared and provided to the Cellebrite Board, Cellebrite’s financial advisors, TWC and potential PIPE investors certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Cellebrite management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Cellebrite. The inclusion of the below information should not be regarded as an indication that Cellebrite or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results. The unaudited prospective financial information is subjective in many respects and depended on market growth, among other factors. See also “Risk Factors — Risks Related to Our Business and Industry — The estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.” As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Cellebrite management, including, among other things, the matters described in the sections of this proxy statement/prospectus titled “Forward-Looking Statements,” “Industry and Market Data” and “Risk Factors.” Cellebrite believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Cellebrite had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Cellebrite business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Cellebrite management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Cellebrite management’s knowledge and belief, the expected course of action and the expected future financial performance of Cellebrite. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Cellebrite’s independent auditors, nor any other independent accountants, have complied, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, CELLEBRITE DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF CELLEBRITE, TWC NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY CELLEBRITE SHAREHOLDER, TWC STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Cellebrite may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures. The following table sets forth certain summarized prospective financial information regarding Cellebrite for the years 2021 and 2022:

	Forecast Year Ended December 31,
	2021E(2)	2022E(2)
	(in thousands)
Revenue	$235,637	$282,800
Gross Profit	$190,827	$228,293
Adjusted EBITDA(1)	$36,463	$50,653
Net Income	$14,017	$30,096

____________

(1)      For purposes of our unaudited projected financial information, we calculate Adjusted EBITDA as Net Income plus financial income, other expenses, tax expenses, depreciation and amortization, share base compensation expenses, one-time expenses, acquisition related cost and capital loss from FA disposal. The following table provides a reconciliation of projected Net Income to projected Adjusted EBITDA.

(2)      For purposes of our unaudited projected financial information, forward looking profitability does not include the costs associated with being a public company.

	Forecast Year Ended December 31,
	2021E	2022E
	(in thousands)
Net Income	14,017	30,096
Financial Income	(1,920)	(2,400)
Tax Expenses	4,426	9,504
Depreciation and Amortization	6,848	6,848
Acquisition Related Cost	7,281	702
Share Based Compensation Expenses	5,811	5,903
Adjusted EBITDA	36,463	50,653
Adjusted EBITDA Margin – %	15.5%	17.9%

The results of this analysis (as described above) supported the TWC Board’s determination, based on a number of factors, that the aggregate value for Cellebrite pursuant to the Business Combination was fair to and in the best interests of TWC and its stockholders. The projected information above includes Adjusted EBITDA which is a non-GAAP financial measure. Due to the forward-looking nature of this projected information, specific quantifications of the amounts that would be required to reconcile such projected information to GAAP measures are not available and TWC’s management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures may not be comparable to similarly titled amounts used by other companies.

The projected information included above related to Cellebrite has been prepared by, and is the responsibility of, Cellebrite’s management. KPMG Somekh Chaikin, Cellebrite’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, KPMG Somekh Chaikin does not express an opinion or any other form of assurance with respect thereto. The KPMG Somekh Chaikin report included in this proxy statement/prospectus relates to Cellebrite’s previously issued financial statements. It does not extend to the projected financial information and should not be read to do so.

Cellebrite’s prospective financial information was based on management’s assessment of projected sales transactions and projected costs as follows:

•        Projected revenue is based on assumptions surrounding year over year revenue growth across our various customers in the Public and Private sectors and our various solutions. Further, we expect strategic customers to continue driving revenue with growth driven in part by an increase in the number of licenses per strategic customer and an increase in the budget for DI solutions for this customer segment.

•        Projected gross profits are driven by our customers’ product mix. Our projected product mix will vary with our customer segments with Analytics and services as a percentage of total revenue increasing in our strategic customers but remaining relatively constant in our Prime customers. Overall, gross profit is expected to remain relatively constant with modest improvements driven by a lowered cost of sales from increased sales of subscription solution offerings.

•        Projected operating profit margin is expected to improve due to reductions in operating expenses as a percentage of sales. Our research and development costs are driven by the costs of research and development software development. We expect that our research and development expenses will continue to increase, as we invest in research and development headcount to further strengthen and enhance our solutions. General and administrative expenses consist primarily of personnel and facility-related costs of our executive, finance, legal, IT, human resource and administration, and other corporate expenses. General and administrative expenses are expected to grow as Cellebrite will continue executing its “Go to Market” strategy and will grow revenue.

•        Other key assumptions impacting our projected net income and projected Adjusted EBITDA include fluctuations in costs of regulatory compliance and headcount but exclude costs associated with public company operations and compliance with corporate law.

In making the foregoing assumptions, which imply a revenue annual growth rate of approximately 20% year over year between 2021 and 2022, Cellebrite management relied on a number of factors, including:

•        its estimates of market growth and maturity over the projected period;

•        its best estimates of the timing for new product releases and overall product development processes;

•        the relevant uses of Cellebrite solutions across customer segments and the number of licenses required for various customer segments;

•        the historical usage patterns and preferences of Cellebrite customers; and

•        third party forecasts for DI growth.

Satisfaction of the 80% Test

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of April 8, 2021, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was $600.1 million (excluding up to $21 million of deferred underwriting commissions) and 80% thereof represents approximately $480 million. In reaching its conclusion on the 80% asset test, the TWC Board used the enterprise value of approximately $1.7 billion for Cellebrite, which was implied based on the value of the Cellebrite Ordinary Shares to be received by Cellebrite shareholders in connection with the Business Combination.

The TWC Board considered factors such as Cellebrite’s historical financial results, the future growth outlook and financial plan, as well as valuation ratios and trading multiples of publicly traded companies in similar and adjacent sectors. The TWC Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, TWC and its stockholders and appropriately reflected Cellebrite’s value.

The TWC Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Cellebrite met the 80% requirement. Based on the fact that the $1.7 billion enterprise value of Cellebrite as described above is in excess of the threshold of approximately $480 million, representing 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions), the TWC Board determined that the fair market value of Cellebrite was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was satisfied.

Interests of TWC’s Directors and Officers in the Business Combination

In considering the unanimous recommendation of the TWC Board with respect to adopting the Business Combination Agreement and approving the Business Combination and the other transactions contemplated by the Business Combination Agreement, TWC stockholders should keep in mind that certain members of the TWC Board and executive officers of TWC have interests in such proposals that are different from, or in addition to, those of TWC stockholders generally. In particular:

•        If the Business Combination or another business combination is not consummated by the Outside Date, TWC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the TWC Board, dissolving and liquidating. In such event, the 15,000,000 Sponsor Shares held by the sponsor and its affiliates, which were acquired for an aggregate purchase price of $25,000 prior to the IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $             based upon the closing price of $            per share on Nasdaq on             , 2021, the TWC Record Date.

The sponsor purchased an aggregate of 9,666,667 Sponsor Warrants from TWC for an aggregate purchase price of $14,500,000 (or $1.50 per Sponsor Warrant). The purchase of the Sponsor Warrants took place on a private placement basis simultaneously with the consummation of the IPO and the underwriters’ election to partially exercise their option to purchase additional TWC Units. A portion of the proceeds TWC received from these purchases were placed in the Trust Account. Such warrants had an aggregate market value of $             based upon the closing price of $            per warrant on Nasdaq on            , 2021, the TWC Record Date. The Sponsor Warrants will become worthless if TWC does not consummate a business combination by the Outside Date (or later, as such term may be extended in accordance with the organizational documents of TWC).

Mr. Clammer and Mr. Van Buren will be members of the Cellebrite Board after the Closing but will not receive any cash or equity compensation that is paid or payable to the other directors.

If TWC is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by TWC for services rendered or contracted for or products sold to TWC. If TWC consummates a business combination, on the other hand, Cellebrite will be liable for all such claims.

Permitted Purchases of TWC Securities

The sponsor and TWC’s directors, officers and advisors and their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares in such transactions. They will not make any such purchases when they are in possession of any material non-public information not disclosed to Cellebrite or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the sponsor or TWC’s directors, officers and advisors or their respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. TWC does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) to satisfy a closing condition that requires TWC to have a minimum net worth at the closing of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of TWC common stock may be reduced and the number of beneficial holders of TWC securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on Nasdaq.

The sponsor, TWC’s directors, officers, advisors and/or their respective affiliates anticipate that they may identify the stockholders with whom to pursue privately negotiated purchases by either the stockholders contacting the sponsor or TWC directly or by TWC’s receipt of redemption requests submitted by stockholders following the mailing of this proxy statement/prospectus. To the extent that the sponsor or TWC’s directors, officers, advisors or their respective affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination. The sponsor and TWC’s directors, officers, advisors or their respective affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by the sponsor or TWC’s directors, officers, advisors and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser.

Directors, officers, advisors and/or their respective affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Regulatory Approvals Required for the Business Combination

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act, receipt of the Transaction Tax Ruling and filings with the State of Delaware necessary to effectuate the Business Combination. TWC and Cellebrite each has agreed to use its reasonable best efforts to obtain all required regulatory approvals.

Appraisal Rights

TWC stockholders who (i) do not consent to the adoption of the Business Combination Agreement, (ii) follow the procedures set forth in Section 262 of the DGCL (including making a written demand of appraisal to TWC within 20 days after the date of mailing of the notice of appraisal rights) and (iii) have not otherwise waived the appraisal rights, will be entitled, under Section 262 of the DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be “fair value.” The “fair value” of their shares as so determined could be more than, the same as or less than the consideration payable pursuant to the Business Combination Agreement. Failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. See “Appraisal Rights of TWC Stockholders” attached to this proxy statement/prospectus as Annex D and Section 262 of the DGCL attached to this proxy statement/prospectus as Annex C.

Delisting and Deregistration of Public Shares and Public Warrants

If the Business Combination is completed, shares the Public Shares and Public Warrants will be delisted from Nasdaq and will be deregistered under the Exchange Act. Immediately prior to the Effective Time (as defined in the Business Combination Agreement), such Public Shares will be converted into Cellebrite Ordinary Shares and such Public Warrants will be converted into Cellebrite Warrants in accordance with the Business Combination Agreement.

Listing of Cellebrite Ordinary Shares

Cellebrite will use commercially reasonable efforts to cause, prior to the Effective Time, the Cellebrite Ordinary Shares and Cellebrite Warrants (including Cellebrite Ordinary Shares and Cellebrite Warrants issuable pursuant to the Business Combination Agreement) to be approved for listing on Nasdaq under the ticker symbols “CLBT” and “CLBTW,” respectively, subject to official notice of issuance. Approval of the listing on Nasdaq of the Cellebrite Ordinary Shares and Cellebrite Warrants to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.

Cellebrite Status as a Foreign Private Issuer under the Exchange Act

Cellebrite expects to be a “foreign private issuer” under SEC rules following the consummation of the Business Combination. Consequently, Cellebrite will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Cellebrite will be required to file its annual report on Form 20-F for the year ending December 31, 2021 with the SEC by April 30, 2022. In addition, Cellebrite will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Cellebrite in Israel or that is distributed or required to be distributed by Cellebrite to its shareholders.

Based on its foreign private issuer status, Cellebrite will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. Cellebrite will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Cellebrite officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Cellebrite Ordinary Shares.

Despite its initial exemption due to its foreign private issuer status, following the consummation of the Business Combination, Cellebrite nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K.

Cellebrite Status as an Emerging Growth Company

Each of TWC and Cellebrite is, and consequently, following the Business Combination, Cellebrite will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Cellebrite will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find Cellebrite Ordinary Shares less attractive as a result, there may be a less active trading market for Cellebrite Ordinary Shares and the prices of Cellebrite Ordinary Shares may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Cellebrite has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Cellebrite, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Cellebrite’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Cellebrite will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO, (b) in which Cellebrite has total annual gross revenue of at least $1.07 billion, or (c) in which Cellebrite is deemed to be a large accelerated filer, which means the market value of Cellebrite’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Cellebrite has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Expected Accounting Treatment of the Merger

The Transaction is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transactions will be effectuated through three main steps:

1.      The exchange of Cellebrite Ordinary Shares, which is accounted for as a recapitalization in accordance with U.S. GAAP.

2.      The merger of TWC with Merger Sub, which is not within the scope of ASC 805 (“Mergers”) because TWC does not meet the definition of a business in accordance with ASC 805. Any difference between the fair value of Cellebrite Ordinary Shares issued and the fair value of TWC’s identifiable net assets should to be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Cellebrite Ordinary Share issued to TWC stockholders is equal to the fair value of each individual Cellebrite Ordinary Share held by a Cellebrite shareholder resulting from the $2.4 billion equity value assigned to Cellebrite in the Business Combination Agreement.

3.      The Share Purchase Agreements related to the PIPE Investment, which were executed concurrently with the Business Combination Agreement, will result in the issuance of Cellebrite Ordinary Shares, leading to an increase in share capital and share premium.

Vote Required

The approval of the Merger Proposal will require the affirmative vote of a majority of the votes cast by the TWC stockholders present at the Special Meeting by virtual attendance or by proxy and entitled to vote thereon. Accordingly, if a valid quorum is established, a TWC stockholder’s failure to vote by proxy or to vote at the Special Meeting and Broker Non-Votes with regard to the Merger Proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Merger Proposal.

The Merger is conditioned upon the approval of the Merger Proposal, subject to the terms of the Business Combination Agreement. If the Merger Proposal is not approved, the Amended Articles Proposal will not be presented to TWC stockholders for a vote.

Recommendation of the TWC Board:

THE TWC BOARD UNANIMOUSLY RECOMMENDS THAT TWC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL NO. 2 — THE AMENDED ARTICLES PROPOSAL

Overview

Assuming the Merger Proposal is approved, we are seeking stockholder approval to adopt the amended and restated articles of association of Cellebrite to be in effect following the Merger in the form attached to this proxy statement/prospectus as Annex B (the “Amended Articles”), which, in the judgment of the TWC Board, is necessary to adequately address the needs of TWC stockholders following the consummation of the Business Combination.

The following summarizes the key elements of the Amended Articles, but this summary is qualified in its entirety by reference to the full text of the Amended Articles:

•        Cellebrite shareholders will be subject to certain restrictions on transfer (“Lock-Up Restrictions”) with respect to Cellebrite Ordinary Shares held by each such holder (subject to certain exceptions) for a period ending on the earlier of (x) the date that is 180 days after the date of Closing, (y) with respect to a specified portion of the shares subject to restriction, the trading price of Cellebrite Ordinary Shares achieving the target set forth in the Amended Articles and (z) the consummation of a bona fide liquidation, merger, stock exchange, reorganization, tender offer, change of control or other similar transaction which results in all of Cellebrite shareholders having the right to exchange their Cellebrite Ordinary Shares for cash, securities or other property subsequent, so long as Cellebrite shareholders as of immediately prior to such transaction hold less than 50% of the equity interests of the acquiror, successor entity or surviving entity (as applicable); and

•        Sponsor, IGP Saferworld, Limited Partnership, and SUNCORPORATION will have certain director nomination rights. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination Agreement — Amended Articles.”

Reasons for Approving the Amended Articles

The rights of the Cellebrite shareholders and the relative powers of the Cellebrite Board are governed by the laws of the State of Israel and the Amended Articles. As a result of the Transactions, securities held by the TWC stockholders will be canceled and automatically converted into the right to receive Cellebrite Ordinary Shares and/or Cellebrite Warrants, as applicable and further described in “Summary of the Material Terms of the Merger — the Business Combination.” Each Cellebrite Ordinary Share will be issued in accordance with, and subject to the rights and obligations of, the Cellebrite Articles which will be effective upon the consummation of the Transactions. Because Cellebrite will be, at the Effective Time, a company organized under the laws of the State of Israel, the rights of the TWC stockholders will be governed by Israeli law and the Amended Articles.

Many of the principal attributes of the Cellebrite Ordinary Shares and the Public Shares will be similar. However, there are differences between the rights of Cellebrite shareholders under Israeli law and the rights of TWC stockholders, as in effect prior to the consummation of the Transactions under the laws of Delaware. In addition, there are differences between the Amended Articles as such will be in effect from and after the consummation of the Transactions and the organizational documents of TWC. The Amended Articles were negotiated as part of the Transactions.

For a comparison of organizational documents of TWC and the Amended Articles, see the section of this proxy statement/prospectus titled “Comparison of Rights of Cellebrite Shareholders and TWC Stockholders.”

Vote Required

If the Merger Proposal is not approved, the Amended Articles Proposal will not be presented at the Special Meeting.

The approval of the Amended Articles Proposal requires the affirmative vote of (i) the holders of a majority of the outstanding shares of TWC Class B Common Stock, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of TWC common stock as of the TWC Record Date, voting together as a single class. Accordingly, if a valid quorum is established, a TWC stockholder’s failure to vote by proxy or to vote at the Special Meeting with regard to the Amended Articles Proposal will have the same effect as a vote “AGAINST” such proposal. Abstentions and Broker Non-Votes will count as a vote “AGAINST” the Amended Articles Proposal.

The Amended Articles Proposal is conditioned on the approval of the Merger Proposal. It is important for you to note that in the event that the Merger Proposal does not receive the requisite vote for approval, we will not consummate the Business Combination.

Recommendation of the TWC Board:

THE TWC BOARD RECOMMENDS THAT TWC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED ARTICLES PROPOSAL.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the TWC Board to submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal or the Amended Articles Proposal.

In no event will TWC solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing TWC Charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time for the Sponsor, TWC and/or their respective affiliates to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the Business Combination. See “Proposal No. 1 — The Merger Proposal — Interests of TWC’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the Special Meeting upon approval of an adjournment proposal, the TWC Board is empowered under Delaware law to postpone the meeting at any time prior to the Special Meeting being called to order. In such event, TWC will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented at the Special Meeting and is not approved by the TWC stockholders, the TWC Board may not be able to adjourn the Special Meeting to a later date. In such event, the Business Combination would not be completed.

Vote Required

The approval of the Adjournment Proposal requires the affirmative vote of the majority of the votes cast by the TWC stockholders present at the Special Meeting by virtual attendance or by proxy and entitled to vote thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals. Accordingly, if a valid quorum is established, a TWC stockholder’s failure to vote by proxy or to vote at the Special Meeting and Broker Non-Votes with regard to the Adjournment Proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Adjournment Proposal.

Recommendation of the TWC Board:

THE TWC BOARD UNANIMOUSLY RECOMMENDS THAT TWC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE BUSINESS COMBINATION AGREEMENT

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure letters (the “Disclosure Letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about TWC, Cellebrite or any other matter.

Structure of the Business Combination

At the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended or restated from time to time, Merger Sub will merge with and into TWC at the Effective Time (as defined in the Business Combination Agreement), with TWC continuing as the surviving entity and as a wholly owned subsidiary of Cellebrite (the “Merger”).

The Business Combination

Pre-Closing Dividend

On the Closing Date and prior to the conversion of preferred shares of Cellebrite described below, an initial dividend of $21,300,000 (the “Initial Dividend”) will be paid to the holders of Cellebrite Ordinary Shares and holders of vested restricted share units of Cellebrite (“Cellebrite RSUs”). An additional dividend of $78,700,000 (the “Additional Dividend”) (which was approved by the Israeli district court on May 23, 2021) will also be payable at such time to holders of Cellebrite Ordinary Shares and holders of vested restricted stock units.

Pre-Closing Capital Restructuring

On the Closing Date and immediately prior to the Effective Time, (a) the outstanding preferred shares of Cellebrite will be converted into Cellebrite Ordinary Shares, (b) immediately following such conversion, Cellebrite will effect a stock split (the “Stock Split”) pursuant to which each Cellebrite Ordinary Share will be converted into a number of Cellebrite Ordinary Shares equal to (A)(x) the equity value of Cellebrite (which will be based on an enterprise valuation of Cellebrite of $1,707,192,607.00, as adjusted as follows: (i) subject to the following sub-clause (ii), increased by Cellebrite’s cash (calculated as of after the payment of the Initial Dividend and the Additional Dividend) and decreased by Cellebrite’s indebtedness, in each case as of immediately prior to the Effective Time; (ii) increased by the amount of cash actually used by Cellebrite to fund certain permitted acquisitions, solely to the extent that such cash would have been included as Cellebrite’s cash as described in the foregoing sub-clause (i) but for such funding; (iii) decreased by the excess of Cellebrite’s accrued tax liabilities as of immediately prior to the Effective Time over $5,500,000; (iv) decreased by the unpaid transaction expenses of Cellebrite as of immediately prior to the Effective Time; (v) decreased by an amount equal to $60,000,000 (representing a portion of the negotiated enterprise valuation attributable to the consideration to be delivered to the

Sponsor in the Merger); (vi) increased by the aggregate exercise price of (x) vested Cellebrite Options outstanding as of immediately prior to the Effective Time and (y) unvested Cellebrite Options and Cellebrite RSUs exchangeable or exercisable for a number of Cellebrite Ordinary Shares in excess of 14,650,000 (the “Included Cellebrite Options”); and (vii) decreased by the excess of $3.26 over the blended exercise price of unvested Cellebrite Options, multiplied by the number of Cellebrite Ordinary Shares into which unvested Cellebrite Options that are not Included Cellebrite Options are exchangeable or exercisable), divided by (y) the number of Cellebrite Ordinary Shares (determined on a fully-diluted basis but excluding unvested Cellebrite Options that are not Included Cellebrite Options) issued and outstanding following such conversion of preferred shares of Cellebrite, divided by (B) $10.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Class A common stock of TWC occurring prior to the Effective Time) (the “Reference Price”), in each case as calculated pursuant to terms and methodologies set forth in the Business Combination Agreement (the transactions described in the foregoing clauses (a) and (b), the “Capital Restructuring”).

Pre-Closing Treatment of TWC Class B Common Stock and TWC Units

On the Closing Date and immediately prior to the Effective Time, (a) each share of Class B common stock of TWC will be automatically converted (such conversion, the “Class B Conversion”) into one (1) share of Class A common stock of TWC (a “TWC Share” and the holders thereof, “TWC Stockholders”), and (b) the TWC shares and the TWC public warrants comprising each issued and outstanding TWC Units shall be automatically separated and the holder thereof shall be deemed to hold one (1) TWC Share and one third of one (1/3) TWC public warrant.

Merger and Treatment of TWC Shares and TWC Warrants

On the Closing Date and at the Effective Time, as a result of the Merger, (a) each TWC Share will be converted into the right to receive: (x) an amount of cash equal to the greater of $0 and the quotient of (A)(x) $120,000,000 minus (y) the amount of TWC Stockholder redemptions, divided by (B) the number of TWC Shares outstanding as of immediately prior to the Effective Time but after the Class B Conversion (other than any treasury shares of TWC) (the “Per Share Cash Consideration”) and (y) a number of Cellebrite Ordinary Shares equal to the quotient of (A)(x) the Reference Price minus the (y) Per Share Cash Consideration, divided by (B) the Reference Price (the “Per Share Equity Consideration” and together with the Per Share Cash Consideration, the “Merger Consideration”), and (b) each warrant of TWC will be converted into a warrant of Cellebrite (“Cellebrite Warrants” and each, a “Cellebrite Warrant”), exercisable for the amount of Merger Consideration that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Business Combination.

Treatment of Cellebrite Options and Cellebrite RSUs

At the Effective Time, each Cellebrite Option and each restricted stock unit of Cellebrite will remain outstanding, subject to adjusted terms to reflect the effect of the Stock Split on Cellebrite Ordinary Shares.

Price Adjustment Shares

Up to 15,000,000 Cellebrite Ordinary Shares (“Price Adjustment Shares”) will be issued to holders of Cellebrite Ordinary Shares and vested Cellebrite RSUs as of immediately prior to the Effective Time, pro rata based on the number of shares of Cellebrite Ordinary Shares and vested Cellebrite RSUs held by each such holder as of immediately prior to the Effective Time, as follows: (i) 5,000,000 Cellebrite Ordinary Shares will be issuable upon such time as the volume weighted average price of Cellebrite Ordinary Shares is, at any time during the time period between the Closing Date and the five (5) year anniversary of the Closing Date (the “Price Adjustment Period”), greater than or equal to $12.50 over any twenty (20) trading days within any thirty (30) trading day period (a “Triggering Event I”), (ii) 5,000,000 Cellebrite Ordinary Shares will be issuable upon such time as the volume weighted average price of Cellebrite Ordinary Shares is, at any time during the Price Adjustment Period, greater than or equal to $15.00 over any twenty (20) trading days within any thirty (30) trading day period (a “Triggering Event II”) and (iii) 5,000,000 Cellebrite Ordinary Shares will be issuable upon such time as the volume weighted average price of Cellebrite Ordinary Shares is, at any time during the Price Adjustment Period, greater than or equal to $17.50 over any twenty (20) trading days within any thirty (30) trading day period (collectively, with Triggering Event I and Triggering Event II, the “Triggering Events”). In the event of a Change of Control (as defined in the

Business Combination Agreement) of Cellebrite during the Price Adjustment Period, any Triggering Event that has not previously occurred shall be deemed to have occurred and any amount of the Price Adjustment Shares not previously issued will be issued and will be entitled to participate in the change of control transaction.

Closing

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Closing (other than the filing of the merger certificate in connection with the Merger) will take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by TWC and Cellebrite, provided that the date of the Closing shall be no later than two (2) business days after the satisfaction or waiver of the Closing conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by TWC and Cellebrite. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Cellebrite and TWC, certain of which are subject to materiality and material adverse effect (as defined below) qualifiers and may be further modified and limited by the disclosure letters. See “— Material Adverse Effect.” The representations and warranties of TWC are also qualified by information included in TWC’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of Cellebrite

Cellebrite and Merger Sub have made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and approvals, capitalization of Cellebrite and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Cellebrite benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, permits, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, information supplied, top customers and top vendors, government contracts and government grants, participation in governmental financial assistance programs and PIPE share purchase agreements.

Representations and Warranties of TWC

TWC has made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and approvals, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization of TWC, brokers’ fees, indebtedness, taxes, business activities, Nasdaq quotation, registration statement, proxy statement and proxy/registration statement, affiliate transactions, title to assets and absence of Israeli shareholders.

Survival of Representations and Warranties

The representations and warranties of the respective parties to the Business Combination Agreement will not survive the Closing, except in the case of a party’s willful misconduct or actual fraud.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Cellebrite are qualified in whole or in part by a material adverse effect standard (as described further below) for purposes of determining whether a breach of such representations and warranties has occurred. Under the Business Combination Agreement, certain representations and warranties of TWC are qualified in whole or in part by a material adverse effect on the business, assets, condition, results of operations or listing status of TWC or the ability of TWC to enter into and perform its obligations under the Business Combination Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to Cellebrite (a “Cellebrite Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Cellebrite and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Cellebrite to consummate the Business Combination. However, in the case of the foregoing clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Cellebrite Material Adverse Effect:

a.      any change in applicable laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement;

b.      any change in interest rates or economic, political, business or financial market conditions generally in the United States, Israel, or anywhere else in the world;

c.      any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19 and any COVID-19 Measures), epidemics or change in climate or man-made disasters;

d.      any acts of terrorism, war, civil unrest or sabotage, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political or social conditions;

e.      any Events generally applicable to the industries or markets in which Cellebrite and its subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods or services purchased from third party suppliers);

f.       any failure of Cellebrite to meet any projections, forecasts, or other forward-looking predictions of revenue, earnings, cash flow or cash position (provided that this clause would not prevent a determination that any Event not otherwise excluded from the definition of Cellebrite Material Adverse Effect underlying such failure has resulted in a Cellebrite Material Adverse Effect);

g.      the announcement or pendency of the Business Combination Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, lenders, servicers, distributors, partners or employees of Cellebrite and its subsidiaries (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.04, Section 4.12(a)(viii) and Section 4.13(f) of the Business Combination Agreement and, in each case, the corresponding condition to Closing in the Business Combination Agreement);

h.      any action or omission by Cellebrite to the extent such action or omission is expressly required or expressly permitted by the Business Combination Agreement;

i.       any action taken or not taken by, or at the request of, TWC; or

j.       any matter set forth on the Cellebrite Disclosure Letter (as defined below).

Any Event referred to in clauses (a), (b), (c), (d) or (e) above may be taken into account in determining if a Cellebrite Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of Cellebrite and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Cellebrite and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Cellebrite and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Cellebrite and its subsidiaries conduct their respective operations.

Covenants and Agreements

Cellebrite has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited financial statements, employee matters, affiliate agreements, no solicitation by Cellebrite, post-Closing directors and officers of Cellebrite, indemnification and insurance, Nasdaq listing and PIPE share purchases.

TWC has made covenants relating to, among other things, trust account proceeds and related available equity, Nasdaq listing, no solicitation by TWC, TWC’s conduct of business and TWC public filings.

Conduct of Business by Cellebrite

Cellebrite has agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Business Combination Agreement or the Sponsor Support Agreement (as defined below) or the Cellebrite Holders Support Agreement (as defined below) (the Sponsor Support Agreement and the Cellebrite Holders Support Agreement, collectively, the “Ancillary Agreements”), as required by applicable law, as set forth on the Cellebrite disclosure letter (the “Cellebrite Disclosure Letter”), in response to or related to the actual or anticipated effect on Cellebrite’s business of COVID-19 or as consented to by TWC in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate the business of Cellebrite in the ordinary course, and to the extent consistent with the ordinary course of business consistent with past practice, (i) preserve intact its present business organizations, assets, rights, properties and goodwill, (ii) preserve its and their present relationships with their clients, customers, suppliers, vendors, marketing, sponsors or other similar entities and other persons with whom it and they have business relations, (iii) keep available the services of its officers and employees and (iv) maintain in full force and effect its current insurance policies or comparable replacements thereof.

During the Interim Period, Cellebrite has also agreed not to, and to cause its subsidiaries not to, except as set forth in the Cellebrite Disclosure Letter, as consented to by TWC in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), as explicitly contemplated by the Business Combination Agreement or Ancillary Agreements or as required by applicable law:

a.      change or amend the governing documents of Cellebrite or any of Cellebrite’s subsidiaries or form or cause to be formed any new subsidiary of Cellebrite;

b.      other than the Initial Dividend and the Additional Dividend, make, declare, set a record date for or pay any dividend or distribution to stockholders of Cellebrite or make, declare, set a record date for or pay any other distributions in respect of any of Cellebrite’s or any of its subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly owned subsidiary of Cellebrite to Cellebrite or another wholly owned subsidiary of Cellebrite;

c.      split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Cellebrite’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Cellebrite that remains a wholly owned subsidiary of Cellebrite after consummation of such transaction;

d.      purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Cellebrite or its subsidiaries, except for (i) the acquisition by Cellebrite or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of Cellebrite or its subsidiaries in connection with the forfeiture or cancellation of such interests or in connection with the exercise or settlement of Cellebrite Options or Cellebrite Warrants, or (ii) transactions between Cellebrite and any wholly owned subsidiary of Cellebrite or between wholly owned subsidiaries of Cellebrite;

e.       enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) (i) any contract of a type required to be disclosed on the Cellebrite Disclosure Letter or any real property lease of Cellebrite or (ii) any contract between Cellebrite or a subsidiary of Cellebrite, on the one hand, and any of Cellebrite’s stockholders or their respective affiliates, on the other hand, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;

f.       sell, assign, transfer, convey, lease or otherwise dispose of or subject to a lien (other than a permitted lien) any material tangible assets or properties of Cellebrite or its subsidiaries, including the real leased property, except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business and (ii) transactions among Cellebrite and its wholly owned subsidiaries or among its wholly owned subsidiaries;

          g.      acquire any ownership interest in any real property;

h.      except as required by an existing Cellebrite benefit plan, or the contracts listed in Section 4.12(a) of the Cellebrite Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of Cellebrite or any of Cellebrite’s Subsidiaries, or hire or terminate the employment of employees with an annual base salary of $300,000 or more, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Cellebrite benefit plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by Cellebrite or any of Cellebrite’s subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Cellebrite or any of Cellebrite’s subsidiaries, except in the ordinary course of business consistent with past practice;

i.       acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than certain permitted acquisitions;

j.       make any material loans or material advances to any person, except for (i) advances to employees, officers or independent contractors of Cellebrite or any of Cellebrite’s subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among Cellebrite and its wholly owned subsidiaries or among its wholly owned subsidiaries, other than in the ordinary course of business consistent with past practice and (iii) extended payment terms for customers in the ordinary course of business;

k.      (i) make, change or revoke any material tax election, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any material accounting method for tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) with any governmental authority, (v) settle any claim or assessment in respect of any taxes outside the ordinary course of business, (vi) knowingly surrender or allow to expire any right to claim a material refund of any taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any taxes or in respect to any tax attribute that would give rise to any claim or assessment of taxes (other than any extension pursuant to an extension to file any tax Returns) or (viii) incur any material tax liabilities outside of the ordinary course of business consistent in a manner that is inconsistent with past practice;

l.       knowingly take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Business Combination from qualifying for the intended tax treatment;

m.     (i) incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Cellebrite or any subsidiary of Cellebrite or guaranty any debt securities of another person, other than any indebtedness or guarantee (x) incurred in the ordinary course of business and in an aggregate amount not to exceed, individually or in the aggregate, $1,000,000.00 or (y) incurred between Cellebrite and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $1,000,000.00, except as otherwise contemplated by the Business Combination Agreement or as such obligations become due;

n.      issue any Cellebrite Ordinary Shares or Cellebrite Preferred Shares or securities exercisable for or convertible into Cellebrite Ordinary Shares or Cellebrite Preferred Shares or grant any additional equity or equity-based compensation;

          o.      adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Cellebrite or its subsidiaries (other than the Business Combination);

p.      waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000.00 in the aggregate;

q.      sell, dispose of, license subject to a lien (other than a permitted lien), abandon or permit to lapse any rights to any intellectual property material to the business of Cellebrite and its subsidiaries, taken as a whole, (other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice or expiration of Cellebrite registered intellectual property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);

r.       disclose or agree to disclose to any person (other than TWC or any of its representatives) any material trade secret or any other material confidential or proprietary information, know-how or process of Cellebrite or any of its subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;

s.       make or commit to make capital expenditures other than in an amount not in excess of $2,000,000.00 in the aggregate;

t.       manage Cellebrite’s and its subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

u.      enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, works council, labor organization, or group of employees of Cellebrite or its subsidiaries as the bargaining representative for any employees of Cellebrite or its subsidiaries;

v.       waive the restrictive covenant obligations of any current or former employee of Cellebrite or any of its subsidiaries;

w.      (i) limit the right of Cellebrite or any of its subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person, in each case other than as prescribed by applicable law or (ii) grant any exclusive or similar rights to any person;

x.      amend in a manner materially detrimental to Cellebrite or any of its subsidiaries, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any material governmental approval or material permit required for the conduct of the business of Cellebrite or any of its subsidiaries;

y.      amend in a manner materially detrimental to Cellebrite or any of its subsidiaries any privacy policy, except as required by applicable law;

z.      terminate or amend in a manner materially detrimental to Cellebrite or any of its subsidiaries any material insurance policy insuring the business of Cellebrite or any of its subsidiaries; or

aa.     enter into any agreement to do any of the above prohibited actions.

Conduct of Business of TWC

TWC has agreed that during the Interim Period, it will, except as contemplated by the Business Combination Agreement or the Ancillary Agreements, as required by law, as set forth on TWC’s disclosure letter (the “TWC Disclosure Letter”), in response to or related to the actual or anticipated effect on TWC’s business of COVID-19 or as consented to by Cellebrite in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course consistent with past practice.

During the Interim Period, except as set forth on the TWC Disclosure Letter or as consented to by Cellebrite in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), TWC has also agreed not to, except as otherwise contemplated by the Business Combination Agreement or the Ancillary Agreements or as required by applicable law:

a.      change, modify or amend, or seek any approval from TWC’s stockholders to change, modify or amend the Trust Agreement or the governing documents of TWC, except as contemplated by the Transaction Proposals;

b.      except as contemplated by the Transaction Proposals, (i) make, declare, set a record date for or pay any dividend or distribution to the TWC stockholders or make, declare, set a record date or pay any other distributions in respect of any of TWC’s capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of TWC’s capital stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of TWC other than a redemption of shares of TWC common stock required to be made in connection with the Business Combination;

c.      (i) make, change or revoke any material tax election, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code of 1986, as amended (or any similar provision of state, local or foreign law) with any governmental authority, (v) settle any claim or assessment in respect of a material amount of taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of a material amount of taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes or (viii) incur any material tax liabilities outside of the ordinary course of business in a manner that is inconsistent with past practice;

d.      knowingly take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Business Combination from qualifying for the intended tax treatment;

e.      pay, distribute or advance any assets or property to, or waive any provision or fail to enforce any provision of any contract with, or enter into, renew or amend in any material respect, any transaction or contract with True Wind Capital or any officer, director, employee or affiliate of TWC or True Wind Capital (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

f.       incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Cellebrite or any of its Subsidiaries or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and solely to the extent any such amount constitutes TWC Transaction Expenses;

g.      (i) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness (including any working capital loans) or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements or in support of the ordinary course operations of TWC (which includes any indebtedness in respect of any working capital loan) solely to the extent such amount constitutes TWC Transaction Expenses, (ii) create any liens on any material property or assets of TWC in connection with any indebtedness thereof (other than permitted liens), (iii) cancel or forgive any indebtedness owed to TWC, or (iv) make, incur or commit to make or incur any capital expenditures;

h.      (i) issue any securities of TWC or any option, warrant, right or security exercisable for or convertible, exchangeable or exercisable into, or for, securities of TWC, other than the issuance of the stock consideration payable in connection with the Closing, (ii) grant any options, warrants or other equity-based awards with respect to securities of TWC, not outstanding on the date of the Business Combination Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any TWC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

i.       form or establish any subsidiary;

j.       acquire or agree to acquire (whether by merger, consolidation or acquisition of securities or a substantial portion of the assets of) any corporation, partnership, association or other business organization or division or assets thereof;

k.      commence, release, assign, compromise, settle or agree to settle any legal proceeding;

l.       except as required by GAAP (or any interpretation thereof) or applicable law, make any change in accounting methods, principles or practices;

m.     (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of TWC or (ii) liquidate, dissolve, reorganize or otherwise wind-up the business or operations of TWC;

n.      engage in any new line of business; or

j.       enter into any agreement to do any of the above prohibited actions.

Covenants of TWC

Pursuant to the Business Combination Agreement, TWC has agreed, among other things, to:

a.      take certain actions so that the Trust Amount (as defined below) will be released from the Trust Account and so that the Trust Account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

b.      during the Interim Period, ensure TWC remains listed as a public company on Nasdaq and cooperate with Cellebrite and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the TWC Units and the TWC Common Warrants to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the Effective Time;

c.      during the Interim Period, not, and to use reasonable best efforts to cause its representatives to not, (i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction;

d.      from the date of the Business Combination Agreement through the Effective Time, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

e.      not amend, modify, assign or cancel any Redemption and Voting Agreement (as defined below) or any of TWC’s rights under any Redemption and Voting Agreement;

f.       purchase a six (6) year “tail” or “runoff” directors’ and officers’ liability insurance policy covering those persons who are currently covered by TWC’s directors’ and officers’ liability insurance policy on terms not less favorable than the terms of such current insurance coverage (the “D&O Tail”), except that in no event will TWC be required to pay a premium for such insurance in excess of 300% of the most recent annual premium payable by TWC with respect to its directors’ and officers’ liability insurance policy; and

          g.      as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate the proxy statement to TWC stockholders, (ii) give notice, convene and hold a meeting of the stockholders to vote on the Transaction Proposals, in each case in accordance with its governing documents then in effect, for a date no later than 35 business days following the date the registration statement is declared effective, (iii) solicit proxies from Public Stockholders to vote in favor of each of the Transaction Proposals, (iv) provide its stockholders (including the holders of TWC Class A Common Stock) with the opportunity to elect to effect a Redemption and (v) use reasonable best efforts to obtain the TWC Stockholder Approval.

Covenants of Cellebrite

Pursuant to the Business Combination Agreement, Cellebrite has agreed, among other things, to:

a.      prior to the Closing Date, obtain approval for and adopt the 2021 Incentive Plan and the ESPP;

b.      within two business days following the expiration of the sixty-day period after Cellebrite has filed current Form 10 information with the SEC, file an effective registration statement on Form S-8 (or other applicable form) with respect to Cellebrite’ common stock issuable under the 2021 Incentive Plan and the ESPP and use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted thereunder remain outstanding;

c.      cause: (i) an initial listing application in connection with the transactions contemplated by the Business Combination Agreement application to have been approved by Nasdaq; (ii) Cellebrite to satisfy all applicable initial listing requirements of Nasdaq; and (iii) the Cellebrite Ordinary Shares and Cellebrite Warrants issuable in accordance with the Business Combination Agreement (including the Merger) to be approved, subject to official notice of issuance;

d.      as soon as reasonably practicable following the date of the Business Combination Agreement, Cellebrite shall deliver to TWC (i) audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of Cellebrite and its subsidiaries as of and for the years ended December 31, 2020, 2019 and 2018 and consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of Cellebrite and its subsidiaries for each of the periods then ended, audited in accordance with the standards of the PCAOB and containing an unqualified report of Cellebrite’s auditors and (ii) an unaudited consolidated balance sheet of Cellebrite and its subsidiaries and consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of Cellebrite and its subsidiaries as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in any filings to be made by Cellebrite or TWC with the SEC in connection with the transactions contemplated by the Business Combination Agreement and the other Transaction Agreements;

e.      at or prior to Closing, terminate and settle all Affiliate Agreements (as defined in the Business Combination Agreement) set forth on the applicable section of Cellebrite’s disclosure letter without further liability to TWC, Cellebrite or any of its subsidiaries;

f.       during the Interim Period, not, and to use reasonable best efforts to cause its representatives to not, (i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction;

          g.       subject to the terms of Cellebrite’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time, the Cellebrite Board shall consist of at least nine (9) directors, as least two (2) of whom shall be external directors according to the requirements of Israeli law and five (5) of whom (who may include the external directors) shall be “independent” directors for the purposes of Nasdaq rules (each, an “Independent Director”), to initially consist of:

i.       one (1) director to be nominated by the Sponsor and reasonably acceptable to Cellebrite, who shall be designated as a “Class II Director” pursuant to the Amended Articles;

ii.      one (1) director to be nominated by the Sponsor and reasonably acceptable to Cellebrite, who shall be designated as a “Class III Director” pursuant to the Amended Articles;

ii.      at least seven (7) directors to be nominated in accordance with Cellebrite’s governing documents and applicable law, at least two (2) of whom shall be external directors according to the requirements of Israeli Law and five (5) of whom shall be Independent Directors;

h.      cause the Surviving Company (or another Cellebrite subsidiary at Cellebrite’s election) to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its governing documents concerning exculpation, indemnification and advancement of expenses of current or former directors or officers of TWC as provided in TWC’s governing documents as in effect as of immediately prior to the date of the Business Combination Agreement and (ii) purchase the D&O Tail if TWC has failed to do so, except that in no event will Cellebrite be required to pay a premium for such insurance in excess of 300% of the most recent annual premium payable by TWC with respect to its directors’ and officers’ liability insurance policy;

i.       on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Cellebrite and TWC with the post-Closing directors and officers of Cellebrite, which indemnification agreements will continue to be effective following the Closing;

j.       except as otherwise approved by TWC (which approval shall not be unreasonably withheld, conditioned or delayed) Cellebrite shall not (except for changes that would not increase conditionality or impose any new obligation on Cellebrite or TWC) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Share Purchase Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such permitted assignment or transfer provision);

k.      use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the Share Purchase Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Share Purchase Agreements to cause the PIPE Investors to pay the applicable purchase price under each PIPE Investor’s applicable Share Purchase Agreement in accordance with its terms;

l.       (i) as promptly as practicable but not more than fifteen (15) days following the date the Registration Statement is declared effective by the SEC under the Securities Act, duly call and give notice of a general meeting of the Cellebrite shareholders (the “Cellebrite Special Meeting,” and the date that such notice is given, the “Cellebrite Special Meeting Notice Date”) and, no later than twenty (20) days following the Cellebrite Special Meeting Notice Date, Cellebrite shall convene and hold the Cellebrite Special Meeting, in each case, in accordance with Cellebrite’s governing documents and applicable law, for the purpose of, inter alia, obtaining all requisite approvals and authorizations from the Cellebrite shareholders in connection with the transactions contemplated hereby (including the Cellebrite Shareholder Approval) and related and customary procedural and administrative matters, which meeting shall be held as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, (ii) use its commercially reasonable efforts to obtain such approvals and authorizations from the Cellebrite shareholders at the Cellebrite Special Meeting, as well as any other consents, approvals, waivers or authorization that may be required pursuant to its governing documents from Cellebrite shareholders in connection with the Cellebrite Shareholder Approval and all transactions contemplated herein, including by soliciting approvals, consents and waivers as promptly as practicable after the date hereof in accordance with applicable law for the purpose of obtaining such approvals, authorizations, consents and waivers from the Cellebrite shareholders and (iii) through its board of directors, recommend to Cellebrite shareholders that they provide the Cellebrite Shareholder Approval;

m.     prepare and, in good faith coordination with TWC and its Israeli counsel, file with the ITA an application for a ruling that will seek to determine: (i) that none of Sponsor, any TWC Stockholder, any holder of TWC Warrants, any PIPE Investor, and any assignee, transferee or successor thereof and any other Person that has acquired Cellebrite Shares or Cellebrite Warrants from any of the foregoing (collectively, “Indemnified TWC Parties”) are subject to Israeli Tax with respect to receipt of Cellebrite Shares and/or Cellebrite Warrants and/or any cash amount from the Trust Account or with respect to the Per Share Cash Consideration, Per Share Equity Consideration, the Price Adjustment Shares or the Additional Dividend, (ii) the tax treatment of the issuance of the Price Adjustment Shares and the Additional Dividend for Israeli Tax purposes and (iii) that the Capital Restructuring is not subject to Israeli withholding Tax (the “Transaction Tax Ruling”); and

n.      cause its legal counsel, advisors and accountants, in coordination with TWC, to prepare and file with the ITA an application in form and substance reasonably acceptable to TWC for a ruling, which will determine the taxation of the Price Adjustment Shares, issued with respect to the Cellebrite Ordinary Shares, Cellebrite Options and Cellebrite RSUs which were issued under any 102 Plan and designated as being taxed under Section 102(b)(2) of the ITO or Section 3(i) of the ITO (which ruling may be subject to customary conditions regularly associated with such a ruling and may be included as part of the Transaction Tax Ruling or as a separate ruling) (the “Israeli Option Tax Ruling”).

Joint Covenants of TWC and Cellebrite

In addition, each of TWC and Cellebrite has agreed, among other things, to take certain actions set forth below.

a.      Each of TWC and Cellebrite will (and TWC will cause the Sponsor to) comply promptly, but in no event later than ten (10) business days after the date of the Business Combination Agreement, with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

b.      Each of TWC and Cellebrite will substantially comply with any information or document requests by governmental authorities as contemplated by the Business Combination Agreement.

c.      Each of TWC and Cellebrite will (and, to the extent required, will cause its affiliates to) (i) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (x) obtain termination or expiration of the waiting period or periods under the HSR Act and (y) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Business Combination Agreement and (ii) take certain other actions to cooperate to avoid any governmental order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Business Combination, including sharing relevant information with the other parties thereto for such purposes (subject to, as applicable, a requirement to obtain Cellebrite’s and TWC’s prior written consent with respect to certain such actions identified above as contemplated by the Business Combination Agreement).

d.      Each of TWC and Cellebrite will, subject to bona fide policies or applicable laws in connection with COVID-19 (including any COVID-19 Measures) and subject to confidentiality obligations that may be applicable to information furnished by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford the other party and its accountants, counsel and other representatives reasonable access during the Interim Period to its and its subsidiaries properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of its and its subsidiaries that are in their possession as such representatives may reasonably request.

          e.      TWC and Cellebrite will jointly prepare and TWC will file with the SEC the proxy statement/registration statement in connection with the registration under the Securities Act of the Cellebrite Ordinary Shares to be paid at the Closing.

f.       Each of TWC and Cellebrite will use its reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC, to have the proxy statement/registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the proxy statement/registration statement effective as long as is necessary to consummate the transactions contemplated by the Business Combination Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission.

g.      TWC and Cellebrite will each, and will each cause their respective subsidiaries to, use reasonable best efforts to obtain all material consents and approvals of third parties that any of TWC, Cellebrite, or their respective affiliates are required to obtain in order to consummate the Business Combination.

h.      Each of Cellebrite and TWC will, prior to the Closing, use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the Cellebrite capital stock (including derivative securities with respect to the Cellebrite capital stock) and acquisitions of Cellebrite Ordinary Shares (including derivative securities with respect to Cellebrite Ordinary Shares) resulting from the transactions contemplated by the Business Combination Agreement by each officer or director of TWC or Cellebrite who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated by the Business Combination Agreement.

i.       Any backstop financing in connection with the transactions contemplated by the Business Combination Agreement in the form of a purchase of newly issued Cellebrite Ordinary Shares from the Company and arranged by TWC shall be subject to Cellebrite’s prior written approval (which approval it may withhold, delay or condition in its sole discretion).

j.       Each of Cellebrite, TWC and the Exchange Agent will enter into an assignment and assumption agreement pursuant to which TWC will assign to Cellebrite all of its rights, interests, and obligations in and under the Warrant Agreement and the terms and conditions of the Warrant Agreement shall be amended and restated.

k.      Each of Cellebrite and TWC will promptly notify the other party in writing of any stockholder litigation related to the Business Combination Agreement or the other Transaction Agreements or the transactions contemplated thereby brought or threatened in writing against Cellebrite or TWC, or any of the respective members of their boards of directors, after the date of the Business Combination Agreement and prior to the Effective Time and shall keep the other party reasonably informed with respect to the status thereof, and TWC will (i) give Cellebrite the opportunity to participate in (but not control) the defense of any such litigation against TWC and keep Cellebrite reasonably apprised of, and consult with Cellebrite (and consider in good faith Cellebrite’s advice), with respect to, proposed strategy and any material decisions related thereto and (ii) not settle or agree to settle any such litigation against TWC without Cellebrite’s prior written consent.

Closing Conditions

The consummation of the Business Combination is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are satisfied or waived by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Minimum Cash Condition

The Business Combination Agreement provides that the obligations of Cellebrite to consummate the Business Combination are conditioned on, among other things, that as of immediately prior to the Closing, (i) the amount of cash and cash equivalents available in the Trust Account, after deducting the amount required to satisfy TWC’s obligations to its stockholders (if any) that exercise their rights to redeem their Public Shares and after payment of TWC transaction expenses (but prior to the payment of any Cellebrite transaction expenses (such amount, the “Trust Amount”), plus (ii) the amount actually received at or prior to the Closing from the PIPE Investors in connection with the PIPE Investment, plus (iii) the amount of any backstop financing received by TWC prior to the Effective Time, plus (iv) as of immediately prior to the Closing, the amount of cash and cash equivalents held by TWC without restriction outside of the Trust Account, and any interest earned on the amount of cash held inside the Trust Account (less any indebtedness or other accrued payment obligations of TWC that do not constitute TWC transaction expenses) (the “Additional TWC Cash”), must be equal to or greater than $300,000,000 (the “Minimum Cash Condition”).

Conditions to the Obligations of Each Party

The obligations of each party to the Business Combination Agreement to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

a.      the approval of the Transaction Proposals by TWC’s stockholders will have been obtained (the “TWC Stockholder Approval”);

b.      the approval of the Transaction Proposals by Cellebrite’s stockholders will have been obtained (the “Cellebrite Shareholder Approval”);

c.      the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

d.      the waiting period or periods under the HSR Act will have been obtained, expired or terminated, as applicable;

e.      there will not be in force any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination, in each case, to the extent the applicable governmental authority has jurisdiction over the parties to the Business Combination Agreement and the transactions contemplated thereby;

f.       Cellebrite will have at least $2,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment of amounts required to satisfy TWC’s obligations to its stockholders (if any) that exercise their rights to redeem their Public Shares;

f.       TWC will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment of amounts required to satisfy TWC’s obligations to its stockholders (if any) that exercise their rights to redeem their Public Shares;

g.      the shares of Cellebrite Ordinary Shares and Cellebrite Warrants to be issued in connection with the Business Combination will have been approved for listing on Nasdaq and such approval shall be ongoing, and not revoked or withdrawn, as of the Closing Date; and

i.       the Capital Restructuring shall have been completed in accordance with the terms of the Business Combination Agreement and Cellebrite’s governing documents.

Conditions to the Obligations of TWC

The obligations of TWC to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by TWC:

a.      each of the fundamental representations of Cellebrite contained in the Business Combination Agreement will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will have been true and correct in all material respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements;

          b.      the representation and warranty of Cellebrite that, from September 30, 2020 to the date of the Business Combination Agreement, there has not been a Cellebrite Material Adverse Effect shall be true and correct as of the Closing Date in all respects;

c.      the other representations and warranties of Cellebrite contained in the Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Cellebrite Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will have been true and correct at and as of such date, except for, in each case, any failure to be so true and correct that would not, individually or in the aggregate, have a Cellebrite Material Adverse Effect;

d.      each of the covenants of Cellebrite and Merger Sub to be performed as of or prior to the Closing will have been performed in all material respects;

e.      there shall not have occurred a Cellebrite Material Adverse Effect after the date of the Business Combination Agreement that is continuing; and

f.       either (i) the ITA shall have issued the Transaction Tax Ruling which is in form and substance reasonably satisfactory to TWC, or (ii) Cellebrite, at its sole and absolute discretion, shall have made an irrevocable written undertaking (which shall be enforceable by each Indemnified TWC Party) to fully indemnify and hold harmless (on grossed up basis, to account for their related tax liability and for their Cellebrite holdings) the Indemnified TWC Parties from any Israeli tax actually incurred by such Indemnified TWC Parties which should have been exempted by the Transaction Tax Ruling and from any Israeli tax actually incurred by Cellebrite as a result of the Capital Restructuring, the Additional Dividend and Price Adjustment Shares (including from all costs and expenses, including reasonable attorney costs, associated with such Tax, including in defending such matters).

Conditions to the Obligations of Cellebrite and Merger Sub

The obligation of Cellebrite and Merger Sub to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Cellebrite:

a.      each of the fundamental representations of TWC contained in the Business Combination Agreement will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will have been true and correct in all material respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements;

b.      each of the other representations and warranties of TWC contained in the Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, any failure to be so true and correct that would not that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, condition, results of operations or listing status of TWC or be reasonably likely to prevent or materially delay or materially impede the ability of TWC to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Agreements;

c.      each of the covenants of TWC to be performed as of or prior to the Closing will have been performed in all material respects; and

d.      the Minimum Cash Condition shall be satisfied. See “— The Business Combination Agreement — Minimum Cash Condition.”

Termination; Effectiveness

The Business Combination Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing:

a.      by mutual written consent of Cellebrite and TWC;

b.      by TWC in the event of certain uncured breaches on the part of Cellebrite or Merger Sub or if the Closing has not occurred on or before the Agreement End Date, unless TWC is in material breach of the Business Combination Agreement;

c.      by Cellebrite in the event of certain uncured breaches on the part of TWC or if the Closing has not occurred on or before the Agreement End Date, unless Cellebrite or Merger Sub is in material breach of the Business Combination Agreement;

d.      by Cellebrite or TWC if any governmental authority has enacted, issued, promulgated, enforced or entered any governmental order which has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

e.      by Cellebrite if the TWC Stockholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of TWC’s stockholders duly convened therefor or at any adjournment thereof;

f.       by Cellebrite if there has been a modification in recommendation of the TWC Board with respect to any of the Transaction Proposals; or

g.      by TWC, if the Cellebrite Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of the Cellebrite shareholders duly convened therefor or at any adjournment thereof.

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Cellebrite, TWC or Merger Sub, as the case may be, for any willful breach of the Business Combination Agreement, willful misconduct or actual fraud, other than with respect to certain exceptions contemplated by the Business Combination Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Business Combination Agreement.

Waiver; Amendments

Each provision in the Business Combination Agreement may only be waived in writing, making specific reference to the Business Combination Agreement, and signed by the party or parties against whom enforcement of any such waiver is sought.

The Business Combination Agreement may only be amended or modified by written agreement executed and delivered by duly authorized officers of each of Cellebrite, TWC and Merger Sub; provided that no amendment will be made after the Effective Time; provided, further, that after receipt of the TWC Stockholder Approval, if any amendment requires further approval of the TWC stockholders, the effectiveness of the amendment will be subject to such approval.

Fees and Expenses

Subject to the following sentence, each party to the Business Combination Agreement will be responsible for and pay its own expenses incurred in connection with the Business Combination Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, Cellebrite will, upon the consummation of the Business Combination and release of proceeds from the Trust Account, pay or cause to be paid all accrued and unpaid transaction expenses of Cellebrite and its subsidiaries and pay or cause to be paid all accrued and unpaid transaction expenses of TWC or its affiliates (including the Sponsor). TWC and Cellebrite will exchange written statements listing all accrued and unpaid transaction expenses not more than five (5) business days or less than two (2) business days prior to the Closing Date.

Certain Engagements in Connection with the Business Combination and Related Transactions

BofA Securities is acting as capital markets advisor to TWC and J.P. Morgan is acting as financial advisor to Cellebrite in connection with the proposed Business Combination. In connection with such engagements, BofA Securities and J.P. Morgan will receive fees and expense reimbursements customary for business combinations (in each case subject to the terms and conditions of their respective engagement letters with TWC and Cellebrite). In addition, BofA Securities and J.P. Morgan are acting as co-placement agents to Cellebrite and TWC in connection with the PIPE Investments and will receive fees and expense reimbursements customary for a PIPE transaction.

AGREEMENTS ENTERED INTO IN CONNECTION WITH
THE BUSINESS COMBINATION AGREEMENT

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, TWC, Sponsor, Cellebrite and the persons set forth on Schedule I thereto (such Persons, together with the Sponsor, the “Sponsor Parties”) entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, (i) each Sponsor Party and each director of TWC agreed to vote in favor of, and to adopt and approve, the Business Combination Agreement and all other documents and transactions contemplated thereby, (ii) each Sponsor Party agreed to deliver a duly executed copy of the Investor Rights Agreement (as defined below) on the date of Closing, (iii) each Sponsor Party acknowledges the Lock-Up Restrictions set forth in the Amended Articles (as defined below) and acknowledges that such Lock-Up Restrictions shall be binding and enforceable against such Sponsor Party upon the Amended Articles coming into effect and (iv) each Sponsor Party agreed to waive and not exercise any rights to adjustment or other anti-dilution protections with respect to the rate at which shares of Class B common stock of TWC convert into TWC Shares under the terms of TWC’s certificate of incorporation. In addition:

•        the Sponsor Parties agreed to forfeit, on a pro rata basis, immediately prior to the Effective Time, a number of TWC Shares equal to (x) 1,500,000, plus (y) the excess (if any) of TWC’s unpaid transaction expenses as of the Closing (to the extent not paid by the Sponsor and/or the Sponsor Parties without further liability to TWC) over the sum of the Additional TWC Cash plus $40,000,000, divided by the Reference Price (the “Equity Cancellation”); and

•        the Cellebrite Shares issued in respect of TWC Shares held by the Sponsor Parties as of the date of the Sponsor Support Agreement and not forfeited pursuant to the Equity Cancellation will be subject to vesting criteria (on a pro rata basis) as follows:

•        44.4444444444% of such Cellebrite Shares will automatically vest at the Closing

•        22.2222222222% of such Cellebrite Shares will vest upon the occurrence of a Triggering Event I;

•        22.2222222222% of such Cellebrite Shares will vest upon the occurrence of a Triggering Event II; and

•        11.1111111112% of such Cellebrite Shares will vest upon such time as the volume weighted average price of Cellebrite Ordinary Shares is, at any time during the Price Adjustment Period, greater than or equal to $30.00 over any twenty (20) trading days within any thirty (30) trading day period;

•        provided, that (x) the Price Adjustment Period for purposes of determining the vesting of such Cellebrite Shares will be deemed to be a period of seven (7) years, (y) in the event of a Change of Control of Cellebrite during the Price Adjustment Period (as described in the foregoing clause (x)), all unvested Cellebrite Shares will vest and (z) upon the expiration of the Price Adjustment Period (as described in the foregoing clause (x)), any unvested Cellebrite Shares that have not vested as of such time will be forfeited.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the termination of the Business Combination Agreement, (ii) the expiration of all covenants, rights and obligations set forth therein and (iii) the written agreement of TWC, the Sponsor and Cellebrite. Upon such termination of the Sponsor Agreement, all obligations of the parties under the Sponsor Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated thereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Agreement prior to such termination.

Cellebrite Holders Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, TWC, Cellebrite and certain shareholders of Cellebrite entered into shareholder support agreements (the “Cellebrite Shareholders Support Agreements”), pursuant to which, among other things, such shareholders agreed to (i) vote in favor of, and to adopt and approve, the Business Combination Agreement and all other documents and transactions contemplated thereby, (ii) deliver a duly executed copy of the Investor Rights Agreement substantially simultaneously with the Effective Time and (iii) acknowledge the Lock-Up restrictions set forth in the Amended Articles and acknowledge that such Lock-Up restrictions shall be binding and enforceable against such shareholders upon the Amended Articles coming into effect.

The Cellebrite Holders Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the consummation of the Business Combination or the termination of the Business Combination Agreement and (ii) with respect to any Cellebrite shareholder party thereto, the written agreement of TWC, Cellebrite and such shareholder. Upon such termination of the Cellebrite Holders Support Agreement, all obligations of the parties under Cellebrite Holders Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Cellebrite Holders Support Agreement will not relieve any party thereto from liability arising in respect of any willful breach of the Cellebrite Holders Support Agreement prior to such termination.

Redemption and Voting Agreement

Contemporaneously with the execution of the Business Combination Agreement, TWC and certain institutional investors entered into a redemption and voting agreement with respect to 4,750,000 TWC Shares (the “Redemption and Voting Agreement”), pursuant to which, among other things, such institutional investors have agreed to (i) elect to exercise redemption rights with respect to TWC Shares beneficially owned by them and (ii) vote to adopt and approve the Business Combination Agreement and all other documents and transactions contemplated thereby.

Share Purchase Agreement

Contemporaneously with the execution of the Business Combination Agreement, certain accredited investors, including Adam H. Clammer, the chief executive officer of TWC, and James H. Greene, Jr., the chairman of TWC (collectively, the “PIPE Investors”), entered into share purchase agreements (each, a “Share Purchase Agreement”) pursuant to which the PIPE Investors have committed to purchase 30,000,000 Cellebrite Ordinary Shares from certain Cellebrite shareholders at a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000 (the “PIPE Investments”). Messrs Clammer and Greene have each committed to make PIPE investments of $5,000,000. The purchase of the Cellebrite Ordinary Shares by PIPE Investors is conditioned upon, and will be consummated substantially concurrent with, the Closing.

J.P. Morgan’s equity capital markets group and BofA Securities are acting as co-placement agents to TWC in connection with the PIPE Investments and J.P. Morgan’s M&A financial advisory group is acting as financial advisor to Cellebrite in connection with the proposed business combination. In connection with such engagements, J.P. Morgan’s equity capital markets group and BofA Securities (or its respective affiliates) will receive fees and expense reimbursements customary for the PIPE Investments (subject to the terms and conditions of its respective engagement letters with TWC and Cellebrite). J.P. Morgan’s M&A advisory group will receive fees and expense reimbursements customary for business combination (subject to the terms and conditions of its engagement letter with Cellebrite). J.P. Morgan and BofA Securities and their respective affiliates have engaged in, or may in the future engage in, as applicable, investment banking and other commercial dealings in the ordinary course of business with Cellebrite. They have received, or may in the future receive, as applicable, customary fees and commissions for these transactions.

Investor Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, certain TWC Stockholders who will receive Cellebrite Ordinary Shares and certain Cellebrite equityholders (collectively “Cellebrite Equityholders”) and Cellebrite will enter into an investor rights agreement (the “Investor Rights Agreement”), pursuant to which, among other things, Cellebrite will agree to file a registration statement within 30 days of the Effective Time to register for resale under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (x) the Cellebrite Ordinary Shares and Cellebrite Warrants issued or issuable pursuant to the Business Combination Agreement (including the Cellebrite Ordinary Shares underlying the Cellebrite Warrants, any and all earned Price Adjustment Shares (as defined in the Business Combination Agreement), and the Cellebrite Ordinary Shares issued pursuant to the Share Purchase Agreement), (y) certain Cellebrite Ordinary Shares held by Cellebrite Equityholders which were subject to registration rights pursuant to other registration rights agreements in existence prior to the date hereof. The Investor Rights Agreement also permits underwritten takedowns and provides for customary “piggyback” registration rights. Cellebrite will agree to indemnify Sponsor and certain of Sponsor’s related persons from certain liabilities arising from the Business Combination Agreement, the transactions agreements relating to the Business Combination, and the transactions and filings contemplated thereby, subject to certain limitations set forth in the Investor Rights Agreement.

Amended Articles

The Business Combination Agreement contemplates that, at the Closing, Cellebrite will adopt the amended and restated articles of association in connection with the Business Combination (the “Amended Articles”), pursuant to which, among other things, (i) Cellebrite shareholders will be subject to certain restrictions on transfer (“Lock-Up Restrictions”) with respect to Cellebrite Ordinary Shares held by each such holder (subject to certain exceptions) for a period ending on the earlier of (x) the date that is 180 days after the date of Closing, (y) with respect to a specified portion of the shares subject to restriction, the trading price of Cellebrite Ordinary Shares achieving the target set forth in the Amended Articles and (z) the consummation of a bona fide liquidation, merger, stock exchange, reorganization, tender offer, change of control or other similar transaction which results in all of Cellebrite shareholders having the right to exchange their Cellebrite Ordinary Shares for cash, securities or other property subsequent, so long as Cellebrite shareholders as of immediately prior to such transaction hold less than 50% of the equity interests of the acquiror, successor entity or surviving entity (as applicable) and (ii) Sponsor, IGP Saferworld, Limited Partnership, and SUNCORPORATION will have certain director nomination rights.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the Merger to U.S. Holders (as defined below) of TWC common stock and TWC Warrants (collectively “TWC securities”). The following discussion also summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of TWC common stock that elect to have their common stock redeemed for cash and the material U.S. federal income tax consequences of the ownership and disposition of Cellebrite Ordinary Shares and Cellebrite Warrants following the Merger. This discussion applies only to the TWC securities, Cellebrite Ordinary Shares and Cellebrite Warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax effects arising in connection with the closing of the Merger, the redemptions of TWC common stock or the ownership and disposition of Cellebrite Ordinary Shares and Cellebrite Warrants. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither TWC nor Cellebrite has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position regarding the tax consequences discussed below.

This discussion does not address the tax treatment of Cellebrite Ordinary Shares or Cellebrite Warrants to be issued to holders of outstanding Cellebrite Preferred Shares in connection with the Merger. This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        banks, insurance companies, and certain other financial institutions;

•        regulated investment companies and real estate investment trusts;

•        brokers, dealers or traders in securities;

•        traders in securities that elect to mark to market;

•        tax-exempt organizations or governmental organizations;

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding TWC securities or Cellebrite Ordinary Shares and/or Cellebrite Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to TWC securities or Cellebrite Ordinary Shares and/or Cellebrite Warrants, as the case may be, being taken into account in an applicable financial statement;

•        persons that actually or constructively own 5% or more (by vote or value) of the outstanding TWC common stock or, after the Merger, the issued Cellebrite Ordinary Shares ;

•        founders, sponsors, officers or directors of TWC or holders of Sponsor Warrants;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•        U.S. Holders having a functional currency other than the U.S. dollar;

•        persons who hold or received TWC securities or Cellebrite Ordinary Shares and/or Cellebrite Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•        tax-qualified retirement plans.

In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Cellebrite prior to the Business Combination, including holders of TWC securities that also hold, directly or indirectly, equity interests in Cellebrite. With respect to the consequences of holding Cellebrite Ordinary Shares, this discussion is limited to holders who acquire such Cellebrite Ordinary Shares in connection with the Business Combination or as a result of the exercise of a Cellebrite warrant, and with respect to the consequences of holding Cellebrite Warrants, this discussion is limited to holders who held TWC Warrants prior to and through the Business Combination.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds TWC securities, Cellebrite Ordinary Shares and/or Cellebrite Warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

For purposes of this discussion, because any TWC Unit consisting of one TWC common stock and one-third of one TWC Warrant is separable at the option of the holder, TWC is treating any common stock and one-third of one TWC Warrant held by a holder in the form of a single TWC Unit as separate instruments and is assuming that the TWC Unit itself will not be treated as an integrated instrument. Accordingly, the separation of a TWC Unit in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of TWC Units and TWC securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any foreign tax consequences of the transactions contemplated by the Business Combination (including any redemption of TWC common stock for cash) with respect to any TWC securities held through a TWC Unit (including alternative characterizations of a TWC unit).

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of TWC securities, Cellebrite Ordinary Shares, and/or Cellebrite Warrants, as the case may be, that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) created or organized in, or under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF TWC SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER IS INHERENTLY UNCLEAR. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO TWC

COMMON STOCK, AND THE OWNERSHIP AND DISPOSITION OF CELLEBRITE ORDINARY SHARES AND CELLEBRITE WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE MERGER, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO TWC COMMON STOCK, AND THE OWNERSHIP AND DISPOSITION OF CELLEBRITE ORDINARY SHARES AND/OR CELLEBRITE WARRANTS.

U.S. Federal Income Tax Treatment of Cellebrite

Tax Residence of Cellebrite for U.S. Federal Income Tax Purposes

Although Cellebrite is incorporated and tax resident in Israel, the IRS may assert that it should be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not a U.S. corporation. Because Cellebrite is an entity incorporated and tax resident in Israel, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. Section 7874 of the Code provides an exception under which a foreign incorporated and foreign tax resident entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance and significant uncertainties as to their application.

Under Code Section 7874, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% (or 60% if the Third Country Rule, as defined herein, applies) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of tax residency relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, incurred, located and derived, respectively, in the country in which the foreign acquiring corporation is a tax resident after the acquisition. The Treasury regulations promulgated under Code Section 7874 (the “Section 7874 Regulations”) generally also provide that if (i) there is an acquisition of substantially all of the assets held directly or indirectly by a U.S. corporation after which the shareholders of the acquired U.S. corporation hold, by vote or value, at least 60% of the shares of the foreign acquiring corporation by reason of holding shares in the U.S. acquired corporation, and (ii) in a related acquisition, such foreign acquiring corporation acquires another foreign corporation exceeding a certain threshold value, and the foreign acquiring corporation is not tax resident in the foreign country in which the acquired foreign corporation was tax resident prior to the transactions, then the foreign acquiring corporation will be treated as a domestic corporation for U.S. federal income tax purposes (the “Third Country Rule”). The Section 7874 Regulations further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Code Section 7874 that are conducted as part of a plan or conducted over a 36-month period. Moreover, certain acquisitions of U.S. corporations over a 36-month period will impact the Section 7874 Percentage, making it more likely that Code Section 7874 will apply to a foreign acquiring corporation.

Cellebrite will indirectly acquire substantially all of the assets of TWC through the Merger. Cellebrite does not expect the Third Country Rule to be applicable to the Merger. As a result, Section 7874 of the Code may apply to cause Cellebrite to be treated as a U.S. corporation for U.S. federal income tax purposes following the Merger depending on whether the Section 7874 Percentage equals or exceeds 80%, subject to the applicability of the Substantial Business Activities Exception.

Based upon the terms of the Merger, the rules for determining share ownership under Code Section 7874 and the Section 7874 Regulations, and certain factual assumptions, TWC and Cellebrite currently expect that the Section 7874 Percentage of TWC stockholders in Cellebrite should be less than 80% after the Merger. Accordingly, Cellebrite is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by changes in such U.S. tax laws with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 80% must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Moreover, former holders of TWC securities may be deemed to own an amount of Cellebrite Ordinary Shares in respect to certain redemptions by TWC of TWC common stock prior to the Merger for purposes of determining the ownership percentage of former holders of TWC securities under Section 7874 of the Code. Accordingly, the status of Cellebrite as a foreign corporation is inherently uncertain and there can be no assurance that the IRS will not challenge the status of Cellebrite as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Code Section 7874 Cellebrite’s status as a foreign corporation for U.S. federal income tax purposes, Cellebrite and certain Cellebrite shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Cellebrite and future withholding taxes on certain Cellebrite shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes, and holders of Cellebrite Ordinary Shares and/or Cellebrite Warrants would be treated as holders of stock and warrants of a U.S. corporation.

However, even if the Section 7874 Percentage was such that Cellebrite were still respected as a foreign corporation under Code Section 7874, Cellebrite may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Merger. If Cellebrite were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Merger, the Section 7874 Regulations would exclude certain shares of Cellebrite attributable to the Merger for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Code Section 7874 would apply to such subsequent acquisition.

The remainder of this discussion assumes that Cellebrite will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of TWC’s Tax Attributes and Certain Other Adverse Tax Consequences to Cellebrite and Cellebrite’s Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Code Section 7874. Specifically, Code Section 7874 can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, (iii) the Third Country Rule does not apply, and (iv) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

Based upon the terms of the Merger, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, TWC and Cellebrite currently expect that the Section 7874 Percentage should be less than 60% after the Merger. Accordingly, the limitations and other rules described above are not expected to apply to Cellebrite or TWC after the Merger.

If the Section 7874 Percentage applicable to the Merger is at least 60% but less than 80% and the Third Country Rule does not apply (as expected), Cellebrite and certain of Cellebrite’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by Cellebrite include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that TWC will have a significant amount of inversion gain as a result of the Merger. Moreover, if it is determined that the Section 7874 Percentage is at least 60% and that Cellebrite is tax resident in a jurisdiction other than Israel, the Third Country Rule would apply and Cellebrite would be treated as a U.S. corporation under Section 7874 of the Code in the same manner as described above under “— Tax Residence of Cellebrite for U.S. Federal Income Tax Purposes.”

The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by future changes in such U.S. Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. In addition, changes to the rules in Code Section 7874 or Section 7874 Regulations, or other changes in law, could adversely affect the above determination for U.S. federal income tax purposes. Therefore, the application of Code Section 7874 is inherently uncertain. There can be no assurance that the IRS will not challenge whether Cellebrite is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to Cellebrite, significant adverse tax consequences would result for Cellebrite and for certain Cellebrite shareholders, including a higher effective corporate tax rate on Cellebrite.

U.S. Holders

U.S. Federal Income Tax Considerations of the Merger

Tax Consequences of the Merger Under Section 368(a) of the Code

To qualify as a reorganization within the meaning of Section 368(a) of the Code (a “reorganization”), a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Merger, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with investment-type assets, such as TWC, the qualification of the Merger as a reorganization is not free from doubt. Moreover, the closing of the Merger is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a reorganization, and neither TWC nor Cellebrite intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger. Accordingly, no assurance can be given that the IRS will not challenge the Merger’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS. Neither TWC nor Cellebrite nor any other party to the Merger Agreement makes any representations or provides any assurances regarding the tax treatment of the Merger, including whether the Merger qualifies as a reorganization, or any related transactions. Furthermore, because of the legal and factual uncertainties described above, it is unclear whether the Merger qualifies as a reorganization, and, as a result, no opinion of counsel has or will be provided regarding the qualification of the Merger as a reorganization. U.S. Holders of TWC securities are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a “reorganization.”

If, at the Effective Time, the requirements for Code Section 368 are met, the tax treatment of a U.S. Holder of TWC securities would be as described below under “U.S. Holders exchanging TWC Securities for Cellebrite Ordinary Shares and/or Cellebrite Warrants.”

If, at the Effective Time, any requirement for Code Section 368(a) is not met, a U.S. Holder of TWC securities generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the closing date of the Merger of Cellebrite Ordinary Shares and/or Cellebrite Warrants received by such holder in the Merger, plus the amount of cash received in the Merger, over such U.S. Holder’s adjusted tax basis in the TWC securities surrendered by such U.S. Holder in the Merger. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the TWC securities for more than one year (or short-term capital gain otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s initial tax basis in the Cellebrite Ordinary Shares and/or Cellebrite Warrants received in the Merger will equal the fair market value of such stock or warrants upon receipt. A U.S. Holder’s holding period in the Cellebrite Ordinary Shares and/or Cellebrite Warrants received in the Merger, if any, will begin on the day following the closing date of the Merger and would not include the holding period for the TWC securities surrendered in exchange therefor.

Tax Consequences of the Merger Under Section 367(a) of the Code

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization under Section 368(a) of the Code, the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain additional requirements are satisfied.

In general, for the Merger to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee non-U.S. corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee non-U.S. corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury regulations Section 1.367(a)-3(c)(3) must be satisfied. Conditions (i), (ii), and (iii) are expected to be met, and, as a result, the Merger is expected to satisfy the applicable requirements under Section 367(a) of the Code on account of such conditions. Accordingly, it is intended that the Merger does not result in gain recognition by a U.S. Holder exchanging TWC common stock for Cellebrite Ordinary Shares so long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferee non-U.S. corporation (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” of the transferee non-U.S. corporation and enters into an agreement with the IRS to recognize gain under certain circumstances. All U.S. Holders that will own 5% or more of either the total voting power or the total value of the outstanding shares of Cellebrite after the Merger (taking into account, for this purpose, ownership of Cellebrite Ordinary Shares acquired in connection with the Merger and any Cellebrite Ordinary Shares not acquired in connection with the Merger) may want to enter into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Merger.

Whether the requirements described above are met will depend on facts existing at the Effective Time, and the closing of the Merger is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that the Merger will not result in gain being recognized by U.S. Holders of TWC securities under Section 367(a) of the Code. Therefore, treatment of the Merger under Section 367(a) is inherently uncertain. In addition, no assurance can be given that the IRS will not challenge that the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder have been met with respect to the Merger, or that a court would not sustain such a challenge.

If the Merger does meet the requirements of Section 368(a) of the Code but, at the Effective Time, any requirement for Section 367(a) of the Code not to impose gain on U.S. Holders is not satisfied, then a U.S. Holder of TWC securities generally would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Merger of the Cellebrite Ordinary Shares and/or Cellebrite Warrants received by such holder in the Merger, plus the amount of cash received in the Merger, over such U.S. Holder’s tax basis in the TWC securities surrendered by such U.S. Holder in the Merger. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the TWC securities for more than one year at the Effective Time (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. A U.S. Holder’s initial tax basis in the Cellebrite Ordinary Shares and/or Cellebrite Warrants received in the Merger will equal the fair market value of such stock or warrants upon receipt. A U.S. Holder’s holding period in the Cellebrite Ordinary Shares and/or Cellebrite Warrants received in the Merger, if any, will begin on the day following the closing date of the Merger and would not include the holding period for the TWC securities surrendered in exchange therefor.

The rules dealing with Section 367(a) of the Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of these rules to your exchange of TWC securities under your particular circumstances, including, if you believe you will be a five-percent transferee shareholder and the possibility of entering into a “gain recognition agreement” under applicable Treasury regulations.

U.S. Holders exchanging TWC Securities for Cellebrite Ordinary Shares and/or Cellebrite Warrants

If the Merger qualifies as a reorganization under Section 368(a) of the Code and is not taxable under Section 367(a) of the Code a U.S. Holder generally would not recognize gain or loss if, pursuant to the Merger, the U.S. Holder either (i) exchanges only TWC common stock (but not TWC Warrants) for Cellebrite Ordinary Shares, (ii) exchanges TWC Warrants for Cellebrite Warrants, or (iii) both exchanges TWC common stock for Cellebrite Ordinary Shares and exchanges its TWC Warrants for Cellebrite Warrants.

In such a case, the aggregate tax basis of the Cellebrite Ordinary Shares received by a U.S. Holder in the Merger should be equal to the aggregate adjusted tax basis of TWC common stock surrendered in exchange therefor. The tax basis in a Cellebrite Warrant received by a U.S. Holder in the Merger should be equal to the adjusted tax basis of the TWC Warrant exchanged therefor. The holding period of the Cellebrite Ordinary Shares and/or Cellebrite Warrants received by a U.S. Holder in the Merger should include the period during which the TWC common stock and/or warrants exchanged therefor were held by such U.S. Holder. It is unclear whether the redemption rights with respect to the TWC common stock may suspend the running of the applicable holding period for this purpose.

If the U.S. Holder either (i) exchanges only TWC common stock (but not TWC Warrants) for Cellebrite Ordinary Shares and cash, (ii) exchanges TWC Warrants for Cellebrite Warrants and cash, or (iii) both exchanges TWC common stock for Cellebrite Ordinary Shares and cash, and exchanges its TWC Warrants for Cellebrite Warrants and cash, the U.S. Holder will recognize gain (but not loss) in an amount equal to the sum of (A) the greater of (i) the amount of cash received in the Merger in respect of the TWC common stock and (ii) the excess, if any, of the fair market value as of the closing date of the Merger of the Cellebrite Ordinary Shares received by such holder in the Merger, plus the amount of cash received in the Merger in respect of the TWC common stock, over such U.S. Holder’s tax basis in the TWC common stock surrendered by such U.S. Holder in the Merger plus (B) the greater of (i) the amount of cash received in the Merger in respect of the TWC Warrants and (ii) the excess, if any, of the fair market value as of the closing date of the Merger of the Cellebrite Warrants received by such holder in the Merger, plus the amount of cash received in the Merger in respect of the TWC Warrants, over such U.S. Holder’s tax basis in the TWC Warrants surrendered by such U.S. Holder in the Merger. Subject to possible dividend treatment (as discussed in more detail below), any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the TWC common stock and/or TWC Warrants, as applicable, for more than one year at the Effective Time (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. A U.S. Holder’s initial tax basis in the Cellebrite Ordinary Shares received in the Merger will equal the U.S. Holder’s tax basis in the TWC common stock plus the amount of gain recognized in connection with the Merger in respect of the TWC common stock reduced by the amount of cash received in connection with the Merger in respect of the TWC common stock. A U.S. Holder’s initial tax basis in the Cellebrite Warrants received in the Merger will equal the U.S. Holder’s tax basis in the TWC Warrants plus the amount of gain recognized in connection with the Merger in respect of the TWC Warrants reduced by the amount of cash received in connection with the Merger in respect of the TWC Warrants. The holding period of the Cellebrite Ordinary Shares and/or Cellebrite Warrants received by a U.S. Holder in the Merger should include the period during which the TWC common stock and/or TWC Warrants, as applicable, exchanged therefor were held by such U.S. Holder. It is unclear whether the redemption rights with respect to the TWC common stock may suspend the running of the applicable holding period for this purpose.

It is possible that in certain circumstances the gain recognized by a holder of TWC common stock could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. If the gain recognized by a U.S. holder of TWC common stock is treated as a distribution of a dividend, the tax consequences to such a holder generally will be the same as described below under the section entitled “— U.S. Holders — U.S. Holders Exercising Redemption Rights with Respect to TWC Common Stock” where a redemption does not qualify as a sale of stock under Section 302 of the Code and the U.S. Holder is treated as receiving a corporate distribution. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. Holders of TWC common shares should consult with their tax advisors regarding the application of the foregoing rules to their particular circumstances.

U.S. Holders Exercising Redemption Rights with Respect to TWC common Stock

In the event that a U.S. Holder’s shares of TWC common stock are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies for sale treatment will depend largely on facts particular to the U.S. Holder, namely the total number of shares of TWC common stock treated as held by the U.S. Holder relative to all of the shares of TWC common stock outstanding both before and after the redemption.

The redemption of TWC common stock generally will be treated as a sale of stock (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in TWC, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only TWC common stock actually owned by such U.S. Holder but also TWC common stock constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include TWC common stock or Cellebrite Ordinary Shares which could be directly or constructively acquired pursuant to the exercise of TWC Warrants or Cellebrite Warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of TWC common stock actually and constructively owned by the U.S. Holder is redeemed or (ii) all of TWC common stock actually owned by the U.S. Holder is redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the percentage of outstanding voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50% of the total combined voting power of TWC common stock. The redemption of TWC common stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in TWC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in TWC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of TWC common stock redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such holder’s TWC common stock generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s TWC common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of TWC common stock. Amounts treated as dividends that TWC pays to a U.S. Holder that is treated a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, amounts treated as dividends that TWC pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the TWC common stock may have suspended the running of the applicable holding period for these purposes. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to “qualified dividend income.”

After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed TWC common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining TWC common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its TWC Warrants or possibly in other shares of TWC common stock constructively owned by it.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Cellebrite Ordinary Shares and Cellebrite Warrants to U.S. Holders

Distributions on Cellebrite Ordinary Shares

If Cellebrite makes distributions of cash or property on the Cellebrite Ordinary Shares, such distributions will be treated first as a dividend to the extent of Cellebrite’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. The amount of any such distribution will include any amounts withheld by Cellebrite (or another applicable withholding agent). If Cellebrite does not provide calculations of its earnings and profits under U.S. federal income tax principles, all cash distributions may be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “— Utilization of TWC’s Tax Attributes and Certain Other Adverse Tax Consequences to Cellebrite and Cellebrite’s Shareholders” and below under “— Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•        either (a) the shares are readily tradable on an established securities market in the United States, or (b) Cellebrite is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

•        Cellebrite is neither a PFIC (as discussed below under below under “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for Cellebrite’s taxable year in which the dividend is paid or the preceding taxable year;

•        the U.S. Holder satisfies certain holding period requirements;

•        the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property; and

•        the taxpayer does not take the dividends into account as investment income under Code Section 163(d)(4)(B).

There can be no assurances that Cellebrite will be eligible for benefits of an applicable comprehensive income tax treaty between the United States and Israel. In addition, there also can be no assurance that Cellebrite Ordinary Shares will be considered “readily tradable” on an established securities market in accordance with applicable legal authorities. Furthermore, Cellebrite will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.” U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to Cellebrite Ordinary Shares.

The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to certain exceptions, dividends on Cellebrite Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Cellebrite with respect to the Cellebrite Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale, Exchange, Redemption or Other Taxable Disposition of Cellebrite Ordinary Shares and Cellebrite Warrants

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Cellebrite Ordinary Shares or Cellebrite Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Cellebrite Ordinary Shares or Cellebrite Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Cellebrite Ordinary Shares and/or Cellebrite Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source income or loss. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the United States and Israel (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Exercise, Lapse, or Redemption of a Cellebrite Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Cellebrite ordinary share on the exercise of a Cellebrite Warrant for cash. A U.S. Holder’s tax basis in a Cellebrite Ordinary Shares received upon exercise of the Cellebrite Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the TWC Warrant exchanged therefor (assuming the Merger is not a taxable transaction under Sections 368(a) or 367(a) of the Code, as discussed above) and the exercise price. The U.S. Holder’s holding period for a Cellebrite Ordinary Share received upon exercise of the Cellebrite Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Cellebrite Warrant and will not include the period during which the U.S. Holder held the Cellebrite Warrant. If a Cellebrite Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Cellebrite Warrant.

The tax consequences of a cashless exercise of a Cellebrite Warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the Cellebrite Ordinary Shares received generally would equal the U.S. Holder’s basis in the Cellebrite Warrants exercised therefor. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in the Cellebrite Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Cellebrite Warrants and will not include the period during which the U.S. Holder held the Cellebrite Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Cellebrite Ordinary Shares would include the holding period of the Cellebrite Warrants exercised therefor.

It is also possible that a cashless exercise of a Cellebrite Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of Cellebrite Ordinary Shares and Cellebrite Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of Cellebrite Ordinary Shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss with respect to the Cellebrite Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the Cellebrite Ordinary Shares that would have been received in a regular exercise of the Cellebrite Warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such Cellebrite Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Cellebrite Ordinary Shares received would equal the sum of (i) U.S. Holder’s tax basis in the Cellebrite Warrants deemed exercised and (ii) the aggregate exercise price of such Cellebrite Warrants. A U.S. Holder’s holding period for the Cellebrite Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Cellebrite Warrants and will not include the period during which the U.S. Holder held the Cellebrite Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of Cellebrite Warrants, including when a U.S. Holder’s holding period would commence with respect to the Cellebrite Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Cellebrite Warrants.

Subject to the PFIC rules described below, if Cellebrite redeems Cellebrite Warrants for cash pursuant to the redemption provisions described in the section of this registration statement entitled “— Description of Cellebrite Warrants — Public Shareholders’ Warrants” or if Cellebrite purchases Cellebrite Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange, Redemption or Other Taxable Disposition of Cellebrite Ordinary Shares and Cellebrite Warrants.”

Possible Constructive Distributions

The terms of each Cellebrite Warrant provide for an adjustment to the number of Cellebrite Ordinary Shares for which the Cellebrite Warrant may be exercised or to the exercise price of the Cellebrite Warrant in certain events, as discussed in the section of this registration statement captioned “Description of Cellebrite Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Cellebrite Warrant would, however, be treated as receiving a constructive distribution from Cellebrite if, for example, the adjustment increases the holder’s proportionate interest in Cellebrite’s assets or earnings and profits (for instance, through an increase in the number of Cellebrite Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the Cellebrite Ordinary Shares which is taxable to the U.S. Holders of such shares as described under “— Distributions on Cellebrite Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Cellebrite Warrant received a cash distribution from Cellebrite equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the Cellebrite Ordinary Shares and Cellebrite Warrants could be materially different from that described above, if Cellebrite is treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•        at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income); or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, Cellebrite will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Cellebrite own, directly or indirectly, 25% or more (by value) of the stock.

Cellebrite’s status as a PFIC will depend on the nature and composition of its income and the nature, composition and value of its assets from time to time. The 50% passive asset test described above is generally based on the fair market value of each asset. If Cellebrite is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (determined by disregarding certain downward attribution rules) (“CFC”) and not publicly traded for the relevant taxable year, however, the test will be applied based on the adjusted basis of Cellebrite’s assets.

Recently adopted Treasury Regulations, or the New Regulations, modify certain of the rules described above. Such modifications include, for example, permitting asset value to be determined more frequently than on a quarterly basis and treating a non-U.S. corporation as publicly traded for a taxable year if the stock of such corporation is publicly traded, other than in de minimis quantities, for at least twenty trading days during such taxable year.

The New Regulations generally apply to taxable years of shareholders beginning on or after January 14, 2021. A shareholder, however, may choose to apply such rules for any open taxable year beginning before January 14, 2021, provided that, with respect to a non-U.S. corporation being tested for PFIC status, the shareholder consistently applies certain of the provisions of the New Regulations and certain other Treasury Regulations for such year and all subsequent years. Investors who are U.S. Holders should consult their own tax advisors regarding the impact and applicability of the New Regulations.

If Cellebrite is considered “publicly traded” for the current taxable year, assuming that the Business Combination closes within such current taxable year and that Cellebrite’s stock is publicly traded, other than in de minimis quantities, for at least twenty days during the current taxable year, Cellebrite would apply the 50% passive asset test using the fair market value of its assets. This determination, however, is subject to uncertainty. In addition, Cellebrite’s status may also depend, in part, on how quickly it utilizes its cash on-hand and cash from future financings in its business.

Based on the foregoing, with respect to the past taxable year, Cellebrite believes that it was not a PFIC (based in part on its belief that it was not classified as a CFC in the past taxable year) and presently does not anticipate that it will be a PFIC based upon the value of its assets, including any goodwill, and the nature and composition of its income and assets.

Nevertheless, whether Cellebrite is treated as a PFIC is determined on an annual basis. As discussed above, the determination of whether a non-U.S. corporation is a PFIC is a factual determination that depends on, among other things, the composition of Cellebrite’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of its subsidiaries, from time to time, and thus the determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether Cellebrite will be a PFIC in 2021 or for any future taxable year. In addition, Cellebrite’s U.S. counsel expresses no opinion with respect to Cellebrite’s PFIC status for 2021 or future taxable years.

Under the PFIC rules, if Cellebrite were considered a PFIC at any time that a U.S. Holder owns Cellebrite Ordinary Shares or Cellebrite Warrants, Cellebrite would continue to be treated as a PFIC with respect to such holder unless (i) Cellebrite ceased to be a PFIC and (ii) (a) the U.S. Holder has made a valid “QEF election” (as described below) for the first taxable year in which the holder owned such holder’s Cellebrite Ordinary Shares in which Cellebrite was a PFIC, (b) a valid mark-to-market election (as described below) is in effect for the particular year, or (c) the U.S. Holder has made a “deemed sale” election under the PFIC rules. If such a “deemed sale” election is made, a U.S. Holder will be deemed to have sold its Cellebrite Ordinary Shares at their fair market value on the last day of the last taxable year in which Cellebrite is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the “deemed sale” election, the Cellebrite Ordinary Shares with respect to which the “deemed sale” election was made will not be treated as shares in a PFIC unless Cellebrite subsequently becomes a PFIC.

For each taxable year that Cellebrite is treated as a PFIC with respect to a U.S. Holder’s Cellebrite Ordinary Shares or Cellebrite Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge and transfers of Cellebrite Ordinary Shares or Cellebrite Warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) of its Cellebrite Ordinary Shares or Cellebrite Warrants (collectively the “excess distribution rules”), unless, with respect to the Cellebrite Ordinary Shares, the U.S. Holder makes a valid QEF or mark-to-market election as discussed below. Generally, distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder during the shorter of the three preceding taxable years or the portion of such U.S. Holder’s holding period for the Cellebrite Ordinary Shares or Cellebrite Warrants that preceded the taxable year of the distribution will be treated as excess distributions. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Cellebrite Ordinary Shares or Cellebrite Warrants;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of Cellebrite’s first taxable year in which Cellebrite is a PFIC, will be treated as ordinary income; and

•        the amount allocated to each other taxable year (or portions thereof) of the U.S. Holder and included in its holding period will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year without regard to the U.S. Holder’s other items of income and loss for such year; and

•        the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the resulting tax attributable to each such year.

Under the excess distribution rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Cellebrite Ordinary Shares or Cellebrite Warrants cannot be treated as capital gains, even though the U.S. Holder holds the Cellebrite Ordinary Shares or Cellebrite Warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect equity interests in subsidiaries and other entities which Cellebrite may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Cellebrite does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of Cellebrite’s subsidiaries.

If Cellebrite is a PFIC, a U.S. Holder of shares in Cellebrite may avoid taxation under the excess distribution rules described above in respect to the Cellebrite Ordinary Shares by making a timely and valid “qualified electing fund” (“QEF”) election (if eligible to do so). However, a U.S. Holder may make a QEF election with respect to its Cellebrite Ordinary Shares only if Cellebrite provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations, including the information provided in a PFIC Annual Information Statement. If Cellebrite determines that it is a PFIC for any taxable year, Cellebrite may decide at that time to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the Cellebrite Ordinary Shares. There can be no assurance, however, that Cellebrite will have timely knowledge of its status as a PFIC in the future or that Cellebrite will timely provide such information for such years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

A U.S. Holder that makes a QEF election with respect to its Cellebrite Ordinary Shares would generally be required to include in income for each year that Cellebrite is treated as a PFIC the U.S. Holder’s pro rata share of Cellebrite’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Cellebrite Ordinary Shares. Any net deficits or net capital losses of Cellebrite for a taxable year, however, would not be passed through and included on the tax return of the U.S. Holder. A U.S. Holder’s basis in the Cellebrite Ordinary Shares would be increased by the amount of income inclusions under the QEF rules. Dividends actually paid on the Cellebrite Ordinary Shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the Cellebrite Ordinary Shares by a corresponding amount. If Cellebrite owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Cellebrite’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis. There can be no assurance that Cellebrite will have timely knowledge of the status of any such Lower-Tier PFIC. In addition, Cellebrite may not hold a controlling interest in any such Lower-Tier PFIC and thus there can be no assurance Cellebrite will be able to cause the Lower-Tier PFIC to provide such required information.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the Cellebrite Ordinary Shares in which Cellebrite is a PFIC, then the Cellebrite Ordinary Shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the excess distribution rules to its Cellebrite Ordinary Shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the Cellebrite Ordinary Shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the excess distribution rules described above. As a result of the “deemed sale” election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period for the Cellebrite Ordinary Shares.

It is not entirely clear how various aspects of the PFIC rules apply to the warrants. However, a U.S. Holder may not make a QEF election with respect to its Cellebrite Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and Cellebrite was a PFIC at any time during the U.S. Holder’s holding period of such warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such warrants properly makes and maintains a QEF election with respect to the newly acquired Cellebrite Ordinary Shares (or has previously made a QEF election with respect to the Cellebrite Ordinary Shares), the QEF election will apply to the newly acquired Cellebrite Ordinary Shares. Notwithstanding such QEF election, the rules relating to “excess distributions” discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Cellebrite Ordinary Shares (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Cellebrite Warrants), unless the U.S. Holder makes a “deemed sale” election under the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing “deemed sale” elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder that is eligible to make a QEF election with respect to its Cellebrite Ordinary Shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

U.S. Holders should consult their tax advisors as to the availability and desirability of a QEF election.

Alternatively, if Cellebrite is a PFIC and Cellebrite Ordinary Shares constitute “marketable stock” (as defined below), a U.S. Holder may make a mark-to-market election for its Cellebrite Ordinary Shares with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Cellebrite Ordinary Shares and each subsequent taxable year to elect out of the excess distribution rules discussed above. If a U.S. Holder makes a mark-to-market election with respect to its Cellebrite Ordinary Shares, such U.S. Holder generally will include in income for each year that Cellebrite is treated as a PFIC with respect to such Cellebrite Ordinary Shares an amount equal to the excess, if any, of the fair market value of the Cellebrite Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Cellebrite Ordinary Shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Cellebrite Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Cellebrite Ordinary Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Cellebrite Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Cellebrite Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Cellebrite Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Cellebrite Ordinary Shares previously included in income. A U.S. Holder’s basis in the Cellebrite Ordinary Shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Cellebrite makes would generally be subject to the rules discussed above under “— Distributions on Cellebrite Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply. Currently, U.S. Holders of Cellebrite Warrants will not be able to make a mark-to-market election with respect to their Cellebrite Warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Cellebrite Ordinary Shares, which are to be listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that Cellebrite Ordinary Shares will be “regularly traded” for purposes of these rules. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Cellebrite Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the excess distribution rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Cellebrite Ordinary Shares.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the Cellebrite Ordinary Shares in which Cellebrite is a PFIC, then the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. Holder that first makes a mark-to-market election with respect to the Cellebrite Ordinary Shares in a later year will continue to be subject to the excess distribution rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the excess distribution rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its Cellebrite Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective.

U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS. U.S. Holders should consult their tax advisors regarding any reporting requirements that may apply to them if Cellebrite is a PFIC.

The rules dealing with PFICs and with the QEF, “deemed sale,” and mark-to-market elections are very complex and are affected by various factors in addition to those described above. U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of Cellebrite Ordinary Shares and Cellebrite Warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Cellebrite Ordinary Shares or Cellebrite Warrants that is for U.S. federal income tax purposes not a U.S. Holder, including:

•        a nonresident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        a foreign estate or trust;

but generally does not include a beneficial owner who has been or is engaged in the conduct of a trade or business within the U.S. or an individual an individual who is present in the United States for 183 days or more in the taxable year of the disposition of Cellebrite Ordinary Shares or Cellebrite Warrants (except to the extent discussed below). If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of exercising redemption rights with respect to TWC common stock or the ownership and disposition of Cellebrite Ordinary Shares or Cellebrite Warrants.

Non-U.S. Holders Exercising Redemption Rights with Respect to TWC common stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s TWC common stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s TWC common stock, as described above under “— U.S. Holders Exercising Redemption Rights with Respect to TWC common stock.”

Subject to the discussion below concerning backup withholding, if such a redemption qualifies as a sale of the TWC common stock, any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing U.S. federal income tax liability unless one of the exceptions described below under “— U.S. Federal Income Tax Consequences of the Ownership and Disposition of Cellebrite Ordinary Shares and Cellebrite Warrants to Non-U.S. Holders” applies in respect of gain from the disposition of TWC common stock. Moreover, redeeming Non-U.S. Holders may be subject to U.S. federal income tax on any gain recognized as a result of the redemption if TWC common stock constitutes a U.S. real property interest by reason of TWC’s status as a U.S. real property holding corporation for U.S. federal income tax purposes. TWC believes that it is not and has not been at any time since its formation a U.S. real property holding corporation.

If a Non-U.S. Holder receives cash for TWC common stock, and the redemption is treated as a corporate distribution (rather than a sale of stock under Section 302 of the Code), the Non-U.S. Holder will be subject to a 30% withholding tax (unless otherwise reduced by an applicable income tax treaty and the Non-U.S. Holder provides a proper certificate of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable)) on the gross amount of the dividends to the extent the distribution is paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its TWC common stock and then, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such TWC common stock, which will be treated as described in the paragraph immediately above. A redemption treated as a dividend by TWC to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same corporate or graduated individual rates applicable to U.S. Holders (together with branch profits tax, at a 30% rate, or such lower rate specified by an applicable tax treaty, as adjusted for certain items, if such Non-U.S. Holder is a corporation).

IF YOU ARE A NON-U.S. HOLDER OF TWC COMMON STOCK CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Cellebrite Ordinary Shares and Cellebrite Warrants to Non-U.S. Holders

Subject to the discussion below concerning backup withholding, any (i) dividends of cash or property (including constructive distributions treated as dividends as further described under the heading “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of Cellebrite Ordinary Shares and Cellebrite Warrants to U.S. Holders — Possible Constructive Distributions”) paid or deemed paid to a Non-U.S. Holder in respect of

Cellebrite Ordinary Shares or (ii) gain realized upon the sale or other taxable disposition of Cellebrite Ordinary Shares and/or Cellebrite Warrants by a Non-U.S. Holder generally will not be subject to U.S. federal income taxation or withholding tax unless:

•        the gain or dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or a “fixed base” in the United States to which such gain is attributable); or

•        in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Cellebrite Warrant, or the lapse of a Cellebrite warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Cellebrite Warrant by a U.S. Holder, as described under “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of Cellebrite Ordinary Shares and Cellebrite Warrants to U.S. Holders — Exercise, Lapse or Redemption of a Cellebrite Warrant” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Cellebrite Ordinary Shares and Cellebrite Warrants.

The characterization for United States federal income tax purposes of the redemption of the Non-U.S. Holder’s Cellebrite Warrants generally will correspond to the United States federal income tax treatment of such a redemption of a U.S. Holder’s warrants, as described under “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of Cellebrite Ordinary Shares and Cellebrite Warrants to U.S. Holders — Exercise, Lapse or Redemption of a Cellebrite Warrants” above, and the consequences of the redemption to the Non-U.S. Holder will be as described in the paragraphs above under the heading “— U.S. Federal Income Tax Consequences of the Ownership and Disposition of Cellebrite Ordinary Shares and Cellebrite Warrants to Non-U.S. Holders” based on such characterization.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of TWC common stock, dividends received by U.S. Holders of Cellebrite Ordinary Shares, and the proceeds received on the disposition of Cellebrite Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to TWC common stock or Cellebrite Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of Cellebrite Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be required to be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of TWC securities or their Cellebrite Ordinary Shares, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS

Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to Cellebrite Ordinary Shares and proceeds from the sale of other disposition of Cellebrite Ordinary Shares received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE MERGER, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO TWC COMMON STOCK, AND OF THE OWNERSHIP AND DISPOSITION OF CELLEBRITE ORDINARY SHARES AND CELLEBRITE WARRANTS, AS APPLICABLE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of Cellebrite Ordinary Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of the material Israeli tax laws applicable to Cellebrite, and certain Israeli Government programs that benefit Cellebrite. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of Cellebrite Ordinary Shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities, trusts or foundations, partnerships, controlled foreign corporations and any other type of taxpayer that are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, Cellebrite cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax. In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) which reduces the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Beneficiary Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to the corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” We believe that we currently qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain defense loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

Following are the main tax benefits available to Industrial Companies:

•        Amortization of the cost of purchased patent, rights to use a patent, and know-how, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•        Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

•        Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, related to scientific research and development for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•        The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•        The research and development must be for the promotion of the company; and

•        The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time, we may apply to the Israel Innovation Authority for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we will not be able to deduct research and development expenses during the year of the payment, we will be able to deduct research and development expenses during a period of three years commencing in the year of the payment of such expenses. Accordingly the Cellebrite had obtained an approval from the Israel Innovation Authority for 2018 and submitted a request for 2019.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain eligible companies with incentives for capital investments in production facilities (or other eligible assets) and certain tax benefits with respect to certain eligible income.

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

The following discussion is a summary of the Investment Law following its most recent amendments:

Tax Benefits Subsequent to the 2005 Amendment

The 2005 Amendment applies to new investment programs and investment programs commencing after 2004 but does not apply to investment programs approved prior to April 1, 2005, referred to as an Approved Enterprise. The 2005 Amendment provides that terms and benefits included in any certificate of approval that was granted before the 2005 Amendment became effective (April 1, 2005) will remain subject to the provisions of the Investment Law as in effect on the date of such approval. Pursuant to the 2005 Amendment, the Israeli Authority for Investments and Development of the Industry and Economy, or the Investment Center, will continue to grant Approved Enterprise status to qualifying investments. The 2005 Amendment, however, limits the scope of enterprises that may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise.

The 2005 Amendment provides that Approved Enterprise status will only be necessary for receiving cash grants. As a result, it was no longer necessary for a company to obtain the advance approval of the Investment Center in order to receive the tax benefits previously available under the alternative benefits track. Instead, a company may claim the tax benefits offered by the Investment Law directly in its tax returns, provided that its facilities meet the criteria for tax benefits set forth in the 2005 Amendment. Companies or programs under the new provisions receiving these tax benefits are referred to as Beneficiary Enterprises. A company that has a Beneficiary Enterprise may, at its discretion, approach the Israel Tax Authority for a pre-ruling confirming that it is in compliance with the provisions of the Investment Law, as amended.

Tax benefits are available under the 2005 Amendment to production facilities (or other eligible facilities) which are generally required to derive more than 25% of their business income from export to specific markets with a population of at least 14 million in 2012 (such export criteria will further be increased in the future by 1.4% per annum). In order to receive the tax benefits, the 2005 Amendment states that a company must make an investment which meets certain conditions set forth in the 2005 Amendment for tax benefits, including exceeding a minimum investment amount specified in the Investment Law. Such investment entitles a company to receive a “Beneficiary Enterprise” status with respect to the investment, and may be made over a period of no more than three years ending in the year in which the company requested to have the tax benefits apply to its Beneficiary Enterprise. Where a company requests to have the tax benefits apply to an expansion of existing facilities, only the expansion will be considered to be a Beneficiary Enterprise and the company’s effective tax rate will be the weighted average of the applicable rates. In such case, the minimum investment required in order to qualify as a Beneficiary Enterprise must exceed a certain percentage of the value of the company’s production assets before the expansion.

The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Beneficiary Enterprise depends on, among other things, the geographic location within Israel of the Beneficiary Enterprise. The location will also determine the period for which tax benefits are available. Such tax benefits include an exemption from corporate tax on undistributed income for a period of between two to ten years, depending on the geographic location of the Beneficiary Enterprise within Israel, and a reduced corporate tax rate of between 10% to 25% for the remainder of the benefits period, depending on the level of foreign investment in the company in each year. The benefits period is limited to 12 starting from the year in which the company first chose to have the tax benefits apply (14 years if the Beneficiary Enterprise relates to the establishment of a new enterprise in priority Zone A) (the “Election Year”).

A company qualifying for tax benefits under the 2005 Amendment which pays a dividend out of income derived by its Beneficiary Enterprise during the tax exemption period will be subject to deferred corporate tax in respect of the gross amount of the dividend distributed (grossed-up to reflect the pre-tax income that it would have had to earn in order to distribute the dividend) at the corporate tax rate which would have otherwise been applicable. Certain transactions will be considered as a deemed distribution of dividends for the purposes of the claw-back of corporate tax, including certain payments made, whether directly or indirectly, to certain related parties or controlling shareholders (including entities controlled by such controlling shareholders), payments in liquidation and consideration paid to shareholders in a buyback of shares. We have filed an application with the Israel Tax Authority to receive the Transaction Tax Ruling to determine, inter alia, the amount of claw-back of Israeli corporate income tax, if any, that we will be required to pay with respect to the distribution of the Additional Dividend out of income derived by our Benefitted Enterprise.

Dividends paid out of income attributed to a Beneficiary Enterprise (or out of dividends received from a company whose income is attributed to a Beneficiary Enterprise) are generally subject to withholding tax at source at the rate of 15% (or 20% with respect to income generated by the distributing company during a tax benefits period that began in an Election Year after 2013) or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). The reduced rate of 15% or 20% is limited to dividends and distributions out of income derived during the benefits period and actually paid at any time up to 12 years thereafter. After this period, the withholding tax is applied at a rate of up to 30%, or at a lower rate under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). In the case of a Foreign Investors’ Company (as such term is defined in the Investment Law), the 12-year limitation on reduced withholding tax on dividends does not apply.

The benefits available to a Beneficiary Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law and its regulations. If a company does not meet these conditions, it would be required to refund the amount of tax benefits, as adjusted by the Israeli consumer price index, and interest, or other monetary penalties.

Tax benefits under the 2011 amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations–0%, (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals–20% (iii) non-Israeli residents (individuals and corporations)–20%, subject to a reduced tax rate under the provisions of any applicable double tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate).

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Beneficiary Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

In May 2019, we filed a notification that Cellebrite wishes to apply the new benefits under the 2011 Amendment. Accordingly, we are not entitled to Beneficiary Enterprise tax benefits as of January 1, 2019, however certain other provisions described above with respect to the distribution or payment out of income that was previously earned under the Beneficiary Enterprise regime may still apply.

New tax benefits under the 2017 amendment that became effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in development zone “A.” In addition, a Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the Israel Innovation Authority.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (group-consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological

Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the Israel Innovation Authority. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4%. Please note that the reduced withholding tax rate of 4% will apply only on profits generated after the Preferred Technological Enterprise was acquired by a foreign company.

We believe that Cellebrite is eligible to the tax benefits under the 2017 Amendment as a Preferred Technological Enterprise.

On February 16, 2020 Cellebrite received a Tax Ruling from the Israel Tax Authority regarding its entitlement to tax benefits as a Preferred Technological Enterprise subject to the compliance with the conditions settled in such Tax Ruling and in the Encouragement Law. The Tax Ruling is valid from 2019 until tax year 2023 (inclusive).

From time to time, the Israeli Government has discussed reducing the benefits available to companies under the Investment Law. The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.

Taxation of our shareholders

Capital gains taxes applicable to non-Israeli resident shareholders.

Israeli capital gains tax is imposed on the disposition of capital assets by a non-Israeli resident if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. The Israeli tax law distinguishes between “Real Capital Gain” and “Inflationary Surplus.” Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase in the relevant asset’s price that is attributable to the increase in the Israeli Consumer Price Index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary Surplus is currently not subject to tax in Israel. Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus. Generally, Real Capital Gain accrued by individuals on the sale of Cellebrite Ordinary Shares will be taxed at the rate of 25%. However, if the shareholder is a “substantial shareholder” at the time of sale or at any time during the preceding 12- month period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person with respect to the material matters of the corporation on a permanent basis pursuant to an agreement, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Real Capital Gain derived by corporations will be generally subject to a corporate tax rate of 23% (in 2021).

A non-Israeli resident that derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) hold, whether directly or indirectly, more than 25% of the means of control, as such term is defined above, in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares would be subject to Israeli tax, to the extent applicable. However, under the United States-Israel Tax Treaty, a Treaty U.S. Resident may be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition of the shares, subject to the limitations under U.S. laws applicable to foreign tax credits. The United States-Israel Tax Treaty does not provide such credit against any U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., resident certificate or other documentation).

Capital gains taxes applicable to Israeli resident shareholders.

An Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 23%. An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder claims deduction of interest expenditures or is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person with respect to the material matters of the corporation on a permanent basis pursuant to an agreement, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2020). Certain Israeli institutions who are exempt from tax under section 9(2) or section 129(C)(a)(1) of the Ordinance (such as exempt trust fund, pension fund) may be exempt from capital gains tax from the sale of the shares.

Taxation of Israeli shareholders on receipt of dividends.

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise (if the first year the company requested to have the tax benefits apply was 2012 or before) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or a Preferred Technological Enterprise. If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129(C)(a)(1) of the Israeli Tax Ordinance is exempt from tax on dividend.

Taxation of non-Israeli shareholders on receipt of dividends.

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise (if the first year the company requested to have the tax benefits apply was 2012 or before), 20% if the dividend is distributed from income attributed to a Preferred Enterprise or a Technological Enterprise, and 4% if the dividend is distributed from income attributed to a Technological Enterprise to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, (please note that the reduced withholding tax rate of 4% will apply only on profits generated after the Preferred Technological Enterprise was acquired by a foreign company), unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise, Beneficiary Enterprise, a Preferred Enterprise or a Technological Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Beneficiary Enterprise, Preferred Enterprise or a Preferred Technological Enterprise are not entitled to such reduced rate under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. If the dividend is attributable partly to income derived from an Approved Enterprise, Benefited Enterprise, Preferred Enterprise or a Preferred Technological Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Application for the reduced tax rate requires appropriate documentation presented and specific instruction received from the Israeli Tax Authorities to the extent tax is withheld at source at the maximum rates (see above), a qualified tax treaty recipient will be required to comply with certain administrative procedures with the Israeli Tax Authorities in order to receive a refund of the excess tax withheld.

A foreign resident receiving dividend income from an Israeli company, from which the full tax was deducted, will generally be exempt from filing a tax return in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) the taxpayer is not obligated to pay Surtax (see below) in accordance with section 121B of the Ordinance.

Israeli Tax Withholding.

In addition to all of the above, any payment made by an Israeli resident company may be subject to Israeli withholding tax, regardless of whether the recipient should be subject to Israeli tax with respect to the receipt of such payment, unless the recipient provides the company with a valid certificate issued by the Israel Tax Authority to exempt the recipient from such withholding tax liability. We have approached the Israel Tax Authority in an application to receive the Transaction Tax Ruling that will determine, inter alia, that the Indemnified TWC Parties shall not be subject to any Israeli tax with respect to receipt of Cellebrite Ordinary Shares and/or Cellebrite Warrants and/or any cash amount from the Trust Account or with respect to the Per Share Cash Consideration, Per Share Equity Consideration, the Price Adjustment Shares or the Additional Dividend and that we have no withholding obligation with respect to the Capital Restructuring or the issuance of Price Adjustment Shares. There can be no assurance that the Transaction Tax Ruling will be received.

Surtax.

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 647,640 for 2021, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

INFORMATION ABOUT TWC

References in this section to “we,” “our,” “us,” or “TWC” generally refer to TWC Tech Holdings II Corp.

General

TWC is a blank check company recently formed as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. TWC, a technology-focused private investment firm, is our advisory platform. Our Chief Executive Officer, Mr. Adam H. Clammer, and our Chairman, Mr. James H. Greene, Jr., are the founding partners of TWC. We expect to capitalize on the ability of our management team and the broader TWC platform to identify, acquire, and operate a business in the technology and technology-enabled services sectors that may provide opportunities for attractive long-term risk-adjusted returns, though we reserve the right to pursue an acquisition opportunity in any business or industry.

Initial Public Offering and Private Placement

On September 15, 2020, TWC consummated its IPO of 60,000,000 TWC Units, including 7,500,000 such units issued pursuant to the partial exercise by the underwriters of their over-allotment option. Each TWC Unit consists of one (1) Public Share, and one-third (1/3) of one Public Warrant, each whole Public Warrant entitling the holder to purchase one Public Share at $11.50 per share. The TWC Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $600,000,000. As a result of the underwriters’ partial exercise of the over-allotment option, the Sponsor forfeited 93,750 Sponsor Shares. Simultaneously with the consummation of the IPO and the sale of the TWC Units, TWC consummated the private placement of an aggregate of 9,666,667 Sponsor Warrants at a price of $1.50 per warrant, generating total proceeds of $14,500,000.

A total of $600,000,000, comprised of $588,000,000 of the proceeds from the IPO (which amount included $21,000,000 of the underwriters’ deferred discount) and $12,000,000 of the proceeds of the concurrent sale of the Sponsor Warrants, was placed in the Trust Account established for the benefit of Public Stockholders and maintained by American Stock Transfer & Trust Company, LLC, which has since then been invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by TWC. Except with respect to interest earned on the funds held in the Trust Account that may be released to TWC for amounts withdrawn to fund TWC’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, the funds held in the Trust Account will not be released until the earliest of: (1) the completion of any initial business combination; (2) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Existing TWC Charter (i) to modify the substance or timing of TWC’s obligation to provide for the redemption of its Public Shares in connection with an initial business combination or to redeem 100% of its Public Shares if TWC does not complete its initial business combination by the Outside Date or (ii) with respect to any other material provisions relating to the rights of holders of the Class A Common Stock prior to any initial business combination or pre-initial business combination business activity; and (3) the redemption of all of the Public Shares if TWC is unable to complete an initial business combination by the Outside Date, subject to applicable law.

As of March 31, 2021, we had approximately $30,000 of interest income available in the Trust Account to pay for our tax obligations, if any.

The TWC Units began trading on September 11, 2020 on Nasdaq under the ticker symbol “TWCTU.” Commencing on November 2, 2020, the securities comprising the TWC Units began separate trading. The TWC Units, the Public Shares and the Public Warrants are listed on Nasdaq under the ticker symbols “TWCTU,” “TWCT,” and “TWCTW,” respectively.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations prior to the Merger. We intend to use the cash held in the Trust Account (after giving effect to redemptions) and the proceeds from the PIPE Investments to pay certain expenses incurred in connection with the Merger and related transactions, pay the cash consideration in connection with the Merger and issue authorized but unissued shares of TWC Class A Common Stock in respect of the consideration in connection with the Merger. We intend to use any remaining balance for general corporate purposes of Cellebrite, which may include repayment of indebtedness.

Satisfaction of the 80% Test

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of April 8, 2021, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was $600.1 million (excluding up to $21 million of deferred underwriting commissions) and 80% thereof represents approximately $480 million. In reaching its conclusion on the 80% asset test, the TWC Board used as a fair market value the $1.7 billion enterprise value for Cellebrite, which was implied based on the value of the consideration to be issued in the Merger to Cellebrite shareholders.

The TWC Board considered factors such as Cellebrite’s historical financial results, the future growth outlook and financial plan, as well as valuation ratios and trading multiples of publicly traded companies in similar and adjacent sectors. The TWC Board determined that the consideration being paid in the Merger, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, TWC and its stockholders and appropriately reflected Cellebrite’s value.

The TWC Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Cellebrite met the 80% requirement. Based on the fact that the $1.7 billion fair market value of Cellebrite as described above is in excess of the threshold of approximately $480 million, representing 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions), the TWC Board determined that the fair market value of Cellebrite was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met.

Redemption Rights for Public Stockholders

We are providing Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon consummation of the Merger. Public Stockholders electing to exercise redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, as of two (2) business days prior to the consummation of the transactions contemplated by the Merger Proposal (including interest earned on the funds held in the Trust Account, net of taxes), upon the closing of the transactions contemplated by the Business Combination Agreement. A holder of Public Shares may elect to redeem without voting, and if they do vote, irrespective of whether they vote for or against the Merger Proposal. If the Business Combination is not consummated, such Public Shares will not be redeemed before the Outside Date.

The amount in the Trust Account is approximately $10.00 per Public Share (based on the Trust Account balance as of March 31, 2021). The Per Share amount we will distribute to Public Stockholders who properly redeem their Public Shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption right includes the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its Public Shares. There will be no redemption rights upon the completion of the Merger with respect to Sponsor Warrants. The Sponsor has agreed to waive its redemption rights in connection with the consummation of the Business Combination with respect to any Sponsor Shares they may hold. The Sponsor did not receive any compensation in exchange for this agreement to waive its redemption rights. Currently, the Sponsor owns approximately 19.9% of the outstanding shares of TWC common stock, consisting of Sponsor Shares.

Submission of Our Initial Business Combination to a Stockholder Vote

We will complete the Merger only if a majority of the outstanding shares of common stock of TWC voted are voted in favor of the Merger. In addition to the Sponsor Shares, we require only 19,687,501 or 37.5% of the Public Shares, to be voted in favor of the Merger (assuming all issued and outstanding shares are voted) in order to have the Merger approved.

A quorum for the Special Meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of TWC representing a majority of the voting power of all outstanding shares of capital stock of TWC entitled to vote at such meeting. The Sponsor Shares will count towards this quorum and the Sponsor has agreed to vote the Sponsor Shares and any Public Shares held by them in favor of the Merger. These quorum and voting thresholds and agreements, may make it more likely that we will consummate the Business Combination. Each Public Stockholder may elect to redeem its Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the Merger.

Limitation on Redemption Rights

Notwithstanding the foregoing, the Existing TWC Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of Public Shares sold in the IPO, without our prior consent.

Facilities and Executive Office

We currently maintain our principal executive offices at Four Embarcadero Center, Suite 2100, San Francisco, CA 94111. Upon consummation of the Business Combination, the principal executive offices of TWC will be those of Cellebrite.

Employees

We currently have two officers and do not intend to have any full-time employees prior to the completion of the Business Combination. Members of our management team are not obligated to devote any specific number of hours to our matters but they devote as much of their time as they deem necessary to our affairs and intend to continue doing so until we have completed the Business Combination.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Title
Adam H. Clammer	50	Chief Executive Officer, President and Director
James H. Greene, Jr.	70	Chairman of the Board of Directors
Rufina A. Adams	40	Chief Financial Officer
Lee Kirkpatrick	60	Director
Darren Thompson	57	Director
Alexi A. Wellman	50	Director

Adam H. Clammer has been our Chief Executive Officer and a Director since inception. Since September 2020, he has served as Chief Executive Officer, President and a director of Nebula Caravel Acquisition Corp. (Nasdaq: NEBC). Mr. Clammer is a Founding Partner of True Wind Capital, a private equity fund manager focused on the technology industry, where he serves on the Investment Committee and is responsible for all aspects of managing the firm. Prior to founding True Wind Capital in 2015, Mr. Clammer was with KKR, a global investment manager, which he joined in 1995. At KKR, Mr. Clammer co-founded and led the Global Technology Group from 2004 to 2013, was a senior member of the Healthcare Group, and participated in investments across multiple industries. He served on public company boards as a director of AEP Industries (Nasdaq:

AEPI), a manufacturer of flexible plastic packaging films, from 1999 to 2004, a director of Zhone Technologies (Nasdaq: ZHNE), a provider of communications network equipment, from 2002 to 2006, a director of MedCath (Nasdaq: MDTH), a cardiovascular services provider, from 2002 to 2008, a director of Jazz Pharmaceuticals (Nasdaq: JAZZ), a biopharmaceutical company, from 2004 to 2007, a director of Avago, now Broadcom (Nasdaq: AVGO), a designer of analog semiconductors, from 2005 to 2013, a director of NXP (Nasdaq: NXPI), a manufacturer of semiconductor chips, from 2007 to 2010, a director of Eastman Kodak (New York Stock Exchange (“NYSE”): KODK), a provider of imaging products and services, from 2009 to 2011, and a director of Nebula Acquisition Corporation (Nasdaq: NEBU), a special purpose acquisition company, from 2018 to 2020. Mr. Clammer served on several private company boards including Aricent, GoDaddy, and TASC among others, as well as a member of the operating committee of SunGard Data Systems. Mr. Clammer currently serves as a director of The Switch, a video solutions service provider, since 2016, as Chairman of the Board of ARI Network Services, a sales-focused software and marketing services provider, since 2017 as a director of Pegasus Transtech (“Transflo”), a software and solutions provider to the transportation industry, since 2017 and as a director of Open Lending (Nasdaq: LPRO), a lending enablement platform for the automotive finance market, since 2020. Prior to joining KKR, Mr. Clammer worked in the Mergers & Acquisitions group at Morgan Stanley in New York and Hong Kong from 1992 to 1995. He holds a B.S. in Business Administration from the University of California, Berkeley and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Clammer is well-qualified to serve on our Board due to his extensive investment, technology industry, and publicly-listed company experience.

James H. Greene, Jr. has been our Chairman and a Director since inception. Since September 2020, he has served as Chairman of Nebula Caravel Acquisition Corp. (Nasdaq: NEBC), since February 2021, he has served as Chief Executive Officer, Chairman and a director of Bilander Acquisition Corp. (Nasdaq: TWCB), since February 2021, he has served as Chief Executive Officer, Chairman and a director of Galliot Acquisition Corp. (Nasdaq: TWCG), since March 2021, he has served as Chief Executive Officer, Chairman and a director of Brigantine Acquisition Corp. (Nasdaq: BRIG) and since March 2021, he has served as Chief Executive Officer, Chairman and a director of Mistico Acquisition Corp. (Nasdaq: TWCM). Mr. Greene is a Founding Partner of True Wind Capital, a private equity fund manager focused on the technology industry, where he serves on the Investment Committee and is responsible for all aspects of managing the firm. Prior to founding True Wind Capital in 2015, Mr. Greene was with Kohlberg Kravis Roberts & Co. (“KKR”), a global investment manager which he joined in 1986, became a Partner in 1993, a Member in 1996 and an Advisory Partner in 2013. At KKR, Mr. Greene co-founded and led the Global Technology Group from 2004 to 2010. In 2010, he became head of the Global Industrial Group, a position he held until 2013. Mr. Greene played a key role in many of KKR’s most notable buyouts through the late 1980’s and 1990’s. He served on public company boards as a director of Safeway (NYSE: SWY), a grocery store chain, from 1987 to 2004, a director of Owens-Illinois (NYSE: OI), a glass container manufacturer, from 1987 to 2005, a director of RJR Nabisco (NYSE: NGH), an American food and tobacco conglomerate, from 1989 to 1995, a director of The Vons Company (NYSE: VON), a grocery store chain, from 1993 to 1997, a director of RELTEC (Nasdaq: RLT), a telecommunications systems manufacturer, from 1995 to 2000, a director of Accuride (NYSE: ACW), a provider of commercial vehicle components, from 1998 to 2007, a director of Zhone Technologies (Nasdaq: ZHNE), a provider of communications network equipment, from 1999 to 2010, a director or Shoppers Drug Mart (TSE: SC), a drug store chain, from 2000 to 2005, a director of Amphenol (NYSE: APH), a provider of electronic components, from 2003 to 2005, a director of Alliance HealthCare (Nasdaq: AIQ), a provider of outsourced healthcare services, from 2003 to 2006, a director of Avago, now known as Broadcom (Nasdaq: AVGO), a designer of analog semiconductors, from 2005 to 2010, a director of Sun Microsystems (Nasdaq: JAVA), a provider of computer hardware and software, from 2008 to 2010, and a director of Nebula Acquisition Corporation (Nasdaq: NEBU), a special purpose acquisition company, from 2018 to 2020. Mr. Greene served on several private company boards including Aricent, Capital Safety, Capsugel, SunGard Data Systems, TASC, and Tenovis, among others. Mr. Greene currently serves as Chairman of the Board of Pegasus Transtech (“Transflo”), a software and solutions provider to the transportation industry, since 2017, a director of Western New York Energy, a provider of renewable energy and ethanol, since 2006, a director of Zix (Nasdaq: ZIXI), an email security and productivity solutions provider, since 2019, and a director of Sysnet Global Solutions, a PCI compliance solutions provider, since 2020. Prior to joining KKR, Mr. Greene spent 14 years in banking as a Vice President at Bankers Trust Company where he was involved with management buyout financings, merger and acquisition advisory assignments, and other corporate finance activities. He graduated from the Wharton School, majoring in accounting, and holds a B.S. in Economics from the University of Pennsylvania. He is also an Emeritus Trustee of the University of Pennsylvania, and a member of the Executive Committee and Board of Penn

Medicine, which includes the Perelman School of Medicine and the University of Pennsylvania Health System. Mr. Greene is well-qualified to serve on our Board due to his extensive capital markets, merger and acquisition, investment, executive compensation, banking, technology industry, and publicly listed company experience.

Rufina A. Adams has been our Chief Financial Officer since inception. Since September 2020, she has served as Chief Financial Officer and Secretary of Nebula Caravel Acquisition Corp. (Nasdaq: NEBC). since February 2021, she has served as Chief Financial Officer of Bilander Acquisition Corp. (Nasdaq: TWCB), since February 2021, she has served as Chief Financial Officer of Galliot Acquisition Corp. (Nasdaq: TWCG), since March 2021, she has served as Chief Financial Officer of Brigantine Acquisition Corp. (Nasdaq: BRIG) and since March 2021, she has served as Chief Financial Officer of Mistico Acquisition Corp. (Nasdaq: TWCM). Mrs. Adams is True Wind’s Chief Financial Officer and has the responsibility for all financial and regulatory reporting matters, in addition to the firm’s compliance and cybersecurity initiatives. She joined True Wind Capital in 2015 and served as a director of Nebula Acquisition Corporation (Nasdaq: NEBU), a special purpose acquisition company, from 2019 to 2020. Prior to joining True Wind Capital, Mrs. Adams was the Controller at Discovery Digital Networks, or DDN, a multi-channel Internet television and digital cable network, where she managed the accounting department and its successful integration following its acquisition by Discovery Communications (Nasdaq: DISCA), a mass-media company, in 2012. In addition, Mrs. Adams handled the integration of accounting and operations for DDN’s early acquisitions. Prior to joining DDN in 2008, Mrs. Adams was a Senior Investment Accountant for The Blackstone Group (NYSE: BX), a private equity and asset manager, from 2007 to 2008 in New York where she gained experience in private equity accounting and investor relations. Prior to joining the Blackstone Group, she was an Audit Senior for Deloitte and Touche in San Jose, CA from 2004 to 2006. Mrs. Adams holds a B.S. in Accounting from Santa Clara University and is an inactive licensed CPA in the state of New York.

Lee Kirkpatrick serves as one of our Directors since January 2021. Mr. Kirkpatrick will serve as a director and member of the audit and compensation committees of Bilander Acquisition Corp. (Nasdaq: TWCB) as of the effective date of its registration statement, and as a director and member of the audit and compensation committees of Galliot Acquisition Corp. (Nasdaq: TWCG) as of the effective date of its registration statement. Mr. Kirkpatrick is the founder of Kirkpatrick Capital & Advisory, an advisory firm providing consulting services to technology companies since March 2019. Mr. Kirkpatrick served as the Chief Financial Officer of Twilio Inc. (NYSE: TWLO), a cloud communications platform service provider, from May 2012 to December 2018. From November 2010 to December 2011, Mr. Kirkpatrick served as Chief Financial Officer of SAY Media, Inc., a digital media and advertising firm formed by the combination of VideoEgg, Inc. and SixApart, Ltd. From January 2007 to November 2010, Mr. Kirkpatrick served as Chief Operating Officer and Chief Financial Officer of VideoEgg, Inc., an online advertising network. From April 2000 to December 2006, Mr. Kirkpatrick served in several roles, including as Chief Operating Officer and Chief Financial Officer, at Ofoto Inc., an online photography service, which was acquired by Eastman Kodak Company in 2001 and later renamed the Kodak Imaging Network. From March 1998 to March 2000, Mr. Kirkpatrick served as Chief Financial Officer of iOwn, Inc., an online real estate services website, which was acquired by CitiMortgage, Inc. in 2001. From March 1997 to February 1998, Mr. Kirkpatrick served as Chief Financial Officer of HyperParallel, Inc., a data mining software company, which was acquired by Yahoo! Inc. in 1998. From August 1988 to February 1997, Mr. Kirkpatrick served in several roles at Reuters Group PLC, a financial information and news service company, including as Manager of Special Projects, District Finance Manager and Director of Finance and Operations. Mr. Kirkpatrick holds a B.S. in Business Administration from the University of Southern California and an M.B.A. from Columbia University. Mr. Kirkpatrick is well-qualified to serve on our Board due to his extensive corporate finance, technology industry, and publicly-listed company experience.

Darren Thompson has served our Director since November 2020. He has more than 25 years of executive leadership experience in the financial services and real estate industries. Since 2018, Mr. Thompson has been the Chief Financial Officer of Bowery Farming, a tech-enabled indoor vertical farming company. From 2016 to 2017, Mr. Thompson was the President of Spruce Finance, a technology-enabled consumer finance company serving the energy efficiency and solar marketplace. From 2015 to 2016, Mr. Thompson was formerly the Chief Financial Officer and Executive Vice President of Strategy for B2R Finance and Lending.com, both Blackstone-owned real estate lending companies. From 2011 to 2015, he was also an advisory partner to RailField Realty Partners LLC, an apartment investment and asset management company. Prior to this, Mr. Thompson was President of Avenue Mortgage Corp., the real estate investment subsidiary of Avenue Capital Group, a New York-based fixed-income hedge fund. He formerly served as a trustee and Audit Committee chairman for Avenue Capital Group’s public credit mutual funds. He also served as a director and Audit Committee chairman for Boulevard Acquisition Corp. (Nasdaq: BLVD), a special purpose acquisition company that consummated its initial public offering in 2014 and its initial business combination in 2015, acquiring AgroFresh, The Dow Chemical Company’s post-harvest specialty chemical business; Mr. Thompson resigned from his position as a director in connection with the consummation of the initial business combination. Mr. Thompson currently serves as a director and member of the audit committee of Nebula Caravel Acquisition Corp. (Nasdaq: NEBC), a special purpose acquisition company, since December 2020. Mr. Thompson will serve as a director and member of the audit committee of Bilander Acquisition Corp. (Nasdaq: TWCB) as of the effective date of its registration statement and, as a director and member of the audit committee of Galliot Acquisition Corp. (Nasdaq: TWCG) as of the effective date of its registration statement, as a director and member of the audit committee of Brigantine Acquisition Corp. (Nasdaq: BRIG) as of the effective date of its registration statement and as a director and member of the audit committee of Mistico Acquisition Corp. (Nasdaq: TWCM) as of the effective date of its registration statement. Mr. Thompson served as a regional judge for the White House Fellows Program and is a former member of the governing board of the Robert Toigo Foundation (which seeks to promote diversity in the financial services industry). Mr. Thompson graduated from Harvard College with honors in biochemistry and has an M.B.A. from Harvard Business School. Mr. Thompson is well qualified to serve on our Board of Directors because of his private investment advisory experience, his business experience in operating companies in finance and technology, and his board experience with public and private companies.

Alexi A. Wellman has served our Director since November 2020. Ms. Wellman is the Chief Financial and Accounting Officer at Altaba Inc., a closed-ended management investment company, which she joined in 2017. Ms. Wellman was the Vice President, Global Controller of Yahoo Inc. (Nasdaq: YHOO) from 2015 to 2017 and prior to that role, served as Vice President, Finance from 2013 to 2015. From 2011 to 2013, Ms. Wellman served as Chief Financial Officer of Nebraska Book Company, Inc. Prior to that, Ms. Wellman served as a Partner at KPMG LLP from 2004 to 2011. Ms. Wellman currently serves as a director of V2verify, a voice biometrics and identity management solutions provider, since 2018, a director of MatMaCorp, a developer of comprehensive diagnostic testing solutions, since 2020 and a director and member of the audit and compensation committees of Nebula Caravel Acquisition Corp. (Nasdaq: NEBC) since December 2020. Ms. Wellman will serve as a director and member of the audit and compensation committees of Bilander Acquisition Corp. (Nasdaq: TWCB) as of the effective date of its registration statement, and as a director and member of the audit and compensation committees of Galliot Acquisition Corp. (Nasdaq: TWCG) as of the effective date of its registration statement as a director and member of the audit and compensation committees of Brigantine Acquisition Corp. (Nasdaq: BRIG) as of the effective date of its registration statement and as a director and member of the audit and compensation committees of Mistico Acquisition Corp. (Nasdaq: TWCM) as of the effective date of its registration statement. She previously served as a director of Endurance International Group (Nasdaq: EIGI) from 2018 to 2021 and as a director of Yahoo Japan (Tokyo Stock Exchange: 4689) from 2016 to 2018. Ms. Wellman holds a B.S. in Accounting & Business Management from the University of Nebraska. Ms. Wellman is well-qualified to serve on our Board due to her extensive accounting, corporate finance, and strategic planning experience, as well as her service on the boards of directors of several public and private companies.

Number and Terms of Office of Officers and Directors

The TWC Board consists of seven members. Holders of the Sponsor Shares will have the right to elect all of our directors prior to consummation of the Business Combination and holders of the Public Shares will not have the right to vote on the election of directors during such time. These provisions of the Existing TWC Charter may only be amended if approved by a majority of at least 90% of TWC common stock voting at a stockholder meeting. The TWC Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. Kirkpatrick and Ms. Wellman, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Thompson will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Clammer and Greene, will expire at the third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate the Business Combination. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Subject to any other special rights applicable to the stockholders, any vacancies on the TWC Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board that includes any directors representing the Sponsor then on the TWC Board, or by a majority of the holders of the Sponsor Shares.

Our officers are appointed by the TWC Board and serve at the discretion of the TWC Board, rather than for specific terms of office. The TWC Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer, Assistant Treasurers and such other offices as may be determined by the TWC Board.

Director Independence

The Nasdaq listing standards require that a majority of the TWC Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The TWC Board has determined that Messrs. Kerko, Thompson and Ms. Wellman are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the TWC Board

The TWC Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the TWC Board. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. The members of our audit committee are Messrs. Kirkpatrick, Thompson and Ms. Wellman, and Mr. Kirkpatrick serves as chairman of the audit committee.

Each member of the audit committee is financially literate and the TWC Board has determined that Mr. Thompson qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm;

•        reviewing the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the TWC Board. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. The members of our compensation committee are Mr. Kirkpatrick and Ms. Wellman.

We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to the TWC Board with respect to (or approving, if such authority is so delegated by the TWC Board) the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the TWC Board. The TWC Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Kirkpatrick, Thompson and Ms. Wellman. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the TWC Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Public Stockholders. Public Stockholders do not have the right to recommend director candidates for nomination to the TWC Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business.

Executive Officer and Director Compensation

Compensation Discussion and Analysis

None of our officers has received any cash compensation for services rendered to us. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of the Merger, some directors and members of our management team will remain involved in the management of Cellebrite. See the section of this proxy statement/prospectus titled “Management Following the Merger.”

Legal Proceedings

To the knowledge of our management, there is no litigation currently pending against us, any of our officers or directors in their capacity as such or against any of our property.

Periodic Reporting and Financial Information

TWC Units, Public Shares and Public Warrants are registered under the Exchange Act and we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, TWC’s annual reports contain financial statements audited and reported on by our independent registered public accounting firm.

CELLEBRITE’S BUSINESS

References in this section to “Cellebrite,” “we,” “our” or “us” refer to Cellebrite DI Ltd., a corporation organized under the laws of the State of Israel.

Our Mission

Our mission is to protect and save lives, accelerate justice and preserve privacy in global communities.

Overview

Cellebrite is the leading provider of digital intelligence (“DI”), delivering a platform of software and services for legally sanctioned investigations. Our 6,700 customers are federal, state and local agencies as well as enterprise companies and service providers.

Our DI platform allows users to collect, review, analyze, and manage digital data across the investigative lifecycle. Our platform of investigation solutions extracts digital data, delivers the data as digital evidence, and makes the evidence actionable. Our solutions were utilized in millions of investigations globally. Our solutions are used in a variety of cases including child exploitation, homicide, anti-terror, border control, sexual crimes, human trafficking, corporate security, and civil litigation. The cornerstones of our platform span across the entire investigation lifecycle. Our Collect & Review solutions enable first responders, examiners and investigators to accelerate the time required to develop actionable evidence by capturing and processing data from most types of digital sources. Our investigative analytics tools of our Analyze solutions help investigative teams get AI-based insights on fused data, delivered in a digestible way. Our Manage solutions provide a centralized platform to manage the investigation workflow across functions more efficiently, breaking down silos and enabling effective collaboration.

We digitize and upgrade the entire investigation lifecycle for public defenders, police departments, state departments, armed services, legal and corporate security; this leads to accelerated investigation speeds and increased crime clearance rates, which helps earn higher community confidence, and enables preservation of data privacy and protection of intellectual property and corporate assets. We offer customers tools that enable them to comply with applicable data privacy rules including limiting data extraction to the time of an investigation and enabling them to implement protocols so that data is only visible to parties that require use of the data. The majority of evidence originates from digital sources and digital evidence has proven its importance in bringing justice. For example, recently, investigators discovered stolen firearms in a simple vehicle theft case in Mobile, Alabama. Investigators needed the communication history of the suspects to investigate weapon origins and ties to recent firearm robberies. In another case, investigators discovered pharmaceuticals in the car of a suspect in Texas after a string of pharmacy robberies. Without a confession, investigators could not tie the suspect to the robberies unless digital evidence, such as GPS history, was available.

Digital data has changed the way cases are managed and prosecuted. Without the right tools to collect, review, analyze and manage digital data sources, investigations are slow and ineffective. Without the right tools, collection and revision of digital evidence is manual and lacks scalability. Investigative analytics of disparate data without artificial intelligence (“AI”) to fuse, enrich and classify evidence are unable to generate insights. This lack of insights results in investigation teams wasting time trying to dissect tangible insights from deep pools of data. Investigative management is restricted by compliance, governance, and regulation which force investigators into one-on-one communications and printing of files or utilization of thumb drives that are physically delivered by police. The resulting investigation process is broken. For example, average investigation backlog is three months and violent crime clearance rates remain low at less than 50%, resulting in criminals remaining on the streets.

We deliver the world’s leading DI platform to manage DI in legally sanctioned investigations. Our technology enables faster data collection, fusing and enriching for smarter analysis. It brings the ability to manage and collaborate efficiently across different investigative functions.

Collect & Review.    Our platform enables selective extraction of major types of digital sources, preservation, analysis and reporting of evidence which include but are not limited to smartphones, feature phones, tablets, computers, the cloud, GPS devices, DVRs, memory sticks, drones, and CDRs. We decode and normalize the data enabling relevant stakeholders to review and validate relevant findings.

Analyze.    We deliver intelligent analysis of data, supporting different crime types, different use cases and different personas, which helps lab practitioners, analysts, investigators, prosecutors and agency management gain insights in a digestible way and solve the respective case. We fuse and enrich data from different parts of a crime or incident and connect multiple types of evidence from multiple sources that cover the major dimensions of crime. For example, for a crime committed on a city street, our platform brings together smartphone data, vehicle infotainment data, GPS devices, license plate data from LPR systems, CDRs from the cellular network and CCTV footage from a nearby building to provide end-to-end investigation data on a “single pane of glass.”

Manage.    Our centralized management tools optimize communications across teams, enable collaboration and save valuable time and resources. Our technology allows us to digitize and optimize the entire investigation process for investigative teams globally.

Our 6,700 customers include federal, state and local agencies as well as enterprise companies and service providers. Our strategic customers tend to be large federal, state and city agencies with expansive investigation budgets. Fifty percent of our strategic customers utilize four or more of our solutions. Our prime customers tend to be small to mid-size state and local agencies, focused mostly on our Collect & Review solutions. Our Premium Enterprise and Pathfinder Enterprise solutions customers tend to be large corporations and service providers. Our go-to-market strategy is targeted, using a direct salesforce for large opportunities and some smaller opportunities, and resellers for smaller revenue opportunities and where direct procurement relationships are not possible. Each of our strategic accounts has a dedicated account executive, while other, prime accounts are managed by a sales manager or inside sales representative. Account executives are focused on expanding relationships with top customers, focusing on customers’ new buying centers. Sales managers or inside sales representatives are focused on expanding sales volume with public sector prime accounts while our prime account representatives in the private sector are focused on expansions of current accounts as well as new customer acquisition. We acquire new buying centers within our public sector accounts by targeting investigation departments’ decision makers.

Our differentiated solutions have delivered strong financial performance. In the year ending December 31, 2020, revenue was $194.9 million, up 13.4% from the year ending December 31, 2019. As of December 31, 2020, annual recurring revenue was $137.0 million, up 49.0% from December 31, 2019. In the year ending December 31, 2020, Adjusted EBITDA was $31.1 million, up 60.8% from the year ending December 31, 2019. In the year ending December 31, 2020, net income was $5.8 million, up from $(1.9) million from the year ending December 31, 2019.

Industry Background

According to our 2021 Industry Trends Survey, 59% of cases handled by investigators include digital evidence. Our survey data consisted of results from approximately 2,000 respondents from 117 countries with respondents accessed via customer emails, online promotions and social media. Survey data included information from investigators, forensic examiners and agency management. Smartphones contain emails, communications, apps, and geographic data, as well as pictures and video content. Laptops and desktops contain files, emails and web browsing history. GPS devices, drones, and SD cards capture unique, actionable data. Vehicle infotainment systems contain driving routes, location and communication data. Social media, web storage and web mail contain media, files, and communication data.

Public sector investigations substantially rely on traditional, manual processes and workflows, which are slow and siloed.

Evidence collection is inefficient.    Collection of evidence is conducted at the individual level and lacks uniformity; it relies on home-grown solutions, often requires printing thousands of pages of hard copy documents and interacting with disparate, unintegrated systems.

Data analysis is ineffective.    Data and physical evidence are processed and analyzed by investigative teams through physical review of printed and digital evidence, and managed on standard, unspecialized productivity tools which lack investigation mission-specific features. Data is stored on local hard drives, which have limited useful life and are complex to search. This results in slow and cumbersome first responses and a process which tends to be manual as well as error-prone and lacks integration.

No consistent platform for management.    Limited technology and resources contribute to frequent disconnection between teams and departments. The overload of information and lack of collaboration makes it difficult to bring effective justice to communities. Further, the lack of permissions and access control mean that the wrong team members may have access to private data.

In the past decade, digital data has become the most important source of evidence to solve crimes. Our customer survey suggests 59% of criminal cases involve digital evidence but customers have indicated high profile criminal investigations utilize digital data in nearly all cases. In our 2020 Industry Trend Survey, our customers confirmed this, finding digital data importance in cases has increased 82% over the past three years.

These investigation problems are not only prevalent in the public sector, but also found in the private sector. Pain points exist across many use cases including enterprise companies and service providers that provide critical solutions for litigation support, corporate investigations, security, and compliance. Intellectual property (“IP”) protection remains a concern for companies of all sizes. eDiscovery plays an important role in litigation. Separately, behavior of employees on corporate networks and digital devices remains a top focus for enterprise security and compliance teams. We see three trends in private sector DI:

Remote collection.    Remote collection is a growing customer pain point, mainly for mid-to-large size enterprises. Due to COVID-19, beginning in March 2020, enterprises experienced a massive shift of people towards working from home. This increases the need for remote collection capabilities.

Advanced processing and analytics.    Traditional review is labor intensive and expensive for investigative units. It is being replaced by advanced processing and investigative analytics. In addition, judges want to get the relevant data quicker. Early case assessment has become more necessary to provide more focused, relevant and narrow results in the review phase.

In-house investigations.    Large corporations are more likely to handle investigations in house rather than hiring third party investigators and need to be equipped with tools to collect, review, analyze and manage data.

The Cellebrite DI platform

Our solutions help organizations collect, review, analyze, and manage digital data and processes across the entire investigation lifecycle with an end-to-end DI solution to empower customers and help citizens to create a safer world.

Collect & Review

Digital evidence is the most important source of information in modern investigations. However, access to data is a significant barrier: communications, files, location data must be collected from any device. Cellebrite’s Universal Forensic Extraction Device (“UFED”) has become a market leader in investigations based on its level of customer penetration. Cellebrite UFED is used by 5,000 public sector and 1,700 private sector customers representing the largest installed base in the DI space. UFED enables collecting, decoding and preserving data from over 31,000 different digital device profiles. UFED addresses problems in accessing digital information including complicated device locks, encryption barriers, deleted and unknown content and other obstacles that can prevent critical evidence from coming to light. It is the tool of choice for over 42,000 individuals in more than 140 countries. Key features of UFED include:

•        Unlocks devices with pattern, password or PIN locks and overcomes encryption challenges quickly on Android and iOS devices.

•        Provides access to more data by performing logical, file system and physical extraction.

•        Unsurpassed recovery methods though exclusive bootloaders, automatic EDL (Emergency Download) capabilities, smart ADB (Android Debugging Bridge) and more.

•        Supports the broadest range of devices including mobile phones, drones, SIM cards, SD cards, GPS devices and others.

Within Collect & Review, we also offer nine other solutions for specific use cases.

•        Premium is an industry leading advanced access solution, providing unlock and extract capabilities for all iOS and the leading Android devices. Premium has become the tool of choice of public safety, providing lawful access to locked and encrypted devices. The solution provides deep access to devices and data that are not available in alternative solutions.

•        Premium Enterprise is our Premium product tailored for extended use by multiple teams and individuals in large and geographically distributed public safety customers.

•        Physical Analyzer helps decrypt, decode, review, analyze and validate digital data quickly from mobile devices, computers, GPS devices and more. It also generates court-ready reports.

•        Inspector provides comprehensive analysis of Windows and Mac devices, including decoding of computer volumes, advanced search, filtering and reporting.

•        Endpoint Inspector is a is a cloud first remote collection solution for Windows and Mac devices, enabling corporations to securely access, review and analyze remote computers whether the employees are on or off the corporate network.

•        UFED Cloud extracts, preserves and analyzes cloud-based content from the public and private-domain, such as social media data, instant messaging, file storage, web mail, and web pages.

•        Frontliner is a mobile application that empowers field officers to selectively collect digital evidence at the scene, helping solve cases faster by capturing incident written details as well as photos, video and audio.

•        Responder is a simplified software solution that provides real time data extraction for investigative field teams on a wide range of digital devices.

•        Seeker creates seamless workflow for managing video evidence including extracting various formats and providing visual analysis tools to process and review long recordings.

•        Digital Collector is a forensic imaging solution that performs triage, live data acquisition, targeted data collection for Windows and Mac computers.

•        Reader is an intuitive DI report viewer targeting investigators and prosecutors as they review and prepare material for court. It allows customization and generation of multiple report formats.

Analyze

With a growing variety of digital devices and cloud sources producing volumes of highly valuable data, investigative teams need intuitive tools to leverage critical sources of information when resources and time are limited. Cellebrite’s Pathfinder helps investigators reach conclusions faster through automated data ingestion, normalization, consolidation, and visualization of a suspects’ journey across their complete digital signature. Pathfinder eliminates time-consuming and manual review of digital data. It is a force multiplier that uses AI and machine learning (“ML”) algorithms to automatically surface formative leads and actionable insights from every bit and byte of digital data during the early hours of an investigation. The solution addresses the following aspects of the investigation lifecycle:

•        Ingest brings relevant digital data sources into the system in a simple and effective manner.

•        Surface provides intelligent and automatic investigation tools to surface leads and work the case.

•        Simplify caters to multiple personas and roles with varied needs.

•        Collaborate facilitates collaboration within teams and between departments/organizations.

•        Integrate integrates into an existing I&I (Intelligence & Investigations) ecosystem.

A variety of personnel work together on resolving the case from the examiner in the lab to the analyst and investigator which results in much faster investigative conclusions. The Pathfinder solution is available in three categories: Enterprise, Teams and Desktop. Pathfinder Enterprise is an investigative analytics tool tailored for enterprise use cases. Pathfinder Enterprise enables large and distributed teams to collaborate towards resolution of a case. Pathfinder Teams is tailored for use by teams of up to 25 users, and Pathfinder Desktop is designed for a single user.

Seeker provides the ability to analyze video footage. It enables the investigative team to correlate images from different angles and view visually reconstructed crime scenes, enhance and tag video images and determine incident timeline.

Cellebrite also offers Crypto Tracer which analyzes blockchain transactions together with related data from an extensive list of sources to identify and categorize wallets and transactions as: criminal, dark-market, terrorist, ransomware, stolen-token, fraudulent-ICOs, gambling, mixer, ATM or exchange. Additional data is used to enrich wallets and transaction IDs into further type identities, as applicable, e.g. country/location, exchange name, IP address, dark site name, organization name, etc. Data sources include three main groups: open data (e.g., active wallets, cold wallets, non-hosted wallets, advertised wallets, etc.), dark web (e.g., marketplaces, malware under sale, gambling sites, mixers/tumblers services, terrorist groups, dark forums), and private databases (e.g., security research groups, threat intelligence research groups, stolen crypto offerings, ICO offerings). Crypto Tracer empowers teams to reveal solid evidence on individuals who use Bitcoin and other cryptocurrencies for money laundering, terrorism, drug and human trafficking, weapon sales, and other crimes.

Manage

Agencies are expanding extraction capabilities in the lab and in the field in response to the growing importance of digital evidence. This requires better ways to oversee how DI solutions are deployed and utilized. Commander enables collaboration across investigation functions to reduce manual processes. It centrally manages deployed licenses, permissions and access control. Key features are as follows:

•        Enables software version control across users.

•        Provides dashboards and end-to-end visibility for investigation stakeholders.

•        Provides standard operating procedure (“SOP”) enforcement.

Within Management, we also offer Guardian for data management. Guardian is a solution that allows to store, share and review investigative data in a secure environment.

Services

Customer Services help deliver our comprehensive Cellebrite platform and improve customer retention. We provide deployment, customization, interoperability, and integration mainly to our strategic customer base.

Our Advanced Services act as an outsourced lab providing customers with access to our certified DI experts with years of proven hands-on experience. The Cellebrite Training Academy delivers best-in-class training and certification to thousands of investigation practitioners every year. We provide live, online, web-based, on-demand and in-person instructor-led training for investigative teams. Our training helps customers unlock the capabilities of the Cellebrite DI platform and provides best-in-class certifications that enable customers to testify with confidence in court.

Private Sector

In the private sector, our solutions are available to enterprise companies and service providers. Our solutions help protect data and information for purposes of litigation support, internal investigations, compliance and corporate security.

•        eDiscovery is designed for service providers as well as enterprise legal teams that are responsible for litigation support processes.

•        Corporate Investigation Solutions is designed for internal affair teams and compliance teams that conduct investigations to uncover wrongdoings committed by management, employees or third parties.

•        Incident Response Solutions is designed to assist with responses to and debriefing of cyber threats. The solution provides the ability to debrief mobile and computer devices, detect mobile malware and perform root cause analysis.

Our combined mobile, computer and cloud expertise serves as a force multiplier to expand our market presence and acquire new customers in the enterprise environment. Since March 2020, COVID-19 protocols have forced many employees to work remotely. We have seen an increase in use cases for remote collection needs, as employers cope with fully or partially remote work forces.

Market Opportunity

We are a leader in the DI market, which is expected to have a total addressable market (“TAM”) of over $12 billion (including public and private sector) by 2023. We calculate TAM using a bottoms-up analysis.

Massive digital intelligence market – $12B+ TAM in 2023

TAM by Customer

Private Sector
$1.6B
Federal
$4.7B
$12.3B
State & Local
$6.0B

TAM by Domain

$2.7B
$5.5B
$0.8B
$1.7B
$1.6B
$12.3B
Collection & Review
Investigative Analytics
Management
Services
eDiscovery & CI [1]
TAM

USD	Collection & Review	Investigative Analytics	Management	Services	eDiscovery & CI [1]
Number of agencies	6,400[2]	1,100[3]	1,100[3]	6,400[2]	$730M Collect.[4]
	X	X	X	X	+
Avg. spend per agency[2]	$415K[5]	$4,850K[5]	$720K[5]	$270K[5]	$870M Process[3]

Sources: Cellebrite proprietary research 2020.
[1] Corporate investigations.
[2] 250 Tier 1 agencies. 850 Tier 2 agencies and 5,300 Tier 3 agencies.
[3] Assumes Tier 3 agencies do not purchase analytics tools.
[4] Refers to software solutions only.
[5] Blended spend per agency (the higher the agency Tier the larger the spend per agency).

To arrive at $2.7 billion of potential TAM for Collect & Review, we assume a $415 thousand average potential spend per agency, which is based on current Cellebrite Collect & Review customer spend and estimates of future needs and potential. We assume the potential number of agencies for these solutions to be approximately 6,400, including law enforcement agencies and other relevant public safety customers in jurisdictions and segments targeted by Cellebrite. To arrive at $5.5 billion of potential TAM for Investigative Analytics, we assume a $4.85 million expected potential spend per agency, which is based on current Cellebrite investigative analytics customer spend and estimates of future needs and potential. We assume the potential number of agencies to adopt these solutions to be 1,100 based specialized agencies with relatively large budgets in high income jurisdictions. To arrive at $0.8 billion of potential TAM for Management, we assume a $720 thousand potential spend per agency, which based on current Cellebrite Management customer spend and estimates of future needs and potential. We assume the potential agencies for this solution to be 1,100 based on specialized agencies with relatively large budgets in high income jurisdictions. To arrive at $1.7 billion of potential TAM for Services, we assume a $270 thousand average potential spend per agency, based on current Cellebrite customer spend and estimates of future needs and potential, and we assume the potential number of agencies relevant for this solution to be 6,400, including law enforcement agencies and other relevant public safety customers in jurisdictions and segments targeted by Cellebrite. To arrive at $1.6 billion of potential TAM for eDiscovery and Corporate Investigations (“CI”), we assume private sector addressable markets of $730 million for collection and $870 million for processing based on the estimated software component of the market size according to ComplexDiscovery.

Our $12 billion TAM can also be divided by customer: state and local government agencies represent $6.0 billion, federal government agencies represent $4.7 billion, and private sector represents $1.6 billion.

Among our 1,700 current private sector customers, our solution is enabling investigation teams to be more efficient and effective. We target the main use cases enterprises are dealing with today in the arena of corporate investigations, security, litigation support, and compliance. The highest density of specific use cases includes eDiscovery, patent infringement investigations, employee misconduct, and corporate security incidents.

Competitive Strengths

•        Deeply entrenched install base

•        We have 6,700 customers in total and according to our estimates, a 28% share of the Collect & Review market today, which allows our unique opportunity to sell investigative analytics and management software into the dominant base of Collect & Review customers.

•        The value of the installed base is supported by the near zero percent gross churn and our over 140% ARR dollar-based net retention rate as of December 31, 2020, among strategic accounts.

•        Our tools have become core to agency workflows, as a result, we have many long term customers who recommend our solutions to other agencies as well as examiners, investigators and analysts who bring our solutions to new agencies when transferring employment.

•        Deep vertical expertise

•        We have over 10 years of experience developing and refining our DI platform.

•        Our competitors’ solutions approach investigative analytics in a broad-based manner, which lacks the investigative-rigor, and domain-specific analysis and enrichments required for investigative data.

•        Our employees’ expertise builds on years working for government agencies. 7.5% of our employees have worked for police, military or intelligence agencies.

•        Strength of DI platform

•        We have a unique technology and platform that allows customers to successfully manage the investigative workflow in a digital era. Global agencies are adopting our platform to strengthen their investigative approach and promote digital transformation within their teams.

•        We provide an end-to-end DI platform, purpose-built for the entire investigation lifecycle. Our proprietary world-class technology overcomes encryption and bypasses locked devices for superior data collection. Our AI-based investigative analytics solutions enrich and fuse data to streamline the investigation and help investigators solve crime much faster than traditional means. The unique working “system” creates new collection and decoding profiles on a daily basis. Our centralized management tools maximize collaboration across investigation teams.

•        We have broad support for over 31,000 physical and virtual device profiles across mobile, laptop, computers, memory containers, applications, CDRs, etc. Today, the velocity of software updates creates a significant barrier for competitors. Our best-in-class research and development team runs a disciplined software update protocol which delivers updated Cellebrite software within days of major operating system update releases.

•        Global investigation standard

•        Our collect, review, analyze, and manage solutions produce high quality, digestible reports that have become the standard in investigation and legal processes.

•        Our reports are accepted in global court systems and as evidence used across hundreds of thousands of trials. We have certified over 20,000 officers globally, all trained with our solutions.

Given these four strengths, we are the only company to provide the end-to-end investigative platform to public sector agencies and the private sector.

Growth Strategy

Expansion within the existing customer base in the public sector

Through our go-to-market, we land customer relationships with Collect & Review solutions like UFED. We have a proven track record of cross-selling additional solutions into our customer base. This is evidenced by our 148% ARR dollar-based net retention rate as of March 31, 2021, in addition to the increase in the proportion of our largest customers using four or more solutions. This proportion has been increasing from 6% in 2017 to 50% in 2020. We believe this reflects the substantial potential for growth within our existing customer base. This is especially the case since the introduction of our Pathfinder, which eliminates time-consuming and manual review of digital data and would allow our customers to make more use of Cellebrite’s solutions. We believe that our largest expansion opportunity lies in delivering solutions to new departments and to new buying centers within existing customers.

Innovative, TAM enhancing new solutions

We plan to develop future solutions to capture additional revenue opportunities within our customer base and with new customers. With over a decade of investigative analytics experience, we are building a broader family of investigative analytics solutions that apply to new use cases and accelerate the investigation process. In development are the next stages of advanced case management solutions built to optimize cases and workflows in future investigations. For example, with the increasing popularity of block chain technologies and cryptocurrencies, we are building solutions to de-anonymize malicious use of cryptocurrencies, such as Crypto Tracer released in 2020.

Subscription and Cloud/SaaS

Subscription licenses comprise 66% of our revenue for the year ending December 31, 2020 and we plan to increase substantially our business subscriptions by 2023. We see gradually increasing demand from the market for SaaS and we’re investing in SaaS solutions. In the next five years we anticipate extending our DI platform with new SaaS offerings, some of which will include advanced AI/ML technology.

Private sector growth and transition of enterprise solutions

We are investing with a goal of adding 500 new enterprise customers, expanding within existing enterprise customers, and growing annual revenue per customer (“ARPC”) among our private sector customers. Historically, the private sector has utilized our solutions for eDiscovery through our Collect & Review solutions like UFED. Our research shows there is a need beyond Collect & Review to processing and early case assessment, which is expected to lead to an over $1.6 billion TAM by 2023. We will continue to address customer pain points and promote new use cases, examples include:

•        Investigation of the infringement of patents at large pharmaceutical companies.

•        Resolution of corporate security incidents in financial solutions.

•        IP theft to establish similar solutions at a competitor within retailers and manufacturing.

Selective strategic acquisitions

We maintain a disciplined approach to strategic tuck-in and bolt-on acquisitions that complement our technology and accelerate time to market. We utilize strategic acquisitions to expand our addressable market, accelerate revenue growth, broaden customer base and deepen existing relationships exist customers, and allow accelerated growth of our subscription and SaaS business.

Customers

We primarily sell to global government agencies and enterprises that help protect and save lives, accelerate justice and preserve privacy in global communities. Our customers often start with one of our solutions, for example UFED, and expand spend over time as value is realized. This is evidenced by our exceptional customers’ loyalty.

Our customers fall into one of three categories: strategic public, prime public and private.

Strategic public accounts are government agencies with capacity for larger annual contract values and represent approximately 250 customers today. These are large federal agencies and large state and city agencies that have a life time value (“LTV”) of over $750,000 in revenue over the next three years.

Prime public accounts are typically small to mid-size state or local agencies. Mid-sized prime public accounts have the potential to become strategic public accounts.

Private accounts are typically large corporations, service providers, academic organizations and law firms.

As of December 31, 2020, our total customers were 6,700 in more than 140 countries. No organization accounted for more than 5% of 2020 revenue. Our top 25 customers accounted for 27% of total 2020 revenue.

Go-to-market

We target federal, state and local agencies as well as enterprise companies and service providers. Public agency budgets are being diverted to DI to make public safety more effective and efficient.

We utilize a combination of direct sales force and resellers to reach customers. Strategic account executives and prime account representatives manage materially all of the customer relationships directly. We sell to decision makers in public safety, which often include the chief of investigations or the head of investigations and intelligence or the head of the lab. In smaller prime accounts we sell to digital forensics labs, experts as well as police chiefs. In the private sector, we sell to internal security or investigation groups or e-discovery groups within enterprises and to service providers. For our reseller operations, we utilize resellers for government agency procurement where direct sales opportunities do not exist or where the government requires local vendors due to local restrictions. We calibrate our sales and marketing activities based upon the size of the customer and whether the customer is an existing customer or a new customer opportunity.

Our top strategic accounts have dedicated Cellebrite account executives, while other, prime accounts are managed by a sales manager or inside sales representative. Account executives are focused on expanding relationships with top customers, and focusing on customers’ new buying centers. Sales manager and inside sales representatives are focused on expanding sales volume with public sector prime accounts while our account representatives in the private sector are focused on new customer acquisition and expanding sales volume within existing accounts.

For existing customers, we highlight the value we bring to them currently while introducing to them the art of the possible through new solutions. We provide educational and awareness vehicles that drive greater understanding of how to maximize existing Cellebrite tools and solutions utilizing relevant channels such as our online customer community and vehicles like our in-person and virtual workshops, and our “Ask the Expert” video and webinar series. We continue to engage them in a shared vision of achieving their desired outcomes through our technology and services while introducing ancillary solutions that enhance and expand their current capabilities with our technology utilizing self-selection and assessment tools such as the DI Readiness Navigator and interactive case studies delivered virtually or in-person through our Cellebrite Envisioning Centers. We continue to provide relevant thought leadership content that highlights feedback and input from experts and their peers around what’s now and what’s next in digital transformation that improves and accelerates their investigative workflow.

For new customers, Cellebrite leverages channel and content mixes that resonate to target persona needs and interests through focused methodologies and tactics. Typically, we utilize a layered approach with each channel and the corresponding messaging that build on and complement one another, resolving in a demand offer that is compelling and relevant to their needs. We also measure the impact and performance of these efforts and make adjustments accordingly, whether to channel, content, messaging and/or offer.

Competition

We primarily compete with point solutions across functions and markets. Some competitors have a specialty in investigations, while others are primarily analytics tools.

In public safety, we compete with government independent software providers such as: AccessData (recently acquired by Exterro), Axon, IBM i2, GrayShift, Magnet Forensics, MSAB, NICE Public Safety, Nuix, OpenText Guidance, Palantir and Penlink. In the public sector, decision making is a result of a discovered need, the relationship, brand equity, the quality of the solution provided and the perceived level of service. Digital transformation processes are typically driven by senior leaders of an agency and require broader alignment and longer cycles for budget allocation. Demand for extension of existing solutions may either come from operational level or from agency leaders and is typically a shorter cycle.

In the private sector, we compete with vertical software providers AccessData, Magnet Forensics, Nuix, OpenText Guidance, and Relativity. Private sector service providers are typically ROI driven and will decide to acquire our solutions when there is a financial justification of the investment. The drivers for enterprise customers are: operational readiness, compliance, prevention and mitigation of incidents and improving existing operation by introducing effective solutions.

License Terms

The license to use our products is granted to customers on a non-transferable basis usually for an authorized number of users. The license contains customary undertakings from customers and additionally requires them not to use the software in violation of applicable laws (including laws with respect to human rights and the rights of individuals) or in support of any illegal activity or to violate the rights of any third party. We may terminate any license, among other things, in the event of a material breach that is not cured after 30 days’ notice. In addition, we may disable the use of our software, among other things, if we determine that it has been used in violation of the license or applicable laws.

Regulation

We are subject to, and are required to comply with laws and regulations on import and export controls, sanctions, privacy, data protection and employment, among others.

Sanctions and Export Controls

We are subject to Israeli regulations controlling the export of encryption technology. The Wassenaar Arrangement on Export Controls for Conventional Arms and Dual-Use Goods and Technologies is a multilateral export control regime with 42 participating states. Although Israel is not a party to the Wassenaar Arrangement, it has adopted the Wassenaar Arrangement List of Dual Use Goods and Technologies and the goods and technologies listed therein are subject to Israeli export control laws and regulations. However, cryptography that is subject to Israeli encryption control laws is not regulated under the Israeli export control regime, even if its capabilities would otherwise place it within Part 2 of Chapter 5 of the Wassenaar Arrangement Dual Use List which relates to Information Security. Israeli law instead subjects such goods and technologies to its own encryption control regime, which includes export restrictions. Our products are therefore currently subject to this regime under Israeli law and not to Israeli export control laws vis-à-vis the Wassenaar Arrangement. Our export licence under the Israeli encryption control regime prohibit us from exporting of our products to customers in certain countries and require us to obtain the consent of the Ministry of Defense to export to customers in certain other countries. We understand that these restrictions are based, among other things, on both considerations of national security and the Israeli government’s assessment of the human rights record of the country in question.

In 2016, the Israeli Ministry of Defense published draft regulations proposing to cancel the existing encryption control regime and to bring Part 2 of Chapter 5 of the Wassenaar Arrangement into full force and effect in its place. Section 5A(4)(b) of Part 2 of Chapter 5 of the Wassenaar Arrangement Dual Use List includes a new provision which (while not specifically stating) appears to apply to digital forensic technologies. If our solutions do become subject to the Wassenaar Arrangement dual use list as adopted by Israel, then they likely will be controlled under either the Israeli Defense Export Control Law, 5767-2007 or the Import and Export Order (Export Control over Dual Use Goods, Services and Technology), 5766-2006, depending on the nature of the customer. For example, under the Defense Export Control Law, an Israeli company may not conduct “defense marketing activity” without a defense marketing license from the Israeli Ministry of Defense and, subject to certain marketing license exceptions, is subject to a licensing requirement from the Israeli Ministry of Defense for any export of controlled defense goods, services and/or know-how. The definition of defense marketing activity is broad and includes any marketing of “defense equipment, services and/or know-how” outside of Israel or to a non-Israeli (including within Israel) regarding controlled dual-use equipment, services and/or know-how. If this occurs and if we determine that this provision applies to us, we may need to adapt our licensing, marketing and export practices to accommodate this change.

Various other countries in which we operate also regulate the import of certain encryption solutions and technology, including import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our solutions or could limit our customers’ ability to implement our solutions in those countries.

Our activities may be subject to certain economic sanctions laws including the laws of the Israel and the United States. In addition, we have adopted policies and procedures to restrict sales to countries subject to comprehensive U.S. and Israeli sanctions and to designated entities and individuals.

Data Privacy

Our products are used as an on-premise solution and are generally operated by our customers without our involvement. Nevertheless, our service operators occasionally have brief and limited access to customer data, including personally identifiable information (PII), when they receive calls for technical support. In addition, we may extract files containing customer data, including PII, in connection with the provision of our Advanced Services in which we serve as an outsourced lab for the extraction of data from devices that are sent to us by our customers. In both of those situations, we do not access or view customer data, maintain such data securely with limited access, and delete all such data following confirmation that the data has been received by the customer. As a result, for the purposes of the GDPR and the UK equivalent legislation, we are not considered to be a controller and serve as a processor in limited circumstances, within the meaning of those terms under applicable data privacy laws.

Given the global nature of our operations, we are subject to a variety of local, state, national, and international laws and directives and regulations in the United States and abroad related to privacy and data protection, data security, data storage, retention, transfer and deletion, technology protection, and personal information

The United States subjects companies to Federal and state laws and regulations regarding privacy and information security. California also recently enacted legislation, the CCPA, and follow-on legislation in the CPRA, which provides for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation. We expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States and other jurisdictions.

Outside of the United States, virtually every jurisdiction in which we operate has established its own legal framework relating to privacy, data protection, and information security matters with which we and/or our customers must comply. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, retention, disclosure, security, transfer, and other processing of data that identifies or may be used to identify or locate an individual. Some countries and regions have passed legislation that imposes significant obligations in connection with privacy, data protection, and information security, including the GDPR which became effective on May 25, 2018. We are required to comply with the GDPR and, following the exit of the UK from the European Union, the UK equivalent, the implementation of which exposes us to two parallel data protection regimes in Europe, each of which impose several stringent requirements for controllers and processors of personal data and could make it more difficult to and/or more costly for us to collect, store, use, transmit and process personal and sensitive data. Non-compliance with the GDPR and the UK equivalent legislation may result in administrative fines or monetary penalties of up to 4% of worldwide annual revenue in the preceding financial year or €20 million (whichever is higher) for the most serious infringements, and could result in proceedings against us by governmental entities or other related parties and may otherwise adversely impact our business, financial condition, and results of operations.

Our operations also are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations.

Intellectual property

Our platform and solutions are based on proprietary software and related solutions. We rely on a combination of copyright, trademark and trade secret laws, as well as certain contractual provisions to establish, maintain, protect and enforce our intellectual property and other proprietary rights, including those relating to our platform and solutions. In addition, we license technology from third parties that is integrated into some of our solutions.

We own a number of registered trademarks, including “Cellebrite,” “UFED” and other pending applications. Cellebrite also owns a number of domain names, including www.cellebrite.com.

Employees

As of December 31, 2020, we had 765 full-time employees, consisting of 126 employees in operations and services, 272 employees in research and development, 146 employees in general and administrative and 221 employees in sales and marketing. Among our full-time employees as of December 31, 2020, 194 were in North America, the Middle East and Africa including 454 in Israel, 59 were in Europe, and 43 were in Asia Pacific and 15 in Latin America. Our employees are driven by the ability to empower public safety heroes in saving lives and combating crime as well as contributing directly to a safer corporate environment. Additionally, 7.5% of our employees have worked for police, military or intelligence agencies.

Properties and facilities

Our headquarters are currently located in a 6,386 square meter facility that we lease in Petach-Tikva, Israel, where the premises are used for activities related to the field of digital intelligence. Our lease for this facility initially expired in December 11, 2007 and was extended until May 15, 2026. We also lease a 1,445 square meters office space in Kiryat Malachi, Israel where the premises are used for activities related to Mobile Technology Manufacturing. Our lease for this facility initially expired in June 7, 2018 and was extended until February 28, 2031.

In addition, we have offices and manufacturing sites in Kiryat Malachi, Israel and offices in Vienna, Virginia; Parsippany, New Jersey; San Jose, California; Ottawa, Canada; Singapore; Noida, India; Canberra, Australia; Tokyo, Japan; Sao Paulo, Brazil; London, UK; Munich, Germany. Our offices support functions across sales and marketing, services, research and development, and operations and administration.

Recent acquisitions

On February 28, 2020, we completed the acquisition of 100% of the shares of BlackBag Technologies Inc., a U.S. computer forensic solutions company, for a total amount of $33.4 million. The acquisition expands our portfolio of DI solutions and upgrades our strategic commitment to provide customers a “one-stop-shop” offering that is capable of meeting their most important digital investigation needs. Our all-in-one solution provides public and private sector customers a comprehensive integrated offering with access to all major aspects of a digital investigation generating critical insights in a controlled and coordinated fashion while accelerating the investigative process. It also means offering a broad array of field acquisition capabilities including consent-based evidence collection along with an integrated solution set that provides access, insight and evidence management to facilitate and control large-scale deployments and orchestrate the entire DI operation.

Legal proceedings

From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

SELECTED HISTORICAL FINANCIAL DATA OF TWC

The following tables set forth selected historical financial data from TWC’s statement of operations data for the period from July 20, 2020 (inception) to December 31, 2020 and the balance sheet data as of December 31, 2020 that are derived from TWC’s audited financial statements, as restated, included elsewhere in this proxy statement/prospectus. The selected historical condensed statements of operations data of TWC for the three months ended March 31, 2021 and the condensed balance sheet data as of March 31, 2021 are derived from TWC’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus. In the opinion of TWC’s management, the unaudited interim condensed financial statements include all adjustments necessary to state fairly TWC’s financial position as of March 31, 2021 and the results of operations for the three months ended March 31, 2021.

The information below is only a summary and should be read in conjunction with the sections entitled “TWC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About TWC” and the financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

TWC is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

	As Restated For the period from July 20, 2020 (Inception) through December 31, 2020	For the three months ended March 31, 2021
Statement of Operations Data:	(in thousands, except per share data)
Net income (loss)	$(15,176)	$16,403
Basic and diluted weighted average shares outstanding of Class A common stock	60,000	60,000
Basic and diluted net income per share, Class A	$—	—
Basic and diluted weighted average shares outstanding of Class B common stock	15,000	15,000
Basic and diluted net income (loss) per share, Class B	$(1.01)	$1.09
	As of December 31, 2020	As of March 31, 2021
Balance Sheet Data:	(in thousands)
Total Assets	$601,885	$601, 684
Total Liabilities	$70,130	$53,526
Common Stock subject to possible redemption	$526,755	$543,158
Total Stockholders’ Equity	$5,000	$5,000

TWC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Forward-Looking Statements,” “Industry and Market Data” and “Risk Factors.”

References in this “TWC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “our,” “us,” refer to TWC.

Overview

We are a blank check company incorporated in Delaware on July 20, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Recent Events

On April 8, 2021, we entered into the Business Combination Agreement, which, among others, provides for the Business Combination with Cellebrite. See the section of this proxy statement/prospectus titled “Proposal No. 1 — The Merger Proposal.”

Results of Operations

Our entire activity since inception related to our formation, the preparation for the IPO, and since the closing of the IPO, the search for a target for an initial business combination. We have neither engaged in any operations nor generated any revenue to date. We do not expect to generate any operating revenue until the Closing. We expect to generate non-operating income in the form of interest income on cash and cash equivalents and we expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with the consummation of the Business Combination.

For the period from July 20, 2020 (inception) through December 31, 2020, we had a net loss of approximately $15,176,000 which consisted of approximately $146,000 in general and administrative costs and approximately $90,000 in franchise tax expense, a $13,647,000 charge for change in fair value of derivative liabilities, and approximately $1,347,000 in financing costs, partly offset by gain on investments held in Trust Account of approximately $54,000.

For the three months ended March 31, 2021, we had a net income of $16,403,391 which consisted of $17,606,670 of change in fair value of derivative warrant liabilities and $30,468 of net gain from investments held in Trust Account, offset by $1,184,579 of general and administrative costs, and $49,168 of franchise tax expense.

Liquidity and Capital Resources

As of March 31, 2021, we had approximately $1.2 million in our operating bank account, working capital of approximately $417,000.

Our liquidity needs have been satisfied prior to the completion of the IPO through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Sponsor Shares to the Sponsor and the advancement of funds by the Sponsor to cover our expenses in connection with the IPO. In addition, the Sponsor advanced approximately $264,000 to us under a promissory note (the “Note”). TWC repaid the Note in full as of September 21, 2020. Subsequent to the consummation of the IPO and the concurrent sale of Sponsor Warrants, our liquidity needs have been satisfied from the proceeds from the sale of Sponsor Warrants not held in the Trust

Account. In addition, in order to finance transaction costs in connection with the Merger, the Sponsor or an affiliate of the Sponsor or our officers and directors may, but are not obligated to, provide us working capital loans (“Working Capital Loans”). As of March 31, 2021, there were no amounts outstanding under the Working Capital Loan.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor or our officers and directors to meet our needs through the consummation of the Business Combination.

We continue to evaluate the impact of the COVID-19 pandemic and have concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than the underwriters of the IPO are entitled to a deferred fee of $21.0 million in the aggregate. The deferred underwriting commission will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete the Merger, subject to the terms of the underwriting agreement entered into in connection with the IPO.

The following table illustrates the effective underwriting fee on a percentage basis for Public Shares at each redemption level identified below.

Underwriting Fees ($ in millions, other than share numbers)	As of March 31, 2021
	Assuming no redemption	Assuming 33.3% redemption	Assuming 66.6% redemption	Assuming maximum redemption
Unredeemed Public Shares(1)	48,000,000	40,000,000	20,000,000	7,324,522
Trust Proceeds to Cellebrite	$480.0	$400.0	$200.0	$73.2
Deferred Underwriting Fees	$21.0	$21.0	$21.0	$21.0
Effective Deferred Underwriting Fee (%)	4.4%	5.2%	10.5%	28.7%

____________

(1)      Excluding Sponsor Shares.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. TWC has identified the following as its critical accounting policies:

Investments Held in the Trust Account

Our portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities, dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Public Shares Subject to Possible Redemption

We account for the Public Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Public Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021, 54,315,817 of the Public Shares subject to possible redemption were presented as temporary equity, outside of the stockholders’ equity section of the TWC’s balance sheet.

Net Income Per Share of Common Stock

Net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the periods. We have not considered the effect of the Public Warrants and the private placement to purchase an aggregate of 29,666,667 Public Shares in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

Our statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share of TWC common stock, basic and diluted for Public Shares are calculated by dividing the income (loss) earned on investments held in the Trust Account, net of applicable taxes and working capital amounts available to be withdrawn from the Trust Account, which was $0 for the period from July 20, 2020 (inception) through December 31, 2020, by the weighted average number of Public Shares outstanding for the period. Net loss per share of common stock, basic and diluted for Sponsor Shares is calculated by dividing the net loss of approximately $15,176,000, less income attributable to Public Shares by the weighted average number of Sponsor Shares outstanding for the period.

Recent Accounting Pronouncements

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities rather than equity on a SPAC’s balance sheet. Since their issuance on September 15, 2020, TWC Warrants have been accounted for as equity within our balance sheet. After discussion and evaluation and taking into consideration the SEC Staff Statement, we concluded that TWC Warrants should be presented as liabilities with subsequent fair value remeasurement.

As a result of the foregoing, on May 3, 2021, the audit committee of TWC, in consultation with its management, concluded that our previously issued financial statements for the period from July 20, 2020 (inception) through December 31, 2020, and for the period from July 20, 2020 (inception) through September 30, 2020 (collectively, the “Affected Periods”) should be restated because of a misapplication of the guidance regarding the accounting for the outstanding TWC Warrants and should no longer be relied upon.

Historically, TWC Warrants were reflected as a component of equity as opposed to liabilities on our balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the TWC Warrants, based on our application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The views expressed in the SEC Staff Statement were not consistent with TWC’s historical interpretation of the specific provisions within its warrant agreement and TWC’s application of ASC 815-40 to the warrant agreement. We reassessed our accounting for the TWC Warrants issued on September 15, 2020, in light of the SEC Staff’s published views. Based on this reassessment, we determined that the TWC Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in our Statement of Operations each reporting period.

The change in accounting for the TWC Warrants did not have any impact on our liquidity, cash flows, revenues or costs of operating our business and the other non-cash adjustments to their financial statements in all of the Affected Periods. The change in accounting for the TWC Warrants does not impact the amounts previously reported for our cash and cash equivalents, investments held in the trust account, operating expenses or total cash flows from operations for any of these periods.

TWC’s financial statements for the Affected Periods which are included herein, have been restated to give effect to the changes described above.

SELECTED HISTORICAL FINANCIAL DATA OF CELLEBRITE

The following tables present selected historical consolidated financial data for our business. You should read this information in conjunction with “Cellebrite’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated audited financial statements and related notes and the other information included elsewhere in this proxy statement/prospectus. We derived the consolidated statements of income (loss) data for the years ended December 31, 2020 and 2019 and the consolidated balance sheets data as of December 31, 2020 and 2019 and from our audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. Our historical results are not necessarily indicative of future results. We derived the consolidated statements of income (loss) data for the years ended March 31, 2021 and 2020 and the consolidated balance sheets data as of March 31, 2021 from our unaudited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our consolidated results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the full fiscal year or any other period.

	Year Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020
	(in thousands, except share and per share data)
Consolidated statements of income (loss) data:
Revenues	194,913	171,854	53,283	38,734
Cost of revenue	37,879	35,823	8,199	9,639
Gross profit	157,034	136,031	45,084	29,095
Operating Expenses:
Sales and marketing	61,305	61,610	14,893	13,005
Research and development	54,377	46,573	16,518	15,336
General and administrative	31,445	25,334	9,286	7,252
Other expenses	689	4,034
Total operating expenses	147,816	137,551	40,697	35,593
Operating income (loss)	9,218	(1,520)	4,387	(6,498)
Financial income, net	2,179	2,935	366	142
Income before taxes on income	11,397	1,415	4,753	(6,356)
Taxes on income	5,616	3,291	1,163	901
Net income (loss)	5,781	(1,876)	3,590	(7,257)
Net loss per share attributable to ordinary shareholders, basic and diluted	(9,344)	(10,039)	(191)	(11,038)
Basic and diluted loss per ordinary share	(0.07)	(0.08)	(0.001)	(0.09)
Weighted average number of ordinary shares used in computing basic and diluted net loss per share	128,921,047	126,695,032	130,077,090	128,486,397
	As of December 31,		March 31, 2021
	2020	2019
	(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$128,709	$76,546	$134,838
Total assets	$364,387	$280,240	$358,880
Total liabilities	$199,378	$120,207	$189,506
Total shareholders’ equity	$63,804	$58,828	$68,169

CELLEBRITE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Consolidated Financial Data of Cellebrite” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. The following discussion and analysis contain forward-looking statements that involve risks and uncertainties. When reviewing the discussion below, you should keep in mind the substantial risks and uncertainties that could impact our business. In particular, we encourage you to review the risks and uncertainties described in the section titled “Risk Factors” included elsewhere in this proxy statement/prospectus. These risks and uncertainties could cause actual results to differ materially from those projected in forward-looking statements contained in this report or implied by past results and trends. Our fiscal year ends on December 31. Our historical results are not necessarily indicative of the results that may be expected for any period in the future, and our interim results are not necessarily indicative of the results we expect for the full fiscal year or any other period.

Overview

We are the leading provider of digital intelligence (“DI”), delivering a platform of software and services for legally sanctioned investigations. Our mission is to protect and save lives, accelerate justice and preserve privacy in global communities. Our DI platform allows users to collect, review, analyze, and manage digital data across the investigative lifecycle. Our platform of investigation solutions extracts digital data, delivers the data as digital evidence, and makes the evidence actionable. As of the date of this proxy statement/prospectus, our solutions were utilized in millions of investigations globally. Our solutions are used in a variety of cases including child exploitation, homicide, anti-terror, border control, sexual crimes, human trafficking, corporate security, and civil litigation.

Law enforcement investigative units are often using inefficient processes and manual workflows to prosecute investigations. Large amounts of data are collected and processed with limited technology and ineffective home-grown solutions, contributing to a lack of collaboration between departments, three-month average investigation backlogs and less than 50% clearance rates. Our technology enables faster data collection, fusing and enriching of data for smarter analysis, and brings the ability to collaborate efficiently across various investigation functions in real-time.

We deploy our DI platform through a subscription which is recognized ratably over the subscription term with a portion of revenue, related to the term-based license portion, recognized upfront; perpetual license, which is recognized upfront; hardware, which represents sale of accessories, proprietary and third-party devices on which our software is installed; and services, which are recognized over the term of the service and in certain cases upon the fulfillment of the performance obligation. Historically we generated a majority of our revenue from perpetual license agreements and their related subscription, however, we have extended our business model to offer subscription licenses. As a result, we expect the decrease of the sale of perpetual licenses to continue.

Our software revenue is derived from solutions we offer across the investigative lifecycle including our Collect & Review, analyze and manage digital data. Much of our growth is derived from our land-and-expand strategy within our deeply entrenched customer base. Our services revenue is derived from Training Academy delivering best-in-class training and certification to thousands of investigation practitioners every year, Advanced Services, providing customers with a lawful device advanced access services and other professional services. We utilize both a direct sales force and resellers to reach our customers, which include approximately 5,000 federal, state and local government agencies and approximately 1,700 enterprise companies and service providers as of December 31, 2020.

Our DI software platform allows users to Collect & Review, analyze and manage digital data sources across the investigative lifecycle. In Collect & Review solutions, Cellebrite UFED has become the standard in investigations. UFED enables collecting, decoding and preserving data from over 31,000 different digital data profiles. It is the tool of choice for over 42,000 individuals in over 140 countries. In Analyze solutions, Cellebrite’s Pathfinder helps investigators reach conclusions faster through automated data ingestion, normalization, consolidation, and visualization of a suspects’ journey across their complete digital signature. Pathfinder eliminates time-consuming and manual review of digital data. It is a force multiplier that uses AI and machine learning (“ML”) algorithms to automatically surface formative leads and actionable insights. In Manage solutions, Cellebrite Commander enables collaboration across investigation functions to reduce manual processes. It manages all deployed licenses, permission & access control, provides standard operating procedures (“SOP”) enforcement, as well as software version control and case dashboards.

In the private sector, our solutions help enterprises customers and service providers protect data and information for purposes of internal investigations, eDiscovery and litigation support, compliance and corporate security. Sample use cases include IP theft, employee misconduct and investigation of internal data security incidents.

Revenue was $53.3 million and $38.7 million for the three months ended March 31, 2021 and 2020, respectively, representing a period-over-period increase of 37.7%. Revenue was $194.9 million and $171.9 million for the years ended December 31, 2020 and 2019, respectively, representing a period-over-period increase of 13.4%. The increase in revenue period over period was driven by the following: (i) strong continued sales to existing customer base; and (ii) acceptance increases of term-based Collect & Review base collection offerings.

Net income of $3.6 million was generated and a net loss of $7.2 million was incurred for the three months ended March 31, 2021 and 2020, respectively, representing a period-over-period increase of $10.8 million. Net income of $5.8 million was generated and a net loss of $1.9 million was incurred for the years ended December 31, 2020 and 2019, respectively, representing a period-over-period increase of $7.7 million. This growth primarily reflects the continued growth of our revenue and relatively smaller increase in operating expenses. Our growth is expected to also be supported by our continued investment in scaling up our business. For example, we expect to benefit from our latest acquisitions, BlackBag Technologies Inc. (“Blackbag”), while we continue to broaden our Collect & Review offering. Our Adjusted EBITDA for the three months ended March 2021 and 2020 were $11.3 million and $(1.9) million, respectively. Our Adjusted EBITDA for the years ended December 31, 2020 and 2019 were $31.1 million and $19.3 million, respectively.

Coronavirus (COVID-19) Impact

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries. In December 2020, the United States declared a State of National Emergency due to the COVID-19 outbreak. Many business establishments have closed due to restrictions imposed by the government and many governmental authorities have closed most public establishments. Cellebrite business continues to operate despite the disruption of some business operations.

In mid-March 2020 we moved our operations from our offices to a remote model, allowing employees to work from their homes. Although the various offices were open for work within the limitation of the local laws, most of the year, most of the employees worked remotely. We were well prepared to implement a remote working schedule and implemented on-going training to managers and employees to improve their working routines and deliverables. Our logistics continued operating with no substantial impact on deliveries to customers.

Due to COVID-19, most of the communication with customers has been done remotely. Yet, by leveraging our global presence, we have continued our sales activities in our main markets with the local sales teams, subject only to the local restrictions and not to global travel limitations. Marketing activities were shifted from on-site events to virtual activities. The only offering which was substantially negatively impacted was the instructor-led training classes, as customers were slow to adopt to the remote learning offering.

Acquisitions

On February 27, 2020, we completed the acquisition of 100% of the shares of Blackbag Technologies Inc., a U.S. computer forensic solutions company, for total consideration of $33.4 million of which $15.4 million was paid upon closing and the balance will be paid in three annual instalments of $6.0 million each (of which $6.0 million was already paid on February 27, 2021). Out of the $18.0 million of deferred consideration, $13.0 million is subject to attaining certain levels of employee retention and are recognized over two years as compensation expense and $5.0 million are non-contingent future payments included in the base consideration. The acquisition expands our portfolio of DI solutions and allows us to broaden our client relationships. From time to time, we have also undertaken small acquisitions that we do not consider material to our overall business.

Investments.

On June 17, 2019, IGP Saferworld Limited Partnership (“IGP”), an investment vehicle of IGP Capital, a venture capital firm based in Israel, invested $110 million in exchange for Cellebrite Preferred Shares, representing 24.4% of Cellebrite’s outstanding ordinary and Preferred Shares. Following the transaction IGP appointed two directors to the Cellebrite Board. The investment agreement also defines certain exit events that IGP can enforce on the shareholders. In any such event IGP will convert its Cellebrite Preferred Shares into Cellebrite Ordinary Shares and will revoke its right to the payment of the accrued preferred dividend.

Business combination

On April 8, 2021, TWC, Cellebrite and Merger Sub entered into the Business Combination Agreement providing for, upon the terms and subject to the conditions thereof, a business combination between TWC and Cellebrite pursuant to which, among other things, Merger Sub will merge with and into TWC at the Effective Time (as defined in the Business Combination Agreement), with TWC continuing as the surviving entity and as a wholly owned subsidiary of Cellebrite. Under both the “no redemption” scenario and the “maximum redemption” scenario, the Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Cellebrite has been determined to be the accounting acquirer. The combined entity will be the successor SEC registrant, meaning that Cellebrite’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

As a consequence of the Merger, the Cellebrite Ordinary Shares will be registered under the Exchange Act and listed on Nasdaq, which will require Cellebrite to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Cellebrite expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability.

Key Factors Affecting Our Performance

Our historical financial performance has been, and we expect our financial performance in the future to be, driven by our ability to:

•        Increase penetration within existing customers.    We plan to continue to increase penetration within our existing customers with our complete DI platform of software and services and by expanding the breadth of our platform capabilities to provide for continued up-sell and cross-selling opportunities across the DI platform and to new buying centers. We have seen significant ARR dollar-based net retention due to the broad use cases of our platform.

•        Extend our technology and market leadership position.    We intend to maintain our position as a market-leading DI platform through investment in research and development and continued innovation. We expect to focus on expanding the functionality of our DI platform and investing in capabilities that cater customer needs and mode of operation. Additionally, we plan to promote our offerings to address more private sector use cases. We believe this strategy expands our TAM, enables new growth opportunities and allows us to continue to deliver differentiated high-value outcomes to our customers.

•        Grow our customer base.    We intend to drive new customer growth in the private sector by focusing on enterprise accounts and introducing offerings to address customers’ needs (for example, our additional remote collection offering). We are targeting specific use cases among enterprises. For example: infringement of patents is a major concern for pharmaceuticals companies, resolution of data corporate security incidents is a major concern for banks, and IP theft to establish similar solutions is a concern for retailers. We plan to tailor our solutions to meet more use cases in enterprise and drive customer growth.

Key Metrics

In addition to our U.S. GAAP financial information, we monitor the following key metrics and non-GAAP financial measure in order to help us measure and evaluate the effectiveness of our operations:

	Year Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020
	($ in millions)
Annual recurring revenue (ARR)	$137	$92	$150	$99
Growth	49%		52%

ARR dollar-based net retention rate	142%	126%	148%	128%

Adjusted EBITDA	$31.1	$19.3	$11.3	$(1.9)

Annual recurring revenue:    Annual recurring revenue (“ARR”) is defined as the annualized value of active term-based subscription license contracts and maintenance contracts related to perpetual licenses in effect at the end of that period. Subscription license contracts and maintenance contracts for perpetual licenses are annualized by multiplying the revenue of the last month of the period by 12.

ARR dollar-based net retention rate:    ARR dollar-based net retention rate is calculated by dividing customer recurring revenue by base revenue. We define base revenue as recurring revenue we recognized from all customers with a valid license at the last quarter of the previous year period, during the four quarters ended one year prior to the date of measurement. We define our customer revenue as the recurring revenue we recognized during the four quarters ended on the date of measurement from the same customer base included in our measure of base revenue, including recurring revenue resulting from additional sales to those customers.

Adjusted EBITDA:    Adjusted EBITDA is calculated as net income plus financial income, tax expense, depreciation and amortization, one-time expenses, share-based compensation expense, acquisition related costs and capital loss from FA disposal.

The following table provides a reconciliation of our net income to Adjusted EBITDA:

	Year Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020
	($ in millions)
Net income	5,781	(1,876)	3,590	(7,257)
Financial income	(2,179)	(2,935)	(366)	(142)
Tax expense	5,616	3,291	1,163	901
Depreciation and amortization	5,879	4,079	1,481	1,151
One-time expense (2020 salary expense due to a termination of a co-founder of the Company; 2019 one time bonus to employees due to the closing of the IGP investment)	1,519	4,034	—	—
Share-based compensation expense	7,271	12,759	1,699	1,822
Acquisition related costs	6,542	—	3,721	1,666
Capital loss from FA disposal (one time expense due to abandonment of FA as part of an exit of a lease agreement)	689	—	—	—
Adjusted EBITDA	31,118	19,352	11,288	(1,859)
Adjusted EBITDA margin – %	16.0%	11.3%	21.2%	(4.8%)

In calculating adjusted EBITDA, we exclude items that either have a non-recurring impact on our income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. In addition, we also exclude share-based compensation expenses to facilitate a better understanding of our operating performance, since these expenses are non-cash and accordingly, we believe do not affect our business operations.

We use Adjusted EBITDA to evaluate our operational performance and to compare it against our work plan and budget. Adjusted EBITDA has no standardized meaning and accordingly has limitations in its usefulness to investors. We provide such non-GAAP measure because management believes it provides useful information to investors. However, investors are cautioned that, unlike financial measures prepared in accordance with U.S. GAAP, non-GAAP measures may not be comparable with similar measures used by other companies. These non-GAAP financial measures are presented solely to permit investors to more fully understand how management and our board assesses our performance. The limitations of this non-GAAP financial measure as a performance measure is that its provides a view of our results of operations without reflecting all events during a period and may not provide a comparable view of our performance to other companies in our industry. Investors should consider our non-GAAP financial measure in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP.

Key Components of Results of Operations

Revenue

Revenue consists of subscription, perpetual license and other, and professional services.

•        Subscription.    In connection with our term-based license and perpetual license arrangements, we generate revenue through maintenance and support under renewable subscription, fee-based contracts that include unspecified software updates and upgrades released when and if available as well as software patches and support. Customers with active subscriptions are also entitled to our technical customers’ support.

•        Perpetual License and Other.    Perpetual license revenue reflects the revenue recognized from sales of perpetual licenses related to products. Perpetual license fees are recognized upfront assuming all revenue recognition criteria are satisfied. The license is installed on premise, mostly on customers’ computers. Other revenue consists of revenue from usage-based fees and sale of hardware related to our offering.

•        Professional Services.    Professional Services consists of revenue related to: (i) certified training classes by Cellebrite Academy; (ii) our advanced technical services; (iii) implementation of our products in connection with our software licenses. The revenue of professional services is recognized upon the delivery of our services.

Cost of Revenue

Cost of revenue consists of cost of subscription, cost of perpetual license and other, and cost of professional services.

•        Cost of Subscription.    Cost of subscription revenue includes all direct cost to deliver subscription services, including third party license fees, fees paid to OEMs, materials, salaries and related employees’ expenses, allocated overhead for depreciation of equipment and facilities as well as IT and travel expenses. We recognize these costs and expenses upon occurrence.

•        Cost of Perpetual License and Other.    Cost of perpetual license and other revenue includes all direct costs to deliver perpetual license and other products, including third party license fees, fees paid for third party products, materials, salaries and related employees’ expenses, allocated overhead for depreciation of equipment and facilities, IT, travel expenses, warehouse, manufacturing and supply chain costs. We recognize these costs and expenses upon occurrence.

•        Cost of Professional Service.    Cost of professional service revenue includes salaries and related employees’ expenses, subcontractors, travel expenses and all direct costs related to services such as fees paid for third party products, allocated overhead for depreciation of equipment and facilities as well as IT and travel expenses. We recognize these costs and expenses upon occurrence.

Gross Profit and Gross Margin

Gross profit is revenue less cost of revenue, and gross margin is gross profit as a percentage of revenue. Gross profit has been and will continue to be affected by various factors, including our revenue mix, the selling price to our customers, the cost of our manufacturing facility, supply chain, salaries, other related costs to our employees and subcontractors and overhead. We expect that our gross margin will fluctuate from period to period depending on the interplay of these various factors.

Operating Expenses

Operating expenses consists of research and development, sales and marketing and general and administrative. The most significant components of our operating expenses is personnel costs, which is included in each component of operating expenses and consists of salaries, benefits, bonuses, stock-based compensation and, with regards to sales and marketing expenses, sales commissions.

•        Research and development.    Research and development expenses primarily consist of the cost of salaries and related costs for employees, subcontractors cost and depreciation of equipment. We focus our research and development efforts on developing new solutions, core technologies and to further enhance the functionality, reliability, performance and flexibility of existing solutions. We believe that our software development teams and our core technologies represent a significant competitive advantage for us and we expect that our research and development expenses will continue to increase, as we invest in research and development headcount to further strengthen and enhance our solutions.

•        General and administrative.    General and administrative expenses primarily consist of personnel and facility-related costs for our executive, finance, legal, IT, human resources and administrative personnel, and other corporate expenses, including those associated with preparation of the public offering. We anticipate continuing to incur additional expenses due to growing our operations and being a public company, including higher legal, corporate insurance and accounting expenses. All of the departments are allocated with general and administrative expenses such as rent and related expenses, recruitment and training, information systems licenses, support and others.

•        Sales and marketing.    Sales and marketing expenses primarily consist of personnel, marketing, and business development personnel, travel expenses, and commissions earned by our sales personnel. Our costs of marketing and business development programs and facility-related costs for our sales also contribute to the sales and marketing expenses. We expect that sales and marketing expenses will continue to increase as we continue to hire additional sales and marketing personnel and invest in sales and marketing programs.

Quarterly Trends in Operating Expenses

Operating expenses have generally increased sequentially as a result of our growth and are primarily relates to increases in personnel-related costs, including share-based compensation, to support the expanded operations, continued investment in research and development, and expansion of commercial and marketing investments.

Financial Income, Net

Financial income, net consists primarily of interest income on our short-term deposits, fees to banks and foreign currency realized and unrealized gains and losses related to the impact of transactions denominated in a foreign currency.

Other Expenses, Net

Other expenses, net, consists of expenses which are not part of our standard business operating expenses.

Income Tax Expense

Income tax expense (as well as deferred tax assets and liabilities, and liabilities for unrecognized tax benefits) reflect management’s best assessment of estimated current and future taxes to be paid. We are subject to income taxes in Israel, the United States, and numerous other foreign jurisdictions.

Significant judgments and estimates are required in determining the consolidated income tax expense.

Our income tax rate varies from Israel’s statutory income tax rates, mainly due to differing tax rates and regulations in foreign jurisdictions and other differences between expenses and expenses recognized by other tax authorities in relevant jurisdictions. We expect this fluctuation in income tax rates, as well as its potential impact on our results of operations, to continue.

Results of Operations

The following tables set forth our results of operations for the periods presented:

	For the Year Ended December 31,		For the Three Months Ended March 31,
	2020	2019	2021	2020
	(in thousands)
Revenue:
Subscription	100,614	81,505	28,974	22,597
Term-license	29,131	5,142	11,547	2,926
Perpetual license and other	42,136	59,175	7,743	7,960
Professional services	23,032	26,032	5,019	5,251
Total Revenue	194,913	171,854	53,283	38,734
Cost of revenue:
Cost of subscription	8,795	6,585	2,482	2,195
Cost of term license	1,709	189	357	137
Cost of perpetual license and other	9,370	10,049	1,060	2,423
Cost of professional services	18,005	19,000	4,300	4,884
Total cost of revenue	37,879	35,823	8,199	9,639
Gross profit	157,034	136,031	45,084	29,095
Operating expenses:
Sales and marketing	61,305	61,610	16,518	15,336
Research and development	54,377	46,573	14,893	13,005
General and administrative	31,445	25,334	9,286	7,252
Other expenses	689	4,034	—	—
Total operating expenses	147,816	137,551	40,697	35,593
Operating income (loss)	9,218	(1,520)	4,387	(6,498)
Financial income, net	2,179	2,935	366	142
Income (loss) before income tax expense	11,397	1,415	4,753	(6,356)
Income tax expense	5,616	3,291	1,163	901
Net income (loss)	5,781	(1,876)	3,590	(7,257)
Other comprehensive income (loss):
Unrealized gain on hedging transactions, net of tax	1,212	620	(1,386)	171
Foreign currency translation adjustments	(695)	(25)	462	506
Total other comprehensive income, net of tax	517	595	(924)	677
Total comprehensive income (loss)	6,298	(1,281)	2,666	(6,580)

Results of operations includes share-based compensation expenses as follows:

	For the Year Ended December 31,		For the Three Months Ended March 31,
	2021	2019	2021	2021
	(in thousands)
Cost of revenue	304	190	76	65
Sales and marketing	2,298	2,969	605	652
Research and development	1,145	1,212	304	344
General and administrative	3,524	8,388	714	761
Total share-based compensation	7,271	12,759	1,699	1,822

Comparison of the Three Months Ended March 31, 2021 and 2020

Revenue

	For the Three Months Ended March 31,		Change
	2021	2020	Amount	Percent
	($ in thousands)
Subscription	28,974	22,597	6,377	28%
Term-license	11,547	2,926	8,621	295%
Total subscriptions	40,521	25,523	14,998	59%
Perpetual license and other	7,743	7,960	(217)	(3)%
Professional services	5,019	5,251	(232)	(4)%
Total revenue(1)	53,283	38,734	14,549	38%

____________

(1)      Includes $2.8 million and $0.5 million related to revenue from BlackBag products for the three months ended March 31, 2021 and 2020, respectively.

Subscription

Subscription revenue increased by $15 million, or 59%, for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, primarily due to: (i) an increase of $8.6 million related to the adoption of our leading Collect & Review offering in a term-based license model fees and to the expansion of licenses with existing customers; (ii) an increase of $2.6 million related to new bookings from new customers and the expansion of our installed base, (iii) an increase of $2.3 million related to our computer collect & review solution which presented three months of operations in the first quarter of 2021 compared to one month in the first quarter of 2020; and (iv) an increase of $1.5 million related to the expansion of other licenses for existing customers.

Perpetual License and Other

Perpetual license and other revenue decreased by $0.2 million, or 3%, for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, primarily due to continued adoption of our collect & review offering in a term-based license model instead of a perpetual license model with usage-based fees.

Professional Services

Professional services revenue decreased by $0.2 million, or 4%, in the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, primarily due to a decrease in instructor-led training classes as a result of COVID-19 effect related social distancing and travel limitation.

Cost of Revenue

	For the Three Months Ended March 31,		Change
	2021	2020	Amount	Percent
	($ in thousands)
Cost of subscription	2,482	2,195	287	13%
Cost of term license	357	137	220	161%
Total subscriptions	2,839	2,332	507	22%
Cost of perpetual license and other	1,060	2,423	(1,363)	(56)%
Cost of professional services	4,300	4,884	(584)	(12)%
Cost of revenue(*)	8,199	9,639	(1,440)	(15)%

____________

(*)      including $0.8 and $0.2 million related to cost of revenue from BlackBag products for the three periods ended March 31, 2021 and 2020, respectively.

Cost of Subscription

Cost of subscription revenue increased by $0.5 million, or 22%, for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, primarily due to an increase in third party expenses paid to OEMs and an increase in premium hardware cost of revenue.

Cost of Perpetual License and Other

Cost of perpetual license and other revenue marginally decreased by $1.4 million, or 56%, for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, primarily due to a decrease in sales of hardware products.

Cost of Professional Services

Cost of professional services revenue decreased by 0.6 million, or 12% the three months ended March 31, 2021, as compared to the three months ended March 31, 2020 primarily due to a general decrease in training activity.

Gross profit and Gross Margin

	For the Three Months Ended March 31,		Change
	2021	2020	Amount	Percent
	($ in thousands)
Gross profit:
Subscription services	26,492	20,402	6,090	30%
Term-license	11,190	2,789	8,401	301%
Total subscription	37,682	23,191	14,491	62%
Perpetual license and other	6,683	5,537	1,146	21%
Professional services	719	367	352	96%
Total gross profit	45,084	29,095	15,989	55%

Gross margin:
Subscription services	91.43%	90.29%
Term-license	96.91%	95.32%
Total subscription	92.99%	90.86%
Perpetual license and other	86.31%	69.56%
Professional services	14.33%	6.99%
Total gross margin	84.61%	75.11%

Subscription

Subscription gross profit increased by $14.5 million, or 62%, during the three months ended March 31, 2021, as compared to the three months ended March 31, 2020. Subscription gross margin increased from 90.9% to 93.0% during the three months ended March 31, 2021, as compared to the three months ended March 31, 2020 mainly as a result of fixed expenses which did not increase with the increase in subscription revenue.

Perpetual License and Other

Perpetual license and other gross profit increased by $1.1 million, or 21%, during the three months ended March 31, 2021, as compared to the three months ended March 31, 2020. Perpetual license and other gross margin increased from 69.6% to 86.3%, during the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, primarily as a result of a stronger decrease in COGS than in revenues due to decrease in sales of hardware products.

Professional Services

Professional services gross profit increased by $0.4 million, or 96% during the three months ended March 31, 2021, as compared to the three months ended March 31, 2020. Services gross margin increased from 7.0% to 14.3%, during the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, mainly due to a decrease in training related expenses.

Operating Expenses

	For the Three Months Ended March 31,		Change
	2021	2020	Amount	Percent
	($ in thousands)
Operating expenses
Sales and marketing	16,518	15,336	1,182	8%
Research and development, net	14,893	13,005	1,888	15%
General and administrative	9,286	7,252	2,034	28%
Total operating expenses	40,697	35,593	5,104	14%

Sales and marketing

Sales and marketing expenses increased by $1.2 million, or 8%, for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020. The increase primarily relates to higher salary expenses and commission expenses of $2.0 million related mainly to BlackBag employees, expenses of $0.3 million for recruitment during the period, and increase of $0.2 million in depreciation and amortization related mainly to amortization of trade name purchased as part of the acquisition of BlackBag, partially offset by decrease in travel expenses of $0.8 million and marketing expenses of $0.4 million.

Research and development

Research and development expenses increased by $1.9 million, or 15%, for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020. This increase is mostly attributable to an increase in salary expenses of $1.7 million related mainly to BlackBag employee expenses and increase of $0.1 million in depreciation and amortization related mainly to amortization of technology purchased as part of the acquisition of BlackBag.

General and administrative

General and administrative expenses increased by $2.0 million, or 28%, for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020. The increase primarily relates to higher salary expenses of $3.2 million related to the contractual retention payments to certain BlackBag employees offset by a decrease in professional services fees of $1.1 million related to the acquisition of BlackBag.

Finance Income, net

Finance income, net increased by $0.2 million, or 158%, for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, mainly due lower exchange rate expenses offset by lower interest income on short-term deposits due to a decrease in interest rates.

Taxes on Income

Taxes on income increased by $0.2 million, or 29%, for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, mainly as a result of an increase in operating taxable income, an increase in uncertain tax positions exposure, offset by an increase in deferred tax expense related to intangible assets acquired in the business combination of BlackBag during the three months period ended March 31, 2020.

Comparison of years ended December 31, 2020 and 2019

Revenue

	Year Ended December 31,		Change
	2020	2019	Amount	Percent
	($ in thousands)
Subscription services	100,614	81,505	19,109	23%
Term-license	29,131	5,142	23,989	467%
Total subscription	129,745	86,647	43,098	50%
Perpetual license and other	42,136	59,175	(17,039)	(29%)
Professional services	23,032	26,032	(3,000)	(12%)
Total revenue(*)	194,913	171,854	23,059	13%

____________

(*)      including $5.5 million related to revenue from BlackBag products.

Subscription

Subscription revenue is comprised of subscription services and term-license revenue. The subscription services revenue is the revenue that is recognized over the life of the subscription and the term-license revenue is what is immediately recognized upon the sale of a license. Subscription revenue increased by $43.1 million, or 50% for the year ended December 31, 2020, as compared to the year ending December 31, 2019, primarily due to an increase attributable to: (i) an increase of $20.5 million related to the adoption of our leading Collect & Review offering in a term-based license model instead of a perpetual license model with usage-based fees; (ii) an increase of $2.7 million related to our new offering of computer Collect & Review solution; (iii) an increase of $14 million related to the expansion of other licenses for existing customers; and (iv) an increase of $5.9 million related to new bookings from new customers and the expansion of our install base.

Perpetual License and Other

Perpetual license and other revenue decreased by $17.0 million, or 29% for the year ended December 31, 2020, as compared to the year ended December 31, 2019, primarily due to the adoption of our leading Collect & Review offering in a term-based license model instead of a perpetual license model with usage-based fees.

Professional Services

Professional services revenue decreased by $3.0 million, or 12% for the year ended December 31, 2020, as compared to the year ended December 31, 2019, primarily due to a decrease in instructor-led training classes as a result of COVID-19 related social distancing and travel limitation.

Cost of Revenue

	Year Ended December 31		Change
USD Thousands	2020	2019	Amount	Percent
	($ in thousands)
Cost of subscription services	8,795	6,585	2,210	34%
Cost of term license	1,709	189	1,520	804%
Total subscription	10,504	6,774	3,730	55%
Cost of perpetual and other	9,370	10,049	(679)	(7%)
Cost of professional services	18,005	19,000	(995)	(5%)
Cost of revenue(*)	37,879	35,823	2,056	6%

____________

(*)      including $1.9 million related to cost of revenue from BlackBag products.

Cost of Subscription

Cost of subscription revenue increased by $3.7 million, or 55% for the year ended December 31, 2020, as compared to the year ended December 31, 2019. This increase is primarily due to an increase in third party expenses paid to OEMs and an increase in Premium hardware cost of revenue.

Cost of Perpetual License and Other

Cost of perpetual license and other revenue marginally decreased by $0.7 million, or 7% for the year ended December 31, 2020, as compared to the year ended December 31, 2019.

Cost of Professional Services

Cost of professional services revenue decreased by 1.0 million, or 5% for the year ended December 31, 2020, as compared to the year ended December 31, 2019. This decrease is primarily due to a general decrease in training activity.

Gross profit and Gross Margin

	Year Ended December 31,		Change
	2020	2019	Amount	Percent
	($ in thousands)
Gross profit:
Subscription	91,819	74,920	16,899	23%
Term-license	27,422	4,953	22,469	454%
Total subscription	119,241	79,873	39,368	49%
Perpetual license and other	32,766	49,126	(16,360)	(33%)
Professional services	5,027	7,032	(2,005)	(29%)
Total gross profit	157,034	136,031	21,003	15%

Gross margin:
Subscription services	91.3%	91.9%
Term-license	94.1%	96.3%
Total subscription	91.9%	92.2%
Perpetual license and other	77.8%	83.0%
Professional services	21.8%	27.0%
Total gross margin	80.6%	79.2%

Subscription

Subscription gross profit increased by $39.4 million, or 49%, during the year ended December 31, 2020, as compared to the year ended December 31, 2019. Subscription gross margin marginally decreased from 92.2% to 91.9%, during the year ended December 31, 2020, as compared to the year ended December 31, 2019.

Perpetual license and other

Perpetual license and other gross profit decreased by $16.4 million, or 33%, during the year ended December 31, 2020, as compared to the year ended December 31, 2019. Perpetual license and other gross margin decreased from 83.0% to 77.8%, during the year ended December 31, 2020, as compared to the year ended December 31, 2019, mainly as a result of fixed expenses which did not reduce with decreasing perpetual license fee revenue.

Professional Services

Professional services gross profit decreased by $2.0 million, or 29% during the year ended December 31, 2020, as compared to the year ended December 31, 2019. Services gross margin decreased from 27.0% to 21.8%, during the year ended December 31, 2020, as compared to the year ended December 31, 2019, mainly as a result of fixed expenses which did not reduce with decreasing training revenue.

Operating Expenses

	Year Ended December 31		Change
	2020	2019	Amount	Percent
	(in thousands)
Operating expenses
Sales and marketing	61,305	61,610	(305)	0%
Research and development, net	54,377	46,573	7,804	17%
General and administrative	31,445	25,334	6,111	24%
Other expenses	689	4,034	(3,345)	(83%)
Total operating expenses	147,816	137,551	10,265	7%

Sales and marketing

Sales and marketing expenses decreased by $0.3 million, or 0%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019. The decrease primarily relates to higher salary and commission expenses of $5.0 million, out of which $2.2 million relate to BlackBag employees, offset by decrease in travel expenses of $3.7 million and marketing expenses of $1.2 million.

Research and development

Research and development expenses increased by $7.8 million, or 17%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019. This increase is mostly attributable to an increase in salary expenses of $6.6 million, $5.9 million of which relate to BlackBag employee expenses and increase of $0.7 million in depreciation and amortization related mainly to amortization of technology purchased as part of the acquisition of BlackBag.

General and administrative

General and administrative expenses increased by $6.1 million, or 24%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019. The increase primarily relates to higher salary expenses of $1.7 million related to BlackBag employees and increase in professional services fees of $2.6 million which mostly related to the acquisition of BlackBag.

Other Expenses, Net

Other expenses, net decreased by $3.3 million, or 83%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019, mainly due to a one-time employee compensation in 2019.

Finance Income, net

Finance income, net decreased by $0.8 million, or 26%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019, mainly due to the lower interest income on short-term deposits.

Taxes on Income

Taxes on income increased by $2.3 million, or 70%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019, mainly as a result of an increase in deferred tax assets related to employees liabilities, deferred research and development cost for tax purposes and intangible assets acquired in the business combination of BlackBag, an increase in uncertain tax positions exposure and an increase in operating taxable income.

Quarterly Results of Operations

The following tables set forth unaudited quarterly consolidated statements of operations data for each of the quarters indicated as well as the percentage that each line item represents of total revenue for each quarter presented. The information for each quarter has been prepared on a basis consistent with the audited consolidated financial statements included in this document and reflect, in the opinion of the management, all adjustments of a normal, recurring nature that are necessary for a fair presentation of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following quarterly financial data should be read in conjunction with our consolidated financial statements included elsewhere in this document.

	Three Months Ended
	Mar 2021	Dec 2020	Sep 2020	Jun 2020	Mar 2020	Dec 2019	Sep 2019	Jun 2019	Mar 2019
	(in thousands)
Revenue
Subscription services	28,974	27,771	25,841	24,405	22,597	22,177	20,394	19,825	19,109
Term-license	11,547	10,279	9,163	6,763	2,926	2,356	2,585	201	0
Subscription	40,521	38,050	35,004	31,168	25,523	24,533	22,979	20,026	19,109
Perpetual license and other	7,743	11,832	11,838	10,506	7,960	19,171	13,092	10,931	15,981
Professional services	5,019	7,286	6,399	4,096	5,251	8,003	6,553	6,473	5,003
Total revenue	53,283	57,168	53,241	45,770	38,734	51,707	42,624	37,430	40,093
Cost of revenue	8,199	10,520	9,501	8,219	9,639	9,609	9,651	8,823	7,740
Gross profit	45,084	46,648	43,740	37,551	29,095	42,098	32,973	28,607	32,353
Operating expenses:
Research and development	14,893	14,771	12,899	13,702	13,005	10,744	12,702	11,764	11,363
Sales and marketing	16,518	17,763	15,162	13,044	15,336	16,339	17,325	14,158	13,788
General and administrative	9,286	8,357	6,696	9,140	7,252	7,600	8,312	4,736	4,686
Other expenses	0	689	0	0	0	0	0	4,034	0
Total operating expenses	40,697	41,580	34,757	35,886	35,593	34,683	38,339	34,692	29,837
Operating income (loss)	4,387	5,068	8,983	1,665	(6,498)	7,415	(5,366)	(6,085)	2,516
Financial income, net	366	605	417	1,015	142	966	1,112	668	189
Income (loss) before taxes on income	4,753	5,673	9,400	2,680	(6,356)	8,381	(4,254)	(5,417)	2,705
Taxes on income	1,163	2,719	1,279	717	901	3,266	297	(843)	571
Net income (loss)	3,590	2,954	8,121	1,963	(7,257)	5,115	(4,551)	(4,574)	2,134
Other comprehensive income, net of tax:
Unrealized gain on hedging transactions, net of taxes	(1,386)	797	(400)	644	171	(177)	241	(73)	629
Currency translation adjustments	462	(749)	56	(508)	506	(159)	176	(72)	30
Total other comprehensive income (loss), net of tax	(924)	48	(344)	136	677	(336)	417	(145)	659
Total comprehensive income (loss)	2,666	3,002	7,777	2,099	(6,580)	4,779	(4,134)	(4,719)	2,793

Share based compensation

	Three Months Ended
	Mar 2021	Dec 2020	Sep 2020	Jun 2020	Mar 2020	Dec 2019	Sep 2019	Jun 2019	Mar 2019
	(in thousands)
Cost of revenue	76	94	80	64	65	58	65	34	33
Research and development	304	152	303	342	344	271	507	236	198
Sales and marketing	605	688	801	170	652	612	1,726	414	217
General and administrative	714	605	641	1,509	761	909	6,454	596	429
Share-based compensation	1,699	1,539	1,825	2,085	1,822	1,850	8,752	1,280	877

Statements of operations (%)

	Three Months Ended
	Mar 2021	Dec 2020	Sep 2020	Jun 2020	Mar 2020	Dec 2019	Sep 2019	Jun 2019	Mar 2019
Revenue
Subscription services	54%	49%	49%	53%	58%	43%	48%	53%	48%
Term license	22%	18%	17%	15%	8%	5%	6%	1%	0%
Subscription	76%	67%	66%	68%	66%	48%	54%	54%	48%
Perpetual license and other	15%	21%	22%	23%	21%	37%	31%	29%	40%
Professional services	9%	12%	12%	9%	13%	15%	15%	17%	12%
Total revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	15%	18%	18%	18%	25%	19%	23%	24%	19%
Gross profit	85%	82%	82%	82%	75%	81%	77%	76%	81%
	Three Months Ended
	Mar 2021	Dec 2020	Sep 2020	Jun 2020	Mar 2020	Dec 2019	Sep 2019	Jun 2019	Mar 2019
Operating expenses:
Research and development	28%	26%	24%	30%	34%	21%	30%	31%	28%
Sales and marketing	31%	31%	28%	29%	39%	32%	41%	38%	35%
General and administrative	17%	15%	13%	19%	19%	14%	19%	13%	12%
	Three Months Ended
	Mar 2021	Dec 2020	Sep 2020	Jun 2020	Mar 2020	Dec 2019	Sep 2019	Jun 2019	Mar 2019
Other expenses	0%	1%	0%	0%	0%	0%	0%	10%	0%
Total operating expenses	76%	73%	65%	78%	92%	67%	90%	92%	75%
Operating income (loss)	8%	9%	17%	4%	(17%)	14%	(13%)	(16%)	6%
Financial income, net	1%	1%	1%	2%	0%	2%	3%	2%	1%
Income (loss) before taxes on income	9%	10%	18%	6%	(17%)	16%	(10%)	(14%)	7%
Taxes on income	2%	5%	3%	2%	2%	7%	1%	(2%)	2%
Net income (loss) for the period	7%	5%	15%	4%	(19%)	10%	(11%)	(12%)	5%

Share based compensation (%)

	Three Months Ended
	Mar 2021	Dec 2020	Sep 2020	Jun 2020	Mar 2020	Dec 2019	Sep 2019	Jun 2019	Mar 2019
Cost of revenue	0.1%	0.2%	0.1%	0.1%	0.2%	0.1%	0.2%	0.1%	0.1%
Research and development	0.6%	0.3%	0.6%	0.7%	0.9%	0.5%	1.2%	0.6%	0.5%
Sales and marketing	1.1%	1.2%	1.5%	0.4%	1.6%	1.2%	4.1%	1.1%	0.5%
General and administrative	1.3%	1.0%	1.2%	3.3%	2.0%	1.8%	15.1%	1.6%	1.1%
Share based compensation	3.2%	2.7%	3.4%	4.5%	4.7%	3.6%	20.6%	3.4%	2.2%

Quarterly Trends in Revenue

As of December 31, 2020 and as of March 31, 2021, we had $242.8 million and $241.3 million of cash and cash equivalents, restricted cash and short-term investments, respectively. Liquidity needs relates to business requirements, capital expenditure, employee salaries and benefits, product development and organic growth activities.

Liquidity and Capital Resources

As of December 31, 2020, we had $242.8 million of cash and cash equivalents, restricted cash and short-term investments. Liquidity needs relates to business requirements, capital expenditure, employee salaries and benefits, product development and organic growth activities.

We derive our cash primarily from our business operations and from an investment made by one of our shareholders, net of dividend distributed.

Over the past three years, cash flow from customer collections has increased. However, operating expenses have also increased as we have invested in growing our business. Our operating cash requirements may increase in the future as we continue to invest in the growth of our company.

Credit Facilities

We do not have credit facilities.

Summary of Cash Flows

	Year Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020
	(in thousands)
Net cash provided by (used in) operating activities	66,510	16,133	218	(5,020)
Net cash provided by (used in) investing activities	(6,449)	(46,722)	6,199	4,953
Net cash provided by (used in) financing activities	(8,593)	75,538	—	(10,000)

Operating Activities

For three months ended March 31, 2021, cash provided by operating activities was $0.2 million, mainly as a result of the following: net income of $3.6 million, increase in deferred revenue of $1.2 million, decrease in trade receivables of $6.2 million and depreciation and amortization of $1.4 million, which was offset by a decrease in accounts payables of $9.5 million, an increase in other receivables of $2 million and an increase in deferred tax of $0.7 million.

For three months ended March 31, 2020, cash used in operating activities was $5 million, mainly as a result of the following: increase in employees’ stock-based compensation of $1.8 million, decrease in trade receivables of $3.5 million and increase in depreciation and amortization of $1.1 million, which was partially offset by a net loss of $7.2 million and a decrease in accounts payables of $3.9 million.

For the year ended December 31, 2020, cash provided by operating activities was $66.5 million, mainly as a result of the following: net income of $5.8 million, increase in employees’ stock based compensation of $7.3 million, increase in deferred revenue of $47.7 million, increase in accounts payables of $22.4 million and depreciation and amortization of $5.9 million, which was partially offset by an increase in trade receivables of $19.7 million, an increase in deferred tax of $2.8 million and a decrease in trade payables of $1.4 million.

For the year ended December 31, 2019, cash provided by operating activities was $16.1 million, mainly as a result of the following: increase in employees’ stock based compensation of $12.8 million, increase in deferred revenue of $15.8 million, depreciation and amortization of $4.1 million and an increase in trade payables of $1 million, which was partially offset by net loss of $1.9 million, increase in trade receivables of $12.2 million, an increase in other receivables of $3.1 million and an increase in deferred tax of $1.7 million.

Investing Activities

Cash provided by investing activities in the three months ended March 31, 2021 was $6.2 million, primarily as a result of net cash from short term deposits $7.5 million, which was partially offset by $1.3 purchase of property and equipment.

Cash used in investing activities in the three months ended March 31, 2020 was $4.9 million, primarily as a result of cash paid in relation to the acquisition of BlackBag in the amount of $15.0 million and purchase of property and equipment in the amount of $2 million, which was partially offset by $22 million net cash from short term deposits.

Cash used in investing activities in the year ended December 31, 2020 was $6.4 million, primarily as a result of cash paid in relation to the acquisition of BlackBag in the amount of $15.0 million and purchase of property and equipment in the amount of $6.2 million, which was partially offset by $14.8 million net cash from short term deposits.

Cash used in investing activities in the year ended December 31, 2019 was $46.7 million, as a result of short term deposits in the amount of $40.5 million and purchase of property and equipment in the amount of $6.2 million.

Financing Activities

Cash used in financing activities in the three months ended March 31, 2020 was $10 million, as a result of a dividend payment.

Cash used in financing activities in the year ended December 31, 2020 was $8.6 million, mainly as a result of a dividend payment in the amount of $10.0 million, which was partially offset by proceeds from a share issuance in the amount of $1.5 million.

Cash generated by financing activities in the year ended December 31, 2019 was $75.5 million, mainly as a result of proceeds from the issuance of shares and convertible Cellebrite Preferred Shares in the amount of $101.3 million (net of all associated fees), which was partially offset by dividend payments in the amount of $25.0 million.

Contractual Obligations and Commitments

We have several lease agreements for our offices and plants that are accounted for as operating leases. The latest period included in the agreements will end on June 30, 2028. Certain agreements have extension options. In addition, we have an obligation to pay certain open purchase obligations. Future minimum commitments under non-cancellable operating leases and purchase obligations as of March 31, 2021, were as follows:

	Payments Due by Period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(in thousands)
Operating lease obligations	15,501	3,594	6,059	4,367	1,481
Purchase obligations	3,911	3,911	—	—	—
Total	19,810	6,181	6,510	4,918	2,201

Future minimum commitments under non-cancellable operating leases and purchase obligations as of December 31, 2020, were as follows:

Off-Balance Sheet Arrangements

We have instituted a foreign currency cash flow hedging program using foreign currency forward contracts and cylinder option strategy (“Derivative Instruments”) in order to hedge the exposure to variability in expected future cash flows resulting from changes in related foreign currency exchange rates. These transactions are designated as cash flow hedges, as defined under ASC topic 815, “Derivatives and Hedging.”

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in foreign currency exchange rates and interest rates and inflation. We do not hold or issue financial instruments for trading purposes.

Foreign Currency Exchange Risk

Our revenue and expenses are primarily denominated in U.S. dollars and ILS and to a lesser extent, other currencies in our relevant subsidiaries. As some of our sales are denominated in non-U.S. dollars currencies, our revenue is subject to foreign currency risk. In addition, a significant portion of our operating costs in Israel, consisting mainly of salaries and related personnel expenses are denominated in ILS. This foreign currency exposure gives rise to market risk associated with exchange rate movements of the U.S. dollar against the ILS. Furthermore, we anticipate that a material portion of our expenses will continue to be denominated in ILS.

To reduce the impact of foreign exchange risks associated with forecasted future cash flows and the volatility in our consolidated statements of operations, we have established a hedging program. Our foreign currency contracts are generally short-term in duration. We do not enter into Derivative Instruments for trading or speculative purposes. We account for our Derivative Instruments as either assets or liabilities and carry them at fair value in the consolidated balance sheets. The accounting for changes in the fair value of the derivative depends on the intended use of the derivative and the resulting designation. Our hedging program reduces but does not eliminate the impact of currency exchange rate movements. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business, after considering cash flow hedges, would have had an impact on our results of operations of $0.3 million, $0.2 million, $0.3 million, and $0.9 million, for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019, respectively.

Our derivatives expose us to credit risk to the extent that the counterparties may be unable to meet the terms of the agreement. We seek to mitigate such risk by limiting our counterparties to major financial institutions and by spreading the risk between two major financial institutions. However, failure of one or more of these financial institutions is possible and could result in incurred losses.

As of December 31, 2020 and March 31, 2021, our cash, cash equivalents, restricted cash, and short-term investments were primarily denominated in U.S. dollars. A 10% increase or decrease in current exchange rates would affect our cash, cash equivalents, restricted cash, and short-term investment balances in amount of $2.4 million, $1.2 million, $2.4 million and $1.7 million as of March 31, 2021 and 2020, and December 31, 2020 and 2019, respectively.

Interest Rate Risk

As of December 31, 2020, we had cash, restricted cash and cash equivalents of $133.8 million and short-term deposits of $109 million. Cash and cash equivalents consist of cash in banks, bank deposits, and money market funds. Short-term investments generally consist of bank deposits. Our cash, cash equivalents, and short-term investments are held for working capital purposes. Such interest-earning instruments carry a degree of interest rate risk. The primary objectives of our investment activities are the preservation of capital, the fulfillment of liquidity needs and the fiduciary control of cash. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these instruments, a hypothetical 10% change in interest rates during any of the periods presented would impact our financial income with $0.03 million, $0.1 million, $0.3 million and $0.4 million for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019, respectively.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations because substantially most of our sales are denominated in U.S. dollars, EUR or GBP, which have not been subject to material currency inflation, and our operating expenses that are denominated in ILS and U.S. dollar and have not been subject to material currency inflation.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, allowances for doubtful accounts, the valuation of deferred tax assets, inventory and share-based compensation and reserves for employee benefit obligations, income tax uncertainties and other contingencies.

Revenue Recognition

The Company’s revenues are comprised of four main categories: (a) subscription revenues, including support services (updates, upgrades and technical support) on term-based licenses and perpetual licenses; (b) subscription revenues also from sales of term-based licenses; (c) perpetual licenses (and others); and (d) professional services.

The Company sells its solutions to its customers either directly or indirectly through distribution channels all of whom are considered end users.

On January 1, 2019, the Company adopted ASU No. 2014-09, “Revenue from Contracts with Customers” (ASC 606), using the modified retrospective method. The impact of the adoption of ASC 606 is related to the timing of revenue recognition for term-based licenses and sales commissions. Under ASC 606, the Company recognizes term-based license revenue at a point in time rather than over time. Additionally, the Company is required to capitalize and amortize incremental costs of obtaining a contract, over the remaining contractual term or an estimated period of benefit. The Company recorded a cumulative effect adjustment, to increasing the opening retain earnings of at the amount of $3.8 million as of January 1, 2019, of which $2.8 million related to an increase in revenue that would have been recognized during the prior periods compared to previous guidance and $1.0 million related to the reduction in commission expenses of prior periods that the Company capitalized under ASC 606, net of taxes.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services are delivered. The amount of revenue recognized reflects the consideration that the Company expects to receive in exchange for these goods or services.

The Company determines that it has a contract with a customer when each party’s rights regarding the products or services to be transferred can be identified, the payment terms for the services can be identified, the Company has determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company evaluates whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract that includes more than one performance obligation.

Performance obligations promised in a contract are identified based on the products and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the products or services either on their own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the products and services are separately identifiable from other promises in the contract.

The Company’s software licenses either provide its customers a perpetual right to use its software or the right to use its software for only a fixed term, in most cases between a one- and three-year time frame. The Company has concluded that the software license is distinct as the customer can benefit from the software on its own.

Support revenue is derived from providing technical customer support services, unspecified software updates and upgrades to customers on a when and if available basis. Updates and upgrades are not critical to the functionality of the software and generally consistent of “bug” fixes and incremental enhancements. Customers can continue to derive the intended benefits from the software independent of such updates and upgrades. Performance obligations related to software maintenance services generally have a consistent continuous pattern of transfer to a customer during the contract period.

Professional services revenue primarily consists of training and other professional services. Each of these performance obligations provide benefit to the customer on a standalone basis and are distinct in the context of the contract.

The transaction price is determined based on the consideration to which the Company expects to be entitled to in exchange for transferring products or delivery of services to the customer. Payment terms generally are net 30 days. The Company applied the practical expedient in ASC 606 and did not evaluate payment terms of one year or less for the existence of a significant financing component. Revenue is recognized net of any taxes collected from customers which are subsequently remitted to governmental entities (e.g., sales tax and other indirect taxes). The Company does not offer a right of return in its contracts.

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the relative standalone selling price (“SSP”) for each performance obligation. The Company uses judgment in determining the SSP for its products and services. The Company typically assesses the SSP for its products and services on a periodic basis or when facts and circumstances change. To determine SSP, the Company maximizes the use of observable standalone sales and observable data, where available. In instances where performance obligations do not have observable standalone sales, the Company utilizes available information that may include the entity specific factors such as assessment of historical data of bundled sales of software licenses with other promised goods and services, and pricing strategies to estimate the price the Company would charge if the products and services were sold separately.

The Company satisfies performance obligations either over a time period or at a point in time depending on the nature of the underlying promise. Revenue is recognized at the time the related performance obligation is satisfied by transferring a promised good or service to a customer. Revenue related to the license for proprietary software is recognized when the control over the license is provided to the customer and the license term begins. Revenue related to software update and upgrades are recognized rateably over the service period. Revenue related to other professional services is generally recognized over time and in certain cases at a point in time upon satisfaction of the performance obligation. Service revenue is included in the Company’s consolidated statements of income as service revenue.

Contract acquisition costs

The Company capitalizes sales commissions and associated payroll taxes paid to sales personnel that are incremental to obtaining customer contracts. These costs are recorded as deferred contract acquisition costs on the consolidated balance sheets. The Company determines whether costs should be deferred based on its sales compensation plans and if the commissions are incremental and would not have occurred absent the customer contract. Sales commissions for the renewal of a contract are considered commensurate with the sales commissions paid for the acquisition of the initial contract given a no substantive difference in commission rates in proportion to their respective contract values. Sales commissions paid upon the initial acquisition and for the renewal of a contract are amortized over the contractual term of the initial contract or the renewal. Amortization of sales commissions are consistent with the pattern of revenue recognition of each performance obligation and are included in sales and marketing expense in the consolidated statements of operations.

The Company periodically reviews these deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit. No impairment losses of capitalizes sales commissions were recorded during the periods presented. Commission expenses for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019 were $2.2 million, $1.6 million, $8.4 million and $6.8 million, respectively.

Ordinary Share Valuations

The fair value of the ordinary shares underlying our equity awards was determined by the Cellebrite Board, after considering contemporaneous third-party valuations and input from management. The valuations of our ordinary shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In the absence of a public trading market, the Cellebrite Board, with input from management, exercised significant judgment and considered various objective and subjective factors to determine the fair value of our ordinary shares as of the date of each option grant, including the following factors:

•        the nature and history of our business;

•        the general economic conditions and our industry outlook;

•        our book value and overall financial condition;

•        our earning capacity;

•        our dividend history;

•        the existence of goodwill or other intangible value within our business;

•        prior interest sales and the size of the interests being valued; and

•        the market price of companies engaged in the same or a similar line of our business having their equity securities actively traded in a free and open market, either on an exchange or over the counter.

In valuing our ordinary shares, in most cases absent an arm’s length recent round of financing, the fair value of our business, or equity value, was determined using both the income approach. The income approach estimates value based on the expectation of future cash flows that the company will generate. These future cash flows are discounted to their present values using a discount rate based on the capital rates of return for comparable publicly traded companies and is adjusted to reflect the risks inherent in the company’s cash flows relative to those inherent in the companies utilized in the discount rate calculation.

Beginning in June 2019, we utilized a probability-weighted expected return method (“PWERM”) to allocate value among the various share classes. The PWERM involves the estimation of the value of our company under multiple future potential outcomes and estimates the probability of each potential outcome. The per-share value of our ordinary shares as determined through the PWERM was ultimately based upon probability-weighted per share values resulting from the various future scenarios, which include an initial public offering or continued operation as a private company. After the ordinary share value was determined, a discount for lack of marketability (“DLOM”) was applied to arrive at the fair value of the ordinary shares on a non-marketable basis. A DLOM is applied in order to reflect the lack of a recognized market for a closely held interest and the fact that a non-controlling equity interest may not be readily transferable. A market participant purchasing this share would recognize this illiquidity associated with the shares, which would reduce the overall fair market value.

In some cases, we considered the amount of time between the valuation date and the grant date to determine whether to use the latest ordinary share valuation determined pursuant to the method described above or a straight-line calculation between two valuation dates. This determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.

Upon completion of the business combination, our ordinary shares will be publicly traded, and we will rely on the closing price of our ordinary shares as reported on the date of grant to determine the fair value of our ordinary shares.

Share-based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718. ASC 718 requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The Company recognizes compensation expense based on estimated grant date fair value using a binominal option-pricing model.

The fair value of the shares of ordinary shares underlying the stock options has historically been determined by the Company’s board of directors as there is no public market for the underlying ordinary shares. The Company’s board of directors determines the fair value of the Company’s ordinary shares by considering a number of objective and subjective factors including: contemporaneous third-party valuations of its ordinary shares, the valuation of comparable companies, sales of the Company’s ordinary and convertible preferred shares to outside investors in arms-length transactions, the Company’s operating and financial performance, the lack of marketability, and general and industry specific economic outlook, amongst other factors.

For all share options granted, the Company calculated the expected term using the simplified method for “plain vanilla” stock option awards. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Company’s ordinary share is not publicly traded, and therefore, the Company used the historical volatility of the stock price of similar publicly traded peer companies. The Company utilized a dividend yield of 0% (5% in the United States), based on its history of declaring dividends on its ordinary shares.

ASC 718 also requires that excess tax benefits related to stock option exercises be reflected as financing cash inflows. Stock based compensation costs have been included in income from continuing operations.

Business combination

The Company applies the provisions of ASC 805, “Business Combination” and allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, the Company estimated the future expected cash flows from acquired core technology and acquired trade names from a market participant perspective, useful lives and discount rates. In addition, management makes significant estimates and assumptions, which are uncertain, but believed to be reasonable.

Significant estimates in valuing certain intangible assets include but are not limited to future expected cash flows from acquired technology and acquired trademarks from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Acquisition-related costs are recognized separately from the acquisition and are expensed as incurred.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes.” ASC 740 prescribes the use of the liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period to enactment. A valuation allowance is provided, if necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized. Deferred tax assets and deferred tax liabilities are presented under long-term assets and long-term liabilities, respectively.

The Company implements a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including the resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company classifies interest and penalties related to unrecognized tax benefits as taxes on income.

Recent Accounting Pronouncements

Summary of Significant Accounting Policies, of our audited consolidated statements included in this proxy statement/prospectus for a description of recently issued accounting pronouncements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of TWC and Cellebrite, adjusted to give effect to the Business Combination and consummation of the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

TWC is a blank check company incorporated as a Delaware corporation on July 20, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector. As of March 31, 2021, there was $600.1 million held in the Trust Account.

Cellebrite is a company organized under the laws of the State of Israel. Cellebrite is the leading provider of DI, delivering a platform of software and services for legally sanctioned investigations. Cellebrite is headquartered in Petah Tikvah, Israel.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 present pro forma effect to the Transactions as if they had been completed on January 1, 2020.

The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with TWC’s and Cellebrite’s audited and unaudited financial statements and related notes, the sections titled “TWC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cellebrite’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Under both the “no redemption” scenario and the “maximum redemption” scenario, the Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•        Assuming No Redemptions:    This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.

•        Assuming Maximum Redemptions:    This presentation assumes that Public Stockholders holding approximately 54,315,817 shares of Class A common stock will exercise their redemption rights for the $543.2 million of funds in the Trust Account. Cellebrite’s obligations under the Business Combination Agreement are subject, among other conditions, to the amount of cash and cash equivalents in the Trust Account (after giving effect to redemptions of Public Shares and payment of TWC expenses but before payment of Cellebrite transaction related expenses), together with the aggregate amount actually received from the PIPE Investors pursuant to the PIPE Investment, any backstop financing received by TWC prior to the Effective Time, and the amount of cash and cash equivalents held by TWC without restriction outside of the Trust Account and interest earned on cash held inside of the Trust Account (less all indebtedness or other accrued payment obligations not constituting transaction related TWC expenses), equaling at least $300 million (the “Minimum Cash Condition”). The Business Combination may be consummated only if TWC has at least $5,000,000 of net tangible assets after giving effect to the redemption of any Public Shares submitted for redemption. If the aggregate redemption price for

Public Shares submitted for redemption would exceeds the amount set forth in the maximum redemption scenario set forth herein, TWC may need to obtain an additional equity contribution or reduce the per share redemption price to ensure that TWC complies with the limitation under the Existing TWC Charter, which prohibits TWC from redeeming or repurchasing Public Shares submitted for redemption if such redemption would result in TWC’s failure to have net tangible assets (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)) in excess of $5 million. As TWC expects to retain at least the minimum required capital to satisfy its obligation to maintain net tangible assets in excess of $5 million, the Minimum Cash Condition will be satisfied if the PIPE investors consummate their PIPE investments for an aggregate of $300 million of Cellebrite ordinary shares.

Description of the Transactions

On April 8, 2021, TWC entered into the Business Combination Agreement with Cellebrite and Merger Sub. Pursuant to the Business Combination Agreement, Merger Sub will merge with and into TWC, with TWC surviving the Merger. As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, TWC will become a wholly owned subsidiary of Cellebrite, with the securityholders of TWC becoming securityholders of Cellebrite.

Cellebrite will issue to TWC securityholders the following securities at the Effective Time: each Public Share will be converted into the right to receive (A) an amount of cash equal to the greater of $0 and the quotient of (x) $120,000,000 minus the amount of redemptions by Public Stockholders, divided by (y) the number of Public Shares outstanding as of immediately prior to the Effective Time but after the automatic conversion of Sponsor Shares into Public Shares (other than any treasury shares of TWC, the “Per Share Cash Consideration”) and (B) a number of Cellebrite Ordinary Shares equal to the quotient of (x) the Reference Price minus the Per Share Cash Consideration, divided by (y) the Reference Price (the “Per Share Equity Consideration” and together with the Per Share Cash Consideration, the “Per Share Merger Consideration”).

At the Effective Time, each Sponsor Warrant and each Public Warrant will be converted into a Cellebrite Warrant, exercisable for the amount of Per Share Merger Consideration that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Business Combination. Additionally, each option and restricted stock unit of Cellebrite will remain outstanding, subject to adjusted terms to reflect the effect of the Stock Split on Cellebrite Ordinary Shares.

PIPE

Concurrently with the execution of the Business Combination Agreement, Cellebrite and the PIPE Investors entered into the Share Purchase Agreements providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 30,000,000 Cellebrite Ordinary Shares from certain existing Cellebrite shareholders at a price per share of $10.00 for gross proceeds to existing Cellebrite shareholders of $300,000,000. The closing of the PIPE Investments is conditioned upon the consummation of the Business Combination.

Consideration

The following represents the Merger Consideration under the “no redemption” scenario and the “maximum redemption” scenario, assuming no Cellebrite Warrants issued to holders of TWC Warrants in accordance with the Business Combination Agreement have been exercised:

	Assuming No Redemption		Assuming Maximum Redemption
(in thousands, except share amounts)(a)	Purchase Price	Shares Issued	Purchase Price	Shares Issued
Share Consideration to TWC	$480,000	55,224,490	$56,842	11,684,183
PIPE Investments	$300,000	30,000,000	$300,000	30,000,000

____________

(a)      The value of ordinary shares is reflected at $10 per share.

Ownership

The following summarizes the unaudited pro forma Cellebrite Ordinary Shares outstanding under the “no redemption” scenario and the “maximum redemption” scenario, assuming no Cellebrite Warrants issued to holders of TWC Warrants in accordance with the Business Combination Agreement have been exercised:

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
TWC	55,224,490	25.1%	11,684,183	6.6%
Existing Cellebrite Shareholders	134,324,524	61.2%	134,324,524	76.3%
PIPE Shares	30,000,000	13.7%	30,000,000	17.1%
Total Company Ordinary Shares Outstanding at Closing (excluding unvested shares)	219,549,014	100.0%	176,008,707	100.0%
Restricted Sponsor Shares	6,275,510		7,500,000
Cellebrite Price Adjustment Shares	15,000,000		15,000,000
Total Company Ordinary Shares Outstanding at Closing (including unvested Restricted Sponsor Shares and Price Adjustment shares)	240,824,524		198,508,707

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021, the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 is based on the historical financial statements of TWC and Cellebrite. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(in thousands, assuming no redemption)

	Cellebrite (Historical)	TWC (Historical)	Pro-Forma Adjustments		Pro-Forma Combined
Cash and cash equivalents	134,838	1,194	380,084	(A)	516,116
Restricted cash	5,127	—	—		5,127
Short-term deposits	101,421	—	—		101,421
Trade receivables (net of allowance for doubtful accounts of $616 as of March 31, 2021)	59,585	—	—		59,585
Prepaid expenses and other current assets	7,370	406	—		7,776
Other intangible assets	3,122	—	—		3,122
Inventories	4,865	—	—		4,865
Current assets	316,328	1,600	380,084		698,012
Other non-current assets	2,314	—	(2,300)	(W)	14
Deferred tax assets	8,265	—	—		8,265
Property and equipment, net	16,285	—	—		16,285
Intangible assets, net	6,225	—	—		6,225
Goodwill	9,463	—	—		9,463
Investments held in Trust Account	—	600,084	(600,084)	(B)	—
Non-current assets	42,552	600,084	(602,384)		40,252
Total assets	358,880	601,684	(222,300)		738,264
Accounts payable	4,525	41	—		4,566
Other accounts payable and accrued expenses	39,431	1,142	55,837	(F)	96,410
Deferred revenues	103,950	—	—		103,950
Current liabilities	147,906	1,183	55,837		204,926
Liability for employees’ severance benefits	356	—	—		356
Other long term liabilities	6,344	—	—		6,344
Long-term deferred revenues	34,900	—	—		34,900
Deferred underwriting commissions in connection with the initial public offering	—	21,000	(21,000)	(G)	—
Restricted Sponsor Shares liability	—	—	51,486	(X)	51,486
Price Adjustment Shares liability	—	—	119,102	(Y)	119,102
Derivative warrant liabilities	—	31,343	—		31,343
Non-current liabilities	41,600	52,343	149,588		243,531
Total liabilities	189,506	53,526	205,425		448,457
Redeemable convertible preferred shares, NIS 0.00001 par value; 41,459,369 shares authorized, issued and outstanding as of March 31, 2021; Aggregate liquidation preference of $138,653 as of March 31, 2021	101,205	—	(101,205)	(J)	—
Class A common stock; 54,315,817 shares subject to possible redemption at $10.00 per share	—	543,158	(543,158)	(K)	—
Total liens, commitments and contingencies	101,205	543,158	(644,363)		—
Share capital, NIS 0.00001 par value; 3,600,000,000 shares authorized, and 130,878,620 shares issued and outstanding as of March 31, 2021; Pro Forma Combined Common stock of NIS 0.00001 par value; 3,420,000,000 Shares authorized as of March 31, 2021; 219,549,014 Shares issued and outstanding as of March 31, 2020	*	—	*	(L)	1
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 5,684,183 shares issued and outstanding (excluding 54,315,817 shares subject to possible redemption)	—	1	(1)	(P)	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 15,000,000 shares issued and outstanding	—	2	(2)	(P)	—
Additional paid-in capital	35,925	3,770	240,678	(R)	280,373
Treasury stock, NIS 0.00001 par value; 43,540 ordinary shares	(85)	—	—		(85)
Accumulated other comprehensive income	397	—	—		397
Retained earnings	31,932	1,227	(24,038)	(U)	9,121
Total equity	68,169	5,000	216,638		289,807
Total liabilities and equity	358,880	601,684	(222,300)		738,264

____________

*        Less than US$ 1

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(in thousands, assuming maximum redemption)

	Cellebrite (Historical)	TWC (Historical)	Pro-Forma Adjustments		Pro-Forma Combined
Cash and cash equivalents	134,838	1,194	(43,074)	(A)	92,958
Restricted cash	5,127	—	—		5,127
Short-term deposits	101,421	—	—		101,421
Trade receivables (net of allowance for doubtful accounts of $616 as of March 31, 2021)	59,585	—	—		59,585
Prepaid expenses and other current assets	7,370	406	—		7,776
Other intangible assets	3,122	—	—		3,122
Inventories	4,865	—	—		4,865
Current assets	316,328	1,600	(43,074)		274,854
Other non-current assets	2,314	—	(2,300)	(W)	14
Deferred tax assets	8,265	—	—		8,265
Property and equipment, net	16,285	—	—		16,285
Intangible assets, net	6,225	—	—		6,225
Goodwill	9,463	—	—		9,463
Investments held in Trust Account	—	600,084	(600,084)	(B)	—
Non-current assets	42,552	600,084	(602,384)		40,252
Total assets	358,880	601,684	(645,458)		315,106
Accounts payable	4,525	41	—		4,566
Other accounts payable and accrued expenses	39,431	1,142	55,837	(F)	96,410
Deferred revenues	103,950	—	—		103,950
Current liabilities	147,906	1,183	55,837		204,926
Liability for employees’ severance benefits	356	—	—		356
Other long term liabilities	6,344	—	—		6,344
Long-term deferred revenues	34,900	—	—		34,900
Deferred underwriting commissions in connection with the initial public offering	—	21,000	(21,000)	(G)	—
Restricted Sponsor Shares liability	—	—	61,532	(X)	61,532
Price Adjustment Shares liability	—	—	119,102	(Y)	119,102
Derivative warrant liabilities	—	31,343	—		31,343
Non-current liabilities	41,600	52,343	159,634		253,577
Total liabilities	189,506	53,526	215,471		458,503
Redeemable convertible preferred shares, NIS 0.00001 par value; 41,459,369 shares authorized, issued and outstanding as of March 31, 2021; Aggregate liquidation preference of $138,653 as of March 31, 2021	101,205	—	(101,205)	(J)	—
Class A common stock; 54,315,817 shares subject to possible redemption at $10.00 per share	—	543,158	(543,158)	(K)	—
Total liens, commitments and contingencies	101,205	543,158	(644,363)		—
Share capital, NIS 0.00001 par value; 3,600,000,000 shares authorized, and 130,878,620 shares issued and outstanding as of March 31, 2021; Pro Forma Combined Common stock of NIS 0.00001 par value; [•] Shares authorized as of March 31, 2021; 176,008,707 Shares issued and outstanding as of March 31, 2020	*	—	*	(M)	1
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 5,684,183 shares issued and outstanding (excluding 54,315,817 shares subject to possible redemption)	—	1	(1)	(Q)	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 15,000,000 shares issued and outstanding	—	2	(2)	(Q)	—
Additional paid-in capital	35,925	3,770	(181,279)	(S)	(141,584)
Treasury stock, NIS 0.00001 par value; 43,540 ordinary shares	(85)	—	—		(85)
Accumulated other comprehensive income	397	—	—		397
Retained earnings	31,932	1,227	(35,285)	(V)	(2,126)
Total equity	68,169	5,000	(216,566)		(143,397)
Total liabilities and equity	358,880	601,684	(645,458)		315,106

____________

*        Less than US$ 1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share data)

	Cellebrite (Historical)	TWC (Historical)	Pro-Forma Adjustments		Pro-Forma Combined
Revenues	53,283	—	—		53,283
Cost of revenues	(8,199)	—	—		(8,199)
Gross profit	45,084	—	—		45,084
Sales and marketing	(14,893)	—	—		(14,893)
Research and development	(16,518)	—	—		(16,518)
General and administrative	(9,286)	(1,185)	—		(10,471)
Other expenses	—	(49)	—		(49)
Total operating expenses	(40,697)	(1,234)	—		(41,931)
Operating income (loss)	4,387	(1,234)	—		3,153
Financial income, net	366	30	(30)	(AA)	366
Financing costs – derivative warrant liabilities	—	—	—		—
Change in fair value of derivative warrant liabilities	—	17,607	—		17,607
Income before taxes on income	4,753	16,403	(30)		21,126
Taxes on income	(1,163)	—	—		(1,163)
Net income (loss)	3,590	16,403	(30)		19,963
Net loss per share attributable to common stockholders, basic and diluted	(0.001)
Weighted average number of ordinary shares used in computing basic and diluted net loss per share	130,077,090
Pro forma net loss per share attributable to common stockholders, basic (assuming no redemption)					0.09
Pro forma weighted average common shares outstanding, basic (assuming no redemption)					224,989,167
Pro forma net loss per share attributable to common stockholders, basic (assuming maximum redemption)					0.11
Pro forma weighted average common shares outstanding, basic (assuming maximum redemption)					182,673,350
Pro forma net loss per share attributable to common stockholders, diluted (assuming no redemption)					0.08
Pro forma weighted average common shares outstanding, diluted (assuming no redemption)					244,878,359
Pro forma net loss per share attributable to common stockholders, diluted (assuming maximum redemption)					0.10
Pro forma weighted average common shares outstanding, diluted (assuming maximum redemption)					202,562,542

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data, assuming no redemption)

	Cellebrite (Historical)	TWC (Historical, as restated)	Pro-Forma Adjustments		Pro-Forma Combined
Revenues	194,913	—	—		194,913
Cost of revenues	(37,879)	—	—		(37,879)
Gross profit	157,034	—	—		157,034
Sales and marketing	(61,305)	—	—		(61,305)
Research and development	(54,377)	—	—		(54,377)
General and administrative	(31,445)	(146)	—		(31,591)
Other expenses	(689)	(90)	—		(779)
Total operating expenses	(147,816)	(236)	—		(148,052)
Operating income (loss)	9,218	(236)	—		8,982
Financial income, net	2,179	54	(54)	(AA)	2,179
Financing costs – derivative warrant liabilities	—	(1,347)	(1,511)	(BB)	(2,858)
Change in fair value of derivative warrant liabilities	—	(13,647)	—		(13,647)
Income before taxes on income	11,397	(15,176)	(1,565)		(5,344)
Taxes on income	(5,616)	—	—		(5,616)
Net income (loss)	5,781	(15,176)	(1,565)		(10,960)
Net loss per share attributable to common stockholders, basic and diluted	(0.07)
Weighted average number of ordinary shares used in computing basic and diluted net loss per share	128,921,047
Pro forma net loss per share attributable to common stockholders, basic and diluted					(0.05)
Pro forma weighted average common shares outstanding, basic and diluted					223,887,358

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data, assuming maximum redemptions)

	Cellebrite (Historical)	TWC (Historical, as restated)	Pro-Forma Adjustments		Pro-Forma Combined
Revenues	194,913	—	—		194,913
Cost of revenues	(37,879)	—	—		(37,879)
Gross profit	157,034	—	—		157,034
Sales and marketing	(61,305)	—	—		(61,305)
Research and development	(54,377)	—	—		(54,377)
General and administrative	(31,445)	(146)	—		(31,591)
Other expenses	(689)	(90)	—		(779)
Total operating expenses	(147,816)	(236)	—		(148,052)
Operating income (loss)	9,218	(236)	—		8,982
Financial income, net	2,179	54	(54)	(AA)	2,179
Financing costs – derivative warrant liabilities	—	(1,347)	(12,758)	(BB)	(14,105)
Change in fair value of derivative warrant liabilities	—	(13,647)	—		(13,647)
Income before taxes on income	11,397	(15,176)	(12,812)		(16,591)
Taxes on income	(5,616)	—	—		(5,616)
Net income (loss)	5,781	(15,176)	(12,812)		(22,207)
Net loss per share attributable to common stockholders, basic and diluted	(0.07)
Weighted average number of ordinary shares used in computing basic and diluted net loss per share	128,921,047
Pro forma net loss per share attributable to common stockholders, basic and diluted					(0.12)
Pro forma weighted average common shares outstanding, basic and diluted					181,571,541

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.     Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of Cellebrite and TWC.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Cellebrite and TWC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021, assumes that the Business Combination occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        TWC’s unaudited condensed balance sheet as of March 31, 2021, and the related notes for the three months ended March 31, 2021, included elsewhere in this proxy statement/prospectus; and

•        Cellebrite’s unaudited condensed consolidated interim balance sheet as of March 31, 2021, and the related notes for the three months ended March 31, 2021 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        TWC’s unaudited condensed statement of operations for the three months ended March 31, 2021, and the related notes included elsewhere in this proxy statement/prospectus; and

•        Cellebrite’s unaudited consolidated interim statements of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•        TWC’s audited statement of operations for the period from July 20, 2020 (inception) through December 31, 2020, as restated, and the related notes included elsewhere in this proxy statement/prospectus; and

•        Cellebrite’s audited consolidated statements of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that TWC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. TWC believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Cellebrite. They should be read in conjunction with the historical financial statements and notes thereto of TWC and Cellebrite.

2.     Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Cellebrite. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.     Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The pro forma financial information reflects transaction related adjustments management believes are necessary to present fairly Cellebrite’s pro forma results of operations and financial position following the closing of the Business Combination and related transactions as of and for the periods indicated.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company following consummation of the Business Combination filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of outstanding Cellebrite Ordinary Shares, assuming the Business Combination occurred on January 1, 2020.

In addition, holders of Cellebrite Ordinary Shares prior to the consummation of the Effective time have the right to receive up to 15,000,000 Cellebrite Ordinary Shares in three equal tranches upon achievement of the Triggering Events; if at any time during the Price Adjustment Period the price of Cellebrite Ordinary Shares will be greater than or equal to $12.50, $15.00 and $17.50, respectively, over any twenty trading days within any thirty trading day period. In the event of a post-Closing change of control transaction involving Cellebrite, any amount of the Price Adjustment not previously issued will be issued and will be entitled to participate in the change of control transaction (the “Price Adjustment Shares”).

In accordance with the Sponsor Support Agreement, the Sponsor Parties agreed to forfeit 1,500,000 out of their 15,000,000 TWC Shares. The remaining Cellebrite Ordinary Shares issued to the Sponsor Parties will be subject to vesting criteria; 6,000,000 of the Cellebrite Ordinary Shares will automatically vest at the Closing, and the rest of Cellebrite Ordinary Shares will vest in three tranches of 3,000,000, 3,000,000 and 1,500,000 Cellebrite Ordinary Shares, upon achievement of the Triggering Events; if at any time during the Price Adjustment Period the price of Cellebrite Ordinary Shares will be greater than or equal to $12.50, $15.00 and $30.00, respectively, over any twenty trading days within any thirty trading day period. In the event of a post-Closing change of control transaction involving Cellebrite, any amount of the Restricted Sponsor Shares not previously vested will vest and will be entitled to participate in the change of control transaction (the “Restricted Sponsor Shares”). Upon the expiration of the Price Adjustment Period (a period of seven years), any unvested Cellebrite Shares that have not vested as of such time will be forfeited. Each Sponsor Party shall be entitled to vote its unvested Restricted Sponsor Shares and receive dividends and other, and to have all other economic rights, in each case, with respect to such Restricted Sponsor Shares while they remain unvested.

The Restricted Sponsor Shares and the Cellebrite Price Adjustment Shares are classified as a liability in the unaudited pro forma condensed combined balance sheet and vest or issued upon the Triggering Events, as outlined in the Sponsor Support agreement and the Business Combination Agreement during the Price Adjustment Periods. Post-Business Combination, these liabilities will be remeasured to their fair value at the end of each reporting period and subsequent changes in the fair value post-Business Combination will be recognized in the combined company’s statement of operations.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(A)    Represents pro forma adjustments to the cash balance to reflect in case of no redemption the following:

	($ in thousands)
Reclassification of investments held in Trust Account	600,084	(B)
Cash distribution	(100,000)	(D)
Per Share Cash Consideration	(120,000)	(E)
	380,084	(A)

Or the following in case of maximum redemption:

	($ in thousands)
Reclassification of investments held in Trust Account	56,926	(C)
Cash distribution	(100,000)	(D)
Per Share Cash Consideration	—	(E)
	(43,074)	(A)

(B)    Reflects the reclassification of $600.1 million of marketable securities held in the Trust Account that becomes available following the Business Combination in case of no redemption.

(C)   Reflects the reclassification of $56.9 million of marketable securities held in the Trust Account that becomes available following the Business Combination in case of maximum redemption. Calculated as the sum of (a) the product of multiplying TWC 5,684,183 Public Shares not subject to redemption by the Reference Price ($10) and (b) interest earned on funds held in the Trust Account.

(D)    Reflects cash distribution of $100 million, comprised of the Initial Dividend ($21.3 million) to be distributed from Cellebrite’s retained earnings and the Maximum Additional Dividend ($78.7 million) to be distributed as a reduction of Cellebrite’s Additional paid-in capital.

(E)    Reflects the aggregate amount of the Per Share Cash Consideration of $120 million in case of no redemption. In case of maximum redemption, the Per Share Cash Consideration will be equal to zero.

(F)    Represents pro forma adjustments to Other accounts payable and accrued expenses:

	($ in thousands)
Deferred underwriting commissions in connection with the initial public offering	21,000	(G)
Unpaid Company Expenses	23,137	(H)
Deferred offering costs	(2,300)	(W)
Other SPAC Transaction Expenses	14,000	(I)
	55,837	(F)

(G)    Represents the reclassification of $21 million of deferred underwriting commissions to short term liability.

(H)    Represents estimated transaction fees of approximately $23.1 million incurred by Cellebrite in consummating the Transaction. In case of no redemption, an amount of $21.6 is attributed to the issuance of Cellebrite Share Capital, and was accordingly recognized as a decrease to additional paid-in capital, and an amount of $1.5 million is attributed to the issuance of Cellebrite Warrants, and was accordingly recognized as an expense in the statement of operations. In case of maximum redemption, the amounts are $10.4 million and $12.7 million, respectively.

(I)     Represents estimated transaction fees of approximately $14 million incurred by TWC in consummating the Transaction.

(J)     Reflects the conversion of 41,459,369 Cellebrite Preferred Shares into 41,459,369 Cellebrite Ordinary Shares.

(K)    Reflects the reclassification of $543.2 million related to Public Shares subject to redemption to permanent equity, in case of no redemption, or $543.2 the redeemed value, in case of maximum redemption.

(L)    Represents pro forma adjustments to Cellebrite share capital due in the case of no redemption, based on the expected total outstanding shares as per the Ownership table above minus the total amount of Cellebrite Ordinary Share outstanding as of March 31, 2021:

Adjustment to Cellebrite share Capital as of May 31, 2021	74,945	(N)
Conversion of Cellebrite Preferred Shares to Cellebrite Ordinary Shares	41,459,369	(J)
Stock split	(8,088,410)	(O)
Issuance of Cellebrite Ordinary Shares to Public Stockholders	55,224,490	(P)
	88,670,394	(L)

The adjustment in the pro forma balance sheet reflects the adjustment to the USD value of Cellebrite share capital, as the shares are denominated in par value of NIS 0.000001.

(M)   Represents pro forma adjustments to Cellebrite share capital due in the case of maximum redemption, based on the expected total outstanding shares as per the Ownership table above minus the total amount of Cellebrite Ordinary Share outstanding as of March 31, 2021:

Adjustment to Cellebrite share Capital as of May 31, 2021	74,945	(N)
Conversion of Cellebrite Preferred Shares to Cellebrite Ordinary Shares	41,459,369	(J)
Stock split	(8,088,410)	(O)
Issuance of Cellebrite Ordinary Shares to Public Stockholders	11,684,183	(Q)
	45,130,087	(M)

The adjustment in the pro forma balance sheet reflects the adjustment to the USD value of Cellebrite share capital, as the shares are denominated in par value of NIS 0.000001.

(N)    Reflects the number of Cellebrite Ordinary Shares issued between March 31, 202 and May 31, 2021.

(O)    Represents the effect of the Stock Split, calculated by subtracting the product of the aggregate amount of Cellebrite Ordinary Shares following the Preferred Share Conversion (172,412,934, see J) and the Stock Split Multiple (0.95) from the aggregate amount of Cellebrite Ordinary Shares following the Preferred Share Conversion.

(P)    Represents the number of Cellebrite Ordinary Shares to be issued to Public Stockholders as part of the Per Share Equity Consideration, in case of no redemption. Calculated as the sum of 60,000,000 TWC Public Shares and 6,000,000 Sponsor Shares, multiplied by 0.84, the Per Share Equity Consideration.

(Q)    Represents the number of Cellebrite Ordinary Shares to be issued to TWC Public Stockholders as part of the Per Share Equity Consideration, in case of max redemption. Calculated as the sum of 5,684,183 Cellebrite Ordinary Shares issued to Public Stockholders (see C) and 6,000,000 Cellebrite Ordinary Shares issued to the Sponsors Stockholders.

(R)    Represents pro forma adjustments to additional paid-in capital balance to reflect the following in case of no redemption:

	($ in thousands)
Transaction fees	(35,626)	(H), (I)
Conversion of Cellebrite Preferred Shares to Cellebrite Ordinary Shares	101,205	(J)
Reclassification of Public Shares subject to redemption	543,158	(K)
Reclassification of TWC accumulated deficit	1,227	(T)
Per Share Cash Consideration	(120,000)	(E)
Cash distribution	(78,700)	(D)
Restricted Sponsor Shares liability	(51,486)	(X)
Price Adjustment Shares liability	(119,102)	(Y)
Adjustment of shares par value	2	(L)
	240,678	(R)

(S)    Represents pro forma adjustments to additional paid-in capital balance to reflect the following in case of maximum redemption:

	($ in thousands)
Transaction fees	(24,379)	(H), (I)
Conversion of Cellebrite Preferred Shares to Cellebrite Ordinary Shares	101,205	(J)
Reclassification of Public Shares subject to redemption	—	(K)
Reclassification of TWC accumulated deficit	1,227	(T)
Per Share Cash Consideration	—	(E)
Cash distribution	(78,700)	(D)
Restricted Sponsor Shares liability	(61,532)	(X)
Price Adjustment Shares liability	(119,102)	(Y)
Adjustment of shares par value	2	(M)
	(181,279)	(S)

(T)    Represents the amount of the formation and operating costs recorded in TWC, as well as expenses for change in fair value of derivative warrant liabilities and financing costs resulted from the derivative warrant liabilities.

(U)    Represents pro forma adjustments to accumulated loss to reflect the following in case of no redemption:

	($ in thousands)
Cash distribution	(21,300)	(D)
Reclassification of TWC accumulated deficit	(1,227)	(T)
Transaction fees	(1,511)	(H)
	(24,038)	(U)

(V)    Represents pro forma adjustments to accumulated loss to reflect the following in case of maximum redemption:

	($ in thousands)
Cash distribution	(21,300)	(D)
Reclassification of TWC accumulated deficit	(1,227)	(T)
Transaction fees	(12,758)	(H)
	(35,285)	(V)

(W)   Represents elimination of an amount of $2.3 million of transaction costs already recorded on the balance sheet.

(X)    Reflects the liability relating to the 6,275,510 and 7,500,000 Cellebrite Ordinary Shares issued to the Sponsor Parties, subject to vesting, in case of no redemption and maximum redemption, respectively. The liabilities are recognized at their estimated fair values of $51.5 million and $61.5 million as of March 31, 2021. Post-Business Combination, these liabilities will be remeasured to their fair value at the end of each reporting period and subsequent changes in the fair value post-Business Combination will be recognized in the combined company’s statement of operations.

(Y)    Reflects the liability relating to the 15,000,000 Cellebrite Price Adjustment Shares. The liability is recognized at its estimated fair values of $119.1 million as of March 31, 2021. Post-Business Combination, this liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value post-Business Combination will be recognized in the combined company’s statement of operations.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(AA) Represents interest earned on money in the Trust Account that has been cancelled.

(BB) Represents transaction fees attributed to the issuance of Cellebrite Warrants (see H).

4.     Earnings (loss) per share

Net earnings (loss) per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the three months ended March 31, 2020 and the year ended December 31, 2020:

	Three months ended March 31, 2021		Year ended December 31, 2020
	Assuming no redemption	Assuming maximum redemption	Assuming no redemption	Assuming maximum redemption
Pro forma net earnings (loss, in thousands)	$19,963	$19,963	$(10,960)	$(22,207)
Weighted average shares outstanding – basic	224,989,167	182,673,350
Weighted average shares outstanding – diluted	244,878,359	202,562,542
Weighted average shares outstanding – basic and diluted			223,887,358	181,571,541
Net earnings per share – basic	$0.09	$0.11
Net earnings per share – diluted	$0.08	$0.10
Net loss per share – basic and diluted			$(0.05)	$(0.12)
Weighted average shares outstanding
TWC(a)	55,224,490	11,684,183	55,224,490	11,684,183
Cellebrite Ordinary Shares holders(b)	123,974,782	123,974,782	122,872,973	122,872,973
Cellebrite Preferred Shares holders(c)	39,514,385	39,514,385	39,514,385	39,514,385
Restricted Sponsor Shares(d)	6,275,510	7,500,000	6,275,510	7,500,000
Weighted average shares outstanding – basic	224,989,167	182,673,350	223,887,358	181,571,541
Cellebrite options(e)	19,889,192	19,889,192
Weighted average shares outstanding – diluted	244,878,359	202,562,542	223,887,358	181,571,541

____________

(a)      TWC:

•        Assuming no redemption: calculated as the sum of 60,000,000 Cellebrite Ordinary Shares issued to TWC Public Stockholders and 6,000,000 Cellebrite Ordinary Shares issued to the Sponsors, multiplied by 0.84, the Per Share Equity Consideration (see P).

•        Assuming maximum redemption: calculated as the sum of 5,684,183 Cellebrite Ordinary Shares issued to TWC Public Stockholders (see C) and 6,000,000 Cellebrite Ordinary Shares issued to the Sponsors.

(b)      Cellebrite Ordinary Shares holders: calculated as Cellebrite’s weighted average number of ordinary shares used in computing basic and diluted net loss per share (128,921,047 and 130,077,090 for the three months ended March 31, 2021 and the year ended December 31, 2020 respectively), multiplied by the Stock Split Multiple (0.95, see O).

(c)      Cellebrite Preferred Shares holders: calculated as the number of Cellebrite Preferred Shares (41,459,369), multiplied by the Stock Split Multiple (0.95, see O).

(d)      Restricted Sponsor Shares: the holders of the Restricted Sponsor Share are entitled to vote their unvested shares, receive dividends, and to have all other economic rights, with respect to their Restricted Sponsor Shares while they remain unvested. As they have rights to receive nonforfeitable dividends, they are considered participating securities, and thus were included in the basic pro forma weighted average shares outstanding. Post-Business Combination, these shares will be treated as a different class than the Cellebrite Ordinary Shares, and the EPS will be calculated using the two-class method.

(e)      Cellebrite options: the dilutive effect of the vested and unvested options of Cellebrite. Including these options in the earnings per share calculation for the year ended December 31, 2020 will result in anti-dilution, and thus they’ve been excluded from the calculation of diluted loss per share.

MANAGEMENT FOLLOWING THE MERGER

Management and Board of Directors

TWC and Cellebrite anticipate that the current executive officers and the majority of the directors of Cellebrite will remain as the executive officers and directors of Cellebrite following the Merger. The following persons are expected to serve as Cellebrite’s executive officers and directors following the Merger.

Name	Age	Position
Executive Officers
Yossi Carmil	54	Chief Executive Officer, Director
Dana Gerner	53	Chief Financial Officer
Leeor Ben-Peretz	45	Chief Strategy Officer
Ronnen Armon	58	Chief Products & Technologies Officer
Mark Gambill	62	Chief Marketing Officer
Alon Klomek	51	Chief Business Officer
Osnat Tirosh	52	Chief People Officer
Ken Basore	55	General Manager, Enterprise Solutions

Directors
Haim Shani	63	Chairman of the board
Ryusuke Utsumi	55	Director
Yonatan Domnitz	40	Director
Elly Keinan	56	Director
Adam Clammer	50	Director nominee
Brandon van Buren	37	Director nominee
Nadine Baudot-Trajtenberg	65	Director nominee
Dafna Gruber	56	Director nominee

Executive Officers

Yossi Carmil    is our Chief Executive Officer, a position which he has held since 2005, after joining Cellebrite in 2004. From September 2004 to June 2005 Mr. Carmil was Vice President of Sales at Cellebrite. As of June 2019 Mr. Carmil joined the Cellebrite Board. Prior to joining Cellebrite, Mr. Carmil served as the Director of Sales at ITS Telecom from 2001 to 2004. Prior to that, he was Vice President, Commercial at Siemens from 1998 to 2001. Mr. Carmil has previously served as a director of Communitake Limited, Cellomat Limited and the German-Israeli Chamber of Commerce. Mr. Carmil currently serves as a director of the American-Israeli Chamber of Commerce. Mr. Carmil holds a Bachelor’s degree in Economics and Business Administration as well as an MBA from the Ludwig-Maximilians University in Munich, Germany.

Dana Gerner    is our Chief Financial Officer, a position which she has held since May 2014. Prior to joining Cellebrite, Ms. Gerner served as Chief Financial Officer as well as President & Pool Management Director at Polymer Logistics from February 2000 to April 2014. Prior to that, Ms. Gerner was Chief Financial Officer at Leiman Schlussel from November 1998 to January 2000. She also served as a Senior Manager at Ernst & Young from 1991 to 1996 and Head of Section at the Israeli Defense Force from 1988 to 1990. Ms. Gerner earned a BA in Accounting and Economics from Tel-Aviv University and a Master’s degree in Innovation Management from Swinburne University.

Leeor Ben-Peretz    is our Chief Strategy Officer, a position which he has held since February 2020. Prior to serving as Chief Strategy Officer, Mr. Ben-Peretz has held a variety of executive business roles while at Cellebrite since joining Cellebrite in 2009. Prior to joining Cellebrite, Mr. Ben-Peretz served as the Director of Business Development & Channel Sales and the Director of Account Management at InfoGin from 2006 to 2009. Prior to that, he served as Project Manager at Comverse from 2005 to 2006. Mr. Ben-Peretz also served as the Senior Project Manager at Pelephone from 2004 to 2005 as well as Treasurer and Product Manager at Aladdin Knowledge systems from 1998 to 2003. Mr. Ben-Peretz holds a BA degree in Business and Economics from the Academic College of Tel-Aviv and an Executive MBA degree from the Hebrew University of Jerusalem.

Ronnen Armon    is our Chief Products & Technologies Officer, a position which he has held since joining Cellebrite in July 2020. Prior to joining Cellebrite, he was the Chief Operations Officer at Verbit.ai from November 2019 to June 2020. Prior to that, he co-founded Capriza and worked there from July 2011 to November 2019 and became Chief Executive Officer in November 2017. He has also held key VP positions at HP Software from 2007 to 2011 and

Mercury from February 2004 to October 2007. Prior to these roles, Mr. Armon served as the General Manager at Enigma from 1992 to 2002. Mr. Armon holds a BSc. degree in Computer Science and Industrial Engineering, and a Master’s degree in System Analysis and Operations Research, both from the Technion, Israel’s Institute of Technology.

Mark Gambill    is our Chief Marketing Officer, a position which he has held since joining Cellebrite in December 2018. Prior to joining Cellebrite, Mr. Gambill worked as the EVP Marketing and Chief Marketing Officer at MicroStrategy from May 2014 to December 2018. Prior to that, he served as Chief Marketing Officer at Vocus Inc. from August 2013 to 2014. Additionally, Mr. Gambill has served a variety of executive marketing roles including as VP Integrated Media and Marketing at Home Depot from 2012 to 2013, VP Marketing at Dell Inc. from January 2010 to July 2012, Chief Marketing Officer at CDW Corporation from August 2006 to April 2010, VP Marketing at Manpower from 2000 to 2006, as well as Chief Marketing Officer at ESI Corp. from 1997 to 2000. Mr. Gambill holds a Bachelor of Science degree in Marketing from Florida State University and has completed graduate course work at INSEAD.

Alon Klomek    is our Chief Business Officer, a position which she has held since June 2020 after joining Cellebrite as the VP International Sales in June 2012. Prior to working at Cellebrite, Mr. Klomek was the Chief Executive Officer of eXaudios Technologies from January 2010 to June 2012. Prior to that, Mr. Klomec was VP Business PMI at NICE-Actimize from January 2008 to January 2010. Mr. Klomek has held several other positions including various executive roles at NICE Systems Inc. from November 2001 to January 2008, and Sales Manager as well as VP Sales while working at Walla Communication from October 1997 to November 2001. Mr. Klomek holds a Bachelor’s degree in Economics from Tel-Aviv College of Management and an MBA as well as a degree in Business Studies from NYU.

Osnat Tirosh    is our Chief People and Corporate Development Officer, a position which she has held since January 2020. Ms. Tirosh joined Cellebrite as EVP Global HR & Strategic Organizational Development in March 2013. Prior to joining Cellebrite, Ms. Tirosh served as the Head of Global Human Resources at Better Place from October 2011 to March 2013. Prior to working at Better Place, Ms. Tirosh served as the Director of International HR and Director of HR at Passave (acquired by PMC-Sierra) from 2004 to October 2011. Additionally, Ms. Tirosh has served a variety of executive HR roles including Director of HR at nLayers from 2003 to 2004, VP HR at Pixel from 1998 to 2002, Senior Buyer at Comverse Infosys from 1997 to 1998, and Human Recourses Classification Unit at both the Government of Israel Ministry of Defense and the Israel air Force from 1986 to 1996. Ms. Tirosh holds a BSc. from NY Institute of Technology in Marketing and Communications and a MSc. degree in Management Engineering from the University of Bridgeport.

Ken Basore    is our General Manager of Enterprise Solution, a position he has held since September 2020. Mr. Basore joined Cellebrite after the acquisition of BlackBag Technologies, Inc. (“Blackbag”) in February 2020. Prior to joining Cellebrite, Mr. Basore served as the CEO of BlackBag from September 2017 to August 2020. Prior to working at BlackBag, Mr. Basore served as the Senior Vice President of Product Engineering at Guidance Software (“Guidance”), which was acquired by OpenText Corporation, from December 2004 to September 2017, where he was responsible for all aspects of the design, development, delivery and support for both on-premise enterprise solutions and SaaS applications. Additionally, Mr. Basore held executive roles in training, information technology and professional services, including Head of Professional Services at Guidance from January 2003 to December 2004, and head of Training and CIO at Guidance from March 2012 to December 2015.

Directors and Director Nominees

Ryusuke Utsumi    is a Director of Cellebrite, a position which he has held since April 2020. Mr. Utsumi is currently president of SUNCORPORATION after joining SUNCORPORATION in June 2012. Prior to that, Mr. Utsumi served as a General Manager at Chubu Aerospace Industrial Technology Center from June 2009 to June 2012. Prior to that, Mr. Utsumi served as the Incubation Manager at Aichi Venture House from March 2008 to June 2009.

Yonatan Domnitz    is a Director of Cellebrite, a position which he has held since April 2020. Mr. Domnitz was appointed as a Director of Sun Corporation, the parent company of Cellebrite, in April 2020 and as a director of Bascoft Ltd. in July 2020. He currently serves as a Managing Director and Strategic Analyst at Oasis Management (Hong Kong), a wholly-owned investment sub-advisory affiliate of Oasis Management Company Ltd., having joined the firm as an analyst in August 2012. Prior to his role with Oasis, Mr. Domnitz served as a Forensic Accountant at C. Lewis & Company LLP from January 2010 to August 2012 and RGL Forensics from August 2006 to December 2009.

Mr. Domnitz has a BA (Hons) in History from University College London, successfully completed the Legal Practice Course at the College of Law having also attained a Graduate Diploma in Law. Mr. Domnitz qualified as Charted Accountant in 2009 and is an Associate member of the Institute of Chartered Accountants in England and Wales.

Haim Shani    is a Director of Cellebrite, a position which he has held since 2019. Mr. Shani is currently the Co-founder & General Partner at Israel Growth Partners starting in April 2012. Prior to that, Mr. Shani served as a Director General and the Head of the Competitiveness Committee for the Ministry of Finance from November 2009 to September 2011. Prior to his work at the Ministry of Finance, Mr. Shani served as the Chief Executive Officer of NICE Systems Ltd. from January 2001 to October 2009. Prior to that, Mr. Shani served as VP at Applied Materials from April 1998 to December 2000. Mr. Shani holds a Bachelor’s degree in Industrial and Management Engineering from the Technion – Israel Institute of Technology, and an MBA from INSEAD, France.

Elly Keinan    is a Director of Cellebrite, a position which he has held since September 2020. Mr. Keinan currently serves as Group President of Kyndryl starting in March 2021. Prior to that, Mr. Keinan served a variety of executive roles at IBM, including President and Chairman of IBM Japan and General Manager of North America, serving in these various roles from July 1987 to June 2020. Mr. Keinan holds his BS in Computer Science and Electrical Engineering from Rensselaer Polytechnic Institute and his MBA from University of Miami Herbert Business School.

Adam H. Clammer    is the Chief Executive Officer and a Director of TWC, a position which he has held since November 2020. Since September 2020, he has served as Chief Executive Officer, President and a director of Nebula Caravel Acquisition Corp. (Nasdaq: NEBC). Mr. Clammer is also a Founding Partner of True Wind Capital, a private equity fund manager focused on the technology industry. Prior to founding True Wind Capital in 2015, Mr. Clammer was with KKR since 1995 where he co-founded and led the Global Technology Group from 2004 to 2013. Mr. Clammer has served on the boards of several public companies over the past 20 years. Mr. Clammer currently serves as a director of The Switch since 2016, as Chairman of the Board of LeadVenture since 2017, and as a director of Open Lending since 2020. Prior to joining KKR, Mr. Clammer worked in the Mergers & Acquisitions group at Morgan Stanley in New York and Hong Kong from 1992 to 1995. He holds a B.S. in Business Administration from the University of California, Berkeley and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

Brandon Van Buren    was a Director of TWC from November 2020 to May 2021. Mr. Van Buren is a Partner at True Wind Capital, a private equity fund manager focused on the technology industry, which he joined in 2017. From 2014 to 2017, Mr. Van Buren was a Principal at Google Capital. Prior to joining Google Capital, Mr. Van Buren was with KKR, a global investment manager, from 2010 to 2012. Mr. Van Buren currently serves as a director of Zix since 2019, as a director of Open Lending since 2020 and as a director of Nebula Caravel Acquisition Corp., since 2020. Mr. Van Buren holds a B.S. in Business Administration with concentrations in Finance and Accounting from California Polytechnic State University, San Luis Obispo and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

Nadine Baudot-Trajtenberg    currently serves as an Assistant Professor at the Interdisciplinary Center’s Tiomkin School of Economics in Herzliya, Israel, having previously served as Associate Dean at both the school of Economics and the Arison school of Business where she headed both the Masters of Business Administration and Global Masters of Business Administration programs. Prior to that, she served as Deputy Governor of the Bank of Israel from 2014 to 2019. Dr. Baudot-Trajtenberg has served on several boards, including of the holding company of Menora Mivtachim, one of Israel’s largest financial groups, Gazit Globe, a leading global real estate company, Bank Leumi Luxembourg and Bank Leumi Switzerland. Dr. Baudot-Trajtenberg holds a B.Sc. in Economics from the University of Montreal, an M.A. in Philosophy, Politics and Economics from the University of Oxford, and a Ph.D. in Economics from Harvard University.

Dafna Gruber    served as Chief Financial Officer of Aqua Security Ltd. from 2019 to February 2021. Previously, she served as Chief Financial Officer of Landa Corporation Ltd. from 2017 to 2018, of Clal Industries Ltd. from 2015 to 2017, of Nice Systems Ltd. from 2007 to 2015, and of Alvarion from 1999 to 2007. Ms. Gruber currently serves as an external director and/or independent director, and an audit committee and/or compensation committee member of several public companies, including Nova Measuring Instruments Ltd., Tufin Software Technology Ltd., TAT Industries Ltd. and Cognyte Ltd. Ms. Gruber holds a B.A. in Accounting and Economics from Tel Aviv University, and is a CPA.

Family Relationships

There are no family relationships between any of our executive officers and our directors.

Arrangements for Election of Directors and Members of Management

Pursuant to our articles of association as currently in effect prior to the Merger, certain of our shareholders had rights to appoint members of our board of directors and the CEO serves as a director in his capacity as such. These rights will be terminated and replaced upon the effectiveness of this offering. Our currently serving directors were appointed as follows:

Mr. Ryusuke Utsumi, Mr. Yoshimi Kimura and Mr. Yonatan Domnitz were appointed by SUNCORPORATION;

Mr. Haim Shani and Mr. Uri Erde were appointed by IGP;

Mr. Elly Keinan was appointed as an industry expert in agreement between SUNCORPORATION and IGP; and

Mr. Yossi Carmil was appointed in his capacity as a chief executive officer.

Following the Merger, (i) two directors to be nominated by the Sponsor and reasonably acceptable to Cellebrite, to be identified prior to the Closing; (ii) two directors to be nominated by SUNCORPORATION and reasonably acceptable to Cellebrite, to be identified prior to the Closing; (iii) one director to be nominated by IGP and reasonably acceptable to Cellebrite, to be identified prior to the Closing, and (iv) four directors to be identified prior to the Closing, and nominated in accordance with Cellebrite’s governing documents and applicable Law, at least two of whom shall be external directors according to the requirements of Israeli Law and three of whom shall be Independent Directors (for the avoidance of doubt, the external directors are considered also as independent directors). The Chairperson of the Cellebrite Board shall initially be Haim Shani, who shall serve in such capacity in accordance with the terms of Cellebrite’s governing documents following the Effective Time. The initial officers of Cellebrite shall be those persons designated by Cellebrite as such prior to Closing, who shall serve in such capacity in accordance with the terms of Cellebrite’s governing documents following the Effective Time.

Corporate Governance Practices

As an Israeli company, we are subject to various corporate governance requirements under the Companies Law, relating to matters such as external directors, the audit committee, the compensation committee and an internal auditor.

We are a “foreign private issuer” (as such term is defined in Rule 405 under the Securities Act). As a foreign private issuer we will be permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of Nasdaq, provided that we disclose which requirements we are not following and the equivalent Israeli requirement.

We intend to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings. As permitted under the Companies Law, pursuant to the Amended Articles to be effective upon the closing of the Business Combination, the quorum required for an ordinary meeting of shareholders will consist of at least two shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law who hold at least 25% of the voting power of our shares. If a meeting is adjourned for a lack of quorum, the quorum for such adjourned meeting will be, subject to certain exceptions, any number of shareholders. Those minimal attendance levels are lower than 33 1/3% of the issued share capital, which is the minimal quorum permitted under the corporate governance rules of Nasdaq. We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. We may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other corporate governance rules.

Board of Directors

Under the Companies Law and the Amended Articles to be effective upon Closing, our business and affairs will be managed under the direction of the Cellebrite Board. The Cellebrite Board may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Our Chief Executive Officer (referred to as a “general manager” under the Companies Law) is responsible for our day-to-day management. Our Chief Executive Officer is appointed by, and serves at the discretion of, the Cellebrite Board, subject to the employment agreement that we have entered into with him. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.

Under the Amended Articles to be effective upon the closing of the business combination, other than external directors, for whom special election requirements apply under the Companies Law, the number of directors on the Cellebrite Board will be no less than three and no more than eleven directors divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors (other than the external directors). At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Therefore, beginning with the annual general meeting of 2022, each year the term of office of only one class of directors will expire.

Our directors who are not external directors will be divided among the three classes as follows:

•        the Class I directors will be Yossi Carmil, Elly Keinan and Yonatan Domnitz, and their terms will expire at the annual general meeting of shareholders to be held in 2022;

•        the Class II directors, will be Haim Shani, Brandon van Buren and Ryusuke Utsumi, and their terms will expire at our annual meeting of shareholders to be held in 2023; and

•        the Class III director will be Dafna Gruber, Nadine Baudot-Trajtenberg and Adam Clammer, and their terms will expire at our annual meeting of shareholders to be held in 2024.

Our directors, aside from our external directors, and subject to the specific director appointment rights contained in the Amended Articles, according to which (i) two directors shall be nominated by the Sponsor and reasonably acceptable to Cellebrite (each a “Sponsor Director”); (ii) two directors shall be nominated by SUNCORPORATION (each a “SUN Director”) and reasonably acceptable to Cellebrite; and (iii) one director shall be nominated by IGP (“IGP Director”) and reasonably acceptable to Cellebrite, will generally be appointed by a simple majority vote of holders of our ordinary shares, participating and voting (in person or by proxy) at an annual general meeting of our shareholders.

Each director, aside from our external directors, the Sponsor Directors, the SUN Directors and IGP Director, will hold office until the annual general meeting of our shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.

With respect to the directors appointed pursuant to the specific appointment rights described above: one Sponsor Director shall serve in Class II (the “Class II Sponsor Director”) and the other Sponsor Director shall serve in Class III (the “Class III Sponsor Director”); one SUN Director shall serve in Class I (the “Class I SUN Director”) and the other SUN Director shall serve in Class II (the “Class II SUN Director”); and the IGP Director shall serve in Class II.

The director appointment rights of the Sponsor, SUNCORPORATION and IGP under the Cellebrite Articles are subject to the following limitations:

•        The Sponsor shall have the right to appoint a Class II Sponsor Director and a Class III Sponsor Director during the period commencing on the date of the consummation of the Business Combination and ending on the earlier of (i) the date immediately following Cellebrite’s 2023 annual general meeting of its shareholders and (ii) the date on which the Sponsor Parties beneficially own in the aggregate less than two-thirds (2/3) of the number of Cellebrite Ordinary Shares beneficially owned by the Sponsor Parties on the date of the consummation of the Business Combination. Following such period and until the earlier of (i) the date immediately prior to Cellebrite’s 2023 annual general meeting of its shareholders and (ii) the date on which the Sponsor Parties beneficially own in the aggregate less than one-third (1/3) of the number of Cellebrite Ordinary Shares beneficially owned by the Sponsor Parties on the consummation of the Business Combination, the Sponsor shall have the right to appoint a Class III Sponsor Director.

•        SUNCORPORATION shall have the right to appoint a Class I SUN Director and a Class II SUN Director until such time as SUNCORPORATION and its affiliates cease to beneficially own in the aggregate at least 20% of the issued and outstanding Cellebrite Ordinary Shares. Following such time and until such time as SUNCORPORATION and its affiliates cease to beneficially own in the aggregate at least 10% of the issued and outstanding Cellebrite Ordinary Shares, SUNCORPORATION shall have the right to appoint a Class I SUN Director.

•        IGP shall have the right to appoint an IGP Director until such time as IGP and its affiliates cease to beneficially own in the aggregate at least 10% of the issued and outstanding Cellebrite Ordinary Shares.

Under the Amended Articles to be effective upon the closing of the business combination, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors (other than the external directors, the Sponsor Directors, the SUN Directors and IGP Director) from office or amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office. In addition, vacancies on the Cellebrite Board may only be filled by a vote of a simple majority of the directors then in office or in case of a Sponsor Directors, SUN Directors or IGP Director, by a majority of the holders of the respective director appointment rights. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created. In the case of a vacancy due to the number of directors being less than the maximum number of directors stated in the Amended Articles to be effective upon the closing of this business combination, the new director filling the vacancy will serve until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by the Cellebrite Board.

Chairperson of the Board

The Amended Articles to be effective upon the closing of the business combination provide that the Chairperson of the board of directors is appointed by the members of the board of directors from among them. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the chief executive officer unless approved by a special majority of the company’s shareholders. The shareholders’ approval can be effective for a period of five years following an initial public offering, and subsequently, for additional periods of up to three years.

In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on Nasdaq are required to appoint at least two external directors.

Pursuant to the regulations promulgated under the Companies Law, companies whose shares are traded on specified U.S. stock exchanges, including Nasdaq, and which do not have a controlling shareholder (as such term is defined in the Companies Law), and follow the U.S. rules with respect to the appointment of independent directors and the composition of the Board’s committees, may (but are not required to) elect to opt out of the requirement to maintain external directors and opt out of the composition requirements under the Companies Law with respect to the audit and compensation committees. We currently cannot rely on such exemption, due to the fact that Sun Corporation will remain a controlling shareholder of Cellebrite following the closing of the business combination.

The appointment of external directors must be made by a general meeting of our shareholders no later than three months following the closing of the business combination, and therefore we intend to hold a shareholders’ meeting within three months of the closing of the business combination for the appointment of two external directors.

The provisions of the Companies Law set forth special approval requirements for the election of external directors. External directors must be elected by a majority vote of the shares present and voting at a meeting of shareholders, provided that either:

•        such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in the election of the external director (other than a personal interest not deriving from a relationship with a controlling shareholder) that are voted at the meeting, excluding abstentions, to which we refer as a disinterested majority; or

•        the total number of shares voted by non-controlling shareholders and by shareholders who do not have a personal interest in the election of the external director against the election of the external director does not exceed 2% of the aggregate voting rights in the company.

The term “controlling shareholder” as used in the Companies Law for purposes of all matters related to external directors and for certain other purposes (such as the requirements related to appointment to the audit committee or compensation committee, as described below), means a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint a majority of the directors of the company or its general manager. With respect to certain matters (various related party transactions), a controlling shareholder is deemed to include a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 50% of the voting rights in the company, but excludes a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company.

The initial term of an external director is three years. Thereafter, an external director may be re-elected by shareholders to serve in that capacity for up to two additional three-year terms, provided that either:

(i)     his or her service for each such additional term is recommended by one or more shareholders holding at least 1% of the company’s voting rights and is approved at a shareholders meeting by a disinterested majority, where the total number of shares held by non-controlling, disinterested shareholders voting for such re-election exceeds 2% of the aggregate voting rights in the company, subject to additional restrictions set forth in the Israeli Companies Law with respect to affiliations of external director nominee;

(ii)    his or her service for each such additional term is recommended by the board of directors and is approved at a meeting of shareholders by the same majority required for the initial election of an external director (as described above); or

(iii)   his or her service for each such additional term is suggested by the director himself/herself and is approved at a shareholders meeting by a disinterested majority, where the total number of shares held by non-controlling, disinterested shareholders voting for such re-election exceeds 2% of the aggregate voting rights in the company, subject to additional restrictions set forth in the Israeli Companies Law with respect to affiliations of external director nominee.

The term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the Nasdaq may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the company confirm that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the re-election for such additional period(s) is beneficial to the company, and provided that the external director is re-elected subject to the same shareholder vote requirements (as described above regarding the re-election of external directors). Prior to the approval of the re-election of the external director at a general meeting of shareholders, the company’s shareholders must be informed of the term previously served by him or her and of the reasons why the board of directors and audit committee recommended the extension of his or her term.

External directors may be removed from office by a special general meeting of shareholders called by the board of directors, which approves such dismissal by the same shareholder vote percentage required for their election or by a court, in each case, only if such director does not meet the statutory qualifications for appointment, or violating their duty of loyalty to the company. The court may also remove an external director from office, if it determines, at the request of the company, a board member, a shareholder or a creditor that the board member is not able to fulfil his role or if such board member was convicted by a foreign court of certain specific offences.

If an external directorship becomes vacant and there are fewer than two external directors on the board of directors at the time, then the board of directors is required under the Companies Law to call a shareholders’ meeting as soon as practicable to appoint a replacement external director. Each committee of the board of directors that has the right to exercise the powers of the board of directors must include at least one external director and the audit committee and the compensation committee must include all external directors then serving on the board of directors and an external director must serve as chair thereof. Under the Companies Law, external directors of a company are prohibited from receiving, directly or indirectly, any compensation from the company other than for their services as external directors pursuant to the Companies Law and the regulations promulgated thereunder. Compensation of an external director is determined prior to his or her appointment and may not be changed during his or her term subject to certain exceptions.

The Companies Law provides that a person is not qualified to be appointed as an external director if (i) the person is a relative of a controlling shareholder of the company, or (ii) if that person or his or her relative, partner, employer, another person to whom he or she was directly or indirectly subordinate, or any entity under the person’s control, has or had, during the two years preceding the date of appointment as an external director: (a) any affiliation or other disqualifying relationship with the company, with any person or entity controlling the company or a relative of such person, or with any entity controlled by or under common control with the company; or (b) in the case of a company with no controlling shareholder or any shareholder holding 25% or more of its voting rights, had at the date of appointment as an external director, any affiliation or other disqualifying relationship with a person then serving as chairman of the board or Chief Executive Officer, a holder of 5% or more of the issued share capital or voting power in the company or the most senior financial officer.

The term “relative” is defined in the Companies Law as a spouse, sibling, parent, grandparent or descendant; spouse’s sibling, parent or descendant; and the spouse of each of the foregoing persons. Under the Israeli Companies Law, the term “affiliation” and the similar types of disqualifying relationships include (subject to certain exceptions):

•        an employment relationship;

•        a business or professional relationship even if not maintained on a regular basis (but excluding insignificant relationships);

•        control; and

•        service as an office holder, excluding service as a director in a private company prior to the initial public offering of its shares if such director was appointed as a director of the private company in order to serve as an external director following the initial public offering.

The term “office holder” is defined in the Companies Law as a general manager (i.e., Chief Executive Officer), chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of that person’s title, a director and any other manager directly subordinate to the general manager.

In addition, no person may serve as an external director if that person’s position or professional or other activities create, or may create, a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as an external director or if the person is an employee of the Israel Securities Authority of an Israeli stock exchange.

Following the termination of an external director’s service on a board of directors, such former external director and his or her spouse and children may not be provided a direct or indirect benefit by the company, its controlling shareholder or any entity under its controlling shareholder’s control. This includes engagement as an office holder of the company or a company controlled by its controlling shareholder or employment by, or provision of services to, any such company for consideration, either directly or indirectly, including through a corporation controlled by the former external director. This restriction extends for a period of two years with regard to the former external director and his or her spouse or child and for one year with respect to other relatives of the former external director.

If at the time at which an external director is appointed all members of the board of directors who are not controlling shareholders or relatives of controlling shareholders of the company are of the same gender, the external director to be appointed must be of the other gender. A director of one company may not be appointed as an external director of another company if a director of the other company is acting as an external director of the first company at such time.

According to the Companies Law and regulations promulgated thereunder, a person may be appointed as an external director only if he or she has professional qualifications or if he or she has accounting and financial expertise (each, as defined below); provided that at least one of the external directors must be determined by the Cellebrite Board to have accounting and financial expertise. However, if at least one of our other directors (i) is an audit committee independent financial expert according to U.S. law and (ii) has accounting and financial expertise as defined under the Companies Law, then neither of our external directors is required to possess accounting and financial expertise as long as each possesses the requisite professional qualifications.

A director with accounting and financial expertise is a director who, due to his or her education, experience and skills, possesses an expertise in, and an understanding of, financial and accounting matters and financial statements, such that he or she is able to understand the financial statements of the company and initiate a discussion about the presentation of financial data. A director is deemed to have professional qualifications if he or she has any of (i) an academic degree in economics, business management, accounting, law or public administration, (ii) an academic degree or has completed another form of higher education in the primary field of business of the company or in a field which is relevant to his/her position in the company or (iii) at least five years of experience serving in one of the following capacities, or at least five years of cumulative experience serving in two or more of the following capacities: (a) a senior business management position in a company with a significant volume of business, (b) a senior position in the company’s primary field of business or (c) a senior position in public administration or service. The board of directors is charged with determining whether a director possesses financial and accounting expertise or professional qualifications.

Lead Independent Director

The Cellebrite Board has adopted corporate governance guidelines to become effective following the listing of our ordinary shares on Nasdaq, which will serve as a flexible framework within which the Cellebrite Board and its committees operate subject to the requirements of applicable law and regulations. Under these guidelines, it is our policy that the positions of chairman of the board of directors and Chief Executive Officer may be held by the same person (subject to approval by our shareholders pursuant to the Companies Law, as described below). Under such circumstance, the guidelines also provide that the non-executive board members shall designate an independent director, who has served a minimum of one year as a director, to serve as the lead independent director. If at any meeting of the board of directors the lead independent director is not present, then for the purpose and duration of such meeting one of the following (in the following order) will act as the lead independent director: the chairman of the audit committee, chairman of the compensation committee, or an independent member of the board appointed by a majority of the independent members of the board present.

The authorities and responsibilities of the lead independent director include, but are not limited to, the following:

•        presiding as chairman of meetings of the board of directors at which the chairman of the board of directors is not present, including executive sessions of the independent members of the board of directors;

•        serving as liaison between the chairman of the board of directors and the independent members of the board of directors;

•        approving meeting agendas for the board of directors;

•        approving information sent to the board of directors;

•        approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•        having the authority to call meetings of the independent members of the board of directors; and

•         ensuring that he or she is available for consultation and direct communication with shareholders, as appropriate.

Audit Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint an audit committee. The audit committee must be comprised of at least three directors, including all of the external directors, one of whom must serve as chairman of the committee. The audit committee may not include the chairman of the board, a controlling shareholder of the company, a relative of a controlling shareholder, a director employed by or providing services on a regular basis to the company, to a controlling shareholder or to an entity controlled by a controlling shareholder, or a director who derives most of his or her income from a controlling shareholder. In addition, under the Companies Law, the audit committee of a publicly traded company must consist of a majority of unaffiliated directors. In general, an “unaffiliated director’’ under the Companies Law is defined as either an external director or as a director who meets the following criteria:

•        he or she meets the qualifications for being appointed as an external director, except for the requirement (i) that the director be an Israeli resident (which does not apply to companies such as ours whose securities have been offered outside of Israel or are listed for trading outside of Israel) and (ii) for accounting and financial expertise or professional qualifications; and

•        he or she has not served as a director of the company for a period exceeding nine consecutive years. For this purpose, a break of less than two years in the service shall not be deemed to interrupt the continuation of the service.

Each member of our audit committee (each, as identified in the second paragraph under the sub-heading “Listing Requirements” below) is an unaffiliated director under the Companies Law, thereby fulfilling the foregoing Israeli law requirement for the composition of the audit committee.

The audit committee may not include the chairman of the board, a controlling shareholder of the company, a relative of a controlling shareholder, a director employed by or providing services on a regular basis to the company, to a controlling shareholder or to an entity controlled by a controlling shareholder, or a director who derives most of his or her income from a controlling shareholder. In addition, under the Companies Law, the audit committee of a publicly traded company must consist of a majority of independent directors.

Listing Requirements

Under the corporate governance rules of Nasdaq we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Following the listing of our ordinary shares on Nasdaq, our audit committee will consist of Dafna Gruber, Nadine Baudot-Trajtenberg and          . Dafna Gruber will serve as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of Nasdaq. The Cellebrite Board has determined that Dafna Gruber is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of Nasdaq.

The Cellebrite Board has determined that each member of our audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

The Cellebrite Board has adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the Companies Law, the SEC rules, and the Nasdaq corporate governance rules. These responsibilities include, but are not limited to:

•        retaining and terminating our independent auditors, subject to ratification by the board of directors and by the shareholders;

•        pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

•        overseeing the accounting and financial reporting processes of our company;

•        overseeing audits of our financial statements;

•        preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;

•        reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication, filing, or submission to the SEC;

•        recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law, as well as approving the yearly or periodic work plan proposed by the internal auditor;

•        reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements;

•        identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

•        reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of service) between the Company and officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and

•        establishing procedures for handling employee complaints relating to the management of our business and the protection to be provided to such employees.

Compensation Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint a compensation committee. The compensation committee generally (subject to certain exceptions that do not apply to our company) must be comprised of at least three directors, including all of the external directors, who must constitute a majority of the members of the compensation committee, and one of whom must serve as chairman. Each compensation committee member who is not an external director must be a director whose compensation is similar to the amount that may be paid to an external director. The compensation committee is subject to the same Companies Law restrictions as the audit committee as to who may not be a member of the compensation committee. Each member of our compensation committee (each, as identified in the second paragraph under the sub-heading “Listing Requirements” below) fulfils the foregoing Israeli law requirements related to the composition of the compensation committee.

Listing Requirements

Under the corporate governance rules of Nasdaq we are required to maintain a compensation committee consisting of at least two independent directors.

Following the listing of our ordinary shares on Nasdaq our compensation committee will consist of Dafna Gruber, Nadine Baudot-Trajtenberg and Elly Keinan. Nadine Baudot-Trajtenberg will serve as chairperson of the committee. The Cellebrite Board has determined that each member of our compensation committee is independent under the corporate governance rules of Nasdaq including the additional independence requirements applicable to the members of a compensation committee.

Compensation Committee Role

In accordance with the Companies Law, the roles of the compensation committee are, among others, as follows:

•        making recommendations to the board of directors with respect to the approval of the compensation policy for office holders and, once every three years, regarding any extensions to a compensation policy that was adopted for a period of more than three years;

•        reviewing the implementation of the compensation policy and periodically making recommendations to the board of directors with respect to any amendments or updates of the compensation policy;

•        resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders; and

•        exempting, under certain circumstances, a transaction with our Chief Executive Officer from the approval of our shareholders.

An office holder is defined in the Companies Law as a director, chief executive officer, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, and any other manager directly subordinate to the chief executive officer. Each person listed in the table under the section titled “Management — Executive Officers and Directors” is an office holder under the Companies Law.

The Cellebrite Board has adopted a compensation committee charter setting forth the responsibilities of the committee, which are consistent with the corporate governance rules of Nasdaq and include among others:

•        recommending to the Cellebrite Board for its approval a compensation policy in accordance with the requirements of the Companies Law as well as other compensation policies, incentive-based compensation plans and equity-based compensation plans, and overseeing the development and implementation of such policies and recommending to the Cellebrite Board any amendments or modifications the committee deems appropriate, including as required under the Companies Law;

•        reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives;

•        approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and

•        administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans and the awards and agreements issued pursuant thereto, and making awards to eligible persons under the plans and determining the terms of such awards.

Compensation Policy under the Companies Law

In general, under the Companies Law, a public company must have a compensation policy approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, our compensation policy must be approved at least once every three years, first, by the Cellebrite Board, upon recommendation of our compensation committee, and second, by a majority of the ordinary shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

•        such majority includes at least a majority of the shares held by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or

•        the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy and who vote against the policy does not exceed two percent (2%) of the aggregate voting rights in the Company.

Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds and after discussing again the compensation policy, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the company.

If a company that initially offers its securities to the public, like us, adopts a compensation policy in advance of its initial public offering, and describes it in its prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy is established in accordance with the aforementioned relief, then it will remain in effect for a term of five years from the date such company becomes a public company.

The compensation policy must be based on certain considerations, include certain provisions and reference certain matters as set forth in the Companies Law. The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement (under special circumstances, the compensation committee, board of directors and the shareholders may approve terms of employment or engagement of an office holder which do not comply with the compensation policy. The board of directors may approve terms of employment or engagement of an office holder despite the objection of the shareholders on the condition that the compensation committee and then the board of directors approve it, on the basis of detailed grounds and after discussing again such terms of employment or engagement). The compensation policy must be determined and later reevaluated according to certain factors, including: the advancement of the company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, the company’s risk management policy; the size and the nature of the company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of the company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:

•        the education, skills, experience, expertise and accomplishments of the relevant office holder;

•        the office holder’s position and responsibilities;

•        prior compensation agreements with the office holder;

•        the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost to the average and median salary of such employees of the company, as well as the impact of disparities between them on the work relationships in the company;

•        if the terms of employment include variable components — the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and

•        if the terms of employment include severance compensation — the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among other things:

•        with regards to variable components:

•        with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company;

•         the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant.

•        a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•        the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

•        a limit to retirement grants.

Our compensation policy, which will become effective immediately prior the closing of this business combination, is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance and provide a risk management tool. To that end, a portion of our executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. On the other hand, our compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.

Our compensation policy also addresses our executive officers’ individual characteristics (such as their respective position, education, scope of responsibilities and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers other than our Chief Executive Officer will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Chief Executive Officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers other than our Chief Executive Officer may alternatively be based entirely on a discretionary evaluation. Furthermore, our Chief Executive Officer will be entitled to approve performance objectives for executive officers who report to him.

The measurable performance objectives of our Chief Executive Officer will be determined annually by our compensation committee and board of directors. A non-material portion of the Chief Executive Officer’s annual cash bonus, as provided in our compensation policy, may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by the compensation committee and the board of directors.

The equity-based compensation under our compensation policy for our executive officers (including members of the Cellebrite Board) is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our equity incentive plan then in place. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers. The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.

In addition, our compensation policy contains compensation recovery provisions which allow us under certain conditions to recover bonuses paid in excess, enable our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer who reports directly him (provided that the changes of the terms of employment are in accordance with our compensation policy) and allow us to exculpate, indemnify and insure our executive officers and directors to the maximum extent permitted by Israeli law subject to certain limitations set forth therein.

Our compensation policy also provides for compensation to the members of the Cellebrite Board either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our compensation policy.

Our compensation policy, which will be approved by the Cellebrite Board and shareholders prior to the completion of this business combination, will become effective immediately prior to the closing of this business combination and will be filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Nominating and Governance Committee

Following the closing of the merger, our nominating and governance committee will consist of          and          . The Cellebrite Board has adopted a nominating and governance committee charter setting forth the responsibilities of the committee, which include, but are not limited to:

•        overseeing and assisting our board in reviewing and recommending nominees for election of directors;

•        assessing the performance of the members of our board; and

•        establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board a set of corporate governance guidelines applicable to our business.

Ethics and Integrity Committee, and External Advisory Panel

Following the Closing of the Merger, Cellebrite will have an Ethics and Integrity Committee and an external Ethics Advisory Panel. The Ethics and Integrity Committee will consist of two board members and five members of senior management who would be advising the board members. The external Ethics Advisory Panel will consist of legal experts, police and former members of the Israeli Ministry of Defense, AI/ML/Ethics/data academic experts and community leaders.

Our board of directors will adopt a charter for the Ethics and Integrity committee setting forth the responsibilities of the committee, which include:

•        Advising our management and board of directors of means to ensure that we adhere to high ethical standards in our day to day operations;

•        Ensuring that a positive working environment is created and maintained for all of our employees and that those employees are challenged to meet such a standard; and

•        Providing a forum for advice to the internal auditor and corporate counsel, our management and any of our employees to consider ethical issues.

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Companies Law (which refers to the Internal Audit Law 5752-1992), the internal auditor shall not, outside the body in which he or she serves as internal auditor, have any responsibility which creates or is liable to create a conflict of interests with his or her responsibility as internal auditor. In addition, the internal auditor shall not, in the body in which he or she serves as internal auditor, have any responsibility other than internal audit, except for the responsibilities of a commissioner of public complaints or of a commissioner of employees’ complaints, and even that only if the additional responsibility does not interfere with the performance of his or her primary responsibility. We have not yet appointed our internal auditor, but we intend to appoint an internal auditor following the closing of the business combination.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager. Each person listed in the table under “Management — Executive Officers and Directors” is an office holder under the Companies Law.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

•        information on the business advisability of a given action brought for his, her or its approval or performed by virtue of his, her or its position; and

•        all other important information pertaining to such action.

The duty of loyalty requires that an office holder act in good faith and in the best interests of the company, and includes, among other things, the duty to:

•        refrain from any act involving a conflict of interest between the performance of his, her or its duties in the company and his, her or its other duties or personal affairs;

•        refrain from any activity that is competitive with the business of the company;

•        refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for himself, herself or itself or others; and

•        disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his, her or its position as an office holder.

Under the Companies Law, a company may approve an act specified above which would otherwise constitute a breach of the office holder’s fiduciary duty, provided that the office holder acted in good faith, neither the act nor its approval harms the company and the office holder discloses his, her or its personal interest, including any substantial fact or document, a sufficient time before the date for discussion of the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the company any personal interest and all related material information known to such office holder concerning any existing or proposed transaction with the company, no later than the meeting of the board of directors in which the transaction is first considered. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director, or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person who votes by virtue of a power of attorney given to him by the office holder, even if the office holder giving the voting proxy does not have a personal interest, and the person who was given a power of attorney by the office holder who has a personal interest, shall also be deemed a vote of a person with a personal interest, irrespective of whether the person who votes has or does not have discretion.

If it is determined by the Audit Committee that an office holder has a personal interest in a non-extraordinary transaction (meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities), approval by the board of directors is required for the transaction unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s best interests may not be approved by the board of directors. According to the Amended Articles, to be effective upon the closing of the Merger, a transaction between the company and an office holder, and a transaction between the company and another entity in which an office holder of the Company has a personal interest, in each case, which is not an non extraordinary transaction (as defined above), shall require only the approval by the board of directors or a committee of the board of directors. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions.

Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required. However, an office holder who has a personal interest may participate in order to present the transaction, if the chairman of the audit committee or the chairman of the board of directors, as applicable, decided that he/she is needed for the presentation.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “Management Following the Merger — Compensation of Directors and Executive Officers.”

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner in exercising his or her rights and in fulfilling his or her duties toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•        an amendment to the company’s articles of association;

•        an increase of the company’s authorized share capital;

•        a merger; or

•        interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote, and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Personal interests of a controlling shareholder

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest, and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders holding voting rights in a company and each of whom has a personal interest in the approval of the same transaction shall be considered to be joint holders.

Extraordinary transactions with a controlling shareholder or with relatives of a controlling shareholder or in which a controlling shareholder has a personal interest, directly and indirectly, including through a company controlled by him or her, and any transaction for him or her to provide services to the company, require the approval of the audit committee, the board of directors and a majority of the shareholders of the company, in that order. In addition, the shareholders’ approval must be by a special majority. In addition, any such extraordinary transaction whose term is more than three years generally requires approval as described above every three years.

Exculpation, Insurance and Indemnification of Office Holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. The Amended Articles, to be effective upon the closing of the Merger, include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder from the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•        a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;

•        reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (iii) in connection with a monetary sanction;

•        reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent;

•        expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”);

•        expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder pursuant to certain provisions of the Israeli Economic Competition Law, 5758-1988; and

•        any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, indemnify an office holder.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•        a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

•        a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•        a financial liability imposed on the office holder in favor of a third-party;

•        a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding;

•        expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law; and

•        any other event, occurrence, matters or circumstances under any law with respect to which the company may, or will be able to, insure an office holder.

An Israeli company may not indemnify or insure an office holder against any of the following:

•        a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•        a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•        an act or omission committed with intent to derive illegal personal benefit; or

•        a fine, monetary sanction, or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets, or obligations.

The Amended Articles, to be effective upon the closing of the Merger, allow us to exculpate, indemnify, and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $250 million, 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made and 10% of our total market cap calculated based on the average closing price our ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Compensation of Directors and Executive Officers

Directors

Under the Companies Law, the compensation of a public company’s directors requires the approval of (i) its compensation committee, (ii) its board of directors and (iii) the approval of its shareholders at a general meeting, unless exempted pursuant to regulations promulgated under the Companies Law. In addition, if the compensation of a public company’s directors is inconsistent with the company’s compensation policy, then those inconsistent provisions must be separately considered by the compensation committee and board of directors, and approved by the shareholders by a special vote in one of the following two ways:

•        at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, vote in favor of the inconsistent provisions of the compensation package, excluding abstentions; or

•        the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the inconsistent provisions of the compensation package does not exceed two percent (2%) of the aggregate voting rights in the Company.

Executive Officers other than the Chief Executive Officer

The Companies Law requires the approval of the compensation of a public company’s executive officers (other than the Chief Executive Officer) in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) only if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company decline to approve a compensation arrangement with an executive officer that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.

An amendment to an existing arrangement with an office holder requires only the approval of the compensation committee, if the compensation committee determines that the amendment is not material in comparison to the existing arrangement. However, according to regulations promulgated under the Companies Law, an amendment to an existing arrangement with an office holder (who is not a director) who is subordinate to the Chief Executive Officer shall not require the approval of the compensation committee, if (i) the amendment is approved by the Chief Executive Officer, (ii) the company’s compensation policy provides that a non-material amendment to the terms of service of an office holder (other than the Chief Executive Officer) may be approved by the Chief Executive Officer and (iii) the engagement terms are consistent with the company’s compensation policy.

Chief Executive Officer

Under the Companies Law, the compensation of a public company’s Chief Executive Officer is required to be approved by: (i) the company’s compensation committee; (ii) the company’s board of directors, and (iii) the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company decline to approve the compensation arrangement with the Chief Executive Officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide a detailed report for their decision. The approval of each of the compensation committee and the board of directors should be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a Chief Executive Officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation). In addition, the compensation committee may waive the shareholder approval requirement with regards to the approval of the engagement terms of a candidate for the Chief Executive Officer position, if they determine that the compensation arrangement is consistent with the company’s stated compensation policy and that the Chief Executive Officer candidate did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the Chief Executive Officer candidate.

Aggregate Compensation of Executive Officers and Directors

The aggregate compensation, including share-based compensation, paid by us and our subsidiaries to our executive officers and directors for the year ended December 31, 2020 was approximately $7.9 million. This amount includes approximately $1.2 million set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in Israel.

As of December 31, 2020, options to purchase 1,926,608 ordinary shares granted to our executive officers and directors were outstanding under our equity incentive plans at a weighted average exercise price of $0.65 per ordinary share. As of December 31, 2020, no restricted share units, or RSUs, had been granted.

We intend to approve a non-employee director compensation scheme to become effective following the closing of the business combination.

Equity Incentive Plans

Share numbers related to Cellebrite incentive plans assumes a forward stock split based on a Stock Split Multiple of 0.95 as defined in the Business Combination Agreement. The forward stock split ratio is an estimate and is subject to change. The final forward stock split ratio will be determined prior to the Effective Time.

2008 Share Option Plan

Cellebrite’s 2008 Share Option Plan (the “Plan”) was adopted by its board of directors on August 24, 2008. The Plan provides for the grant of options to our employees, directors, office holders, service providers and consultants of Cellebrite.

Authorized Shares.    As of June 30, 2021, there were options to purchase 10,005,633 Cellebrite ordinary shares outstanding under the Plan. Ordinary shares subject to options granted under the Plan that expire or become unexercisable without having been exercised in full will become available again for future grant under the 2021 Equity Incentive Plan.

Administration.    The Cellebrite Board, or a duly authorized committee of the Cellebrite Board, administers the Plan. Under the Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the Plan and any notices of grant or options granted thereunder, designate recipients of option grants, determine and amend the terms of options, including the exercise price of an option, the fair market value of a Cellebrite ordinary share, the time and vesting schedule applicable to an option grant or the method of payment for an option, accelerate or amend the vesting schedule applicable to an option grant, prescribe the forms of agreement for use under the

Plan and take all other actions and make all other determinations necessary for the administration of the Plan. If the administrator is a duly authorized committee of our board of directors, Cellebrite’s board of directors will determine the grant of options to be made, if any, to members of such committee.

The administrator also has the authority to amend and rescind rules and regulations relating to the Plan or terminate the Plan at any time before the date of expiration of its ten year term.

Eligibility.    The Plan provides for granting options under various tax regimes, including, without limitation, in compliance with Section 102 (“Section 102”) of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), unapproved Section 102 options, and Section 3(i) of the Ordinance.

Section 102 of the Ordinance allows employees, directors and officers who are not “controlling shareholders” (as used under the Ordinance) and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options under certain terms and conditions. Our non-employee service providers and controlling shareholders who are considered Israeli residents may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gain track”.

Grant.    All options granted pursuant to the Plan are evidenced by an option agreement, in a form approved, from time to time, by the administrator, in its sole discretion. The option agreement sets forth the terms and conditions of the option, including the type of option, number of shares subject to such option, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Each option will expire ten years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.

Awards.    The Plan provides for options to purchase shares which may be made available from the authorized but unissued shares of Cellebrite or from shares held in Cellebrite’s treasury and not reserved for some other purpose.

Exercise.    An option under the Plan may be exercised by providing Cellebrite with a written notice of exercise and full payment of the exercise price for such shares underlying the option, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. Such notice is irrevocable and may not be resigned or revised once it has been delivered to Cellebrite its representative. An option may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with options under the Plan, the administrator may, in its discretion, among others, accept cash or otherwise provide for net withholding of shares in a cashless exercise mechanism.

Transferability.    Neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment.    In the event of termination of a grantee’s employment or service with Cellebrite, all vested and exercisable options held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised options will terminate and the shares covered by such options shall again be available for issuance under the Plan.

In the event of termination of a grantee’s employment or service with Cellebrite due to such grantee’s death, retirement or “disability” (as defined in the Plan), all vested and exercisable options held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal representative or authorized assignee, as applicable, within 6 months after such date of termination, unless otherwise provided by the administrator. Any options which are unvested as of the date of such termination or which are vested but not then exercised within the 6 months period following such date, will terminate and the shares covered by such options shall again be available for issuance under the Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with Cellebrite is terminated for “cause” (as defined in the Plan), all outstanding options held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such options shall again be available for issuance under the Plan.

Transactions.    In the event of a share split, reverse share split, bonus shares (stock dividend), recapitalization, combination or reclassification of our shares, all only if such event generally applies to all shares, the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding option and to the number of shares reserved for issuance under the Plan, to the class and kind of shares subject to the Plan, as well as the exercise price per share of each outstanding option, as applicable, the terms and conditions concerning vesting and exercisability and the term and duration of outstanding options, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset or right underlying the option (which need not be only that of Cellebrite, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share.

In the event of a dissolution of liquidation of Cellebrite, the board shall notify each optionee who holds unexercised options as soon as practicable prior to the effective date of such event. The board may allow the exercise of any or all outstanding options, whether or not vested, within 15 days as of the date in which Cellebrite has notified the optionee, and subject to the provisions of the Applicable Law (as defined under the Plan). To the extant it has not been previously exercised, an option will terminate immediately prior to the event. In the event of a merger, acquisition, shares sale or assets sale, then without the consent of the grantee, the administrator may, but is not required to, (i) cause any outstanding option to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the option (a) provide the grantee with the option to exercise the options as to all or part of the shares, and may provide for an acceleration of vesting of unvested options, or (b) cancel the option and pay in cash, shares of Cellebrite, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any option as it shall deem, in good faith, appropriate.

2019 Share Option Plan

Cellebrite’s 2019 Share Option Plan (the “Plan”) was adopted by its board of directors on June 17, 2019. The Plan provides for the grant of options to our employees, directors, office holders, service providers and consultants of Cellebrite.

Authorized Shares.    As of June 30, 2021, there were options outstanding to purchase 17,337,009 Cellebrite ordinary shares under the Plan. Ordinary shares subject to options granted under the Plan that expire or become unexercisable without having been exercised in full will become available again for future grant under the 2021 Equity Incentive Plan.

Any Shares (a) underlying an option granted under the Plan or an option granted under the 2008 Share Option Plan (and any sub-plans) (the “Prior Plans”) (in an amount not to exceed 16,921,120 Shares under the Prior Plan(s)) that has expired, or was cancelled, terminated, forfeited or settled in cash in lieu of issuance of shares, for any reason, without having been exercised; (b) if permitted by Cellebrite, tendered to pay the exercise price of an option (or the exercise price or other purchase price of any option under the Prior Plan(s)), or withholding tax obligations with respect to an option (or any options under the Prior Plan(s)); or (c) if permitted by the Company, subject to an option (or any option under the Prior Plan(s)) that are not delivered to a Grantee because such shares are withheld to pay the exercise price of such option (or of any option under the Prior Plan(s)), or withholding tax obligations with respect to such option (or such other option); shall automatically, and without any further action on the part of Cellebrite or any grantee, again be available for grant of options and shares issued upon exercise of (if applicable) vesting thereof for the purposes of the Plan (unless the Plan shall have been terminated) or unless the board determines otherwise. Such shares may, in whole or in part, be authorized but unissued shares.

Prior Plans.    From and after the Effective Date (as defined under the Plan), no further grants or options shall be made under the Prior Plan(s); however, options granted under the Prior Plan(s) before the Effective Date shall continue in effect in accordance with their terms.

Administration.    Cellebrite’s board of directors, or a duly authorized committee of Cellebrite’s board of directors, administers the Plan. Under the Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the Plan and any notices of grant or options granted thereunder, designate recipients of option grants, determine and amend the terms of options, including the exercise price of an option, the fair market value of a Cellebrite ordinary share, the time and vesting schedule applicable to an option grant or the method of payment for an option, accelerate or amend the vesting schedule applicable to an option grant, prescribe the forms of agreement for use under the Plan and take all other actions and make all other determinations necessary for the administration of the Plan. If the administrator is a duly authorized committee of our board of directors, Cellebrite’s board of directors will determine the grant of options to be made, if any, to members of such committee.

The administrator also has the authority to amend and rescind rules and regulations relating to the Plan or terminate the Plan at any time before the date of expiration of its ten year term.

Eligibility.    The Plan provides for granting options under various tax regimes, including, without limitation, in compliance with Section 102 (“Section 102”) of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), unapproved Section 102 options, and Section 3(i) of the Ordinance.

Section 102 of the Ordinance allows employees, directors and officers who are not “controlling shareholders” (as used under the Ordinance) and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options under certain terms and conditions. Our non-employee service providers and controlling shareholders who are considered Israeli residents may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gain track”.

Grant.    All options granted pursuant to the Plan are evidenced by an option agreement, in a form approved, from time to time, by the administrator, in its sole discretion. The option agreement sets forth the terms and conditions of the option, number of shares subject to such option, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Each option will expire ten years from the date of the grant thereof, or upon the earlier termination of the grantee’s employment, unless such shorter term of expiration is otherwise designated by the administrator.

Awards.    The Plan provides for options to purchase shares which may be made available from the authorized but unissued shares of Cellebrite or from shares held in Cellebrite’s treasury and not reserved for some other purpose.

Vesting of Options.    Unless otherwise determined by the Administration with respect to any, some or all options, each option shall vest over a 4-year period from the date of grant, with one quarter of such options becoming vested on the first anniversary of such grant, and the remaining portion in equal parts every quarter from the first anniversary and until the fourth anniversary of such grant or as otherwise indicated in the grantee’s option agreement. An option may be subject to such other terms and conditions on the time or times when it may be exercised (including by way of performance conditions), as the Administration may deem appropriate. The vesting provisions of individual options may vary.

Exercise.    An option under the Plan may be exercised by providing Cellebrite with a written notice of exercise and full payment of the exercise price for such shares underlying the option, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. Such notice is irrevocable and may not be resigned or revised once it has been delivered to Cellebrite its representative. An option may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with options under the Plan, the administrator may, in its discretion, among others, accept cash or otherwise provide for net withholding of shares in a cashless exercise mechanism.

Transferability.    Neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment.    In the event of termination of a grantee’s employment or service with Cellebrite or any of its affiliates, all vested and exercisable options held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised options will terminate and the shares covered by such options shall again be available for issuance under the Plan.

In the event of termination of a grantee’s employment or service with Cellebrite or any of its affiliates due to such grantee’s death, retirement or “disability” (as defined in the Plan), all vested and exercisable options held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal representative or authorized assignee, as applicable, within 12 months after such date of termination, unless otherwise provided by the administrator. Any options which are unvested as of the date of such termination or which are vested but not then exercised within the 12 months period following such date, will terminate and the shares covered by such options shall again be available for issuance under the Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with Cellebrite or any of its affiliates is terminated for “cause” (as defined in the Plan), all outstanding options held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such options shall again be available for issuance under the Plan.

Transactions.    In the event of a share split, reverse share split, bonus shares (stock dividend), recapitalization, combination or reclassification of our shares, all only if such event generally applies to all shares, the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding option and to the number of shares reserved for issuance under the Plan, to the class and kind of shares subject to the Plan, as well as the exercise price per share of each outstanding option, as applicable, the terms and conditions concerning vesting and exercisability and the term and duration of outstanding options, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset or right underlying the option (which need not be only that of Cellebrite, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share.

In the event of a dissolution of liquidation of Cellebrite, the board shall notify each grantee who holds unexercised options as soon as practicable prior to the effective date of such event. The board may allow the exercise of any or all outstanding options, whether or not vested, within 15 days as of the date in which Cellebrite has notified the grantee, and subject to the provisions of the Applicable Law (as defined under the Plan). To the extant it has not been previously exercised, an option will terminate immediately prior to the event. In the event of a merger, acquisition, shares sale or assets sale, then without the consent of the grantee, the administrator may, but is not required to, (i) cause any outstanding option to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the option (a) provide the grantee with the option to exercise the option as to all or part of the shares, and may provide for an acceleration of vesting of unvested options, or (b) cancel the option and pay in cash, shares of Cellebrite, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any option as it shall deem, in good faith, appropriate.

2019 Restricted Share and Restricted Share Units Plan

Cellebrite’s 2019 Restricted Share and Restricted Share Units Plan (the “Plan”) was adopted by its board of directors on June 17, 2019. The Plan provides for the grant and issuance of restricted shares, restricted share units or other share-based awards (collectively, awards) to our employees, directors, office holders, service providers and consultants of Cellebrite and its affiliates.

Authorized Shares.    As of June 30, 2021, there were awards related to 853,104 Cellebrite Ordinary Shares outstanding under the plan.

Administration.    Our board of directors, or a duly authorized committee of our board of directors, will administer the Plan. Under the Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the Plan and take all other actions and make all other determinations necessary for the administration of the Plan.

The administrator also has the authority to amend and rescind rules, policies and regulations relating to the Plan or terminate the 2019 Plan at any time before the date of expiration of its ten year term.

Eligibility.    The Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), and Section 3(i) of the Ordinance and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Our non-employee service providers and controlling shareholders may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits.

Grant.    All awards granted pursuant to the Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

Awards.    The Plan provides for the grant of restricted shares, restricted share units or other share-based awards.

Options granted under the Plan to our employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders).

Exercise.    An award under the Plan may be exercised (if applicable) by providing the company with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Plan, the administrator may, in its discretion, or by bank check or such other form acceptable to the committee of all withholding taxes due, if any, on account of the grantee acquired shares under the award or gives other assurance satisfactory to the committee of the payment of those withholding taxes.

Transferability.    Other than by will, the laws of descent and distribution or as otherwise provided under the Plan, neither the options nor any right in connection with such options are assignable or transferable.

Restricted Shares.    The Committee may award restricted shares to any eligible grantee, including under section 102 of the ordinance. Each award of restricted shares under this plan shall be evidenced by a written agreement between Cellebrite and the grantee, in such form as the committee shall from time to time approve. The restricted shares shall be subject to all applicable terms of the Plan, which in the case of restricted shares granted under Section 102 of the ordinance shall include section 8 of the Plan, and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various restricted shares agreements entered into under the Plan need not be identical.

Ownership of Restricted Shares.    During the restricted period the grantee shall possess all incidents of ownership of such restricted shares, subject to the Plan, including the right to vote and receive dividends with respect to such shares. All securities, if any, received by a grantee with respect to restricted shares as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original award.

Termination of Employment.    In the event of termination of a grantee’s employment or service with Cellebrite or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the Plan.

Other Share or Share-Based Awards.    The committee may grant other awards under this Plan pursuant to which shares (which may, but need not, be restricted shares pursuant to the Plan), cash (in settlement of share-based awards) or a combination thereof, are or may in the future be acquired or received, or awards denominated in stock units, including units valued on the basis of measures other than market value.

In the event of termination of a grantee’s employment or service with Cellebrite or any of its affiliates due to such grantee’s death, retirement or “disability” (as defined in the Plan), all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal representative or authorized assignee, as applicable. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the 6 months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with the company or any of its affiliates is terminated for “cause” (as defined in the Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the Plan.

Suspension of Vesting.    Vesting of awards granted under the Plan shall be suspended during any unpaid leave of absence, other than in the case of any (i) leave of absence which was pre-approved by the Company explicitly for purposes of continuing the vesting of Awards, or (ii) transfers between locations of the Company or any of its Affiliates, or between the Company and any of its Affiliates, or any respective successor thereof. For clarity, for purposes of this Plan, military leave, paid maternity or paternity leave or paid sick leave are not deemed unpaid leave of absence.

Transactions.    In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the company (but not including the conversion of any convertible securities of the company), the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding award and to the number of shares reserved for issuance under the Plan, to the class and kind of shares subject to the Plan, as well as the exercise price per share of each outstanding award, as applicable, the terms and conditions concerning vesting and exercisability and the term and duration of outstanding awards, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset or right underlying the award (which need not be only that of the Company, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all shareholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by the Company, subject to applicable law.

In the event of a merger or consolidation of our company, or a sale of all, or substantially all, of the Company’s shares or assets or other transaction having a similar effect on the Company, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may but is not required to (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay in cash, shares of the company, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.

2021 Share Incentive Plan

The 2021 Share Incentive Plan, or the 2021 Plan, was adopted by our board of directors on . The 2021 Plan provides for the grant of equity-based incentive awards to our employees, directors, officers, consultants, advisors and other persons or entities who provide services to us in order to incentivize them to increase their efforts on behalf of the Company and to promote the success of the Company’s business.

Shares Available for Grants.    The maximum number ordinary shares available for issuance under the 2021 Plan is equal to the sum of (i) a number of shares equal to 10% of our outstanding shares following the closing of the business combination, (ii) any shares subject to awards under the 2008 and the 2019 Plans which have expired, or were cancelled, terminated, forfeited or settled in cash in lieu of issuance of shares or became unexercisable without having been exercised, and (iii) an annual increase on the first day of each year beginning in 2022 and on January 1st of each calendar year thereafter during the term of the Plan, equal to five percent (5%) of the outstanding ordinary shares of the Company on the last day of the immediately preceding calendar year. No more than [________] ordinary shares may be issued upon the exercise of incentive stock options (“ISOs”). If permitted by our board of directors, shares tendered to pay the exercise price or withholding tax obligations with respect to an award granted under the 2021 Plan, the 2019 Plan or the 2008 Plan, may again be available for issuance under the 2021 Plan. Our board of directors may also reduce the number of ordinary shares reserved and available for issuance under the 2021 Plan in its discretion.

Administration.    Our board of directors or a duly authorized committee of our board of directors will administer the 2021 Plan. Under the 2021 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2021 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2021 Plan, determine the tax track for the purpose of awards subject to Section 102 of the Israeli Income Tax Ordinance (New Version) 5271-1961 (which we refer to as the “Ordinance” herein) and take all other actions and make all other determinations necessary for the administration of the 2021 Plan.

The administrator also has the authority to approve the conversion, substitution, cancellation or suspension under and in accordance with the 2021 Plan of any or all option awards or ordinary shares, and the authority to modify option awards to eligible individuals who are foreign nationals or are individuals who are employed outside Israel to recognize differences in local law, tax policy or custom, in order to effectuate the purposes of the 2021 Plan but without amending the 2021 Plan.

The administrator also has the authority to amend and rescind rules and regulations relating to the 2021 Plan or terminate the 2021 Plan at any time before the date of expiration of its ten year term.

Eligibility.    The 2021 Plan provides for grants of awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Ordinance, and Section 3(i) of the Ordinance and, for awards granted to our United States employees or service providers (including those who are deemed to be residents of the United States for tax purposes), Section 422 of the Code and Section 409A of the Code. For a description of the implications of Section 102, see above under the description of the 2019 Share Option Plan.

Grants.    All awards granted pursuant to the 2021 Plan will be evidenced by an award agreement, in a form approved by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

Each Award Agreement shall provide the vesting schedule for the award as determined by the administrator. The administrator shall have the authority to determine the vesting schedule and accelerate the vesting of any outstanding award at such time and under such circumstances as it, in its sole discretion, deems appropriate.

Awards.    The 2021 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), ordinary shares, restricted shares, restricted share units, stock appreciation rights and other share-based awards.

Options granted under the 2021 Plan to Company employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of an option may not be less than the par value of the shares (if the shares bear a par value) for which such option is exercisable. The exercise price of an Incentive Stock Option may not be less than 100% of the fair market value of the underlying share on the date of grant or such other amount as may be required pursuant to the Code, and in the case of Incentive Stock Options granted to ten percent stockholders, not less than 110%.

Exercise.    An award under the 2021 Plan may be exercised by providing the Company with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism or direct a securities broker to sell shares and deliver all or a part of the proceeds to the Company or the trustee.

Transferability.    Other than by will, the laws of descent and distribution or as otherwise provided under the 2021 Plan, neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment.    In the event of termination of a grantee’s employment or service with the Company or any of its affiliates (other than by reason of death or permanent disability), all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan. In the event of termination of a grantee’s employment or service with the Company or any of its affiliates due to such grantee’s death or permanent disability, or in the event of the grantee’s death within the three month period (or such longer period as determined by the administrator) following his or her termination of service, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within one year after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the one year period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with the Company or any of its affiliates is terminated for “cause” (as defined in the 2021 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

Voting Rights.    Except with respect to restricted share awards, grantees will not have the rights as a shareholder of the Company with respect to any shares covered by an award until the award has vested and/or the grantee has exercised such award, paid any exercise price for such award and becomes the record holder of the shares. With respect to restricted share awards, grantees will possess all incidents of ownership of the restricted shares, including the right to vote and receive dividends on such shares.

Dividends.    Grantees holding restricted share awards will be entitled to receive dividends and other distributions with respect to the shares underlying the restricted share award. Any stock split, stock dividend, combination of shares or similar transaction will be subject to the restrictions of the original restricted share award. Grantees holding restricted share units will not be eligible to receive dividend but may be eligible to receive dividend equivalents.

Transactions.    In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of the Company’s shares, the administrator in its sole discretion may, and where required by applicable law shall, without the need for a consent of any holder, make an appropriate adjustment in order to adjust (i) the number and class of shares reserved and available for the outstanding awards, (ii) the number and class of shares covered by outstanding awards, (iii) the exercise price per share covered by any award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, and (v) the type or class of security, asset or right underlying the award (which need not be only that of the Company, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions), and (vi) any other terms of the award that in the opinion of the administrator should be adjusted; provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all shareholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by the Company, subject to applicable law.

In the event of a merger or consolidation of the Company, or a sale of all, or substantially all, of the Company’s shares or assets or other transaction having a similar effect on the Company, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, (i) unless otherwise determined by the administrator, any outstanding award will be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award the administrator may (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of the Company, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances, or (c) provide that the terms of any award shall be otherwise amended, modified or terminated, as determined by the administrator to be fair in the circumstances.

2021 Employee Share Purchase Plan

The 2021 Employee Share Purchase Plan (the “ESPP”) was adopted by our board of directors on [________]. The ESPP is comprised of two distinct components: (1) the component intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”) and (2) the component not intended to be tax qualified under Section 423 of the Code to facilitate participation for employees who are not eligible to benefit from favorable U.S. federal tax treatment and, to the extent applicable, to provide flexibility to comply with non U.S. law and other considerations (the “Non-Section 423 Component”).

Authorized Shares.    A total of [_______] of our ordinary shares will be available for sale under our ESPP, subject to adjustment as provided for in the ESPP. In addition, on the first day of each fiscal year beginning with our 2023 fiscal year and ending on and including the fiscal year of 2030, such pool of ordinary shares shall be increased by that number of our ordinary shares equal to the lesser of:

•        [1]% of the outstanding ordinary shares as of the last day of the immediately preceding fiscal year, determined on a fully diluted basis; or

•        such smaller amount as our board of directors may determine.

In no event will more than [_______] ordinary shares (subject to adjustment as provided for in the ESPP) be available for issuance under the Section 423 Component.

ESPP Administration.    Unless otherwise determined by our board of directors, the compensation committee of our board of directors(or such other committee or sub-committee to which our board of directors delegates administration of the ESPP) will administer the ESPP and will have the authority to interpret the terms of the ESPP, determine eligibility under the ESPP, determine when rights to purchase shares shall be granted and the provisions of each offering of such rights, to impose a mandatory holding period under which employees may not dispose or transfer shares under the ESPP, prescribe, revoke and amend forms, rules and procedures relating to the ESPP, and otherwise exercise such powers and to perform such acts as the administrator deems necessary or expedient to promote the best interests of the Company and its subsidiaries and to carry out the intent that the ESPP be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.

Eligibility.    Participation in the Section 423 Component may be limited in the terms of any offering to exclude an employee of the Company and any of its designated subsidiaries (a) who is a highly-compensated employee (within the meaning of Section 423(b)(4)(D) of the Code), (b) who has not a service requirement set by the administrator of the ESPP pursuant to Section 423(b)(4)(A) of the Code (such requirement not to exceed two years), (c) who customarily works less than 20 hours per week, (d) whose customary employment is for less than five months per fiscal year, and/or(e)who is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase shares under the ESPP to such employee would be prohibited under the laws of such non-U.S. jurisdiction or the grant of a right to purchase shares under the ESPP to such employee in compliance with the laws of such non-U.S. jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code. Any of the foregoing exclusions must be applied in an identical manner to all employees under each offering period, in accordance with Treasury Regulation Section 1.423-2(e). Under the Section 423 Component, designated subsidiaries include any subsidiary (within the meaning of Section 424(f) of the Code) of the Company that has been designated by our board of directors or the compensation committee as eligible to participate in the ESPP (and if an entity does not so qualify within the meaning of Section 424(f) of the Code, it shall automatically be deemed to be a designated subsidiary in the Non-Section 423 Component). In addition, with respect to the Non-Section 423 Component, designated subsidiaries may include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship. Under the Section 423 Component, no employee may be granted a purchase right if, immediately after the purchase right is granted, the employee would own (or, under applicable statutory attribution rules, would be deemed to own) shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any of its subsidiaries. In addition, in order to facilitate participation in the ESPP, the compensation committee may provide for such special terms applicable to participants who are citizens or residents of a non-U.S. jurisdiction, or who are employed by a designated subsidiary outside of the U.S., as the compensation committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Non-Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to eligible employees who are residents of the United States.

Offering Periods.    The ESPP provides for offering periods, not to exceed 27 months each, during which we will grant rights to purchase our ordinary shares to our employees. The timing of the offering periods will be determined by the administrator. The terms and conditions applicable to each offering period will be set forth in an offering document adopted by the administrator for the particular offering period. The maximum number of shares that may be purchased by any eligible employee during a particular offering period is [•] shares, unless otherwise specified by the administrator in the offering document. The provisions of offerings during separate offering periods under the ESPP need not be identical.

Contributions.    Our ESPP will permit participants to purchase our ordinary shares through contributions (in the form of payroll deductions, or otherwise, to the extent permitted by the administrator). The percentage of compensation designated by an eligible employee as payroll deductions for participation in an offering may not be less than 1% and may not be more than the maximum percentage specified by the administrator in the applicable offering document (which maximum percentage shall be [20%] in the absence of any such specification). A participant may increase or decrease the percentage of compensation designated in his or her subscription agreement, or may suspend his or her payroll deductions, at any time during an offering period; provided, however, that the administrator may limit the number of changes a participant may make in the applicable offering document. In the absence of any specific designation by the administrator, a participant may decrease (but not increase) his or her payroll deduction elections one time during each offering period.

Exercise of Purchase Right.    Amounts contributed and accumulated by the participant will be used to purchase our ordinary shares at the end of each offering period. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of our ordinary shares on (i) the first trading day of the offering period or (ii) the last trading day of the offering period (and may not be lower than such amount with respect to the Section 423 Component). Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase our ordinary shares. Participation ends automatically upon termination of employment with us.

Non-Transferability.    A participant may not transfer contributions credited to his or her account nor any rights granted under our ESPP other than by will, the laws of descent and distribution or as otherwise provided under our ESPP.

Corporate Transactions.    In the event of certain transactions or events such as a consolidation, merger or similar transaction, a sale or transfer of all or substantially all of the Company’s assets, or a dissolution or liquidation of the Company, the administrator may, in its discretion, provide that (i) each outstanding purchase right will be (a) assumed or substituted for a right granted by the acquiror or successor corporation or by a parent or subsidiary of such entity, (b) terminated in exchange for cash or other property as determined by the administrator, (c) adjusted with respect to the number and type of shares (or other securities or property) subject to outstanding rights under the ESPP and/or in the terms and conditions of outstanding rights and rights that may be granted in the future; (d) cancelled with accumulated payroll deductions returned to each participant, or (ii) the participant’s accumulated payroll deductions may be used to purchase shares prior to the end of the offering period and before the date of the proposed sale, merger or similar transaction.

Amendment; Termination.    The administrator will have the authority to amend, suspend or terminate our ESPP. Our ESPP is not subject to a specific termination date.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — TWC

In July 2020, the Sponsor purchased an aggregate of 15,000,000 Sponsor Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. In July 2020, the Sponsor transferred 25,000 Sponsor Shares to each of Mr. David Kerko and Mr. Scott Wagner, our former Directors, and in August 2020, the Sponsor transferred a further 25,000 Sponsor Shares to each of Mr. Thompson and Ms. Wellman, our independent directors, in each case at the original per share purchase price. In September 2020, 93,750 Sponsor Shares held by the Sponsor were forfeited as a result of the partial exercise of underwriters’ over-allotment option. In December 2020, Mr. Kerko transferred 12,500 Sponsor Shares to the Sponsor for no consideration as a result of his resignation from the Board. In January 2021, the Sponsor transferred 25,000 Sponsor Shares to Mr. Kirkpatrick.

The Sponsor has purchased an aggregate of 9,666,667 Sponsor Warrants for a purchase price of $14,500,000, or $1.50 per warrant, that will also be worthless if we do not complete our initial business combination. Each Sponsor Warrant entitles the holder thereof to purchase one Public Share at a price of $11.50 per share, subject to adjustment as provided herein. The Sponsor Warrants (including the Public Share issuable upon exercise of the Sponsor Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of our initial business combination.

If any of our officers or directors becomes aware of a business combination opportunity which is suitable for one or more entities to which he or she has fiduciary, contractual or other obligations or duties, including Nebula Caravel Acquisition Corp., he or she will honor these obligations and duties to present such business combination opportunity to such entities first, and only present it to us if such entities reject the opportunity and he or she determines to present the opportunity to us. Our officers and directors currently have other relevant fiduciary, contractual or other obligations or duties that may take priority over their duties to us, including to Nebula Caravel Acquisition Corp.

The Sponsor, officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to the Sponsor, officers, directors or our or any of their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Prior to the consummation of the IPO, the Sponsor advanced approximately $264,000 to us under a promissory note to cover expenses related to our initial public offering. We repaid the promissory note in full on September 15, 2020.

In connection with the consummation of the IPO, we entered into forward purchase agreements with several institutional accredited investors (including an affiliate of the Sponsor), which we refer to herein as forward purchases, that provide for the aggregate purchase of at least $100,000,000 of Public Shares at $10.00 per share, in a private placement that will close substantially concurrent with the Closing. Each of the forward purchase agreements and the related commitments under the forward purchasers’ agreements were terminated concurrent with the entry of the forward purchasers as PIPE Investors into the Share Purchase Agreements described elsewhere herein.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor, an affiliate of the Sponsor or our officers and directors may, but none of them is obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Sponsor Warrants issued to the Sponsor. The terms of such loans by the Sponsor, an affiliate of the Sponsor or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than the Sponsor, an affiliate of the Sponsor or our officers and directors, if any, as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

After our initial business combination, members of our management team who remain with us, if any, may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.

We have entered into a registration rights agreement with respect to the Sponsor Shares, Sponsor Warrants and warrants issued upon conversion of working capital loans (if any), as well as shares related to the PIPE Investment.

Certain Relationships and Related Person Transactions — Cellebrite

For a description of the procedures governing the approval of related party transactions, see “Management of Cellebrite After the Merger — Approval of Related Party Transactions under Israeli Law.”

Investors Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, certain TWC stockholders who will receive Cellebrite Ordinary Shares and certain Cellebrite shareholders (collectively “Cellebrite Equityholders”) and Cellebrite will enter into the Investor Rights Agreement, pursuant to which, among other things, Cellebrite will agree to file a registration statement within 30 days of the Effective Time to register for resale under the Securities Act (x) the Cellebrite Ordinary Shares and the Cellebrite Warrants issued or issuable pursuant to the Business Combination Agreement (including the Cellebrite Ordinary Shares underlying the Cellebrite Warrants, any and all earned Price Adjustment Shares (as defined in the Business Combination Agreement), and the Cellebrite Ordinary Shares issued pursuant to the Share Purchase Agreement), (y) certain Cellebrite Ordinary Shares held by Cellebrite Equityholders which were subject to registration rights pursuant to other registration rights agreements in existence prior to the date hereof. The Investor Rights Agreement also permits underwritten takedowns and provides for customary “piggyback” registration rights. Cellebrite will agree to indemnify the Sponsor and certain of the Sponsor’s related persons from certain liabilities arising from the Business Combination Agreement, the transactions agreements relating to the Business Combination, and the transactions and filings contemplated thereby, subject to certain limitations set forth in the Investor Rights Agreement.

Loans Granted to Members of the Board of Directors or Executive Management

As of the date of this proxy statement/prospectus, Cellebrite has no outstanding loan or guarantee commitments to members of the board of directors or management.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. See “Management of Cellebrite Following the Merger — Approval of Related Party Transactions under Israeli Law — Exculpation, Insurance and Indemnification of Office Holders” for additional information.

DESCRIPTION OF CELLEBRITE WARRANTS

Pursuant to the Business Combination Agreement, at the Effective Time, as a result of the Merger, each TWC Warrant will be converted into a Cellebrite Warrant. The following provides a summary of the material provisions governing the Cellebrite Warrants.

Each whole Cellebrite Warrant will entitle the registered holder to purchase one Cellebrite Ordinary Share, at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from           , 2021 and 30 days after the Business Combination. Pursuant to the Amended and Restated Warrant Agreement, a warrant holder may exercise its Cellebrite Warrants only for a whole number of Cellebrite Ordinary Shares. This means only a whole Cellebrite Warrant may be exercised at a given time by a warrant holder. The Cellebrite Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Cellebrite will not be obligated to deliver any Cellebrite Ordinary Shares pursuant to the exercise of a Cellebrite Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Cellebrite Ordinary Shares issuable upon exercise of the Cellebrite Warrants is then effective and a current prospectus relating to those Cellebrite Ordinary Shares is available, subject to Cellebrite satisfying its registration obligations. No Cellebrite Warrant will be exercisable for cash or on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, and Cellebrite will not be obligated to issue any Cellebrite Ordinary Share to holders seeking to exercise their Cellebrite Warrants, unless the issuance of the Cellebrite Ordinary Shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Cellebrite Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. During any period when Cellebrite will have failed to maintain an effective registration statement, warrant holders will be able to, until such time when there is an effective registration statement, exercise their Cellebrite Warrants on a cashless basis, provided that such exemption is available. If that exemption, or another exemption, is not available, warrant holders will not be able to exercise their warrants on a cashless basis.

Redemption of Cellebrite Warrants

Redemption of Cellebrite Warrants when the price per Cellebrite Ordinary Share equals or exceeds $18.00.

Cellebrite will be able to call the Cellebrite Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Cellebrite Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•        if, and only if, the closing price of Cellebrite Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Cellebrite sends the notice of redemption to the warrant holders.

If and when the Cellebrite Warrants become redeemable pursuant to the foregoing redemption conditions, Cellebrite will be able to exercise its redemption right even if Cellebrite is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Cellebrite will establish the last of the foregoing redemption conditions to prevent a redemption call unless there is at the time of the call a significant premium to the exercise price of the Cellebrite Warrants. If the foregoing redemption conditions are satisfied and Cellebrite issues a notice of redemption of the Cellebrite Warrants, each warrant holder will be entitled to exercise their Cellebrite Warrants prior to the scheduled redemption date. However, the price of the Cellebrite Ordinary Shares may fall below the $18.00 redemption trigger price as well as the $11.50 exercise price of the Cellebrite Warrants after the redemption notice is issued.

Redemption of Cellebrite Warrants when the price per Cellebrite Ordinary Share equals or exceeds $10.00.

Cellebrite will be able to call the Cellebrite Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.10 per Cellebrite Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their Cellebrite Warrants on a cashless basis prior to redemption and receive that number of Cellebrite Ordinary Shares determined by reference to the table below, based on the redemption date and the fair market value (as defined below) of one Cellebrite Ordinary Share, and except as otherwise described below;

•        if, and only if, the closing price of a Cellebrite Ordinary Share equals or exceeds $10.00 per share (as adjusted for adjustments to the number of Cellebrite Ordinary Shares issuable upon exercise or the exercise price of a Cellebrite Warrant as described under the section of this proxy statement/prospectus titled “— Anti-Dilution Adjustments”) on the trading day prior to the date on which Cellebrite sends the notice of redemption to the warrant holders; and

•        if, and only if, the closing price of a Cellebrite Ordinary Share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Cellebrite sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), then the Cellebrite Warrants held by the Sponsor must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its Cellebrite Warrants) as the Cellebrite Warrants held by public warrant holders.

Beginning on the date the notice of redemption is given until the Cellebrite Warrants are redeemed or exercised, holders may elect to exercise their Cellebrite Warrants on a cashless basis. The numbers in the table below represent the number of Cellebrite Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by Cellebrite pursuant to this redemption feature, based on the “fair market value” of a Cellebrite Ordinary Share on the corresponding redemption date (assuming holders elect to exercise their Cellebrite Warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of a Cellebrite Ordinary Share for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Cellebrite Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Cellebrite Warrants, each as set forth in the table below. Cellebrite will provide its warrant holders with the final fair market value no later than one business day immediately following the 10 trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of Cellebrite Ordinary Shares issuable upon exercise of a Cellebrite Warrant or the exercise price of a Cellebrite Warrant is adjusted as set forth under the section of this proxy statement/prospectus titled “— Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Cellebrite Warrant after such adjustment and the denominator of which is the price of the Cellebrite Warrant immediately prior to such adjustment. In such an event, the number of Cellebrite Ordinary Shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of Cellebrite Ordinary Shares deliverable upon exercise of a Cellebrite Warrant immediately prior to such adjustment and the denominator of which is the number of Cellebrite Ordinary Shares deliverable upon exercise of a Cellebrite Warrant as so adjusted. If the exercise price of a Cellebrite Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the section of this proxy statement/prospectus titled “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issuance Price (each as defined in the Amended and Restated Warrant Agreement) as set forth under the section of this proxy statement/prospectus titled “— Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the section of this proxy statement/prospectus titled “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Cellebrite Warrant pursuant to such exercise price adjustment.

Redemption date (period to expiration of Cellebrite Warrants)	Fair Market Value of Cellebrite Ordinary Share
	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Cellebrite Ordinary Shares to be issued for each Cellebrite Warrant exercised will be determined by a straight-line interpolation between the number of Cellebrite Ordinary Shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of a Cellebrite Ordinary Share for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Cellebrite Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Cellebrite Warrants, holders may choose to, in connection with this redemption feature, exercise their Cellebrite Warrants for 0.277 Cellebrite Ordinary Shares for each whole Cellebrite Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Cellebrite Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Cellebrite Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Cellebrite Warrants, holders may choose to, in connection with this redemption feature, exercise their Cellebrite Warrants for 0.298 Cellebrite Ordinary Shares for each whole Cellebrite Warrant. In no event will the Cellebrite Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Cellebrite Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the Cellebrite Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Cellebrite pursuant to this redemption feature, since they will not be exercisable for any Cellebrite Ordinary Shares.

This redemption feature differs from the typical warrant redemption features used in some other business combinations, which typically only provide for a redemption of warrants for cash (other than the warrants held by the sponsor entity) when the trading price for the underlying Cellebrite Ordinary Share equals or exceeds one specified higher per share price (such as $18.00 per Cellebrite Ordinary Share, as described in this proxy statement/prospectus) for a specified period of time. This redemption feature is structured to allow for all of the outstanding Cellebrite Ordinary Share to be redeemed when the Cellebrite Ordinary Shares are trading at or above

$10.00 per share, which may be at a time when the trading price of Cellebrite Ordinary Shares is below the exercise price of the Cellebrite Warrants. Cellebrite will establish this redemption feature to provide itself with the flexibility to redeem the Cellebrite Warrants without such warrants having to reach the $18.00 per share threshold set forth above under the section of this proxy statement/prospectus titled “Redemption of Cellebrite Warrants when the price per Cellebrite Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their Cellebrite Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of Cellebrite Ordinary Shares for their Cellebrite Warrants based on an option pricing model with a fixed volatility input as of the of this proxy statement/prospectus. This redemption right provides Cellebrite with an additional mechanism by which to redeem all of the outstanding Cellebrite Warrants, and therefore have certainty as to our capital structure as the Cellebrite Warrants would no longer be outstanding and would have been exercised or redeemed. Cellebrite will be required to pay the applicable redemption price to warrant holders if Cellebrite chooses to exercise this redemption right and it will allow Cellebrite to quickly proceed with a redemption of the Cellebrite Warrants if Cellebrite determines it is in its best interest to do so. As such, Cellebrite would redeem the Cellebrite Warrants in this manner when Cellebrite believes it is in its best interest to update its capital structure to remove the Cellebrite Warrants and pay the redemption price to the warrant holders.

As stated above, Cellebrite can redeem the Cellebrite Warrants when the Cellebrite Ordinary Shares are trading at a price starting at $10.00 per share, which is below the exercise price of $11.50 per share, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their Cellebrite Warrants on a cashless basis for the applicable number of Cellebrite Ordinary Shares. If Cellebrite chooses to redeem the Cellebrite Warrants when the Cellebrite Ordinary Shares are trading at a price per share below the exercise price of the Cellebrite Warrants, this could result in the warrant holders receiving fewer Cellebrite Ordinary Shares than they would have received if they had chosen to wait to exercise their Cellebrite Warrants for Cellebrite Ordinary Shares if and when such Cellebrite Ordinary Shares were trading at a price higher than the exercise price of $11.50 per share.

No fractional Cellebrite Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Cellebrite will round down to the nearest whole number of the number of Cellebrite Ordinary Shares to be issued to the holder.

Subject to applicable law, any action, proceeding or claim against Cellebrite arising out of or relating in any way to the Amended and Restated Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Cellebrite irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Redemption Procedures and Cashless Exercise

If Cellebrite calls the Cellebrite Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Cellebrite Warrants to do so on a cashless basis. In determining whether to require all holders to exercise their Cellebrite Warrants on a cashless basis, Cellebrite management will consider, among other factors, Cellebrite’s cash position, the number of Cellebrite Warrants that are outstanding and the dilutive effect on Cellebrite shareholders of issuing the maximum number of Cellebrite Ordinary Shares issuable upon the exercise of the Cellebrite Warrants. In such event, each holder would pay the exercise price by surrendering the Cellebrite Warrants for that number of Cellebrite Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Cellebrite Ordinary Shares underlying the Cellebrite Warrants, multiplied by the excess of the “fair market value” (as defined below) over the exercise price of the Cellebrite Warrants by (y) the fair market value, which, for purposes of this paragraph, shall mean the average last reported sale price of the Cellebrite Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Cellebrite Warrants. If Cellebrite management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Cellebrite Ordinary Shares to be received upon exercise of the Cellebrite Warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of Cellebrite Ordinary Shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Cellebrite believes this feature is an attractive option to Cellebrite if it does not need the cash from the exercise of the Cellebrite Warrants after the Business Combination. If Cellebrite calls the Cellebrite Warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Cellebrite Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Cellebrite Warrants on a cashless basis.

A holder of a Cellebrite Warrant may notify Cellebrite in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Cellebrite Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the transfer agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Cellebrite Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of Cellebrite Ordinary Shares is increased by a stock dividend payable in Cellebrite Ordinary Shares, or by a split-up of Cellebrite Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Cellebrite Ordinary Shares issuable on exercise of each Cellebrite Warrant will be increased in proportion to such increase in the outstanding Cellebrite Ordinary Shares. A rights offering to holders of Cellebrite Ordinary Shares entitling holders to purchase Cellebrite Ordinary Shares at a price less than the fair market value will be deemed a stock dividend of a number of Cellebrite Ordinary Shares equal to the product of (1) the number of Cellebrite Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Cellebrite Ordinary Shares) multiplied by (2) one minus the quotient of (x) the price per share of Cellebrite Ordinary Shares paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Cellebrite Ordinary Shares, in determining the price payable for Cellebrite Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Cellebrite Ordinary Shares as reported during the ten trading day period ending on the trading day prior to the first date on which the Cellebrite Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Cellebrite, at any time while the Cellebrite Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Cellebrite Ordinary Shares on account of such Cellebrite Ordinary Shares (or other shares of our capital stock into which the Cellebrite Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Cellebrite Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Cellebrite Ordinary Share in respect of such event.

If the number of outstanding Cellebrite Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Cellebrite Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Cellebrite Ordinary Shares issuable on exercise of each Cellebrite Warrant will be decreased in proportion to such decrease in outstanding Cellebrite Ordinary Shares.

Whenever the number of Cellebrite Ordinary Shares purchasable upon the exercise of the Cellebrite Warrants is adjusted, as described above, the Cellebrite Warrant exercise price will be adjusted by multiplying the Cellebrite Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Cellebrite Ordinary Shares purchasable upon the exercise of the Cellebrite Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Cellebrite Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Cellebrite Ordinary Shares (other than those described above or that solely affects the par value of such Cellebrite Ordinary Shares), or in the case of any merger or consolidation of Cellebrite with or into another corporation (other than a consolidation or merger in which Cellebrite is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Cellebrite Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Cellebrite as an entirety or substantially as an entirety in connection with which Cellebrite is dissolved, the holders of the Cellebrite Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Cellebrite Warrants and in lieu of the Cellebrite

Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Cellebrite Warrants would have received if such holder had exercised their Cellebrite Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Cellebrite Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by Cellebrite in connection with redemption rights held by Cellebrite shareholders as provided for in Cellebrite’s Amended Articles) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Cellebrite Ordinary Shares, the holder of a Cellebrite Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the Cellebrite Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Cellebrite Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Amended and Restated Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Cellebrite Ordinary Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Cellebrite Warrant properly exercises the Cellebrite Warrant within 30 days following public disclosure of such transaction, the Cellebrite Warrant exercise price will be reduced as specified in the Amended and Restated Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Amended and Restated Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Cellebrite Warrants when an extraordinary transaction occurs during the exercise period of the Cellebrite Warrants pursuant to which the holders of the Cellebrite Warrants otherwise do not receive the full potential value of the Cellebrite Warrants in order to determine and realize the option value component of the Cellebrite Warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the Cellebrite Warrant within 30 days of the event. Cellebrite believes that the Black-Scholes model is a commonly accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Cellebrite Warrants will be issued in registered form under the Amended and Restated Warrant Agreement. You should review a copy of the Amended and Restated Warrant Agreement, which will be filed as an exhibit to the registration statement on Form F-4 of which this proxy statement/prospectus is a part, for a description of the terms and conditions applicable to the Cellebrite Warrants. The Amended and Restated Warrant Agreement provides that the terms of the Cellebrite Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Cellebrite Warrants (not taking into account Cellebrite Warrants held by the Sponsor) to make any change that adversely affects the interests of the registered holders of Cellebrite Warrants.

The Cellebrite Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the transfer agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Cellebrite, for the number of Cellebrite Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Cellebrite Ordinary Shares and any voting rights until they exercise their Cellebrite Warrant and receive Cellebrite Ordinary Shares. After the issuance of Cellebrite Ordinary Shares upon exercise of the Cellebrite Warrant, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

DESCRIPTION OF CELLEBRITE ORDINARY SHARES

The following is a description of the material terms of the Amended Articles as they will be in effect upon the closing of the business combination. The following descriptions of share capital and provisions of the Amended Articles to be effective upon the closing of the business combination are summarized and are qualified by reference to the Amended Articles to be effective upon the closing of the business combination, a copy of which is filed with the SEC as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. The description of the Ordinary Shares reflects changes to our capital structure that will occur upon the closing of the business combination.

Share Capital

Our authorized share capital upon the closing of the business combination will consist of 3,600,000,000 Ordinary Shares, par value ILS 0.00001, of which 172,331,233 shares will be issued and outstanding.

The Cellebrite Board may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as the Cellebrite Board shall determine.

All of our outstanding Ordinary Shares are validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and do not have any preemptive rights.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 51-276657-7. Our affairs are governed by the Amended Articles, applicable Israeli law and Companies Law. Our purpose as set forth in the Amended Articles to be effective upon the closing of the business combination is to carry on any business, and do any act, which is not prohibited by law.

Voting Rights

All Ordinary Shares will have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid Ordinary Shares are issued in registered form and, except as otherwise set forth under the Amended Articles to be effective upon the closing of the business combination, may be freely transferred under such Amended Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by the Amended Articles or the laws of the State of Israel, except for ownership by nationals of some countries that are considered enemies of Israel under the applicable legislation (currently being Iran, Syria and Lebanon) and as may be restricted pursuant to laws relating to our regulatory licenses.

Election of Directors

Under the Amended Articles to be effective upon the closing of the business combination, the Cellebrite Board must consist of not less than three but no more than eleven directors. Pursuant to the Amended Articles to be effective upon the closing of the business combination, five directors (excluding external directors) will be appointed by the Sponsor, SUNCORPORATION and IGP, with the Sponsor and SUNCORPORATION each appointing two members and IGP appointing one. Other directors will be appointed by a simple majority vote of holders of our Ordinary Shares, participating and voting at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by the Cellebrite Board in its discretion, and (ii) in the event that the Cellebrite Board does not or is unable to make a determination on such matter, then the directors will be elected by a majority of the voting power represented at the general meeting in person or by proxy and voting on the election of directors provided that if the number of nominees so elected exceeds the number of directors that are proposed by the board of directors to be elected, then as among such elected nominees the election shall be by a plurality of the votes cast. In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on the Cellebrite Board until the third annual general meeting following such election or re-election or until they are removed by a vote of 65% of the total voting power of our shareholders (subject to the appointment rights of the Sponsor, SUNCORPORATION and IGP) at a general meeting of our shareholders or upon the occurrence of certain events in accordance with the Companies Law and the Amended Articles to be effective upon the closing of the business combination. In addition, the Amended Articles to be effective upon the closing of the business combination provide that vacancies on the Cellebrite Board may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in the Amended Articles to be effective upon the closing of the business combination, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by the Cellebrite Board.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The Amended Articles to be effective upon the closing of the business combination do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by the Cellebrite Board.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if the Cellebrite Board and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of the Ordinary Shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are considered enemies of Israel under the applicable legislation (currently being Iran, Syria and Lebanon).

Registration Rights

Following the business combination, certain of our shareholders will be entitled to certain registration rights under the terms of our Shareholders’ Rights Agreement. For a discussion of such rights, see “Certain Relationships and Related Party Transactions — Shareholders’ Rights Agreement.”

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Amended Articles as special general meetings. The Cellebrite Board may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that the Cellebrite Board is required to convene a special general meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of the Cellebrite Board or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. The Amended Articles to be effective upon the closing of the business combination contain procedural requirements and disclosure items with respect to the submission of shareholder proposals for general meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 (forty) days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•        amendments to our articles of association;

•        appointment, terms of service or and termination of service of our auditors;

•        appointment of directors, including external directors (if applicable);

•        approval of certain related party transactions;

•        increases or reductions of our authorized share capital;

•        a merger;

•        voluntary liquidation; and

•        the exercise of the Cellebrite Board’s powers by a general meeting, if the Cellebrite Board is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and the Amended Articles to be effective upon the closing of the business combination, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to the Amended Articles to be effective upon the closing of the business combination, holders of our Ordinary Shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting of shareholders. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least 25% (or 33.33%, if the meeting is not convened by our board) of the total outstanding voting rights, within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described above.

Vote Requirements

The Amended Articles to be effective upon the closing of the business combination provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by the Amended Articles (as amended from time to time). Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described above under “Management — Compensation Committee — Compensation Policy under the

Companies Law.” Pursuant to the Companies Law, controlling shareholder for that purpose includes, inter alia, a holder of 25% or more of the voting rights if no other person holds 50% or more of the voting rights. Under the Amended Articles to be effective upon the closing of the business combination, the alteration of the rights, privileges, preferences or obligations of Cellebrite Ordinary Shares requires the approval of a simple majority of all of the Cellebrite Ordinary Shares voting at a shareholder meeting.

Under the Amended Articles to be effective upon the closing of the business combination, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office (excluding a Sponsor Director, a SUN Director and IGP Director), to amend the provision requiring the approval of at least             % of the total voting power of our shareholders to remove any of our directors from office, or certain other provisions regarding our staggered board, shareholder proposals, the size of our board and plurality voting in contested elections. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or a patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an

Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholders’ approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare and sign a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the closing of the business combination, no preferred shares will be authorized under the Amended Articles to be effective upon the closing of the business combination. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to the Amended Articles, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting of shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and the Amended Articles, as described above in “— Shareholder Meetings.” In addition, as disclosed under “— Election of Directors,” we will have a classified board structure upon the closing of the business combination, which will effectively limit the ability of any investor or potential investor or group of investors or potential investors to gain control of the Cellebrite Board.

Borrowing Powers

Pursuant to the Companies Law and the Amended Articles to be effective upon the closing of the business combination, the Cellebrite Board may exercise all powers and take all actions that are not required under law or under the Amended Articles to be effective upon the closing of the business combination to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

The Amended Articles to be effective upon the closing of the business combination enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both the Cellebrite Board and an Israeli court.

Exclusive Forum

The Amended Articles to be effective upon the closing of the business combination provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While Delaware and certain U.S. state courts have determined that such exclusive forum provisions are facially valid, a shareholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions; however, we note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, the Amended Articles will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

The Amended Articles to be effective upon the closing of the business combination also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law. Israeli courts typically enforce exclusive jurisdiction provisions. However, in some cases parties have successfully challenged such provisions. Therefore, there is no absolute assurance that such provision will be enforced by an Israeli court.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Continental Stock Transfer & Trust Company. Its address is 1 State St 30th Floor, New York, NY 10004, and its telephone number is (212) 509-4000.

Listing

We intend to apply to have our Ordinary Shares listed on Nasdaq under the ticker symbol “CLBT.”

CELLEBRITE ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Merger, Cellebrite will have          Cellebrite Ordinary Shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to            Ordinary Shares issued and outstanding, assuming no TWC Common Stock is redeemed in connection with the Merger. All of the Cellebrite Ordinary Shares issued in connection with the Merger will be freely transferable by persons other than by Cellebrite’s “affiliates” without restriction or further registration under the Securities Act, except           Cellebrite Ordinary Shares issued to the Sponsor, which are subject to the lock-up described below. The remaining           shares held by existing Cellebrite shareholders are subject to the lock-up restrictions described below and may only be resold pursuant to Rule 144. Sales of substantial amounts of Cellebrite’s Ordinary Shares in the public market could adversely affect prevailing market prices of Cellebrite’s Ordinary Shares.

Vesting, Lock-up Periods and Registration Rights

Sponsor Support Agreement — Lock-up and Vesting

In connection with the Merger, each of Cellebrite, TWC, certain TWC stockholders, including the Sponsor (collectively, the “Sponsor Parties”) entered into the sponsor support agreement (the “Sponsor Support Agreement”), to be effective as of the consummation of the business combination. In the Sponsor Agreement, such parties acknowledge and agree (as applicable) to the lock-up provisions contained in the Amended Articles (as such became effective shortly before the consummation of the Business Combination).

The Amended Articles prohibit the transfer certain of our shares defined as “Lock Up Shares”. “Lock Up Shares” are all of our issued and outstanding shares (including shares issued upon exercise or settlement of options or other equity securities) except (i) shares acquired by PIPE Investors, (ii) shares acquired in the public market, and (iii) shares received by stockholders of TWC (other than Sponsor Parties). Additionally, 15% of Lock Up Shares (equitably adjusted for stock splits, etc.) held by parties that are not: (i) Sponsor Parties, (ii) Sun Corporation, (iii) IGP, (iv) Yossi Carmil, (v) Dana Gerner, and (vi) persons selling shares to PIPE Investors (and those who buy shares from such persons, except for the PIPE Investors) (“Applicable Holders”) are not deemed Lock Up Shares.

15% of Lock Up Shares (equitably adjusted for stock splits, etc.) held as of the closing of the Merger by persons who are not Applicable Holders will additionally be released if a “Triggering Event” occurs (defined as the VWAP (as defined in the Merger Agreement) of our shares being greater than or equal to USD 15 over any 20 trading days within any 30 trading day period at any time commencing 90 days following the Closing Date).

There are additional “permitted transfer” exceptions to the above restrictions for share transfers pursuant to probate, bona fide gifts to charitable organizations, transfers to immediate family members, etc. (provided that certain of such transferees are still subject to the above restrictions).

Amended Articles of Association Lock-up

Further, the Sponsor Parties are subject to a lock-up (subject to certain exceptions for permitted transfers) with respect to the Company Ordinary Shares they hold immediately prior to the Closing (but excluding any shares acquired through the public market or the PIPE Investment or shares received by stockholders of the SPAC excluding Sponsor and Sponsor Parties pursuant to the BCA or the exercise of any Company Warrants (as defined in the Merger Agreement) until the date that is 180 days following the Closing Date. The lock-up restrictions on transfer of the Sponsor Parties’ Cellebrite Ordinary Shares shall terminate and no longer be applicable upon the date following the Closing Date on which the Cellebrite completes a liquidation, merger, capital stock exchange, or other similar transaction that results in all of Cellebrite’s shareholders having the right to exchange their Cellebrite Ordinary Shares for cash, securities or other property.

Upon Closing, for each Company shareholder (other than the purchasers in the PIPE Investment or Sponsor Parties) (“Ordinary Shareholders”) 85% of their Company Ordinary Shares will be locked up for 180 days subject to the early release provisions described below. Notwithstanding the above, Company Ordinary Shares held by Ordinary Shareholders shall be released from the lock-up on or prior to the date that is 180 days after the Closing based on the following release condition. If an additional 15% of the covered shares held by an Ordinary Shareholder shall be automatically released from the lock-up when the VWAP of the Company Ordinary Shares for 20 days within any 30 day period equals or exceeds $15 any time commencing 90 days following the

Closing. All locked-up shares held by an Ordinary Shareholder shall be automatically released from the lock-up upon a Change of Control of the Company. The following shares shall not be subject to the lockup conditions: (i) any PIPE Shares, (ii) Shares acquired in the public market, and (iii) Shares received by stockholders of SPAC (excluding the Sponsor and Sponsor Parties) pursuant to the BCA or the exercise of any Company Warrants (as defined in the Merger Agreement). Each Person selling Company Ordinary Shares pursuant to the PIPE Investment under a Share Purchase Agreement (any such Person, a “Selling Shareholder”) or the Sponsor will be locked up for 180 days with respect to 100% of their shares subject to the early release provisions described below.

Sponsor Agreement Registration Rights

Subject to the Amended Articles lock-up periods described above, certain shareholders are also entitled to registration rights pursuant to the terms of the IRA. Cellebrite has agreed to file a registration statement as soon as practicable within sixty (60) days after the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a registration statement for a shelf registration on Form F-1 or, if the Company is eligible to use a registration statement on Form F-3 to register the resale of certain registrable securities covering the resale of all registerable securities on a delayed or continuous basis under the Securities Act, subject to required notice provisions to other shareholders party thereto. Cellebrite has also agreed to provide customary “piggyback” registration rights with respect to any valid demand registration request. Finally, Cellebrite has agreed to file a resale shelf registration statement in the event that a shareholder holding at least five percent (5.0%) of registerable securities shall promptly use its commercially reasonable efforts to cause the resale of such registrable securities to be covered by either, at the Cellebrite’s option, the shelf (including by means of a post-effective amendment) or a subsequent shelf registration.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of our Ordinary Shares then outstanding or the average weekly trading volume of our Ordinary Shares on          during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

COMPARISON OF RIGHTS OF CELLEBRITE SHAREHOLDERS AND TWC STOCKHOLDERS

The rights of the shareholders of Cellebrite and the relative powers of the Cellebrite board of directors are governed by the laws of the State of Israel and the Amended Articles. As a result of the Transactions, securities held by the TWC stockholders will be canceled and automatically converted into the right to receive Cellebrite Ordinary Shares and/or Cellebrite Warrants. Each Cellebrite Ordinary Share will be issued in accordance with, and subject to the rights and obligations of, the Cellebrite Articles which will be effective upon the consummation of the Transactions, in substantially the form attached hereto as Annex B. Because Cellebrite will be, at the Effective Time, a company organized under the laws of the State of Israel, the rights of the stockholders of TWC will be governed by Israeli law and the Cellebrite Articles.

Many of the principal attributes of Cellebrite Ordinary Shares and TWC Ordinary Shares will be similar. However, there are differences between the rights of shareholders of Cellebrite under Israeli law and the rights of stockholders of TWC, as in effect prior to the consummation of the Transactions under the laws of Delaware. In addition, there are differences between the Cellebrite Articles as such will be in effect from and after the consummation of the Transactions and the organizational documents of TWC.

The following is a summary comparison of the material differences between the rights of TWC securityholders under the organizational documents of TWC and the laws of Delaware, and the rights of Cellebrite shareholders under Israeli law and the Cellebrite Articles to be effective upon consummation of the Transactions. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or Nasdaq listing requirements or of Cellebrite’s or TWC’s governance or other policies.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Companies Law, the Cellebrite Articles, the Delaware General Corporation Law and the organizational documents of TWC as they will be in effect from and after the Effective Time. You are also urged to carefully read the relevant provisions of the Companies Law and the Delaware General Corporation Law for a more complete understanding of the differences between being a shareholder of Cellebrite and a shareholder of TWC.

	Cellebrite	TWC
Authorized and Outstanding Capital Stock

Upon the closing of the Transactions, Cellebrite’s authorized capital shall include only one class of Ordinary Shares, with no par value. The aggregate authorized share capital of Cellebrite is            Cellebrite Ordinary Shares

The authorized capital stock of TWC is 220,000,000 shares of TWC Common Stock, par value $0.0001 per share, of which 200,000,000 shares are designated as Class A Stock and 20,000,000 shares are designated as Class B Stock. Pursuant to the TWC Charter, prior to the closing of the Transactions, the shares of Class B Stock will automatically convert into shares of Class A Stock on a one-for-one basis.

Special Meetings of Shareholders or Stockholders

Pursuant to the Companies Law, the Cellebrite board of directors may whenever it thinks fit convene an extraordinary general meeting, and, as provided in the Companies Law, it shall be obliged to do so upon (i) the demand of two directors or one quarter of the serving directors; (ii) the demand of one or more shareholders holding at least five percent of Cellebrite’s issued and outstanding share capital and one percent or more of Cellebrite voting rights; or (iii) the demand of one or more shareholders holding at least five percent of Cellebrite’s voting rights.

Except as otherwise provided by law or the TWC Charter, special meetings of stockholders may only be called by a majority of the board of directors, or the President or the Chairman, or by the Secretary upon the written request of stockholders owning a majority of the issued and outstanding TWC Common Stock then entitled to vote.

	Cellebrite	TWC
Action by Written Consent	The Companies Law prohibits shareholder action by written consent in public companies such as Cellebrite.

No action required or permitted to be taken by the stockholders of TWC at an annual or special meeting may be taken by written consent, except that any action required or permitted to be taken by the holders of the Class B Stock may be effected by written consent.

Quorum

The quorum required for either an annual (regular) or a special general meeting of Cellebrite’s shareholders consists of at least two Cellebrite shareholders present in person or by proxy holding shares conferring in the aggregate at least 25% (or 33.33% if not convened by our board) of the voting rights of Cellebrite. If a Cellebrite shareholder meeting that was convened by the Cellebrite board of directors and no quorum is present within half an hour from the time appointed for the meeting, the meeting shall be adjourned to the same day one week later at the same time and place, or to such day and at such time and place as indicated in the notice of such meeting, or to such other day, time and place as the chairman of the meeting may determine. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

Except as otherwise provided by the DGCL, or the TWC Charter, the holders of a majority of the outstanding shares of TWC Common Stock entitled to vote at the meeting shall constitute a quorum, present in person or by proxy, at a meeting of stockholders for the transaction of any business.

If a quorum is not present at any meeting of the stockholders, the holders of a majority of the outstanding shares of TWC Common Stock entitled to vote at such, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If the meeting is adjourned for more than thirty (30) days, or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

Notice of Meetings

Pursuant to the Companies Law and the regulations promulgated thereunder, Cellebrite shareholder meetings generally require prior notice of not less than 21 days and, for certain matters specified in the Companies Law, not less than 35 days. Pursuant to the Cellebrite Articles, Cellebrite is not required to deliver or serve prior notice of general meetings of Cellebrite shareholders or of any adjournments thereof to any Cellebrite shareholder, and notice by Cellebrite which is published on its website and on the SEC’s EDGAR database or similar publication via the internet shall be deemed to have been duly given on the date of such publication to all Cellebrite shareholders.

Except as otherwise provided in the DGCL, notice of meetings shall be given not less than 10 nor more than 60 days before the date of the meeting.

	Cellebrite	TWC
Advance Notice Provisions

Pursuant to the Companies Law and the regulations promulgated thereunder, the holder(s) of at least one percent of Cellebrite’s voting rights may request, that the board of directors include any matter, provided it is appropriate for deliberation at a Cellebrite shareholder meeting, on the agenda of a Cellebrite shareholder meeting, including nomination of candidates for directors, generally by submitting a proposal within seven days of publicizing the convening of a Cellebrite shareholder meeting, or, if Cellebrite publishes a preliminary notice at least 21 days prior to publicizing the convening of a Cellebrite shareholder meeting stating its intention to convene such meeting and the agenda

The TWC Bylaws state that in order for a stockholder of TWC to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of TWC not less than sixty (60) days nor more than ninety (90) days prior to the meeting (provided that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice, must be delivered no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public thereof, within 14 days of such preliminary notice. Any such proposal must further comply with the information requirements under applicable law and the Cellebrite Articles.

disclosure was made, whichever first occurs.) Such notice must contain, among other things, certain information about the stockholder giving the notice (and any beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

Bylaw Amendments	No equivalent provision.

Subject to any additional vote required by the TWC Charter, the board of directors is expressly authorized to adopt, amend or repeal the TWC Bylaws. Notwithstanding the foregoing, such power shall not divest or limit the power of the stockholders of TWC to adopt, amend or repeal the TWC Bylaws.

Charter Amendments

According to Cellebrite’s Articles, all Cellebrite shareholder resolutions, including amendments to Cellebrite’s Articles, generally require a majority of the voting power represented at the meeting and voting thereon. In addition, the affirmative vote of the holders of at least 65% of the voting power of the Company’s shareholders shall be required to amend or alter Article 25 (relating to shareholder proposals); Article 38 (relating to the number of directors); Article 39 (relating to the election and removal of directors); and Articles 41 and 42 (relating to board vacancies).

Pursuant to the DGCL, the affirmative vote of the holders of a majority of the voting power of the TWC Common Stock entitled to vote thereon is required to amend, alter, or repeal provisions of the TWC Charter, subject to any additional vote required therein. In addition, for so long as any shares of Class B Stock shall remain outstanding, the, affirmative vote of the holders of a majority of the shares of Class B Stock outstanding, voting separately as a single class, shall be required to amend, alter or repeal any provision of the TWC Charter, in a manner that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Stock; and the affirmative vote of the holders of at least 65% of all outstanding shares of TWC Common Stock, shall be required to amend Article Sixth during a Target Business Acquisition Period (as defined therein).

	Cellebrite	TWC
Size of Board, Election of Directors

The Cellebrite Articles provide that the number of directors shall be not less than three or more than eleven, including any external directors, if any are elected. Five directors (excluding external directors) will be appointed by the Sponsor, SUNCORPORATION and IGP, with the Sponsor and SUNCORPORATION each appointing two members and IGP appointing one.

Under the Cellebrite Articles, the directors of Cellebrite (except for the directors appointed by the Sponsor, SUNCORPORATION and IGP, and any external director who may be elected under the Companies Law, whose term is determined in accordance with the Companies Law as discussed below) are classified into three classes, commencing with the annual general meeting to be held in 2022, the directors of Cellebrite are elected to serve as a director until the third annual

The TWC Bylaws provide that the number of directors shall be not less than one (1) or more than nine (9).

Under the TWC Charter, the directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation, or removal.

general meeting next succeeding his or her election, and until his or her respective successor shall have been elected and qualified.

Under the Companies Law, a public company must have at least two external directors who meet certain independence and non-affiliation criteria. In addition, although not required by Israeli law, Cellebrite may classify a director as an “independent director” (director bilti taluy) pursuant to the Companies Law if he or she meets certain conditions provided in the Companies Law.

Removal of Directors

The Cellebrite shareholders may, by a vote of 65% of the total voting power of the Company’s shareholders, remove any director (other than directors which are appointed by the Sponsor, SUNCORPORATION and IGP) from office, and elect a new director instead.

The Sponsor, SUNCORPORATION and IGP shall have the right to replace and remove a director appointed on their behalf (so long as their appointment rights are in effect).

Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote an election of directors, provided, that for as so long as the TWC’s board is classified, stockholders may effect such removal only for cause.

	Cellebrite	TWC
Board Vacancies and Newly Created Directorships

Cellebrite’s Articles provide that if the number of directors (excluding External directors) that comprises the Cellebrite Board is hereafter changed by the Cellebrite Board, any newly created directorships or decrease in directorships shall be so apportioned by the Cellebrite Board among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Cellebrite Board shall shorten the term of any incumbent director and that no decrease in the number of directors constituting the Cellebrite Board can limit TWCT’s right to appoint the Class II TWCT Director or the Class III TWCT Director, SUN’s right to appoint the Class I SUN Director or the Class II SUN Director or IGP’s right to appoint the IGP Director.

In the event that the vacancy creates a situation where the number of directors is less than three (3), the continuing directors may only act (i) in an emergency, or (ii) to fill the office of a director which has become vacant, or (iii) in order to call a general meeting of the Cellebrite shareholders for the purpose of electing directors to fill any and all vacancies.

Except as otherwise provided in the DGCL, in the interim between annual meetings of stockholders or special meetings of stockholders, vacancies and newly created directorships shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders, and such director so chosen shall hold office until the next election of the class for which such director was chosen and until his successor shall be elected and qualified.

Each director appointed as a result of a vacancy shall hold office for the remaining period of time during which the director whose service has ended would have held office, or in case of a vacancy due to the number of directors serving being less than the maximum number, the board of directors shall determine at the time of appointment the class to which the additional director shall be assigned.

Corporate Opportunity	No equivalent provision.

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to TWC or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of TWC unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of TWC and such opportunity is one TWC is legally and contractually permitted to undertake and would otherwise be reasonable for TWC to pursue.

	Cellebrite	TWC
Exclusive Forum

The Cellebrite Articles provide that unless Cellebrite consents in writing to the selection of an alternative forum, (i) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and (ii) the competent courts in Tel Aviv, Israel shall be the exclusive forum for (a) any derivative action or proceeding brought on behalf of Cellebrite, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Cellebrite to Cellebrite or its shareholders, or (c) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder.

The TWC Charter provides, that unless TWC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on behalf of TWC; any action asserting a breach of fiduciary duty; any action asserting a claim arising pursuant to the DGCL, the TWC Charter or TWC Bylaws; or any action asserting a claim against TWC that is governed by the internal affairs doctrine, except for, in each of the above actions, any claim as to which the Court of Chancery determines it lacks jurisdiction. This provision will not apply to actions which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery; which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery; which the Court of Chancery does not have subject matter jurisdiction; and claims arising under the Securities Act, the Exchange Act or other claims for which there is concurrent or exclusive federal jurisdiction.

Limitation of Liability

The Cellebrite Articles provide that Cellebrite may, subject and pursuant to the provisions of the Companies Law or other applicable law, exempt Cellebrite directors and officers from and against all liability for damages due to any breach of such director’s or officer’s duty of care to Cellebrite.

Directors shall not be liable to TWC for monetary damages for breach of fiduciary duty as a director, except to the extent such exculpation from liability is prohibited by the DGCL.
Indemnification and Advancement

The Cellebrite Articles provide that Cellebrite may, subject and pursuant to the provisions of the Companies Law, the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder, and the Israeli Economic Competition Law, 5748-1988, or any other applicable law, indemnify and insure a director or officer of Cellebrite for all liabilities and expenses incurred by him or her arising from or as a result of any act (or omission) carried out by him or her as a director or officer of Cellebrite and which is indemnifiable pursuant to applicable law, to the fullest extent permitted by law. The Companies Law provides that undertakings to indemnify a director or officer for such liabilities (but not for such legal expenses) be limited to specified foreseeable events and to reasonable maximum amounts.

TWC shall indemnify, to the fullest extent permitted by the DGCL, any person from all liabilities and expenses incurred by him or her by reason of the fact that he or she is or was a director, officer, employee or agent of TWC, or is or was serving at the request of the TWC as a director, officer, employee or agent of another entity.

TWC shall, in advance, pay the expenses, including attorney fees, incurred by an indemnified person in defending any proceeding, provided that, to the extent required by law, such advancement shall be made only upon the receipt of an undertaking that the indemnified person will repay amounts advanced if it is determined that such person was not entitled to indemnification.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF CELLEBRITE

The following table and accompanying footnotes set forth information known to Cellebrite regarding (i) the actual beneficial ownership of the Cellebrite Ordinary Shares, as of June 30, 2021 and (ii) expected beneficial ownership of Cellebrite immediately following consummation of the Merger, assuming no Public Shares of TWC are redeemed, and alternatively that the maximum number of Public Shares of TWC permitted to be redeemed in the Maximum Redemption Scenario are redeemed, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding Cellebrite Ordinary Shares or Cellebrite Preferred Shares, as applicable;

•        each of Cellebrite’s current directors and named executive officers;

•        each person who will become a director or named executive officer of Cellebrite; and

•        all directors and officers of Cellebrite, as a group.

The beneficial ownership of Cellebrite is based on 163,920,496 Cellebrite Ordinary Shares issued and outstanding as of June 30, 2021 (including Vested RSUs). In computing the number of Cellebrite Ordinary Shares beneficially owned by a person and the percentage ownership of such person, Cellebrite deemed to be outstanding all Cellebrite Ordinary Shares subject to options and RSUs held by the person that are currently exercisable or exercisable within 60 days of June 30, 2021. Cellebrite did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The expected beneficial ownership of Cellebrite Ordinary Shares, assuming no public shares of TWC are redeemed, has been determined based upon the following: (i) no public stockholder of TWC has exercised its redemption rights to receive cash from the Trust Account in exchange for its public shares and TWC has not issued any additional shares of TWC Class A Common Stock; (ii) 60,000,000 shares of TWC Class A Common Stock have been issued pursuant to the Share Purchase Agreements; and (iii) there will be an aggregate of 226,743,913 Ordinary Shares of Cellebrite issued and outstanding at the closing of the Merger.

The expected beneficial ownership of shares of the Cellebrite Ordinary Shares in the Maximum Redemption Scenario, has been determined based on the following: (i) public stockholders have exercised their redemption rights with respect to approximately 52,675,478 shares of TWC Class A Common Stock; (ii) 7,324,522 shares of TWC Class A Common Stock have been issued pursuant to the Share Purchase Agreements; and (iii) there will be an aggregate of 184,428,096 Cellebrite Ordinary Shares issued and outstanding at the closing of the Merger.

As of July 19, 2021, Cellebrite had 254 holders of record of which 60 were U.S. residents.

				Beneficial Ownership of Cellebrite Ordinary Shares After Consummation of the Merger*
	Beneficial Ownership of TWC Ordinary Shares			No Redemption Scenario		Maximum Redemption Scenario
	Number of Shares		Percentage of TWC Ordinary Shares	Number of Company Ordinary Shares	Percentage of Company Ordinary Shares	Number of Company Ordinary Shares	Percentage of Company Ordinary Shares
Name and Address of Beneficial Owner	Class A	Class B
TWC Officers, Directors and 5% Holders Pre-Business Combination
TWC Tech Holdings II, LLC(1)	—	14,887,500	—	11,201,786	5.0%	13,387,500	7.2%
Adam H. Clammer(1)	—	—	—	—	—	—	—
James H. Greene, Jr.	—	—	—	—	—	—	—
Rufina A. Adams	—	—	—	—	—	—	—
Lee Kirkpatrick	—	25,000	**	20,918	**	25,000	**
Darren Thompson	—	25,000	**	20,918	**	25,000	**
Alexi A. Wellman	—	25,000	**	20,918	**	25,000	**

				Beneficial Ownership Of Cellebrite Ordinary Shares After Consummation of the Merger
	Beneficial Ownership Of TWC Ordinary Shares			No Redemption Scenario		Maximum Redemption Scenario
	Number of Shares		Percentage of TWC Ordinary Shares	Number of Company Ordinary Shares	Percentage of Company Ordinary Shares	Number of Company Ordinary Shares	Percentage of Company Ordinary Shares
Name and Address of Beneficial Owner	Class A	Class B
Cellebrite Officers, Directors and 5% Holders Post-Business Combination
SUNCORPORATION(2)	—	—	—	94,821,022	41.8%	94,821,022	51.4%
Israel Growth Partners(3)	—	—	—	32,366,373	14.3%	32,366,373	17.5%
Yossi Carmil	—	—	—	3,293,351	1.5%	3,293,351	1.8%
Dana Gerner	—	—	—	1,212,449	**	1,212,449	**
Leeor Ben-Peretz	—	—	—	787,791	**	787,791	**
Ronnen Armon	—	—	—	166,790	**	166,790	**
Mark Gambill	—	—	—	642,736	**	642,736	**
Alon Klomek	—	—	—	742,061	**	742,061	**
Osnat Tirosh	—	—	—	962,198	**	962,198	**
Ken Basore	—	—	—	85,778	**	85,778	**
Ryusuke Utsumi	—	—	—	—	—	—	—
Yonatan Domnitz	—	—	—	—	—	—	—
Haim Shani	—	—	—	—	—	—	—
Elly Keinan	—	—	—	—	—	—	—
Adam H. Clammer	—	—	—	500,000	**	500,000	**
Brandon van Buren	—	—	—	—	—	—	—
All Company directors and executive officers as a group	—	—	—	8,393,155	3.7%	8,393,155	4.6%

____________

*        Assumes a forward stock split based on a Stock Split Multiple of 0.95 as defined in the Business Combination Agreement. The forward stock split ratio is an estimate and is subject to change. The final forward stock split ratio will be determined prior to the Effective Time.

**      Less than 1%.

(1)      TWC SPAC Aggregator II, LLC is the managing member of TWC Tech Holdings II, LLC. TWC Employee SPAC Aggregator II, LLC is the managing member of TWC SPAC Aggregator II, LLC. True Wind Capital Management, L.P. is the managing member of TWC Employee SPAC Aggregator II, LLC. True Wind Capital Management GP, LLC, is the general partner of True Wind Capital Management, L.P. As the managing members of True Wind Capital Management GP, LLC, Mr. Greene and Mr. Clammer may be deemed to have or share beneficial ownership of the Class B common stock held directly by TWC Tech Holdings II, LLC. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(2)      SUNCORPORATION is a publicly traded company on the Tokyo Stock Exchange. Its address is 250 Asahi, Kochino-cho, Konan, Aichi 483-8555, Japan.

(3)       Haim Shani is a Co-Founder and general partner of Israel Growth Partners. As such, he may be deemed to have or share beneficial ownership of the shares held by Israel Growth Partners. Mr. Shani disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The address of Israel Growth Partners is Hakfar Hayarok, Precede Building, Ramat Hasharon, Israel 4780.

The table above does not reflect the potential exercise of the private placement warrants that only become exercisable on September 15, 2021. The following table sets forth the total potential share ownership of TWC Tech Holdings II, LLC:

	No Redemption Scenario	Maximum Redemption Scenario
Sponsor shares	11,295,918	13,500,000
Shares underlying private warrants	8,088,436	9,666,667
Total	19,384,354	21,166,667

APPRAISAL RIGHTS

TWC stockholders who (i) do not consent to the adoption of the Business Combination Agreement, (ii) follow the procedures set forth in Section 262 of the DGCL (including making a written demand of appraisal to TWC within 20 days after the date of mailing of the notice of appraisal rights) and (iii) have not otherwise waived the appraisal rights, will be entitled, under Section 262 of the DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be “fair value.” The “fair value” of their shares as so determined could be more than, the same as or less than the consideration payable pursuant to the Business Combination Agreement. Failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. See “Appraisal Rights of TWC Stockholders” attached to this proxy statement/prospectus as Annex D and Section 262 of the DGCL attached to this proxy statement/prospectus as Annex C.

ANNUAL MEETING STOCKHOLDER PROPOSALS

If the Merger is consummated, you will be entitled to attend and participate in Cellebrite’s annual meetings of shareholders. If Cellebrite holds a 2022 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. As a foreign private issuer, Cellebrite will not be subject to the SEC’s proxy rules.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the TWC Board, any committee chairperson or the non-management directors as a group by writing to the TWC Board or committee chairperson in care of TWC Tech Holdings II Corp., Four Embarcadero Center, Suite 2100, San Francisco, California 94111.

LEGAL MATTERS

The legality of the Cellebrite Ordinary Shares and Cellebrite Warrants offered by this proxy statement/prospectus and certain other Israeli legal matters will be passed upon for Cellebrite by Meitar, Tel Aviv, Israel. Certain legal matters relating to U.S. law will be passed upon for Cellebrite by White & Case LLP, New York, New York. Certain legal matters will be passed upon for TWC by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters as to Israeli law will be passed upon for TWC by Herzog Fox & Neeman, Tel Aviv, Israel.

EXPERTS

The financial statements for TWC as of and for the year ended December 31, 2020, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of Cellebrite DI Ltd. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been included herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, TWC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, TWC will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Stockholders may notify TWC of their requests by calling or writing TWC at its principal executive offices at (415) 780-9975 and Four Embarcadero Center, Suite 2100, San Francisco, CA 94111.

ENFORCEABILITY OF CIVIL LIABILITY

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Cellebrite Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of the business combination or any purchase or sale of securities in connection with the business combination. The address of our agent is 795 Franklin Ave #4, Franklin Lakes, New Jersey 07417.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•        the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•        the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•        the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•        the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•        the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•        the judgment was obtained by fraud;

•        the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•        the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•        the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•        at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Cellebrite’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

TWC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on TWC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to TWC has been supplied by TWC, and all such information relating to Cellebrite has been supplied by Cellebrite. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Merger, you should contact via phone or in writing:

TWC Tech Holdings II Corp:

Four Embarcadero Center, Suite 2100,

San Francisco, CA 94111
(415) 780-9975

Proxy Solicitor:

Morrow Sodali LLC, at (800) 662-5200 or email NEBC.info@investor.morrowsodali.com

INDEX TO FINANCIAL STATEMENTS

TWC TECH HOLDINGS II CORP.

CELLEBRITE DI LTD.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
TWC Tech Holdings II Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of TWC Tech Holdings II Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from July 20, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 20, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
May 6, 2021

TWC TECH HOLDINGS II CORP.
BALANCE SHEET
As Restated — See Note 2
December 31, 2020

Assets:
Current assets:
Cash	$1,483,697
Prepaid expenses	347,532
Total current assets	1,831,229
Investments held in Trust Account	600,053,904
Total Assets	$601,885,133

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$324
Accrued expenses	84,214
Due to related party	5,401
Franchise tax payable	90,411
Total current liabilities	180,350
Deferred underwriting commissions in connection with the initial public offering	21,000,000
Derivative warrant liabilities	48,950,001
Total liabilities	70,130,351

Commitments and Contingencies
Class A common stock; 52,675,478 shares subject to possible redemption at $10.00 per share	526,754,780

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 7,324,522 shares issued and outstanding (excluding 52,675,478 shares subject to possible redemption)	732
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 15,000,000 shares issued and outstanding	1,500
Additional paid-in capital	20,173,593
Accumulated deficit	(15,175,822)
Total stockholders’ equity	5,000,002
Total Liabilities and Stockholders’ Equity	$601,885,133

The accompanying notes are an integral part of these financial statements.

TWC TECH HOLDINGS II CORP.
STATEMENT OF OPERATIONS
As Restated — See Note 2
For the Period From July 20, 2020 (Inception) Through December 31, 2020

General and administrative expenses	$145,865
Franchise tax expense	90,411
Loss from operations	(236,276)
Other income (expense)
Gain on investments held in Trust Account	53,904
Financing costs – derivative warrant liabilities	(1,346,780)
Change in fair value of warrant liabilities	(13,646,667)
Net loss	$(15,175,822)

Basic and diluted weighted average shares outstanding of Class A common stock	60,000,000
Basic and diluted net income per share, Class A	$—
Basic and diluted weighted average shares outstanding of Class B common stock	15,000,000
Basic and diluted net loss per share, Class B	$(1.01)

The accompanying notes are an integral part of these financial statements.

TWC TECH HOLDINGS II CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
As Restated — See Note 2
For the Period From July 20, 2020 (Inception) Through December 31, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – July 20, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	15,093,750	1,509	23,491	—	25,000
Sale of units in initial public offering, less fair value of public warrants	60,000,000	6,000	—	—	576,194,000	—	576,200,000
Offering costs	—	—	—	—	(32,291,065)	—	(32,291,065)
Excess of cash received over fair value of private placement warrants	—	—	—	—	2,996,670	—	2,996,670
Forfeiture of Class B common stock	—	—	(93,750)	(9)	9	—	—
Common stock subject to possible redemption	(52,675,478)	(5,268)	—	—	(526,749,512)	—	(526,754,780)
Net loss	—	—	—	—	—	(15,175,822)	(15,175,822)
Balance – December 31, 2020	7,324,522	$732	15,000,000	$1,500	$20,173,593	$(15,175,822)	$5,000,003

The accompanying notes are an integral part of these financial statements.

TWC TECH HOLDINGS II CORP.
STATEMENT OF CASH FLOWS
As Restated — See Note 2
For the Period From July 20, 2020 (Inception) Through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(15,175,822)
Adjustments to reconcile net income to net cash used in operating activities:
General and administrative expenses paid by related party under note payable	1,335
Gain on investments held in Trust Account	(53,904)
Change in fair value of derivative warrant liabilities	13,646,667
Financing costs – derivative warrant liabilities	1,346,780
Changes in operating assets and liabilities:
Prepaid expenses	(347,532)
Accounts payable	324
Due to related party	5,401
Franchise tax payable	90,411
Net cash used in operating activities	(486,337)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(600,000,000)
Net cash used in investing activities	(600,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from note payable to related party	259,094
Repayment of note payable to related party	(263,979)
Proceeds received from initial public offering, gross	600,000,000
Proceeds received from private placement	14,500,000
Offering costs paid	(12,550,081)
Net cash provided by financing activities	601,970,034

Net increase in cash	1,483,697

Cash – beginning of the period	—
Cash – end of the period	$1,483,697

Supplemental disclosure of noncash financing activities:
Forfeiture of Class B common stock	$9
Offering costs included in accrued expenses	$84,214
Offering costs paid through note payable	$3,550
Deferred underwriting commissions in connection with the initial public offering	$21,000,000
Initial value of Class A common stock subject to possible redemption	$540,547,710
Change in initial value of Class A common stock subject to possible redemption	$(13,792,930)
Derivative liabilities in connection with initial public offering and private placement	$35,103,330

The accompanying notes are an integral part of these financial statements.

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 1 — Description of Organization, Business Operations and Basis of Presentation

TWC Tech Holdings II Corp. (the “Company”) is a blank check company incorporated in Delaware on July 20, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 20, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and the search for a target for its initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering and placed in Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is TWC Tech Holdings II, LLC, a Delaware limited liability company and an affiliate of certain of the Company’s officers and directors (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 10, 2020. On September 15, 2020, the Company consummated its Initial Public Offering of 60,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), which included 7,500,000 Units issued pursuant to the partial exercise by the underwriters of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $600.0 million, and incurring offering costs of approximately $33.6 million, inclusive of $21.0 million in deferred underwriting commissions (Note 5 and 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 9,666,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $14.5 million (Note 5).

Upon the closing of the Initial Public Offering and the Private Placement, $600.0 million of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with American Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company for amounts withdrawn to fund the Company’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, the funds held in the Trust Account will not be released until the earliest of: (1) the completion of the initial Business Combination; (2) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) (i) to modify the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with an initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within the completion window or (ii) with respect to any other material provisions relating to the rights of holders of the Class A common stock prior to the initial Business Combination or pre-initial Business Combination business activity; and (3) the redemption of all of the Public Shares if the Company is unable to complete its initial Business Combination within the completion window, subject to applicable law.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions that the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and any other holders of the Founder Shares immediately prior to the Initial Public Offering (the “Initial Stockholders”), as well as the Company’s officers and directors, have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 15, 2022, (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

within 24 months from the closing of the Initial Public Offering, or December 15, 2022) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest (net of amounts withdrawn to fund our working capital requirements, subject to an annual limit of $500,000, and/or to pay for the Company’s taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

As described in Note 2 — Restatement of Previously Issued Financial Statements, the Company’s financial statements for the period from July 20, 2020 (inception) through December 31, 2020, and for the period from July 20, 2020 (inception) through September 30, 2020 (collectively, the “Affected Periods”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Proposed Business Combination

As more fully disclosed in Note 11 to the financial statement included herein, on April 8, 2021, the Company (“TWC”), Cellebrite DI Ltd., a company organized under the laws of the State of Israel (“Cellebrite”) and Cupcake Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cellebrite (“Merger Sub”), entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”), providing for, among other things, and subject to the terms and conditions therein, a business combination between TWC and Cellebrite (the “Business Combination”) pursuant to which, among other things, Merger Sub will merge with and into TWC at the Effective Time (as defined in the Business Combination Agreement), with the Company continuing as the surviving entity and as a wholly owned subsidiary of Cellebrite.

Liquidity and Capital Resources

As of December 31, 2020, the Company had $1.5 million in its operating bank account, and working capital of approximately $1.7 million.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, the loan of approximately $264,000 from the Sponsor pursuant to a Note (defined below, see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note (as defined in Note 5) as of September 15, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (defined below, see Note 5). As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Restatement of Previously Issued Financial Statements

In April 2021, the audit committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its public and private placement warrants to purchase common stock that the Company issued in September 2020 (the “Warrants”), the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon.  As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since their issuance on September 15, 2020, the Company’s warrants have been accounted for as equity within the Company’s previously reported balance sheet. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheet and the statement of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on September 15, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period

Therefore, the Company, in consultation with its audit committee, concluded that its previously issued Financial Statements for the Affected Periods should be restated because of a misapplication in the guidance around accounting for certain of our outstanding warrants to purchase common stock (the “Warrants”) and should no longer be relied upon.

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$601,885,133	$—	$601,885,133
Liabilities and stockholders’ equity
Total current liabilities	$180,350	$—	$180,350
Deferred underwriting commissions	21,000,000	—	21,000,000
Derivative warrant liabilities	—	48,950,001	48,950,001
Total liabilities	21,180,350	48,950,001	70,130,351
Class A common stock, $0.0001 par value; shares subject to possible redemption	575,704,780	(48,950,000)	526,754,780
Stockholders’ equity
Preferred stock- $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	243	489	732
Class B common stock – $0.0001 par value	1,500	—	1,500
Additional paid-in-capital	5,180,632	14,992,961	20,173,593
Accumulated deficit	(182,372)	(14,993,450)	(15,175,822)
Total stockholders’ equity	5,000,003	—	5,000,003
Total liabilities and stockholders’ equity	$601,885,133	$—	$601,885,133
	For the period from July 20, 2020 (inception) through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(236,276)	$—	$(236,276)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(13,646,670)	(13,646,667)
Financing costs – derivative warrant liabilities	—	(1,346,780)	(1,346,780)
Interest earned on investments held in Trust Account	53,904	—	53,904
Total other (expense) income	53,904	(14,993,450)	(14,939,546)
Net loss	$(182,372)	$(14,993,450)	$(15,175,822)

Basic and Diluted weighted-average Class A common stock outstanding	60,000,000		60,000,000
Basic and Diluted net loss per Class A share	$—		$—
Basic and Diluted weighted-average Class B common stock outstanding	15,000,000		15,000,000
Basic and Diluted net loss per Class B share	$(0.01)	$(1.00)	$(1.01)

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

	For the period from July 20, 2020 (inception) through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(182,372)	$(14,993,450)	$(15,175,822)
Adjustment to reconcile net loss to net cash used in operating activities	(52,569)	14,993,450	14,940,881
Net cash used in operating activities	(486,337)	—	(486,337)
Net cash used in investing activities	(600,000,000)	—	(600,000,000)
Net cash provided by financing activities	601,970,034	—	601,970,034
	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Balance Sheet
Total assets	$602,386,112	$—	$602,386,112
Liabilities and stockholders’ equity
Total current liabilities	$576,520	$—	$576,520
Deferred underwriting commissions	21,000,000	—	21,000,000
Derivative warrant liabilities	—	35,103,330	35,103,330
Total liabilities	21,576,520	35,103,330	56,679,850
Class A common stock, $0.0001 par value; shares subject to possible redemption	575,809,590	(35,103,330)	540,706,260
Stockholders’ equity
Preferred stock- $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	242	351	593
Class B common stock – $0.0001 par value	1,500	—	1,500
Additional paid-in-capital	5,075,823	1,146,429	6,222,252
Accumulated deficit	(77,563)	(1,146,780)	(1,224,343)
Total stockholders’ equity	5,000,002	—	5,000,002
Total liabilities and stockholders’ equity	$602,386,112	$—	$602,386,112
	For the period from July 20, 2020 (inception) through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(77,563)	$—	$(77,563)
Other (expense) income:
Fair value adjustment on derivative warrant liabilities	—	200,000	200,000
Financing costs – derivative warrant liabilities	—	(1,346,780)	(1,346,780)
Interest earned on investments held in Trust Account	—	—	—
Total other (expense) income	—	(1,146,780)	(1,146,780)
Net loss	$(77,563)	$(1,146,780)	$(1,224,343)

Basic and Diluted weighted-average Class A common stock outstanding	60,000,000		60,000,000
Basic and Diluted net loss per Class A share	$—		$—
Basic and Diluted weighted-average Class B common stock outstanding	15,000,000		15,000,000
Basic and Diluted net loss per Class B share	$(0.01)	$0.02	$(0.08)

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

	For the period from July 20, 2020 (inception) through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Cash Flows
Net loss	$(77,563)	$(1,146,780)	$(1,224,343)
Adjustment to reconcile net loss to net cash used in operating activities	1,335	1,146,780	1,148,115
Net cash used in operating activities	(3,490)	—	(3,490)
Net cash used in investing activities	(600,000,000)	—	(600,000,000)
Net cash provided by financing activities	601,990,820	—	601,990,820

In addition, the impact to the balance sheet dated September 15, 2020, filed on Form 8-K on September 21, 2020 related to the impact of accounting for the public and private warrants as liabilities at fair value resulted in a $35.3 million increase to the derivative warrant liabilities line item at September 15, 2020 and offsetting decrease to the Class A common stock subject to possible redemption mezzanine equity line item. There is no change to total stockholders’ equity at the reported balance sheet date.

Note 3 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2020.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000, and any cash held in Trust Account. As of December 31, 2020, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 3 — Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable and notes payable to related party approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.

The fair value of the Public Warrants issued in connection with the Public Offering Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently have been measured based on the listed market price of such warrants. The fair value of the Private Placement Warrants have been estimated using Black-Scholes.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $1.3 million is included in financing cost -derivative warrant liabilities in the statement of operations and $32.3 million is included in stockholders’ equity.

Derivative Warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. Management evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 3 — Summary of Significant Accounting Policies (cont.)

liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the statement of operations as incurred.

We issued and aggregate of 20,000,000 warrants for Class A common stock in the Initial Public Offering and upon the underwriters’ exercise of a portion of their over-allotment option and issued 9,666,667 Private Placement Warrants. All of the Company’s outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model. The fair value of the warrants issued in the Private Placement were estimated using Black-Scholes.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. Shares of Class A common stock of the Company feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 52,675,478 shares of Class A common stock subject to possible redemption were presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company does not currently have taxable income but will generate taxable income in the future primarily consisting of interest income earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the period from July 20, 2020 (inception) through December 31, 2020, the Company did not incur income tax expense.

There were no unrecognized tax benefits as of December 31, 2020. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 3 — Summary of Significant Accounting Policies (cont.)

Net Income Per Share of Common Stock

Net income per share is computed by dividing net income by the weighted-average number of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 29,666,667 shares of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share of common stock, basic and diluted for shares of Class A common stock are calculated by dividing the income (loss) earned on investments held in the Trust Account, net of applicable taxes and working capital amounts available to be withdrawn from the Trust Account, which was $0 for the period from July 20, 2020 (inception) through December 31, 2020, by the weighted average number of Class A common stock outstanding for the period. Net loss per share of common stock, basic and diluted for shares of Class B common stock is calculated by dividing the net loss of approximately $15,175,822, less income attributable to Class A common stock by the weighted average number of Class B common stock outstanding for the period.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s financial statements.

Note 4 — Initial Public Offering

On September 15, 2020, the Company consummated its Initial Public Offering of 60,000,000 Units, which included 7,500,000 Units issued pursuant to the partial exercise by the underwriters of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $600.0 million, and incurring offering costs of approximately $33.6 million, inclusive of $21.0 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 5 — Related Party Transactions

Founder Shares

On July 20, 2020, the Sponsor subscribed to purchase 15,093,750 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), for an aggregate price of $25,000, and subsequently paid for the subscription on July 24, 2020. The Sponsor agreed to forfeit up to 1,968,750 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. Subsequently, the Sponsor transferred 25,000 Founder Shares to each of the four independent director nominees, at the original per share purchase price. The aggregate 100,000 Founder Shares held by the independent director nominees were not subject to forfeiture in the event the underwriters’ over-allotment option was not exercised. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Initial Stockholders do not purchase any Units in the Initial Public Offering). The underwriters partially exercised their over-allotment option on September 15, 2020 and 93,750 Founder Shares were forfeited by the Sponsor accordingly.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until (i) with respect to 50% of the Founder Shares, the earlier to occur of: (A) 180 days after completion of our initial Business Combination; or (B) if the closing price of the common stock equals or exceeds $12.00 per share

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 5 — Related Party Transactions (cont.)

(as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing any time 90 days after completion of the initial Business Combination and (ii) with respect to the remaining 50% of the Founder Shares, only if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing any time 90 days after completion of the initial Business Combination. Any permitted transferees would be subject to the same restrictions (the “lock-up”) and other agreements of the Sponsor with respect to any Founder Shares. Notwithstanding the foregoing, if the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction after the initial Business Combination that results in all of the Public Stockholders having the right to exchange their Public Shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 9,666,667 Private Placement Warrants to the Sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $14.5 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. Except as set forth below, the Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or their permitted transferees.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On July 20, 2020, the Sponsor agreed to loan the Company an aggregate of up to $350,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $264,000 under the Note and repaid this Note in full on September 15, 2020. As of December 31, 2020, there is an outstanding balance of $5,401 due to True Wind Capital LLC for certain reimbursable expenses and other expenses paid on the Company’s behalf.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 6 — Commitments and Contingencies

Forward Purchase Agreements

In connection with the consummation of the Initial Public Offering, the Company had entered into forward purchase agreements with certain institutional accredited investors (“Forward Purchasers”) that would have provided for the aggregate purchase of at least $100,000,000 of Class A common stock at $10.00 per share, in a private placement that would have closed concurrently with the closing of the Business Combination. The Forward Purchasers’ commitments under the forward purchase agreements were subject to certain conditions described in the prospectus for the Initial Public Offering. The obligations under the forward purchase agreements would not have depended on whether any shares of Class A common stock were redeemed by the Company’s Public Stockholders. The Forward Purchasers would not have received any Founder Shares or warrants as part of the forward purchase agreements. The forward purchase shares would have been identical to the shares of Class A common stock included in the Units being sold in the Initial Public Offering, except that the forward purchase shares would have been subject to certain transfer restrictions and have certain registration rights. On April 8, 2021, these forward purchase agreements were terminated.

Share Purchase Agreement

Concurrently with the termination of the forward purchase agreements, the Company along with certain shareholders of Cellebrite entered into a share purchase agreement with certain accredited institutional investors (“Share Purchasers”) on April 8, 2021 that will provide for an aggregate purchase price of $300 million or 30,000,000 ordinary shares at $10 per share of the post business combination entity.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares), as well as the Forward Purchasers and their permitted transferees, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $12.0 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per unit, or $21.0 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 7 — Derivative Warrant Liabilities

As of December 31, 2020, the Company has 20,000,000 and 9,666,667 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until the completion of a Business Combination, subject to certain limited exceptions. Additionally, except as set forth below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 7 — Derivative Warrant Liabilities (cont.)

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.    Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the closing price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.    Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the fair market value of the Shares of Class A common stock; and

•        if, and only if, the closing price of the Shares of Class A common stock equals or exceeds $10.00 per public share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•        if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), then the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holders’ ability to cashless exercise its warrants) as the outstanding Public Warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 60,000,000 shares of Class A common stock outstanding, including 52,675,478 shares of Class A common stock subject to possible redemption that were classified as temporary equity in the accompanying balance sheet.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On July 24, 2020, the Company issued 15,093,750 shares of Class B common stock, including an aggregate of up to 1,968,750 shares of Class B common stock that were subject to forfeiture, to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (assuming the Initial Stockholders do not

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 8 — Stockholders’ Equity (cont.)

purchase any Units in the Initial Public Offering). The underwriters partially exercised their over-allotment option on September 15, 2020 and 93,750 Founder Shares were forfeited by the Sponsor accordingly. As of December 31, 2020, there were 15,000,000 shares of Class B common stock outstanding.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class B common stock will have the right to elect all of the Company’s directors prior to the consummation of the initial Business Combination. On any other matter submitted to a vote of the Company’s stockholders, holders of Class B common stock and holders of Class A common stock will vote together as a single class, except as required by applicable law or stock exchange rule.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. In the case that additional shares of Class A common stock (“equity-linked securities”) are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (including the forward purchase shares) excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination in consideration for such seller’s interest in the Business Combination target and any Private Placement Warrants issued upon the conversion of Working Capital Loans made to the Company.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 9 — Fair Value Measurements

The Company follows the guidance in FASB ASC Topic 820, “Fair Value Measurements”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets held in Trust Account:
Mutual funds	$600,053,904	$—	$—

Liabilities:
Derivative warrant liabilities – Public	$33,000,000	—	—
Derivative warrant liabilities – Private	$—	$—	$15,950,001

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement as of December 31, 2020.

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 9 — Fair Value Measurements (cont.)

Level 1 instruments include investments in mutual funds invested in government securities and Public Warrants. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering were initially measured at fair value using a Monte Carlo simulation model and subsequently, are based on the listed market price of such warrants, a Level 1 measurement, as of December 31, 2020. The fair value of the Private Placement Warrants were estimated using Black-Scholes model For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of $13.6 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in these valuations are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical and implied volatilities of select peer companies as well as its own that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs for the Company’s warrants at their measurement dates:

	As of September 15, 2020		As of December 31, 2020
	Public	Private	Private
Volatility	14% – 23%	14% – 23%	19%
Stock price	$9.63 – $9.86	$9.63 – $9.86	$10.54
Expected life of the options to convert	5.75	5.75	5.6
Risk-free rate	0.34%	0.34%	0.45%
Dividend yield	0.0%	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the period from July 20, 2020 (inception) through December 31, 2020 is summarized as follows:

Derivative warrant liabilities at July 20, 2020 (inception)	$—
Issuance of Public and Private Warrants	35,303,330
Change in fair value of derivative warrant liabilities	13,646,660
Derivative warrant liabilities at December 31, 2020	$48,950,000

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 10 — Income Taxes

The income tax provision (benefit) consists of the following:

December 31, 2020
Current
Federal	$(7,666)
State	—
Deferred
Federal	(30,632)
State	—
Valuation allowance	38,298
Income tax provision	$—

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax assets:
Start-up/Organization costs	$30,632
Net operating loss carryforwards	7,666
Total deferred tax assets	38,298
Valuation allowance	(38,298)
Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from July 20, 2020 (date of inception) to December 31, 2020, the valuation allowance was approximately $39,000.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

December 31, 2020
Statutory Federal income tax rate	21.0%
Change in fair value of derivative warrant liabilities	(18.9)%
Financing costs	(1.9)
Change in Valuation Allowance	(0.2)%
Effective Tax Rate	0.0%

Note 11 — Subsequent Events

On April 8, 2021, the Company (“TWC”), Cellebrite DI Ltd., a company organized under the laws of the State of Israel (“Cellebrite”) and Cupcake Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cellebrite (“Merger Sub”), entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”), providing for, among other things, and subject to the terms and conditions therein, a business combination between TWC and Cellebrite (the “Business Combination”) pursuant to which, among other things, Merger Sub will merge with and into TWC at the Effective Time (as defined in the Business Combination Agreement), with TWC continuing as the surviving entity and as a wholly owned subsidiary of Cellebrite.

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 11 — Subsequent Events (cont.)

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur in order to effect the Business Combination:

(i)     (a) immediately prior to the Effective Time, the outstanding preferred shares of Cellebrite will be converted into ordinary shares of Cellebrite (“Cellebrite Ordinary Shares” and each, a “Cellebrite Ordinary Share”), (b) immediately following such conversion, Cellebrite will effect a stock split (the “Stock Split”) pursuant to which each Cellebrite Ordinary Share will be converted into a number of Cellebrite Ordinary Shares equal to (A)(x) the equity value of Cellebrite (which will be based on an enterprise valuation of Cellebrite of $1,707,192,607 and certain adjustments thereto as set forth in the Business Combination Agreement), divided by (y) the number of Cellebrite Ordinary Shares (determined on a fully-diluted basis in the manner set forth in the Business Combination Agreement) issued and outstanding following such conversion of preferred shares of Cellebrite, divided by (B) $10.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Class A common stock of TWC occurring prior to the Effective Time) (the “Reference Price”), in each case as calculated pursuant to terms and methodologies set forth in the Business Combination Agreement (the transactions described in the foregoing clauses (a) and (b), the “Capital Restructuring”), (c) immediately prior to the Effective Time, each share of Class B common stock of TWC will be automatically converted into one (1) share of Class A common stock of TWC (a “TWC Share” and the holders thereof, “TWC Stockholders”), and (d) immediately prior to the Effective Time, the Company shares and the Company public warrants comprising each issued and outstanding Company unit shall be automatically separated and the holder thereof shall be deemed to hold one (1) Company Share and 1/3 of one Company public warrant.

(ii)    at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended or restated, Merger Sub will merge with and into the Company at the Effective Time (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger and as a wholly owned subsidiary of Cellebrite;

(iii)   at the Effective Time, as a result of the Merger, (a) each Company Share will be converted into the right to receive: (x) an amount of cash equal to the greater of $0 and the quotient of (A)(x) $120,000,000 minus (y) the amount of Company Stockholder redemptions, divided by (B) the number of Company Shares outstanding as of immediately prior to the Effective Time but after the conversion described in sub-clause(i)(c) above (other than any treasury shares of the Company) (the “Per Share Cash Consideration”) and (y) a number of Cellebrite Ordinary Shares equal to the quotient of (A)(x) the Reference Price minus the (y) Per Share Cash Consideration, divided by the (B) Reference Price (the “Per Share Equity Consideration” and together with the Per Share Cash Consideration, the “Merger Consideration”), (b) each warrant of the Company will be converted into a warrant of Cellebrite (“Cellebrite Warrants” and each, a “Cellebrite Warrant”), exercisable for the amount of Merger Consideration that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Business Combination and (c) each option and restricted stock unit of Cellebrite will remain outstanding, subject to adjusted terms to reflect the effect of the Stock Split on Cellebrite Ordinary Shares; and

(iv)   following the Business Combination, holders of Cellebrite Ordinary Shares and vested restricted share units, in each case as of immediately prior to the Effective Time, will be eligible to receive additional Cellebrite Ordinary Shares post-Closing upon the achievement of certain trading price targets, or upon a Change of Control (as defined in the Business Combination Agreement) of Cellebrite, before the five (5) year anniversary of the Closing Date.

TWC TECH HOLDINGS II CORP.
Notes to Financial Statements (As Restated)

Note 11 — Subsequent Events (cont.)

On the date of Closing and prior to the conversion of preferred shares of Cellebrite described above, an initial dividend of $21,300,000 will be paid to the holders of Cellebrite Ordinary Shares and holders of vested restricted stock units of Cellebrite. An additional dividend of $78,700,000 (or such lesser amount as approved by the Israeli district court) would also be payable at such time to the holders of Cellebrite Ordinary Shares and holders of vested restricted stock units if such additional dividend is approved by the Israeli district court.

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) obtaining required approvals of the Business Combination and related matters by the respective stockholders of the Company and Cellebrite, (ii) the effectiveness of the registration statement on Form F-4 filed by Cellebrite in connection with the Business Combination, (iii) receipt of approval for the listing on Nasdaq of Cellebrite Ordinary Shares and Cellebrite Warrants to be issued in connection with the Business Combination, (iv) that Cellebrite has at least $2,000,001 of net tangible assets upon the Closing (after giving effect to any Company Stockholder redemptions), (v) that the Company has at least $5,000,001 of net tangible assets (after giving effect to any Company Stockholder redemptions), (vi) the completion of the Capital Restructuring, (vii) the absence of a continuing Company Material Adverse Effect (as defined in the Business Combination Agreement), (viii) either (a) the issuance of a Transaction Tax Ruling (as defined in the Business Combination Agreement) reasonably satisfactory to the Company or, at Cellebrite’s sole and absolute discretion, the written undertaking of Cellebrite to indemnify Company Stockholders and holders of Company warrants from certain Israeli taxes incurred by such parties, (ix) the amount of cash and cash equivalents in the Company’s trust account (after giving effect to redemptions of Company Shares and payment of Company expenses), together with the aggregate amount actually received from the PIPE Investors (as defined below) pursuant to the PIPE Investment (as defined below), any backstop financing received by the Company prior to the Effective Time, and the amount of cash and cash equivalents held by the Company without restriction outside of its trust account and interest earned on cash held inside of its trust account (less indebtedness or other accrued payment obligations not constituting Company expenses), equaling at least $300,000,000, (x) the accuracy of the each party’s representations and warranties, except generally as would not have a Company Material Adverse Effect or SPAC Material Adverse Effect (as applicable, and in each case as defined in the Business Combination Agreement) and in the case of certain fundamental representations, in all material respects, (xi) compliance with pre-closing covenants in all material respects, (xii) the absence of any legal restraints or injunctions enjoining or prohibiting the consummation of the Business Combination and (xiii) the receipt, expiration or termination of applicable government approvals and antitrust waiting periods.

For additional information see the Company’s Current Report on Form 8-K filed with the SEC on April 8, 2021 including the announcement, full Business Combination Agreement and other related agreements.

Management has evaluated subsequent events to determine if events or transactions occurring through May __, 2021, the date the financial statements were available for issuance, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

TWC TECH HOLDINGS II CORP.
CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$1,193,967	$1,483,697
Prepaid expenses	405,533	347,532
Total current assets	1,599,500	1,831,229
Investments held in Trust Account	600,084,372	600,053,904
Total Assets	$601,683,872	$601,885,133

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$40,844	$324
Accrued expenses	1,084,214	84,214
Due to related party	7,945	5,401
Franchise tax payable	49,365	90,411
Total current liabilities	1,182,368	180,350
Deferred underwriting commissions	21,000,000	21,000,000
Derivative warrant liabilities	31,343,330	48,950,000
Total liabilities	53,525,698	70,130,350

Commitments and Contingencies
Class A common stock; 54,315,817 and 52,675,478 shares subject to possible redemption at $10.00 per share at March 31, 2021 and December 31, 2020, respectively	543,158,170	526,754,780

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 5,684,183 and 7,324,522 shares issued and outstanding (excluding 54,315,817 and 52,675,478 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	568	732
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 15,000,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	1,500	1,500
Additional paid-in capital	3,770,367	20,173,593
Retained earnings (accumulated deficit)	1,227,569	(15,175,822)
Total stockholders’ equity	5,000,004	5,000,003
Total Liabilities and Stockholders’ Equity	$601,683,872	$601,885,133

The accompanying notes are an integral part of these condensed financial statements.

TWC TECH HOLDINGS II CORP.
UNAUDITED CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

General and administrative expenses	$1,184,579
Franchise tax expense	49,168
Loss from operations	(1,233,747)
Other income:
Change in fair value of derivative warrant liabilities	17,606,670
Net gain from investments held in Trust Account	30,468
Net income	$16,403,391

Basic and diluted weighted average shares outstanding of Class A common stock	60,000,000
Basic and diluted net income per share, Class A	$—
Basic and diluted weighted average shares outstanding of Class B common stock	15,000,000
Basic and diluted net income per share, Class B	$1.09

The accompanying notes are an integral part of these unaudited condensed financial statements.

TWC TECH HOLDINGS II CORP.
UNAUDITED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Common Stock				Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	7,324,522	$732	15,000,000	$1,500	$20,173,593	$(15,175,822)	$5,000,003
Common stock subject to possible redemption	(1,640,339)	(164)	—	—	(16,403,226)	—	(16,403,390)
Net income	—	—	—	—	—	16,403,391	16,403,391
Balance – March 31, 2021 (Unaudited)	5,684,183	$568	15,000,000	$1,500	$3,770,367	$1,227,569	$5,000,004

The accompanying notes are an integral part of these unaudited condensed financial statements.

TWC TECH HOLDINGS II CORP.
UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

Cash Flows from Operating Activities:
Net income	$16,403,391
Adjustments to reconcile net income to net cash used in operating activities:
Net gain from investments held in Trust Account	(30,468)
Change in fair value of derivative warrant liabilities	(17,606,670)
Changes in operating assets and liabilities:
Prepaid expenses	(58,001)
Accounts payable	40,520
Accrued expenses	1,000,000
Due to related party	2,544
Franchise tax payable	(41,046)
Net cash used in operating activities	(289,730)

Net change in cash	(289,730)

Cash – beginning of the period	1,483,697
Cash – end of the period	$1,193,967

Supplemental disclosure of noncash financing activities:
Change in value of Class A common stock subject to possible redemption	$16,403,390

The accompanying notes are an integral part of these unaudited condensed financial statements.

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

TWC Tech Holdings II Corp. (the “Company”) is a blank check company incorporated in Delaware on July 20, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from July 20, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and the search for a target for its initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering and placed in Trust Account (as defined below) and will be subject to non-cash fluctuations in its statement of operations due to changes in the fair value of its derivative warrant liabilities.

The Company’s sponsor is TWC Tech Holdings II, LLC, a Delaware limited liability company and an affiliate of certain of the Company’s officers and directors (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 10, 2020. On September 15, 2020, the Company consummated its Initial Public Offering of 60,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), which included 7,500,000 Units issued pursuant to the partial exercise by the underwriters of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $600.0 million, and incurring offering costs of approximately $33.6 million, inclusive of $21.0 million in deferred underwriting commissions (Notes 4 and 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 9,666,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $14.5 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $600.0 million of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with American Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company for amounts withdrawn to fund the Company’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, the funds held in the Trust Account will not be released until the earliest of: (1) the completion of the initial Business Combination; (2) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) (i) to modify the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with an initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within the completion window or (ii) with respect to any other material provisions relating to the rights of holders of the Class A common stock prior to the initial Business Combination or pre-initial Business Combination business activity; and (3) the redemption of all of the Public Shares if the Company is unable to complete its initial Business Combination within the completion window, subject to applicable law.

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions that the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and any other holders of the Founder Shares immediately prior to the Initial Public Offering (the “Initial Stockholders”), as well as the Company’s officers and directors, have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 15, 2022, (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Initial Public Offering, or December 15, 2022) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest (net of amounts withdrawn to fund our working capital requirements, subject to an annual limit of $500,000, and/or to pay for the Company’s taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the period from July 20, 2020 (inception) through March 31, 2021 are not necessarily indicative of the results that may be expected for the period ending December 31, 2020 or any future period.

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A filed by the Company with the SEC on May 7, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Proposed Business Combination

As more fully disclosed in Note 9 to the unaudited condensed financial statements included herein, on April 8, 2021, the Company (“TWC”), Cellebrite DI Ltd., a company organized under the laws of the State of Israel (“Cellebrite”) and Cupcake Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cellebrite (“Merger Sub”), entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”), providing for, among other things, and subject to the terms and conditions therein, a business combination between TWC and Cellebrite (the “Business Combination”) pursuant to which, among other things, Merger Sub will merge with and into TWC at the Effective Time (as defined in the Business Combination Agreement), with the Company continuing as the surviving entity and as a wholly owned subsidiary of Cellebrite.

Liquidity and Capital Resources

As of March 31, 2021, the Company had $1.2 million in its operating bank account, and working capital of approximately $417,000.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, the loan of approximately $264,000 from the Sponsor pursuant to a Note (defined below, see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note (as defined in Note 4) as of September 15, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (defined below, see Note 4). As of March 31, 2021, there were no amounts outstanding under the Working Capital Loans.

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of March 31, 2021, there were no cash equivalents held outside the Trust Account.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on investment (net), dividends and interest held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000, and any investments held in Trust Account. As of March 31, 2021, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, due to related party, franchise tax payable and notes payable to related party approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.

The fair value of the Public Warrants issued in connection with the Public Offering Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently have been measured based on the listed market price of such warrants. The fair value of the Private Placement Warrants has been estimated using Black-Scholes.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the unaudited condensed statement of operations. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. Management evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the statement of operations as incurred.

We issued an aggregate of 20,000,000 warrants for Class A common stock in the Initial Public Offering and upon the underwriters’ exercise of a portion of their over-allotment option and issued 9,666,667 Private Placement Warrants. All of the Company’s outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our unaudited condensed statement of operations. The fair

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

value of warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model. The fair value of the warrants issued in the Private Placement were estimated using Black-Scholes.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. Shares of Class A common stock of the Company feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 54,315,817 and 52,675,478 shares of Class A common stock subject to possible redemption were presented as temporary equity, respectively, outside of the stockholders’ equity section of the Company’s unaudited condensed balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2021 and December 31, 2020, the Company had a deferred tax asset of approximately $253,000, and $38,000, respectively, each of which had a full valuation allowance recorded against them.

The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company does not currently have taxable income but will generate taxable income in the future primarily consisting of interest income earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three months ended March 31, 2021, the Company did not incur income tax expense.

There were no unrecognized tax benefits as of March 31, 2021. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Net Income Per Share of Common Stock

Net income per share is computed by dividing net income by the weighted-average number of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 29,666,667 shares of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s unaudited condensed statement of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share of common stock, basic and diluted for shares of Class A common stock are calculated by dividing the income (loss) earned on investments held in the Trust Account, net of applicable taxes and working capital amounts available to be withdrawn from the Trust Account, which was $0 for the three months ended March 31, 2021, by the weighted average number of Class A common stock outstanding for the period. Net loss per share of common stock, basic and diluted for shares of Class B common stock is calculated by dividing the net income of approximately $16.4 million, less income attributable to Class A common stock by the weighted average number of Class B common stock outstanding for the period.

Recent accounting standards

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company early adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

On September 15, 2020, the Company consummated its Initial Public Offering of 60,000,000 Units, which included 7,500,000 Units issued pursuant to the partial exercise by the underwriters of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $600.0 million, and incurring offering costs of approximately $33.6 million, inclusive of $21.0 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On July 20, 2020, the Sponsor subscribed to purchase 15,093,750 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), for an aggregate price of $25,000, and subsequently paid for the subscription on July 24, 2020. The Sponsor agreed to forfeit up to 1,968,750 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. Subsequently, the Sponsor transferred 25,000 Founder Shares to each of the four independent director nominees, at the original per share purchase price.

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

The aggregate 100,000 Founder Shares held by the independent director nominees were not subject to forfeiture in the event the underwriters’ over-allotment option was not exercised. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Initial Stockholders do not purchase any Units in the Initial Public Offering). The underwriters partially exercised their over-allotment option on September 15, 2020 and 93,750 Founder Shares were forfeited by the Sponsor accordingly.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until (i) with respect to 50% of the Founder Shares, the earlier to occur of: (A) 180 days after completion of our initial Business Combination; or (B) if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing any time 90 days after completion of the initial Business Combination and (ii) with respect to the remaining 50% of the Founder Shares, only if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing any time 90 days after completion of the initial Business Combination. Any permitted transferees would be subject to the same restrictions (the “lock-up”) and other agreements of the Sponsor with respect to any Founder Shares. Notwithstanding the foregoing, if the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction after the initial Business Combination that results in all of the Public Stockholders having the right to exchange their Public Shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 9,666,667 Private Placement Warrants to the Sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $14.5 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. Except as set forth below, the Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or their permitted transferees.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On July 20, 2020, the Sponsor agreed to loan the Company an aggregate of up to $350,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $264,000 under the Note and repaid this Note in full on September 15, 2020. As of March 31, 2021 and December 31, 2020, there is an outstanding balance of $7,945 and $5,401 due to True Wind Capital LLC, respectively, for certain reimbursable expenses and other expenses paid on the Company’s behalf.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Note 5 — Commitments and Contingencies

Forward Purchase Agreements

In connection with the consummation of the Initial Public Offering, the Company had entered into forward purchase agreements with certain institutional accredited investors (“Forward Purchasers”) that would have provided for the aggregate purchase of at least $100,000,000 of Class A common stock at $10.00 per share, in a private placement that would have closed concurrently with the closing of the Business Combination. The Forward Purchasers’ commitments under the forward purchase agreements were subject to certain conditions described in the prospectus for the Initial Public Offering. The obligations under the forward purchase agreements would not have depended on whether any shares of Class A common stock were redeemed by the Company’s Public Stockholders. The Forward Purchasers would not have received any Founder Shares or warrants as part of the forward purchase agreements. The forward purchase shares would have been identical to the shares of Class A common stock included in the Units being sold in the Initial Public Offering, except that the forward purchase shares would have been subject to certain transfer restrictions and have certain registration rights. On April 8, 2021, these forward purchase agreements were terminated.

Share Purchase Agreement

Concurrently with the termination of the forward purchase agreements, the Company along with certain shareholders of Cellebrite entered into a share purchase agreement with certain accredited institutional investors (“Share Purchasers”) on April 8, 2021 that will provide for an aggregate purchase price of $300 million or 30,000,000 ordinary shares at $10 per share of the post business combination entity.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares), as well as the Forward Purchasers and their permitted transferees, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $12.0 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per unit, or $21.0 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

Risks and uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Derivative Warrant Liabilities

As of March 31, 2021 and December 31, 2020, the Company has 20,000,000 and 9,666,667 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Derivative Warrant Liabilities (cont.)

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until the completion of a Business Combination, subject to certain limited exceptions. Additionally, except as set forth below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.    Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•         in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the closing price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.    Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the fair market value of the Shares of Class A common stock; and

•        if, and only if, the closing price of the Shares of Class A common stock equals or exceeds $10.00 per public share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•        if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), then the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holders’ ability to cashless exercise its warrants) as the outstanding Public Warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity (cont.)

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were 60,000,000 shares of Class A common stock outstanding, including 54,315,817 shares and 52,675,478 shares of Class A common stock subject to possible redemption that were classified as temporary equity in the accompanying unaudited condensed balance sheet, respectively.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were 15,000,000 shares of Class B common stock outstanding.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class B common stock will have the right to elect all of the Company’s directors prior to the consummation of the initial Business Combination. On any other matter submitted to a vote of the Company’s stockholders, holders of Class B common stock and holders of Class A common stock will vote together as a single class, except as required by applicable law or stock exchange rule.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. In the case that additional shares of Class A common stock (“equity-linked securities”) are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (including the forward purchase shares) excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination in consideration for such seller’s interest in the Business Combination target and any Private Placement Warrants issued upon the conversion of Working Capital Loans made to the Company.

Note 8 — Fair Value Measurements

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

March 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets held in Trust Account:
Mutual funds	$600,084,372	$—	$—
Liabilities:
Derivative warrant liabilities – Public	$21,000,000	$—	$—
Derivative warrant liabilities – Private	$—	$—	$10,343,330

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets held in Trust Account:
Mutual funds	$600,053,904	$—	$—
Liabilities:
Derivative warrant liabilities – Public	$33,000,000	$—	$—
Derivative warrant liabilities – Private	$—	$—	$15,950,001

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels in the three months ended March 31, 2021.

Level 1 instruments include investments in mutual funds invested in government securities and Public Warrants. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering were initially measured at fair value using a Monte Carlo simulation model and subsequently, are based on the listed market price of such warrants, a Level 1 measurement, as of March 31, 2021. The fair value of the Private Placement Warrants were estimated using Black-Scholes model. For the three months ended March 31, 2021, the Company recognized a gain to the statement of operations resulting from a decrease in the fair value of liabilities of approximately $17.6 million presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in these valuations are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical and implied volatilities of select peer companies as well as its own that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs utilized to measure the fair value of the Private Placement Warrants at the measurement dates:

	As of December 31, 2020	As of March 31, 2021
Volatility	19%	16%
Stock price	$10.54	$9.82
Expected life of the options to convert	5.6	5.48
Risk-free rate	0.45%	1.03%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the period from July 20, 2020 (inception) through March 31, 2021 is summarized as follows:

Derivative warrant liabilities at December 31, 2020	$48,950,000
Change in fair value of derivative warrant liabilities	(17,606,670)
Derivative warrant liabilities at March 31, 2021	$31,343,330

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 9 — Subsequent Events

On April 8, 2021, the Company (“TWC”), Cellebrite DI Ltd., a company organized under the laws of the State of Israel (“Cellebrite”) and Cupcake Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cellebrite (“Merger Sub”), entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”), providing for, among other things, and subject to the terms and conditions therein, a business combination between TWC and Cellebrite (the “Business Combination”) pursuant to which, among other things, Merger Sub will merge with and into TWC at the Effective Time (as defined in the Business Combination Agreement), with TWC continuing as the surviving entity and as a wholly owned subsidiary of Cellebrite.

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur in order to effect the Business Combination:

(i) (a) immediately prior to the Effective Time, the outstanding preferred shares of Cellebrite will be converted into ordinary shares of Cellebrite (“Cellebrite Ordinary Shares” and each, a “Cellebrite Ordinary Share”), (b) immediately following such conversion, Cellebrite will effect a stock split (the “Stock Split”) pursuant to which each Cellebrite Ordinary Share will be converted into a number of Cellebrite Ordinary Shares equal to (A)(x) the equity value of Cellebrite (which will be based on an enterprise valuation of Cellebrite of $1,707,192,607 and certain adjustments thereto as set forth in the Business Combination Agreement), divided by (y) the number of Cellebrite Ordinary Shares (determined on a fully-diluted basis in the manner set forth in the Business Combination Agreement) issued and outstanding following such conversion of preferred shares of Cellebrite, divided by (B) $10.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Class A common stock of TWC occurring prior to the Effective Time) (the “Reference Price”), in each case as calculated pursuant to terms and methodologies set forth in the Business Combination Agreement (the transactions described in the foregoing clauses (a) and (b), the “Capital Restructuring”), (c) immediately prior to the Effective Time, each share of Class B common stock of TWC will be automatically converted into one (1) share of Class A common stock of TWC (a “TWC Share” and the holders thereof, “TWC Stockholders”), and (d) immediately prior to the Effective Time, the Company shares and the Company public warrants comprising each issued and outstanding Company unit shall be automatically separated and the holder thereof shall be deemed to hold one (1) Company Share and 1/3 of one Company public warrant.

(ii) at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended or restated, Merger Sub will merge with and into the Company at the Effective Time (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger and as a wholly owned subsidiary of Cellebrite;

(iii) at the Effective Time, as a result of the Merger, (a) each Company Share will be converted into the right to receive: (x) an amount of cash equal to the greater of $0 and the quotient of (A)(x) $120,000,000 minus (y) the amount of Company Stockholder redemptions, divided by (B) the number of Company Shares outstanding as of immediately prior to the Effective Time but after the conversion described in sub-clause(i)(c) above (other than any treasury shares of the Company) (the “Per Share Cash Consideration”) and (y) a number of Cellebrite Ordinary Shares equal to the quotient of (A)(x) the Reference Price minus the (y) Per Share Cash Consideration, divided by the (B) Reference Price (the “Per Share Equity Consideration” and together with the Per Share Cash Consideration, the “Merger Consideration”), (b) each warrant of the Company will be converted into a warrant of Cellebrite (“Cellebrite Warrants” and each, a “Cellebrite Warrant”), exercisable for the amount of Merger Consideration that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Business Combination and (c) each option and restricted stock unit of Cellebrite will remain outstanding, subject to adjusted terms to reflect the effect of the Stock Split on Cellebrite Ordinary Shares; and

(iv) following the Business Combination, holders of Cellebrite Ordinary Shares and vested restricted share units, in each case as of immediately prior to the Effective Time, will be eligible to receive additional Cellebrite Ordinary Shares post-Closing upon the achievement of certain trading price targets, or upon a Change of Control (as defined in the Business Combination Agreement) of Cellebrite, before the five (5) year anniversary of the Closing Date.

TWC TECH HOLDINGS II CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 9 — Subsequent Events (cont.)

On the date of Closing and prior to the conversion of preferred shares of Cellebrite described above, an initial dividend of $21,300,000 will be declared by Cellebrite’s board of directors and paid to the holders of Cellebrite Ordinary Shares and holders of vested restricted stock units of Cellebrite. An additional dividend of $78,700,000 (or such lesser amount as approved by the Israeli district court) would also be payable at such time to the holders of Cellebrite Ordinary Shares and holders of vested restricted stock units if such additional dividend is approved by the Israeli district court.

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) obtaining required approvals of the Business Combination and related matters by the respective stockholders of the Company and Cellebrite, (ii) the effectiveness of the registration statement on Form F-4 filed by Cellebrite in connection with the Business Combination, (iii) receipt of approval for the listing on Nasdaq of Cellebrite Ordinary Shares and Cellebrite Warrants to be issued in connection with the Business Combination, (iv) that Cellebrite has at least $2,000,001 of net tangible assets upon the Closing (after giving effect to any Company Stockholder redemptions), (v) that the Company has at least $5,000,001 of net tangible assets (after giving effect to any Company Stockholder redemptions), (vi) the completion of the Capital Restructuring, (vii) the absence of a continuing Company Material Adverse Effect (as defined in the Business Combination Agreement), (viii) either (a) the issuance of a Transaction Tax Ruling (as defined in the Business Combination Agreement) reasonably satisfactory to the Company or, at Cellebrite’s sole and absolute discretion, the written undertaking of Cellebrite to indemnify Company Stockholders and holders of Company warrants from certain Israeli taxes incurred by such parties, (ix) the amount of cash and cash equivalents in the Company’s trust account (after giving effect to redemptions of Company Shares and payment of Company expenses), together with the aggregate amount actually received from the PIPE Investors (as defined below) pursuant to the PIPE Investment (as defined below), any backstop financing received by the Company prior to the Effective Time, and the amount of cash and cash equivalents held by the Company without restriction outside of its trust account and interest earned on cash held inside of its trust account (less indebtedness or other accrued payment obligations not constituting Company expenses), equaling at least $300,000,000, (x) the accuracy of the each party’s representations and warranties, except generally as would not have a Company Material Adverse Effect or SPAC Material Adverse Effect (as applicable, and in each case as defined in the Business Combination Agreement) and in the case of certain fundamental representations, in all material respects, (xi) compliance with pre-closing covenants in all material respects, (xii) the absence of any legal restraints or injunctions enjoining or prohibiting the consummation of the Business Combination and (xiii) the receipt, expiration or termination of applicable government approvals and antitrust waiting periods.

For additional information see the Company’s Current Report on Form 8-K filed with the SEC on April 8, 2021 including the announcement, full Business Combination Agreement and other related agreements.

Management has evaluated subsequent events to determine if events or transactions occurring through the date the unaudited condensed financial statements were available for issuance, require potential adjustment to or disclosure in the financial statements and has concluded that, other than contained herein, all such events that would require recognition or disclosure have been recognized or disclosed.

Somekh Chaikin

17 Ha’arba’a Street, PO Box 609

KPMG Millennium Tower

Tel Aviv 6100601, Israel

+972 3 684 8000

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Cellebrite DI Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cellebrite DI Ltd. and its subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in redeemable convertible preferred shares and shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risk of material misstatement of the consolidated financial statement, due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/Somekh Chaikin
Member Firm of KPMG International

We have served as the Company’s auditor since 2007.
May 14, 2021
Tel-Aviv, Israel

KPMG Somekh Chaikin, an Israeli partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee

Cellebrite DI Ltd. and its Subsidiaries Consolidated Balance Sheets as of
(U.S$ thousands except share and per share data)
	Note	December 31, 2020	December 31, 2019
Assets

Current assets
Cash and cash equivalents	2E	128,709	76,546
Restricted cash		5,137	5,137
Short-term deposits	5	108,928	123,706
Trade receivables (net of allowance for doubtful accounts of $616 and $608 as of December 31, 2020 and December 31, 2019, respectively)		66,324	44,237
Prepaid expenses and other current assets	6	7,439	6,234
Contract acquisition costs	2J	2,979	2,063
Inventories	7	4,754	3,960
Total current assets		324,270	261,883

Other non-current assets		565	447
Deferred tax assets, net	19	7,372	3,086
Property and equipment, net	8	16,106	14,824
Intangible assets, net	2S,4	6,611	—
Goodwill	2T,3	9,463	—
Total non-current assets		40,117	18,357
Total assets		364,387	280,240

The accompanying notes are an integral part of the consolidated financial statements.

Cellebrite DI Ltd. and its Subsidiaries Consolidated Balance Sheets as of
(U.S$ thousands except share and per share data)
	Note	December 31, 2020	December 31, 2019
Liabilities, redeemable convertible preferred shares and shareholders’ equity

Current liabilities
Trade payables		4,727	5,360
Other accounts payable and accrued expenses	9	49,112	24,338
Deferred revenues	2J	105,543	69,462
Total current liabilities		159,382	99,160

Liability for employees’ severance benefits	10	366	429
Other long term liabilities		6,191	1,690
Deferred revenues	2J	33,439	18,928

Total long-term liabilities		39,996	21,047

Total liabilities		199,378	120,207

Liens, commitments and contingencies	11

Redeemable convertible preferred shares, NIS 0.00001 par value; 41,459,369 shares authorized, issued and outstanding as of December 31, 2020 and 2019 Aggregate liquidation preference of $134,411 and $118,163, as of December 31, 2020 and 2019		101,205	101,205

Shareholders’ equity	12
Share capital, NIS 0.00001 par value; 3,600,000,000 shares authorized and 129,937,105 and 128,403,321 shares issued and outstanding as of December 31, 2020 and 2019, respectively		—*	—*
Additional paid-in capital		34,226	25,463
Treasury stock, NIS 0.00001 par value; 43,540 ordinary shares		(85)	—
Accumulated other comprehensive income		1,321	804
Retained earnings		28,342	32,561

Total Shareholders’ equity		63,804	58,828

Total liabilities, redeemable convertible preferred shares and shareholders’ equity		364,387	280,240

____________

*        Less than US$ 1.

The accompanying notes are an integral part of the consolidated financial statements.

Cellebrite DI Ltd. and its Subsidiaries Consolidated Statements of Operations and Comprehensive Income (Loss) for the
(U.S$ thousands except share and per share data)
	Year ended December 31,
	2020	2019
Revenue:
Subscription	100,614	81,505
Term-license	29,131	5,142
Perpetual license & other	42,136	59,175
Professional services	23,032	26,032
Total revenue	194,913	171,854

Cost of revenue:
Subscription	8,795	6,585
Term-license	1,709	189
Perpetual license & other	9,370	10,049
Professional services	18,005	19,000

Total cost of revenue	37,879	35,823

Gross profit	157,034	136,031

Operating expenses:
Sales and marketing	61,305	61,610
Research and development	54,377	46,573
General and administrative	31,445	25,334
Other expenses	689	4,034

Total operating expenses	147,816	137,551

Operating income (loss)	9,218	(1,520)

Financial income, net	2,179	2,935

Income before income tax expense	11,397	1,415

Income tax expense	5,616	3,291

Net income (loss)	5,781	(1,876)

Net loss per share:
Basic net loss per share attributable to ordinary shareholders	(9,344)	(10,039)

Basic net loss per ordinary share	(0.07)	(0.08)

Weighted average number of ordinary shares used in computing basic net loss per share	128,921,047	126,695,032

Other comprehensive income (loss)
Unrealized gain on hedging transactions, net of taxes of $165 and $42 for the year ended December 31, 2020 and 2019 respectively	1,212	620
Foreign currency translation adjustments	(695)	(25)

Total other comprehensive income, net of tax	517	595
Total comprehensive income (loss)	6,298	(1,281)

The accompanying notes are an integral part of the condensed consolidated financial statements.

Cellebrite DI Ltd. and its Subsidiaries Consolidated Statement of Redeemable Convertible Preferred Shares and Shareholders’ Equity

	Redeemable convertible preferred shares		Ordinary Shares Amount	Share capital	Additional paid-in capital	Treasury stock	Retained earnings	Comprehensive income	Total
	Shares	Amount
Balance as at January 1, 2019	—	—	124,878,648	—*	12,563	(23,898)	80,343	209	69,217

Effect of adoption of revenue recognition standard**	—	—	—	—	—	—	3,800	—	3,800
Balance after the adoption of revenue recognition standard as of January 1, 2019	—	—	124,878,648	—*	12,563	(23,898)	84,143	209	73,017
Net loss	—	—	—	—	—	—	(1,876)	—	(1,876)
Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	—	—	—	—	(25)	(25)
Unrealized gain on hedging transactions, net	—	—	—	—	—	—	—	620	620
Stock based compensation	—		—	—	12,759	—	—	—	12,759
Exercise of shares option and vested RSUs	—		3,819,673	—*	141	—	—	—	141
Issuance of redeemable convertible preferred shares	41,459,369	101,205	—	—	—	—	—	—	—
Dividend paid	—	—	—	—	—	—	(25,000)		(25,000)
Repurchase of ordinary shares	—	—	(295,000)	—*	—	(808)	—	—	(808)
Cancellation of ordinary shares	—	—	—	—*	—	24,706	(24,706)	—	—
Balance at December 31, 2019	41,459,369	101,205	128,403,321	—*	25,463	—	32,561	804	58,828

Net income	—	—	—	—	—	—	5,781	—	5,781
Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	—	—	—	—	(695)	(695)
Unrealized gain on hedging transactions, net	—	—	—	—	—	—	—	1,212	1,212
Stock based compensation	—	—	—	—	7,271	—	—	—	7,271
Exercise of share option and vested RSUs	—	—	1,577,324	—*	1,492	—	—	—	1,492
Dividend paid	—	—	—	—	—	—	(10,000)	—	(10,000)
Repurchase of ordinary shares	—	—	(43,540)	—*	—	(85)	—	—	(85)
Balance at December 31, 2020	41,459,369	101,205	129,937,105	—*	34,226	(85)	28,342	1,321	63,804

____________

*        Less than US$1.

**      See Note 2J.

The accompanying notes are an integral part of the condensed consolidated financial statements.

Cellebrite DI Ltd. and its Subsidiaries Consolidated Statements of Cash Flows
(U.S$ thousands except share and per share data)
	Year ended December 31
	2020	2019
Cash flows from operating activities:
Net income (loss)	5,781	(1,876)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock based compensation	7,271	12,759
Depreciation and amortization	5,879	4,079
Increase in deferred tax	(2,818)	(1,667)
Other	689	—
Increase (decrease) in liability for severance benefits	(63)	131
Increase in trade receivables	(19,731)	(12,220)
Increase in deferred revenue	47,738	15,841
Decrease (increase) in prepaid expenses and other current assets	335	(3,141)
Increase in other non-current assets	(339)	(27)
Decrease (increase) in inventories	(693)	794
Increase (decrease) in trade payables	(1,433)	974
Increase (decrease) in other accounts payables and accrued expenses	22,449	(158)
Increase in other long-term liabilities	1,445	644
Net cash provided by operating activities	66,510	16,133

Cash flows from investing activities:
Purchases of property and equipment	(6,181)	(6,209)
Payment related to business combination, net of cash acquired	(15,046)	—
Short term deposits, net	14,778	(40,513)
Net cash used in investing activities	(6,449)	(46,722)

Cash flows from financing activities:
Repurchase of common stock	(85)	(808)
Proceeds from issuance of shares and convertible preferred shares, net of issuance costs	1,492	101,346
Payment of dividend	(10,000)	(25,000)
Net cash provided by (used in) financing activities	(8,593)	75,538

Net increase in cash, cash equivalents and restricted cash	51,468	44,949
Net effect of currency translation on cash, cash equivalents and restricted cash	695	(67)
Cash, cash equivalents and restricted cash at beginning of year	81,683	36,801
Cash and cash equivalents and restricted cash at end of year	133,846	81,683

Supplemental disclosure of cash flow information:
Income taxes paid	2,911	3,000

Supplemental disclosure of Non-cash investment activities:
Purchase of property and equipment	172	263

The accompanying notes are an integral part of the consolidated financial statements.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 1 — General

A.     Cellebrite DI Ltd. (hereinafter — “the Company”), an Israeli company, was incorporated on April 13, 1999 as a private company, and began its operations in July 1999. The Company and its wholly owned subsidiaries are engaged in the development, manufacturing, marketing and selling of software and related hardware devices which allow access, unify, generate and analyze defendable digital evidence to its law enforcement customers. The Company’s primary shareholder is SUNCORPORATION, a public Company traded in the Japanese market, that creates novel ideas based on original technologies.

B.      On June 17, 2019, IGP Saferworld Limited Partnership (hereinafter: “IGP”), an investment vehicle of IGP Capital, a venture capital firm based in Israel, invested $110 million in the Company, in exchange for the Company’s redeemable convertible preferred shares, representing 24.4% of the Company’s outstanding ordinary and preferred shares (see also Note 12b). Following the IGP investment, the Company paid to its employees compensation in the amount of $4,034 includes in other expenses in the consolidated statements of operations and comprehensive income (loss).

C.     On February 27, 2020, the Company completed the acquisition of 100% of the shares of BlackBag Technologies Inc. (“BlackBag”), a US computer forensic solutions company, for the total base consideration $20,108. See also Note 3.

Note 2 — Summary of Significant Accounting Policies

A.     Basis of presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP). The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis for all years presented in these financial statements.

B.     Functional Currency and Foreign Currency Translation

A majority of the Company’s revenues are generated outside of Israel and are denominated in US dollars (“US$” or “dollars”). Substantial portion of materials and components cost, and marketing costs, are denominated in dollars or dollar-linked. Therefore, the Company’s management believes that the US dollars is the currency of the primary economic environment in which the Company operates. Thus, the functional currency and the reporting currency of the Company is the US dollar.

Transactions in foreign currency are translated into dollars in accordance with the principles set forth in ASC Subtopic 830-20, Foreign Currency Transaction. Monetary assets and liabilities denominated in foreign currencies of the reporting date are translated to the functional currency at the closing rate at the end of the reporting period. Non-monetary assets and liabilities denominated in foreign currency are translated using the exchange rate at the date of the transaction.

The effect of the translating into dollars has been included in the consolidated statements of shareholders’ equity and comprehensive income (loss) as a foreign currency translation adjustment. Gains and losses from remeasurement assets and liabilities denominated in currencies other than the respective functional currencies are included in the consolidated statements of operations.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (cont.)

C.     Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods and accompanying notes. Actual results could differ from those estimates.

Significant items subject to such estimates and assumptions include, but are not limited to, the allocation of transaction price among various performance obligation, the fair value of acquired intangible assets and goodwill, share-based compensation; and unrecognized tax benefits and other contingencies.

D.     Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances were eliminated in consolidation.

E.     Cash and cash equivalents and restricted cash

The Company considers all highly liquid instruments with a maturity of three months or less at the date of purchase to be cash equivalents.

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal mainly due to a contractual agreement with an investor. The Company has presented restricted cash separately from cash and cash equivalents in the consolidated balance sheets.

F.      Trade Receivable

Trade receivables are recorded at the invoiced amount net of allowance for doubtful accounts. The allowance for doubtful accounts is based on the Company’s assessment of in the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts based on combination of factors, including as assessment of the current customer’s aging report, the nature and size of the customer, the financial condition of the customer and the amount of any receivables in dispute. Trade receivables deemed uncollectable are charged off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is considered remote.

G.     Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined by the “weighted moving average” method. Inventory write-downs are provided to cover technological obsolescence, excess inventories and discontinued products.

Inventory write-down is measured as the difference between the cost of the inventory and market based upon assumptions about future demand, and is charged to cost of revenues. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (cont.)

H.     Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Computers and software	12.5 – 33
Manufacturing equipment	7
Office furniture and equipment	7 – 15
Leasehold improvements	*
____________ * Over the shorter of the expected lease term or estimated useful lives.

I.       Impairment of long-lived assets

Long-lived assets, such as property, and equipment, and identifiable intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with ASC 360, Accounting for the impairment of Long-Lived Assets. If events of changes in the circumstances indicate that a long-lived asset or asset group value may not be recoverable, the Company compares aggregate undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If these cash flows are less than the carrying value, an impairment is recognized for the difference between the carrying value and the estimated fair value. Fair value is determined through discounted cash flow models and third-party independent appraisals, as considered necessary. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets. The evaluation is performed at the lowest levels for which there are identifiable, independent cash flows.

During the years ended December 31, 2020 and 2019, no impairment losses have been identified.

J.      Revenue recognition

The Company’s revenues are comprised of four main categories: (a) subscription revenues, including support services (updates, upgrades and technical support) on term-based licenses and perpetual licenses; (b) subscription revenues also from sales of term-based licenses; (c) perpetual licenses (and others); and (d) professional services.

The Company sells its products to its customers either directly or indirectly through distribution channels all of whom are considered end users.

On January 1, 2019, the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (ASC 606), using the modified retrospective method. The impact of the adoption of ASC 606 is related to the timing of revenue recognition for term-based licenses and sales commissions. Under ASC 606, the Company recognizes term-based license revenue at point in time rather than over time. Additionally, the Company is required to capitalize and amortize incremental costs of obtaining a contract, over the remaining contractual term or an estimated period of benefit. The Company recorded a cumulative effect adjustment, to increasing the opening retain earnings of at the amount of $3,800 as of January 1, 2019, of which $2,797 related to an increase in revenue that would have been recognized during the prior periods compared to previous guidance and $1,003 related to the reduction in commission expenses of prior periods that the Company capitalized under ASC 606, net of taxes.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services are delivered. The amount of revenue recognized reflects the consideration that the Company expects to receive in exchange for these goods or services.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (cont.)

The Company determines that it has a contract with a customer when each party’s rights regarding the products or services to be transferred can be identified, the payment terms for the services can be identified, the Company has determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company evaluates whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation.

Performance obligations promised in a contract are identified based on the products and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the products or services either on their own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the products and services is separately identifiable from other promises in the contract.

The Company’s software licenses either provide its customers a perpetual right to use its software or the right to use its software for only a fixed term, in most cases between a one- and three-year time frame. The Company concluded that the software license is distinct as the customer can benefit from the software on its own.

Support revenue is derived from providing technical customer support services, unspecified software updates and upgrades to customers several times a year, on a when-and-if-available basis. Performance obligations related to software maintenance services generally have a consistent continuous pattern of transfer to a customer during the contract period.

Professional services revenues primarily consist of training and other professional services. Each of these performance obligations provide benefit to the customer on a standalone basis and are distinct in the context of the contract.

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring products or delivery of services to the customer. Payment terms generally are Net 30 days. The Company applied the practical expedient in ASC 606 and did not evaluate payment terms of one year or less for the existence of a significant financing component. Revenue is recognized net of any taxes collected from customers which are subsequently remitted to governmental entities (e.g., sales tax and other indirect taxes). The Company does not offer right of return to its contracts.

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the relative standalone selling price (“SSP”) for each performance obligation. The Company uses judgment in determining the SSP for its products and services. The Company typically assesses the SSP for its products and services on a periodic basis or when facts and circumstances change. To determine SSP, the Company maximizes the use of observable standalone sales and observable data, where available. In instances where performance obligations do not have observable standalone sales, the Company utilizes available information that may include the entity specific factors such as assessment of historical data of bundled sales of software licenses with other promised goods and services, and pricing strategies to estimate the price the Company would charge if the products and services were sold separately.

The Company satisfies performance obligations either over time or at a point in time depending on the nature of the underlying promise. Revenue is recognized at the time the related performance obligation is satisfied by transferring a promised good or service to a customer. Revenues related to the license for proprietary software are recognized when the control over the license is provided to the customer and the license term begins. Revenue related to software update and upgrades are recognized ratably over the

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (cont.)

service period. Revenues related to other professional services are generally recognized over time and in certain cases at point in time upon satisfaction of the performance obligation. Service revenues are included in the Company’s consolidated statements of income as service revenues.

Disaggregation of Revenues

The following table provides information about disaggregated revenue by geographical areas

Geographical areas

	Year ended December 31,
	2020	2019
	US$ thousands	US$ thousands
EMEA	65,807	55,911
America	100,835	89,514
APAC	28,271	26,429
Total	194,913	171,854

Contract Balances

The following table provides information about accounts receivable, contract assets, and contract liabilities from contracts with customers:

	December 31, 2020	December 31, 2019
	US$ thousands	US$ thousands
Contract assets	3,967	1,440
Contract liabilities	105,543	69,462
Contract liabilities, non-current	33,439	18,928

Contract assets consist of unbilled accounts receivable, which occur when a right to consideration for the Company’s performance under the customer contract occurs before invoicing to the customer.

Contract liabilities consist of deferred revenue. Revenue is deferred when the Company invoices in advance of performance under a contract. The current portion of the deferred revenue balance is recognized as revenue during the 12-month period after the balance sheet date. The noncurrent portion of the deferred revenue balance is recognized as revenue following the 12-month period after the balance sheet date. Of the $75,532 and $88,390 of deferred revenue as of December 31, 2018 and December 31, 2019, respectively, the Company recognized $59,748 and $61,964 as revenue during the years ended December 31, 2019 and 2020, respectively.

Remaining Performance Obligations

The Company’s remaining performance obligations are comprised of product and services revenue not yet delivered. As of December 31, 2019 and December 31, 2020, the aggregate amount of the transaction price allocated to remaining performance obligations was $116,439 and $172,885 respectively, which consists of both billed consideration in the amount of $88,390 and $138,982 respectively, and unbilled consideration in the amount of $28,049 and $33,903 respectively, that the Company expects to recognize as revenue. As of December 31, 2020, the Company expects to recognize 62% of its remaining performance obligations as revenue in the year ending December 31, 2021, and the remainder thereafter.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (cont.)

Contract acquisition costs

The Company capitalizes sales commissions and associated payroll taxes paid to sales personnel that are incremental to obtaining customer contracts. These costs are recorded as deferred contract acquisition costs on the consolidated balance sheets. The Company determines whether costs should be deferred based on its sales compensation plans and if the commissions are incremental and would not have occurred absent the customer contract.

Sales commissions for the renewal of a contract are considered commensurate with the sales commissions paid for the acquisition of the initial contract given a no substantive difference in commission rates in proportion to their respective contract values. Sales commissions paid upon the initial acquisition and for the renewal of a contract are amortized over the contractual term of the initial contract or the renewal.

Amortization of sales commissions are consistent with the pattern of revenue recognition of each performance obligation and are included in sales and marketing expense in the consolidated statements of operations.

The Company periodically reviews these deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit. No impairment losses of capitalizes sales commissions were recorded during the periods presented.

Commission expenses for the years ended December 31, 2020 and 2019 were $8,400 and $6,800, respectively.

K.     Research and development costs

Research and development costs are expensed as incurred. As defined by ASC Subtopic 985-20 “Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed”, costs associated with the development of computer software which are incurred subsequent to establishment of technological feasibility, are capitalized thereafter until the product is available for general release to customers. Costs incurred by the Company between completion of the development and the point at which the product is ready for general release, have been insignificant. Therefore, all research and development costs are expensed as incurred.

L.     Product warranties

The Company provides a one-year warranty on most of its products. Estimated future warranty costs are accrued and charged to cost of goods sold in the period that the related revenue is recognized. These estimates are derived from historical data and trends of product reliability and costs of repairing and replacing defective products.

M.    Advertising expenses

Advertising expenses are charged to expense as incurred. Advertising expenses for the years 2020 and 2019 were $4,098 and $5,315, respectively.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (cont.)

N.     Income taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. ASC 740 prescribes the use of the liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period of enactment. A valuation allowance is provided, if necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized. Deferred tax assets and deferred tax liabilities are presented under long-term assets.

The Company implements a two-step approach to recognize and measure uncertainty in income taxes. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is greater than 50 percent (cumulative basis) likely to be realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company classifies interest and penalties related to unrecognized tax benefits as part of income taxes.

O.     Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718 (ASC718). ASC 718 requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The Company recognizes compensation expense on a straight line method, based on estimated grant date fair value using Binominal option-pricing model.

The fair value of the shares of ordinary shares underlying the stock options has historically been determined by the Company’s board of directors as there is no public market for the underlying ordinary shares. The Company’s board of directors determines the fair value of the Company’s ordinary shares by considering a number of objective and subjective factors including: contemporaneous third-party valuations of its ordinary shares, the valuation of comparable companies, sales of the Company’s ordinary and redeemable convertible preferred shares to outside investors in arms-length transactions, the Company’s operating and financial performance, the lack of marketability, and general and industry specific economic outlook, amongst other factors.

For all share options granted, the Company calculated the expected term using the simplified method for “plain vanilla” stock option awards. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Company’s ordinary share is not publicly traded, and therefore, the Company used the historical volatility of the stock price of similar publicly traded peer companies. The Company utilized a dividend yield of 0% (5% in USA), based on its history of declaring dividends on its ordinary shares.

Stock based compensation costs have been included in income from operations.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (cont.)

P.      Fair value measurements

The Company accounts for fair value in accordance with ASC 820, “Fair Value Measurements and Disclosures”. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a three-tier hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•        Level 1:    Quoted prices in active markets for identical assets or liabilities.

•        Level 2:    Inputs other than Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3:    Unobservable inputs for the asset or liability used to measure fair value that are supported by little or no market activity and that re significant to the fair value of the asset or liability at measurement date. The first two levels in the hierarchy are considered observable inputs and the last is considered unobservable. The carrying value of accounts receivable and payables and the Company’s cash and cash equivalents, restricted cash and short-term investments, approximates fair value due to the short time to expected payment or receipt of cash.

Q.     Derivative instruments

The Company has instituted a foreign currency cash flow hedging program using foreign currency forward contracts (“derivative instruments”) in order to hedge the exposure to variability in expected future cash flows resulting from changes in related foreign currency exchange rates. The Company hedges portions of its forecasted expenses denominated in NIS. These transactions are designated as cash flow hedges, as defined under ASC 815, “Derivatives and Hedging”.

As of December 31, 2020 and 2019, the amount recorded in accumulated other comprehensive income from the Company’s currency forward, net of tax, was $1,521 and $309, respectively.

As of December 31, 2020, the notional amounts of foreign exchange forward contracts into which the Company entered were $30,327. The foreign exchange forward contracts will expire by October 1, 2021.

The fair value of derivative instruments assets balances as of December 31, 2020 and 2019, totaled $2,016 and $420, respectively.

R.     Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of the net tangible and intangible assets acquired. Under ASC 350, “Intangible — Goodwill and Other”, goodwill is not amortized, but rather is subject to an annual impairment test.

ASC 350 requires goodwill to be tested for impairment at the reporting unit level at least annually, the fourth quarter, or between annual tests in certain circumstances, and written down when impaired. Goodwill is tested for impairment by comparing the fair value of the reporting unit with its carrying value. The Company has determined that it has one operating segment and one reporting unit.

ASC 350 allows an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. If the qualitative assessment does not result in a more likely than not indication of impairment, no further impairment testing is required. If it does result in a more likely than not indication of impairment, the two-step impairment test is performed.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (cont.)

Alternatively, ASC 350 permits an entity to bypass the qualitative assessment for any reporting unit and proceed directly to performing the first step of the goodwill impairment test. There were no impairment charges to goodwill during the period presented.

S.     Intangible assets

Intangible assets are amortized over their estimated useful lives using the straight-line method, at the following annual period ranges:

Years
Core technology	7
Trade name	4

Each period the Company evaluates the estimated remaining useful lives of its intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization.

T.      Business combination

The Company applies the provisions of ASC 805, “Business Combination” and allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, the Company estimated the future expected cash flows from acquired core technology and acquired trade name from a market participant perspective, useful lives and discount rates. In addition, management makes significant estimates and assumptions, which are uncertain, but believed to be reasonable.

Significant estimates in valuing certain intangible assets include, but are not limited to future expected cash flows from acquired technology and acquired trademarks from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Acquisition-related costs are recognized separately from the acquisition and are expensed as incurred.

U.     Concentrations of credit risk

Financial instruments that potentially expose the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments, restricted cash, trade receivables and other receivables. The majority of the Company’s cash and cash equivalents are maintained in U.S. dollar. Generally, these cash and cash equivalents and short term investment may be redeemed upon demand. Management believes that the financial institutions that hold the Company’s and its subsidiaries’ cash and cash equivalents are institutions with high credit standing, and accordingly, minimal credit risk exists with respect to these assets. The Company’s trade receivables are geographically diversified and derived from sales to customers all over the world. The Company and its subsidiaries generally do not require collateral; however, in certain circumstances, the Company and its subsidiaries may require letters of credit, additional guarantees or advance payments.

V.      Basic and diluted net income (loss) per share

The Company computes net income (loss) per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between Ordinary Shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (cont.)

its redeemable convertible preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all redeemable convertible preferred shares into share capital. These participating securities do not contractually require the holders of such shares to participate in the Company’s earnings (losses). As such, net income (loss) for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net income (loss) attributable to Ordinary shareholders and preferred shareholders by the weighted-average number of shares of Ordinary Shares and Preferred shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net income (loss) per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net income (loss) per share is the same as basic net income (loss) per share in periods when the effects of potentially dilutive shares of share capital are anti-dilutive.

All outstanding share options for the years ended December 31, 2020 and 2019 have been excluded from the calculation of the diluted net income (loss) per share, because all such securities are anti-dilutive for all periods presented.

W.     Recently issued accounting pronouncements

As an “Emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

•        In February 2016, the FASB issued ASU 2016-02, “Leases” (“ASC 842”), on the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of twelve (12) months or less will be accounted for in a manner similar to the accounting under the prior guidance (ASC 840). The new standard requires lessors to account for leases using an approach that is substantially equivalent to ASC 840 guidance for sales-type leases, direct financing leases and operating leases. The new standard supersedes the previous leases standard, ASC 840, “Leases”. The standard is effective for the annual periods beginning on or after January 1, 2022. The Company do not plan to early adopt the standard and considering the impact on its financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which expands the activities that qualify for hedge accounting and simplifies the rules for reporting hedging transactions. The standard is effective for the interim and annual periods beginning on or after December 15, 2020. The Company does not expect this ASU to have a material impact on its consolidated financial statements and related disclosures.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (cont.)

•        In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

ASU 2016-13 amends the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in the more timely recognition of losses. The new accounting standard will be effective for the fiscal year beginning on January 1, 2022, including interim periods within that year. The Company does not plan to early adopt the ASU nor to have a material impact on its consolidated financial statements and related disclosures.

•        In December 2019, the FASB issued ASU 2019-12 to simplify the accounting for income taxes. The guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates, and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard will be effective for the Company beginning January 1, 2022. The Company do not plan to early adopt the standard nor expect this standard to have a significant impact on the Company’s consolidated financial statements.

Note 3 — Business combination

Acquisition of BlackBag Technologies Inc. in 2020:

On February 27, 2020, the Company completed the acquisition of 100% of the shares of BlackBag Technologies Inc. (“BlackBag”), a US computer forensic solutions company, for a total consideration of $33,362. Out of the total consideration, $15,362 was paid in cash at the closing and additional $18,000 will be paid in three installments, $6,000 each year in the first, second and third anniversary of the closing. $13,000 out of the $18,000 are subject to the attainment of certain employee retention and are recognized over two years as payroll expenses and are not included within the total purchase price. Acquisition expenses were $1,848 during 2020 and consist of costs incurred to complete the acquisition and related integration charges. These charges were recorded in general and administrative expenses.

Upon acquisition, BlackBag became a wholly owned subsidiary of the Company. The acquisition was accounted for as a business combination. The Company recorded trade name, core technology and goodwill in the amounts of $4,000, $3,900 and $9,463, respectively. The estimated useful life of the trade name and core technology are 4 years and 7 years, respectively. The Company recognized $1,289 amortization costs related to these intangible assets for the year ended December 31, 2020.

Goodwill generated from this business combination is attributed to synergies between the Company’s and BlackBag’s respective products and services. A goodwill in the amount of $4,600 is deductible for tax purpose. The fair value estimates of assets acquired and liabilities assumed from this acquisition were based on a valuation, which was finalized during 2020 as part of the measurement period.

The results of BlackBag’s operations have been included in the consolidated financial statements since February 27, 2020. Pro forma results of operations related to this acquisition have not been prepared because they are not material to the Company’s consolidated revenues and operating results.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 3 — Business combination (cont.)

The following table summarizes the components of the BlackBag purchase price and the allocation of the purchase price at fair value:

Amount
US$ thousands
Deferred tax assets, net	1,633
Intangible assets	7,900
Goodwill	9,463
Net assets acquired	1,112
Total purchase consideration	20,108

The following table sets forth the components of identifiable intangible assets acquired and their estimated useful lives as of the date of acquisition:

	Fair Value	Useful Life
	US$ thousands
Core technology	4,000	7
Trade name	3,900	4
Total identifiable intangible assets	7,900

Note 4 — Intangible assets, net

A.     Definite-lived intangible assets:

December 31, 2020
$
Original amounts:
Core technology	4,000
Trade name	3,900
7,900
Accumulated amortization:
Core technology	476
Trade name	813
1,289
Intangible assets, net	6,611

B.     Amortization expense amounted to $1,289 for the year ended December 31, 2020.

C.     Estimated amortization expense:

$
For the year ended December 31,
2021	1,546
2022	1,546
2023	1,546
2024	734
2025	571
Thereafter	668
6,611

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements

Note 5 — Short-term deposits

Short-term deposits consist of short-term deposits and restricted deposits. Short-term deposits as of December 31, 2020 and 2019 amounts to US$108,928 and US$123,706, respectively. The deposits carry interest rates in 2020 between 0.27% – 2.47% (2019: 2.23% – 3.4%)

Note 6 — Prepaid expenses and other current assets

	December 31, 2020	December 31, 2019
	US$ thousands	US$ thousands
Advances to suppliers	163	309
Prepaid expenses	4,319	4,270
Government institutions	811	1,037
Other	2,146	618
	7,439	6,234

Note 7 — Inventories

	December 31, 2020	December 31, 2019
	US$ thousands	US$ thousands
Raw materials	694	772
Finished goods	4,060	3,188
	4,754	3,960

Note 8 — Property and equipment, net

	December 31, 2020	December 31, 2019
	US$ thousands	US$ thousands
Manufacturing equipment	509	506
Office furniture and equipment	6,898	6,540
Leasehold improvements	6,430	4,398
Computers and software	18,931	15,700
	32,768	27,144

Less – accumulated depreciation	16,662	12,320
	16,106	14,824

Depreciation expenses were $4,464 and $3,587 in the years ended December 31, 2020 and 2019, respectively.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements

Note 9 — Other accounts payable and accrued expenses

	December 31, 2020	December 31, 2019
	US$ thousands	US$ thousands
Employees and related expenses	28,098	18,660
Governmental institutions	2,192	766
Income tax payables	6,610	1,272
Accrued expenses	11,037	3,077
Phantom option units liability	538	195
Advances from customers	559	330
Other	78	38
	49,112	24,338

Note 10 — Liability in respect of employees severance benefits

A.     Under Israeli law and labor agreements, the Company is required to make severance payments to retired or terminated employees and to employees leaving employment in certain other circumstances.

The liability of the Company to pay severance pay to its employees is covered by the provision and by the payment of premiums for insurance policies. The Company makes payments into a general provident fund. The amounts deposited in the provident fund and the amounts paid for insurance policies in the names of the companies include accrued profits and may be withdrawn subject to restrictions determined by law.

B.     According to Section 14 to the Severance Pay Law (“Section 14”) in Israel the payment of monthly deposits by a company into recognized severance and pension funds or insurance policies releases it from any additional severance obligation to the employees that have entered into agreements with the company pursuant to such Section 14. Commencing from 2007, the Company has entered into agreements with a majority of its employees in order to implement Section 14.

Therefore, beginning that date, the payment of monthly deposits by the Company into recognized severance and pension funds or insurance policies releases it from any additional severance obligation to those employees that have entered into such agreements and therefore the Company incurs no additional liability since that date with respect to such employees. Amounts accumulated in the pension funds or insurance policies pursuant to Section 14 are not supervised or administrated by the Company and therefore neither such amounts nor the corresponding accrual are reflected in the Company’s Consolidated Financial Statements. In addition, we pay severance benefits to our employees located elsewhere in accordance with local laws and practices of the countries in which they are employed and as a result have no accumulated liability. For the years ended December 31, 2020 and 2019 severance pay expenses amounted to $3,340 and $3,476, respectively.

C.     The US Subsidiary has a defined contribution plan (the “Contribution Plan”) under the provisions of Section 401(k) of the Internal Revenue Code (the “Code”) which covers eligible U.S. employees as they are defined in the Contribution Plan. Participants may elect to contribute up to a maximum amount prescribed by the Code. The Company, at its discretion, makes matching contributions equal to the greater of 6% of the participant’s compensation. For the years ended December 31, 2020 and 2019, the Company made 401(k) plan contributions of approximately $877 and $774, respectively.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements

Note 11 — Liens, commitments and contingencies

The Company has several lease agreements for its offices and plant that are accounted for as operating leases.

The latest period included in the agreements will end by June 30, 2028. Certain agreements have extension options.

Future minimum lease commitments under non-cancellable operating leases for the year ended December 31, 2020, were as follows:

US$ thousands
2021	3,897
2022	3,118
2023	2,803
2024	2,794
2025 and thereafter	4,620

Note 12 — Shareholders’ equity and redeemable convertible preferred shares

a.      Ordinary Shares

As of December 31, 2019 and 2020, the Company was authorized to issue 3,600,000,000 shares of par value NIS 0.00001 per share Ordinary Share. The voting, dividend and liquidation rights of the holders of the Company’s common stock is subject to and qualified by the rights, powers and preferences of the holders of the preferred stock as set forth below.

Common stock confers upon its holders the following rights:

(i.)    The right to participate and vote in the Company’s general meetings. Each share will entitle its holder, when attending and participating in the voting to one vote;

(ii.)   Dividends or Distribution shall be paid or be made to the holders of Ordinary Shares, shall be in an amount equal the product of the dividend or distribution payable or made on each Ordinary Share determined as if all Preferred Shares had been converted into Ordinary Shares and the number of Ordinary Shares issuable upon conversion of such Preferred Share, in each case calculated on the record date for determination of holders entitled to receive such dividend or distribution; and

(iii.)  The right to a share in the distribution of the Company’s excess assets upon liquidation pro rata to the par value of the stock held by them.

b.      Redeemable Convertible Preferred shares rights

On June 17, 2019, the Company issued 41,459,369 Convertible Preferred shares for $2.653 per share (the “Original Issue Price”) for the total consideration of $101,205 (net of issuance costs).

Convertible preferred shares consisted of the following:

	Year ended December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
Convertible Preferred shares	41,459,369	41,459,369	110,000	134,411

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 12 — Shareholders’ equity and redeemable convertible preferred shares (cont.)

The holders of the convertible preferred shares have the following rights, preferences and privileges:

Voting Rights — Each holder of convertible preferred shares is entitled to the number of votes equal to the number of ordinary shares into which such shares of convertible preferred shares could be converted at the record date.

Dividend rights of Preferred shares - During the period extending from the Preferred share closing date through and until the 6th anniversary thereof (the “Dividend Period”), dividends in respect of the Preferred Shares shall accrue or, at the sole discretion of the Company, be paid in cash from time to time, (i) at an annually compounded rate of 13.75% of the sum of the Original Issue Price, plus all preferred dividends accrued and unpaid as of the date of calculation, minus (ii) all amounts actually paid in cash on Preferred Shares as preferred dividends prior to such date of calculation, minus (iii) all amounts actually paid in cash on Preferred Shares as ordinary dividends prior to such date of calculation. The preferred dividend shall accrue from day to day, whether or not declared, and shall be cumulative; provided however that the Remaining Annual Accrual shall remain at its then balance and there shall be no further accrual after the end of the dividend period.

Dividend rights of Ordinary shares — If the Company shall declare, pay or set aside dividends in respect of, or make any other distribution, such dividends or distribution shall be paid or be made to the holders of Ordinary Shares and the holders of the Preferred Shares then outstanding. In case of the Preferred Shares, shall be in an amount equal the product of (i) the dividend or distribution payable or made on each Ordinary Share determined as if all Preferred Shares had been converted into Ordinary Shares and (ii) the number of Ordinary Shares issuable upon conversion of such Preferred Share, in each case calculated on the record date for determination of holders entitled to receive such dividend or distribution.

Conversion right — Each Preferred Share shall be convertible at the option of the respective holder thereof, at any time and from time to time, into such number of Ordinary Shares as is determined by dividing the then applicable Original Issue Price of such Preferred Share by the then applicable conversion price. The conversion price for each Preferred Share shall initially be equal to the Original Issue Price of such share. The applicable conversion price of each Preferred Share shall be subject to adjustment upon the occurrence of any share split , reverse share split (share combination), distribution of bonus shares, or any other reclassification, recapitalization or similar events with respect to the applicable class or series of the Company’s shares with respect to such series of Preferred Shares. Upon either: (i) immediately prior to and contingent upon a Qualified IPO, as defined in the agreement; or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the preferred majority, each outstanding Preferred Share shall automatically be converted into such number of outstanding Ordinary Shares as is determined by dividing the then applicable Original Issue Price of such Preferred Share by the then applicable conversion Price thereof.

Redemption Rights — Convertible Preferred Shares are not redeemable at the option of any holder thereof other than Deemed.

Liquidation rights — In the event of (A) the voluntary or involuntary winding up, liquidation or dissolution of the Company, or (B) Any liquidation, certain change of control transactions and other exit events, then, in each such event, the assets or proceeds available for distribution in such event (the “Distributable Assets”), shall be distributed in the following order and preference: First, the holders of Preferred Shares then outstanding shall be entitled to receive, prior and in preference to any distribution in respect of the Ordinary Shares, an amount for each Preferred Share held by them (the “Preference Amount”) equal to the greater of (i) the sum of the Original Issue Price of such share, plus the Remaining Annual Accrual per Preferred Share, as of such date of distribution, or (ii) the amount per share such holder would actually receive, assuming such Preferred Share had been converted into Ordinary Shares immediately prior to distribution of the Distributable Assets. After payment in full of the Preference Amount, the remaining Distributable Assets, if any, shall be distributed among the holders of Ordinary Shares then outstanding, pro rata, based on the number of Ordinary Shares held by each such holder.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 12 — Shareholders’ equity and redeemable convertible preferred shares (cont.)

Classification of Convertible Preferred Shares—The deemed liquidation preference provisions of the convertible preferred shares are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the convertible preferred shares have been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets.

c.     Acquisition of shares by the Company:

During 2019, the Company acquired 295,000 shares from two of its shareholders, who were employed by the Company at the time of purchase. The shares were acquired in a price representing the fair value and the acquisition was presented as “Treasury stock”. The Treasury shares held by the Company were cancelled prior to the IGP investment as details in paragraph 12b. During 2020, the Company acquired 43,540 shares from one of its shareholders, who was employed by the Company at the time of purchase.

d.     Option Plan and RSU’s:

On September 24, 2008, the Company adopted a stock compensation plan (the “2008 Option Plan”) pursuant to which the Company’s board of directors may grant 26,000,000 stock options to the Company’s employees. In 2017 the amount was increased by additional 18,671,000 options. In accordance with Section 102 of the Israeli Income Tax Ordinance (New Version) — 1961, the Company’s Board of Directors (the “Board”) elected the “Capital Gains Route”. The Plan was approved by the tax authorities in November 2008.

On June 17, 2019, the Company adopted a Restricted Share and Restricted Share Units (“RSU”) Plan and a Share Option Plan. Under the RSU Plan, the maximum aggregate number of Shares that may be issued pursuant to awards under this plan shall initially be 6,000,000 authorized but unissued shares, or such other number as the Board may determine from time to time. As for the Share Option Plan, the Company has reserved a total of 21,637,955 Shares for the purposes of the Plan and for the purposes of any other equity incentive plans which may in the future be adopted by the Company.

During 2019, the Company granted 6,000,000 RSUs and 12,440,000 Share Options to employees in accordance with employment and other related agreements. The RSUs vest over a specified contract date, some with an immediate vesting and the rest between two and four years from the respective date of grants. The options vest over four years and are terminated after ten years from grant date.

The weighted-average fair value of stock-based compensation is based on the single option valuation approach and is estimated on the date of grant using a lattice based option valuation model. The fair value of forfeitures is an estimate.

The fair value of options granted during the years ended December 31, 2020 and December 31, 2019 were calculated based on the following average assumptions:

	2020	2019
Contractual period in years	10	10
Volatility	45.1% – 50.2%	43.1% – 45.2%
Risk free interest rate	0.1% – 1.0%	2.2% – 2.8%
Dividend yield	0% – 5%	0% – 5%
Exercise price*	$2.385 – $5.190	$2.385 – $3.390
Fair value of Ordinary Share	$1.950 – $5.190	$1.950 – $3.390

_____________

*     Due to the dividend distribution adjustment mechanism, the exercise price is reduced according to the specific option agreement with each employee. The Company used estimated volatility of comparable public companies to estimate the expected volatility used for the lattice model. The risk-free interest rate assumption is based upon the US Treasury yield.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 12 — Shareholders’ equity and redeemable convertible preferred shares (cont.)

As of December 31, 2020 the aggregate amount of shares, options and RSU outstanding is 204,464,670.

A summary of the Company’s option activity and related information is as follows:

	Number of options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)
Outstanding at December 31, 2019	28,534,120	$3.201	8.589
Granted	10,328,076	2.772
Exercised	722,375	2.145
Forfeited	6,002,998	3.390
Outstanding at December 31, 2020	32,136,823	$3.052	8.143
Exercisable at December 31, 2020	14,460,192	$2.846	7.277
Vested and expected to vest at December 31, 2020	18,386,893	$2.896	6.196
	Number of options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)
Outstanding at December 31, 2018	13,589,120	$2.583	8.154
Granted	16,605,000	3.656
Exercised	626,249	1.025
Forfeited	1,033,751	2.586
Outstanding at December 31, 2019	28,534,120	$3.241	8.589
Exercisable at December 31, 2019	7,016,435	$2.574	5.010
Vested and expected to vest at December 31, 2019	16,178,497	$3.063	4.413

The weighted average fair values at grant date of options granted for the years ended December 31, 2020 and 2019; with an exercise price equal to the value at the date of grant were $0.81 and $0.74 per share, respectively.

The total intrinsic value of options exercised during the years 2020 and 2019 was $2,171 and $1,284, respectively.

The aggregate intrinsic value of the outstanding options at December 31, 2020 and 2019, represents the intrinsic value of 30,657,355 and 15,369,142 outstanding options that are in-the-money as of such dates. The remaining 0 and 13,164,978 outstanding options are out-of-the-money as of December 31, 2020 and 2019, and their intrinsic value was considered as zero.

A summary of the Company’s RSUs activity is as follows:

	Year ended December 31,
	2020	2019
Unvested at beginning of year	1,979,008	—
Granted	268,520	5,360,435
Vested	839,746	3,340,627
Forfeited	476,409	40,800
Unvested, at end of year	931,373	1,979,008

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 12 — Shareholders’ equity and redeemable convertible preferred shares (cont.)

The weighted average fair value at grant date of RSUs granted for the year ended December 31, 2019 was $1.95.

The total fair value of shares vested during the years 2020 and 2019 was $4,327 and $10,189, respectively.

As of December 31, 2020, the Company had approximately $12,877 of unrecognized compensation expense related to non-vested stock options and non-vested RSU’s, expected to be recognized over a weighted average period of 2.5 years. The Company did not recognize any tax benefit related to the share-based compensation.

e.      Stock-Based Compensation:

	Year ended December 31,
	2020	2019
Cost of revenues	304	190
Research and development	1,145	1,212
Sales and marketing	2,298	2,969
General and administrative	3,524	8,388
	7,271	12,759

Note 13 — Net loss per share

The following table sets forth the computation of basic losses per share:

	Year ended December 31,
	2020	2019
Numerator:
Net income (loss)	5,781	(1,876)
Basic net loss attributable to Preferred shareholders	15,125	8,163
Basic net loss attributable to Ordinary shareholders	(9,344)	(10,039)

Denominator:
Weighted average number of Ordinary shares used in computing basic net loss per share	128,921,047	126,695,032
Basic net loss per share of Ordinary shareholders	$(0.07)	$(0.08)

Note 14 — Revenues

	Year ended December 31,
	2020	2019
	US$ thousands	US$ thousands
Revenues from subscription	100,614	81,505
Revenues from term-license	29,131	5,142
Total revenues from subscription	129,745	86,647
Revenues from perpetual license & other*	42,136	59,175
Revenues from professional services	23,032	26,032
Total revenues	194,913	171,854
_____________ * including related party revenues in the amount of $1,865 and $3,662 in 2020 and 2019, respectively.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements

Note 15 — Cost of revenues

	Year ended December 31,
	2020	2019
	US$ thousands	US$ thousands
Materials and changes in inventories	10,532	7,638
Payroll and related expenses	17,019	14,272
Training expenses	2,713	5,338
Shipping expenses	1,543	1,784
Depreciation and amortization	1,327	1,501
Inventory write-off	150	262
Travel	866	1,561
Other	3,729	3,467
	37,879	35,823

Cost of revenues by revenue type

	Year ended December 31,
	2020	2019
	US$ thousands	US$ thousands
Cost of revenues from subscription	8,795	6,585
Cost of term-license	1,709	189
Cost of revenues from perpetual license & other	9,370	10,049
Cost of revenues from professional services	18,005	19,000
Total cost of revenues	37,879	35,823

Note 16 — Sales and marketing

	Year ended December 31,
	2020	2019
	US$ thousands	US$ thousands
Payroll and related expenses	39,991	36,559
Sales commissions	8,246	6,624
Marketing and advertising	4,098	5,322
Travel and entertainment	1,276	4,939
Rent and maintenance	2,640	2,661
Depreciation	1,877	824
Vehicle costs	423	448
Professional consultants	808	1,889
Recruiting expenses	330	859
Other	1,616	1,485
	61,305	61,610

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements

Note 17 — Research and development

	Year ended December 31,
	2020	2019
	US$ thousands	US$ thousands
Payroll and related expenses	45,716	39,142
Rent and maintenance	2,117	1,721
Subcontractors and projects	2,676	2,398
Travel and entertainment	20	314
Vehicle costs	270	355
Recruiting expenses	127	222
Depreciation	1,813	1,135
Other	1,638	1,286
	54,377	46,573

Note 18 — General and administrative

	Year ended December 31,
	2020	2019
	US$ thousands	US$ thousands
Payroll and related expenses	18,094	16,386
Professional fees	4,640	2,040
Vehicle costs	328	263
Rent and maintenance	2,147	2,071
Travel and entertainment	262	425
Refreshments, gifts and donations	778	645
Doubtful accounts and bad debts	606	266
Recruiting expenses	330	386
Depreciation	978	484
Other	3,282	2,368
	31,445	25,334

Note 19 — Taxes on income

A.     Israeli taxation

1       Corporate tax rates in Israel:

The tax rates relevant to corporates in Israel in the years 2019 and 2020 is 23%. However, the effective tax rate recognized by a company that derives income from a Preferred Enterprise or Preferred Technological Enterprise (as discussed below) may be considerably lower.

2       Tax benefits under the Law for Encouragement of Capital Investments, 1959 (“the Investment Law”)

Approved/Beneficiary Enterprise

Pursuant to the Investment Law, the Company was awarded “Approved Enterprise” or “Beneficiary Enterprise” status under the government alternative benefits path beginning in 2003 until 2018 (included). During this period the Company was entitled to beneficial tax rates of 0% – 10%. The Company decided to terminate its “Approved Enterprise” status early and enjoy beneficial tax rates under “preferred technological enterprise” effective 2019.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 19 — Taxes on income (cont.)

In the event of distribution of dividends from income taxable at 0% tax rate, the amount distributed will be subject to corporate tax at the rate ordinarily applicable to the Approved or Beneficiary Enterprise’s income.

No deferred income taxes have been provided on income attributable to the Company’s Approved or Beneficiary Enterprise programs

As of December 31, 2020, approximately $ 71 million is attributable to Approved and Beneficiary Enterprise taxed at 0%. If tax exempt income is distributed (other than in respect of the Approved Enterprise programs upon the complete liquidation of the Company), it would be taxed at the reduced corporate tax rate applicable to such profits at 10% and an income tax liability would be incurred.

Preferred Enterprise and Preferred Technology Enterprise

On May 16, 2017 the Knesset Finance Committee approved Encouragement of Capital Investment Regulations (Preferred Technological Income and Capital Gain of Technological Enterprise) — 2017 (hereinafter: “the Regulations”), which provides rules for applying the “preferred technological enterprise” and “special preferred technological enterprise” tax benefit tracks including the Nexus formula that provides the mechanism for allocating the technological income eligible for the benefits.

Commencing 2019 the Company elected the Preferred Technology Enterprise regime to apply under the Law for the Encouragement of Capital Investments (the “Investment Law”). The approval is in affect for the tax years 2019 to 2023.

Income subject to Preferred Enterprise is taxed at reduced tax rate of 12% and income from manufacturing activity in Area A is subject to Preferred Enterprise and is taxed at reduced tax rate of 7.5%.

3       Foreign Exchange Regulations:

Under the Foreign Exchange Regulations, the Company calculates its Israeli tax liability in U.S. dollars according to certain orders. The tax liability, as calculated in U.S. dollars is translated into NIS according to the exchange rate as of December 31 of each year.

B.     Income taxes on non-Israeli subsidiaries:

The Company’s subsidiaries incorporated in the US, Germany, Singapore, Australia, Brazil, UK, France, Canada, Japan, India and China are taxed according to tax laws in the countries of their residence. The Company’s consolidated tax rate depends on the geographical mix of where its profits are earned. In the year 2020, the Company’s U.S. subsidiary is subject to combined federal and state income taxes of approximately 25% and the subsidiaries in Germany and Singapore are subject to corporation tax at a rate of approximately 33% and 17% respectively. As of December 31, 2020, the Company had approximately $ 14,652 undistributed earnings of its subsidiaries for which no deferred taxes recorded of approximately $ 2,050

These undistributed earnings were designated as indefinitely reinvested.

In the event of a distribution of those earnings in the form of dividends, a sale of the subsidiaries, or certain other transactions, we may be liable for income taxes, subject to an adjustment, if any, for foreign tax credits and foreign withholding taxes payable to certain foreign tax authorities

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 19 — Taxes on income (cont.)

C.     Deferred taxes

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and such amounts for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

	December 31, 2020	December 31, 2019
	US$ thousands	US$ thousands
Deferred tax assets:
Deferred research and development cost	4,970	2,707
Employee related liabilities	2,260	468
Intangible assets	1,304	—
Deferred revenues	1,164	721
Other	431	172
Total deferred tax assets	10,129	4,068

Deferred tax liabilities:
Deferred costs	1,242	941
Intangible assets and goodwill	839	—
Property and equipment	455	—
Hedging instruments	208	41
Other	13	—
Total deferred tax liabilities	2,757	982
Total deferred tax assets, net	7,372	3,086

A reconciliation of the amount that would result from applying the Company’s e statutory tax rate in Israel to income before income tax expense to the reported amount of income tax expense allocated to continuing operations is as follows:

	December 31, 2020	December 31, 2019
	US$ thousands	US$ thousands
Income before income taxes expense, as reported in the consolidated statements of operations	11,397	1,415
Statutory tax rate in Israel	23%	23%
Theoretical taxes on income	2,621	325
Foreign subsidiaries taxed at different tax rates	81	76
Unrecognized tax benefits considering preferred tax rates in Israel	(72)	937
Non-deductible expenses	1,501	2,293
Taxes in respect of prior years	78	(283)
Intercompany transfer of intangible assets	1,324	—
Other	83	(57)
Actual income tax expense	5,616	3,291

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 19 — Taxes on income (cont.)

Income before income tax expense is comprised as follows:

	December 31, 2020	December 31, 2019
	US$ thousands	US$ thousands
Domestic	4,348	(3,920)
Foreign	7,049	5,335
	11,397	1,415

Income tax expenses allocated to continuing operations is comprised as follows:

	December 31, 2020	December 31, 2019
	US$ thousands	US$ thousands
Current:
Israel	4,549	3,950
Foreign	3,885	1,008
Total current tax expense:	8,434	4,958

Deferred:
Israel	(3,729)	(1,897)
Foreign	911	230
Total deferred tax (benefit) expense	(2,818)	(1,667)
Total income tax expense	5,616	3,291

A reconciliation of the beginning and ending balances of the total amounts of unrecognized tax benefits is as follows:

	December 31, 2020	December 31, 2019
	US$ thousands	US$ thousands
Unrecognized tax benefits, beginning of year	1,689	1,219
Decreases in tax positions for prior years	(388)	(295)
Settlement	—	(109)
Increases in tax positions for current year	706	874
Unrecognized tax benefits, end of year	2,007	1,689

As of December 31, 2020 and 2019 accrued interest related to underpayments of income taxes amounted to $76 and $51 , respectively.

The Company currently does not expect unrecognized tax benefits to change significantly over the next 12 months, except in the case of settlements with tax authorities, the likelihood and timing of which is difficult to estimate.

The Company’s income tax assessments in Israel through the year 2016 are considered final and the Company is currently under routine income tax audit for tax years 2017-2018.

The Company is subject to income tax in other jurisdictions outside Israel, of which the major jurisdictions are the U.S, Singapore, Germany and UK. The Company’s operations certain jurisdictions remain subject to examination for tax years 2013 and afterwards, some of which are currently under audit by local tax authorities.

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 19 — Taxes on income (cont.)

Timing of the resolution of audits is highly uncertain and therefore, as of December 31, 2020, the Company cannot estimate the change in unrecognized tax benefits resulting from these audits within the next 12 months.

Note 20 — Financial income, net

	Year ended December 31,
	2020	2019
	US$ thousands	US$ thousands
Financial income:
Interest on deposits	2,710	3,475
Foreign currency translation differences	780	380
Other	112	—

Financial expenses:
Bank charges	(197)	(222)
Foreign currency translation differences	(1,226)	(568)
Others	—	(130)
	2,179	2,935

Note 21 — Dividend Distribution

In 2020 and 2019 the Board of Directors declared and distributed a dividend of US$10,000 and 25,000, respectively, which were paid during the year.

The dividend distributions were subject to a withholding tax at the shareholder’s level at the rate of 5%- 25%

Note 22 — Transactions and Balances with Related Parties

A.     Transactions with SUN Corporation

	Year ended
	December 31, 2020	December 31, 2019
	US$ thousands	US$ thousands
Revenues	1,865	3,662

B.     Balances with SUN Corporation

	December 31, 2020	December 31, 2019
	US$ thousands
Trade receivables	—	950
Trade payables	154	—

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 23 — Subsequent events

On April 8, 2021, Cellebrite entered into a Business Combination Agreement and Plan of Merger (the “Merger Agreement”) with TWC Tech Holdings II Corp. (“TWCT”), a public listed company in Nasdaq and Cupcake Merger Sub, Inc., a new wholly-owned subsidiary of Cellebrite (the “Merger Sub”) in the USA. TWCT is a Special Purpose Acquisition Company (SPAC). Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below), Merger Sub will merge with and into TWCT, the separate corporate existence of Merger Sub will cease and TWCT will be the surviving corporation and a wholly-owned subsidiary of Cellebrite (the “Merger”). Upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement, TWCT will become a wholly-owned subsidiary of Cellebrite and shareholders of TWCT becoming shareholders of Cellebrite.

On the date of Closing of the Merger (the “Closing”) and prior to the Merger becoming effective by acceptance of the Merger Certificate for filing by the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed by SPAC and Cellebrite in writing, (the “Effective Time”), and prior to the Company’s Preferred Share conversion into Ordinary Shares as described below, an initial dividend of $21,300,000 (“Initial Dividend”) will be paid to the holders of Company’s Ordinary Shares, Preferred Shares and vested restricted stock units (“RSU”) (all the “Company Shareholders”). Subject to the approval of the Israeli District Court (or any appeal instance) and after the Effective Time, an additional dividend of $78,700,000 (“Additional Dividend”) may be declared and approved by Cellebrite’s Board of Director payable at such time to the Company Shareholders.

Most of the additional dividend will be paid out exempt earning and will be subject to 10% tax rate.

Immediately after the payment of the Initial Dividend and the Additional Dividend, and prior to the Effective Time, each Company Preferred Share will be automatically converted into Cellebrite Ordinary Share in accordance with the terms in Cellebrite’s Article of Association.

Immediately following such conversion but prior to the Effective Time, the Company will effect a stock split of each Company Ordinary Share into such number of Company Ordinary Shares, which will set the Ordinary Share value at $10.

The merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Cellebrite has been determined to be the accounting acquirer. The combined entity will be the successor US Security and Exchange Commission (“SEC”) registrant, meaning that Cellebrite’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

As a consequence of the Merger, Cellebrite’s Ordinary Shares will be registered under the Exchange Act and listed on Nasdaq.

In connections with the transactions contemplated by the Merger Agreement and concurrently with the execution of the Merger Agreement, certain purchasers (the “Secondary Purchasers”) will purchase, and certain shareholders of Cellebrite (the “Secondary Sellers”) will sell, an aggregate of 30,000,000 of Ordinary Shares of Cellebrite for an aggregate purchase price of $300,000,000 (the “Secondary Transactions”), after Cellebrite has effected a share split prior to the Effective Time in order to cause the value of each Ordinary Share to equal $10.00 per the assumed value under the Merger Agreement (the “Capital Restructuring”).

Cellebrite DI Ltd. and its Subsidiaries Notes to Consolidated Financial Statements
Note 23 — Subsequent events (cont.)

Following the Business Combination, holders of Cellebrite Ordinary Shares and vested restricted share units, in each case as of immediately prior to the Effective Time, will be eligible to receive additional Cellebrite Ordinary Shares post-Closing upon the achievement of certain trading price targets, or upon a Change of Control (as defined in the Business Combination Agreement) of Cellebrite, before the five (5) year anniversary of the Closing Date.

At the Effective Time, each Public Share will be converted into the right to receive (A) an amount of cash equal to the greater of $0 and the quotient of (x) $120,000,000 minus the amount of redemptions by holders of Public Shares of TWC, divided by (y) the number of Public Shares outstanding as of immediately prior to the Effective Time but after the automatic conversion of Sponsor Shares into Public Shares as described above (other than any treasury shares of TWC, the “Per Share Cash Consideration”) and (B) a number of Cellebrite Ordinary Shares equal to the quotient of (x) the Reference Price minus the Per  Share Cash Consideration, divided by (y) the Reference Price (the “Per Share Equity Consideration”).

At the Effective Time each private warrant of TWC and each Public Warrant will be converted into a warrant of Cellebrite, exercisable for the amount of Per Share Merger Consideration that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Business Combination. Additionally, each option and restricted stock unit of Cellebrite will remain outstanding, subject to adjusted terms to reflect the effect of the Stock Split on Cellebrite Ordinary Shares.

Cellebrite DI Ltd. and its Subsidiaries Condensed Consolidated Interim Balance Sheets (Unaudited) as of
(U.S$ thousands except share and per share data)
	March 31, 2021	December 31, 2020
Assets

Current assets
Cash and cash equivalents	134,838	128,709
Restricted cash	5,127	5,137
Short-term deposits	101,421	108,928
Trade receivables (net of allowance for doubtful accounts of $616 as of March 31, 2021 and December 31, 2020)	59,585	66,324
Prepaid expenses and other current assets	7,370	7,439
Contract acquisition costs	3,122	2,979
Inventories	4,865	4,754
Total current assets	316,328	324,270

Other non-current assets	2,314	565
Deferred tax assets, net	8,265	7,372
Property and equipment, net	16,285	16,106
Intangible assets, net	6,225	6,611
Goodwill	9,463	9,463
Total non-current assets	42,552	40,117
Total assets	358,880	364,387

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Cellebrite DI Ltd. and its Subsidiaries Condensed Consolidated Interim Balance Sheets (Unaudited) as of
(U.S$ thousands except share and per share data)
	March 31, 2021	December 31, 2020
Liabilities, redeemable convertible preferred shares and shareholders’ equity

Current liabilities
Trade payables	4,525	4,727
Other accounts payable and accrued expenses	39,431	49,112
Deferred revenues	103,950	105,543
Total current liabilities	147,906	159,382

Liability for employees’ severance benefits	356	366
Other long term liabilities	6,344	6,191
Long-term deferred revenues	34,900	33,439

Total long-term liabilities	41,600	39,996

Total liabilities	189,506	199,378

Liens, commitments and contingencies (Note 5)

Redeemable convertible preferred shares, NIS 0.00001 par value; 41,459,369 shares authorized, issued and outstanding as of March 31, 2021 and December 31, 2020 Aggregate liquidation preference of $138,653 and $134,411 as of March 31, 2021 and December 31, 2020, respectively	101,205	101,205

Shareholders’ equity
Share capital, NIS 0.00001 par value; 3,600,000,000 shares authorized and 130,878,620 and 129,937,105 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	— *	— *
Additional paid-in capital	35,925	34,226
Treasury stock, NIS 0.00001 par value; 43,540 ordinary shares	(85)	(85)
Accumulated other comprehensive income	397	28,342
Retained earnings	31,932	28,342

Total Shareholders’ equity	68,169	63,804

Total liabilities, redeemable convertible preferred shares and shareholders’ equity	358,880	364,387

____________

*        Less than US$ 1.

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Cellebrite DI Ltd. and its Subsidiaries Condensed Consolidated Interim Statements of Operations and Comprehensive Income (Loss) (Unaudited) for the
(U.S$ thousands except share and per share data)
	Three-month period ended March 31 2021	Three-month period ended March 31 2020
Revenue:
Subscription	28,974	22,597
Term-license	11,547	2,926
Perpetual license and other	7,743	7,960
Professional services	5,019	5,251
Total revenue	53,283	38,734

Cost of revenue:
Subscription	2,482	2,195
Term-license	357	137
Perpetual license and other	1,060	2,423
Professional services	4,300	4,884

Total cost of revenue	8,199	9,639

Gross profit	45,084	29,095

Operating expenses:
Research and development	14,893	13,005
Sales and marketing	16,518	15,336
General and administrative	9,286	7,252

Total operating expenses	40,697	35,593

Operating income (loss)	4,387	(6,498)

Financial income, net	366	142

Income (loss) before income tax expense	4,753	(6,356)

Income tax expense	1,163	901

Net income (loss)	3,590	(7,257)

Net loss per share:
Basic net loss attributable to ordinary shares	(191)	(11,038)

Basic net loss per ordinary share	(0.001)	(0.09)

Weighted average number of ordinary shares used in computing basic net loss per share	130,077,090	128,486,397

Other comprehensive income (loss):
Unrealized gain (loss) on hedging transactions, net of taxes of $189 and $23 for the three-month period ended March 31, 2021 and 2020, respectively	(1,386)	171
Currency translation adjustments	462	506

Total other comprehensive income (loss), net of tax	(924)	677
Total other comprehensive income (loss)	2,666	(6,580)

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Cellebrite DI Ltd. and its Subsidiaries Condensed Consolidated Interim Statement of Redeemable Convertible Preferred Shares and Shareholders’ Equity (Unaudited)
(U.S$ thousands except share and per share data)
	Convertible Preferred Shares		Ordinary Shares	Share Capital		Additional Paid-in capital	Treasury stock	Retained earnings	Accumulated other comprehensive income	Total
	Shares	Amount
Balance at December 31, 2020	41,459,369	101,205	129,937,105	—	*	34,226	(85)	28,342	1,321	63,804

Net income for the period	—	—	—	—		—	—	3,590	—	3,590
Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	—		—	—	—	462	462
Unrealized gain on hedging transactions, net	—	—	—	—		—	—	—	(1,386)	(1,386)
Stock based compensation	—	—	—	—		1,699	—	—	—	1,699
Exercise of share option and vested RSUs	—	—	941,515	—	*	—	—	—	—	— *

Balance at March 31, 2021	41,459,369	101,205	130,878,620	—	*	35,925	(85)	31,932	397	68,169

Balance at December 31, 2019	41,459,369	101,205	128,403,321	—	*	25,463	—	32,561	804	58,828

Net loss for the period	—	—	—	—		—	—	(7,257)	—	(7,257)
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—		—	—	—	506	506
Unrealized gain on hedging transactions, net	—	—	—	—		—	—	—	171	171
Stock based compensation	—	—	—	—		1,822	—	—	—	1,822
Exercise of share option and vested RSUs	—	—	163,861	—	*	—	—	—	—	—*
Dividend paid	—	—	—	—		—	—	(10,000)	—	(10,000)

Balance at March 31, 2020	41,459,369	101,205	128,567,182	—	*	27, 285	—	15,304	1,481	44,070

____________

*        Less than US$1.

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Cellebrite DI Ltd. and its Subsidiaries Condensed Consolidated Interim Statements of Cash Flows (Unaudited)
(U.S$ thousands except share and per share data)
	Three-month period ended March 31 2021	Three-month period ended March 31 2020
Cash flows from operating activities:
Net income (loss) for the period	3,590	(7,257)

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Employees’ stock option compensation	1,699	1,822
Depreciation and amortization	1,482	1,151
Deferred income taxes	(703)	506
Decrease in liability for severance benefits, net	(10)	(11)
Decrease in trade receivables	6,237	3,466
Increase in deferred revenue	1,248	558
Increase in long term other assets	(1,749)	(24)
Increase in other receivables	(2,009)	(626)
Increase in inventories	(138)	(429)
Decrease in trade payables	(59)	(193)
Decrease in other accounts payable	(9,523)	(3,983)
Increase in other long-term liabilities	153	—

Net cash provided by (used in) operating activities	218	(5,020)

Cash flows from investing activities:
Purchases of property and equipment	(1,308)	(1,998)
Payment related to business combination, net of cash acquired	—	(15,046)
Short term deposits, net	7,507	21,997
Net cash provided by investing activities	6,199	4,953

Cash flows from financing activities
Dividend paid	—	(10,000)
Net cash used in financing activities	—	(10,000)

Net increase (decrease) in cash and cash equivalents and restricted cash	6,417	(10,067)
Net effect of Currency Translation on cash and cash equivalents	(298)	(222)
Cash and cash equivalents and restricted cash at beginning of period	133,846	81,683
Cash and cash equivalents and restricted cash at end of period	139,965	71,394

Supplemental cash flow information:
Cash paid for taxes	3,407	149

Non-cash activities
Purchase of property and equipment on suppliers’ credit	165	107

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Cellebrite DI Ltd. and its Subsidiaries Notes to the Condensed Consolidated Interim Financial Statements
(U.S$ thousands except share and per share data)
Note 1 — General

A.     Cellebrite DI Ltd. (hereinafter - “the Company”), an Israeli company, was incorporated on April 13, 1999 as a private company, and began its operations in July 1999. The Company and its wholly owned subsidiaries are engaged in the development, manufacturing, marketing and selling of software and related hardware devices which allow access, unify, generate and analyze defendable digital evidence to its law enforcement customers. The Company’s primary shareholder is SUN Corporation, a public Company traded in the Japanese market, that creates novel ideas based on original technologies.

B.      On June 17, 2019, IGP Saferworld Limited Partnership (hereinafter: “IGP”), an investment vehicle of IGP Capital, a venture capital firm based in Israel, invested $110 million in the Company, in exchange for the Company’s preferred shares, representing 24.4% of the Company’s outstanding ordinary and preferred shares.

C.     On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries. In December 2020, the United States, Israel and other countries in which the company has operations have declared a State of National Emergency due to the COVID-19 outbreak. Many business establishments have closed due to restrictions imposed by the government and many governmental authorities have closed most public establishments.

The Company’s business continues to operate despite the disruption of some business operations. In mid-March 2020 the Company moved its operations from its offices to a remote model, allowing employees to work from their homes. Although the various offices were open for work within the limitation of the local laws, most of the year, most of the employees worked remotely. The Company implemented a remote working schedule and on-going training to managers and employees to improve their working routines and deliverables. The Company’s logistics continued operating with no substantial impact on deliveries to customers.

Due to COVID-19, most of the communication with customers has been done remotely. Yet, the Company has continued its sales activities in the main markets with the local sales teams, subject only to the local restrictions and not to global travel limitations. Marketing activities were shifted from on-site events to virtual activities.

The COVID-19 pandemic has adversely affected and may continue to adversely affect economies and financial markets globally. Although the Company did not see a material impact on its results of operations due to the Covid-19 pandemic, the Company cannot predict the duration or magnitude of the pandemic or the full impact that it may have on the Company’s operational and financial performance which will depend on certain developments, which are highly uncertain and cannot be predicted.

Note 2 — Summary of Significant Accounting Policies

The Company’s significant accounting policies are discussed in Note 2, Summary of Significant Accounting Policies, in the Company’s Annual Report for the year ended December 31, 2020. There have been no significant changes to these policies during the three months ended March 31, 2021.

A.     Basis of presentation

The accompanying interim condensed consolidated balance sheet as of March 31, 2021, the interim condensed consolidated statements of operations and comprehensive income (loss), redeemable convertible preferred shares and shareholders’ equity, and cash flows for the three months ended

Cellebrite DI Ltd. and its Subsidiaries Notes to the Condensed Consolidated Interim Financial Statements
(U.S$ thousands except share and per share data)
Note 2 — Summary of Significant Accounting Policies (cont.)

March 31, 2021 and 2020, and the related notes to such interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with GAAP. In management’s opinion, the unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of March 31, 2021 and the Company’s condensed consolidated results of operations and cash flows for the three months ended March 31, 2021 and 2020. The results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any other future interim or annual period.

B.     Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods and accompanying notes. Actual results could differ from those estimates.

Significant items subject to such estimates and assumptions include, but are not limited to, the allocation of transaction price among various performance obligation, the fair value of acquired intangible assets and goodwill ,share-based compensation; and unrecognized tax benefits and other contingencies.

C.     Deferred Offering Costs

Deferred offering costs consist primarily of accounting, legal, and other fees related to the Company’s proposed IPO. Upon consummation of the IPO, the deferred offering costs will be reclassified to shareholders’ equity and recorded against the proceeds from the offering. In the event the offering is aborted, deferred offering costs will be expensed. The Company capitalized $0.5 million and $2.3 million of deferred offering costs within other assets, noncurrent in the consolidated balance sheets as of December 31, 2020 and March 31, 2021, respectively.

D.     Derivative instruments

The Company has instituted a foreign currency cash flow hedging program using foreign currency forward contracts (“derivative instruments”) in order to hedge the exposure to variability in expected future cash flows resulting from changes in related foreign currency exchange rates. The Company hedges portions of its forecasted expenses denominated in NIS. These transactions are designated as cash flow hedges, as defined under ASC 815, “Derivatives and Hedging”.

As of March 31, 2021 and December 31, 2020, the amount recorded in accumulated other comprehensive income from the Company’s currency forward, net of tax, was $135 and $1,521, respectively.

As of March 31, 2021, the notional amount of foreign exchange forward contracts into which the Company entered was $58,035. The foreign exchange forward contracts will expire by January 14, 2022.

The fair value of derivative instruments assets balances as of March 31, 2021 and December 31, 2020, total $451 and $2,016, respectively.

Cellebrite DI Ltd. and its Subsidiaries Notes to the Condensed Consolidated Interim Financial Statements
(U.S$ thousands except share and per share data)
Note 2 — Summary of Significant Accounting Policies (cont.)

E.     Revenue recognition

The Company’s revenues are comprised of four main categories: (a) subscription revenues. Subscription revenues include support services (updates, upgrades and technical support) on term-based licenses and perpetual licenses. (b) Subscription revenues also include revenues from sales of term-based licenses. (c) perpetual licenses and others, and (d) professional services.

The Company sells its products to its customers either directly or indirectly through distribution channels all of whom are considered end users.

Disaggregation of Revenues

The following table provides information about disaggregated revenue by geographical areas

Geographical areas

	Three months ended March
	2021	2020
EMEA	19,671	12,977
America	27,135	21,044
APAC	6,477	4,713
Total	53,283	38,734

Contract Balances

The following table provides information about accounts receivable, contract assets, and contract liabilities from contracts with customers:

	March 31, 2021	March 31, 2020
Contract assets	5,223	973
Contract liabilities	103,950	68,959
Contract liabilities, non-current	34,900	19,406

Contract assets consist of unbilled accounts receivable, which occur when a right to consideration for the Company’s performance under the customer contract occurs before invoicing to the customer. Contract liabilities consist of deferred revenue. Revenue is deferred when the Company invoices in advance of performance under a contract. The current portion of the deferred revenue balance is recognized as revenue during the 12-month period after the balance sheet date. The noncurrent portion of the deferred revenue balance is recognized as revenue following the 12-month period after the balance sheet date.

Contract acquisition costs

The Company capitalizes sales commissions and associated payroll taxes paid to sales personnel that are incremental to obtaining customer contracts. These costs are recorded as deferred contract acquisition costs on the consolidated balance sheets. The Company determines whether costs should be deferred based on its sales compensation plans and if the commissions are incremental and would not have occurred absent the customer contract.

Cellebrite DI Ltd. and its Subsidiaries Notes to the Condensed Consolidated Interim Financial Statements
(U.S$ thousands except share and per share data)
Note 2 — Summary of Significant Accounting Policies (cont.)

Sales commissions for the renewal of a contract are considered commensurate with the sales commissions paid for the acquisition of the initial contract given a no substantive difference in commission rates in proportion to their respective contract values. Sales commissions paid upon the initial acquisition and for the renewal of a contract are amortized over the contractual term of the initial contract or the renewal.

Amortization of sales commissions are consistent with the pattern of revenue recognition of each performance obligation and are included in sales and marketing expense in the consolidated statements of operations.

The Company periodically reviews these deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit.

Commission expense for the three month ended March 31, 2020 and 2021 were $1,587 and $2,244, respectively.

F.      Concentrations of credit risk

Financial instruments that potentially expose the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments, restricted cash, trade receivables and other receivables. The majority of the Company’s cash and cash equivalents are maintained in U.S. dollar. Generally, these cash and cash equivalents and short term investment may be redeemed upon demand. Management believes that the financial institutions that hold the Company’s and its subsidiaries’ cash and cash equivalents are institutions with high credit standing, and accordingly, minimal credit risk exists with respect to these assets. The Company’s trade receivables are geographically diversified and derived from sales to customers all over the world. The Company and its subsidiaries generally do not require collateral; however, in certain circumstances, the Company and its subsidiaries may require letters of credit, additional guarantees or advance payments.

Note 3 — Intangible assets, net

A.     Definite-lived intangible assets:

	March 31 2021	December 31, 2020
Original amounts:
Core technology	3,900	3,900
Trade name	4,000	4,000
	7,900	7,900

Accumulated amortization: Core technology	1,056	476
Trade name	619	813
	1,675	1,289
Intangible assets, net	6,225	6,611

B.     Amortization expense amounted to $386 and $129 for the three month ended March 31, 2021 and 2020, respectively.

Cellebrite DI Ltd. and its Subsidiaries Notes to the Condensed Consolidated Interim Financial Statements
(U.S$ thousands except share and per share data)
Note 3 — Intangible assets, net (cont.)

C.     The expected future amortization expenses by year related to the intangible assets as of March 31, 2021 are as follows:

$
For the year ended December 31,
2021 (remaining nine months)	1,160
2022	1,546
2023	1,546
2024	734
2025	571
Thereafter	668
6,225

Note 4 — Short-term deposits

Short-term deposits consist of short-term deposits and restricted deposits. Short-term deposits as of December 31, 2020 and March 31,2021 amounts to US$108,928 and US$101,421, respectively. The deposits carry interest rates in 2021 are 0.13%-1.55% (2020: 0.27%-2.47%).

Note 5 — Liens, commitments and contingencies

A.     The Company has several lease agreements for its offices and plant that are accounted for as operating leases.

The latest period included in the agreements will end by June 30, 2028. Certain agreements have extension options.

Future minimum lease commitments under non-cancellable operating leases for the period ended March 31,2021, were as follows:

2021	2,889
2022	3,476
2023	3,034
2024	2,543
2025 and thereafter	4,576

Note 6 — Shareholders’ equity and redeemable convertible preferred shares

a.      Shares

As of March 31, 2021, the Company was authorized to issue 3,600,000,000 ordinary shares of par value NIS 0.00001 per share, out of which 130,878,620 were issued and outstanding. The voting, dividend and liquidation rights of the holders of the Company’s common stock is subject to and qualified by the rights, powers and preferences of the holders of the preferred stock.

Cellebrite DI Ltd. and its Subsidiaries Notes to the Condensed Consolidated Interim Financial Statements
(U.S$ thousands except share and per share data)
Note 6 — Shareholders’ equity and redeemable convertible preferred shares (cont.)

b.      Option Plan and RSU’s:

A summary of the Company’s option activity and related information is as follows:

	Number of options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)
Outstanding at December 31, 2020	32,136,823	3.052	$8.055
Granted	—	—	—
Exercised	805,363	2.752
Forfeited	1,966,192	2.804
Outstanding at March 31, 2021	29,365,268	3.077	7.754
Exercisable at March 31, 2021	14,125,239	2.846	7.208
	Number of options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)
Outstanding at December 31, 2019	28,534,120	3.201	$8.589
Granted	10,328,076	2.772
Exercised	722,375	2.145
Forfeited	6,002,998	3.390
Outstanding at December 31, 2020	32,136,823	3.052	$8.143
Exercisable at December 31, 2020	14,460,192	2.846	$7.277
Vested and expected to vest at December 31, 2020	18,386,893	2.896	$6.196

The weighted average fair values at grant date of options granted during the periods ended December 31, 2020 with an exercise price equal to the value at the date of grant were $0.81 per share.

The total intrinsic value of options exercised during the periods ended March 31, 2021 and December 31, 2020 was $1,964 and $2,171, respectively.

A summary of the Company’s RSUs activity is as follows:

	Period ended,
	March 31, 2021	December 31, 2020
Unvested at beginning of period	931,373	1,979,008
Granted	—	268,520
Vested	136,152	839,746
Forfeited	24,439	476,409
Unvested at end of period	770,782	931,373

As of March 31, 2021, the Company had approximately $13,901 of unrecognized compensation expense related to non-vested stock options and non-vested RSU’s, expected to be recognized over a weighted average period of 2.6 years. The Company did not recognize any tax benefit related to the share-based compensation.

Cellebrite DI Ltd. and its Subsidiaries Notes to the Condensed Consolidated Interim Financial Statements
(U.S$ thousands except share and per share data)
Note 6 — Shareholders’ equity and redeemable convertible preferred shares (cont.)

c.      Stock-Based Compensation:

	Period ended,
	March 31, 2021	March 31, 2020
Cost of revenues	76	65
Research and development	304	344
Sales and marketing	605	652
General and administrative	714	761
	1,699	1,822

Note 7 — Net loss per share

The following table sets forth the computation of basic and diluted loss per share:

	Three months ended March 31,
	2021	2020
Numerator:
Net income (loss)	3,590	(7,257)
Basic net loss attributable to Preferred shareholders	3,781	3,781
Basic net loss attributable to Ordinary shareholders	(191)	(11,038)

Denominator:
Weighted average number of Ordinary shares used in computing basic net loss per share	130,077,090	128,486,397
Basic net loss per share of Ordinary shareholders	$(0.001)	$(0.09)

Note 8 — Taxes on income

A.     The Company’s effective tax rate is highly dependent upon the geographic distribution of its worldwide earnings or losses, tax regulations and tax holiday benefits in Israel. The Company’s effective tax rates were 24.4% and (13.9)% for the three months ended March 31, 2021 and 2020, respectively. The difference between the Company’s effective tax rate and the 23.0% corporate tax rate in Israel for the three months ended March 30, 2021 resulted primarily from non-tax-deductible expenses such as share- based compensation and accrual of unrecognized tax benefits, partially offset by income subject to a reduced tax rate than the corporate rate in Israel, of approved Preferred Technology Enterprise.

Income tax expenses is comprised as follows:

	Three-month period ended March 31 2021	Three-month period ended March 31 2020
Current:
Israel	434	(18)
Foreign	1,432	413
Total current tax expense:	1,866	316

Deferred:
Israel	368	(1,800)
Foreign	(1,071)	2,306
Total deferred tax (benefit) expense	(703)	506
Total income tax expense	1,163	901

Cellebrite DI Ltd. and its Subsidiaries Notes to the Condensed Consolidated Interim Financial Statements
(U.S$ thousands except share and per share data)
Note 8 — Taxes on income (cont.)

B.     Unrecognized Tax Benefits

The Company records liabilities related to its uncertain tax positions. Tax positions for the Company and its subsidiaries are subject to income tax audits by multiple tax jurisdictions throughout the world. As of March 31, 2021, the total unrecognized tax benefit amounted to US$2,238. The Company currently does not expect unrecognized tax benefits to change significantly over the next 12 months, except in the case of settlements with tax authorities, the likelihood and timing of which is difficult to estimate.

Note 9 — Transactions and Balances with Related Parties

A.     Transactions with SUN Corporation

	The three month ended
	March 31, 2021	March 31, 2020
Revenues	594	400

B.     Balances with SUN Corporation

	March 31, 2020	December 31, 2020
Trade receivables	997	—
Trade payables	—	154

Note 10 — Subsequent events

On April 8, 2021, Cellebrite entered into a Business Combination Agreement and Plan of Merger (the “Merger Agreement”) with TWC Tech Holdings II Corp. (“TWCT”), a public listed company in the Nasdaq and Cupcake Merger Sub, Inc., a new wholly-owned subsidiary of Cellebrite (the “Merger Sub”) in the USA. TWCT is a Special Purpose Acquisition Company (SPAC). Upon the terms and subject to the conditions of the Merger Agreement, at the Effective

Time (as defined below), Merger Sub will merge with and into TWCT, the separate corporate existence of Merger Sub will cease and TWCT will be the surviving corporation and a wholly- owned subsidiary of Cellebrite (the “Merger”). Upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement, TWCT will become a wholly-owned subsidiary of Cellebrite and shareholders of TWCT becoming shareholders of Cellebrite.

On the date of Closing of the Merger (the “Closing”) and prior to the Merger becoming effective by acceptance of the Merger Certificate for filing by the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed by SPAC and Cellebrite in writing, (the “Effective Time”), and prior to the Company’s Preferred Share conversion into Ordinary Shares as described below, an initial dividend of $21,300,000 (“Initial Dividend”) will be declared and approved by Cellebrite’s Board of Directors and paid to the holders of Company’s Ordinary Shares, Preferred Shares and vested restricted stock units (“RSU”) (all the “Company Shareholders”). Subject to the approval of the Israeli District Court (or any appeal instance) and after the Effective Time, an additional dividend of $78,700,000 (“Additional Dividend”) may be declared and approved by Cellebrite’s Board of Director payable at such time to the Company Shareholders.

Most of the additional dividend will be paid out exempt earning and will be subject to 10% tax rate.

Cellebrite DI Ltd. and its Subsidiaries Notes to the Condensed Consolidated Interim Financial Statements
(U.S$ thousands except share and per share data)
Note 10 — Subsequent events (cont.)

Immediately after the payment of the Initial Dividend and the Additional Dividend, and prior to the Effective Time, each Company Preferred Share will be automatically converted into Cellebrite Ordinary Share in accordance with the terms in Cellebrite’s Article of Association.

Immediately following such conversion but prior to the Effective Time, the Company will effect a stock split of each Company Ordinary Share into such number of Company Ordinary Shares, which will set the Ordinary Share value at $10.

The merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Cellebrite has been determined to be the accounting acquirer. The combined entity will be the successor US Security and Exchange Commission (“SEC”) registrant, meaning that Cellebrite’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

As a consequence of the Merger, Cellebrite’s Ordinary Shares will be registered under the Exchange Act and listed on the Nasdaq.

In connections with the transactions contemplated by the Merger Agreement and concurrently with the execution of the Merger Agreement, certain purchasers (the “Secondary Purchasers”) will purchase, and certain shareholders of Cellebrite (the “Secondary Sellers”) will sell, an aggregate of 30,000,000 of Ordinary Shares of Cellebrite for an aggregate purchase price of $300,000,000 (the “Secondary Transactions”), after Cellebrite has effected a share split prior to the Effective Time in order to cause the value of each Ordinary Share to equal $10.00 per the assumed value under the Merger Agreement (the “Capital Restructuring”).

Following the Business Combination, holders of Cellebrite Ordinary Shares and vested restricted share units, in each case as of immediately prior to the Effective Time, will be eligible to receive additional Cellebrite Ordinary Shares post-Closing upon the achievement of certain trading price targets, or upon a Change of Control (as defined in the Business Combination Agreement) of Cellebrite, before the five (5) year anniversary of the Closing Date.

At the Effective Time, each TWC Public Share will be converted into the right to receive (A) an amount of cash equal to the greater of $0 and the quotient of (x) $120,000,000 minus the amount of redemptions by holders of Public Shares of TWC, divided by (y) the number of Public Shares outstanding as of immediately prior to the Effective Time but after the automatic conversion of Sponsor Shares into Public Shares as described above (other than any treasury shares of TWC, the “Per Share Cash Consideration”) and (B) a number of Cellebrite Ordinary Shares equal to the quotient of (x) the Reference Price minus the Per Share Cash Consideration, divided by (y) the Reference Price (the “Per Share Equity Consideration”).

At the Effective Time each private warrant of TWC and each Public Warrant will be converted into a warrant of Cellebrite, exercisable for the amount of Per Share Merger Consideration that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Business Combination. Additionally, each option and restricted stock unit of Cellebrite will remain outstanding, subject to adjusted terms to reflect the effect of the Stock Split on Cellebrite Ordinary Shares.

Annex A

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

by and among

TWC TECH HOLDINGS II CORP.,

CELLEBRITE DI LTD.,

and

CUPCAKE MERGER SUB, INC.

dated as of April 8, 2021

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

Annex A-i

Annex A-ii

EXHIBITS

Exhibit A	Form of Company Holders Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Amended Articles of Association
Exhibit E	Form of Declaration of Non-Israeli Residence

Annex A-iii

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

This Business Combination Agreement and Plan of Merger, dated as of April 8, 2021 (as amended, restated, modified or supplemented in accordance with its terms, this “Agreement”), is made and entered into by and among TWC Tech Holdings II Corp., a Delaware corporation (“SPAC”), Cellebrite DI Ltd., a company organized under the laws of the State of Israel (the “Company”) and Cupcake Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of the Company (“Merger Sub”).

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, immediately prior to the Effective Time, (i) each Company Preferred Share will be converted into one (1) Company Ordinary Share and (ii) immediately following such conversion, the Company shall effect the Stock Split (as defined below) (the foregoing transactions, the “Capital Restructuring”).

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, immediately following the Capital Restructuring, and at the Effective Time, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly-owned Subsidiary of the Company (the “Merger”);

WHEREAS, (i) immediately prior to the Effective Time, each share of SPAC Class B Common Stock shall be automatically converted into one (1) share of SPAC Class A Common Stock (the “SPAC Class B Conversion”) and, after giving effect to such automatic conversion at the Effective Time, as a result of the Merger, each issued and outstanding share of SPAC Class A Common Stock shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one Company Ordinary Share and (ii) at the Effective Time, each outstanding SPAC Warrant will automatically become one Company Warrant and all rights with respect to shares of SPAC Class A Common Stock underlying the SPAC Warrants will be automatically converted into a warrant to purchase the Warrant Consideration and thereupon assumed by the Company.

WHEREAS, for U.S. federal income Tax purposes, the parties intend that (a) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, (b) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (c) the transfer of SPAC Common Stock by SPAC Stockholders pursuant to the Merger, other than by any SPAC Stockholders who are U.S. persons and who are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulations Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, qualifies for an exception to Section 367(a)(1) of the Code (the “Intended Tax Treatment”).

WHEREAS, the Board of Directors of each of the Company and Merger Sub has (i) determined that it is advisable for the Company and Merger Sub to enter into this Agreement and the documents contemplated hereby to which the Company and Merger Sub is a party, respectively, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Company Shareholders and sole stockholder of Merger Sub, as applicable;

WHEREAS, the Company, as sole stockholder of Merger Sub has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Shareholders have each executed and delivered to SPAC a Company Holders Support Agreement (as defined below) in the form attached hereto as Exhibit A, pursuant to which the Requisite Company Shareholders have agreed, among other things,

Annex A-1

to vote at the Company Special Meeting in favor of the adoption and approval, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and to grant certain waivers and consents in connection herewith and therewith;

WHEREAS, the Board of Directors of SPAC has unanimously (i) determined that it is advisable for SPAC to enter into this Agreement and the documents contemplated hereby to which SPAC is a party, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the SPAC Stockholders;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, SPAC shall provide an opportunity to its stockholders to have their outstanding shares of SPAC Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and SPAC’s Governing Documents (as defined below) in connection with obtaining the SPAC Stockholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) in the form attached hereto as Exhibit B, pursuant to which the Sponsor has agreed to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) waive the anti-dilution conversion formula set forth in the SPAC’s certificate of incorporation as in effect on the date hereof, (iii) subject certain Company Ordinary Shares to be issued to the Sponsor pursuant to the Merger to vesting criteria, (iv) forfeit for no consideration a certain number of shares of SPAC Common Stock, and (v) terminate certain existing agreements in favor of Sponsor with respect to registration rights and other matters, in each case, subject to the terms and conditions set forth therein;

WHEREAS, prior to the date hereof or concurrently with the execution of this Agreement, the PIPE Investors (as defined below) have entered into the Share Purchase Agreements (as defined below) pursuant to which the PIPE Investors have committed to purchase Company Ordinary Shares from certain Company Shareholders immediately prior to or concurrently with the Effective Time;

WHEREAS, at the Closing, the Company shall enter into an Investor Rights Agreement (the “Investor Rights Agreement”) with the Sponsor and certain holders of Company Ordinary Shares, substantially in the form attached hereto as Exhibit C (with such changes as may be mutually agreed in writing by SPAC and the Company), which shall be effective as of the Closing; and

WHEREAS, at the Closing, the Company shall amend and restate, effective as of prior to the Effective Time, its articles of association substantially in the form attached hereto as Exhibit D (the “Amended Articles”), which Amended Articles will include the lock-up provisions set forth in the form of the Amended Articles attached hereto as Exhibit D (with such changes as may be mutually agreed in writing by SPAC and the Company).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01        Definitions.    As used herein, the following terms shall have the following meanings:

“102 Plan” has the meaning specified in Section 4.15(q).

“102 Trustee” means the trustee appointed by the Company from time to time in accordance with the provisions of the ITO, and approved by the ITA, with respect to the Options, RSUs and the Company Ordinary Shares that are subject to Section 102(b)(2) and Section 102(b)(3) of the ITO.

“5% Shareholder” has the meaning specified in Section 3.05.

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of

Annex A-2

business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 10% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 10% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries, in each case of sub-clause (c), pursuant to which any Person acquires 10% or more of any class of equity or voting securities of such Person or of such Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, proceeding, or investigation, by or before any Governmental Authority.

“Actual Additional Dividend Payment Amount” has the meaning specified in Section 3.08.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that, notwithstanding anything to the contrary herein, except for purposes of Section 9.05 and Section 9.16, in no event shall True Wind Capital or any investment funds or investment vehicles affiliated with, or managed or advised by, True Wind Capital or any portfolio company (as such term is customarily used in the private equity industry) or investment of True Wind Capital or of any such investment fund or investment vehicle) or any interest therein (including the Sponsor) be deemed, treated or considered to be an “Affiliate” of SPAC or its Subsidiaries (or, in each case, vice versa).

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Exercise Price Amount” means the sum of (i) the aggregate amount of the exercise (or conversion or exchange, as applicable) prices of all vested options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Ordinary Shares that are issued and outstanding following the Company Preferred Share Conversion and immediately prior to the Stock Split but after giving effect to any reduction of exercise price due to the payment of dividends (including the Initial Dividend and Actual Additional Dividend Payment Amount) (excluding, for the avoidance of doubt, any Unvested Options), plus (ii) the Included Unvested Option Exercise Price Amount.

“Aggregate Merger Consideration” has the meaning specified in Section 3.02(c).

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 8.01(b).

“Amended and Restated Warrant Agreement” has the meaning specified in Section 6.21.

“Amended Articles” has the meaning specified in the Recitals hereto.

“Ancillary Agreements” has the meaning specified in Section 9.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, the Israeli Penal Law-1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

Annex A-3

“Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act”, the Israeli Prohibition on Money Laundering Law-2000, the Israeli Combatting Terror Law-2016 and the Israeli Restriction on Use of Cash Law-2018, and, in each case, the rules and regulations thereunder.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Bid” has the meaning specified in Section 4.26(a).

“Business Combination” has the meaning specified in Article II of SPAC’s amended and restated certificate of incorporation as in effect on the date hereof.

“Business Combination Proposal” means other than the transactions contemplated hereby any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination or other Acquisition Proposal with respect to SPAC.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by Law to close.

“CAA” means the Consolidated Appropriations Act, 2021.

“Capital Restructuring” has the meaning specified in the Recitals hereto.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto.

“Cash” means, with respect to any Person (without duplication of any of the following amounts): (i) all cash and cash equivalents held by such Person, determined in accordance with GAAP, plus (ii) all certificates of deposit with maturity of twelve (12) months or less from the date of purchase, plus (iii) uncleared checks and deposits in transit, in each case, received or deposited or available for the account of such Person, plus (iv) any cash held by such Person subject to contractual restriction on the ability of such Person to use such cash for any lawful purpose where such contractual restriction will be eliminated concurrently with or promptly after the Closing. For the avoidance of doubt, Cash shall not include (x) any security deposits (which, for the avoidance of doubt is separate and distinct from certificates of deposit except to the extent any such certificate of deposit is used as a security deposit), (y) any cash held by such Person subject to contractual restriction on the ability of such Person to use such cash for any lawful purpose (other than any such contractual restriction that will be eliminated concurrently with or promptly after the Closing) and (z) uncleared checks and wires in transit, in each case, issued by such Person that are not yet credited to the account of the recipient thereof.

“Change of Control” shall mean the occurrence of any of the following events: (i) any transaction or series of transactions the result of which is: (x) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons (in each case, excluding the Sponsor, the Company Shareholders or any Person that is an Affiliate of the Sponsor or any of the Company Shareholders immediately prior to the entry into such transaction or series of related transactions) of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Company; (y) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in

Annex A-4

the Exchange Act) of Persons (in each case, excluding the Sponsor, the Company Shareholders or any Person that is an Affiliate of the Sponsor or any of the Company Shareholders immediately prior to the entry into such transaction or series of related transactions) acquiring at least 50% of the combined voting power of the then outstanding securities of the Company or the surviving Person outstanding immediately after such combination; or (z) a sale of all or substantially all of the assets of the Company other than to (1) the Sponsor, the Company Shareholders or any Person that is an Affiliate of the Sponsor or any of the Company Shareholders immediately prior to the entry into such sale transaction or (2) a Subsidiary of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on immediately after the Closing, constitute the Board of Directors of the Company and any new director whose appointment or election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were members of the Board of Directors of the Company immediately after the Closing or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii).

“Closing” has the meaning specified in Section 2.03(a).

“Closing Adjustment Amount” means an amount, which may be positive or negative, equal to (i) subject to the next sentence, the Cash of the Company and its Subsidiaries as of the Reference Time (for the avoidance of doubt, calculated as of after the payment of the Initial Dividend and the Actual Additional Dividend Payment Amount pursuant to Section 3.01(a)(i)), plus (ii) the amount of Cash actually used by the Company or its Subsidiaries to fund the purchase of any Permitted Acquisitions prior to the Effective Time, solely to the extent that such Cash would have been included in the foregoing clause (i) but for such funding, minus (iii) the Indebtedness of the Company and its Subsidiaries as of the Reference Time, minus (iv) the excess (if any) of the Tax Liability Amount over $5,500,000.00, minus (v) the amount of Unpaid Company Expenses as of the Reference Time, minus (vi) the Vested Promote Amount, plus (vii) the Aggregate Exercise Price Amount, minus (viii) the Excluded Unvested Option Shortfall. Notwithstanding the foregoing, for purposes of the definition of “Closing Adjustment Amount”, the Cash of the Company and its Subsidiaries as of the Reference Time shall not include any Cash (x) directly or indirectly acquired or assumed by the Company or its Subsidiaries pursuant to any Permitted Acquisition or (y) of any Person acquired by the Company or its Subsidiaries pursuant to any Permitted Acquisition.

“Closing Company Audited Financial Statements” has the meaning specified in Section 6.04.

“Closing Date” has the meaning specified in Section 2.03(a).

“Closing Equity Value” means an amount equal to (i) the Enterprise Value, plus (ii) the Closing Adjustment Amount.

“Closing Share Consideration” has the meaning specified in Section 3.02(c).

“Closing Statements” has the meaning specified in Section 2.04(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Articles” means the Amended and Restated Articles of Association of the Company, dated August 31, 2021.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Closing Statement” has the meaning specified in Section 2.04(c).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.01 (Company Organization), the first and second sentences of Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06(a), the first sentence of Section 4.06(b), Section 4.06(c), Section 4.06(d) (Capitalization of the Company), Section 4.07(b) (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

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“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Shareholders, SPAC and the Company, as amended or modified from time to time.

“Company Incentive Plan” means, collectively, the Cellebrite Mobile Synchronization Ltd. 2019 Share Option Plan, the Cellebrite Mobile Synchronization Ltd. 2019 Sub Option Plan, the Cellebrite Mobile Synchronization Ltd. 2008 Share Option Plan and the Cellebrite Mobile Synchronization Ltd. 2020 Sub Option Plan.

“Company Intellectual Property” has the meaning specified in Section 4.20(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement and the other transactions contemplated by the other Transaction Agreements; provided, however, that solely in the case of the foregoing clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change or proposed change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally in the United States, Israel, or anywhere else in the world, (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19 and any COVID-19 Measures), epidemics, or change in climate or man-made disasters, (d) any acts of terrorism, war, civil unrest or sabotage, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political or social conditions, (e) any Events generally applicable to the industries or markets in which the Company and/or any of its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (f) any failure of the Company to meet any projections, forecasts, or other forward-looking predictions of revenue, earnings, cash flow or cash position (provided that this clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure has resulted in a Company Material Adverse Effect), (g) the announcement or pendency of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement, pendency or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, or employees of the Company and/or any of its Subsidiaries (it being understood that this clause (g) shall be disregarded for purposes of the representations and warranties set forth in Section 4.04, Section 4.12(a)(viii) and Section 4.13(f) and, in each case, the condition to Closing with respect thereto), (h) any action or omission by the Company to the extent such action or omission is expressly required or expressly permitted by this Agreement, (i) any action taken or not taken by, or at the written request of, SPAC or Merger Sub, or (j) any matter set forth in the Company Disclosure Letter, including on Section 1.01-B of the Company Disclosure Letter; provided, further, that any Event referred to in clauses (a), (b), (c), (d) or (e) above may be taken into account (but only the extent of the disproportionate and adverse effect as described in this proviso) in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Ordinary Shares” means the ordinary shares, with par value of NIS 0.00001 per share, of the Company.

“Company Preferred Share Conversion” has the meaning specified in Section 3.01(a).

“Company Preferred Shares” means the Series A Preferred Shares, with par value of NIS 0.00001 per share, of the Company.

“Company Registered Intellectual Property” has the meaning specified in Section 4.20(a).

“Company Shareholder” means a holder of a Company Ordinary Share issued and outstanding immediately after the Capital Restructuring and immediately prior to the consummation of the PIPE Investment and

Annex A-6

the Effective Time (for the avoidance of doubt, excluding the PIPE Investors); provided, that, (i) solely with respect to the definition of “Pro Rata Share”, Section 3.07 and any other Section or Article of this Agreement referenced in Section 3.07 which give appropriate effect to Section 3.07, “Company Shareholder” shall (x) not include any holders of Company Ordinary Shares that are issued after the date hereof in connection with the Permitted Acquisitions or any Company Ordinary Shares that are issued pursuant to options, warrants, rights or other convertible securities issued in connection with the Permitted Acquisitions entered into after the date hereof, and (y) include holders of vested RSUs and (ii) solely with respect to (A) the definition of “Initial Dividend” and (B) Section 3.08 and any other Section or Article of this Agreement referenced in Section 3.08 which give appropriate effect to Section 3.08, “Company Shareholder” shall include holders of vested RSUs.

“Company Shareholder Approval” means the vote of holders of Company Shares required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Company’s Governing Documents.

“Company Shares” means the Company Ordinary Shares and the Company Preferred Shares, collectively.

“Company Special Meeting” has the meaning specified in Section 6.07(c).

“Company Special Meeting Notice Date” has the meaning specified in Section 6.07(c).

“Company Transaction Proposals” means (i) the adoption of this Agreement and approval of the transactions contemplated hereby, including the authorization of the Merger, (ii) the approval of the conversion of the Company Preferred Shares into Company Ordinary Shares and the effectiveness of the Stock Split in connection with the Capital Restructuring, (iii) the approval of the transfer of Company Ordinary Shares to the PIPE Investors pursuant to the PIPE Investment, (iv) the election of directors to the board of directors of the Company and entry into customary indemnification agreements with the directors of the Company, (v) approval of the Amended Articles, (vi) New Equity Incentive Plan and the ESPP, (vii) the increase of the number of Company Ordinary Shares reserved for issuance pursuant to the New Equity Incentive Plan or the ESPP or in connection with the Stock Split, (viii) the execution and delivery by the Company of the Employment Agreements (to the extent the approval of the Company’s shareholders is required), (ix) the purchase by the Company of a D&O Insurance Policy, effective as of immediately following the Closing Date, covering the Company’s directors and officers as of immediately following the Closing Date, (x) the appointment of the Company’s auditors, and (xi) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement.

“Company Warrant” means warrants to purchase the Warrant Consideration, which shall be in form identical to the SPAC Warrants (including with respect to terms applicable to the SPAC Private Placement Warrants, as applicable), but in the name of the Company and as amended pursuant to the Amended and Restated Warrant Agreement.

“Constituent Corporations” has the meaning specified in Section 2.01(a).

“Continuing Option” has the meaning specified in Section 3.01(b).

“Continuing RSU” has the meaning specified in Section 3.01(b).

“Contracting Parties” has the meaning specified in Section 9.16.

“Contracts” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution, conveyance or availability of software subject to such license, that such software subject to such license, and any other software incorporated into, derived from, or used, embedded, combined or distributed with such software subject to such license (i) be made available or distributed in source code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products, services or portions thereof or interfaces therefor to be reverse engineered, reverse

Annex A-7

assembled or disassembled (other than by operation of Law), or (iv) be licensed in a redistributable manner at no license fee. By way of example and not limitation, Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures that (i) is commercially reasonable, (ii) is intended to protect the health and safety of employees, independent contractors or customers of the Company or its Subsidiaries, (iii) is consistent with prevalent practices of similarly situated businesses in the industries or the locations in which the Company and its Subsidiaries operate and (iv) (x) is approved in advance in writing by SPAC, (y) is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law) (except for (1) any employee layoff or furlough, reduction-in-force or facility closure or shutdown, (2) any inaction or action that would reasonably be expected to have an adverse financial impact on the Company and its Subsidiaries in excess of $1,000,000 or (3) any inaction or action that would reasonably be expected to materially and adversely impact the business of the Company and its Subsidiaries) or (z) would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for SPAC to withhold, condition or delay consent with respect to such action or inaction (whether or not SPAC has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the CARES Act.

“D&O Indemnified Party” has the meaning specified in Section 6.13(a).

“D&O Tail” has the meaning specified in Section 6.13(b).

“DGCL” means the Delaware General Corporation Law, as amended or restated from time to time.

“Disclosure Letter” means, as applicable, either the Company Disclosure Letter or the SPAC Disclosure Letter or, if the context so requires, both the Company Disclosure Letter and the SPAC Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.06.

“Dividend Participation Plan” means all obligations of the Company to pay cash bonuses in lieu of dividend distributions, as evidenced by Dividend Participation Plan letters signed between the Company and various employees and service providers of the Company and its Affiliates.

“Dollars” or “$” means lawful money of the United States.

“Effective Time” has the meaning specified in Section 2.03(b).

“Employment Agreements” shall mean any employment agreements entered into by and between the Company and the employees of the Company to be identified by the Company in forms and substance to be agreed to by SPAC, the Company and the relevant employee between the date of execution of this Agreement and Closing and to become effective upon the Closing.

“Encouragement Law” means the Law for Encouragement of Capital Investments, 1959.

“Encouragement Law Incentives” has the meaning specified in Section 4.15(u).

“Encryption Laws” has the meaning specified in Section 4.11(d).

“Encryption Licenses” has the meaning specified in Section 4.11(d).

“Enterprise Value” means $1,707,192,607.00.

Annex A-8

“Environmental Laws” means any and all applicable Laws (including common law) or other legally enforceable requirement regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including flora, fauna and their habitat), natural resources or, as such matters relate to human health, including employee health and safety, from the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of, or exposure to, Hazardous Materials.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 6.11(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.03(a).

“Excluded Unvested Options” means, as of following the Company Preferred Share Conversion and immediately prior to the Stock Split, outstanding Unvested Options and unvested RSUs convertible into or exchangeable or exercisable for an aggregate number of Company Ordinary Shares equal to 14,650,000.

“Excluded Unvested Option Shortfall” means an amount (which if less than $0.00, will be deemed equal to $0.00) equal to the product of (i) (x) $3.26 minus (y) the weighted average exercise price of the Unvested Options, as of following the Company Preferred Share Conversion and immediately prior to the Stock Split, but before giving effect to any reduction of exercise price due to the payment of dividends (including the Initial Dividend and Actual Additional Dividend Payment Amount), multiplied by (ii) the number of Company Ordinary Shares into or for which the Excluded Unvested Options are convertible, exchangeable or exercisable, as of following the Company Preferred Share Conversion and immediately prior to the Stock Split.

“Export Approvals” has the meaning specified in Section 4.11(c).

“Financial Assistance” has the meaning specified in Section 4.27.

“Financial Statements” has the meaning specified in Section 4.08(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of a company organized under the laws of the State of Israel are its memorandum and articles of association (including, with respect to the Company, the Company Articles).

“Government Contract” has the meaning specified in Section 4.26(a).

“Governmental Approval” has the meaning specified in Section 4.05.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multi-national, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.

“Governmental Grant” shall mean any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the Innovation Authority, the Investment Center, the ITA (solely with respect to “benefit” or “approved” enterprise status or similar programs), the State of Israel, and any other

Annex A-9

bi- or multi-national grant program, framework or foundation (including the BIRD foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any substance defined, listed, classified or regulated as “hazardous”, “toxic”, a “waste”, a “pollutant” or a “contaminant” under any Environmental Law, including petroleum or any fraction or product thereof, asbestos or asbestos-containing material, polychlorinated biphenyl and chlorofluorocarbons.

“Herzog” has the meaning specified in Section 9.18(b)

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Included Unvested Option Exercise Price Amount” means the product of (i) the weighted average exercise price of the outstanding Unvested Options, as of following the Company Preferred Share Conversion and immediately prior to the Stock Split, but after giving effect to any reduction of exercise price due to the payment of dividends (including the Initial Dividend and Actual Additional Dividend Payment Amount), multiplied by (ii) the number of Company Ordinary Shares into or for which the Included Unvested Options are convertible, exchangeable or exercisable as of following the Company Preferred Share Conversion and immediately prior to the Stock Split.

“Included Unvested Options” means, as of following the Company Preferred Share Conversion and immediately prior to the Stock Split, any outstanding Unvested Options in excess of the Excluded Unvested Options.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price with respect to the acquisition by the Company or any of its Subsidiaries of any business, division, product line or real estate or portion thereof (whether by merger, sale of stock, sale of assets or otherwise), in each case including “earn outs” and “seller notes” whether or not contingent and regardless of when due, calculated as the maximum amount payable under or pursuant to such obligation, (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally; provided that, with respect to the Company and its Subsidiaries, “Indebtedness” shall not in any event include any such obligations (x) to the extent incurred to finance any Permitted Acquisition, (y) to the extent directly or indirectly assumed by the Company or its Subsidiaries pursuant to any Permitted Acquisition or (z) of any Person acquired by the Company or its Subsidiaries pursuant to any Permitted Acquisition.

“Indemnified SPAC Party” means Sponsor, any SPAC Stockholder, any holder of SPAC Warrants, any PIPE Investor, and any assignee, transferee or successor thereof and any other Person that has acquired Company Shares or Company Warrants from any of the foregoing.

“Independent Director” has the meaning specified in Section 6.12(a).

“Initial Dividend” means a dividend or distribution in the amount of $21,300,000.00 that may be approved and declared by the Company’s Board of Directors and paid to the shareholders of the Company and holders of vested RSUs on or prior to the Closing.

Annex A-10

“Intellectual Property” means any and all worldwide rights in or to intellectual or industrial property, including the following: (i) patents, patent applications, invention disclosures, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered or common law trademarks, logos, service marks, trade dress and trade names, slogans and other source identifiers, pending applications therefor, rights of publicity, social and mobile media identifiers and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software, databases and other works of authorship; and (iv) trade secrets, know-how, methods, processes, and other confidential information or proprietary rights.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, know-how, services, goods, and technology, including but not limited to the Israeli Defense Export Control Law-2007, the Israeli Supervision of Commodities and Services Order (Engaging in Means of Encryption)-1974, Israeli Supervision of Commodities and Services Declaration (Engaging in Means of Encryption)-1998, and Import and Export Order (Control of Dual Use Goods, Services and Technology Exports)-2006, Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the Laws described above.

“Investment Center” means the Investment Center of the Israeli Ministry of Economy (formerly the Israeli Ministry of Industry, Trade and Labor) established under the Law for Encouragement of Capital Investments, 1959.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” has the meaning specified in the Recitals hereto.

“IRS” means the Internal Revenue Service.

“Israeli Companies Law” has the meaning specified in Section 4.01.

“Israeli Employees” has the meaning specified in Section 4.14(i).

“Israeli Option Tax Ruling” has the meaning specified in Section 6.20.

“IT Systems” means all hardware, software, databases, code, systems, networks, websites, applications, circuits, routers and all other computer and information technology assets used by or on behalf of the Company or its Subsidiaries in the conduct of the business of the Company and its Subsidiaries.

“ITA” shall mean the Israel Tax Authority.

“ITO” shall mean the Israeli Income Tax Ordinance New Version, 5721-1961, and all rules and regulations promulgated thereunder, as amended.

“JOBS Act” has the meaning specified in Section 5.06(a).

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

Annex A-11

“Letter of Transmittal” has the meaning specified in Section 3.03(b).

“Lien” means all liens (statutory or other), mortgages, deeds of trust, pledges, hypothecations, assignment, deposit arrangement, encumbrances, charges, security interests, options, leases, subleases, restrictions, claims, encumbrances, easements, servitudes, pre-emptive rights, rights of first offer or refusal, transfer restrictions or other similar liens or encumbrances or any preferences, priorities or other agreements or preferential arrangements of any kind, whether consensual, statutory or otherwise

“Material Contracts” has the meaning specified in Section 4.12(b).

“Material Permits” has the meaning specified in Section 4.18(a).

“Maximum Additional Dividend” has the meaning specified in Section 3.08.

“Meitar” has the meaning specified in Section 9.18(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.01(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.01 per share, of Merger Sub.

“Minimum Cash Amount” has the meaning specified in Section 6.16(a).

“Modification in Recommendation” has the meaning specified in Section 6.07(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 5.06(c).

“New Equity Incentive Plan” means a new equity incentive plan to be adopted in connection with the transactions contemplated hereunder for the purpose of granting or issuing equity incentive compensation to employees and other service providers of the Company and its Subsidiaries.

“Non-U.S. Plan” means any Company Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries has or may have any liabilities outside of the United States primarily for the benefit of employees, consultants or individual independent contractors primarily working or engaged in a jurisdiction other than the United States, other than any agreement, arrangement, plan, policy or program maintained by or required to be maintained by a Governmental Authority.

“Nondisclosure Agreement” has the meaning specified in Section 9.10.

“Nonparty Affiliates” has the meaning specified in Section 9.16.

“Offer Documents” has the meaning specified in Section 6.07(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Option” means an option to purchase shares of Company Ordinary Shares granted under the Company Incentive Plan or otherwise granted to an employee, director, independent contractor or other service provider of the Company or any of its Subsidiaries outside of the Company Incentive Plan.

“Owned Land” has the meaning specified in Section 4.19(b).

Annex A-12

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Per Share Cash Consideration” means the greater of (a) zero dollars and (b) the quotient of (i) (A) $120,000,000, minus (B) the SPAC Stockholder Redemption Amount, divided by (ii) the number of shares of SPAC Common Stock issued and outstanding as of immediately prior to the Effective Time but after the SPAC Class B Conversion (other than any Treasury Shares).

“Per Share Equity Consideration” means a number of Company Ordinary Shares equal to the quotient of (a) (i) the SPAC Class A Closing Value Per Share, minus (ii) the Per Share Cash Consideration, divided by (b) the SPAC Class A Closing Value Per Share.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Acquisitions” means (i) the transaction described on Section 1.01-C of the Company Disclosure Letter and (ii) any other acquisition transaction by the Company or any of its Subsidiaries, provided that if the purchase price for any such individual transaction exceeds $10,000,000, such transaction shall not be deemed a “Permitted Acquisition” except with the prior written approval of SPAC.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means information that: (i) relates to, could reasonably be linked with, identifies or is reasonably capable of allowing the identification of a particular person or (ii) is defined as “personal data”, “personal information”, “personally identifiable information” or “PII” or any similar term by Law.

“Personal Information Laws and Policies” has the meaning specified in Section 4.21(a).

“Phantom Plan” means the Cellebrite Mobile Synchronization Ltd. 2015 Phantom Based Compensation Plan.

“Phantom Unit” means units issued pursuant to the Phantom Plan which represent a contractual right of a participant in the Phantom Plan to receive a cash payment at certain payment dates based on the appreciation in fair market value of the Company’s shares between the date of grant and the relevant measurement date.

Annex A-13

“PIPE Investment” means the purchase of Company Ordinary Shares pursuant to the Share Purchase Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price for the Company Ordinary Shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Share Purchase Agreements.

“Pre-Split Closing Equity Value Per Share” means the quotient of (i) the Closing Equity Value, divided by (ii) the Pre-Split Fully Diluted Shares.

“Pre-Split Fully Diluted Shares” means the sum (without duplication) of (i) the aggregate number of Company Ordinary Shares that are issued and outstanding following the Company Preferred Share Conversion and immediately prior to the Stock Split, and (ii) the aggregate number of Company Ordinary Shares issuable upon, or subject to, the exercise or exchange of any vested RSU, any vested option, warrant, right or other security convertible into or exchangeable or exercisable for Company Ordinary Shares or any Included Unvested Option, which such RSU, option, warrant, right or other security is issued and outstanding following the Company Preferred Share Conversion and immediately prior to the Stock Split, but for the avoidance of doubt excluding (A) (without duplication) all unvested RSUs and Excluded Unvested Options and (B) all Company Ordinary Shares and all options, warrants, rights or other convertible securities, whether vested or unvested, issued in connection with the Permitted Acquisitions.

“Price Adjustment Period” means the time period between the Closing Date and the five (5) year anniversary of the Closing Date.

“Price Adjustment Shares” has the meaning specified in Section 3.07(a).

“Privacy Policies” has the meaning specified in Section 4.21(a).

“Pro Rata Share” means, with respect to a Company Shareholder, a percentage determined by dividing (i) the total number of Company Ordinary Shares and vested RSUs held by such Company Shareholder immediately after the Capital Restructuring and immediately prior to the Effective Time, and prior to the consummation of the PIPE Investment by (ii) the total number of Company Ordinary Shares and vested RSUs (excluding, for the avoidance of doubt, any options, warrants, rights or other convertible securities) held by all Company Shareholders immediately after the Capital Restructuring and immediately prior to the Effective Time, and prior to the consummation of the PIPE Investment.

“Processing” has the meaning specified in Section 4.21(a).

“Prospectus” has the meaning specified in Section 9.01.

“Proxy Statement” has the meaning specified in Section 6.07(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.07(a)(i).

“Real Property Leases” has the meaning specified in Section 4.19(a)(ii).

“Redeeming Stockholder” has the meaning specified in the definition of “Redemption Agreement”.

“Redemption Agreement” means any redemption agreement between SPAC and any SPAC Stockholder (a “Redeeming Stockholder”), pursuant to which each such Redeeming Stockholder agrees to elect to redeem such Redeeming Stockholder’s shares of SPAC Class A Common Stock through the SPAC Stockholder Redemption.

“Reference Time” means immediately prior to the Effective Time.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by SPAC under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.07(a)(i).

Annex A-14

“Requisite Company Shareholders” has the meaning specified in Section 1.01-D of the Company Disclosure Letter.

“RSU” means any restricted stock unit granted under the Company Incentive Plan.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, Lebanon, North Korea and Syria).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union; or (e) the Israeli Ministry of Finance or Ministry of Defense; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any applicable trade, economic and/or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury of the United Kingdom; or (v) the Israeli Ministry of Finance or Ministry of Defense.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning specified in Section 4.06(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Share Purchase Agreements” means the share purchase agreements pursuant to which the PIPE Investment will be consummated.

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Board Recommendation” has the meaning specified in Section 6.07(b).

“SPAC Class A Closing Value Per Share” means $10.00, which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Common Stock occurring prior to the Effective Time.

“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Conversion” has the meaning specified in the Recitals hereto.

“SPAC Closing Statement” has the meaning specified in Section 2.04(d).

“SPAC Common Stock” means the SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Common Warrant” means a warrant to purchase one (1) share of SPAC Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of SPAC’s initial public offering.

“SPAC Disclosure Letter” has the meaning specified in the introduction to Article V.

Annex A-15

“SPAC Financial Statements” has the meaning specified in Section 5.06(d).

“SPAC Fundamental Representations” means the representations and warranties made pursuant to the first two sentences of Section 5.01 (Company Organization), Section 5.12 (Capitalization of SPAC) and Section 5.13 (Brokers’ Fees).

“SPAC Material Adverse Effect” means any Event that, individually or when aggregated with other Events, (i) has had a materially adverse effect on the business, assets, condition, results of operations or listing status of SPAC; or (ii) is reasonably likely to prevent or materially delay or materially impede the ability of SPAC to consummate the transactions contemplated by this Agreement and the other transactions contemplated by the other Transaction Agreements.

“SPAC Private Placement Warrant” means a warrant to purchase one (1) share of SPAC Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“SPAC SEC Filings” has the meaning specified in Section 5.05.

“SPAC Securities” has the meaning specified in Section 5.12(a).

“SPAC Stockholder Approval” means the approval of the Transaction Proposals by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote thereupon (as determined in accordance with SPAC’s Governing Documents) at a SPAC Stockholders’ Meeting duly called by the Board of Directors of SPAC and held for such purpose.

“SPAC Stockholder Redemption” means the election of an eligible (as determined in accordance with SPAC’s Governing Documents) holder of SPAC Class A Common Stock to redeem all or a portion of the shares of SPAC Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with SPAC’s Governing Documents) in connection with the SPAC Transaction Proposals.

“SPAC Stockholder Redemption Amount” means the aggregate amount payable with respect to all SPAC Stockholder Redemptions.

“SPAC Stockholders” means the stockholders of SPAC as of immediately prior to the Effective Time.

“SPAC Stockholders’ Meeting” has the meaning specified in Section 6.07(b).

“SPAC Transaction Expenses” means the out-of-pocket fees, costs, expenses, finder’s fees, commissions or other amounts incurred, paid or otherwise payable by or on behalf of SPAC or SPAC’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or otherwise in connection with the transactions contemplated hereby, including: (i) deferred underwriting commissions disclosed in any SPAC SEC Filings, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and other professional fees (including proxy solicitors, financial printers, consultants and administrative service providers), (iii) amounts outstanding under Working Capital Loans, (iv) one half (1/2) of all filing fees payable to the Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby, (v) one hundred percent (100%) of the fees, costs, expenses and premiums related to the D&O Tail, (vi) one half (1/2) of the preparation, filing and distribution of the Proxy Statement/Registration Statement and other SPAC SEC Filings and (vii) one hundred percent (100%) of the fees, costs, expenses and placement agent fees owed in connection with the PIPE Investment (irrespective of whether such amount is nominally owed by the Company, SPAC or any of their Affiliates).

“SPAC Transaction Proposals” means (i) the adoption of this Agreement and approval of the transactions contemplated by this Agreement, including the Merger, (ii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement (including any proposal to alter the authorized share capital of

Annex A-16

SPAC to match the authorized share capital of Merger Sub) and (iii) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“SPAC Units” means equity securities of SPAC consisting of one (1) share of SPAC Class A Common Stock and one-third of one (1/3) SPAC Common Warrant.

“SPAC Warrants” means the SPAC Common Warrants and the SPAC Private Placement Warrants; provided that with respect to any time after the Effective Time, references herein to “SPAC Warrants” shall be deemed to refer to “Company Warrants”.

“Split Effective Time” has the meaning specified in Section 3.01(b).

“Sponsor” means TWC Tech Holdings II, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, SPAC, the Company and certain other parties thereto, as amended or modified from time to time.

“STB” has the meaning specified in Section 9.18(b)

“STB/Herzog Privileged Communications” has the meaning specified in Section 9.18(b).

“STB/Herzog Waiving Parties” has the meaning specified in Section 9.18(b).

“STB/Herzog WP Group” has the meaning specified in Section 9.18(b).

“Stock Split” has the meaning specified in Section 3.01(b).

“Stock Split Multiple” means the quotient of (i) the Pre-Split Closing Equity Value Per Share, divided by (ii) the SPAC Class A Closing Value Per Share.

“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.

“Substantial SPAC Stockholder” means a SPAC Stockholder that, as of immediately prior to the Effective Time, owns five (5) million or more shares of SPAC Common Stock.

“Surviving Corporation” has the meaning specified in Section 2.01(b).

“Tax Advisor” means W&C or another law or accounting firm of national standing and with nationally recognized expertise in matters of U.S. federal income tax Law reasonably acceptable to the Company Shareholders that were Substantial SPAC Stockholders.

“Tax Allocation Principles” shall apply as follows: (i) to the extent permitted or required by applicable Law, the taxable year of the Company and its Subsidiaries that includes the Closing Date shall be treated as closing on (and including) the Closing Date; and (ii) to the extent the treatment in clause (i) is not permitted, for purposes of determining the Tax Liability Amount, the amount of Taxes allocable to the pre-Closing portion of any Straddle Period shall be deemed to include the amount that would be payable if the relevant taxable period of the Company and all other relevant entities ended on and including the Closing Date, provided that any exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of dates in each period; provided that, for the avoidance of doubt, all Taxes and Tax liabilities with respect to the income, property or operations of the Company or any of its Subsidiaries that relate to a Straddle Period shall be apportioned between pre-Closing portion and post-Closing portion as follows: (i) in the case of Taxes other than income, value added, Israeli real estate acquisition, sales and use and withholding Taxes, on a per

Annex A-17

diem basis, and (ii) in the case of income, value added, Israeli real estate acquisition, sales and use and withholding Taxes, as determined from the books and records of the Company and its Subsidiaries as though the taxable year of the Company or relevant Subsidiary terminated at the close of business on the Closing Date.

“Tax Liability Amount” means, without duplication, determined as of the Closing Date, the amount of any unpaid Taxes of the Company and its Subsidiaries (whether or not then due) for any taxable period (or portion thereof) ending on or before the Closing Date, which amount shall be calculated (i) by calculating any Taxes for Straddle Periods using the Tax Allocation Principles, (ii) by including any unpaid Tax liabilities of the Company for any Tax period as a result of any inclusion under Section 951 or Section 951A of the Code to the extent attributable to a taxable period (or portion thereof) ending on or before the Closing Date (for the avoidance of doubt, calculated in accordance with the Tax Allocation Principles), (iii) by taking into account any net operating losses and any other Tax assets only to the extent (if any) that they would actually reduce (but not below zero) the amount of the Taxes owed with respect to a taxable period ending on or prior to the Closing Date and (iv) by treating any agreed or required adjustments in respect of a taxable period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) as having occurred in a taxable period ending on or before the Closing Date; provided, in all cases, that (a) in no event shall the Tax Liability Amount be a negative number; and (b) the Tax Liability Amount shall not include any Taxes taken into account for the calculation of Transaction Expenses.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and any other charge of any kind in the nature of (or similar to) taxes whatsoever, in each case including any interest, linkage differentials, penalty, or addition thereto.

“Top Customers” has the meaning specified in Section 4.25.

“Top Vendors” has the meaning specified in Section 4.25.

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Total Cash Raise” has the meaning specified in Section 6.16(a).

“Trading Day” means any day on which Company Ordinary Shares are actually traded on the principal securities exchange or securities market on which Company Ordinary Shares are then traded.

“Transaction Agreements” shall mean this Agreement, the Ancillary Agreements, the Share Purchase Agreements, the Nondisclosure Agreement, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts, incurred, paid or otherwise payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) to the extent resulting from or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement, the consummation of the transactions contemplated hereby (including the PIPE Investment, the Initial Dividend, the application contemplated in Section 3.09 with respect to the Maximum Additional Dividend and the Actual Additional Dividend Payment Amount) and/or the process by which the Company solicited, discussed and negotiated strategic alternatives, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) one half (1/2) of all filing fees payable to the Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby, (iii) one half (1/2) of the fees, costs, expenses and premiums related to the preparation, filing and distribution of the Proxy Statement/Registration Statement and other SPAC SEC Filings, (iv) all severance

Annex A-18

payments or similar obligations or benefits payable by the Company or any of its Subsidiaries to any employee, that are outside of the ordinary course of business and are payable or become payable as a result of the consummation of the transactions contemplated by this Agreement, together with the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts (determined without regard to any ability of the Company or its Subsidiaries to defer such Taxes under the CARES Act), (v) all change in control, transaction, termination, tax gross-up, retention, incentive, stock appreciation, phantom stock or similar obligations, amounts, bonuses or benefits payable by the Company or any of its Subsidiaries to any employee, including all deferred compensation amounts, whether or not previously vested, that are outside of the ordinary course of business and are payable or become payable as a result of the consummation of the transactions contemplated by this Agreement (other than any such retention or similar payments put in place at the written direction of SPAC), together with the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts (determined without regard to any ability of the Company or its Subsidiaries to defer such Taxes under the CARES Act), and (vi) any fees, costs, expenses or other amounts incurred in connection with the application for the Transaction Tax Ruling (and in each case of the foregoing clauses (i)-(v), any applicable value added Taxes); provided, however, that Transaction Expenses shall not include (x) Transfer Taxes, (y) the Tax Liability Amount or (z) any or all payments related to settlement of Phantom Units and the Dividend Participation Plan, including the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts.

“Transaction Litigation” has the meaning specified in Section 6.22.

“Transaction Tax Ruling” has the meaning specified in Section 3.09.

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.02(a).

“Triggering Event” means any of Triggering Event I, Triggering Event II and Triggering Event III.

“Triggering Event I” means that the VWAP of Company Ordinary Shares is, at any time during the Price Adjustment Period, greater than or equal to $12.50 over any twenty (20) Trading Days within any thirty (30) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Ordinary Shares occurring on or after the Closing).

“Triggering Event II” means that the VWAP of Company Ordinary Shares is, at any time during the Price Adjustment Period, greater than or equal to $15.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Ordinary Shares occurring on or after the Closing).

“Triggering Event III” means that the VWAP of Company Ordinary Shares is, at any time during the Price Adjustment Period, greater than or equal to $17.50 over any twenty (20) Trading Days within any thirty (30) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Ordinary Shares occurring on or after the Closing).

“True Wind Capital” means True Wind Capital Management, L.P.

“Trust Account” has the meaning specified in Section 9.01.

“Trust Agreement” has the meaning specified in Section 5.08.

“Trust Amount” has the meaning specified in Section 6.16(a).

Annex A-19

“Trustee” has the meaning specified in Section 5.08.

“Unit Separation” has the meaning specified in Section 3.01(c).

“Unpaid Company Expenses” means the aggregate accrued and unpaid Transaction Expenses as of immediately prior to the Effective Time (for the avoidance of doubt, excluding any SPAC Transaction Expenses).

“Unpaid SPAC Expenses” has the meaning specified in Section 2.04(d).

“Unpaid Transaction Expenses” has the meaning specified in Section 2.04(d).

“Unvested Options” means any unvested options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Ordinary Shares.

“VAT” has the meaning specified in Section 4.15(m).

“Vested Promote Amount” means $60,000,000.

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of the Company.

“W&C” has the meaning specified in Section 9.18(a).

“W&C/Meitar Privileged Communications” has the meaning specified in Section 9.18(a).

“W&C/Meitar Waiving Parties” has the meaning specified in Section 9.18(a).

“W&C/Meitar WP Group” has the meaning specified in Section 9.18(a).

“Warrant Agreement” means the Warrant Agreement, dated as of September 10, 2020, between SPAC and American Stock Transfer & Trust Company.

“Warrant Consideration” means an amount of cash and Company Ordinary Shares equal to the Per Share Cash Consideration and the Per Share Equity Consideration.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.02        Construction.

(a)     Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) the use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by

Annex A-20

the words “as such entities exist as of the relevant date of determination”, and (vii) the phrase “made available” or “delivered” by the Company to SPAC, when used in reference to a document, shall mean that the document was made available for viewing in the “Cellebrite 2021” electronic data room hosted by Intralinks at least one Business Day prior to the date of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company from taking or failing to take any COVID-19 Actions and (x) no such COVID-19 Actions shall be deemed to violate or breach this Agreement in any way, (y) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such COVID-19 Actions shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

(b)     Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)     Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)     All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)     The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud (i.e., with scienter).

(f)     When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(g)     Solely for purposes of determining the effect of any Event (as defined in the definition of “Company Material Adverse Effect”) that occurs solely after the date of this Agreement on the accuracy of the representations and warranties contained in Section 4.09, Section 4.10, Section 4.11(a), Section 4.11(c), Section 4.14(a), Section 4.18(a), Section 4.21(a) and Section 4.26(a), references in such representations and warranties to the phrase “that is, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole” (or any similar materiality qualification based on a materiality standard of “material to the Company and its Subsidiaries, taken as a whole”) shall be deemed deleted and replaced with the phrase “that would have, individually or in the aggregate, a Company Material Adverse Effect” (as such phrase may be appropriately modified to conform to the syntax of the replaced phrase).

Section 1.03        Knowledge.    As used herein, (i) the phrase “to the knowledge” of the Company shall mean the actual knowledge (as opposed to imputed or constructive knowledge) of the individuals identified on Section 1.03 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” (as opposed to imputed or constructive knowledge) of SPAC shall mean the knowledge of the individuals identified on Section 1.03 of the SPAC Disclosure Letter, in each case of the foregoing clauses (i) and (ii), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II
THE MERGER; CLOSING

Section 2.01        The Merger.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, SPAC, Merger Sub and the Company (Merger Sub and SPAC sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into SPAC, with SPAC being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

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(b)     Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and SPAC, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of the Company.

Section 2.02        Effects of the Merger.    At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.03        Closing; Effective Time.

(a)     In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”), other than the filing of the Merger Certificate, shall take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than two (2) Business Days after the first date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b)     Subject to the satisfaction or waiver of all of the conditions set forth in Article VII of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, SPAC, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed by SPAC and the Company in writing, each acting reasonably, and specified in the Merger Certificate (the “Effective Time”).

Section 2.04        Closing Deliverables.

(a)     At the Closing, the Company will deliver or cause to be delivered:

(i)      to the Exchange Agent, the Closing Share Consideration for further distribution to the SPAC Stockholders pursuant to Section 3.03.

(ii)      to SPAC, a certificate signed by an executive officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been fulfilled;

(iii)      to SPAC, the written resignations of all of the directors of the Company and Merger Sub (other than those Persons identified as the initial directors of the Company, in accordance with the provisions of Section 2.06 and Section 6.12), effective as of the Effective Time;

(iv)      to SPAC, the Investor Rights Agreement, duly executed by each Company Shareholder set forth on Section 2.04(a)(iv) of the Company Disclosure Letter; and

(v)      to SPAC, evidence that the Affiliate Agreements set forth on Section 6.14 of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to, or obligation of, SPAC, the Company or any of the Company’s Subsidiaries.

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(b)     At the Closing, SPAC will deliver or cause to be delivered:

(i)     to the Company, a certificate signed by an executive officer of SPAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 7.03(a) and Section 7.03(b) have been fulfilled;

(ii)     to the Company, the Investor Rights Agreement, duly executed by duly authorized representatives of SPAC and the Sponsor;

(iii)     to the Company, the written resignations of all of the directors and officers of SPAC (other than those Persons identified as the initial directors and officers, respectively, of SPAC after the Effective Time, in accordance with the provisions of Section 2.06 and Section 6.12), effective as of the Effective Time; and

(iv)     to the Company, a certification from SPAC pursuant to Treasury Regulations Section 1.1445-2(c) and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than thirty (30) days prior to the Closing Date, in a form reasonably acceptable to the Company, and signed by a responsible corporate officer of SPAC.

(c)     No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC a certificate duly executed by an authorized officer of the Company (the “Company Closing Statement”) setting forth the Company’s good faith estimate of the Company’s calculation of the components of the Closing Adjustment Amount.

(d)     No sooner than five (5) or later than (2) Business Days prior to the Closing Date, SPAC shall deliver to the Company a certificate duly executed by an authorized officer of SPAC (the “SPAC Closing Statement” and, together with the Company Closing Statement, the “Closing Statements”), setting forth (i) SPAC’s good faith estimate of the SPAC’s calculation of the Total Cash Raise and the components thereof, (ii) the aggregate accrued and unpaid SPAC Transaction Expenses as of the Reference Time (the “Unpaid SPAC Expenses” and, together with the Unpaid Company Expenses, the “Unpaid Transaction Expenses”), which with respect to Unpaid SPAC Expenses shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Company, the certified Taxpayer Identification Numbers, of each payee, and (iii) SPAC’s good faith estimate of the cash that will be remaining in the Trust Account at the Closing following payment of the amounts required to satisfy the SPAC Stockholder Redemption Amount. At or promptly following the Closing, and in any event subject to the release of funds in the Trust Account pursuant to Section 6.16(b)(i)(2), the Company shall pay or cause to be paid, by wire transfer of immediately available funds, the Unpaid Transaction Expenses set forth on the Closing Statements; provided, that any Unpaid Company Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such Persons through the Company’s payroll.

(e)     Each of the Company and SPAC shall (i) provide the other party hereto and its representatives with reasonable access, during normal business hours and upon reasonable notice, to the relevant books, records and finance personnel of such party to enable the other party hereto and such representatives to review and analyze the amounts set forth on the Closing Statements, and (ii) make such amendments to the Closing Statements as the parties may mutually and in good faith agree.

Section 2.05        Governing Documents.

(a)     At the Effective Time, the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of Surviving Corporation, except all references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation, until thereafter amended as provided therein and under the DGCL.

(b)     At the Closing, the Company shall amend and restate, effective as of prior to the Effective Time, its articles of association by adopting the Amended Articles, which Amended Articles will include the lock-up provisions set forth in the form of the Amended Articles attached hereto as Exhibit D (with such changes as may be mutually agreed in writing by SPAC and the Company).

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Section 2.06        Directors and Officers.

(a)     The directors and officers of Merger Sub, as of immediately prior to the Effective Time (after giving effect to the resignations delivered pursuant to Section 2.04(a)(iii)), shall be the initial directors and officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b)     The Persons identified as the initial directors and officers of the Company, in accordance with the provisions of Section 6.12, shall be the directors and officers, respectively, of the Company from and after the Effective Time, each to hold office in accordance with the Governing Documents of the Company.

Section 2.07        Tax-Deferred Reorganization Matters.    The parties intend that, for U.S. federal income tax purposes, the Merger qualifies for the Intended Tax Treatment, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party hereto), or has knowingly taken or will knowingly take any action, in each case, not contemplated by this Agreement and/or any Ancillary Agreements, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Merger shall be reported by the parties hereto for U.S. federal income Tax purposes in accordance with the foregoing, unless (i) otherwise required by a Governmental Authority following diligent defense and litigation of the Intended Tax Treatment with respect to the Company or SPAC through to a final order of the first court of competent jurisdiction following any appeals within the IRS to the contrary or (ii) such party receives formal written tax advice from a Tax Advisor to the effect that, as a result of a change in applicable Law or regulatory or administrative guidance, or facts not anticipated to be the case as of the date hereof (including without limitation any material redemptions by SPAC Stockholders in connection with the transactions contemplated by this Agreement in excess of the amount that would cause the Per Share Cash Consideration to equal zero), such Tax Advisor is unable to conclude that the Merger is more likely than not to qualify for the Intended Tax Treatment. The parties hereto shall use commercially reasonable efforts to cooperate with each other and their respective counsel to document the Tax treatment of the Merger as qualifying for the Intended Tax Treatment, including providing customary representation letters reasonably satisfactory to such counsel and to each party hereto. Each party hereto agrees to use commercially reasonable efforts to promptly notify all other parties hereto of any challenge to the Intended Tax Treatment by any Governmental Authority and shall diligently defend and litigate the Intended Tax Treatment with respect to the Company or SPAC against any such challenges with respect to the Company or SPAC through to a final order of the first court of competent jurisdiction following any appeals within the IRS that any portion of the Intended Tax Treatment does not apply unless such party receives formal written tax advice from a Tax Advisor to the effect that, as a result of a change in applicable Law or regulatory or administrative guidance, or facts not anticipated to be the case as of the date hereof (including without limitation any material redemptions by SPAC Stockholders in connection with the transactions contemplated by this Agreement in excess of the amount that would cause the Per Share Cash Consideration to equal zero), such Tax Advisor is unable to conclude that the Merger is more likely than not to qualify for the Intended Tax Treatment. In the event that, prior to the Closing, any event occurs (including but not limited to any change in applicable Law or regulatory or administrative guidance) that would introduce a material risk that the Merger would fail to qualify for the Intended Tax Treatment, if SPAC makes a written request to the Company at least 14 days prior to the Closing Date, the parties shall work together and cooperate in good faith to change the structure of the transaction to reduce or eliminate such material risk; provided, that (A) any such change in structure shall not give rise to any non-de minimis disadvantage to any party to the transaction or the shareholders of the Company; and (B) any such change in structure shall not be a condition to Closing of any party hereto and must be approved by the Company in its reasonable discretion. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or SPAC to defend or litigate the Intended Tax Treatment with respect to the shareholders or warrant holders of the Company or of SPAC; provided, that (x) neither the Company nor SPAC shall disparage, impugn or interfere with any defense or litigation of the Intended Tax Treatment with respect to the shareholders of the Company, provided, however, that for the avoidance of doubt, the Company or SPAC shall not be treated as disparaging, impugning or interfering with any such defense of litigation to the extent that the Company or SPAC does not report the Merger as qualifying for the Intended Tax Treatment (or take any other related actions) in accordance with this Section 2.07; and (y) the

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Company and SPAC shall provide reasonable access to information required by any shareholders of the Company who were Substantial SPAC Stockholders for any such defense or litigation; provided, however, that any such shareholders shall reimburse the Company for any reasonable out-of-pocket expenses to provide such access.

Article III
PRE-CLOSING TRANSACTIONS; EFFECTS OF THE MERGER ON THE SPAC COMMON STOCK

Section 3.01        Pre-Closing Transactions.

(a)     On the Closing Date: (i) prior to the actions set forth in clause “(ii)” below, the Company shall pay the Initial Dividend and the Actual Additional Dividend Payment Amount (to the extent approved by the court pursuant to a final and non-appealable ruling in accordance with Section 3.07); and (ii) immediately prior to the Stock Split and the Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to such time shall automatically convert into Company Ordinary Shares in accordance with the Company’s Governing Documents (the “Company Preferred Share Conversion”).

(b)     Immediately following the Company Preferred Share Conversion but prior to the Effective Time, (i) each Company Ordinary Share (and for the avoidance of doubt, any option, warrant, right or other security convertible into or exchangeable or exercisable therefor) that is issued and outstanding at such time shall be converted (or made exchangeable or exercisable) into a number of Company Ordinary Shares determined by multiplying each such Company Ordinary Share by the Stock Split Multiple (the “Stock Split”); provided, that no fraction of a Company Ordinary Share will be issued by virtue of the Stock Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded down to the nearest whole Company Ordinary Share, (ii) each Option outstanding as of the effective time of the Stock Split (the “Split Effective Time”) will, automatically and without any action on the part of any holder of such Option or beneficiary thereof, continue to be an option to purchase Company Ordinary Shares (each, a “Continuing Option”) subject to substantially the same terms and conditions as were applicable to such Option immediately before the Split Effective Time (including expiration date and exercise provisions), except that: (A) each Continuing Option shall be exercisable for that number of Company Ordinary Shares equal to the product (rounded down to the nearest whole number) of (1) the number of Company Ordinary Shares subject to the Option immediately before the Split Effective Time multiplied by (2) the Stock Split Multiple; and (B) the per share exercise price for each Company Ordinary Share issuable upon exercise of the Continuing Option shall be equal to the quotient obtained by dividing (1) the exercise price per Company Ordinary Share of such Option immediately before the Split Effective Time by (2) the Stock Split Multiple; provided, however, that the exercise price and the number of Company Ordinary Shares purchasable under each Continuing Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Option to which Section 422 of the Code applies, the exercise price and the number of Company Ordinary Shares purchasable under such Continuing Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code; and provided, further, that in the case of any Option to which Section 102 of the ITO applies, that the exercise price and the number of Company Ordinary Shares purchasable under the related Continuing Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code; and provided, further, that in the case of any Option to which Section 102 of the ITO applies, that the exercise price and the number of Company Ordinary Shares purchasable under the related Continuing Option shall be determined in a manner consistent with the Company Incentive Plan and which satisfies the requirements of Section 102 of the ITO and any guidance of the ITA with respect thereof; and (iii) each RSU outstanding as of the Split Effective Time will, automatically and without any action on the part of any holder of such RSU or beneficiary thereof, continue to be a restricted stock unit denominated in Company Ordinary Shares (each, a “Continuing RSU”) subject to substantially the same terms and conditions as were applicable to such RSU immediately before the Split Effective Time, except that the number of Company Ordinary Shares subject to such Continuing RSU shall be equal to the product (rounded down to the nearest whole number) of (A) the total number of Company Ordinary Shares subject to such RSU award immediately before the Split Effective Time multiplied by (B) the Stock Split Multiple. The Company shall cause all Phantom Units and entitlements under the Dividend Participation Plan to be fully settled

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and to expire and to be no longer outstanding as of immediately prior to Closing; provided that any payments with respect to the Phantom Units and Dividend Participation Plan may be made post-Closing through the Company’s or any of its Subsidiary’s payroll.

(c)     On the Closing Date, immediately prior to the Effective Time, the shares of SPAC Class A Common Stock and the SPAC Common Warrants comprising each issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall be deemed to hold one (1) share of SPAC Class A Common Stock and one-third of one (1/3) SPAC Common Warrant, provided that no fractional SPAC Common Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Common Warrant upon the Unit Separation, the number of SPAC Common Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Common Warrants. The shares of SPAC Class A Common Stock and SPAC Common Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Article III.

(d)     On the Closing Date, immediately prior to the Effective Time, the SPAC Class B Conversion shall be effected. Following the SPAC Class B Conversion, each share of SPAC Class B Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of shares of SPAC Class B Common Stock shall thereafter cease to have any rights with respect to such securities, except as provided herein or by applicable Law.

Section 3.02        Conversion of Securities.

(a)     At the Effective Time, by virtue of the Merger and without any action on the part of any SPAC Stockholder, each share of SPAC Common Stock, that is issued and outstanding immediately prior to the Effective Time, (other than (i) any shares of SPAC Common Stock held in the treasury of SPAC, which treasury shares shall be canceled as part of the Merger and shall not constitute “SPAC Common Stock” hereunder (each such share, a “Treasury Share”) and (ii) any shares of SPAC Common Stock held by SPAC Stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL) shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.02(c), and each former holder of shares of SPAC Common Stock shall thereafter cease to have any rights with respect to such securities, except as provided herein or by applicable Law.

(b)     At the Effective Time, by virtue of the Merger and without any action on the part of the Company or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into one share of common stock, par value $0.0001, of the Surviving Corporation. The shares of common stock of the Surviving Corporation shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Corporation.

(c)     Each SPAC Stockholder as of immediately prior to the Effective Time (after giving effect to the SPAC Class B Conversion) shall be entitled to receive, in respect of each share of SPAC Common Stock (in each case, other than in respect of any (x) Treasury Shares and (y) Dissenting Shares) held by such holder, at the Effective Time, (i) the Per Share Equity Consideration (the total number of Company Ordinary Shares issuable pursuant to this clause (i), the “Closing Share Consideration”) and (ii) the Per Share Cash Consideration (the aggregate Per Share Cash Consideration payable pursuant to this clause (ii) together with the Closing Share Consideration, the “Aggregate Merger Consideration”). The Company shall use reasonable best efforts to cause the Company Ordinary Shares issued pursuant to this Section 3.02(c) to be issued in book-entry form promptly after such issuance.

Section 3.03        Exchange Procedures.

(a)     Prior to the Closing, the Company shall appoint an exchange agent reasonably acceptable to SPAC (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the SPAC Stockholders. (i) At or before the Effective Time, the Company shall deposit with the Exchange Agent a number of Company Ordinary Shares equal to the Closing Share Consideration and (ii) promptly following the Effective Time, SPAC shall deposit with the Exchange Agent an amount of cash equal to the aggregate Per Share Cash Consideration.

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(b)     Reasonably promptly after the Effective Time, the Company shall send or shall cause the Exchange Agent to send, to each SPAC Stockholder whose SPAC Common Stock was converted pursuant to Section 3.02(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form) for use in such exchange (each, a “Letter of Transmittal”).

(c)     Each holder of shares of SPAC Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.02(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal, the notice referred to in Section 3.05 and such other documents as may reasonably be requested by the Exchange Agent, (i) with the cash portion of the Aggregate Closing Consideration being delivered via wire transfer of immediately available funds in accordance with wire instructions provided in such Letter of Transmittal, and (ii) the equity portion of the Aggregate Closing Consideration being delivered via book-entry issuance, in each case less any required Tax withholdings as provided in Section 3.05. No interest shall be paid or accrued upon the transfer of any share of SPAC Common Stock.

(d)     Promptly following the date that is one (1) year after the Effective Time, the Company shall instruct the Exchange Agent to deliver to the Company all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to the Company, and any Person that was a holder of shares of SPAC Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of SPAC Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.03 prior to the date that is one (1) year after the Effective Time, may transfer such shares of SPAC Common Stock to the Company and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Company shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of SPAC, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.04        Treatment of Warrants.    Following the Effective Time, by virtue of the Merger and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically and irrevocably be converted into a corresponding Company Warrant in accordance with its terms. Such newly issued Company Warrants shall be substantially in the form of the SPAC Common Warrants, but in the name of the Company and exercisable for the Warrant Consideration, in lieu of SPAC Class A Common Stock, all as amended pursuant to the Amended and Restated Warrant Agreement. The parties hereto agree to discuss in good faith any amendments to the SPAC Warrants in order to facilitate the exercise of such warrants for the Warrant Consideration or as may otherwise be necessary or advisable.

Section 3.05        Withholding.    Notwithstanding any other provision to this Agreement, SPAC, the Company and the Exchange Agent (and their respective representatives), as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by SPAC, the Company, or the Exchange Agent, respectively) and request any necessary Tax forms, including any applicable withholding forms, or any other proof of exemption from withholding or any similar information, from any Person. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority. Notwithstanding the foregoing, any consideration payable, deemed payable, or otherwise deliverable pursuant to this Agreement to SPAC Stockholders or to the PIPE Investors, other than any SPAC Stockholder which holds 5% or more of the equity interests of SPAC (a “5% Shareholder”), will not be subject to any Israeli Tax withholding and the Company shall bear the cost (if any) of any such Israeli Tax on a grossed-up basis and (except for Israeli tax resident SPAC Stockholders that are not 5% Shareholders)

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shall indemnify and hold the SPAC Stockholders and the PIPE Investors harmless against any and all such Israeli Taxes. As to 5% Shareholders, any consideration payable or otherwise deliverable to such 5% Shareholder shall be subject to Israeli Tax withholding, unless such 5% Shareholder attaches to the Letter of Transmittal a duly completed and validly executed notice confirming that it is not an Israeli tax resident or otherwise subject to Tax in Israel with respect to its holdings in SPAC, in the form attached as Exhibit E, in which case such consideration payable, deemed payable, or otherwise deliverable pursuant to this Agreement to such 5% Shareholder will not be subject to any Israeli Tax withholding and the Company shall bear the cost (if any) of any such Tax on a grossed-up basis and shall indemnify and hold such 5% Shareholder harmless against any and all such Taxes. The parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 3.06        Dissenting Shares.    Notwithstanding any provision of this Agreement to the contrary, shares of SPAC Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of SPAC Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be cancelled, extinguished and cease to exist at the Effective Time and be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of SPAC Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.02(a) without interest thereon, upon transfer of such shares. SPAC shall provide the Company prompt written notice of any demands received by SPAC for appraisal of shares of SPAC Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to SPAC prior to the Effective Time that relates to such demand; provided, that, for the avoidance of doubt, the Company shall direct all negotiations and proceedings with the respect to such demands. Except with the prior written consent of the Company, SPAC shall not make any payment with respect to, or settle or compromise, or offer to settle or compromise, or approve any withdrawal of, any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Section 3.07        Issuance of Price Adjustment Shares to Company Shareholders.

(a)     Following the Closing, and as an inducement to enter into this Agreement, within ten (10) Business Days after the occurrence of a Triggering Event, the Company shall issue, or cause the Exchange Agent or any replacement transfer agent engaged by the Company to issue, in each case subject to applicable withholding Tax, to each Company Shareholder (in accordance with its respective Pro Rata Share) the following Company Ordinary Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Ordinary Shares occurring on or after the Closing) (the “Price Adjustment Shares”), upon the terms and subject to the conditions set forth in this Agreement:

(i)      Upon the occurrence of Triggering Event I, a one-time aggregate issuance of 5,000,000 Price Adjustment Shares;

(ii)      Upon the occurrence of Triggering Event II, a one-time aggregate issuance of 5,000,000 Price Adjustment Shares; and

(iii)      Upon the occurrence of Triggering Event III, a one-time aggregate issuance of 5,000,000 Price Adjustment Shares.

(b)     For the avoidance of doubt, the Company Shareholders shall be entitled to receive Price Adjustment Shares upon the occurrence of each Triggering Event; provided, however, that (i) each Triggering Event shall only occur once, if at all, (ii) multiple Triggering Events may occur at the same time (and for the avoidance of

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doubt, all Price Adjustment Shares shall be issued to the Company Shareholders upon the occurrence of Triggering Event III) and (iii) notwithstanding anything herein to the contrary, in no event shall the Company Shareholders in the aggregate be entitled to receive more than an aggregate of 15,000,000 Price Adjustment Shares.

(c)     If, during the Price Adjustment Period, there is a Change of Control, then immediately prior to the consummation of such Change of Control: (a) any Triggering Event that has not previously occurred shall be deemed to have occurred; and (b) the Company shall issue, subject to applicable withholding Tax, the applicable Price Adjustment Shares to the Company Shareholders (in accordance with their respective Pro Rata Share), and the recipients of such issued Price Adjustment Shares shall be eligible to participate in such Change of Control with respect to such Price Adjustment Shares.

(d)     Notwithstanding the foregoing or anything to the contrary herein, until the applicable Company Shareholder delivers a Valid Tax Certificate to the Company and the Exchange Agent, no Price Adjustment Shares shall be issued to such Company Shareholder, or, if determined by the Company in its sole discretion, any Price Adjustment Shares shall be issued only in the name of the Exchange Agent to be held in trust for the relevant Company Shareholder and delivered to such Company Shareholder in compliance with the withholding requirements under this Section 3.07(d). Any amount required to be withheld with respect to the Price Adjustment Shares shall be funded through the forfeiture or sale of the portion of the shares of Price Adjustment Shares otherwise deliverable to such Company Shareholder that is required to enable the Company to comply with applicable deduction or withholding requirements, or payment by the applicable Company Shareholder to the Company of cash in the entire Tax amount required to be withheld. To the extent that the Company or Exchange Agent, as applicable, is unable, for whatever reason, to sell the applicable portion of Price Adjustment Shares required to finance the applicable deduction or withholding requirements, then no Price Adjustment Shares shall be issued to such Company Shareholder until the earlier of: (i) the receipt of a Valid Tax Certificate from such Company Shareholder fully exempting the Company from tax withholding with respect to the applicable Price Adjustment Shares or providing for the reduced withholding amount required and such amount is paid by the applicable Company Shareholder; or (ii) such time as the Company or Exchange Agent, as applicable, is able to sell the portion of such shares otherwise deliverable to such Company Shareholder that is required to enable the Company or Exchange Agent, as applicable, to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by Company or Exchange Agent in connection with such sale shall be borne by, and deducted from the share of the Price Adjustment Shares to be issued to the applicable Company Shareholder. For purposes hereof, “Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in customary form and substance satisfactory to the Company, that is applicable to the Price Adjustment Shares to be delivered to any Company Shareholder pursuant to this Agreement, stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such delivery or providing any other instructions regarding Tax withholding.

(e)     Any issuance of the Price Adjustment Shares (i) is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521; and (ii) shall be treated for Tax purposes as an adjustment to the merger consideration, as applicable, unless otherwise required by applicable Law or pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. Law), or with respect to any amounts treated as imputed interest under Section 483 of the Code.

Section 3.08        Additional Dividend.    In addition to the Initial Dividend, following the date hereof, an additional dividend in the aggregate amount of $78,700,000.00 which will be payable to the Company Shareholders subject to the approval of the Israeli District Court (or any appeal instance) prior to the Effective Time as described in this Section 3.08 (the “Maximum Additional Dividend”) may be declared and approved by the Company’s Board of Directors. Promptly following such declaration and approval by the Company’s Board of Directors, the Company shall file with the applicable District Court in Israel an application pursuant to Section 303 of the Israeli Companies Law for approval the distribution of the Maximum Additional Dividend and shall take such other steps as are reasonably required for that purpose, including those required pursuant to Section 303 of the Israeli Companies Law, the Israeli Companies Regulations (Approval of Distribution), 2001 and other applicable Laws. Any filings with any court related thereto shall be shared in advance with the SPAC and the SPAC shall be given a reasonable period of time to review the same and shall have a right to comments and make suggestions to the Company, which the Company shall consider in good faith. To the extent that the Israeli District Court or any appeal instance finally (including following the lapse of any applicable appeal period) approves prior to the Closing Date the distribution of the Maximum Additional Dividend or a portion thereof, the Company shall distribute the Maximum Additional

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Dividend (or the portion thereof finally approved by such court for distribution) (such amount actually distributed, the “Actual Additional Dividend Payment Amount”) as of immediately prior to Closing. Notwithstanding the foregoing: (A) if such court approval is conditioned upon the Company undertaking material obligations and/or restrictions, the Company shall not agree to such obligations and/or restrictions without the prior written consent of the SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), and (B) if such final court approval with respect to the Maximum Additional Dividend (or a portion thereof) is not obtained prior to the Closing, for any reason whatsoever, the Maximum Additional Dividend shall not be distributed and the Company shall withdraw its application to the District Court. Any payment of the Actual Additional Dividend Payment Amount shall be subject to withholding of Tax as required by applicable Law, and any Israeli Tax withheld by the Company with respect to the payment of the Actual Additional Dividend Payment Amount shall be remitted and transferred to the ITA by the 15th day of the month following the payment date of the Actual Additional Dividend Payment Amount.

Section 3.09        Transaction Tax Ruling.    As promptly as practicable (and in any event within ten (10) Business Days) following the date hereof, the Company shall prepare and, after coordinating it in good faith with SPAC and its Israeli counsel, file with the ITA an application for a ruling that will seek to determine: (i) that the Indemnified SPAC Parties are not subject to Israeli Tax with respect to receipt of Company Ordinary Shares and/or Company Warrants and/or any cash amount from the Trust Account or with respect to the Per Share Cash Consideration, Per Share Equity Consideration, the Price Adjustment Shares or the Actual Additional Dividend Payment Amount, (ii) the tax treatment of the issuance of the Price Adjustment Shares and the Actual Additional Dividend Payment Amount for Israeli Tax purposes and (iii) that the Capital Restructuring is not subject to Israeli withholding Tax (the “Transaction Tax Ruling”). The Company and SPAC and their respective Israeli counsels shall cooperate with respect to the preparation and filing of such application and in the preparation of any written submissions that may be necessary, proper or advisable to obtain the Transaction Tax Ruling. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Transaction Tax Ruling as promptly as practicable. For the avoidance of doubt, the Company shall not make any application to the ITA with respect to any matter relating to the Transaction Tax Ruling without first consulting with SPAC’s Israeli counsel and granting it the opportunity to review and comment on the application, and the Company shall inform SPAC’s Israeli counsel of the content of any discussions, meetings or significant conference calls relating thereto in advance. The final text of the Transaction Tax Ruling shall in all circumstances be subject to the discretion of the Company but shall reasonably accommodate any comments and requests made by SPAC and its Israeli counsel.

Section 3.10        Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors or members, as applicable (or their designees) of the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 9.09, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to SPAC as follows:

Section 4.01        Company Organization.    The Company has been duly incorporated and is validly existing under the Laws of the State of Israel, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Merger Sub has been duly incorporated and is validly existing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company and Merger Sub, each as amended to the date of this Agreement and as previously made available by or on behalf of the Company and Merger Sub, to SPAC,

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are true, correct and complete, and the Company is not in breach or violation of any of the provisions contained in its Governing Documents in any material respect. All of the equity interests of Merger Sub are held directly by the Company. Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation. The Company has timely filed all requisite annual reports, paid all annual fees and has not been designated a “violating company” (as such term is understood under the Israeli Companies Law, 1999 (the “Israeli Companies Law”)) by the Israeli Registrar of Companies, except to the extent that the failure to make such timely filing or pay such fees, or such designation, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each of the Company and Merger Sub is duly licensed or qualified and (if applicable) in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if applicable), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries.

Section 4.02        Subsidiaries.    A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.02 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to SPAC by or on behalf of the Company, and none of the Company’s Subsidiaries is in breach or violation of any of the provisions contained in its Governing Documents in any material respect. Each Subsidiary of the Company is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03        Due Authorization.

(a)     Subject to receipt of the Company Shareholder Approval, each of the Company and Merger Sub has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.05) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company and/or Merger Sub are party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the respective boards of directors of the Company and Merger Sub and by the Company as the sole stockholder of Merger Sub, and no other company or corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement and the other documents to which the Company and/or Merger Sub are party contemplated hereby other than the Company Shareholder Approvals. This Agreement has been, and on or prior to the Closing, the other documents contemplated hereby to which the Company and/or Merger Sub are party will be, duly and validly executed and delivered by the Company and/or Merger Sub, as applicable, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which the Company and/or Merger Sub is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company and/or Merger Sub, as applicable, enforceable against the Company and/or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)     On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions unanimously (i) determining that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) are advisable and fair to, and in the best interests of, the Company and the Company’s shareholders and (ii) authorizing and approving the execution, delivery and

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performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby (including the Merger). On or prior to the date of this Agreement, the Board of Directors of Merger Sub has duly adopted resolutions unanimously (i) determining that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby (including the Merger) are advisable and fair to, and in the best interests of, Merger Sub and Merger Sub’s stockholders and (ii) authorizing and approving the execution, delivery and performance by Merger Sub of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger). Certified copies of the resolutions described in this Section 4.03(b) will be provided to SPAC upon SPAC’s request. No other corporate action is required on the part of the Company or Merger Sub or any of their respective stockholders to enter into this Agreement or the documents to which the Company and/or Merger Sub are party contemplated hereby or to approve the Merger other than the Company Shareholder Approvals.

Section 4.04        No Conflict.    Subject to the receipt of the Governmental Approvals set forth in Section 4.05 and except as set forth on Section 4.04 of the Company Disclosure Letter, the execution and delivery by the Company and Merger Sub of this Agreement and the documents to which the Company and/or Merger Sub are party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Privacy Policy or Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) be materially adverse to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.05        Governmental Authorities; Approvals.    Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of the Company or its Subsidiaries, or on the part of SPAC prior to the Closing as a result of any Permit currently held (or required to be held) by the Company or its Subsidiaries, with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any Governmental Approvals required on the part of the Company or its Subsidiaries, the absence of which would not, individually or in the aggregate, (A) be materially adverse to the Company and its Subsidiaries, taken as a whole, or (B) reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with any material obligation of the Company or Merger Sub under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby; (iii) the filing of the Merger Certificate in accordance with the DGCL; and (iv) as otherwise set forth on Section 4.05 of the Company Disclosure Letter.

Section 4.06        Capitalization of the Company.

(a)     As of the date of this Agreement, the authorized share capital of the Company consists of 3,600,000,000 total shares, each with a par value of NIS 0.00001 per share, comprised of: (i) 3,558,540,631 Company Ordinary Shares, of which 130,876,394 Company Ordinary Shares are issued and outstanding as of the date of this Agreement; and (ii) 41,459,369 Company Preferred Shares, of which 41,459,369 Company Preferred Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of

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any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens. All Company Shares are uncertificated, book-entry shares.

(b)     As of the date of this Agreement, Options to purchase 29,177,202 Company Ordinary Shares are outstanding and RSUs convertible into 764,987 Company Ordinary Shares are outstanding. The Company has provided to SPAC, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds an Option and/or RSU, including: (i) the name of the holder of such Option; (ii) the number of shares of Company Ordinary Shares subject thereto; (iii) the vesting schedule (including any acceleration provision); (iv) if applicable, the exercise price thereof; (v) the expiration dates; (vi) the status of the Option as an “incentive stock option” as defined in Section 422 of the Code, a non-qualified stock option or otherwise; and (vii) whether each such Option or RSU was granted and is subject to Tax pursuant to Section 3(i) of the ITO or Section 102 of the ITO and the applicable sub-section of Section 102.

(c)     Except as set forth in Section 4.06(a), Section 4.06(b) or Section 4.06(c) of the Company Disclosure Letter, there are (i) no outstanding shares of capital stock or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries, (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue or register, or that restrict the transfer or voting of, any capital stock or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock or share capital of, or other equity or voting interest (including any voting debt) in, the Company or any of its Subsidiaries (the items in clauses (i), (ii), (iii) and (iv), together with the share capital of the Company, being referred to collectively as “Securities”), (v) no calls, subscriptions, pre-emptive rights, Contracts, agreements, arrangements, understandings or other commitments of any kind for the purchase or issuance of Securities, (vi) no “phantom stock” or similar obligations of the Company or any of its Subsidiaries, (vii) no Contracts requiring the Company or any of its Subsidiaries to acquire any equity interest of any other Person, and (viii) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.

(d)     The Company Ordinary Shares constituting the Closing Share Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Governing Documents, or any Contract to which the Company or any of its Subsidiaries is a party (other than the Amended Articles and the Investor Rights Agreement and other than being subject to generally applicable Liens created under applicable securities Laws).

Section 4.07        Capitalization of Subsidiaries.

(a)     A list of the names of the Company’s Subsidiaries, including their jurisdiction of organization and the name of any equityholder other than the Company or any Subsidiary of the Company is set forth on Section 4.07(a) of the Company Disclosure Letter. The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

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(b)     The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Section 4.07(b) of the Company Disclosure Letter, neither the Company nor its Subsidiaries hold any Securities of any Person.

Section 4.08        Financial Statements.

(a)     Attached as Section 4.08(a) of the Company Disclosure Letter are true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows, and stockholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon (the “Financial Statements”).

(b)     Except as set forth on Section 4.08(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries.

(c)     The Company and each of the Company’s Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The Company (including any employee thereof) has not identified and is not aware of (and, to the knowledge of the Company, no independent auditor of the Company has identified or been made aware of) (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (y) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (z) any claim or allegation regarding any of the foregoing.

(d)     Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to any material off-balance sheet partnership or any similar Contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.09        Undisclosed Liabilities.    Except as set forth on Section 4.09 of the Company Disclosure Letter, there is no other liability, debt or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) of the type required to be reflected or reserved on a balance sheet prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing, (d) incurred in connection with the transactions contemplated by this Agreement or the other Transaction Agreements, (e) arising under the terms of any Contract binding upon the Company or any of its Subsidiaries (for the avoidance of doubt other than as a result of breach thereof), (f) which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or (g) arising from the consummation of any Permitted Acquisition or the negotiation, documentation, preparation, execution or performance of the transaction documentation relating to, or diligence with respect to, any Permitted Acquisition.

Section 4.10        Litigation and Proceedings.    Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no initiated, pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any

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of the Company’s Subsidiaries or their respective properties or assets; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, the Company or any of the Company’s Subsidiaries or their respective properties or assets by any Governmental Authority; and (c) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.11        Legal Compliance.

(a)     Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, neither the Company nor any of its Subsidiaries or any of the officers, directors or employees thereof acting in such capacity has received any written notice from a Governmental Authority of, or been charged with, the violation of any Laws except as is not, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to (i) ensure compliance with applicable International Trade Laws, Anti-Money Laundering Laws, Sanctions Laws, Encryption Laws and Anti-Bribery Laws and (ii) comply with applicable human rights Laws.

(b)     For the past three (3) years, neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the knowledge of the Company, any employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value in violation of the Anti-Bribery Laws to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in each case of clauses “(i)” and “(ii)” while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case of clauses “(i)” and “(ii)” in violation of the Anti-Bribery Laws. To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

(c)     The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”), except where the failure to have such authorizations or be in compliance therewith would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries are required to report the Merger to any Governmental Authority under the International Trade Laws or under any Export Approval There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals. Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has during the past three (3) years, transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country.

(d)     The Company and its Subsidiaries (i) have applied for or obtained all licenses or authorizations from applicable Governmental Authorities to lawfully engage in restricted means of encryption or decryption (including digital forensics) (“Encryption Licenses”), and (ii) are, and have been for the past three (3) years, in compliance in all material respects with all Encryption Licenses issued to it by Governmental Authorities as well as with applicable Laws relating to encryption and decryption controls, including the Israeli Supervision of

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Commodities and Services Order (Engaging in Means of Encryption)-1974, Israeli Supervision of Commodities and Services Declaration (Engaging in Means of Encryption)-1998, and the Defense Export Control Law-2007 (“Encryption Laws”), as listed in Section 4.11(d) of the Company Disclosure Letter. No Governmental Authority has contested or expressed prior to the date hereof disapproval or concerns of the Merger or the possibility of the Company becoming publicly traded. To the knowledge of the Company, no encryption or export control related Permits held by the Company or any of its Subsidiaries is reasonably expected to be revoked, withheld or otherwise terminated as a result of the Merger or the transactions contemplated hereby.

Section 4.12        Contracts; No Defaults.

(a)     Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to SPAC or its agents or representatives, together with all amendments thereto.

(i)      Any Contract with any of the Top Customers or the Top Vendors;

(ii)      Each note, debenture, Contract or other evidence of Indebtedness of the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $500,000;

(iii)      Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of $500,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no liabilities of the Company or its Subsidiaries remaining or obligations of the Company or its Subsidiaries ongoing;

(iv)      Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible personal property and involves aggregate payments in excess of $100,000 in any calendar year;

(v)      Each Contract involving the formation of a joint venture, partnership, strategic alliance or limited liability company;

(vi)      Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents, and the Company Articles, ordinary course directors’ and officer’ indemnification agreements and transfer pricing agreements) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or shareholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii)      Contracts with each current employee or individual consultant or other individual service provider to the Company or its Subsidiaries that provide annual base compensation (excluding bonus and other benefits) in excess of $300,000;

(viii)      Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix)      Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union, works council or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

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(x)      Contracts (including license agreements, coexistence agreements, and agreements with covenants not to sue) related to the use of Intellectual Property by or of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole (other than nonexclusive licenses (i) to use commercially available off-the-shelf software on generally standard terms that have a replacement cost and annual license fee of less than $500,000; (ii) granted by the Company or any Company Subsidiary in the ordinary course of business; (iii) granted to end users and service providers in the ordinary course of business, including incidental trademark licenses ancillary to marketing, printing or advertising Contracts); or (iv) Open Source Licenses;

(xi)      Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(xii)      Any Contract that (A) grants to any Person any preferred pricing, “most favored nation” or similar rights, (B) grant exclusivity to any Person in respect of any geographic location, any customer, or any product or service, (C) requires the purchase of all or a given portion of the Company’s or any Company Subsidiary’s requirements for products or services from any Person, or any other similar provision or (D) grants to any Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xiii)      Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar right to purchase or acquire exclusive rights or ownership with respect to any service, product or Intellectual Property of the Company or any of its Subsidiaries or to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xiv)      Contracts that (A) involve any capital commitment or capital expenditure of $500,000 (or the equivalent in other currencies) or more, in the aggregate, or (B) require performance by the Company or its Subsidiaries more than one year from the date hereof that, in each of the case of clauses (A) and (B), are not terminable by the Company or any of its Subsidiaries without premium or penalty on notice of sixty (60) calendar days’ or less; and

(xv)      Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b)     All of the Contracts required to be listed pursuant to Section 4.12(a) in the Company Disclosure Letter or set forth in Section 4.27 of the Company Disclosure Letter (the “Material Contracts”) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or material default under any such Material Contract, (y) neither the Company nor any of its Subsidiaries has received any written claim or notice of termination or breach of or default under any such Material Contract prior to the date hereof and (z) to the knowledge of the Company, as of the date hereof, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13        Company Benefit Plans.

(a)     Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (whether or not subject thereto) and any other plan, policy, program

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or agreement (including any insurance policy, pension arrangement, provident fund, education fund, disability insurance, any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (each, a “Company Benefit Plan”) and separately denotes with an asterisk each Non-U.S. Plan. The Company has delivered to SPAC, to the extent applicable, true, complete and correct copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)     Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)     No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous three (3) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)     Except as would not result in a Company Material Adverse Effect, with respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)     No Company Benefit Plan provides medical or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No condition exists that would prevent the Company or any Subsidiary of the Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary of the Company (other than in accordance with the applicable Company Benefit Plan).

(f)     Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any material severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including Options) due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions

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contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Company or a Subsidiary of the Company. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g)     Except as would result in a Company Material Adverse Effect, with respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, or if not required by any source to be fully funded are lawfully accrued on the Company’s financial statements as of the date of such financial statements, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws.

Section 4.14        Labor Relations; Employees.

(a)     Neither the Company nor any of its Subsidiaries is or has ever been a party to or bound by any collective bargaining agreement, or any similar agreement, Contracts or arrangement with a labor union, trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing, and no such agreement is being or has being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union, works council or any other employee representative body has, in the last three (3) years, requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, in the last three (3) years, there have been no labor organization activity involving any employees of the Company or any of its Subsidiaries. The Company or any of its Subsidiaries are not and, during the last three (3) years has not been a member of any employers’ association or organization. Except for extension orders, which generally apply to all employees in Israel or as set forth in Section 4.14(a) of the Company Disclosure Letter, no extension orders apply to the Company and no employee of the Company benefits from any such extension orders. During the last three (3) years, neither the Company nor its Subsidiaries has had any threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company or question concerning representation, by or with respect to any of the Company’s or its Subsidiaries’ employees that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)     Each of the Company and its Subsidiaries are, and during the last three (3) years have been, in compliance in all material respects with all applicable Laws respecting labor, employees and employment issues, including, but not limited to, all Laws respecting terms and conditions of employment, termination of employment, occupational health and safety, wages and hours, overtime and overtime payment, working during rest days, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, privacy issues, fringe benefits and employment practices, immigration, employment discrimination, harassment, disability rights or benefits, notices to employees, pay slips, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations (including labor-related information and/or consultation requirements), employee leave issues and unemployment insurance, and the Company and/or any of its Subsidiaries is not engaged and during the last three (3)years has not been engaged in any unfair labor practice of any nature.

(c)     Except as would not be material, the Company and its Subsidiaries have never received (i) notice of any unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with

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respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or to the knowledge of the Company, threatened.

(d)     To the knowledge of the Company, no employee of the Company or any Company’s Subsidiaries at the “C” level intends to terminate his or her employment in connection with the Closing.

(e)     Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual or other harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last three (3) years, no allegations of sexual or other harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of vice president (or equivalent) or above.

(f)     Except as would not have a Company Material Adverse Effect, neither the Company nor any of the Company’s Subsidiaries has misclassified its current or former independent contractors as such or its current or former employees as exempt or nonexempt from wage and hour Laws.

(g)     In the past three (3) years, neither the Company nor any of the Company’s Subsidiaries has closed any site of employment, effectuated any group layoffs of employees or implemented any early retirement, exit incentive, or other group separation program, nor has the Company or any of the Company’s Subsidiaries planned or announced any such action or program for the future.

(h)     The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required by applicable Law or any agreement with any such entity for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(i)     The Company or any of its Subsidiaries’ liability towards its employees engaged in Israel or governed by Israeli law (“Israeli Employees”) regarding severance pay, accrued vacation and contributions to all Company Benefit Plans are fully funded or if not required by any source to be fully funded are lawfully accrued on the Company’s financial statements as of the date of such financial statements. Section 14 Arrangement under the Israeli Severance Pay Law-1963 was lawfully applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding all current Israeli Employees of the Company based on their full determining salaries and from their commencement date of employment, except with respect to employees listed in Section 4.14(i) of the Company Disclosure Letter with respect of which Section 14 Arrangement was applied on a later date than their commencement date of employment, and any shortfall severance pay amount is owed to any of them in case of entitlement to severance pay are lawfully accrued on the Company’s financial statements as of the date of such financial statements. All amounts that the Company is legally or contractually required to either (A) deduct from its Israeli Employees’ salaries and any other compensation or benefit or to transfer to any Company Benefit Plans or (B) withhold from their salaries and any other compensation or benefit and to pay to any Governmental Authority as required by any applicable Law, have been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice).

Section 4.15        Taxes.

(a)     All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

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(b)     The Company and each of its Subsidiaries have withheld from amounts owing or paid to any employee, creditor, shareholder or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts (including with respect to the actions or transactions contemplated under this Agreement or any other Transaction Agreement) and otherwise complied in all material respects with all applicable withholding and related reporting and record-keeping requirements.

(c)     Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material amounts of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business).

(d)     There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(e)     No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(f)     There are no material Tax audits or other material examinations of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of the Company or any of its Subsidiaries.

(g)     Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(h)     Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-deferred treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement. None of the Company nor any of its Subsidiaries are subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(i)     Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j)     No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)     The Company and its Subsidiaries are, and have always been, tax resident solely in their countries of incorporation. Neither the Company nor any of its Subsidiaries has, nor has ever had, a “permanent establishment” (as defined in any applicable income tax treaty) or a fixed place of business in any country other than their respective countries of incorporation.

(l)     Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b)(2). Neither the Company or any of its Subsidiaries participate, have ever participated, engage or have ever engaged in any transaction listed in Section 131(g) of the ITO and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder (or any comparable provision of any other applicable tax law) or is subject to reporting obligations under Sections 131D and 131E of the ITO or similar provisions under the Israel Value Added Tax Law of 1975 or any other applicable Tax Law.

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(m)     The Company and each of its Subsidiaries are registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all respects with all Laws relating to such Taxes. The Company and its Israeli Subsidiaries are duly registered for the purposes of Israeli value added tax and have complied in all respects with all requirements concerning value added Taxes (“VAT”). The Company and its Israeli Subsidiaries (i) have not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by them, (ii) have collected and timely remitted to the relevant Taxing Authority all output VAT which they are required to collect and remit under any applicable law; and (iii) have not received a refund or credit for input VAT for which they are not entitled under any applicable law. The non-Israeli Subsidiaries of Company are not required to effect Israeli VAT registration.

(n)     Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, or exclude any material item of deduction or loss from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(o)     The Company has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(e)(1)(A)(ii). None of the Company nor any of its Subsidiaries are, or have ever been, a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(p)     Neither the Company nor any of its Subsidiaries has net operating losses or other Tax attributes that are presently, or that will become as a result of the transactions contemplated by this Agreement, subject to limitation under Sections 382, 383 or 384 of the Code. To the knowledge of the Company, other than the limitations imposed under any applicable law, (i) there currently are no limitations on the utilization of the net operating losses, built-in-losses, capital losses, Tax credits, or other Tax attributes of the Company or its Subsidiaries, and (ii) there are no limitations on Company’s or its Subsidiaries’ ability to use such net operating losses, built-in-losses, capital losses, Tax credits, or other similar items.

(q)     The Incentive Equity Plan that is intended to qualify as a capital gains route plan under Section 102(b)(2) of the ITO (a “102 Plan”) has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Company Ordinary Shares, Options and RSUs which were issued under any 102 Plan and designated as being taxed under Section 102(b)(2) of the ITO were and are currently in compliance in all respects with the applicable requirements of Section 102(b)(2) of the ITO and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Options and RSUs only following the lapse of the required 30 day period from the filing of the 102 Plan with the ITA, the receipt of the required written consents from the grantees, the appointment of the 102 Trustee as an authorized trustee to hold the Company Ordinary Shares, RSUs and Options, the receipt of all required tax rulings, and the due deposit of such Options RSUs and Company Ordinary Shares with the 102 Trustee pursuant to the terms of Section 102 of the ITO, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012.

(r)     Except as set forth on Section 4.15 of the Company Disclosure Letter, since its incorporation, neither the Company nor any Subsidiary has applied for, received or is subject to any Tax ruling, “Tax decision” (Hachlatat Misui) or has entered into any agreements with, any Governmental Authority with respect to Taxes (other than any Tax ruling associated with the transactions contemplated hereby).

(s)     The prices and terms for the provision of any related party transaction as defined in the relevant transfer pricing laws entered into by the Company or its Subsidiaries are at arm’s length for purposes of such laws and all related documentation required by such laws has been timely prepared and retained. The Company and its Subsidiaries comply, and have always been compliant with the requirements of Section 85A of the ITO and the regulations promulgated thereunder.

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(t)     The Company is not required to obtain the approval of the Investment Center in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

(u)     The Company qualifies as an “Industrial Company” under the Encouragement Law, is entitled to certain tax benefits under its status as a “Preferred Enterprise” or “Preferred Technological Enterprise” and has previously been entitled to certain benefits as a “Benefited Enterprise” and an “Approved Enterprise” as defined in the Encouragement Law (“Encouragement Law Incentives”). The Company is, and has always been, in compliance with all the conditions and requirements of the Encouragement Law Incentives (including all rulings and approvals received by the ITA) and the allocation of income entitled to the Encouragement Law Incentives versus income subject to ordinary tax rates has been performed correctly, accurately and in compliance with all relevant legal requirements. The Company has not (i) received any cash Governmental Grants with respect to its Benefited Enterprise or Approved Enterprise status or (ii) taken or failed to take any action that would reasonably be expected to invalidate the Encouragement Law Incentives. No claim or challenge has been made by the ITA with respect to the Company’s entitlement to any Encouragement Law Incentives. To the knowledge of the Company, the transactions contemplated under this Agreement will not adversely affect the qualification for the Encouragement Law Incentives or the terms or duration hereof.

(v)     The amount of previously exempt income of the Company, prior to giving effect to the distribution of the Initial Dividend and the Actual Additional Dividend Amount, that, to the knowledge of the Company, may be subject to recapture of Israeli corporate income tax and the expected effective corporate tax rate with respect to such exempt income in case of such recapture of corporate income tax will not exceed the amount and tax rate set forth on Section 4.15(v) of the Company Disclosure Letter.

(w)     Notwithstanding anything to the contrary in this Agreement, Section 4.08, Section 4.13, Section 4.14 (to the extent related to Taxes) and this Section 4.15 contain the sole representations and warranties of the Company and its Subsidiaries concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 4.15), other than the representations and warranties in Section 4.15(u) and Section 4.15(v), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of the Company or its Subsidiaries in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

Section 4.16        Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17        Insurance.    Section 4.17 of the Company Disclosure Letter contains a list of all material policies, fire, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to SPAC. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy.

Section 4.18        Permits

(a)     The Company and its Subsidiaries have obtained, and maintain, all Permits required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted except where the failure to hold the same is not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole (the “Material Permits”). Each Material Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any Material Permit to which it is a party, (b) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Material Permit; or (c) is in default or violation (and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in

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any material respect of any term, condition or provision of any Material Permit to which it is a party; is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Material Permit. Neither the Company nor any of its Subsidiaries has received any written notice that any Governmental Authority that has issued any Material Permit intends to cancel, terminate, or not renew any such Material Permit, except to the extent such Material Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby.

(b)     Section 4.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list of Permits held by the Company or its Subsidiaries.

Section 4.19        Real Property.

(a)     Section 4.19 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)     The Company or one of its Subsidiaries holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)     The Company and its Subsidiaries have delivered to SPAC true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or to the Leased Real Property (“Real Property Leases”).

(iii)     The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv)     Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Liens affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any written notice alleging any material default or breach under any of such Liens and, to the knowledge of the Company, no material default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder.

(b)     None of the Company or any of its Subsidiaries owns any freehold property, land or other real property (“Owned Land”).

Section 4.20        Intellectual Property.

(a)     Section 4.20(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or subject to a pending application with a Governmental Authority or a domain name registry and is owned or purported to be owned by the Company or any of the Company’s Subsidiaries, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property and all material unregistered Intellectual Property owned or purported to be owned by the Company and any Company Subsidiary (together with the Company Registered Intellectual Property, the “Company Intellectual Property”), and all such Company Registered Intellectual Property that is material is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable.

(b)     Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business is currently conducted.

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(c)     The Company and its Subsidiaries have not within the three (3) years preceding the date of this Agreement infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person, and there is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any Person, or challenging the ownership, validity, enforceability or use of any Company Intellectual Property.

(d)     Except as set forth on Section 4.20(d) of the Company Disclosure Letter, to the knowledge of the Company as of the date of this Agreement (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.

(e)     The Company and its Subsidiaries take, and throughout the three (3) years preceding the date of this Agreement have taken, commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Intellectual Property, and there has not been any unauthorized disclosure of or unauthorized access to same in any manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(f)     No IT System contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or IT System or information or data (or any parts thereof) of the Company or its Subsidiaries or customers or partners of the Company and its Subsidiaries.

(g)     The Company’s and its Subsidiaries’ use, distribution and conveyance of (i) software included in the Company Intellectual Property, and (ii) Open Source Materials, is in each case in material compliance with all Open Source Licenses applicable thereto. None of the material software included in the Company Intellectual Property that is distributed to customers has used incorporated, linked, called, modified, combined, been distributed with or derived from, or has embedded in it any Open Source Materials in any manner that subjects such material software to the terms of any Copyleft License. No Person has the current or contingent right to access or possess any source code included in the Company Intellectual Property (other than employees, contractors, or consultants of the Company and its Subsidiaries in the ordinary course for development purposes), and none of the Company nor any of its Subsidiaries has disclosed, made available or provided to any Person, or allowed any Person to access or use, any such source code, in each case, other than employees, contractors and consultants of the Company and its Subsidiaries that have confidentiality obligations to the Company or a Subsidiary with respect to same.

(h)     Except as would not, individually or in the aggregate, reasonably be expected to have material adverse impact on the business of the Company and the Subsidiaries, no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property owed (at the time of such involvement or contribution) or owes any duty or rights to any Governmental Authority, or any military, university, college or other educational institution or a research center, in each case, which may affect the Company’s full ownership of or its right to use or commercialize any such Company Intellectual Property or may impose any restrictions or obligations on the Company in respect thereof. No facilities, funding or property of any military, university, college, other educational institution or research center or other Governmental Authority were received by or for the Company or any Subsidiaries or used in the development of any Company Intellectual Property. Neither any Governmental Authority nor any military, university, college, other academic institution or research center own, purport to own, have any other rights in or to or have any option to obtain any rights in or to, any Company Intellectual Property.

(i)     Each Person who has contributed to the creation or development of any Company Intellectual Property has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to such Company or Subsidiary all of such Person’s rights, title and interest in and to all such Company Intellectual Property and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such Company Intellectual Property. To the knowledge of the Company, no such Person is in violation of any such agreement.

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Section 4.21        Privacy and Cybersecurity.

(a)     The Company and its Subsidiaries maintain appropriate, and are in compliance with, as applicable, and during the three (3) years preceding the date of this Agreement have maintained appropriate, and been in compliance with, as applicable, (i) all applicable Laws, rules, policies, standards and requirements of applicable industry and self-regulatory organizations, (ii) the Company’s and its Subsidiaries’ policies (the “Privacy Policies”), and (iii) the Company’s and its Subsidiaries’ contractual obligations, in each case, concerning cybersecurity, Personal Information (and the collection, processing, storage, use, disclosure, retention, disposal, transfer and/or protection of same (collectively, “Processing”)), data privacy and security and the security of the IT Systems (collectively, (i)-(iii), “Personal Information Laws and Policies”), in each of clauses (i) - (iii), other than any non-compliance that, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or threatened in writing against the Company or its Subsidiaries alleging a violation of any Personal Information Laws and Policies, and there have been no such Actions brought against the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has received any written notice from any Person relating to an alleged violation of Personal Information Laws and Policies, other than any claim that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)     The IT Systems are in good repair and operating condition and are sufficient (including with respect to working condition, performance and capacity) in all material respects for the purposes of the business of the Company and its Subsidiaries as currently conducted. During the three (3) years preceding the date of this Agreement (i) there have been no breaches, unauthorized uses of or unauthorized access to, breakdowns, malfunctions, persistent substandard performance, data losses, failures or other defects in the IT Systems (or the data Processed thereby), or any other incident that caused any disruption to or interruption in or to the use of such IT Systems or the conduct of the business of the Company and its Subsidiaries other than those that were resolved without material cost, liability or the duty to notify any Person. The Company and its Subsidiaries take, and during the three (3) years preceding the date of this Agreement have taken, commercially reasonable, appropriate and legally compliant measures designed to protect confidential, sensitive or Personal Information Processed by the Company or any of its Subsidiaries against unauthorized access, use, modification, loss, disclosure or other misuse, including through administrative, technical and physical safeguards, and the Company and its Subsidiaries have timely and reasonably remediated and addressed any and all material audit findings related to the IT Systems. Neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen, lost or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint or Action from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint or Action been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 4.22        Environmental Matters.

(a)     The Company and its Subsidiaries are, except for any such instance of non-compliance that is not material to the Companies and its Subsidiaries, taken as a whole, in material compliance with all Environmental Laws.

(b)     Neither the Company nor its Subsidiaries have caused a material release of any Hazardous Materials (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c)     Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

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(d)     No material Legal Proceeding is pending or, to the knowledge of the Company, threatened in writing with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of a material Legal Proceeding under applicable Environmental Laws.

(e)     The Company has made available to SPAC all material environmental reports, assessments, audits and inspections prepared by or for the Company since January 1, 2018, and any material communications or notices received from or sent to any Governmental Authority since January 1, 2018, concerning any material non-compliance of, or liability under, Environmental Law relating to the Company or any of the Company’s Subsidiaries.

Section 4.23        Absence of Changes.    Since the date of the most recent balance sheet included in the Financial Statements, (i) except for the transactions contemplated hereby, the business of the Company and the Company’s Subsidiaries has been conducted in all material respects, in the ordinary course of business, and (ii) no action has been taken with respect to the Company or its Subsidiaries or their respective businesses which, if taken after the date of this Agreement and prior to the Closing, would constitute a violation of Section 6.01. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.24        Information Supplied.    None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the SPAC Stockholders or at the time of the SPAC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.25        Top Customers and Top Vendors.    Except as set forth on Section 4.25 of the Company Disclosure Letter, none of the top twenty (20) customers of the Company and its Subsidiaries, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such customers during the trailing twelve months for the period ending December 31, 2020 (the “Top Customers”), or the top twenty (20) vendors of the Company and its Subsidiaries, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such vendors during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”), has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses, excluding disputes in the course of negotiations over price or other deal terms and disputes arising in the ordinary course of the Company’s or its Subsidiaries’ business with such Top Customer or Top Vendor.

Section 4.26        Government Contracts; Government Grants.

(a)     The Company and its Subsidiaries are, and during the five (5) years preceding the date of this Agreement have been, in compliance with all applicable government procurement Laws in connection with every Contract with a Governmental Authority, whether for the procurement of goods or services, to which they are a party (“Government Contract”) or to which they bid within the framework of a public tender (“Bid”), except for such non-compliance that is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company and its Subsidiaries, no allegation has been made in writing by a Governmental Authority that either the Company or any of its Subsidiaries have acted in violation of a Government Contract or Bid or were in breach of any applicable government procurement Laws. Neither the Company or any of its Subsidiaries, or, to the Company’s knowledge, no any director, officer, employee or agent acting on behalf of the Company or any of its Subsidiaries, is, or for the last five (5) years has been (i) under administrative, civil or criminal investigation, audit, or indictment with respect to any alleged irregularity, misstatement, or omission regarding a Government Contract or Bid or (ii) has been suspended or debarred from placing a Bid or entering a Government Contract. No Governmental Authority or prime contractor, subcontractor or supplier has asserted any claim or initiated dispute resolution proceedings against the Company or any of its Subsidiaries in connection with a Government Contract or Bid that is, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

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(b)     Other than as set forth in Section 4.26 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has ever received a Governmental Grant.

Section 4.27        Financial Assistance.    Except as set forth on Section 4.27 of the Company Disclosure Letter, none of the Company nor any of its Subsidiaries has applied for a loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility (collectively “Financial Assistance”) (i) that is established under Law, including, without limitation, the CARES Act, section 13(3) of the Federal Reserve Act or the CAA; and (ii) (a) that requires under Law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Company or any of its Subsidiaries agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase during a specified period, any equity security of the Company or of any Affiliate of the Company, and/or that it has not, as of the date specified in such condition, made a dividend or other capital distribution or will not make a dividend or other capital distribution during a specified period, or (b) to the knowledge of the Company, where the terms of this Agreement would cause the Company or any of its Subsidiaries under any circumstances to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance.

Section 4.28        PIPE Share Purchase Agreements.     On or prior to the date of this Agreement, the Company has entered into Share Purchase Agreements, in substantially the form provided to SPAC, with PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from certain Company Shareholders, Company Ordinary Shares for a PIPE Investment Amount of at least $300,000,000.00.

Section 4.29        No Additional Representations or Warranties.    THE COMPANY REPRESENTS AND ACKNOWLEDGES THAT: EXCEPT AS PROVIDED IN ARTICLE V (AS QUALIFIED BY THE SPAC DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN), AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NEITHER SPAC NOR TRUE WIND CAPITAL NOR THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR WILL DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, MERGER SUB OR THEIR RESPECTIVE AFFILIATES, INCLUDING WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY, MERGER SUB AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR FORWARD-LOOKING ITEM RELATING TO SPAC AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND NO SUCH PARTY SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO THE COMPANY, MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES EXCEPT TO THE EXTENT INCLUDED IN THIS AGREEMENT (AS QUALIFIED BY THE SPAC DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN), AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V (AS QUALIFIED BY THE SPAC DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN), AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V (AS QUALIFIED BY THE SPAC DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES OF SPAC IN THE TRANSACTION AGREEMENTS.

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Article V
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.08, Section 5.12 and Section 5.15), or (b) in the disclosure letter delivered by SPAC to the Company (the “SPAC Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 9.09, qualifies the correspondingly numbered and lettered representations in this Article V), SPAC represents and warrants to the Company as follows:

Section 5.01        Company Organization.    SPAC has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware. The copies of SPAC’s Governing Documents, as amended to the date of this Agreement, previously delivered by SPAC to the Company, are true, correct and complete. SPAC has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. SPAC is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 5.02        Due Authorization.

(a)     SPAC has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the Board of Directors of SPAC and (B) determined by the Board of Directors of SPAC as advisable to SPAC and the SPAC Stockholders and recommended for approval by the SPAC Stockholders. No other corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the documents contemplated hereby (other than the SPAC Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)     At a meeting duly called and held, the Board of Directors of SPAC has unanimously (i) determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) are advisable and fair to, and in the best interests of SPAC and SPAC’s stockholders and (ii) authorized and approved the execution, delivery and performance by SPAC of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger). Certified copies of the minutes of the meeting described in this Section 5.02(b) will be provided to the Company upon the Company’s request.

Section 5.03        No Conflict.    Subject to the SPAC Stockholder Approval and receipt of the Governmental Approvals set forth in Section 5.07, the execution and delivery of this Agreement by SPAC and the other documents contemplated hereby by SPAC and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of SPAC, except,

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in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not and would not reasonably be expected to (i) have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement or (ii) be material to SPAC.

Section 5.04        Litigation and Proceedings.    There are no pending or, to the knowledge of SPAC, threatened Legal Proceedings against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of SPAC, threatened by any Governmental Authority, against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon SPAC, nor are any assets of SPAC’s businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to SPAC. SPAC is in compliance with all applicable Laws in all material respects. SPAC has not received any written notice of or been charged with the violation of any Laws, except for de minimis violations that would not, individually or in the aggregate, reasonably be expected to result in liability in excess of $50,000.

Section 5.05        SEC Filings.    SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since September 10, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SPAC SEC Filings”). SPAC has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents, and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.06        Internal Controls; Listing; Financial Statements.

(a)     Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, is made known to SPAC’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. Since September 10, 2020, SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC Financial Statements for external purposes in accordance with GAAP.

(b)     Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)     Since September 10, 2020, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market (“Nasdaq”). The SPAC Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or prohibit or terminate the listing of SPAC Class A Common Stock on Nasdaq.

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(d)     The SPAC SEC Filings contain true and complete copies of the audited balance sheets as of September 30, 2020 and December 31, 2020, and statements of operations, cash flow and stockholders’ equity of SPAC for the period from July 20, 2020 (inception) through September 30, 2020 and through December 31, 2020, together with the auditor’s reports thereon (collectively, the “SPAC Financial Statements”). Except as disclosed in the SPAC SEC Filings, the SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of SPAC have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)     There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)     Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

Section 5.07        Governmental Authorities; Approvals.    Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act and (ii) as otherwise disclosed on Section 5.07 of the SPAC Disclosure Letter or Section 4.05 of the Company Disclosure Letter. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign applicable Law applies with respect to SPAC in connection with this Agreement or any of the transactions contemplated hereby. There is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 5.08        Trust Account.    As of the date of this Agreement, SPAC has at least $600,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $21,000,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of September 10, 2020, between SPAC and American Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is in full force and effect and enforceable in accordance with its terms, and the Trust Agreement has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of SPAC holding shares of SPAC Common Stock sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Common Stock pursuant to SPAC’s Governing Documents, the Trust Agreement and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, and no such funds have been released, other than to pay Taxes. There are no proceedings pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. To SPAC’s knowledge, as of the date hereof, following the Effective Time, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is exercising a SPAC Stockholder Redemption. As of the date hereof,

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assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 5.09    Investment Company Act; JOBS Act.

SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10    Absence of Changes.

Since SPAC’s incorporation, (a) there has not been any event or occurrence that has had a SPAC Material Adverse Effect and (b) except as set forth in Section 5.10 of the SPAC Disclosure Letter, except for the transactions contemplated hereby, the business of SPAC has been conducted in all material respects, in the ordinary course of business.

Section 5.11    No Undisclosed Liabilities.

Except for any SPAC Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in SPAC SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Filings in the ordinary course of business of SPAC or (iii) that are de minimis and have an aggregate value of less than $50,000.

Section 5.12    Capitalization of SPAC.

(a)     As of the date of this Agreement, the authorized capital stock of SPAC consists of (i) 200,000,000 shares of SPAC Class A Common Stock, of which 60,000,000 shares are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 shares of SPAC Class B Common Stock, of which 15,000,000 shares are issued and outstanding as of the date of this Agreement and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “SPAC Securities”). The foregoing represents all of the issued and outstanding SPAC Securities as of the date of this Agreement. All issued and outstanding SPAC Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound.

(b)     Subject to the terms and conditions of the Amended and Restated Warrant Agreement, the SPAC Warrants will be exercisable (after giving effect to the Merger) for the Warrant Consideration at an exercise price of eleven Dollars and fifty cents ($11.50) per SPAC Warrant. As of the date of this Agreement, 20,000,000 SPAC Common Warrants and 9,666,667 SPAC Private Placement Warrants are issued and outstanding. The SPAC Warrants are not exercisable until the later of (x) September 10, 2021 and (y) thirty (30) days after the Closing. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound. Except for SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise

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acquire any SPAC Securities. Except as disclosed in the SPAC SEC Filings, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC.

(c)     Except as contemplated by this Agreement or the other Transaction Agreements, SPAC has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any SPAC Securities or the value of which is determined by reference to the SPAC Securities, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any of its SPAC Securities.

(d)     SPAC has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not party to any Contract that obligates SPAC to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13    Brokers’ Fees.

Except as set forth on Section 5.13 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by SPAC, True Wind Capital or any of their respective Affiliates. For the avoidance of doubt, any fees or other commissions due to the Persons set forth on Section 5.13 of the SPAC Disclosure Letter shall be SPAC Transaction Expenses.

Section 5.14    Indebtedness.

SPAC does not have any Indebtedness, except for the Working Capital Loans described on Section 5.14 of the SPAC Disclosure Letter and that constitute SPAC Transaction Expenses.

Section 5.15    Taxes.

(a)     All material Tax Returns required to be filed by or with respect to SPAC have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)     SPAC has withheld from amounts owing or paid to any employee, creditor, shareholder or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and otherwise complied in all material respects with all applicable withholding and related reporting and record-keeping requirements.

(c)     SPAC has not waived any statute of limitations in respect of material amounts of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business).

(d)     There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of SPAC.

(e)     No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against SPAC that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(f)     There are no material Tax audits or other material examinations of SPAC presently in progress, nor has SPAC been notified in writing of (nor to the knowledge of SPAC has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of SPAC.

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(g)     SPAC is not a party to or bound by any Tax indemnification or Tax sharing agreement (other than customary commercial Contracts not primarily related to Taxes).

(h)     SPAC has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-deferred treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)     SPAC (i) is not liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is SPAC.

(j)     No written claim has been made by any Governmental Authority where SPAC does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)     Each of SPAC and Sponsor is, and has always been, tax resident solely in its country of incorporation. Each of SPAC and Sponsor does not have, and has never had, a “permanent establishment” (as defined in any applicable income tax treaty) or a fixed place of business in any country other than its country of incorporation. Each of SPAC and Sponsor is a non-Israeli resident company that never had any activities in Israel, and its activity is and always has been controlled and managed outside of Israel. Each of SPAC’s and Sponsor’s respective directors, officers, managers and general managers are non-Israeli residents and conducted SPAC’s activity outside of Israel.

(l)     SPAC has not participated in a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(m)     SPAC is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all respects with all Laws relating to such Taxes.

(n)     SPAC will not be required to include any material amount in taxable income, or exclude any material item of deduction or loss from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(o)     SPAC has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)     To the knowledge of SPAC, other than the limitations imposed under any applicable law, (i) there currently are no limitations on the utilization of the net operating losses, built-in-losses, capital losses, Tax credits, or other Tax attributes of SPAC, and (ii) there are no limitations on SPAC’s ability to use such net operating losses, built-in-losses, capital losses, Tax credits, or other similar items.

(q)     The prices and terms for the provision of any related party transaction as defined in the relevant transfer pricing laws entered into by SPAC are at arm’s length for purposes of such laws and all related documentation required by such laws has been timely prepared and retained.

(r)     Notwithstanding anything to the contrary in this Agreement, Section 5.06 and this Section 5.15 contain the sole representations and warranties of SPAC concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 5.15), other than the representations and warranties in Section 5.15(p), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of SPAC in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

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Section 5.16        Business Activities.

(a)     Since formation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.

(b)     Except for the transactions contemplated by this Agreement and the Ancillary Agreements, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)     As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract, other than SPAC Transaction Expenses and Working Capital Loans that are listed on Section 5.16(c) of the SPAC Disclosure Letter.

Section 5.17        Nasdaq Stock Market Quotation.    The SPAC Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “TWCT”. The SPAC Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “TWCTW”. SPAC is, as of the date hereof, in compliance with the rules of Nasdaq and, as of the date hereof, there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or SPAC Warrants or terminate the listing of SPAC Class A Common Stock or SPAC Warrants on Nasdaq. None of SPAC or its Affiliates or representatives has taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18        Registration Statement, Proxy Statement and Proxy Statement/Registration Statement.    On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the SPAC Stockholders and certain of the Company’s shareholders, as applicable, and at the time of the SPAC Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, notwithstanding anything herein to the contrary (including any representations and warranties set forth in this Section 5.18) SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement

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shall require counsel to the Company or the SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment.

Section 5.19        Affiliate Transactions.    Except as described in the SPAC SEC Filings, no Contract between SPAC, on the one hand, and True Wind Capital or any of the present or former directors, officers, employees, shareholders or warrant holders or Affiliates of SPAC or True Wind Capital (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

Section 5.20        Title to Assets.    Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, SPAC owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by SPAC in the operation of its business and which are material to SPAC, free and clear of any Liens (other than Permitted Liens).

Section 5.21        No Israeli Shareholders.    Neither Sponsor nor any of the equityholders of the Sponsor is an Israeli resident or has a “permanent establishment” (as defined in any applicable income tax treaty) or a fixed place of business in Israel to which its holdings in SPAC or the Sponsor, respectively, can be attributed.

Section 5.22        No Additional Representations or Warranties.    SPAC AGREES AND REPRESENTS THAT: EXCEPT AS PROVIDED IN ARTICLE IV (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR WILL DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC, SPONSOR OR THEIR AFFILIATES OR REPRESENTATIVES, OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING: (A) ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS, AND (B) ANY REPRESENTATION OR WARRANTY REGARDING: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC, SPONSOR OR THEIR AFFILIATES OR REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR FORWARD-LOOKING ITEM RELATING TO THE COMPANY, MERGER SUB, ANY OF THE COMPANY’S SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND NONE OF THE COMPANY, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO SPAC, SPONSOR, THEIR AFFILIATES, THEIR REPRESENTATIVES OR ANY OTHER PERSON. SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN THE TRANSACTION AGREEMENTS. SPAC ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, THE COMPANY’S SUBSIDIARIES AND THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, SPAC HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN THE TRANSACTION AGREEMENTS.

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Article VI
COVENANTS

Section 6.01        Company Conduct of Business.    From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article VIII (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.01 of the Company Disclosure Letter, to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on the Company’s business of COVID-19 or any COVID-19 Measures, in each case in connection with or in response to COVID-19, or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate the business of the Company in the ordinary course of business consistent with past practice, and the Company shall, and shall cause its Subsidiaries to, to the extent consistent with the ordinary course of business and past practice, (i) preserve intact its present business organizations, assets, rights, properties and goodwill, (ii) preserve its and their present relationships with their clients, customers, suppliers, vendors and other Persons with whom it and they have business relations, (iii) keep available the services of its present officers and employees and (iv) maintain in full force and effect its current insurance policies or comparable replacements thereof. Without limiting the generality of the foregoing, except (x) as set forth on Section 6.01 of the Company Disclosure Letter or (y) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a)     change or amend (whether by amendment, restatement, merger, consolidation, amalgamation or otherwise) the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b)     other than the Initial Dividend and the Actual Additional Dividend Payment Amount, make, declare, set a record date for or pay any dividend or distribution to the shareholders of the Company or make, declare, set a record date for or pay any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c)     split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d)     purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, or (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e)     enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) (i) any Material Contract or any Real Property Lease; or (ii) any Contract between the Company or a Subsidiary of the Company, on the one hand, and any of the Company Shareholders or their respective Affiliates, on the other hand, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;

(f)     sell, assign, transfer, convey, lease or otherwise dispose of or subject to a Lien (other than a Permitted Lien) any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business and (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(g)     acquire any ownership interest in any real property;

(h)     except as otherwise required by existing Company Benefit Plans or the Contracts listed on Section 4.12(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any

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non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, or hire or terminate the employment of employees with an annual base salary of $300,000 or more, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(i)     acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than a Permitted Acquisition;

(j)     make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Company or any of the Company’s Subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among the Company and its wholly owned Subsidiaries or among the wholly-owned Subsidiaries, other than in the ordinary course of business consistent with past practice and (iii) extended payment terms for customers in the ordinary course of business;

(k)     (i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any material accounting method for Tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (v) settle any claim or assessment in respect of any Taxes outside the ordinary course of business, (vi) knowingly surrender or allow to expire any right to claim a material refund of any Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes (other than any extension pursuant to an extension to file any Tax Returns) or (viii) incur any material Tax liabilities outside of the ordinary course of business consistent in a manner that is inconsistent with past practice;

(l)     knowingly take any action, or knowingly fail to take any action, in each case not contemplated by this Agreement and/or any Ancillary Agreements, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(m)     (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business and in an aggregate amount not to exceed, individually or in the aggregate, $1,000,000.00 or (y) incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly-owned Subsidiaries; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $1,000,000.00, except as otherwise contemplated by this Agreement or as such obligations become due;

(n)     issue any Company Shares or securities exercisable for or convertible into Company Shares or grant any additional equity or equity-based compensation;

(o)     adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(p)     waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000.00 in the aggregate;

(q)     sell, dispose of, license subject to a Lien (other than a Permitted Lien), abandon or permit to lapse any rights to any Intellectual Property material to the business of the Company and its Subsidiaries, taken as a

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whole, (other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice or expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);

(r)     disclose or agree to disclose to any Person (other than SPAC or any of its representatives) any material trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;

(s)     make or commit to make capital expenditures other than in an amount not in excess of $2,000,000.00 in the aggregate;

(t)     manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u)     enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, works council, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(v)     waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(w)     (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case other than as prescribed by applicable Law or (ii) grant any exclusive or similar rights to any Person;

(x)     amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any material Governmental Approval or Material Permit required for the conduct of the business of the Company or any of the Company’s Subsidiaries;

(y)     amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries any Privacy Policy, except as required by applicable Law;

(z)     terminate or amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(aa)     enter into any agreement to do any action prohibited under this Section 6.01.

Section 6.02        SPAC Conduct of Business.

(a)     During the Interim Period, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.02 of the SPAC Disclosure Letter, to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on SPAC’s business of COVID-19 or any COVID-19 Measures, in each case in connection with or in response to COVID-19, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.02 of the SPAC Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(i)      change, modify or amend, or seek any approval from the SPAC Stockholders to change, modify or amend, the Trust Agreement, any other agreement related to the Trust Account or the Governing Documents of SPAC, except as contemplated by the SPAC Transaction Proposals;

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(ii)      except as contemplated by the SPAC Transaction Proposals, (A) make, declare, set a record date for or pay any dividend or distribution to the stockholders of SPAC or make, declare, set a record date for or declare any other distributions in respect of any of SPAC’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of SPAC’s capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of SPAC, other than a redemption of shares of SPAC Common Stock made as part of the SPAC Stockholder Redemptions;

(iii)      (A) make, change or revoke any material Tax election, (B) amend, modify or otherwise change any material filed Tax Return, (C) adopt or request permission of any taxing authority to change any material accounting method for Tax purposes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (E) settle any claim or assessment in respect of any Taxes outside the ordinary course of business, (F) knowingly surrender or allow to expire any right to claim a material refund of any Taxes, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes (other than any extension pursuant to an extension to file any Tax Returns) or (H) incur any material Tax liabilities outside of the ordinary course of business in a manner that is inconsistent with past practice;

(iv)      knowingly take any action, or knowingly fail to take any action, in each case not contemplated by this Agreement and/or any Ancillary Agreements, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(v)      pay, distribute or advance any assets or property to, or waive any provision or fail to enforce any provision of any Contract with, or enter into, renew or amend in any material respect, any transaction or Contract with True Wind Capital or any officer, director, employee or Affiliate of SPAC or True Wind Capital (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)      incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and solely to the extent any such amount constitutes SPAC Transaction Expenses;

(vii)      (A) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (including any Working Capital Loans) or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of SPAC (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan) solely to the extent such amount constitutes SPAC Transaction Expenses, (B) create any Liens on any material property or assets of SPAC in connection with any Indebtedness thereof (other than Permitted Liens), (C) cancel or forgive any Indebtedness owed to SPAC, or (D) make, incur or commit to make or incur any capital expenditures;

(viii)      (A) issue any SPAC Securities or securities exercisable for or convertible into SPAC Securities, (B) grant any options, warrants or other equity-based awards with respect to SPAC Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the terms or rights set forth in any agreements with the Sponsor or the SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix)      form or establish any Subsidiary;

(x)      acquire or agree to acquire (whether by merger, consolidation or acquisition of securities or a substantial portion of the assets of) any corporation, partnership, association or other business organization or division or assets thereof;

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(xi)      commence, release, assign, compromise, settle or agree to settle any Legal Proceeding;

(xii)      except as required by GAAP (or any interpretation thereof) or applicable Law, make any change in accounting methods, principles or practices;

(xiii)      (A) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or (B) liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC;

(xiv)      engage in any new line of business; or

(xv)      enter into any agreement to do any action prohibited under this Section 6.02.

(b)     During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, SPAC’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which SPAC or its Subsidiaries may be a party.

Nothing contained in this Agreement shall give the Company or SPAC, directly or indirectly, any right to control or direct the operations of the other party prior to the Closing. Prior to the Closing, each of the Company and SPAC shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.03        Access.    Prior to the Effective Time and subject to applicable Laws, each of SPAC and the Company shall be entitled, through its directors, officers, employees and other representatives, to have such reasonable access to the management, officers, employees, customers, accountants, properties, businesses and operations of the Company and its Subsidiaries or of SPAC, respectively, and such examination (including the right to make copies) of the Contracts, work papers, Tax Returns and books and records of the Company and its Subsidiaries or of SPAC, as applicable, as SPAC or the Company, as applicable, reasonably requests. Any such access and examination shall be conducted on advance notice, during regular business hours. The Company shall, and shall cause its Subsidiaries to, and SPAC shall, use commercially reasonable efforts to cause the officers, employees, attorneys, accountants, consultants, agents and other representatives of the Company and its Subsidiaries, and of SPAC, respectively, to reasonably cooperate with SPAC and the Company, as applicable, and each of their respective representatives in connection with such access and examination. Notwithstanding the foregoing, no such access or examination shall be permitted to the extent that it would (i) unreasonably interfere with the business or operations of the Company or its Subsidiaries, or of SPAC, as applicable, (ii) be inconsistent with the Company’s or SPAC’s bona fide policies or applicable Laws, in each case, in connection with COVID-19 (including any COVID-19 Measures), or (iii) require any of the Company or its Subsidiaries, or SPAC, as applicable, to disclose information that the Company or SPAC, as applicable, based upon the advice of counsel, reasonably determines would, if disclosed, result in a violation of Law, breach of an existing Contract, or a waiver of the attorney-client privilege; provided, however, that the Company shall, and shall cause its Subsidiaries to, and SPAC shall, as applicable, use reasonable best efforts to seek alternative means to disclose such information as nearly as possible without violating such Law, breaching such existing Contract or adversely affecting such attorney-client privilege, as applicable (including providing such information in summary format and/or entering into a joint defense or similar arrangement). Any information or materials received pursuant to this Section 6.03 or otherwise pursuant to the transactions contemplated hereby shall be subject to the Nondisclosure Agreement.

Section 6.04        Preparation and Delivery of Additional Company Financial Statements.    As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC (i) audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2020, 2019 and 2018 and consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries for each of the periods then ended, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Closing Company Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries and consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the transactions contemplated by this Agreement and the other

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Transaction Agreements. All such financial statements, together with any unaudited consolidated balance sheet and the related statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB. The auditor engaged to audit the Closing Company Audited Financial Statements and to review the unaudited financial statements is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB. SPAC shall use reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of SPAC, the Company in its timely preparation of any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the transactions contemplated by this Agreement and the other Transaction Agreements and (ii) to obtain the consents of its auditors in accordance with applicable Law or as requested by the SEC.

Section 6.05        Acquisition Proposals.    From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article VIII, and, for the avoidance of doubt, excluding any actions relating to the PIPE Investment, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its and their representatives acting on its and their behalf, not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal as to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal as to the Company or any of its Subsidiaries, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal as to the Company or any of its Subsidiaries, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal as to the Company or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated by this Agreement or the Transaction Agreements. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal as to the Company or any of its Subsidiaries (other than with SPAC and its representatives).

Section 6.06        No Solicitation by SPAC.    From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article VIII, SPAC shall not, and shall cause its Affiliates and True Wind Capital not to, and SPAC shall instruct and use its reasonable best efforts to cause its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate or engage in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning SPAC to any Person relating to, a Business Combination Proposal or afford to any Person access to the business, properties, assets or personnel of SPAC in connection with a Business Combination Proposal, (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, (iv) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (v) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, SPAC shall, and shall instruct its officers and directors to, and SPAC shall instruct and cause

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its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than with the Company and its representatives).

Section 6.07        Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a)     Registration Statement and Prospectus.

(i)      As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company shall jointly prepare and SPAC shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Stockholders relating to the SPAC Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) the Company shall prepare (with SPAC’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the Company Ordinary Shares that constitute the Closing Share Consideration (the “Registration Statement Securities”). Each of SPAC and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Proxy Statement/Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment. The Company also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and SPAC shall furnish all information concerning SPAC or its stockholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). SPAC will cause the Proxy Statement/Registration Statement to be disseminated to the SPAC Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii)      To the extent not prohibited by Law, the Company will advise SPAC, reasonably promptly after the Company receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Proxy Statement, the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the other party shall give reasonable and good faith consideration to any comments made by such party and its counsel. To the extent not prohibited by Law, SPAC and the Company shall provide the other party and its counsel with (A) any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement, Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

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(iii)      Each of SPAC and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the SPAC Stockholders and at the time of the SPAC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)      If at any time prior to the Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(b)     SPAC Stockholder Approval. SPAC shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to SPAC Stockholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “SPAC Stockholders’ Meeting”) in accordance with SPAC’s Governing Documents and the Nasdaq rules and regulations for a date no later than thirty five (35) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of SPAC Common Stock to vote in favor of each of the SPAC Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect a SPAC Stockholder Redemption. SPAC shall, through its Board of Directors, recommend to its shareholders the approval of the SPAC Transaction Proposals and include such recommendation in the Proxy Statement. The Board of Directors of SPAC shall not (and no committee or subgroup thereof shall) withdraw, withhold, amend, qualify or modify, or publicly propose to withdraw, withhold, amend, qualify or modify its recommendation to the shareholders of SPAC that they vote in favor of the SPAC Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the stockholders of SPAC described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholders’ Meeting and submit for approval the SPAC Transaction Proposals and (y) SPAC agrees that if the SPAC Stockholder Approval shall not have been obtained at any such SPAC Stockholders’ Meeting, then SPAC shall promptly continue to take all such necessary actions, including the actions required by this Section 6.07(b), and hold additional SPAC Stockholders’ Meetings in order to obtain the SPAC Stockholder Approval. SPAC may only adjourn the SPAC Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by SPAC Stockholders prior to the SPAC Stockholders’ Meeting; provided, that the SPAC Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the SPAC Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. SPAC agrees that it shall provide the holders of shares of SPAC Class A Common Stock the opportunity to elect redemption of such shares of SPAC Class A Common Stock in connection with the SPAC Stockholders’ Meeting, as required by SPAC’s Governing Documents.

(c)     Company Special Meeting. The Company shall, as promptly as practicable but not more than fifteen (15) days following the date the Registration Statement is declared effective by the SEC under the Securities Act, duly call and give notice of a general meeting of the Company Shareholders (the “Company Special Meeting”, and the date that such notice is given, the “Company Special Meeting Notice Date”) and, no later than twenty (20) days following the Company Special Meeting Notice Date, the Company shall convene and hold the Company Special Meeting, in each case, in accordance with the Company Articles and applicable Law, for the

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purpose of, inter alia, obtaining all requisite approvals and authorizations from the Company Shareholders in connection with the transactions contemplated hereby (including the Company Shareholder Approval) and related and customary procedural and administrative matters, which meeting shall be held as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act. The Company shall use its commercially reasonable efforts to obtain such approvals and authorizations from the Company Shareholders at the Company Special Meeting, as well as any other consents, approvals, waivers or authorization that may be required pursuant to its Governing Documents from Company Shareholders in connection with the Company Shareholder Approval and all transactions contemplated herein, including by soliciting approvals, consents and waivers as promptly as practicable after the date hereof in accordance with applicable Law for the purpose of obtaining such approvals, authorizations, consents and waivers from the Company Shareholders. The Company shall, through its board of directors, recommend to Company Shareholders that they provide the Company Shareholder Approval.

Section 6.08        Support of Transaction.    Without limiting any covenant contained in Article VI, SPAC and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of SPAC, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VII or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything herein to the contrary, nothing in this Section 6.08 shall be deemed to require any party hereto to pay or commit to pay any amount to any Person from whom any such consent may be required.

Section 6.09        HSR Act; Other Filings.

(a)     In connection with the transactions contemplated hereby, each of the Company and SPAC shall, and SPAC shall cause Sponsor to, in each case as applicable, comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and SPAC shall, and SPAC shall cause Sponsor to, in each case as applicable, substantially comply with any Antitrust Information or Document Requests.

(b)     Each of the Company and SPAC shall, and SPAC shall cause Sponsor to, in each case as applicable, request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)     With respect to (x) each of the above filings, (y) the Governmental Approvals listed on Section 4.05 of the Company Disclosure Letter and Section 5.07 of the SPAC Disclosure Letter and (z) any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and SPAC shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each party hereto shall keep the other party reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party hereto shall permit counsel to the other parties an opportunity to review in advance, and each party hereto shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby (with the exception of the filings submitted under the HSR Act); provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in

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person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any such provisions of information, rights to participate or consultations between the parties may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege; provided, that the Company or SPAC, as applicable, may redact materials to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or SPAC’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material.

(d)     Each of the Company, on one hand, and SPAC, on the other hand, shall be responsible for and pay one-half (1/2) of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 6.10        SPAC Reduction.    SPAC shall not amend, modify, assign or cancel any Redemption Agreement or any of SPAC’s rights under any Redemption Agreement.

Section 6.11        Employee Matters.

(a)     Equity Plan.    Prior to the Closing Date, the Company shall approve and adopt the New Incentive Equity Plan, in a form mutually agreed by SPAC and the Company, each acting reasonably, which New Incentive Equity Plan shall include an initial share reserve equal to ten percent (10%) of the total number of Company Ordinary Shares outstanding immediately following the Closing and an automatic annual increase to such share reserve, beginning with the 2022 fiscal year of the Company, equal to (x) a number of Company Ordinary Shares such that such reserve shall equal not less than five percent (5%) of the total number of Company Ordinary Shares outstanding on the last day of the immediately preceding fiscal year of the Company or (y) a lesser number of shares of Company Ordinary Shares determined by the Incentive Equity Plan’s administrator (in each case, subject to equitable adjustment for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Ordinary Shares). Within two (2) Business Days following the expiration of the sixty (60) day period following the date the Company has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Ordinary Shares issuable under the New Incentive Equity Plan, and the Company shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

(b)     ESPP.    Prior to the Closing Date, the Company shall approve and adopt an employee stock purchase plan in a form mutually agreed by SPAC and the Company, each acting reasonably (the “ESPP”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date the Company has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Ordinary Shares issuable under the ESPP, and the Company shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the ESPP remain outstanding.

(c)     No Third-Party Beneficiaries.    Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.11 are included for the sole benefit of SPAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

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Section 6.12        Post-Closing Directors and Officers of the Company.    Subject to the terms of the Company’s Governing Documents, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time (subject to the terms of the Investor Rights Agreement):

(a)     the Board of Directors of the Company shall consist of nine (9) directors, at least two (2) of whom shall be external directors according to the requirements of Israeli Law and five (5) of whom (who may include the external directors) shall be “independent” directors for the purposes of Nasdaq rules (each, an “Independent Director”), to initially consist of:

(i)      One (1) director to be nominated by the Sponsor and reasonably acceptable to the Company, to be identified prior to the Closing, which director shall be designated as a “Class II Director” pursuant to the Amended Articles;

(ii)      One (1) director to be nominated by the Sponsor and reasonably acceptable to the Company, to be identified prior to the Closing, which director shall be designated as a “Class III Director” pursuant to the Amended Articles; and

(iii)      seven (7) directors to be identified prior to the closing, and nominated in accordance with the Company’s Governing Documents and applicable Law, at least two (2) of whom shall be external directors according to the requirements of Israeli Law and five (5) of whom shall be Independent Directors.

(b)      the Chairperson of the Board of Directors of the Company shall initially be Haim Shani, who shall serve in such capacity in accordance with the terms of the Company’s Governing Documents following the Effective Time; and

(c)      the initial officers of the Company shall be those persons designated by the Company as such prior to Closing, who shall serve in such capacity in accordance with the terms of the Company’s Governing Documents following the Effective Time.

Section 6.13        Indemnification and Insurance.

(a)     All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in SPAC’s Governing Documents or under any indemnification agreement such D&O Indemnified Parties may have with SPAC, in each case, as in effect as of immediately prior to the date of this Agreement, shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, the Company shall cause the Surviving Company (or another Subsidiary of the Company at the Company’s election) to maintain in effect and fully perform (including, with respect to the Company, by funding the payment obligations of the Surviving Company or other Subsidiary of the Company, as applicable, pursuant to) the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents as in effect immediately prior to the date of this Agreement, and the Company shall, and shall cause the applicable Subsidiary of the Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b)     Prior to the Closing, SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by a directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. If SPAC fails to obtain such D&O Tail prior to the Effective Time, the Company shall or shall cause the Surviving Company to obtain such a D&O Tail, provided that SPAC shall not, and the Company or the Surviving Company shall not be obligated to, pay a premium in excess of three hundred percent (300%) of the most recent annual premium paid by SPAC with respect to its directors’ and officers’ liability insurance policy prior to the date of this Agreement, but shall purchase the maximum coverage reasonably available for three hundred percent (300%) of the most recent annual premium paid by SPAC prior to the date of this Agreement. Notwithstanding anything to the contrary herein, one hundred

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(100%) the cost of the D&O Tail shall constitute SPAC Transaction Expenses. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by SPAC.

(c)     On the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors of the Company and the Surviving Company, which indemnification agreements shall continue to be effective following the Closing.

(d)     The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under SPAC’s Governing Documents, any other indemnification arrangement, applicable Law or otherwise. The obligations of SPAC and the Company under this Section 6.13 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.13 shall survive the Closing indefinitely and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.13.

(e)     If after the Closing, the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, the Company shall use reasonable best efforts to make proper provisions for the successors and assigns of such Group Company, as applicable, to assume the obligations set forth in this Section 6.13.

Section 6.14        Affiliate Agreements.    All Affiliate Agreements set forth on Section 6.14 of the Company Disclosure Letter shall be terminated or settled, at or prior to the Closing, in each case without further liability or obligation of any kind to SPAC, Merger Sub, the Company or any of the Company’s Subsidiaries.

Section 6.15        Section 16 Matters.    Prior to the Effective Time, SPAC and the Company shall take all such steps as may be reasonably required (to the extent permitted under applicable Law) to cause any acquisitions of Company Ordinary Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16        Trust Account Proceeds and Related Available Equity.

(a)     If (i) the amount of cash and cash equivalents, determined in accordance with GAAP, available in the Trust Account as of immediately prior to the Closing, after deducting the amounts required to satisfy the SPAC Stockholder Redemption Amount (the “Trust Amount”) and payment of the Unpaid SPAC Expenses (but prior to payment of the Unpaid Company Expenses as contemplated by Section 2.04(d) and Section 9.06(a)), plus (ii) the aggregate amount actually received at or prior to the Closing from the PIPE Investors in connection with the PIPE Investment, plus (iii) the amount of any backstop financing received by SPAC prior to the Effective Time, plus (iv) as of immediately prior to the Closing, the amount of cash and cash equivalents, determined in accordance with GAAP, held by SPAC without restriction outside of the Trust Account and any interest earned on the amount of cash, determined in accordance with GAAP, held inside the Trust Account minus all Indebtedness or other accrued payment obligations which in each case do not constitute Unpaid SPAC Expenses (the “Additional SPAC Cash”, and the sum of the amounts set forth in the foregoing clauses (i), (ii), (iii) and (iv), without duplication, the “Total Cash Raise”) is equal to or greater than $300,000,000.00 (the “Minimum Cash Amount”), then the condition set forth in Section 7.03(c) shall be satisfied.

(b)     Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Stockholder Redemptions, (2) pay the Unpaid Transaction Expenses in accordance with Section 2.04 as directed by the Company,

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and (3) pay all remaining amounts then available in the Trust Account to SPAC for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.17        Nasdaq Listing.    From the date hereof through the Effective Time, SPAC shall ensure SPAC remains listed as a public company on Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Common Stock and the SPAC Common Warrants to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the Effective Time. The Company will cause: (i) the Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (ii) the Company to satisfy all applicable initial listing requirements of Nasdaq; and (iii) the Company Ordinary Shares and the Company Warrants issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 6.18        SPAC Public Filings.    From the date hereof through the Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.19        PIPE Share Purchases.    Unless otherwise approved in writing by SPAC (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or SPAC, the Company shall not permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Share Purchase Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Share Purchase Agreements have been satisfied, the Company shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Share Purchase Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Share Purchase Agreements, as applicable, to cause the PIPE Investors to pay the applicable purchase price under each PIPE Investor’s applicable Share Purchase Agreement in accordance with its terms.

Section 6.20        Israeli 102 Tax Rulings.    As promptly as reasonably practicable after the execution of this Agreement, the Company shall cause its legal counsel, advisors and accountants, in coordination with SPAC, to prepare and file with the ITA an application in form and substance reasonably acceptable to SPAC for a ruling, which will determine the taxation of the Price Adjustment Shares, issued with respect to the Company Ordinary Shares, Options and RSUs which were issued under any 102 Plan and designated as being taxed under Section 102(b)(2) of the ITO or Section 3(i) of the ITO (which ruling may be subject to customary conditions regularly associated with such a ruling and may be included as part of the Transaction Tax Ruling or as a separate ruling) (the “Israeli Option Tax Ruling”). Each of the Company and SPAC shall cause their respective legal counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Option Tax Ruling. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Israeli Option Tax Ruling as promptly as practicable. The final text of the Israeli Option Tax Ruling shall in all circumstances be subject to the prior written approval of SPAC (which approval shall not unreasonably be withheld, conditioned or delayed). If any meeting or conference call is held with the ITA at which the SPAC’s counsel does not attend, the Company’s counsel shall provide the SPAC and its counsel with a detailed written summary of such meeting or discussion within two (2) Business Days of such meeting or discussion.

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Section 6.21        Warrant Agreement.    Immediately prior to the Effective Time, the Company, SPAC and the Exchange Agent shall enter into an assignment and assumption agreement pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement and the terms and conditions of the Warrant Agreement shall be amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.04.

Section 6.22        Transaction Litigation.    In the event that any stockholder litigation related to this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby is brought or threatened in writing against SPAC or the Company, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), SPAC or the Company, as applicable, shall promptly notify the other party in writing of any such Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof. SPAC shall give the Company the opportunity to participate in (but not control) the defense of any Transaction Litigation against SPAC and keep the Company reasonably apprised of, and consult with the Company (and consider in good faith the Company’s advice), with respect to, proposed strategy and any material decisions related thereto. SPAC shall not settle or agree to settle any Transaction Litigation against SPAC without the Company’s prior written consent.

Section 6.23        SPAC Backstop Financing.    Any backstop financing in connection with the transactions contemplated by this Agreement in the form of a purchase of newly issued Company Ordinary Shares from the Company and arranged by SPAC shall be subject to the Company’s prior written approval (which approval it may withhold, delay or condition in its sole discretion).

Section 6.24        Termination of Certain Agreements.    SPAC shall cause the Contracts entered into between SPAC and certain SPAC Stockholders set forth on Schedule 6.24 of the SPAC Disclosure Letter and all Liabilities and obligations of SPAC pursuant thereto to be terminated as of the Effective Time, in each case without further liability or obligation of any kind to SPAC, Merger Sub, the Company or any of the Company’s Subsidiaries.

Article VII
CONDITIONS TO OBLIGATIONS

Section 7.01        Conditions to Obligations of SPAC, Merger Sub, and the Company.    The obligations of SPAC, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)     The SPAC Stockholders Approval shall have been obtained;

(b)     The Company Shareholder Approvals shall have been obtained;

(c)     The waiting period or periods under the HSR Act, and any other Governmental Approvals applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, shall have been obtained, expired or been terminated, as applicable;

(d)     There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(e)     The Company shall have at least $2,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment of the SPAC Stockholder Redemption Amount;

(f)     SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment of the SPAC Stockholder Redemption Amount;

(g)     The Company Ordinary Shares and Company Warrants to be issued in connection with the Merger shall have been approved for listing on Nasdaq and such approval shall be ongoing, and not revoked or withdrawn, as of the Closing Date;

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(h)     The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

(i)     The Capital Restructuring shall have been completed in accordance with the terms hereof and the Company’s Governing Documents.

Section 7.02        Conditions to Obligations of SPAC.    The obligations of SPAC to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)     (i) the Company Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representation and warranty of the Company contained in the second sentence of Section 4.23 shall be true and correct as of the Closing Date in all respects and (iii) subject to Section 1.02(g), each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the second sentence of Section 4.23 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b)     Each of the covenants of the Company and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)     There shall not have occurred a Company Material Adverse Effect after the date of this Agreement that is continuing; and

(d)     Either (i) the ITA shall have issued the Transaction Tax Ruling which is in form and substance reasonably satisfactory to SPAC, or (ii) the Company, at its sole and absolute discretion, shall have made an irrevocable written undertaking (which shall be enforceable by each Indemnified SPAC Party) to fully indemnify and hold harmless (on grossed up basis, to account for their related tax liability and for their Company holdings) the Indemnified SPAC Parties from any Israeli Tax actually incurred by such Indemnified SPAC Parties which should have been exempted by the Transaction Tax Ruling and from any Israeli Tax actually incurred by the Company as a result of the Capital Restructuring, the Actual Additional Dividend Payment Amount and Price Adjustment Shares (including from all costs and expenses, including reasonable attorney costs, associated with such Tax, including in defending such matters).

Section 7.03        Conditions to the Obligations of the Company and Merger Sub.    The obligations of the Company and Merger Sub to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)     (i) The SPAC Fundamental Representations shall be true and correct in all material respects, in each case, as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (ii) each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Representations) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect;

(b)     Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c)     The Total Cash Raise shall be no less than the Minimum Cash Amount.

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Article VIII
TERMINATION/EFFECTIVENESS

Section 8.01        Termination.    This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)     by mutual written consent of the Company and SPAC;

(b)     by the Company or SPAC by written notice to SPAC or the Company, respectively, on or after October 8, 2021 (the “Agreement End Date”), if the Closing shall not have occurred by 5:00 p.m. (Israel time) on such date; provided, that neither the Company nor SPAC may terminate this Agreement pursuant to this Section 8.01(b) if it (or in the case of Company, either of Company or Merger Sub) is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing set forth in Article VII prior to the Agreement End Date or (ii) the failure of the Closing to have occurred prior to the Agreement End Date.

(c)     by the Company or SPAC by written notice to SPAC or the Company, respectively, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d)     by the Company by written notice to SPAC if the SPAC Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(e)     by the Company by written notice to SPAC if there has been a Modification in Recommendation;

(f)     by written notice to the Company from SPAC if (i) SPAC is not in material breach of any of its obligations hereunder that renders or would render any of the conditions set forth in Section 7.01, Section 7.03(a) or Section 7.03(b) incapable of being satisfied on the Agreement End Date and (ii) the Company or Merger Sub is in material breach of any of their respective representations, warranties or obligations hereunder that renders or would render any of the conditions set forth in Section 7.01, Section 7.02(a) or Section 7.02(b) incapable of being satisfied on the Agreement End Date, and such breach is either (A) not capable of being cured prior to the Agreement End Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by SPAC to the Company and (y) two (2) Business Days prior to the Agreement End Date;

(g)     by written notice to SPAC from the Company if (i) neither the Company nor Merger Sub is in material breach of any of its obligations hereunder that renders or would render any of the conditions set forth in Section 7.01, Section 7.02(a) or Section 7.02(b) incapable of being satisfied on the Agreement End Date and (ii) SPAC is in material breach of any of its representations, warranties or obligations hereunder that renders or would render any of the conditions set forth in Section 7.01, Section 7.03(a) or Section 7.03(b) incapable of being satisfied on the Agreement End Date, and such breach is either (A) not capable of being cured prior to the Agreement End Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by the Company to SPAC and (y) two (2) Business Days prior to the Agreement End Date; or

(h)     by written notice from SPAC if the Company Shareholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at the Company Special Meeting duly convened therefor or at any adjournment or postponement thereof.

Section 8.02        Effect of Termination.    In the event that this Agreement is validly terminated in accordance with Section 8.01, then each of the parties hereto and each of their respective Affiliates, equityholders, directors, officers, employees and other representatives shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the parties; provided, however, that notwithstanding anything herein to the contrary, (i) no such termination shall relieve any party from liability for any willful breach of this Agreement, willful misconduct or actual fraud by that party and (ii) the provisions of this Section 8.02 and Article IX and the Nondisclosure Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

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Article IX
MISCELLANEOUS

Section 9.01        Trust Account Waiver. The Company acknowledges that SPAC is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated September 11, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of SPAC, certain of its public stockholders and the underwriters of SPAC’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by SPAC that funds in the Trust Account may be disbursed only in accordance with the Trust Agreement and SPAC’s Governing Documents. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with this Agreement, including the consummation of the transactions contemplated hereby (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Stockholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) or any negotiations, Contracts or agreements with SPAC, so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Stockholder Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 9.02        Waiver.    Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.03        Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

(a)     If to SPAC or Merger Sub prior to the Closing, or to SPAC after the Effective Time, to:

TWC Tech Holdings II Corp.
Four Embarcadero Center, Suite 2100
San Francisco, California 94111

Attention:	Rufina Adams
Email:	rufina@truewindcapital.com

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with copies (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304

Attention:	Atif I. Azher
Naveed Anwar
Email:	aazher@stblaw.com
naveed.anwar@stblaw.com

and

Herzog Fox & Neeman
4 Weizmann Street
Tel Aviv 6423904
Israel

Attention:	Yair Geva
Ran Hai
Email:	gevay@herzogalw.co.il
ranh@herzoglaw.co.il

(b)     If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Cellebrite DI Ltd.
94 Shlomo Shmeltzer st.
Petah Tikva, Israel

Attention:	Avital Futterman
Email:	Avital.Futterman@cellebrite.com

with copies (which shall not constitute actual or constructive notice) to:

White & Case LLP
3000 El Camino Real, 2 Palo Alto Square, Suite 900

Palo Alto, CA 94306-2109

Attention:	Colin Diamond
Tali Sealman
Emery Choi
Email:	cdiamond@whitecase.com tsealman@whitecase.com emery.choi@whitecase.com

and

Meitar Law Offices
16 Abba Hillel Silver Rd.
Ramat Gan 5250608, Israel

Attention:	Raanan Lerner Keren Egozi
Email:	raanan@meitar.com kerene@meitar.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

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Section 9.04        Assignment.    No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 9.05        Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) the Sponsor is an intended third-party beneficiary of, and may enforce, Section 3.08, (b) the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 6.13, (c) the Indemnified SPAC Parties are intended third-party beneficiaries of, and may enforce, the undertaking described in Section 7.02(d), (d) the Nonparty Affiliates are intended third-party beneficiaries of, and may enforce, Section 9.16 and (e) W&C, Meitar, STB and Herzog are intended third-party beneficiaries of, and may enforce, Section 9.18.

Section 9.06        Expenses.

(a)     Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, the Company shall pay or cause to be paid, the Unpaid Transaction Expenses in accordance with Section 2.04(d). For the avoidance of doubt and notwithstanding anything to the contrary herein, any payments to be made (or to cause to be made) by the Company at the Closing pursuant to the provision in this Section 9.06(a) shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

(b)     The Company shall be responsible for and shall pay all Transfer Taxes incurred in connection with the transactions contemplated by this Agreement. The party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 9.07        Governing Law; Jurisdiction.    This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except to the extent that the laws of the State of Israel are mandatorily applicable. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or in the Delaware Supreme Court or the United States District Court for the District of Delaware, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by

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Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 9.03 shall be effective service of process for any suit, action or proceeding brought in any such court.

Section 9.08        Waiver of Jury Trial.    THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 9.09        Company and SPAC Disclosure Letters.    The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or applicable Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, in any dispute or controversy between the parties hereto as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. Under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or the SPAC Disclosure Letter, where a representation or warranty of the Company or SPAC, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or SPAC Material Adverse Effect, as applicable, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable. Neither the Company or SPAC shall be prejudiced in any manner whatsoever, and no presumptions shall be created, solely due to the disclosure of any matter in the Company Disclosure Letter or SPAC Disclosure Letter which otherwise is not required to be disclosed by this Agreement.

Section 9.10        Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter and including the other Exhibits hereto), (b) the Sponsor Support Agreement and the Company Holders Support Agreement (the “Ancillary Agreements”), (c) the Confidentiality Agreement, dated as of January 4, 2021, between SPAC and the Company (the “Nondisclosure Agreement”), (d) the other Transaction Agreements and (e) any other documents and instruments and agreements among the parties hereto as contemplated or referred to herein, constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

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Section 9.11        Amendments.    Subject to applicable Law, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided, that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of SPAC Stockholder Approval, if any such amendment shall by applicable Law or SPAC’s Governing Documents require further approval of the SPAC Stockholders, the effectiveness of such amendment shall be subject to the approval of the SPAC Stockholders.

Section 9.12        Publicity.

(a)     All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any party; provided, that (i) no party shall be required to obtain consent pursuant to this Section 9.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 9.12(a) and (ii) the Company shall not be required to obtain consent for communications to employees of the Company or its Subsidiaries, and to customers, vendors and suppliers of the Company and its Subsidiaries for purposes of seeking any consents and approvals required in connection with the transactions contemplated by this Agreement and the other Transaction Agreements.

(b)     The restriction in Section 9.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 9.12.

Section 9.13        Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 9.14        Headings; Counterparts.    The table of contents and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.15        Enforcement.    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them in order to consummate the Merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.16        Non-Recourse.    Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made

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only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor to any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Ancillary Agreements, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 9.17        Non-Survival of Representations, Warranties and Covenants.    Except (x) as otherwise contemplated by Section 8.02, or (y) in the case of claims against a Person in respect of such Person’s willful misconduct or actual fraud, each of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any certificate statement or instrument delivered pursuant to this Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article IX.

Section 9.18        Legal Representation.

(a)     SPAC hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “W&C/Meitar Waiving Parties”), that White & Case LLP (“W&C”) or Meitar Law Offices (“Meitar”) may represent the Company, its Subsidiaries, its stockholders or holders of other equity interests or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “W&C/Meitar WP Group”), in all matters, including in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other W&C/Meitar Waiving Parties, and each of SPAC and the Company on behalf of itself and the W&C/Meitar Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to W&C’s or Meitar’s prior representation of the Company, its Subsidiaries or of W&C/Meitar Waiving Parties. SPAC and the Company, for itself and the W&C/Meitar Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the W&C/Meitar WP Group and W&C or Meitar, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the W&C/Meitar WP Group (the “W&C/Meitar Privileged Communications”), without any waiver thereof. SPAC and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the W&C/Meitar Privileged Communications, whether located in the records or email server of the

Annex A-78

Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC and the Company agree not to assert that any privilege has been waived as to the W&C/Meitar Privileged Communications, by virtue of the Merger.

(b)     Each of SPAC and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “STB/Herzog Waiving Parties”), that Simpson Thacher & Bartlett LLP (“STB”) or Herzog, Fox & Neeman (“Herzog”) may represent the stockholders or holders of other equity interests of the Sponsor, SPAC, the Company or SUN Corporation or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “STB/Herzog WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, SPAC and its Subsidiaries, or other STB/Herzog Waiving Parties. Each of SPAC and the Company, on behalf of itself and the STB/Herzog Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to STB’s or Herzog’s prior representation of the Sponsor, SPAC and its Subsidiaries, or other STB/Herzog Waiving Parties. Each of SPAC and the Company, for itself and the STB/Herzog Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, SPAC, or its Subsidiaries, or any other member of the STB/Herzog WP Group, on the one hand, and STB or Herzog (in its role as counsel to SPAC), on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the STB/Herzog WP Group (the “STB/Herzog Privileged Communications”), without any waiver thereof. SPAC and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the STB/Herzog Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC and the Company agree not to assert that any privilege has been waived as to the STB/Herzog Privileged Communications, by virtue of the Merger.

(c)     Each party hereby acknowledges that it was advised, prior to the date hereof, that Herzog was retained by each of SPAC, the Company (as counsel for certain regulatory matters) and SUN Corporation to act as their counsel in connection with or related to different aspects of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, that each party has provided its consent to the foregoing representations in accordance with applicable rules and that no party shall have any right, claim or demand against any party, Herzog or any of its employees, partners or representatives with respect to the foregoing representations.

[Remainder of page intentionally left blank]

Annex A-79

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

TWC TECH HOLDINGS II CORP.
By:
Name:
Title:
CELLEBRITE DI LTD.
By:
Name:
Title:
CUPCAKE MERGER SUB, INC.
By:
Name:
Title:

[Signature Page to Business Combination Agreement and Plan of Merger]

Annex A-80

Exhibit A

Form of Company Holders Support Agreement

Exhibit B

Form of Sponsor Support Agreement

Exhibit C

Form of Investor Rights Agreement

Exhibit D

Form of Amended Articles of Association

Exhibit E

Form of Declaration of Non-Israeli Residence

Annex B

THE COMPANIES LAW, 1999

A LIMITED LIABILITY COMPANY

—————-

ARTICLES OF ASSOCIATION
OF
CELLEBRITE DI LTD.

As Adopted on _____, 2021

Preliminary

1.     Definitions; Interpretation.

(a)    In these Articles, the following terms (whether or not capitalized) shall bear the meanings set forth opposite them, respectively, unless the subject or context requires otherwise.

“Affiliate”

shall mean (i) with respect to any entity, any entity or individual which, either itself or via one or more intermediaries, controls, is controlled by or is under common control with, such entity; (ii) with respect to an entity which is an investment fund organized as a limited partnership, any of its general or limited partners, and any affiliated limited partnership managed by the same management company or managing general partner of such entity or any entity or individual which, via one or more intermediaries, controls, is controlled by, or is under common control with, such management company or managing general partner, or (iii) with respect to any investment fund organized as a limited liability company, the members of any limited liability company and/or affiliated limited liability companies managed by the same management company or managing member of such limited liability company or by any entity or individual which, via one or more intermediaries, controls, is controlled by, or is under common control with, such management company or managing member. The term “control” as used in this definition shall mean the holding of the majority of the shares of such party, or the power to appoint the majority of the directors of such party or the power to direct the management and policies of such party, through contractual means or otherwise.

“Articles”	shall mean these Articles of Association, as amended from time to time.
“Board of Directors”	shall mean the Board of Directors of the Company.
“Chairperson”	shall mean the Chairperson of the Board of Directors, or the Chairperson of the General Meeting, as the context implies;
“Class I SUN Director”

shall mean the Director designated by SUN to serve in the class of directors designated as Class I pursuant to Article 39, including his or her alternate director in accordance with Articles 38 through 41 and Article 43.

“Class II SUN Director”

shall mean the Director designated by SUN to serve in the class of directors designated as Class II pursuant to Article 39, including his or her alternate director in accordance with Articles 38 through 41 and Article 43.

Annex B-1

“Class I Sun Director
Term”

shall mean the period commencing on the date hereof and ending on the date on which the SUN Parties beneficially own in the aggregate less than 20% but at least 10% of the issued and outstanding Shares, as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Shares.

“Class II SUN Director
Term”

shall mean the period commencing on the date hereof and ending on the date on which the SUN Parties cease to beneficially own in the aggregate at least 20% of the issued and outstanding Shares, as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Shares.

“Class II TWCT Director”

shall mean the Director designated by TWCT to serve in the class of directors designated as Class II pursuant to Article 39, including his or her alternate director in accordance with Articles 38 through 41 and Article 43.

“Class III TWCT Director”

shall mean the Director designated by TWCT to serve in the class of directors designated as Class III pursuant to Article 39, including his or her alternate director in accordance with Articles 38 through 41 and Article 43.

“Class II TWCT Director
Term”

shall mean the period commencing on the date hereof and ending on the earlier of (i) the date immediately following the 2023 AGM and (ii) the date on which the TWCT Parties beneficially own in the aggregate less than two-thirds (2/3) of the number of Shares beneficially owned by the TWCT Parties on the date hereof, as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Shares.

“Class III TWCT Director
Term”

shall mean the period commencing on the date hereof and ending on the earlier of (i) the date immediately prior to the 2027 AGM and (ii) the date on which the TWCT Parties beneficially own in the aggregate less than one-third (1/3) of the number of Shares beneficially owned by the TWCT Parties on the date hereof, as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Shares.

“Company”	shall mean Cellebrite DI Ltd.
“Companies Law”

shall mean the Israeli Companies Law, 5759-1999 and the regulations promulgated thereunder. The Companies Law shall include reference to the Companies Ordinance (New Version), 5743-1983, of the State of Israel, to the extent in effect according to the provisions thereof.

“Director(s)”	shall mean the member(s) of the Board of Directors holding office at a given time.
“Economic Competition Law”	shall mean the Israeli Economic Competition Law, 5758-1988 and the regulations promulgated thereunder.

Annex B-2

“External Director(s)”	shall have the meaning provided for such term in the Companies Law.
“General Meeting”	shall mean an Annual General Meeting or Special General Meeting of the Shareholders (each as defined in Article 23 of these Articles), as the case may be.
“IGP”	shall mean IGP Saferworld, Limited Partnership.
“IGP Director”

shall mean the Director designated by IGP to serve in the class of directors designated as Class II pursuant to Article 39, including his or her alternate director in accordance with Articles 38 through 41 and Article 43.

“IGP Director Term”

shall mean the period commencing on the date hereof and ending on the date on which the IGP Parties cease to beneficially own in the aggregate at least 10% of the issued and outstanding Shares, as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Shares.

“IGP Parties”	shall mean each of IGP and any Affiliate thereof.
“NIS”	shall mean New Israeli Shekels.
“Office”	shall mean the registered office of the Company at a given time.
“Office Holder” or “Officer”	shall have the meaning provided for such term in the Companies Law.
“Securities Law”	shall mean the Israeli Securities Law 5728-1968 and the regulations promulgated thereunder.
“Shareholder(s)”	shall mean the shareholder(s) of the Company, at any given time.
“SUN”	shall mean SUN CORPORATION, a Japanese listed company.
“SUN Parties”	shall mean each of SUN and any Affiliate thereof.
“TWCT”	TWC Tech Holdings II, LLC, a Delaware limited liability company.
“TWCT Parties”

shall mean the “Sponsor Parties” as defined in the Investor Rights Agreement of the Company dated as of April 8, 2021, by and among the Company, certain equityholders of TWC Tech Holdings II Corp set forth on Schedule A thereto, SUN and IGP and the equityholders of the Company designated on Schedule B thereto.

(b)    Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in their entirety and not to any part hereof; all references herein to Articles or clauses shall be deemed references to Articles or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any law (‘din’) as defined in the Interpretation Law, 5741-1981 and any applicable supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; any reference to a business day or business days shall mean each calendar day other than any calendar day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by applicable law to close; reference to a month or year means according to the Gregorian calendar; any reference to a “Person” shall mean any individual, partnership, corporation, limited liability company, association, estate, any political, governmental, regulatory or similar agency or body or other legal entity;

Annex B-3

and reference to “written” or “in writing” shall include written, printed, photocopied, typed, any electronic communication (including email, facsimile, signed electronically (in Adobe PDF, DocuSign or any other format)) or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.

(c)    The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

(d)    The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted thereunder.

Limited Liability

2.      The Company is a limited liability company and each Shareholder’s liability for the Company’s debts is therefore limited (in addition to any liabilities under any contract) to the payment of the full amount (par value (if any) and premium) such Shareholder was required to pay the Company for such Shareholder’s Shares (as defined below) and which amount has not yet been paid by such Shareholder.

Company’s Objectives

3.     Objectives.

The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

4.     Donations.

The Company may donate a reasonable amount of money (in cash or in kind, including the Company’s securities) to worthy purposes such as the Board of Directors may determine in its discretion, even if such donations are not made on the basis or within the scope of business considerations of the Company.

Share Capital

5.     Authorized Share Capital.

(a)    The authorized share capital of the Company shall consist of is NIS         , divided into          Ordinary Shares par value NIS 0.00001 per share (the “Shares”).

(b)    The Shares shall rank pari passu in all respects. The Shares may be redeemable to the extent set forth in Article 18.

6.     Increase of Authorized Share Capital.

(a)    The Company may, from time to time, by a Shareholders’ resolution, whether or not all of the shares then authorized have been issued, and whether or not all of the shares theretofore issued have been called up for payment, increase its authorized share capital by increasing the number of shares it is authorized to issue. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

(b)    Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increase as aforesaid shall be subject to all of the provisions of these Articles that are applicable to shares that are included in the existing share capital.

Annex B-4

7.     Special or Class Rights; Modification of Rights.

(a)    The Company may, from time to time, by a Shareholders’ resolution, provide for shares with such preferred or deferred rights or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

(b)    If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or cancelled by the Company by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

(c)    The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a particular class, it being clarified that the requisite quorum at any such separate General Meeting shall be two or more Shareholders present in person or by proxy and holding not less than thirty-three and one-third percent (33⅓%) of the issued shares of such class, provided, however, that if such separate General Meeting of the holders of the particular class was initiated and convened pursuant to a resolution adopted by the Board of Directors and at the time of such meeting the Company is a “foreign private issuer” under the US securities laws, the requisite quorum at any such separate General Meeting shall be two or more Shareholders present in person or by proxy and holding not less than twenty five percent (25%) of the issued shares of such class.

(d)    Unless otherwise provided by these Articles, an increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 7, to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class.

8.     Consolidation, Division, Cancellation and Reduction of Share Capital.

(a)    The Company may, from time to time, by or pursuant to an authorization of a Shareholders’ resolution, and subject to applicable law:

(i)    consolidate all or any part of its issued or unissued authorized share capital into shares of a per share par value which is larger, equal to or smaller than the per share par value of its existing shares;

(ii)    divide or sub-divide its shares (issued or unissued) or any of them, into shares of smaller or the same par value (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

(iii)    cancel any authorized shares which, at the date of the adoption of such resolution, have not been issued to any person nor has the Company made any commitment, including a conditional commitment, to issue such shares, and reduce the amount of its share capital by the amount of the shares so canceled; or

(iv)    reduce its share capital in any manner.

(b)    With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, and, in connection with any such consolidation or other action which could result in fractional shares, may, without limiting its aforesaid power:

(i)    determine, as to the holder of shares so consolidated, which issued shares shall be consolidated (and the par value of any such consolidated shares);

(ii)    issue, in contemplation of or subsequent to such consolidation or other action, shares sufficient to preclude or remove fractional share holdings;

Annex B-5

(iii)    redeem such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iv)    round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or

(v)    cause the transfer of fractional shares by certain Shareholders of the Company to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this sub-Article 8(b)(v).

9.     Issuance of Share Certificates, Replacement of Lost Certificates.

(a)    To the extent that the Board of Directors determines that all shares shall be certificated or, if the Board of Directors does not so determine, to the extent that any Shareholder requests a share certificate or the Company’s transfer agent so requires, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and shall bear the signature of one Director, the Company’s Chief Executive Officer, or any person or persons authorized therefor by the Board of Directors. Signatures may be affixed in any mechanical or electronic form, as the Board of Directors may prescribe.

(b)    Subject to the provisions of Article 9(a), each Shareholder shall be entitled to one numbered certificate for all of the shares of any class registered in his or her name. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon. The Company (as determined by an officer of the Company to be designated by the Chief Executive Officer) shall not refuse a request by a Shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of such officer, unreasonable. Where a Shareholder has sold or transferred a portion of such Shareholder’s shares, such Shareholder shall be entitled to receive a certificate in respect of such Shareholder’s remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

(c)    A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders in respect of such co-ownership.

(d)    A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

10.     Registered Holder.

Except as otherwise provided in these Articles or the Companies Law, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by the Companies Law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

11.     Issuance and Repurchase of Shares.

(a)    The unissued shares from time to time shall be under the control of the Board of Directors (and, to the extent permitted by law, any Committee thereof), which shall have the power to issue or otherwise dispose of shares and of securities convertible or exercisable into or other rights to acquire from the Company to such persons, on such terms and conditions (including, inter alia, price, with or without premium, discount or commission, and terms relating to calls set forth in Article 13 hereof), and at such times, as the Board of Directors (or the Committee, as the case may be) deems fit, and the power to give to any person the option to acquire from the Company any shares or securities convertible or exercisable into or other rights to acquire from the Company on such terms and conditions (including, inter alia, price, with or without premium, discount or commission), during such time as the Board of Directors (or the Committee, as the case may be) deems fit.

Annex B-6

(b)    The Company may at any time and from time to time, subject to the Companies Law, repurchase or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board of Directors shall determine, whether from any one or more Shareholders. Such purchase shall not be deemed as payment of dividends and as such, no Shareholder will have the right to require the Company to purchase his or her shares or offer to purchase shares from any other Shareholders.

12.     Payment in Installment.

If pursuant to the terms of issuance of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.

13.     Calls on Shares.

(a)    The Board of Directors may, from time to time, as it, in its discretion, deems fit, make calls for payment upon Shareholders in respect of any sum (including premium) which has not been paid up in respect of shares held by such Shareholders and which is not, pursuant to the terms of issuance of such shares or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him or her (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such times may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares in respect of which such call was made.

(b)    Notice of any call for payment by a shareholder shall be given in writing to such shareholder not less than fourteen (14) days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made. Prior to the time for any such payment fixed in a notice of a call given to a shareholder, the Board of Directors may in its absolute discretion, by notice in writing to such shareholder, revoke such call in whole or in part, extend the time fixed for payment thereof, or designate a different place of payment or person to whom payment is to be made. In the event of a call payable in installments, only one notice thereof need be given.

(c)    If pursuant to the terms of issuance of a share or otherwise, an amount is made payable at a fixed time (whether on account of the par value of such share or by way of premium), such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with paragraphs (a) and (b) of this Article 13, and the provision of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount or such installment (and the non-payment thereof).

(d)    Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.

(e)    Any amount called for payment which is not paid when due shall bear interest from the date fixed for payment until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and payable at such time(s) as the Board of Directors may prescribe.

(f)    Upon the issuance of shares, the Board of Directors may provide for differences among the holders of such shares as to the amounts and times for payment of calls for payment in respect of such shares.

14.     Prepayment.

With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of his or her shares, and the Board of Directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 14 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.

Annex B-7

15.     Forfeiture and Surrender.

(a)    If any Shareholder fails to pay an amount payable by virtue of a call, installment or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, without limitation, attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon) constitute a part of, the amount payable to the Company in respect of such call.

(b)    Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board of Directors shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board of Directors may cancel such resolution of forfeiture, but no such cancellation shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c)    Without derogating from Articles 51 and 55 hereof, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d)    The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

(e)    Any share forfeited or surrendered as provided herein, shall become the property of the Company as a dormant share, and the same, subject to the provisions of these Articles, may be sold, re-issued or otherwise disposed of as the Board of Directors deems fit.

(f)    Any person whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 13(e) above, and the Board of Directors, in its discretion, may, but shall not be obligated to, enforce or collect the payment of such amounts, or any part thereof, as it shall deem fit. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the person in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another.

(g)    The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 15.

16.     Lien.

(a)    Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his or her debts, liabilities and engagements to the Company arising from any amount payable by such Shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

(b)    The Board of Directors may cause the Company to sell a share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board of Directors deems

Annex B-8

fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such Shareholder, his or her executors or administrators.

(c)    The net proceeds of any such sale, after payment of the costs and expenses thereof or ancillary thereto, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such shareholder in respect of such share (whether or not the same have matured), and the remaining proceeds (if any) shall be paid to the Shareholder, his or her executors, administrators or assigns.

17.     Sale After Forfeiture or Surrender or For Enforcement of Lien.

Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his or her name has been entered in the Register of Shareholders in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

18.     Redeemable Shares.

The Company may, subject to applicable law, issue redeemable shares or other securities and redeem the same upon terms and conditions to be set forth in a written agreement between the Company and the holder of such shares or in their terms of issuance.

Transfer of Shares

19.     Registration of Transfer.

No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer may require. Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company or its nominee shall be transferrable in accordance with the policies and procedures of The Depository Trust Company. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the Nasdaq Stock Market or on any other stock exchange on which the Company’s shares are then listed for trading.

20.     Suspension of Registration.

The Board of Directors may, in its discretion to the extent it deems necessary, close the Register of Shareholders of registration of transfers of shares for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by the Company during any such period during which the Register of Shareholders is so closed.

Transmission of Shares

21.     Decedents’ Shares.

Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer.

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22.     Receivers and Liquidators.

(a)    The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a Shareholder or its properties, as being entitled to the shares registered in the name of such Shareholder.

(b)    Such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to a Shareholder or its properties, upon producing such evidence as the Board of Directors (or an officer of the Company to be designated by the Chief Executive Officer) may deem sufficient as to his or her authority to act in such capacity or under this Article, shall with the consent of the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer (which the Board of Directors or such officer may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

General Meetings

23.     General Meetings.

(a)    An annual General Meeting (“Annual General Meeting”) shall be held at such time and at such place, either within or outside of the State of Israel, as may be determined by the Board of Directors.

(b)    All General Meetings other than Annual General Meetings shall be called “Special General Meetings”. The Board of Directors may, at its discretion, convene a Special General Meeting at such time and place, within or outside of the State of Israel, as may be determined by the Board of Directors.

(c)    If so determined by the Board of Directors, an Annual General Meeting or a Special General Meeting may be held through the use of any means of communication approved by the Board of Directors, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at such general meeting and a Shareholder shall be deemed present in person at such general meeting if attending such meeting through the means of communication used at such meeting.

24.     Record Date for General Meeting.

Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the Shareholders entitled to notice of or to vote at any General Meeting or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or grant of any rights, or entitled to exercise any rights in respect of or to take or be the subject of any other action, the Board of Directors may fix a record date for the General Meeting, which shall not be more than the maximum period and not less than the minimum period permitted by law. A determination of Shareholders of record entitled to notice of or to vote at a General Meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

25.     Shareholder Proposal Request.

(a)    Any Shareholder or Shareholders of the Company holding at least the required percentage under the Companies Law of the voting rights of the Company which entitles such Shareholder(s) to require the Company to include a matter on the agenda of a General Meeting (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable law, and the Proposal Request must comply with the requirements of these Articles (including this Article 25) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing

Annex B-10

Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and received by the Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting, and a representation that the Proposing Shareholder(s) intend to appear in person or by proxy at the meeting; (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its Affiliates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its Affiliates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

(b)    The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five business days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.

(c)    The provisions of Articles 25(a) and 25(b) shall apply, mutatis mutandis, to any matter to be included on the agenda of a Special General Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.

(d)    Notwithstanding anything to the contrary herein, this Article 25 may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a supermajority of at least     % of the total voting power of the Shareholders.

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26.     Notice of General Meetings; Omission to Give Notice.

(a)    The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law.

(b)    The accidental omission to give notice of a General Meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.

(c)    No Shareholder present, in person or by proxy, at any time during a General Meeting shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such General Meeting on account of any defect in the notice of such meeting relating to the time or the place thereof, or any item acted upon at such meeting.

(d)    In addition to any places at which the Company may make available for review by Shareholders the full text of the proposed resolutions to be adopted at a General Meeting, as required by the Companies Law, the Company may add additional places for Shareholders to review such proposed resolutions, including an internet site.

Proceedings at General Meetings

27.     Quorum.

(a)    No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.

(b)    In the absence of contrary provisions in these Articles, the requisite quorum for any General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least thirty-three and one-third percent (33⅓%) of the voting power of the Company, provided, however, that with respect to any General Meeting that was initiated by and convened pursuant to a resolution adopted by the Board of Directors and at the time of such General Meeting the Company is a “foreign private issuer” under the US securities laws, the requisite quorum shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least twenty five percent (25%) of the voting power of the Company. A proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder.

(c)    If within half an hour from the time appointed for the meeting a quorum is not present, then without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice of such meeting, or (iii) to such day and at such time and place as the Chairperson of the General Meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened pursuant to a request under Section 63 of the Companies Law, one or more shareholders, present in person or by proxy, and holding the number of shares required for making such request, shall constitute a quorum, but in any other case any shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

28.     Chairperson of General Meeting.

The Chairperson of the Board of Directors shall preside as Chairperson of every General Meeting of the Company. If at any meeting the Chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling or unable to act as Chairperson, any of the following may preside as Chairperson of the meeting (and in the following order): a Director designated by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Secretary or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling or unable to act as Chairperson, the Shareholders present (in person or by proxy) shall choose a

Annex B-12

Shareholder or its proxy present at the meeting to be Chairperson. The office of Chairperson shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairperson to vote as a Shareholder or proxy of a Shareholder if, in fact, the Chairperson is also a Shareholder or such proxy).

29.     Adoption of Resolutions at General Meetings.

(a)    Except as required by the Companies Law or these Articles, including, without limitation, Article 39 below, a resolution of the Shareholders shall be adopted if approved by the holders of a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting. Without limiting the generality of the foregoing, a resolution with respect to a matter or action for which the Companies Law prescribes a higher majority or pursuant to which a provision requiring a higher majority would have been deemed to have been incorporated into these Articles, but for which the Companies Law allows these Articles to provide otherwise (including, Sections 327 and 24 of the Companies Law), shall be adopted by a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

(b)    Every question submitted to a General Meeting shall be decided by a show of hands, but the Chairperson of the General Meeting may determine that a resolution shall be decided by a written ballot. A written ballot may be implemented before the proposed resolution is voted upon or immediately after the declaration by the Chairperson of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.

(c)    A defect in convening or conducting a General Meeting, including a defect resulting from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.

(d)    A declaration by the Chairperson of the General Meeting that a resolution has been carried unanimously, or carried by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

30.     Power to Adjourn.

A General Meeting, the consideration of any matter on its agenda, or the resolution on any matter on its agenda, may be postponed or adjourned, from time to time and from place to place: (i) by the Chairperson of a General Meeting at which a quorum is present (and he shall do so if directed by the General Meeting, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment), but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the meeting originally called; or (ii) by the Board of Directors (whether prior to or at a General Meeting).

31.     Voting Power.

Subject to the provisions of Article 32(a) and to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by the Shareholder of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means.

32.     Voting Rights.

(a)    No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls then payable by him or her in respect of his or her shares in the Company have been paid.

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(b)    A company or other corporate body being a Shareholder of the Company may duly authorize any person to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the Shareholder could have exercised if it were an individual. Upon the request of the Chairperson of the General Meeting, written evidence of such authorization (in form acceptable to the Chairperson) shall be delivered to him or her.

(c)    Any Shareholder entitled to vote may vote either in person or by proxy (who need not be a Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by representative authorized pursuant to Article (b) above.

(d)    If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purpose of this Article 32(d), seniority shall be determined by the order of registration of the joint holders in the Register of Shareholders.

(e)    If a Shareholder is a minor, under protection, bankrupt or legally incompetent, or in the case of a corporation, is in receivership or liquidation, it may, subject to all other provisions of these Articles and any documents or records required to be provided under these Articles, vote through his, her or its trustees, receiver, liquidator, natural guardian or another legal guardian, as the case may be, and the persons listed above may vote in person or by proxy.

Proxies

33.     Instrument of Appointment.

(a)    An instrument appointing a proxy shall be in writing and shall be substantially in the following form:

“I		of
	(Name of Shareholder)		(Address of Shareholder)
Being a shareholder of Cellebrite DI Ltd. hereby appoints
of
	(Name of Proxy)		(Address of Proxy)
as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of _______, _______ and at any adjournment(s) thereof.

Signed this ____ day of ___________, ______.

(Signature of Appointor)”

or in any usual or common form or in such other form as may be approved by the Board of Directors. Such proxy shall be duly signed by the appointor of such person’s duly authorized attorney, or, if such appointor is company or other corporate body, in the manner in which it signs documents which binds it together with a certificate of an attorney with regard to the authority of the signatories.

(b)    Subject to the Companies Law, the original instrument appointing a proxy or a copy thereof certified by an attorney (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its Office, at its principal place of business, or at the offices of its registrar or transfer agent, or at such place as notice of the meeting may specify) not less than forty eight (48) hours (or such shorter period as the notice shall specify) before the time fixed for such meeting. Notwithstanding the above, the Chairperson shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the General Meeting to which the document relates.

Annex B-14

34.     Effect of Death of Appointer of Transfer of Share and or Revocation of Appointment.

(a)    A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairperson of such meeting prior to such vote being cast.

(b)    Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 33(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 33(b) hereof, or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting of written notice from such Shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 34(b) at or prior to the time such vote was cast.

Board of Directors

35.     Powers of the Board of Directors.

(a)    The Board of Directors may exercise all such powers and do all such acts and things as the Board of Directors is authorized by law or as the Company is authorized to exercise and do and are not hereby or by law required to be exercised or done by the General Meeting. The authority conferred on the Board of Directors by this Article 35 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time at a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

(b)    Without limiting the generality of the foregoing, the Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

36.     Exercise of Powers of the Board of Directors.

(a)    A meeting of the Board of Directors at which a quorum is present in accordance with Article 45 shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

(b)    A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present, entitled to vote and voting thereon when such resolution is put to a vote.

(c)    The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in writing or in any other manner permitted by the Companies Law.

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37.     Delegation of Powers.

(a)    The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees (in these Articles referred to as a “Committee of the Board of Directors”, or “Committee”), each consisting of one or more persons (who may or may not be Directors), and it may from time to time revoke such delegation or alter the composition of any such Committee. Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors, subject to applicable law. No regulation imposed by the Board of Directors on any Committee and no resolution of the Board of Directors shall invalidate any prior act done or pursuant to a resolution by the Committee which would have been valid if such regulation or resolution of the Board of Directors had not been adopted. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, to the extent not superseded by any regulations adopted by the Board of Directors. Unless otherwise expressly prohibited by the Board of Directors, in delegating powers to a Committee of the Board of Directors, such Committee shall be empowered to further delegate such powers. Notwithstanding anything else herein to the contrary but subject to applicable law and the rules of any stock exchange on which the Shares are then listed, until the end of the Class I SUN Director Term, the Class I SUN Director (or, if applicable, and at the discretion of SUN, the Class II SUN Director), shall be appointed to any Committee including any future M&A Committee, if such will be set up by the Board of Directors (unless otherwise agreed by the written consent of a majority of the Shares held by the SUN Holders); any amendment to this sentence of Article 37(a) shall also require the written consent of a majority of the Shares held by the SUN Holders. Notwithstanding anything else herein to the contrary but subject to applicable law and the rules of any stock exchange on which the Shares are then listed, until the end of the Class III TWCT Director Term, the Class III TWCT Director (or, if applicable, and at the discretion of TWCT, the Class II TWCT Director), shall be appointed to any Committee to which the Board of Directors delegated any of its powers (which, for the sake of clarity, does not include the audit committee or compensation committee of the Board of Directors, unless otherwise decided by the Board of Directors) or to any future M&A Committee, if such will be set up by the Board of Directors (unless otherwise agreed by the written consent of a majority of the Shares held by the TWCT Parties); any amendment to this sentence of Article 37(a) shall also require the written consent of a majority of the Shares held by the TWCT Parties.

(b)    The Board of Directors may from time to time appoint a Secretary to the Company, as well as Officers, agents, employees and independent contractors, as the Board of Directors deems fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and compensation, of all such persons.

(c)    The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purposes(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him or her.

38.     Number of Directors.

(a)    The Board of Directors shall consist of such number of Directors (not less than three (3) nor more than eleven (11), including the External Directors, if any were elected) as may be fixed from time to time by resolution of the Board of Directors.

(b)    Notwithstanding the foregoing, (i) during the Class II SUN Director Term, two members of the Board shall be appointed, removed and replaced by the SUN Holders, one of whom shall be the Class I SUN Director and one of whom shall be the Class II SUN Director, and (ii) during the Class I SUN Director Term, one member of the Board, who shall be the Class I SUN Director, shall be appointed, removed and replaced by the SUN Holders, provided, in each case, that any appointment hereunder (x) is subject to the board composition rules under applicable law and the rules of any stock exchange on which the Shares are then listed; and (y) shall be reasonably acceptable to the Board of Directors.

Annex B-16

(c)    Notwithstanding the foregoing, (i) during the Class II TWCT Director Term, two members of the Board shall be appointed, removed and replaced by TWCT, one of whom shall be the Class II TWCT Director and one of whom shall be the Class III TWCT Director and (ii) during the Class III TWCT Director Term (following expiration of the Class II TWCT Director Term), one member of the Board, who shall be the Class III TWCT Director, shall be appointed, removed and replaced by the TWCT, provided, in each case, that any appointment hereunder is subject to the independence rules of any stock exchange on which the Shares are then listed and shall be reasonably acceptable to the Board of Directors.

(d)    Notwithstanding the foregoing, during the IGP Director Term, one member of the Board shall be appointed, removed and replaced by the IGP Holders, which director shall be a Class II Director, provided that any appointment hereunder is subject to the board composition rules under applicable law and the rules of any stock exchange on which the Shares are then listed and shall be reasonably acceptable to the Board of Directors.

(e)    Notwithstanding anything to the contrary herein, this Article 38 may only be amended or replaced by a resolution adopted at a General Meeting by a majority of at least     % of the total voting power of the Company’s shareholders, provided that (i) any amendment to Article 38(b) or this Article 38(e)(i) shall also require the written consent of a majority of the Shares held by the SUN Holders, (ii) any amendment to Article 38(c) or this Article 38(e)(ii) shall also require the written consent of a majority of the Shares held by the TWCT Parties and (iii) any amendment to Article 38(d) or this Article 38(e)(iii) shall also require the written consent of a majority of the Shares held by the IGP Holders.

39.     Election and Removal of Directors.

(a)    Subject to Articles 38 and 41, the Directors, excluding the External Directors, if any were elected, shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III, with each of the Class I SUN Director, Class II SUN Director, Class II TWCT Director, Class III TWCT Director and IGP Director, as applicable, assigned to their respective classes. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective.

(i)    The term of office of the initial Class I directors shall expire at the Annual General Meeting to be held in 2022 (the “2022 AGM”) and when their successors are elected and qualified,

(ii)    The term of office of the initial Class II directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (i) above (the “2023 AGM”) and when their successors are elected and qualified, and

(iii)    The term of office of the initial Class III directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (ii) above (the “2024 AGM”) and when their successors are elected and qualified,

(b)    Subject to Article 38, at each Annual General Meeting, commencing with the Annual General Meeting to be held in 2022, a Nominee or Alternate Nominee (each as defined below) elected at such Annual General Meeting to serve as a Director in a Class whose term shall have expired at such Annual General Meeting shall be elected to hold office until the third Annual General Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each Director shall serve until his or her successor is elected and qualified or until such earlier time as such Director’s office is vacated.

(c)    If the number of Directors (excluding External Directors, if any were elected) that comprises the Board of Directors is hereafter changed by the Board of Directors, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director and that no decrease in the number of Directors constituting the Board of Directors can limit TWCT’s right to appoint the Class II TWCT Director or the Class III TWCT Director, SUN’s right to appoint the Class I SUN Director or the Class II SUN Director or IGP’s right to appoint the IGP Director.

Annex B-17

(d)    Prior to every General Meeting of the Company at which Directors are to be elected, and subject to clauses (a) and (h) of this Article, the Board of Directors (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of Persons to be proposed to the Shareholders for election as Directors at such General Meeting (the “Nominees”).

(e)    Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election as Director (such person, an “Alternate Nominee”), may make such request provided that it complies with this Article 39(e), Article 25 and applicable law. Unless otherwise determined by the Board of Directors, a Proposal Request relating to an Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an Annual General Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 25, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings during the past three (3) years, and any other material relationships, between the Proposing Shareholder(s) or any of its Affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he or she consents to be named in the Company’s notices and proxy materials and on the Company’s proxy card relating to the General Meeting, if provided or published, and that he or she, if elected, consents to serve on the Board of Directors and to be named in the Company’s disclosures and filings; (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F (or Form 10-K, if applicable) or any other applicable form prescribed by the U.S. Securities and Exchange Commission (the “SEC”)); (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director and, if applicable, External Director of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder(s) and each Alternate Nominee shall promptly provide any other information reasonably requested by the Company, including a duly completed director and officer questionnaire, in such form as may be provided by the Company, with respect to each Alternate Nominee. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder or Alternate Nominee pursuant to this Article 39(e) and Article 25, and the Proposing Shareholder and Alternate Nominee shall be responsible for the accuracy and completeness thereof.

(f)    The Nominees or Alternate Nominees shall be elected by a resolution adopted at the General Meeting at which they are subject to election. Notwithstanding Articles 25(a) and 25(c), in the event of a Contested Election, the method of calculation of the votes and the manner in which the resolutions will be presented to the General Meeting shall be determined by the Board of Directors in its discretion. In the event that the Board of Directors does not or is unable to make a determination on such matter, then the method described in clause (ii)(iii) below shall apply. The Board of Directors may consider, among other things, the following methods: (i) election of competing slates of Director nominees (determined in a manner approved by the Board of Directors) by a majority of the voting power represented at the General Meeting in person or by proxy and voting on such competing slates, (ii) election of individual Directors by a plurality of the voting power represented at the General Meeting in person or by proxy and voting on the election of Directors (which shall mean that the nominees receiving the largest number of “for” votes will be elected in such Contested Election), (iii) election of each nominee by a majority of the voting power represented at the General Meeting in person or by proxy and voting on the election of Directors, provided that if the number of such nominees exceeds the number of Directors to be elected, then as among such elected nominees the election shall be by plurality of the voting power as described above, and (iv) such other method of voting as the Board of

Annex B-18

Directors deems appropriate, including use of a “universal proxy card” listing all Nominees and Alternate Nominees by the Company. For the purposes of these Articles, election of Directors at a General Meeting shall be considered a “Contested Election” if the aggregate number of Nominees and Alternate Nominees at such meeting exceeds the total number of Directors to be elected at such meeting, with the determination thereof being made by the Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company) as of the close of the applicable notice of nomination period under Article 25 or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with Article 25, this Article 39 and applicable law; provided, however, that the determination that an election is a Contested Election shall not be determinative as to the validity of any such notice of nomination; and provided, further, that, if, prior to the time the Company mails its initial proxy statement in connection with such election of Directors, one or more notices of nomination of an Alternate Nominee are withdrawn such that the number of candidates for election as Director no longer exceeds the number of Directors to be elected, the election shall not be considered a Contested Election. At any General Meeting at which Directors are to be elected, each Shareholder shall be entitled to cast a number of votes with respect to nominees for election to the Board of Directors up to the total number of Directors to be elected at such meeting. Shareholders shall not be entitled to cumulative voting in the election of Directors.

(g)    Notwithstanding anything to the contrary herein, this Article 39 and Article 42(e) may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a majority of at least     % of the total voting power of the Company’s shareholders.

(h)    Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of External Directors, if so elected, shall be only in accordance with the applicable provisions set forth in the Companies Law.

40.     Commencement of Directorship.

Without derogating from Article 39, the term of office of a Director shall commence as of the date of his or her appointment or election, or on a later date if so specified in his or her appointment or election.

41.     Continuing Directors in the Event of Vacancies.

The Board of Directors (and, if so determined by the Board of Directors, the General Meeting) may at any time and from time to time appoint any person as a Director to fill a vacancy (whether such vacancy is due to a Director no longer serving or due to the number of Directors serving being less than the maximum number stated in Article 38 hereof). In the event of one or more such vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if the number of Directors serving is less than the minimum number provided for pursuant to Article 38 hereof, they may only act in an emergency or to fill the office of a Director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 38 hereof, or in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies. The office of a Director that was appointed by the Board of Directors to fill any vacancy shall only be for the remaining period of time during which the Director whose service has ended was filled would have held office, or in case of a vacancy due to the number of Directors serving being less than the maximum number stated in Article 38 hereof the Board of Directors shall determine at the time of appointment the class pursuant to Article 39 to which the additional Director shall be assigned. Notwithstanding the foregoing, (a) (i) during the Class II SUN Director Term, the filling of a vacancy in the seat on the Board of Directors held by the Class I SUN Director or Class II SUN Director shall be made in accordance with Article 38(b) and (ii) during the Class I SUN Director Term, the filling of a vacancy in the seat on the Board of Directors held by the Class I TWCT Director shall be made in accordance with Article 38(b); (b) (i) during the Class II TWCT Director Term, the filling of a vacancy in the seat on the Board of Directors held by the Class II TWCT Director or Class III TWCT Director shall be made in accordance with Article 38(c)and (ii) during the Class III TWCT Director Term, the filling of a vacancy in the seat on the Board of Directors held by the Class III TWCT Director shall be made in accordance with Article 38(c) and (c) during the IGP Director Term, the filling of a vacancy in the seat on the Board of Directors held by the IGP Director shall be made in accordance with Article 38(d). Notwithstanding anything to the contrary herein, this Article 41 may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a majority of at least     % of the total voting power of the Company’s shareholders,

Annex B-19

provided that (i) any amendment to clause (a) of the preceding sentence of this Article 41(a) or this clause (i) shall also require the written consent of a majority of the Shares held by the SUN Holders, (ii) any amendment to clause (b) of the preceding sentence of this Article 41 or this clause (ii) shall also require the written consent of a majority of the Shares held by the TWCT Parties and (iii) any amendment to clause (c) of the preceding sentence of this Article 41 or this clause (iii) shall also require the written consent of a majority of the Shares held by the IGP Holders.

42.     Vacation of Office.

The office of a Director shall be vacated and he shall be dismissed or removed:

(a)    ipso facto, upon his or her death;

(b)    if he or she is prevented by applicable law from serving as a Director;

(c)    if the Board of Directors determines that due to his or her mental or physical state he or she is unable to serve as a director;

(d)    if his or her directorship expires pursuant to these Articles and/or applicable law;

(e)    (other than with respect to a Class I SUN Director, Class II SUN Director, Class II TWCT Director, Class III TWCT Director or IGP Director, the removal of each of whom is subject to Section 38(b), (c) and (d), as applicable) by a resolution adopted at a General Meeting by a majority of at least 65% of the total voting power of the Company’s Shareholders (with such removal becoming effective on the date fixed in such resolution);

(f)    by his or her written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; or

(g)    with respect to an External Director, if so elected, and notwithstanding anything to the contrary herein, only pursuant to applicable law.

(i) So long as there is a Class I SUN Director or Class II SUN Director, any amendment to this Article 42 shall require the written consent of a majority of the Shares held by the SUN Holders; (ii) So long as there is a Class II TWCT Director or Class III TWCT Director, any amendment to this Article 42 shall require the written consent of a majority of the Shares held by the TWCT Parties; and (iii) So long as there is an IGP Director, any amendment to this Article 42 shall require the written consent of a majority of the Shares held by the IGP Holders.

43.     Conflict of Interests; Approval of Related Party Transactions.

(a)     Subject to the provisions of applicable law and these Articles, no Director shall be disqualified by virtue of his or her office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his or her interest, as well as any material fact or document, must be disclosed by him or her at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his or her interest then exists, or, in any other case, at no later than the first meeting of the Board of Directors after the acquisition of his or her interest.

(b)    Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board of Directors or a Committee of the Board of Directors. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions.

Annex B-20

Proceedings of the Board of Directors

44.     Meetings.

(a)    The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Board of Directors thinks fit.

(b)    A meeting of the Board of Directors shall be convened by the Secretary upon instruction of the Chairperson or upon a request of at least two Directors which is submitted to the Chairperson or in any event that such meeting is required by the provisions of the Companies Law. In the event that the Chairperson does not instruct the Secretary to convene a meeting upon a request of at least two Directors within seven (7) days of such request, then such two Directors may convene a meeting of the Board of Directors. Any meeting of the Board of Directors shall be convened upon not less than two (2) days’ notice, unless such notice is waived in writing by all of the Directors as to a particular meeting or by their attendance at such meeting or unless the matters to be discussed at such meeting are of such urgency and importance that notice is reasonably determined by the Chairperson as ought to be waived or shortened under the circumstances.

(c)    Notice of any such meeting shall be given orally, by telephone, in writing or by mail, facsimile, email or such other means of delivery of notices as the Company may apply, from time to time.

(d)    Notwithstanding anything to the contrary herein, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid. Without derogating from the foregoing, no Director present at any time during a meeting of the Board of Directors shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such meeting on account of any defect in the notice of such meeting relating to the date, time or the place thereof or the convening of the meeting.

45.     Quorum.

Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by any means of communication of a majority of the Directors then in office who are lawfully entitled to participate and vote in the meeting. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by any means of communication on the condition that all participating Directors can hear each other simultaneously) when the meeting proceeds to business. If within 30 minutes from the time appointed for a meeting of the Board of Directors a quorum is not present, the meeting shall stand adjourned at the same place and time 48 hours thereafter unless the Chairperson has determined that there is such urgency and importance that a shorter period is required under the circumstances. If an adjourned meeting is convened in accordance with the foregoing and a quorum is not present within 30 minutes of the announced time, the requisite quorum at such adjourned meeting shall be any two (2) Directors, if the number of Directors then serving is up to five (5), and any three (3) Directors, if the number of Directors then serving is more than five (5), in each case who are lawfully entitled to participate in the meeting and who are present at such adjourned meeting. At an adjourned meeting of the Board of Directors the only matters to be considered shall be those matters which might have been lawfully considered at the meeting of the Board of Directors originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the meeting of the Board of Directors originally called.

46.     Chairperson of the Board of Directors.

The Board of Directors shall, from time to time, elect one of its members to be the Chairperson of the Board of Directors, remove such Chairperson from office and appoint in his or her place. The Chairperson of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairperson, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting or if he is unwilling to take the chair, the Directors present shall choose one of the Directors present at the meeting to be the Chairperson of such meeting. The office of Chairperson of the Board of Directors shall not, by itself, entitle the holder to a second or casting vote.

Annex B-21

47.     Validity of Acts Despite Defects.

All acts done or transacted at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

Chief Executive Officer

48.     Chief Executive Officer.

The Board of Directors shall from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officer of the Company who shall have the powers and authorities set forth in the Companies Law, and may confer upon such person(s), and from time to time modify or revoke, such titles and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to any additional approvals required under, and the provisions of, the Companies Law and of any contract between any such person and the Company) fix their salaries and compensation, remove or dismiss them from office and appoint another or others in his, her or their place or places.

Minutes

49.     Minutes.

Any minutes of the General Meeting or the Board of Directors or any Committee thereof, if purporting to be signed by the Chairperson of the General Meeting, the Board of Directors or a Committee thereof, as the case may be, or by the Chairperson of the next succeeding General Meeting, meeting of the Board of Directors or meeting of a Committee, as the case may be, shall constitute prima facie evidence of the matters recorded therein.

Dividends

50.     Declaration of Dividends.

The Board of Directors may from time to time declare, and cause the Company to pay dividends as permitted by the Companies Law. The Board of Directors shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto.

51.     Amount Payable by Way of Dividends.

Subject to the provisions of these Articles and subject to the rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, any dividend paid by the Company shall be allocated among the Shareholders (not in default in payment of any sum referred to in Article 13 hereof) entitled thereto on a pari passu basis in proportion to their respective holdings of the issued and outstanding Shares in respect of which such dividends are being paid.

52.     Interest.

No dividend shall carry interest as against the Company.

53.     Payment in Specie.

If so declared by the Board of Directors, a dividend declared in accordance with Article 50 may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other securities of the Company or of any other companies, or in any combination thereof, in each case, the fair value of which shall be determined by the Board of Directors in good faith.

Annex B-22

54.     Implementation of Powers.

The Board of Directors may settle, as it deems fit, any difficulty arising with regard to the distribution of dividends, bonus shares or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, or to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board of Directors may instruct to pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend, as the Board of Directors shall deem appropriate.

55.     Deductions from Dividends.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him or her to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

56.     Retention of Dividends.

(a)    The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b)    The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 21 or 22, entitled to become a Shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

57.     Unclaimed Dividends.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of one (1) year (or such other period determined by the Board of Directors) from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The principal (and only the principal) of any unclaimed dividend of such other moneys shall be if claimed, paid to a person entitled thereto.

58.     Mechanics of Payment.

Any dividend or other moneys payable in cash in respect of a share, less the tax required to be withheld pursuant to applicable law, may, as determined by the Board of Directors in its sole discretion, be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such Persons or his or her bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under Article 21 or 22 hereof, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct, or in any other manner the Board of Directors deems appropriate. Every such check or warrant or other method of payment shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the Person entitled to the money represented thereby.

Annex B-23

Accounts

59.     Books of Account.

The Company’s books of account shall be kept at the Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No Shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as explicitly conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to the Shareholders.

60.     Auditors.

The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors (with right of delegation to a Committee thereof or to management) to fix such remuneration subject to such criteria or standards, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s). The General Meeting may, if so recommended by the Board of Directors, appoint the auditors for a period that may extend until the third Annual General Meeting after the Annual General Meeting in which the auditors were appointed.

61.     Fiscal Year.

The fiscal year of the Company shall be the 12 months period ending on December 31 of each calendar year.

Supplementary Registers

62.     Supplementary Registers.

Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

Exemption, Indemnity and Insurance

63.     Insurance.

Subject to the provisions of the Companies Law with regard to such matters, the Company may enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders imposed on such Office Holder due to an act performed by or an omission of the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any matter permitted by law, including the following:

(a)    a breach of duty of care to the Company or to any other person;

(b)    a breach of his or her duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that act that resulted in such breach would not prejudice the interests of the Company;

(c)    a financial liability imposed on such Office Holder in favor of any other person; and

(d)    any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P of the Economic Competition Law).

Annex B-24

64.     Indemnity.

(a)    Subject to the provisions of the Companies Law, the Company may retroactively indemnify an Office Holder of the Company to the maximum extent permitted under applicable law, including with respect to the following liabilities and expenses, provided that such liabilities or expenses were imposed on such Office Holder or incurred by such Office Holder due to an act performed by or an omission of the Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

(i)    a financial liability imposed on an Office Holder in favor of another person by any court judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court;

(ii)    reasonable litigation expenses, including legal fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, or in connection with a financial sanction, provided that (1) no indictment (as defined in the Companies Law) was filed against such Office Holder as a result of such investigation or proceeding; and (2) no financial liability in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent;

(iii)    reasonable litigation costs, including legal fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge in respect of which the Office Holder was acquitted or in a criminal charge in respect of which the Office Holder was convicted for an offence which did not require proof of criminal intent; and

(iv)    any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if and to the extent applicable, and Section 50P(b)(2) of the RTP Law).

(b)    Subject to the provisions of the Companies Law, the Company may undertake to indemnify an Office Holder, in advance, with respect to those liabilities and expenses described in the following Articles:

(i)    Sub-Article 64(a)(ii) to 64(a)(iv); and

(ii)    Sub-Article 64(a)(i), provided that:

(1)    the undertaking to indemnify is limited to such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

(2)    the undertaking to indemnify shall set forth such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

65.     Exemption.

Subject to the provisions of the Companies Law, the Company may, to the maximum extent permitted by law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care.

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66.     General.

(a)    Any amendment to the Companies Law or any other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or exempt pursuant to Articles 63 to 65 and any amendments to Articles 63 to 65 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify, insure or exempt an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

(b)    The provisions of Articles 63 to 65 (i) shall apply to the maximum extent permitted by law (including, the Companies Law, the Securities Law and the Economic Competition Law); and (ii) are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification (whether in advance or retroactively) and/or exemption, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

Winding Up

67.     Winding Up.

If the Company is wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the Shareholders shall be distributed to them in proportion to the number of issued and outstanding shares held by each Shareholder.

Notices

68.     Notices.

(a)    Any written notice or other document may be served by the Company upon any Shareholder either personally, by facsimile, email or other electronic transmission, or by sending it by prepaid mail (airmail if sent internationally) addressed to such Shareholder at his or her address as described in the Register of Shareholders or such other address as the Shareholder may have designated in writing for the receipt of notices and other documents.

(b)    Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the Chief Executive Officer of the Company at the principal office of the Company, by facsimile transmission, or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

(c)    Any such notice or other document shall be deemed to have been served:

(i)    in the case of mailing, forty-eight (48) hours after it has been posted, or when actually received by the addressee if sooner than forty-eight hours after it has been posted, or

(ii)    in the case of overnight air courier, on the next business day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner than three business days after it has been sent;

(iii)    in the case of personal delivery, when actually tendered in person, to such addressee;

(iv)    in the case of facsimile, email or other electronic transmission, on the first business day (during normal business hours in place of addressee) on which the sender receives automatic electronic confirmation by the addressee’s facsimile machine that such notice was received by the addressee or delivery confirmation from the addressee’s email or other communication server.

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(d)    If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 68.

(e)    All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

(f)    Any Shareholder whose address is not described in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

(g)    Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required by applicable law and these Articles to be set forth therein, which is published within the time otherwise required for giving notice of such meeting, in either or several of the following manners (as applicable) shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any Shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located either inside or outside the State of Israel:

(i)    if the Company’s shares are then listed for trading on a national securities exchange in the United States or quoted in an over-the-counter market in the United States, publication of notice of a General Meeting pursuant to a report or schedule filed with, or furnished to, the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and/or

(ii)    on the Company’s internet site.

(h)    The mailing or publication date and the record date and/or date of the meeting (as applicable) shall be counted among the days comprising any notice period under the Companies Law and the regulations thereunder.

Amendment

69.     Amendment.

Any amendment of these Articles shall require, in addition to the approval of the General Meeting of shareholders in accordance with these Articles, also the approval of the Board of Directors with the affirmative vote of a majority of the then serving Directors.

Forum for Adjudication of Disputes

70.     Forum for Adjudication of Disputes.

Unless the Company consents in writing to the selection of an alternative forum, with respect to any causes of action arising under the U.S. Securities Act of 1933, as amended, against any person or entity, including such claims brought against the Company, its directors, officers, employees, advisors, attorneys, accountants, or underwriters, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended; and (b) unless the Company consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to these provisions.

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“Market Stand-Off” Agreement

71.     Lock-up Provisions.

(a)    Certain Definitions. The following terms shall have the meanings as defined below for all purposes of this Section 71:

(i)    “Applicable Holder” means TWTC Parties, SUN, IGP, Yossi Carmil, Dana Garner and any other Person selling Shares in the PIPE Investment (as defined in the Merger Agreement), and each Person to whom any of the foregoing Persons transfers any Shares (excluding any PIPE Shares (as defined in the Merger Agreement) or Shares acquired in the public market after the Closing Date) prior to expiration of the Lock-Up Period.

(ii)    “Lock-Up Period” shall mean the period beginning on the Closing Date (as defined in the Merger Agreement) and ending on the earlier of (i) the date that is 180 days after the Closing Date and (ii) the consummation of a bona fide liquidation, merger, stock exchange, reorganization, tender offer, change of control or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Shares for cash, securities or other property subsequent to the Closing Date, so long as the Company’s shareholders as of immediately prior to such transaction hold less than 50% of the equity interests of the acquiror, successor entity or surviving entity (as applicable).

(iii)    “Lock-Up Shares” shall mean the Shares (including any Shares issued upon exercise or settlement of options or other equity securities) held by any Shareholder and their respective Permitted Transferees immediately following the Closing (excluding (1) any PIPE Shares, (2) Shares acquired in the public market, and (3) Shares received by stockholders of the SPAC (excluding the TWTC Parties) pursuant to the Merger Agreement or the exercise of any Company Warrants (as defined in the Merger Agreement)), provided that 15% of the Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Shares occurring on or after the Closing) held by any Shareholder that is not an Applicable Holder (including any Shares issued upon exercise or settlement of options or other equity securities) which would otherwise be Lock-Up Shares shall not be Lock-Up Shares.

(iv)    “Merger Agreement” shall mean the Business Combination Agreement and Plan of Merger, dated as of April 8, 2021 (as amended or supplemented from time to time, the) by and among the Company, Merger Sub (as defined in the Merger Agreement) and TWC Tech Holdings II Corp., a Delaware corporation (“SPAC”).

(v)     “Permitted Transfer” means any Transfer of Shares (including Lock-Up Shares), Company Warrants (i) to (A) any officer or director of SPAC, the Company or TWCT, (B) any Affiliates or family members of the Transferring Shareholder or the officers or directors of a Transferring Shareholder, the SPAC, Company or the TWCT Parties, or (C) any direct or indirect partners, members or equity holders of TWCT or a Shareholder who is an investment fund or a fund manager or its Affiliates or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates (including, for the avoidance of doubt, where any such Person, including the Sponsor Parties, is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (vii) in connection with any legal, regulatory or other order; (viii) to the SPAC, the Company or TWCT; (ix) in connection with the exercise of stock options, including through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan; (x) forfeitures of Shares to satisfy tax withholding requirements upon the

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vesting of equity-based awards granted pursuant to an equity incentive plan, or (xi) solely with respect to the Applicable Holders, (A) following the occurrence of a Triggering Event or (B) in connection with (but subject to the completion of) a bona fide liquidation, merger, stock exchange, reorganization, tender offer or Change of Control (as defined in the Merger Agreement) approved by the Board of Directors or a duly authorized Committee thereof or other similar transaction which results in all of the Shareholders having the right to exchange their Shares for cash, securities or other property subsequent to the Closing Date; provided, however, that (1) in the case of clauses (i) through (vi) such transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions set forth in this Section 71 (to the extent applicable), and (2) solely for purposes of this Section 71, no more than thirty percent (30%) of the Lock-Up Shares issued to each Applicable Holder (which number of Lock-Up Shares shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Shares occurring on or after the Closing) may be Transferred pursuant to clause (xi)(A). In addition, up to fifteen percent (15%) of the Shares (including Shares issued upon exercise or settlement of options or other equity securities) as of the Closing Date held by each Person who is not an Applicable Holder and who holds Lock-Up Shares as of the Closing Date (which number of Shares shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Shares occurring on or after the Closing) may be Transferred following the occurrence of a Triggering Event.

(vi)    “Permitted Transferee” shall mean any Person to whom a Shareholder is permitted to Transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to a Permitted Transfer.

(vii)    “PIPE Shares” shall mean Shares sold in the PIPE Investment (as defined in the Merger Agreement).

(viii)    “Transfer” shall mean, with respect to any Person, (A) the sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any security owned, including ownership of record or the power to vote (including, without limitation, by proxy or power of attorney), by such Person, (B) the entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security owned by such Person, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) the public announcement of any intention to effect any transaction specified in clause (A) or (B).

(ix)    “Triggering Event” means that the VWAP (as defined in the Merger Agreement) of the Shares is greater than or equal to $15.00 over any twenty (20) Trading Days (as defined in the Merger Agreement) within any thirty (30) Trading Day period at any time commencing 90 days following the Closing, (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Shares occurring on or after the Closing).

(b)    Subject to Section 71(c) below, no Shareholder shall Transfer any Lock-Up Shares until the end of the Lock-Up Period.

(c)    Notwithstanding the provisions set forth in Section 71(b), each Shareholder or its respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period pursuant to a Permitted Transfer.

(d)    Notwithstanding the provisions set forth in Section 71(b), each Shareholder or its respective Permitted Transferees may enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”) relating to the sale of any Lock-Up Shares provided that the securities subject to such plan may not be transferred until after the expiration of the Lock-Up Period; provided, further, that no filing by the undersigned, the Company or any other person under the Exchange Act or other public announcement in connection with the establishment or existence of such plan shall be required or shall be made voluntarily prior to the expiration of the Lock-Up Period.

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(e)    In order to enforce this Section 71, the Company may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(f)    For the avoidance of doubt, each Shareholder shall retain all of its rights as a shareholder of the Company with respect to the Lock-Up Shares during the Lock-Up Period, including, without limitation, the right to vote any Lock-Up Shares that such Shareholder is entitled to vote, the right to receive dividends and other distributions (whether payable in the form of cash, stock or other assets), and to have all other economic rights (including, without limitation, the right to receive any consideration payable upon conversion or exchange).

(g)    If any Applicable Holder is granted a release or waiver from any lock-up restriction (such Applicable Holder, a “Triggering Holder”) imposed in connection with the Closing (whether pursuant to a contract or hereunder) prior to the expiration of the Lock-up Period, then all other Applicable Holders shall also be granted an early release from its obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares rounded down to the nearest whole security equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Closing that are being released from the lock-up restriction multiplied by (ii) the total number of Lock-Up Shares held by the undersigned immediately following the consummation of the Closing.

*        *        *

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Annex C

DELAWARE GENERAL CORPORATION LAW SECTION 262

§ 262 Appraisal rights

(a)     Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    [Repealed.]

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(c)     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e) and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the

Annex C-2

sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)     Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)     Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

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(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting

Annex C-4

corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C-5

Annex D

APPRAISAL RIGHTS OF TWC STOCKHOLDERS

If the Business Combination is completed, TWC stockholders who do not vote or give their written consent to the adoption of the Business Combination Agreement may, under certain circumstances and by following the procedures outlined under Delaware law, exercise appraisal rights with respect to the Business Combination and obtain payment in cash of the fair value of their shares, as determined under Delaware law, as applicable. The following is a summary of the procedures to be followed under Section 262 of the DGCL, the full text of which is attached as Annex C hereto and is incorporated herein by reference. The summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares as to which appraisal rights are asserted, unless otherwise expressly noted herein. Failure to follow any of the procedures of Section 262 of the DGCL may result in loss or waiver of appraisal rights under Section 262 of the DGCL. Any TWC stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before attempting to exercise such rights.

Only a holder of record of TWC common stock who has not voted for or consented to the Business Combination or the adoption of the Business Combination Agreement or otherwise waived or lost appraisal rights, and who continuously holds shares from the date of making a written demand for appraisal through the Effective Time of the Business Combination, will be entitled to seek appraisal. The demand for appraisal must be executed by or for the holder of record and must reasonably identify the stockholder seeking appraisal. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record.

A record holder, such as a broker who holds shares of TWC common stock as a nominee for beneficial owners, some or all of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares held in the name of such record owner.

If TWC stockholders approve the Business Combination Agreement by written consent, notice of the approval of the Business Combination and the availability of appraisal rights and a copy of Section 262 of the DGCL must be given to each TWC stockholder who is entitled to appraisal rights either by TWC before the Effective Time of the Business Combination, or by TWC within 10 days following the Effective Time of the Business Combination. Such notice, if given on or after the Effective Time of the Business Combination, must also notify the TWC stockholders as of the Effective Time of the Business Combination. Any TWC stockholder entitled to appraisal rights may, within 20 days after the date of giving of such notice, demand in writing from TWC the appraisal of his, her or its shares of capital stock. Such demand will be sufficient if it reasonably informs TWC of the identity of the stockholder and that such stockholder intends to demand an appraisal of his, her, its shares. Failure to make such a demand on or before the expiration of such 20-day period will foreclose a stockholder’s rights to seek appraisal. If the notice of availability of appraisal rights does not notify the TWC stockholders of the Effective Time of the Business Combination, then either (i) the applicable constituent corporation must send a second notice before the Effective Time of the Business Combination notifying each TWC stockholder entitled to appraisal rights of the Effective Time of the Business Combination or (ii) the surviving corporation in the Business Combination must send such second notice to each TWC stockholder entitled to appraisal rights on or within 10 days after the Effective Time of the Business Combination; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each of those TWC stockholders entitled to appraisal rights and who have demanded appraisal of his, her or its shares in accordance with Section 262(d) of the DGCL.

Annex D-1

A TWC stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

TWC Tech Holdings II Corp.

Four Embarcadero Center, Suite 2100

San Francisco, CA 94111

Attention:

Email:

The withholding of written consent approving the Business Combination will not constitute a demand for appraisal.

At any time within 60 days after the Effective Time of the Business Combination, any TWC stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Business Combination by delivering to TWC a written withdrawal of the demand for appraisal and acceptance of the Business Combination consideration. Thereafter, the written approval of TWC will be needed for such a withdrawal. Upon valid withdrawal of a demand for appraisal, a TWC stockholder will be entitled to receive the consideration set forth in the Business Combination Agreement in exchange for his, her or its shares of TWC common stock, without interest. Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any TWC stockholder absent the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however that the foregoing shall not affect the right of any TWC stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Business Combination within 60 days after the Effective Time of the Business Combination.

Within 120 days after the Effective Time of the Business Combination, in compliance with Section 262 of the DGCL, TWC or any TWC stockholder who has properly demanded appraisal and otherwise complied with Section 262 of the DGCL and who has not subsequently withdrawn, lost or waived his, her or its appraisal rights, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of TWC common stock held by all such stockholders. If, within 120 days after the Effective Time of the Business Combination, no petition has been filed as provided above, all rights to appraisal will be lost and those shares will be deemed to have been converted at the Effective Time of the Business Combination into the consideration set forth in the Business Combination Agreement, without interest. TWC and Cellebrite are not obligated and do not currently intend to file a petition. Accordingly, any TWC stockholder who wishes to seek appraisal of his, her or its shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed by Section 262 of the DGCL. Any TWC stockholder who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, within 120 days after the Effective Time of the Business Combination and upon written request to TWC, to receive a statement setting forth the aggregate number of shares not voted in favor of the Business Combination and with respect to which demands for appraisal have been received and the aggregate number of TWC stockholders of such shares. Such statement must be given to such TWC stockholder within 10 days after a written request therefor has been received by TWC or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of such TWC common stock may, in such person’s own name, file a petition for appraisal or request the statement of shares not voted in favor of the Business Combination Agreement described in this paragraph.

Upon the filing of a petition for appraisal with the Delaware Court of Chancery by any such TWC stockholder, service of a copy of such a petition shall be made upon TWC. TWC shall be required to, within 20 days after such service, file in the office of the Delaware Register in Chancery in which the petition was filed, a duly verified list (the “Verified List”) containing the names and addresses of all TWC stockholders who have demanded payment for their shares and with whom TWC has not reached agreements as to the value of their shares. The Delaware Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed

Annex D-2

for the hearing of such petition by registered or certified mail to TWC and all of the TWC stockholders shown on the Verified List at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Delaware Court of Chancery. The costs relating to these notices will be borne by TWC.

After notice is provided to TWC stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine the TWC stockholders who have complied with the provisions of Section 262 of the DGCL and who have become entitled to an appraisal of their shares. The Delaware Court of Chancery may require TWC stockholders who have demanded an appraisal for their shares and who hold TWC common stock represented by certificates to submit their certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings. The Delaware Court of Chancery is empowered to dismiss the proceedings, and if any TWC stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Accordingly, TWC stockholders seeking appraisal of their shares should retain their share certificates pending resolution of the appraisal proceedings.

After determining the TWC stockholders entitled to appraisal, the Delaware Court of Chancery will conduct the appraisal proceeding in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the fair value of the shares of TWC common stock subject to appraisal, taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid upon the amount determined to be the fair value (or in certain circumstances as described below, on the difference between the amount determined to be the fair value and the amount paid to each TWC stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding), as described further below. In Weinberger v. UOP, Inc. et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a Company.” The Delaware Supreme Court noted that Section 262 of the DGCL provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the Business Combination.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger v. UOP, Inc. et al., the Delaware Supreme Court held that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Business Combination and not the product of speculation, may be considered.”

Upon application by TWC or by any TWC stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the TWC stockholders entitled to an appraisal. Any TWC stockholder whose name appears on the Verified List and who has submitted his, her or its share certificates of TWC common stock to the Delaware Register in Chancery, if so required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Delaware Court of Chancery will direct the payment of the fair value of the shares of TWC common stock, together with interest, if any, by TWC to its stockholders entitled thereto. The Delaware Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time of the Business Combination through the date of payment of the judgment will be compounded quarterly and will accrue at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time of the Business Combination and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, the surviving corporation in the Business Combination may voluntarily pay to each

Annex D-3

TWC stockholder entitled to appraisal an amount in cash, pursuant to subsection (h) of Section 262 of the DGCL, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. TWC is under no obligation to make such voluntary cash payment prior to such entry of judgment.

The costs of the proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a TWC stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by a TWC stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

TWC stockholders who are considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be more than, the same as or less than any Business Combination consideration received under the Business Combination Agreement if such TWC stockholders had not sought appraisal of their shares.

Any TWC stockholder who has demanded appraisal rights for shares of TWC common stock in compliance with Section 262 of the DGCL will not, after the Effective Time of the Business Combination, be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a date prior to the Effective Time of the Business Combination).

If any TWC stockholder who demands appraisal of shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, the right to appraisal, such stockholder’s shares will be converted into the right to receive his, her or its portion of the Business Combination consideration in accordance with the Business Combination Agreement, if any, without interest. A TWC stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the Business Combination.

To the extent that there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the latter will control.

BY SIGNING AND RETURNING A WRITTEN CONSENT, TWC STOCKHOLDERS WILL IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR APPRAISAL RIGHTS.

IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF DELAWARE LAW RELATING TO APPRAISAL RIGHTS, ALL TWC STOCKHOLDERS THAT WISH TO EXERCISE APPRAISAL RIGHTS OR THAT WISH TO PRESERVE THEIR RIGHT TO DO SO SHOULD CAREFULLY REVIEW ANNEX C, SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN MAY RESULT IN THE LOSS OF SUCH RIGHTS. THOSE WISHING TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH EXERCISING APPRAISAL RIGHTS MAY RESULT IN THE TERMINATION OR WAIVER OF THOSE RIGHTS.

Annex D-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders. We also do not exculpate our directors in advance from liability for damages caused to the company as a result of a breach of duty of care in connection with a transaction in which a controlling shareholder or any office holder has a personal interest.

Under the Companies Law, the Israeli Securities Law, 5728-1968 (the “Securities Law”) and the Israeli Economic Competition Law, 5748-1988 (the “Economic Competition Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•        a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•        reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•        a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•        expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

•        reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

•        expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Economic Competition Law, including reasonable attorneys’ fees and other litigation expenses; and

•        any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.

Under the Companies Law, the Securities Law and the Economic Competition Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•        a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company’s best interests;

•        a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•        a monetary liability imposed on the office holder in favor of a third party;

•        a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

•        expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

•        monetary liability imposed on the office holder in proceedings under or in connection with the Economic Competition Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•        a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•        a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•        an act or omission committed with intent to derive illegal personal benefit; or

•        a fine, monetary sanction, or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from the business combination, to the extent that these liabilities are not covered by insurance. This indemnification is limited as follows: the maximum aggregate amount of indemnification that may be paid by the Company to all office holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by the Company to officer holders (including indemnification undertakings to office holders of companies held by the Company), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the Maximum Indemnification Amount (defined below).

The term “Maximum Indemnification Amount” shall mean the greater of (i) 25% of the Company’s shareholders’ equity, based on the Company’s most recently published consolidated financial statements at the time any indemnification payment is made, (ii) 10 % of our total market cap calculated based on the average closing price our ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment, (iii) $         million and (iv) for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering. Such indemnification amounts are in addition to any insurance amounts. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable. The Amended Articles, to be effective upon the closing of the Merger include provisions under which officers are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1†

Business Combination Agreement and Plan of Merger, dated as of April 8, 2021, by and among Cellebrite DI Ltd., Cupcake Merger Sub Inc. and TWC Tech Holdings II LLC (included as Annex A to the proxy statement/prospectus).

3.1*	Amended Articles of Association of Cellebrite DI Ltd. (as currently in effect).
3.2	Amended Articles of Association of Cellebrite DI Ltd. (to be effective upon consummation of the Merger) (included as Annex B to the proxy statement/prospectus).
3.3*	Amended and Restated Certificate of Incorporation of TWC Tech Holdings II Corp.
3.4*	Bylaws of TWC Tech Holdings II Corp.
4.1*	Specimen Unit Certificate of TWC Tech Holdings II Corp.
4.2*	Specimen Class A Common Stock Certificate of TWC Tech Holdings II Corp.
4.3*	Specimen Warrant Certificate of TWC Tech Holdings II Corp.
4.4*	Warrant Agreement, dated September 10, 2020, by and between TWC Tech Holdings II Corp. and American Stock Transfer & Trust Company, LLC, as warrant agent.
4.5	Specimen Ordinary Share Certificate of Cellebrite DI Ltd.
4.6**	Specimen Warrant Certificate of Cellebrite DI Ltd.
4.7**	Form of Assignment, Assumption and Amendment Agreement, by and among Cellebrite DI Ltd., TWC and America Stock Transfer & Trust Company.
4.8*	Registration Rights Agreement, dated September 10, 2020, by and among TWC Tech Holdings II Corp. and certain security holders.
4.9*	Letter Agreement, dated September 10, 2020, by and among TWC Tech Holdings II Corp, its officers, its directors and TWC Tech Holdings II, LLC.
4.10*

Form of Investor Rights Agreement, to be effective upon the consummation of the Merger, by and among, Cellebrite DI Ltd., SUNCORPORATION, IGP SaferWorld Limited Partnership and the other equity holders of TWC Tech Holdings II Corp. and of Cellebrite DI Ltd. party thereto.

5.1	Opinion of Meitar | Law Offices as to the validity of the Cellebrite DI Ltd. ordinary shares and the Cellebrite DI Ltd. warrants to be issued.
10.1*	Investment Management Trust Agreement, dated September 10, 2020, by and between TWC Tech Holdings II Corp and American Stock Transfer & Trust Company, LLC, as trustee.
10.2*	Form of Shareholder Support Agreement, dated as of April 8, 2021, by and among Cellebrite DI Ltd., certain shareholders of Cellebrite DI Ltd. and TWC Tech Holdings II Corp.
10.3*	Sponsor Support Agreement, dated as of April 8, 2021, by and among TWC Tech Holdings II, LLC, TWC Tech Holdings II Corp.,Cellebrite DI Ltd. and the other parties thereto.
10.4*	Form of Share Purchase Agreement, by and between certain shareholders of Cellebrite DI Ltd., certain investors, TWC Tech Holdings II Corp and Cellebrite DI Ltd.
10.5*	Form of Redemption and Voting Agreement by and between TWC Tech Holdings II Corp and the security holders party thereto.
10.6*	Office Lease Agreement, dated as of January 12, 2015, by and between the Azorei Malal Industries Ltd. and Cellebrite DI Ltd., and amendments thereto

Exhibit Number	Description
10.7*	Office Lease Agreement, dated as of June 7, 2018 by and between Mivnei Nadlan (C.D.) Company Ltd. (f/k/a/ Mivnei Ta’asia Company Ltd.) and Cellebrite DI Ltd., and amendments thereto
10.8††*	Cellebrite DI Ltd. 2008 Share Option Plan.
10.9††*	Cellebrite DI Ltd. 2019 Share Option Plan.
10.10††*	Cellebrite DI Ltd. 2019 Restricted Share and Restricted Share Units Plan.
10.11††*	Form of Cellebrite DI Ltd. 2021 Share Incentive Plan.
10.12††*	Form of Cellebrite DI Ltd. 2021 Employee Stock Purchase Plan.
10.13**	Form of Director and Officer Indemnification Agreement.
10.14††**	Compensation Policy for Directors and Officers.
21.1*	List of subsidiaries of Cellebrite DI Ltd.
23.1	Consent of KPMG Somekh Chaikin.
23.2	Consent of WithumSmith+Brown, PC.
23.3	Consent of Meitar | Law Offices (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement).
99.1**	Form of Proxy for Special Meeting.
99.2*	Consent of Adam Clammer (Director Nominee).
99.3*	Consent of Brandon van Buren (Director Nominee).
99.4	Consent of Nadine Baudot-Trajtenberg (Director Nominee)
99.5	Consent of Dafna Gruber (Director Nominee)

____________

*        Previously filed

**      To be filed by amendment.

†        Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††      Indicates a management contract or compensatory plan.

Item 22. Undertakings

(a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby further undertakes that:

(i)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Petah Tikva, Israel on this 22nd day of July, 2021.

CELLEBRITE DI LTD.
By:	/s/ Yossi Carmil
Name:	Yossi Carmil
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Yossi Carmil	Co-Founder, Chief Executive Officer and Director	July 22, 2021
Yossi Carmil	(Principal Executive Officer)
/s/ Dana Gerner	Chief Financial Officer (Principal Financial Officer)	July 22, 2021
Dana Gerner
*	Director	July 22, 2021
Yoshimi Kimura
*	Director	July 22, 2021
Ryusuke Utsumi
*	Director	July 22, 2021
Yonatan Domnitz
*	Director	July 22, 2021
Haim Shani
*	Director	July 22, 2021
Elly Keinan
* By:	/s/ Yossi Carmil
Yossi Carmil, Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Cellebrite DI Ltd. has signed this registration statement on July 22, 2021.

CELLEBRITE, INC.
By:	/s/ Yossi Carmil
Name: Yossi Carmil
Title: Director